UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

    SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Cole Credit Property Trust II, Inc. and the Stockholders of Spirit Realty Capital, Inc.:

Cole Credit Property Trust II, Inc., which we refer to as CCPT II, Spirit Realty Capital, Inc., which we refer to as Spirit, Cole Operating Partnership II, LP and Spirit Realty, L.P. have entered into an agreement and plan of merger dated as of January 22, 2013, as it may be amended from time to time, which we refer to as the merger agreement and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, CCPT II and Spirit will combine through a merger of Spirit with and into CCPT II, with CCPT II surviving the merger. If completed, the merger will create one of the largest publicly traded triple-net-lease real estate investment trusts, or REIT, in the United States with a pro forma enterprise value of approximately $7.1 billion as of January 18, 2013. The combined company will be named “Spirit Realty Capital, Inc.” and is expected to trade on the New York Stock Exchange, or NYSE, under the symbol “SRC.” The current management team of Spirit will continue on as the management team of the combined company following the merger. The obligations of CCPT II and Spirit to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement.

If the merger is completed pursuant to the merger agreement, each Spirit stockholder will receive 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). CCPT II stockholders will continue to hold their existing shares of CCPT II common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the value of CCPT II common stock or the stock price of Spirit common stock occurring prior to the completion of the merger. CCPT II common stock is not currently listed on a securities exchange and Spirit common stock is listed on the NYSE under the symbol “SRC.” Based on the closing price of Spirit common stock on the NYSE of $17.82 on January 18, 2013, the last trading date before the announcement of the proposed merger, the inverse exchange ratio represented approximately $9.36 in Spirit common stock for each share of CCPT II common stock. Based on the closing price of Spirit common stock on the NYSE of $19.17 on March 25, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the inverse exchange ratio represented approximately $10.06 in Spirit common stock for each share of CCPT II common stock.

We anticipate that CCPT II will issue approximately 161,590,243 shares of common stock in connection with the merger, and will reserve approximately 3,321,442 shares of common stock in respect of Spirit equity awards that CCPT II will assume in connection with the merger. Upon completion of the merger, we estimate that former CCPT II stockholders will own approximately 56% of the issued and outstanding common stock of the combined company and former Spirit stockholders will own approximately 44% of the issued and outstanding common stock of the combined company.

In connection with the proposed merger, CCPT II and Spirit will each hold a meeting of their respective stockholders. At CCPT II’s annual meeting, CCPT II stockholders will be asked to vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement, (ii) the election of three directors to hold office until the CCPT II 2014 annual meeting of stockholders and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger and (iii) a proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. At Spirit’s special meeting, Spirit stockholders will be asked to vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement and (ii) a proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the CCPT II annual meeting and the Spirit special meeting is March 27, 2013. The merger cannot be completed unless the CCPT II stockholders and Spirit stockholders each approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote and at least a majority of the outstanding shares of Spirit common stock entitled to vote.

CCPT II’s board of directors, following the recommendation of a special committee of independent directors of CCPT II, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger, are advisable, fair to, and in the best interests of CCPT II and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. CCPT II’s board of directors has also unanimously nominated the three directors to stand for election. CCPT II’s board of directors unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for election as director and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Spirit’s board of directors has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Spirit and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Spirit’s board of directors unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about CCPT II, Spirit, the merger, the merger agreement and the meetings. This document is also a prospectus for the shares of CCPT II common stock that will be issued to Spirit stockholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors ” beginning on page 22.

Whether or not you plan to attend CCPT II’s annual meeting or Spirit’s special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of CCPT II common stock and/or Spirit common stock, as applicable, are represented at the applicable meeting. Please review this joint proxy statement/prospectus for more complete information regarding the merger and CCPT II’s meeting and Spirit’s special meeting, as applicable.

Sincerely,

Christopher H. Cole Chairman, President and Chief Executive Officer Cole Credit Property Trust II, Inc.	Thomas H. Nolan, Jr. Chairman and Chief Executive Officer Spirit Realty Capital, Inc.

Neither the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April 2, 2013, and is first being mailed to CCPT II and Spirit stockholders on or about April 2, 2013.

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

(602) 778-8700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

To the Stockholders of Cole Credit Property Trust II, Inc.:

An annual meeting of the stockholders of Cole Credit Property Trust II, Inc., a Maryland corporation, which we refer to as CCPT II, will be held at the Ritz-Carlton, Phoenix, 2401 E. Camelback Road, Phoenix, AZ 85016 on June 12, 2013, commencing at 10:00 a.m., local time, for the following purposes:

1. to consider and vote on a proposal to approve the merger of Spirit Realty Capital, Inc., a Maryland corporation, which we refer to as Spirit, with and into CCPT II with CCPT II continuing as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among CCPT II, Spirit, Cole Operating Partnership II, LP and Spirit Realty, L.P. (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger (a copy of the form of the CCPT II charter as so amended and restated is attached as Annex C to the joint proxy/prospectus accompanying this notice);

2. to elect the three directors nominated by the CCPT II board of directors each to serve until the earliest of the CCPT II 2014 annual meeting of stockholders and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger; and

3. to consider and vote on a proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

We do not expect to transact any other business at the annual meeting. CCPT II’s board of directors has fixed the close of business on March 27, 2013 as the record date for determination of CCPT II stockholders entitled to receive notice of, and to vote at, CCPT II’s annual meeting and any adjournments of the annual meeting. Only holders of record of CCPT II common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the CCPT II annual meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote on such proposal. The election of a director requires the affirmative vote of holders of at least a majority of shares of CCPT II common stock present in person or by proxy at the meeting. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

CCPT II’s board of directors, following the recommendation of a special committee of independent directors of CCPT II, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger, are advisable, fair to, and in the best interests of CCPT II and its stockholders and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. CCPT II’s board of directors has also unanimously nominated the three directors to stand for election. CCPT II’s board of directors unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for election as director, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the annual meeting if you do not attend in person. If your shares of CCPT II common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of CCPT II common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of CCPT II common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and CCPT II’s annual meeting.

By Order of the Board of Directors of Cole Credit Property Trust II, Inc.

Kenneth R. Christoffersen, Secretary

Phoenix, Arizona

April 2, 2013

Spirit Realty Capital, Inc.

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

(480) 606-0820

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

To the Stockholders of Spirit Realty Capital, Inc.:

A special meeting of the stockholders of Spirit Realty Capital, Inc., a Maryland corporation, which we refer to as Spirit, will be held at the Fairmont Scottsdale Princess, 7575 E. Princess Drive, Scottsdale, AZ 85255 on June 12, 2013 commencing at 10:00 a.m., local time, for the following purposes:

1. to consider and vote on a proposal to approve the merger of Spirit with and into Cole Credit Property Trust II, Inc., a Maryland corporation, which we refer to as CCPT II, with CCPT II continuing as the surviving entity pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among CCPT II, Spirit, Cole Operating Partnership II, LP and Spirit Realty, L.P. (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement; and

2. to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

We do not expect to transact any other business at the special meeting. Spirit’s board of directors has fixed the close of business on March 27, 2013 as the record date for determination of Spirit stockholders entitled to receive notice of, and to vote at, Spirit’s special meeting and any adjournments of the special meeting. Only holders of record of Spirit common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Spirit special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Spirit’s board of directors has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Spirit and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Spirit’s board of directors unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible. To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Spirit common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Spirit common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Spirit common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and Spirit’s special meeting.

By Order of the Board of Directors of Spirit Realty Capital, Inc.

Joni G. Barrett, Vice President and Secretary

Scottsdale, Arizona

April 2, 2013

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by CCPT II with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of CCPT II for purposes of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the shares of CCPT II common stock to be issued to Spirit stockholders in exchange for shares of Spirit common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of CCPT II and Spirit for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the annual meeting of CCPT II stockholders and a notice of meeting with respect to the special meeting of Spirit stockholders.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated April 2, 2013. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither our mailing of this document to CCPT II stockholders or Spirit stockholders nor the issuance by CCPT II of shares of its common stock to Spirit stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding CCPT II has been provided by CCPT II and information contained in this joint proxy statement/prospectus regarding Spirit has been provided by Spirit.

Page

Recommendation of the CCPT II Board and Its Reasons for the Merger	176

Recommendation of the Spirit Board and Its Reasons for the Merger	179

Opinion of CCPT II Special Committee’s Financial Advisor	183

Opinions of CCPT II’s Financial Advisors	191

Certain Prospective Financial Information Reviewed by CCPT II	199

Opinion of Spirit’s Financial Advisor	201

Certain Prospective Financial Information Reviewed by Spirit	208

Interests of CCPT II’s Directors and Executive Officers in the Merger	210

Interests of Spirit’s Directors and Executive Officers in the Merger	211

Security Ownership of CCPT II’s Directors and Executive Officers and Current Beneficial Owners	212

Security Ownership of Spirit’s Directors and Executive Officers and Current Beneficial Owners	213

Regulatory Approvals Required for the Merger	216

Material U.S. Federal Income Tax Consequences of the Merger	216

Accounting Treatment	239

Listing of CCPT II Common Stock	239

Delisting and Deregistration of Spirit Common Stock	239

Restrictions on Sales of Shares of the Combined Corporation Common Stock Received in the Merger	239

Litigation Relating to the Merger	240

THE MERGER AGREEMENT	241

Form, Effective Time and Closing of the Merger	241

Organizational Documents of the Combined Corporation	242

Officers of the Combined Corporation	242

Board of Directors of the Combined Corporation	242

Merger Consideration; Effects of the Merger and the Partnership Merger	242

Representations and Warranties	243

Definition of “Material Adverse Effect”	245

Conditions to Completion of the Merger	246

Covenants and Agreements	248

Termination of the Merger Agreement	261

Financing Related to the Merger	264

Miscellaneous Provisions	266

VOTING AGREEMENTS	267

ADVISORY AND PROPERTY MANAGEMENT MATTERS AGREEMENT	269

NO APPRAISAL RIGHTS	271

DESCRIPTION OF CAPITAL STOCK	272

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CCPT II AND STOCKHOLDERS OF SPIRIT PRE-MERGER AND RIGHTS OF STOCKHOLDERS OF THE COMBINED CORPORATION POST-MERGER	278

Annex A—Agreement and Plan of Merger

Annex B—Form of Amended and Restated Bylaws of the Combined Corporation

Annex C—Form of Amended and Restated Charter of the Combined Corporation

Annex D—VotingAgreement among Spirit Realty Capital, Inc., Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and Macquarie Group (US) Holdings No. 1 Pty Ltd.

Annex E—VotingAgreement among Spirit Realty Capital, Inc., Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and TPG Axon Partners, LP

Annex F—VotingAgreement among Spirit Realty Capital, Inc., Cole Credit Property Trust II, Inc., Cole Operating Partnership II, LP and TPG-Axon Spirit Holdings Ltd.

Annex G—Advisory and Property Management Matters Agreement

Annex H—Opinion of Barclays Capital Inc.

Annex I—Opinion of Gleacher & Company Securities, Inc.

Annex J—Opinion of Morgan Stanley & Co. LLC

Annex K—Opinion of UBS Securities LLC

QUESTIONS AND ANSWERS

The following are some questions that CCPT II stockholders and Spirit stockholders may have regarding the proposals being considered at CCPT II’s annual meeting and Spirit’s special meeting and brief answers to those questions. CCPT II and Spirit urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to CCPT II are to Cole Credit Property Trust II, Inc., a Maryland corporation; all references to the CCPT II Partnership are to Cole Operating Partnership II, LP, a Delaware limited partnership; all references to Spirit are to Spirit Realty Capital, Inc., a Maryland corporation; all references to the Spirit Partnership are to Spirit Realty, L.P, a Delaware limited partnership; all references to the CCPT II Board are to the board of directors of CCPT II; all references to the Spirit Board are to the board of directors of Spirit; all references to the merger agreement are to the Agreement and Plan of Merger, dated as of January 22, 2013, by and among Spirit, the Spirit Partnership, CCPT II and the CCPT II Partnership, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference; all references to the merger are to the merger of Spirit with and into CCPT II pursuant to the terms of the merger agreement; all references to the partnership merger are to the merger of the CCPT II Partnership with and into the Spirit Partnership pursuant to the terms of the merger agreement; and all references to the Combined Corporation are to CCPT II after the effective time of the merger which will be named “Spirit Realty Capital, Inc.”

Q:	What is the proposed transaction?

A:	CCPT II and Spirit are proposing a combination of their companies through the merger of Spirit with and into CCPT II, with CCPT II continuing as the surviving entity. The Combined Corporation will be named “Spirit Realty Capital, Inc.” CCPT II has applied to list the shares of the Combined Corporation, including the shares to be issued to Spirit stockholders in the merger, on the New York Stock Exchange, referred to herein as the NYSE, upon the closing of the merger. It is expected that the shares of the Combined Corporation common stock will trade on the NYSE under Spirit’s current symbol “SRC.”

The merger agreement also provides for the merger of the CCPT II Partnership with the Spirit Partnership, with the Spirit Partnership continuing as the surviving entity.

Q:	What will happen in the proposed transaction?

A:	As a result of the merger, each issued and outstanding share of Spirit common stock will be converted automatically into the right to receive 1.9048 shares of common stock, par value $0.01 per share, of the Combined Corporation, which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CPPT II common stock, as described under “The Merger Agreement—Merger Consideration; Effects of the Merger and the Partnership Merger” beginning on page 242.

As a result of the partnership merger, each partnership unit of the CCPT II Partnership held by Cole REIT Advisors II, LLC, referred to herein as the Advisor (as the sole limited partner), will be converted into one validly issued share of the Combined Corporation common stock, and each partnership unit of the CCPT II Partnership held by CCPT II will automatically be retired and will cease to exist; each outstanding unit in the Spirit Partnership will remain outstanding; and the general partner interest of the Spirit Partnership will constitute the only general partner interests in the surviving partnership.

Q:	How will CCPT II stockholders be affected by the merger and share issuance?

A:

After the merger, each CCPT II stockholder will continue to own the shares of CCPT II common stock that the stockholder held immediately prior to the merger. As a result, each CCPT II stockholder will own shares of common stock in the Combined Corporation, a larger company with more assets. However, because

v

CCPT II will be issuing new shares of CCPT II common stock to Spirit stockholders in the merger, each outstanding share of CCPT II common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of the Combined Corporation common stock outstanding after the merger. Upon the completion of the merger, CCPT II stockholders will own approximately 56% of the issued and outstanding shares of common stock of the Combined Corporation and former Spirit stockholders will own 44% of the issued and outstanding shares of common stock of the Combined Corporation.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The CCPT II Board and the Spirit Board are using this joint proxy statement/prospectus to solicit proxies of CCPT II and Spirit stockholders in connection with the merger agreement and the merger. In addition, CCPT II is using this joint proxy statement/prospectus as a prospectus for Spirit stockholders because CCPT II is offering shares of its common stock to be issued in exchange for shares of Spirit common stock in the merger. The merger cannot be completed unless:

•	the holders of CCPT II common stock vote to approve the merger and the other transactions contemplated by the merger agreement; and

•	the holders of Spirit common stock vote to approve the merger and the other transactions contemplated by the merger agreement.

Each of CCPT II and Spirit will hold separate meetings of their respective stockholders to obtain these approvals, as well as, in the case of CCPT II stockholders, to consider another proposal unrelated to the merger transaction.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the stockholder meetings and you should read it carefully. The enclosed voting materials allow you to vote your shares of CCPT II common stock and/or Spirit common stock, as applicable, without attending your company’s stockholders’ meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

In particular, unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of CCPT II’s shares. As a result a large number of CCPT II stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE AS A CCPT II STOCKHOLDER IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES. Your immediate response will help avoid potential delays and may save CCPT II significant additional expense associated with soliciting stockholder votes.

Q:	Why are CCPT II and Spirit proposing the merger?

A:	Among other reasons, the CCPT II Board believes that the merger will provide CCPT II stockholders with full liquidity at an attractive valuation with no lock-up in one of the largest publicly-traded net lease real estate investment trusts, referred to herein as a REIT, and ongoing upside opportunity in the Combined Corporation. Similarly, the Spirit Board believes that the merger will create a number of significant financial and operational benefits including additional size and scale, broadened tenant credit profile, diversified tenant base, the absorption of operating expenses across a larger portfolio and increased financial strength and flexibility. To review the reasons of the CCPT II Board and the Spirit Board for the merger in greater detail, see “The Merger—Recommendation of the CCPT II Board and Its Reasons for the Merger” beginning on page 176 and “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 179.

Q:	Who will be the board of directors and management of the Combined Corporation after the merger?

A:	At the effective time of the merger, the number of directors that will comprise all of the members of the initial board of directors of the Combined Corporation will be up to nine, and all of the directors of Spirit immediately prior to the completion of the merger and up to two individuals designated by CCPT II and reasonably satisfactory to Spirit, are expected to comprise the board of directors of the Combined Corporation. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II. The management of Spirit immediately prior to the effective time of the merger will be the management of the Combined Corporation.

Q:	Will CCPT II and Spirit continue to pay distributions prior to the effective time of the merger?

A:	Yes, the merger agreement permits CCPT II to continue to pay a regular monthly distribution and any distribution that is necessary to maintain its REIT qualification and to avoid to the extent reasonably possible the incurrence of income or excise tax. The merger agreement permits Spirit to pay a regular quarterly distribution and any distribution that is necessary to maintain its REIT qualification and to avoid to the extent reasonably possible the incurrence of income or excise tax. CCPT II and Spirit will take such actions as are necessary to ensure that the holders of CCPT II common stock and Spirit common stock receive dividends covering the same period prior to the effective time of the merger.

Q:	What fees will CCPT II’s advisor receive in connection with the merger?

A:	The Advisor serves as the advisor for CCPT II. In connection with the proposed transactions, the Advisor has waived any fees due upon the termination of its Existing Agreements (as defined in the section entitled “Advisory and Property Management Matters Agreement” beginning on page 269) with CCPT II, including any listing fee, performance fees, or any other fees that would be payable under the Existing Agreements with respect to the merger. The Advisor will continue to be paid the asset management, property management and other fees and expense reimbursements payable pursuant to the Existing Agreements, calculated in a manner consistent with past practice, for services rendered during the period between the signing of the merger agreement and the completion of the merger. For more information regarding the waiver of fees, see “Advisory and Property Management Matters Agreement” beginning on page 269.

Q:	Am I being asked to vote on any other proposals at the stockholder meetings in addition to the merger proposal?

A:	CCPT II. At CCPT II’s annual meeting CCPT II stockholders will be asked to consider and vote upon the following additional proposals:

•

To elect three nominees to the CCPT II Board, each to hold office until the earliest of CCPT II’s 2014 annual meeting of stockholders and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger; and

•

To adjourn the CCPT II annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Spirit. At Spirit’s special meeting Spirit stockholders will be asked to consider and vote upon the following additional proposal:

•

To adjourn the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Q:	When and where are the stockholder meetings?

A:	The annual meeting of CCPT II will be held at the Ritz-Carlton, Phoenix, 2401 E. Camelback Road, Phoenix, AZ 85016 on June 12, 2013 commencing at 10:00 a.m., local time.

The special meeting of Spirit will be held at the Fairmont Scottsdale Princess, 7575 E. Princess Drive, Scottsdale, AZ 85255 on June 12, 2013 commencing at 10:00 a.m., local time.

Q:	Who can vote at the stockholder meetings?

A:	CCPT II. All CCPT II stockholders of record as of the close of business on March 27, 2013, the record date for determining stockholders entitled to notice of and to vote at CCPT II’s annual meeting, are entitled to receive notice of and to vote at the CCPT II annual meeting. As of the record date, there were 208,584,611 shares of CCPT II common stock outstanding and entitled to vote at the CCPT II annual meeting, held by approximately 40,824 holders of record. Each share of CCPT II common stock is entitled to one vote on each proposal presented at the CCPT II annual meeting.

Spirit. All Spirit stockholders of record as of the close of business on March 27, 2013, the record date for determining stockholders entitled to notice of and to vote at the Spirit special meeting, are entitled to receive notice of and to vote at the Spirit special meeting. As of the record date, there were 84,833,181 shares of Spirit common stock outstanding and entitled to vote at the Spirit special meeting, held by approximately 100 holders of record. Because many of the shares of Spirit common stock are held by brokers and other institutions on behalf of Spirit stockholders, Spirit is unable to estimate the total number of Spirit stockholders represented by these record holders. Each share of Spirit common stock is entitled to one vote on each proposal presented at the Spirit special meeting.

Q:	What constitutes a quorum?

A:	CCPT II. CCPT II’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum.

Spirit. Spirit’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum.

Shares that are voted and shares abstaining from voting are treated as being present at each of the CCPT II annual meeting and the Spirit special meeting, as applicable, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?

A:	CCPT II.

•

Approval of the proposal of CCPT II to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote on such proposal.

•	Approval of the proposal to elect directors requires the affirmative vote of the holders of at least a majority of shares of CCPT II common stock present in person or by proxy at the meeting.

•

Approval of the proposal of CCPT II to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Spirit.

•

Approval of the proposal of Spirit to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on such proposal.

•

Approval of the proposal of Spirit to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Q:	How does the CCPT II Board recommend that CCPT II stockholders vote on the proposals?

A:	The CCPT II Board, following the recommendation of the special committee of independent directors of CCPT II, which is referred to herein as the CCPT II Special Committee, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger, are advisable, fair to, and in the best interests of CCPT II and its stockholders and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The CCPT II Board has also unanimously nominated the three directors to stand for election. The CCPT II Board unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

For a more complete description of the recommendation of the CCPT II Board, see “The Merger—Recommendation of the CCPT II Board and Its Reasons for the Merger” beginning on page 176.

In addition, the CCPT II Board unanimously recommends a vote FOR ALL nominees for election as director to the CCPT II Board named in this joint proxy statement/prospectus.

Q:	How does the Spirit Board recommend that Spirit stockholders vote on the proposals?

A:	The Spirit Board has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Spirit and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Spirit Board unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

For a more complete description of the recommendation of the Spirit Board, see “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 179.

Q:	Have any stockholders already agreed to approve the merger?

A:	Pursuant to separate Voting Agreements (as defined below in the section entitled “Voting Agreements” beginning on page 267), certain stockholders of Spirit, who together as of January 22, 2013 owned approximately 15% of the currently outstanding shares of Spirit common stock, have agreed to vote in favor of the merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the respective Voting Agreements, as described under “Voting Agreements” beginning on page 267.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 22.

Q:	If my shares of CCPT II common stock or Spirit common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of CCPT II common stock or Spirit common stock for me?

A:	No. Unless you instruct your broker or other nominee how to vote your shares of CCPT II common stock and/or Spirit common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares of CCPT II common stock and/or Spirit common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares.

Q:	What happens if I do not vote for a proposal?

A:	CCPT II. If you are a CCPT II stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting. With regard to the proposal for the election of directors, all abstentions will have the effect of votes cast against each director. Broker non-votes will have no effect on such proposal as long as a quorum is present at the meeting.

Spirit. If you are a Spirit stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting.

Q:	Will my rights as a stockholder change as a result of the merger?

A:	CCPT II stockholders will have different rights following the effective time of the merger due to the differences between the governing documents of CCPT II and Spirit. At the effective time of the merger, and as part of the merger in the case of the charter, the charter and bylaws of CCPT II will be amended and restated to be substantially identical to the charter and bylaws of Spirit as in effect immediately prior to the effective time of the merger and will thereafter be the charter and bylaws of the Combined Corporation. The form of the CCPT II bylaws and charter as so amended and restated are attached to this joint proxy/prospectus as Annexes B and C, respectively. For more information regarding the differences, see “Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and Rights of Stockholders of the Combined Corporation Post-Merger” beginning on page 278. While Spirit stockholders will be receiving shares of CCPT II common stock in the merger, because the charter and bylaws of the Combined Corporation will be amended and restated to be substantially identical to the charter and bylaws of Spirit as in effect immediately prior to the effective time of the merger, the rights of Spirit stockholders as stockholders of the Combined Corporation will be substantially unchanged, however, upon completion of the merger, it is estimated that CCPT II stockholders will own approximately 56% of the issued and outstanding shares of common stock of the Combined Corporation and former Spirit stockholders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation.

Q:	When is the merger expected to be completed?

A:	CCPT II and Spirit expect to complete the merger as soon as reasonably practicable following satisfaction of all of the required conditions. If the stockholders of both CCPT II and Spirit approve the merger and the other conditions to closing the merger are satisfied or waived, it is expected that the merger will be completed in the third quarter of 2013. However, there is no guaranty that the conditions to the merger will be satisfied or that the merger will close.

Q:	Do I need to do anything with my stock certificates now?

A:

No. You should not submit your stock certificates at this time. After the merger is completed, if you held shares representing Spirit common stock, the exchange agent for the Combined Corporation will send you a letter of transmittal and instructions for exchanging your shares of Spirit common stock for shares of the

x

Combined Corporation common stock pursuant to the terms of the merger agreement. Upon surrender of the stock certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Spirit stockholder will receive the merger consideration pursuant to the terms of the merger agreement. The Combined Corporation will issue shares received in the merger by Spirit stockholders in uncertificated book-entry form. Unless requested, no physical share certificates will be delivered.

If you are a CCPT II stockholder, you are not required to take any action with respect to your CCPT II book-entry shares. Such book-entry shares will represent shares of the Combined Corporation after the merger.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed merger?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code, and the completion of the merger is conditioned on the receipt by each of CCPT II and Spirit of an opinion from its outside counsel to the effect that the merger will qualify as a reorganization. If the merger qualifies as a reorganization, U.S. holders of Spirit common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCPT II common stock in exchange for Spirit common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of CCPT II common stock. Spirit stockholders should read the discussion under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 216 and consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	Are CCPT II and Spirit stockholders entitled to appraisal rights?

A:	Neither CCPT II stockholders nor Spirit stockholders are entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” beginning on page 271.

Q:	Do any of Spirit’s executive officers or directors have interests in the merger that may differ from those of Spirit stockholders?

A:	Spirit’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as Spirit stockholders. The members of the Spirit Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 211.

Q:	Do any of CCPT II’s executive officers or directors have interests in the merger that may differ from those of CCPT II stockholders?

A:	CCPT II’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as CCPT II stockholders. The CCPT II Board and the CCPT II Special Committee were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of CCPT II’s Directors and Executive Officers in the Merger” beginning on page 210.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of CCPT II common stock and/or Spirit common stock will be represented and voted at the annual meeting of CCPT II or the special meeting of Spirit, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at CCPT II’s annual meeting or Spirit’s special meeting if you later decide to attend the meeting in person. However, if your shares of CCPT II common stock or Spirit common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at CCPT II’s annual meeting or Spirit’s special meeting.

Q:	How will my proxy be voted?

A:	All shares of CCPT II common stock entitled to vote and represented by properly completed proxies received prior to CCPT II’s annual meeting, and not revoked, will be voted at CCPT II’s annual meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of CCPT II common stock should be voted on a matter, the shares of CCPT II common stock represented by your proxy will be voted as the CCPT II Board recommends and therefore FOR the approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR ALL of the nominees for election of directors. If you do not provide voting instructions to your broker or other nominee, your shares of CCPT II common stock will NOT be voted at the meeting and will be considered broker non-votes.

All shares of Spirit common stock entitled to vote and represented by properly completed proxies received prior to Spirit’s special meeting, and not revoked, will be voted at Spirit’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Spirit common stock should be voted on a matter, the shares of Spirit common stock represented by your proxy will be voted as the Spirit Board recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Spirit common stock will NOT be voted at the meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at CCPT II’s annual meeting or Spirit’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•

by sending a written notice to the corporate Secretary of CCPT II or the corporate Secretary of Spirit, as applicable, at the address set forth below, in time to be received before CCPT II’s annual meeting or Spirit’s special meeting, as applicable, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before CCPT II’s annual meeting or Spirit’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•

by attending the CCPT II annual meeting or the Spirit special meeting, as applicable, and voting in person. Simply attending CCPT II’s annual meeting or Spirit’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of CCPT II common stock or Spirit common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for CCPT II’s annual meeting or Spirit’s special meeting?

A:	You may receive more than one set of voting materials for CCPT II’s annual meeting and/or Spirit’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of CCPT II common stock or Spirit common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of CCPT II common stock or Spirit common stock. If you are a holder of record and your shares of CCPT II common stock or Spirit common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both CCPT II and Spirit?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Will a proxy solicitor be used?

A:	Yes. CCPT II has engaged Boston Financial Data Services, Inc., referred to herein as Boston Financial, to assist in the solicitation of proxies for the annual meeting and CCPT II estimates it will pay Boston Financial a fee of approximately $72,000. CCPT II has also agreed to reimburse Boston Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial against certain losses, costs and expenses. In addition to mailing proxy solicitation material, CCPT II’s directors and officers, and employees of Cole Real Estate Investments, may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to CCPT II’s directors or officers, or to employees of Cole Real Estate Investments for such services.

Spirit has engaged Broadridge Investor Communication Solutions, Inc., referred to herein as Broadridge, to assist in the solicitation of proxies for the special meeting and Spirit estimates it will pay Broadridge a fee of approximately $20,000. Spirit has also agreed to reimburse Broadridge for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Broadridge against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Spirit’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Spirit’s directors, officers, or employees for such services.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a CCPT II stockholder:

Cole Credit Property Trust II, Inc.

Attention: Corporate Secretary

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

(602) 778-8700

Proxy Solicitor:

Boston Financial Data Services, Inc.

P.O. Box 55046

Boston, Massachusetts 02205-9815

Call Toll-Free (800) 409-4185

If you are a Spirit stockholder:

Spirit Realty Capital, Inc.

Attention: Corporate Secretary

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

(480) 606-0820

Proxy Solicitor:

Broadridge Investor Communication Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

Call Toll-Free (800) 690-6903

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated by the merger agreement, CCPT II and Spirit encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes.

The Companies

Cole Credit Property Trust II, Inc.

CCPT II, a Maryland corporation, is a publicly owned non-listed REIT organized to acquire and operate commercial real estate primarily consisting of freestanding, single-tenant, retail properties net leased to investment grade and other creditworthy tenants located throughout the United States. As of December 31, 2012, CCPT II owned 752 properties comprising 21.2 million rentable square feet of single and multi-tenant retail and commercial space and the rentable space at these properties was 96% leased.

CCPT II’s core investment strategy is to purchase and own properties leased to a diversified group of companies on a net lease basis. These leases generally require the tenants to pay substantially all of the costs associated with operating and maintaining the properties such as maintenance, insurance, taxes, structural repairs and other operating expenses related to the properties.

CCPT II was organized as a Maryland corporation on September 29, 2004. As of March 25, 2013, CCPT II had raised aggregate gross proceeds of $2.3 billion from the public offering of its shares through both primary offerings and its distribution reinvestment plan.

Substantially all of CCPT II’s business is conducted through Cole Operating Partnership II, LP, referred to herein as the CCPT II Partnership, a Delaware limited partnership. CCPT II is the sole general partner of and owns an approximate 99.99% partnership interest in the CCPT II Partnership. Cole REIT Advisors II, LLC serves as the Advisor for CCPT II. The Advisor is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of the CCPT II Partnership.

CCPT II’s principal executive offices are located at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 and its telephone number is (602) 778-8700. CCPT II does not have any employees.

Spirit Realty Capital, Inc.

Spirit, a Maryland corporation, is a self-administered and self-managed REIT organized to acquire and operate single-tenant, operationally essential real estate throughout the United States that is leased on a long-term, triple-net basis primarily to tenants engaged in retail, service and distribution industries. As of December 31, 2012, Spirit owned 1,122 properties of primarily single tenant retail and commercial space which were approximately 98.8% occupied.

Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where Spirit’s tenants conduct retail, distribution, or service activities that are essential to the generation of their sales and profits. Under a triple-net lease the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as insurance premiums, real estate taxes, and repair and maintenance costs. In support of its primary business of owning and leasing real estate, Spirit has also strategically originated or acquired long-term, commercial mortgage and equipment loans. Spirit views its operations as one segment consisting of triple-net leases.

Spirit was organized as a Maryland corporation on August 14, 2003. Spirit became a public company in December 2004 and was subsequently taken private in August 2007 by a consortium of private investors in a merger. The vast majority of the owned properties in Spirit’s portfolio as of December 31, 2012 were acquired prior to its privatization.

On September 25, 2012, Spirit completed an initial public offering, referred to herein as the Spirit IPO, issuing a total of 29.0 million shares, resulting in gross offering proceeds to Spirit of $435 million. Additionally, on October 1, 2012, Spirit issued 4.35 million additional shares in connection with the exercise by the underwriters in the Spirit IPO of their over-allotment options in full, resulting in gross offering proceeds to Spirit of $65.25 million.

Spirit’s operations are carried out through its operating partnership, Spirit Realty, L.P., referred to herein as the Spirit Partnership, which is a Delaware limited partnership. Spirit General OP Holdings, LLC, one of Spirit’s wholly-owned subsidiaries, is the sole general partner and owns 1.0% of the Spirit Partnership. Spirit is the sole limited partner and owns the remaining 99.0% of the Spirit Partnership.

Spirit’s common stock is listed on the NYSE, and trades under the symbol “SRC.”

Spirit’s principal executive offices are located at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 and its telephone number is (480) 606-0820. Spirit had 38 employees as of December 31, 2012.

The Combined Corporation

The Combined Corporation will be named “Spirit Realty Capital, Inc.” and will be a Maryland corporation that is self-administered and self-managed. The Combined Corporation will own approximately 1,874 properties, excluding properties securing its mortgage loans, in 48 states. The Combined Corporation is expected to be one of the largest publicly traded triple-net-lease REITs in the United States with a pro forma enterprise value of approximately $7.1 billion as of January 18, 2013.

The operations of the Combined Corporation will be carried out through the Spirit Partnership. After giving effect to the partnership merger, Spirit General OP Holdings, LLC, which is one of Spirit’s wholly owned subsidiaries and which will become a wholly owned subsidiary of the Combined Corporation as a result of the merger, will be the sole general partner of the Spirit Partnership and will own 1.0% of the Spirit Partnership. The Combined Corporation will be the sole limited partner and own the remaining 99.0% interest in the Spirit Partnership.

The common stock of the Combined Corporation is expected to be listed on the NYSE under the symbol “SRC.”

The Combined Corporation’s principal executive offices will be located at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 and its telephone number will be (480) 606-0820.

The Merger

The Merger Agreement

CCPT II, the CCPT II Partnership, Spirit and the Spirit Partnership have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. CCPT II and Spirit encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the merger agreement.

The Merger

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Spirit will merge with and into CCPT II, with CCPT II surviving the merger, which were refer to as the Combined Corporation. The Combined Corporation will be named “Spirit Realty Capital, Inc.” The shares of common stock of the Combined Corporation are expected to be listed and traded on the NYSE under the symbol “SRC.” The executive officers of Spirit immediately prior to the effective time of the merger will continue as the executive officers of the Combined Corporation following the effective time of the merger.

Upon the completion of the merger, the stockholders of CCPT II and the former stockholders of Spirit will own approximately 56% and 44%, respectively, of the issued and outstanding common stock of the Combined Corporation.

The Merger Consideration

In the merger, each share of Spirit common stock issued and outstanding immediately prior the effective time of the merger will be converted into the right to receive 1.9048 shares of CCPT II common stock, which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock. Based on Spirit’s closing price of $17.82 per share on January 18, 2013, the last trading day before the announcement of the merger, the exchange ratio implied a value of $9.36 per share of CCPT II common stock. The exchange ratio is fixed and will not be adjusted for changes in the market value of Spirit common stock or the value of CCPT II common stock. Because of this, the merger consideration to Spirit stockholders (and the implied value of a share of CCPT II common stock) will fluctuate between now and the completion of the merger. Based on the closing price of Spirit common stock on the NYSE of $19.17 on March 25, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio implied a value of $10.06 per share of CCPT II common stock.

The market price of Spirit common stock may fluctuate, and as a result, the implied value of CCPT II common stock may fluctuate. You are urged to obtain current market quotations of Spirit common stock. You are cautioned that the trading price of the common stock of the Combined Corporation after the merger may be affected by factors different from those currently affecting the trading price of Spirit common stock, and therefore, the historical trading price of Spirit may not be indicative of the trading price of the Combined Corporation. See the risks related to the merger and the related transactions described under the section “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22.

The Partnership Merger

The merger agreement also provides for the merger of the CCPT II Partnership with the Spirit Partnership, with the Spirit Partnership continuing as the surviving partnership. As a result of the partnership merger, each outstanding partnership unit in the CCPT II Partnership held by the Advisor (as the sole limited partner) will be converted into one validly issued share of common stock of the Combined Corporation, and each partnership unit of the CCPT Partnership held by CCPT II will automatically be retired and cease to exist; each outstanding unit in the Spirit Partnership will remain outstanding; and the general partner interest of the Spirit Partnership will constitute the only general partner interests in the surviving partnership.

Voting Agreements

Concurrently with the execution of the merger agreement, Macquarie Group (US) Holdings No. 1 Pty Ltd., which is referred to herein as Macquarie, TPG-Axon Partners, LP, which is referred to herein as TPG-AXON Partners, and TPG-Axon Spirit Holdings Ltd., which is referred to herein as TPG-AXON Spirit, each entered into a voting agreement with CCPT II, the CCPT II Partnership and, for limited purposes, Spirit, individually referred to herein as a Voting Agreement and collectively as the Voting Agreements. Pursuant to the terms of the Voting Agreements, each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit, has agreed, subject to the terms and conditions contained in each Voting Agreement, to vote its shares of Spirit common stock (1) in favor of the merger, (2) against any other Spirit acquisition proposal, (3) against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled on or before July 22, 2013 (unless extended to September 22, 2013 pursuant to the terms of the merger agreement) and (4) against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement. As of January 22, 2013, Macquarie, TPG-AXON Partners and TPG-AXON Spirit collectively owned approximately 15% of the outstanding shares of Spirit common stock.

Each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit has also agreed to comply with certain restrictions on the transfer of its shares of Spirit common stock prior to the termination of the Voting Agreement. Each Voting Agreement terminates upon the earliest of: (1) the consummation of the merger, (2) the termination of the merger agreement prior to consummation of the merger, (3) a change in recommendation by either the Spirit Board or the CCPT II Board, (4) the acquisition, beneficially or of record, of any shares of Spirit common stock by CCPT II or the CCPT II Partnership prior to the consummation of the merger and (5) September 25, 2013.

The foregoing summary of the Voting Agreements is subject to, and qualified in its entirety by reference to, the full text of each of the Voting Agreements. Copies of the Voting Agreements are attached as Annex D, Annex E and Annex F to this joint proxy statement/prospectus and are incorporated herein by reference. For more information see “Voting Agreements” beginning on page 267.

Advisory and Property Management Matters Agreement

In connection with the execution of the merger agreement, CCPT II, the CCPT II Partnership and, as an expressed third party beneficiary, Spirit, entered into an advisory and property management matters agreement, which is referred to herein as the Advisory Matters Agreement, with the Advisor, and Cole Realty Advisors, Inc. (f/k/a Fund Realty Advisors, Inc.), referred to herein as the Property Manager and which, collectively with the Advisor, are referred to herein as the Advisor Parties. Spirit is a party to the Advisory Matters Agreement solely as a third party beneficiary. The Advisory Matters Agreement provides, among other things, that the amended and restated advisory agreement, dated September 16, 2005, between CCPT II and the Advisor, referred to herein as the Advisory Agreement, and the amended and restated property management and leasing agreement, dated as of September 16, 2005, among CCPT II, the CCPT II Partnership and the Property Manager, which is referred to herein as the Property Management Agreement and which are, collectively with the Advisory Agreement, referred to herein as the Existing Agreements, will terminate, without any further notice or action, upon the closing of the merger. During the period between the signing of the Advisory Matters Agreement and the consummation of the merger, which is referred to herein as the Interim Period, the Existing Agreements will continue in full force and effect and the Advisor Parties have agreed to use their reasonable best efforts to perform their respective duties under the Existing Agreements in a manner so as to cause CCPT II and its subsidiaries to perform CCPT II’s and the CCPT II Partnership’s covenants, agreements and other obligations under the merger agreement.

Under the terms of the Advisory Matters Agreement, the Advisor Parties have waived (1) any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE, (2) any performance fees due upon the consummation of the merger, and (3) any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement. Other than the waived fees as described in the preceding sentence, the Advisor Parties will continue to be paid the asset management, property management and other fees and expense reimbursements payable pursuant to the Existing Agreements, calculated in a manner consistent with past practice, for services rendered during the Interim Period.

In the event that the merger agreement is terminated prior to the consummation of the merger, the Advisory Matters Agreement will terminate and the Existing Agreements will continue in accordance with their terms without the effect of any provisions of the Advisory Matters Agreement.

The foregoing summary of the Advisory Matters Agreement is subject to, and qualified in its entirety by reference to, the full text of the Advisory Matters Agreement. A copy of the Advisory Matters Agreement is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. For more information, see “Advisory and Property Management Matters Agreement” beginning on page 269.

Election of CCPT II Directors

At the CCPT II annual meeting, CCPT II stockholders will vote on the election of all three members of the CCPT II Board. Those persons elected will serve as directors until the 2014 annual meeting and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger. The CCPT II Board has nominated Christopher H. Cole, Marcus E. Bromley and George N. Fugelsang for re-election as directors.

Recommendation of the CCPT II Board

The CCPT II Board, following the recommendation of the CCPT II Special Committee, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger, are advisable, fair to, and in the best interests of CCPT II and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The CCPT II Board, following the recommendation of the CCPT II Special Committee, unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for election as director and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Spirit Board

The Spirit Board has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Spirit and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Spirit Board unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Summary of Risk Factors Related to the Merger

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the section “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22.

•	The exchange ratio is fixed and will not be adjusted in the event of any change in either CCPT II’s share value or Spirit’s stock price.

•	The merger and related transactions are subject to approval by stockholders of both CCPT II and Spirit.

•	CCPT II and Spirit stockholders will be diluted by the merger.

•	If the merger does not occur, one of the companies may incur payment obligations to the other.

•	Failure to complete the merger could negatively impact the share value of CCPT II, the stock price of Spirit and the future business and financial results of both companies.

•	The pendency of the merger could adversely affect the business and operations of CCPT II and Spirit.

•

The merger agreement contains provisions that could discourage a potential competing acquirer of either CCPT II or Spirit or could result in any competing proposal being at a lower price than it might otherwise be.

•	If the merger is not consummated by July 22, 2013 (unless extended to September 22, 2013 pursuant to the terms of the merger agreement), either CCPT II or Spirit may terminate the merger agreement.

•

Some of the directors and executive officers of CCPT II and Spirit have interests in seeing the merger completed that are different from, or in addition to, those of the other CCPT II stockholders and Spirit stockholders.

Stockholders Entitled to Vote; Vote Required

CCPT II

CCPT II stockholders who owned shares of CCPT II common stock at the close of business on March 27, 2013, which is referred to herein as CCPT II’s record date, are entitled to notice of and to vote at CCPT II’s annual meeting. On CCPT II’s record date, there were 208,584,611 shares of CCPT II common stock outstanding and entitled to vote at CCPT II’s annual meeting, held by approximately 40,824 holders of record. Each share of CCPT II common stock is entitled to one vote on each proposal to be voted on at CCPT II’s annual meeting.

At CCPT II’s annual meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at CCPT II’s annual meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote on such proposal. Approval of the proposal to elect directors requires the affirmative vote of holders of at least a majority of shares of CCPT II common stock present in person or by proxy at the meeting. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

See page 148 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you submit your proxy but do not indicate how your shares of CCPT II common stock should be voted on a matter, the shares of CCPT II common stock represented by your properly executed proxy will be voted as the CCPT II Board unanimously recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for director, and FOR the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of CCPT II common stock will NOT be voted at the meeting and will be considered broker non-votes.

Spirit

Spirit stockholders who owned shares of Spirit common stock at the close of business on March 27, 2013 which is referred to herein as Spirit’s record date, are entitled to notice of and to vote at Spirit’s special meeting. On Spirit’s record date, there were 84,833,181 shares of Spirit common stock outstanding and entitled to vote at Spirit’s special meeting, held by approximately 100 holders of record. Because many of the shares of Spirit common stock are held by brokers and other institutions on behalf of Spirit stockholders, Spirit is unable to estimate the total number of Spirit stockholders represented by these record holders. Each share of Spirit common stock is entitled to one vote on each proposal to be voted on at Spirit’s special meeting.

At Spirit’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at Spirit’s special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal. Pursuant to the Voting Agreements, certain stockholders of Spirit, who together, as of January 22, 2013, owned approximately 15% of the outstanding shares of Spirit common stock have agreed to vote in favor of the merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the Voting Agreements, as described under “Voting Agreements” beginning on page 267.

See page 156 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to submit your proxy as promptly as possible. If you do not indicate how your shares of Spirit common stock should be voted on a matter, the shares of Spirit common stock represented by your properly executed proxy will be voted as the Spirit Board unanimously recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Spirit common stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinions of Financial Advisors

Opinion of CCPT II Special Committee’s Financial Advisor

Gleacher & Company Securities, Inc., referred to herein as Gleacher, acted as financial advisor to the CCPT II Special Committee in connection with, and led certain of the negotiations leading to, the merger. On January 21, 2013, Gleacher rendered its oral opinion (which was subsequently confirmed in writing) to the CCPT II Special Committee that, as of such date and based upon and subject to the limitations and assumptions set forth in its opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to holders of CCPT II common stock.

The full text of the written opinion of Gleacher, dated January 21, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Gleacher in connection with the opinion, is attached as Annex I to this joint proxy statement/prospectus. Holders of shares of CCPT II common stock are urged to read the

Gleacher opinion carefully and in its entirely. Gleacher provided its opinion for the information and assistance of the CCPT II Special Committee (solely in its capacity as such) in connection with its consideration of the merger. The opinion does not address CCPT II’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to CCPT II. The opinion does not constitute a recommendation as to how any holder of shares of CCPT II common stock should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of CCPT II common stock will trade at any time.

See “The Merger—Opinion of CCPT II Special Committee’s Financial Advisor” beginning on page 183.

Opinions of CCPT II’s Financial Advisors

In connection with the merger, the CCPT II Board received separate written opinions, dated January 21, 2013, from CCPT II’s financial advisors, Morgan Stanley & Co. LLC, referred to herein as Morgan Stanley, and UBS Securities LLC, referred to herein as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, to CCPT II of the exchange ratio provided for in the merger. The full texts of Morgan Stanley’s and UBS’ respective written opinions, which set forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, are attached to this joint proxy statement/prospectus as Annex J and Annex K, respectively. The opinions were provided for the benefit of the CCPT II Board (in its capacity as such) and addressed only the fairness of the exchange ratio from a financial point of view to CCPT II as of the date of the opinions and did not address any other aspect of the merger. The opinions did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to CCPT II or CCPT II’s underlying business decision to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

See “The Merger—Opinions of CCPT II’s Financial Advisors” beginning on page 191.

Opinion of Spirit’s Financial Advisor

In connection with the merger, Spirit engaged Barclays Capital Inc., referred to herein as Barclays, to act as financial advisor to Spirit. On January 21, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio of 1.9048 shares of CCPT II common stock, $0.01 par value per share, to be offered for each share of Spirit common stock, referred to herein as the exchange ratio, pursuant to the merger agreement (other than shares of Spirit common stock to be retired in accordance with the terms of the merger agreement) was fair, from a financial point of view, to the stockholders of Spirit. Such exchange ratio corresponds to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock and, for the purposes of this joint proxy statement/prospectus, the figure “0.525x” will be referred to herein as the inverse exchange ratio.

The full text of Barclays’ written opinion, dated as of January 21, 2013, is attached as Annex H to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

See “The Merger—Opinion of Spirit’s Financial Advisor” beginning on page 201.

Treatment of the Spirit 2012 Incentive Award Plan and Restricted Shares

At the effective time of the merger, the Combined Corporation will assume the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan, which is referred to herein as the Spirit Incentive Award Plan, and the number and kind of shares available for issuance under the Spirit Incentive Award Plan shall be converted into shares of the Combined Corporation common stock in accordance with the provisions of the Spirit Incentive Award Plan.

As of the effective time of the merger, all shares of Spirit common stock issued and outstanding that are subject to vesting and other restrictions under the Spirit Incentive Award Plan, referred to herein as the Spirit Restricted Stock Awards, will convert into the right to receive shares of CCPT II common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to the Spirit Restricted Stock Awards as of immediately prior to the effective time of the merger.

See “The Merger Agreement—Merger Consideration; Effects of the Merger and the Partnership Merger — Assumption of Spirit Incentive Award Plan by CCPT II” beginning on page 243.

Directors and Management of CCPT II After the Merger

At the effective time of the merger, all of the directors of Spirit immediately prior to the effective time of the merger and up to two individuals designated by CCPT II, and reasonably satisfactory to Spirit, are expected to comprise the board of directors of the Combined Corporation after the effective time of the merger. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II.

At the effective time of the merger, the management of Spirit immediately prior to the effective time of the merger will be the management of the Combined Corporation.

Share Ownership of Directors and Executive Officers of CCPT II

At the close of business on March 25, 2013, the directors and executive officers of CCPT II and their affiliates held and were entitled to vote 41,154 shares of CCPT II common stock, collectively representing less than 1% of the shares of CCPT II common stock outstanding and entitled to vote on that date. The directors and executive officers of CCPT II have each indicated that they expect to vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for director and FOR the proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Share Ownership of Directors and Executive Officers of Spirit

At the close of business on March 25, 2013, the directors and executive officers of Spirit and their affiliates held and were entitled to vote 1,248,350 shares of Spirit common stock (excluding shares of Spirit common stock held by Macquarie that may be deemed beneficially owned by Kevin M. Charlton), collectively representing approximately 1.5% of the shares of Spirit common stock outstanding and entitled to vote on that date. The directors and executive officers of Spirit have each indicated that they expect to vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. In addition, under the terms of the voting agreements, each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit, who together, as of January 22, 2013, owned approximately 15% of the outstanding shares of Spirit common stock, has agreed to vote all of its shares of Spirit common stock in favor of approval of the merger and the other transactions contemplated by the merger agreement, subject to certain limitations. For more information, see “The Merger—Security Ownership of Spirit’s Directors and Executive Officers and Current Beneficial Owners” beginning on page 213.

Interests of CCPT II’s Directors and Executive Officers in the Merger

In considering the recommendation of the CCPT II Board to approve the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of the CCPT II charter as part of the merger, the CCPT II stockholders should be aware that in connection with the merger, the Advisor, which is indirectly wholly-owned by Christopher H. Cole, the chairman, president and chief executive officer of CCPT II, is entitled to certain fees pursuant the Advisory Agreement during the Interim Period as described under the section entitled “Advisory and Property Management Matters Agreement.” Under the terms of the Advisory Matters Agreement, except as described in the following sentence, the Advisor Parties will continue to be paid the asset management, property management and other fees payable pursuant to the Existing Agreements, calculated in a manner consistent with past practice, for services rendered during the Interim Period. The Advisor Parties have, however, waived (1) any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE, (2) any performance fees due upon the consummation of the merger, and (3) any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement. In addition to the fees described above, following the closing of the merger, the Advisor Parties may provide certain services to the Combined Corporation and the Advisor Parties will be entitled to receive compensation for such services in an amount to be mutually agreed to by the Combined Corporation and the Advisor Parties. Christopher H. Cole and D. Kirk McAllaster, Jr., the executive vice president, chief financial officer and treasurer of CCPT II, are also officers of the Advisor. In such capacities, Messrs. Cole and McAllaster have certain interests in the merger that may be different from the interests of CCPT II stockholders generally. These interests may create potential conflicts of interest. The CCPT II Board and the CCPT II Special Committee were aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Interests of Spirit’s Directors and Executive Officers in the Merger

In considering the recommendation of the Spirit Board to approve the merger and the other transactions contemplated by the merger agreement, Spirit stockholders should be aware that Spirit’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Spirit stockholders generally. These interests include those discussed below.

Under the merger agreement, the Combined Corporation will assume the Spirit Incentive Award Plan and the number and kind of shares available for issuance under the Spirit Incentive Award Plan will be converted into shares of the Combined Corporation common stock in accordance with the provisions of the Spirit Incentive Award Plan. Furthermore, under the merger agreement, immediately prior to the effective time of the merger, each then-outstanding share of Spirit restricted stock will be converted into the right to receive shares of the Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to the Spirit Restricted Stock Awards immediately prior to the consummation of the merger. As of March 25, 2013, Spirit’s directors and executive officers held 1,010,295 shares of Spirit restricted stock pursuant to the Spirit Incentive Award Plan and restricted stock award notices and agreements.

Absent the waiver agreements (which are described below), some of the directors and executive officers of Spirit would have been entitled to certain contractual “change of control” payments, benefits and incentive awards in connection with the merger, as described below.

Each Spirit executive is party to an employment agreement with Spirit that provides for severance payments and benefits upon a qualifying termination of employment without “cause” or for “good reason” (each, as defined in the applicable employment agreement), and, pursuant to the terms of the applicable employment agreements, certain Spirit executives are entitled to accelerated vesting of restricted stock awards upon such qualifying termination. The employment agreements for each of Messrs. Nolan, Mavoides and Bender also provide that if an excise tax is imposed as a result of any compensation or benefits provided to the Spirit executive in connection with a “change of control” (as defined in the applicable employment agreement), then Spirit will gross-up the executive to cover the excise tax, and any taxes resulting from such gross-up, imposed under the Code. Additionally, each of Messrs. Nolan, Mavoides and Bender is party to a restricted stock award agreement that provides for accelerated vesting of the award upon a “change in control” (as defined in the applicable award agreement).

On January 22, 2013, Spirit entered into waiver agreements with each of the Spirit executives, which provide that (i) the merger will not constitute a “change in control” for purposes of the Spirit executive’s employment agreement and related restricted stock agreement(s) and (ii) any change in position that occurs in connection with the merger will not constitute “good reason” or a termination without “cause” for purposes of the Spirit executive’s employment agreement and related restricted stock agreement(s). In addition, under the waiver agreements executed by Messrs. Nolan, Mavoides and Bender, each executive waived his entitlement to a tax gross-up payment to cover any excise taxes imposed as a result of any payments made to them in connection with the merger. Therefore, none of Spirit’s executive officers is party to an agreement with Spirit, or participates in any Spirit plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the merger.

Listing of Shares of the Combined Corporation Common Stock; Delisting and Deregistration of Shares of Spirit Common Stock

CCPT II has prepared and filed with the NYSE a listing application pursuant to which shares of CCPT II common stock, including the shares to be issued to Spirit stockholders in connection with the merger, will be listed on the NYSE. Each of CCPT II and Spirit will use its reasonable best efforts to cause the shares of CCPT II common stock to be approved for listing on the NYSE and to be traded under Spirit’s existing trading symbol “SRC.” Approval of the listing on the NYSE of the shares of the Combined Corporation common stock, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

If the merger is completed, shares of Spirit common stock will be delisted from the NYSE and deregistered under the Exchange Act.

No Stockholder Appraisal Rights in the Merger

Under the Maryland General Corporation Law, neither CCPT II stockholders nor Spirit stockholders are entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” beginning on page 271.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	the approval of the merger and the other transactions contemplated by the merger agreement by the requisite vote of CCPT II stockholders and Spirit stockholders;

•	the absence of a final and nonappealable order or law prohibiting the merger;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•

the approval for listing on the NYSE of the shares of CCPT II common stock, including shares to be issued to Spirit stockholders pursuant to the merger agreement, subject to official notice of issuance;

•

the accuracy of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•	the absence of any material adverse effect being experienced by either party;

•	the receipt by each party of an opinion from the other party’s legal counsel regarding the other party’s qualification as a REIT;

•	the receipt by each party of an opinion from such party’s legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	the receipt by CCPT II and Spirit of certain lender consents.

Neither CCPT II nor Spirit can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 246.

Regulatory Approvals Required for the Merger

The merger may be subject to the regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities. Nevertheless, neither CCPT II nor Spirit is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 216.

No Solicitation and Change in Recommendation

Under the merger agreement, each of CCPT II and Spirit has agreed not to, and to cause its subsidiaries not to (and not authorize and use reasonable best efforts to cause its officers, directors, managers and other representatives not to), directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, offer or request that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal, (ii) participate in any discussions or negotiations regarding, or that reasonably could be expected to result in a competing acquisition proposal, (iii) furnish to any person (other than Spirit or CCPT II) any non-public information in connection with, or knowingly facilitates in any way any effort by any person in furtherance of, a competing acquisition proposal, (iv) waive, terminate, modify, fail to enforce or release any person other than Spirit and its affiliates or CCPT II and its affiliates from any provisions of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligations, (v) approve or recommend a competing acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement related to a competing acquisition proposal, or (vi) propose or agree to do any of the foregoing.

However, prior to the approval of the merger and the other transactions contemplated by the merger agreement by their respective stockholders, each of CCPT II and Spirit may, under certain specified circumstances, engage in discussions or negotiations with and provide nonpublic information regarding itself to a third party making an unsolicited, bona fide written competing acquisition proposal. Under the merger agreement, Spirit is required to notify CCPT II promptly, and CCPT II is required to notify Spirit promptly, if it receives any competing acquisition proposal or inquiry or any request for nonpublic information in connection with a competing acquisition proposal.

Before the approval of the merger and the other transactions contemplated by the merger agreement by their respective stockholders, each of the CCPT II Board and the Spirit Board may, under certain specified circumstances, withdraw its recommendation to its stockholders with respect to the merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law. For more information regarding the limitations on CCPT II, the CCPT II Board, Spirit and the Spirit Board to consider other acquisition proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Spirit Parties” beginning on page 255 and “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the CCPT II Parties” beginning on page 252.

Termination of the Merger Agreement

CCPT II and Spirit may mutually agree to terminate the merger agreement before completing the merger, even after approval of the CCPT II stockholders or approval of the Spirit stockholders.

In addition, either CCPT II or Spirit (so long as they are not at fault) may decide to terminate the merger agreement if:

•

the merger has not been consummated on or before July 22, 2013, unless as of July 22, 2013, all conditions to closing have been satisfied or waived other than either party’s obligations to obtain its respective stockholder approval for the merger and the other transactions contemplated by the merger agreement and/or obtain certain lender consents and the financing commitment secured by Spirit from Barclays Bank PLC, referred to herein as Barclays Bank, Deutsche Bank AG New York Branch, referred to herein as Deutsche Bank, and MIHI LLC, referred to herein as MIHI, (or replacement financing acceptable to the parties) has been extended (or such financing has been funded into escrow), in which case this date will be extended to September 22, 2013;

•

a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	CCPT II stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting; or

•	Spirit stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

CCPT II may also decide to terminate the merger agreement if:

•	Spirit or the Spirit Partnership materially breached the merger agreement and does not cure such breach within a specified period;

•

at any time prior to the approval of the merger by CCPT II stockholders, (i) in order to enter into an alternative acquisition agreement with respect to a superior proposal, or (ii) the CCPT II Board has made a change in recommendation with respect to the merger, provided that CCPT II concurrently pays the termination fee and the expense reimbursement;

•	at any time prior to the approval of the merger by Spirit stockholders, the Spirit Board has made a change in recommendation with respect to the merger;

•

at any time prior to the approval of the merger by the Spirit stockholders, Spirit or the Spirit Partnership materially breaches its obligations under the provisions of the merger agreement regarding no solicitation of transactions by Spirit or the Spirit Partnership; or

•	Spirit or the Spirit Partnership enters into an alternative acquisition agreement with respect to a competing acquisition proposal.

Spirit has reciprocal termination rights with respect to the merger agreement as CCPT II described above.

For more information regarding the rights of CCPT II and Spirit to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 261.

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, if the merger agreement is terminated because either party fails to obtain the approval of its stockholders, such party will be required to pay the other party reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million. In certain other circumstances, either CCPT II or Spirit may be obligated to pay the other a termination fee of $55 million plus reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CCPT II to Spirit” beginning on page 263 and “The Merger Agreement—Termination of the Agreement—Termination Fee and Expenses Payable by Spirit to CCPT II” beginning on page 263.

Financing Related to the Merger

The merger is not conditioned upon either Spirit or CCPT II having received any financing at or prior to the effective time of the merger. However, pursuant to the terms of the merger agreement, CCPT II has agreed to assist Spirit in connection with any debt financing as Spirit may reasonably request, including participating in meetings and presentations relating to such debt financing and taking actions reasonably requested by Spirit for the discharge and satisfaction of CCPT II’s existing indebtedness.

In connection with the merger and the transactions contemplated by the merger agreement, Spirit Partnership has entered into a commitment letter with Barclays Bank, Deutsche Bank and MIHI, pursuant to which Barclays Bank, Deutsche Bank and MIHI have committed to provide, subject to the conditions set forth in the commitment letter, a $575 million secured term loan facility and a $50 million senior secured revolving credit facility, referred to herein as the financing commitments. Subject to certain conditions, the amount of the term loan commitment will be reduced by the amount of any CMBS and ABS financing obtained by the Combined Corporation in connection with the merger.

If drawn upon, the proceeds of the financing commitments will be used by the Combined Corporation to (i) refinance approximately $450 million of the existing debt of CCPT II and its subsidiaries and related fees, commissions and expenses, (ii) pay various fees and expenses incurred in connection with the merger, and (iii) finance the working capital requirements of the Combined Corporation after the consummation of the merger. The Spirit Partnership is under no obligation to draw upon the financing commitments from Barclays Bank, Deutsche Bank and MIHI. The Spirit Partnership is currently exploring the availability of alternative debt financing.

For more information regarding the financing related to the merger, see “The Merger Agreement—Financing Related to the Merger” beginning on page 264.

Material U.S. Federal Income Tax Consequences of the Merger

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that CCPT II and Spirit receive written opinions from their respective counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, U.S. holders of Spirit common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Spirit common stock for CCPT II common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of CCPT II common stock.

For further discussion of the material U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 216.

Holders of Spirit common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Accounting Treatment of the Merger

It is anticipated that the merger will be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles, referred to herein as GAAP, with Spirit treated as the accounting acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CCPT II will be recorded at their respective fair values at the date of merger and added to those of Spirit. Any excess of purchase price over the net amount of the fair values will be recorded as goodwill. Consolidated financial statements of the Combined Corporation issued after the merger would reflect these fair value adjustments and the combined results of operations from the date of the merger and would not be retroactively restated.

Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit

CCPT II’s charter and bylaws contain provisions that are different from Spirit’s charter and bylaws as currently in effect. At the effective time of the merger, and as part of the merger in the case of the charter, the charter and bylaws of CCPT II will be amended and restated to be substantially identical to the existing charter and bylaws of Spirit as in effective immediately prior to the effective time of the merger.

For a summary of certain differences between the rights of CCPT II stockholders and Spirit stockholders, see “Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and Rights of Stockholders of the Combined Corporation Post-Merger” beginning on page 278.

Recent Developments

Cole Holdings Corporation Merger Agreement

On March 5, 2013, Cole Credit Property Trust III, referred to herein as CCPT III, Cole Holdings Corporation, referred to herein as Holdings, CREInvestments, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCPT III, referred to herein as Holdings Merger Sub, and Christopher H. Cole, entered into an Agreement and Plan of Merger, referred to herein as the Holdings Merger Agreement. The Holdings Merger Agreement provides for the merger of Holdings with and into Holdings Merger Sub, referred to herein as the Holdings Merger, with Holdings Merger Sub surviving and continuing as a wholly owned subsidiary of CCPT III. Holdings is wholly owned by Mr. Cole, chairman of the board, chief executive officer and president of CCPT II, and is an affiliate of the CCPT II sponsor, the parent company and indirect owner of the Advisor, the Property Manager and the CCPT II dealer manager. The consummation of the Holdings Merger is subject to various conditions. Upon consummation of the Holdings Merger, CCPT III intends to list its shares of common stock on the NYSE.

Despite the indirect change of control that would occur for the Advisor, the Property Manager and the CCPT II dealer manager upon consummation of the Holdings Merger, such entities will continue to serve in their respective capacities to CCPT II without any Holdings Merger related changes in personnel or service procedures.

CCPT II Distributions Declared

On March 6, 2013, the CCPT II board of directors authorized a daily distribution, based on 365 days in the calendar year, at the current rate of $0.001712523 per share for stockholders of record as of the close of business on each day of the period commencing on April 1, 2013 and ending on the earlier of (i) June 30, 2013 and (ii) the date immediately preceding the effective time of the merger. The payment date for each of the daily distributions of the period commencing on April 1, 2013 and ending on April 30, 2013 will be in May 2013. The payment date for each of the daily distributions of the period commencing on May 1, 2013 and ending May 31, 2013 will be in June 2013. The payment date for each of the daily distributions of the period commencing on June 1, 2013 and ending on the earlier of (i) June 30, 2013 or (ii) the effective time of the merger, will be no later than July 2013.

Spirit Dividends Declared

On March 13, 2013, the Spirit Board authorized a cash dividend on its common stock based on a quarterly distribution rate of $0.3125 per share for stockholders of record on April 1, 2013 and payable on April 16, 2013. This dividend covers the first quarter of 2013 and equates to an annualized distribution rate of $1.25 per share.

Selected Historical Financial Information of CCPT II

Presented below is the selected historical consolidated financial data of CCPT II as of and for the periods indicated. The selected historical consolidated financial data of CCPT II as of December 31, 2012 and 2011 and for each of the fiscal years ended December 31, 2012, 2011 and 2010 have been derived from CCPT II’s historical audited consolidated financial statements which are included herein. The selected historical consolidated financial data of CCPT II as of December 31, 2010, 2009 and 2008 and for each of the fiscal years ended December 31, 2009 and 2008 were derived from CCPT II’s historical audited consolidated financial statements, which are not included in this joint proxy statement/prospectus.

You should read this selected historical financial information together with the financial statements included in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of CCPT II contained herein.

	CCPT II
	Historical as of or for the Years Ended December 31,
	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Total assets	$3,289,536	$3,430,322	$3,485,335	$3,413,104	$3,432,028
Cash and cash equivalents	21,384	53,205	45,791	28,417	106,485
Total debt	1,757,322	1,767,591	1,673,243	1,607,473	1,550,314
Total liabilities	1,922,109	1,944,127	1,912,723	1,803,360	1,752,006
Total stockholders’ equity	1,367,306	1,471,713	1,560,375	1,521,984	1,614,976
Net cash provided by operating activities	118,371	114,449	105,627	116,872	96,073
Net change in cash and cash equivalents	(31,821)	7,414	17,374	(78,068)	62,968
Total revenue	282,852	279,345	269,150	275,455	201,004
Net income	25,397	53,809	30,430	22,406	25,092
Cash distributions paid to common stockholders	131,378	131,003	129,251	134,983	96,051
Net income per common share, basic and diluted	0.12	0.26	0.15	0.11	0.17
Cash distributions paid per common share	0.63	0.63	0.62	0.67	0.66
Cash distributions declared per common share	0.63	0.63	0.62	0.66	0.70
Weighted average shares outstanding—basic	210,075,980	209,693,707	207,198,078	202,686,670	146,198,235
Weighted average shares outstanding—diluted	210,077,076	209,693,707	207,198,078	202,690,094	146,201,399

Selected Historical Financial Information of Spirit

Presented below is the selected historical consolidated financial data of Spirit as of and for the periods indicated. The selected historical consolidated financial data of Spirit as of December 31, 2012 and 2011 and for each of the fiscal years ended December 31, 2012, 2011 and 2010 have been derived from Spirit’s historical audited consolidated financial statements which are included herein. The selected historical consolidated financial data of Spirit as of December 31, 2010, 2009 and 2008 and for each of the fiscal years ended December 31, 2009 and 2008 were derived from Spirit’s historical audited consolidated financial statements, which were adjusted for discontinued operations, which are not included in this joint proxy statement/prospectus.

You should read this selected historical financial information together with the financial statements included in this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of Spirit contained herein.

	Spirit
	Historical as of or for the Years Ended December 31,
	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Total assets	$3,247,677	$3,231,561	$3,396,842	$3,618,507	$4,012,914
Cash and cash equivalents	73,568	49,536	88,341	65,072	76,634
Total debt	1,894,878	2,627,146	2,730,994	2,866,923	3,089,248
Total liabilities	1,994,234	2,705,201	2,806,741	2,948,828	3,217,235
Total stockholders’ equity	1,253,443	526,360	590,101	669,679	795,679
Net cash provided by operating activities	111,773	94,427	89,397	46,853	79,760
Net change in cash and cash equivalents	24,032	(38,805)	23,269	(11,562)	43,589
Total revenue	282,701	272,696	288,560	276,911	279,057
Loss from continuing operations	(70,287)	(48,927)	(62,074)	(71,021)	(93,391)
Loss from discontinued operations(1)	(5,946)	(14,936)	(24,463)	(51,662)	(61,128)
Net loss	(76,233)	(63,863)	(86,537)	(122,683)	(154,519)
Cash distributions paid to preferred stockholders	63	16	15	16	16
Net loss attributable to common stockholders	(76,296)	(63,879)	(86,552)	(122,699)	(154,535)
Cash distributions paid to common stockholders	—	3,869	—	4,384	28,137
Net loss per share of common from continuing operations	(1.70)	(1.89)	(2.40)	(2.75)	(3.77)
Net loss per share of common from discontinued operations	(0.15)	(0.58)	(0.95)	(1.99)	(2.46)
Net loss per common share, basic and diluted	(1.85)	(2.47)	(3.35)	(4.74)	(6.23)
Cash distributions paid per common share	—	0.15	—	0.17	1.14
Cash distributions declared per common share	0.33	0.15	—	0.17	1.14
Weighted average number of common shares outstanding, basic and diluted(2)	41,277,353	25,863,976	25,863,976	25,863,976	24,786,310

(1)	Gains and losses from property dispositions during a period or expected losses from properties classified as held for sale at the end of the period, as well as all operations from those properties, are reclassified to and reported as part of “discontinued operations.”
(2)	Weighted average number of shares of common stock outstanding (basic and diluted) has been adjusted to reflect the 129,318.88 for 1 stock dividend paid on September 10, 2012, and excludes unvested restricted stock awards. No potentially dilutive securities were included as their effect would be anti-dilutive.

Selected Unaudited Pro Forma Consolidated Financial Information

The following tables set forth selected unaudited pro forma consolidated financial information. The pro forma consolidated financial information combines the historical financial statements of CCPT II and Spirit after giving effect to the merger using the acquisition method of accounting and preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read in conjunction with CCPT II’s historical consolidated financial statements and Spirit’s historical consolidated financial statements, including the notes thereto, which are included herein. The selected unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

Year Ended December 31, 2012
Statement of operations data:
Total revenue	$560,453
Income from continuing operations	$28,170
Income from continuing operations per common share:
Basic and diluted	$0.08

As of December 31, 2012
Balance sheet data:
Total real estate investments, at cost	$6,793,081
Total assets	$7,424,831
Line of credit	$321,537
Mortgage and notes payable, net	$3,419,069
Total liabilities	$4,078,413
Total stockholders’ equity	$3,346,418

Unaudited Comparative Per Share Information

The following tables set forth for the year ended December 31, 2012, selected per share information for Spirit common stock on a historical and pro forma combined basis and for CCPT II common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger using the acquisition method of accounting, with Spirit treated as the accounting acquiror. The data is derived from and should be read in conjunction with the Spirit and CCPT II audited consolidated financial statements and related notes and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.

The pro forma consolidated CCPT II equivalent information shows the effect of the merger from the perspective of an owner of CCPT II common stock. As this is a reverse acquisition, the CCPT II pro forma equivalent per common share amounts were calculated by multiplying the Spirit pro forma combined per share amounts by the inverse exchange ratio of 0.525.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

The pro forma income from continuing operations per share includes the combined income (loss) from continuing operations of Spirit and CCPT II on a pro forma basis as if the transactions were consummated on January 1, 2012.

	Spirit		CCPT II
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Year Ended December 31, 2012
Income (loss) from continuing operations per common share:
Basic and diluted	$(1.70)	$0.08	$0.12	$0.04
Dividends declared per common share	$0.33	$1.25	$0.63	$0.66
Book value per common share	$14.77	$9.04	$6.55	$4.75

Comparative CCPT II and Spirit Market Price and Dividend Information

CCPT II’s Market Price and Dividend Data

There is no established public trading market for shares of CCPT II common stock. At the close of business on March 27, 2013, the record date for CCPT II’s annual meeting, there were approximately 40,824 holders of record of CCPT II common stock. The following table sets forth the distributions declared on CCPT II common stock for the 2012, 2011 and 2010 fiscal years, which correspond to CCPT II’s respective quarterly fiscal periods for financial reporting purposes.

	Distributions Declared Per Share	Annualized Rate (At $10.00 Per Share)	Amount per $1,000 Invested
2012
Fourth Quarter	$0.1571	6.25%	$15.71
Third Quarter	$0.1571	6.25%	$15.71
Second Quarter	$0.1554	6.25%	$15.54
First Quarter	$0.1554	6.25%	$15.54
2011
Fourth Quarter	$0.1576	6.25%	$15.76
Third Quarter	$0.1576	6.25%	$15.76
Second Quarter	$0.1558	6.25%	$15.58
First Quarter	$0.1541	6.25%	$15.41
2010
Fourth Quarter	$0.1576	6.25%	$15.76
Third Quarter	$0.1576	6.25%	$15.76
Second Quarter	$0.1558	6.25%	$15.58
First Quarter	$0.1541	6.25%	$15.41

Spirit’s Market Price and Dividend Data

Spirit’s common stock is listed on the NYSE under the symbol “SRC.” This table sets forth, for the periods indicated, the range of high and low sales prices for Spirit’s common stock as reported on the NYSE. On January 18, 2013, the last full trading day prior to the public announcement of the proposed merger, the closing price of Spirit common stock was $17.82 per share. You should obtain a current stock price quotation for Spirit common stock.

	Price Per Share of Common Stock		Distributions Declared Per Share(1)
	High	Low
2012
September 20 (Spirit IPO) through September 30	$15.55	$14.76	$0.0204
Fourth Quarter	$17.90	$15.45	$0.3125

			$0.3329

(1)	In December 2012 the Spirit Board declared two cash dividends on its common stock.

If the Combined Corporation continues to pay quarterly cash dividends at the rate of $0.1641 per share, after giving effect to the inverse exchange ratio of 0.525, this dividend, from the perspective of a holder of CCPT II common stock, would be approximately 4% more than CCPT II’s most recent quarterly dividend of $0.1571 per share.

Recent Closing Prices

The following table sets forth the closing per share sales prices of Spirit’s common stock as reported on the NYSE on January 18, 2013, the last full trading day before the public announcement of the execution of the merger agreement by CCPT II and Spirit, and on March 25, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus:

Spirit Common Stock
January 18, 2013	$17.82
March 25, 2013	$19.17

The market price of Spirit common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger. Because the number of shares of CCPT II common stock to be issued in connection with the merger for each share of Spirit common stock is fixed in the merger agreement, the value of CCPT II common stock to be received by Spirit stockholders at the effective time of the merger may vary significantly.

Following the effective time of the merger, the Combined Corporation common stock is expected to be listed on the NYSE and the Spirit common stock will be delisted, however, until the effective time of the merger, the Spirit common stock will continue to be listed on the NYSE.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a CCPT II or Spirit stockholder, you should carefully consider the following risks before deciding whether to vote for the approval of the merger and other transactions contemplated by the merger agreement and the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. You should also read and consider the other information in this joint proxy statement/prospectus. When used in this section, unless otherwise specifically stated or the context otherwise requires, the term “Combined Corporation,” refers to CCPT II after the effective time of the merger, which will be named Spirit Realty Capital, Inc. with respect to the period after the merger.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in CCPT II’s share value or in Spirit’s stock price.

Upon the consummation of the merger, each share of Spirit common stock will be converted into the right to receive 1.9048 shares of CCPT II common stock (which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock), with cash paid in lieu of any fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of Spirit common stock or changes in the value of CCPT II common stock. Changes in the market price of Spirit common stock or changes in the value of CCPT II common stock prior to the merger will affect the value of the merger consideration that Spirit stockholders will receive on the date of the merger. Stock price or value changes may result from a variety of factors (many of which are beyond the control of CCPT II and Spirit), including the following factors:

•	market reaction to the announcement of the merger and the prospects of the Combined Corporation;

•	changes in the respective businesses, operations, assets, liabilities and prospects of CCPT II and Spirit;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Corporation;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the value of CCPT II common stock or the market price of Spirit common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CCPT II and Spirit operate; and

•	other factors beyond the control of CCPT II and Spirit, including those described or referred to elsewhere in this “Risk Factors” section.

The value of CCPT II common stock and the market price of Spirit common stock at the closing of the merger may vary from its value on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the meetings of CCPT II and Spirit. As a result, the implied value of the merger consideration represented by the exchange ratio will also vary.

Because the merger will be completed after the date of the meetings of the Spirit stockholders and CCPT II stockholders, at the time of your meeting, you will not know the exact value of the CCPT II common stock that Spirit stockholders will receive upon completion of the merger or the final market price of the Spirit common stock upon completion of the merger. You should consider the following two risks:

•	If the value of CCPT II common stock increases or if the market price of Spirit common stock declines between the date the merger agreement was signed or the date of the CCPT II annual meeting and the effective time of the merger, including for any of the reasons described above, Spirit stockholders will receive shares of CCPT II common stock that have a value upon completion of the merger that is greater than the value of such shares calculated pursuant to the exchange ratio when the merger agreement was signed or the date of the CCPT II annual meeting, respectively. Therefore, while the number of shares of CCPT II common stock to be issued per share of Spirit common stock is fixed, CCPT II stockholders cannot be sure of the value of the consideration that will be paid to Spirit stockholders upon completion of the merger.

•

If the value of CCPT II common stock declines or if the market price of Spirit common stock increases between the date the merger agreement was signed or the date of the Spirit special meeting and the effective time of the merger, including for any of the reasons described above, Spirit stockholders will receive shares of CCPT II common stock that have a value upon completion of the merger that is less than the value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Spirit special meeting, respectively. Therefore, while the number of shares of CCPT II common stock to be issued per share of Spirit common stock is fixed, Spirit stockholders cannot be sure of the value of the CCPT II common stock they will receive upon completion of the merger or the value of CCPT II common stock at any time after the completion of the merger.

The merger and related transactions are subject to approval by stockholders of both CCPT II and Spirit.

In order for the merger to be completed, both CCPT II and Spirit stockholders must respectively approve the merger and the other transactions contemplated by the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of each of CCPT II and Spirit entitled to vote on the merger and the other transactions contemplated by the merger agreement.

The closing of the merger is subject to the receipt of certain lender consents.

In order for the merger to be completed the consent of certain lenders is required to be obtained. CCPT II and Spirit have agreed to reasonably cooperate in connection with soliciting and obtaining these lender consents but there can be no guaranty that these lender consents will be obtained pursuant to the terms of the merger agreement.

CCPT II and Spirit stockholders will be diluted by the merger.

The merger will dilute the ownership position of the CCPT II stockholders, and result in Spirit stockholders having an ownership stake in the Combined Corporation that is smaller than their current stake in Spirit. Following the issuance of shares of CCPT II common stock to Spirit stockholders pursuant to the merger agreement, CCPT II stockholders and former Spirit stockholders are expected to hold approximately 56% and 44%, respectively, of the Combined Corporation common stock issued and outstanding immediately after the effective time of the merger, based on the number of shares of common stock of each of CCPT II and Spirit currently outstanding and various assumptions regarding share issuances by each of CCPT II and Spirit prior to the effective time of the merger. Consequently, CCPT II stockholders and Spirit stockholders, as a general matter, will have less influence over the management and policies of the Combined Corporation after the effective time of the merger than each currently exercise over the management and policies of CCPT II and Spirit, as applicable.

If the merger does not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, CCPT II or Spirit may be obligated to pay the other party a termination fee of $55 million plus up to $10 million in expense reimbursement. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Spirit to CCPT II” beginning on page 263 and “The Merger Agreement—Termination of the Agreement—Expenses Payable by CCPT II to Spirit” beginning on page 263.

Failure to complete the merger could negatively impact the value of CCPT II common stock, the stock price of Spirit common stock and the future business and financial results of both companies.

If the merger is not completed, the ongoing businesses of CCPT II and Spirit could be adversely affected and each of CCPT II and Spirit will be subject to several risks, including the following:

•	Spirit or CCPT II being required, under certain circumstances, to pay to the other party a termination fee of $55 million and/or up to $10 million in expense reimbursement;

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

Furthermore, if the merger is not completed, CCPT II stockholders will not have had the opportunity to achieve liquidity and the CCPT II Board will review such other alternatives for liquidity, which may not occur in the near term or on terms as attractive as the terms of the merger with Spirit.

If the merger is not completed, these risks could materially affect the business, financial results and stock price of Spirit and share value of CCPT II.

The pendency of the merger could adversely affect the business and operations of CCPT II and Spirit.

Prior to the effective time of the merger, some tenants or vendors of each of CCPT II and Spirit may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of CCPT II and Spirit, regardless of whether the merger is completed. In addition, due to operating restrictions in the merger agreement, each of CCPT II and Spirit may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of CCPT II or Spirit or which could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict both CCPT II’s and Spirit’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of CCPT II or Spirit respectively. In addition, CCPT II and Spirit generally have an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals that may be made before the CCPT II or Spirit Board may withdraw or qualify its recommendation to their respective stockholders. Upon termination of the merger agreement in certain circumstances, Spirit may be required to pay a termination fee and/or expense reimbursement to CCPT II, and in certain other circumstances, CCPT II may be required to pay a termination fee and/or an expense reimbursement to Spirit. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Spirit Parties” beginning on page 255, “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the CCPT II Parties” beginning on page 252 “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Spirit to CCPT II” beginning on page 263, and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CCPT II to Spirit” beginning on page 263.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of CCPT II or Spirit from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

If the merger is not consummated by July 22, 2013 (unless extended to September 22, 2013 pursuant to the terms of the merger agreement), either CCPT II or Spirit may terminate the merger agreement.

Either CCPT II or Spirit may terminate the merger agreement if the merger has not been consummated by July 22, 2013, unless as of July 22, 2013, all conditions to closing have been satisfied or waived other than the obligation of CCPT II and Spirit to obtain (i) its respective stockholder approval for the merger and the other transactions contemplated by the merger agreement and/or (ii) certain lender consents (described under “The Merger Agreement—Conditions to Completion of the Merger”) and the financing commitment secured by Spirit from Barclays Bank, Deutsche Bank and MIHI (or replacement financing acceptable to the parties) has been extended to September 22, 2013 (or such financing has been funded into escrow), in which case this date will be extended to September 22, 2013. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the failure to consummate the merger. For more information, please see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 261.

Some of the directors and executive officers of CCPT II and Spirit have interests in seeing the merger completed that are different from, or in addition to, those of the other CCPT II stockholders and Spirit stockholders.

Some of the directors and executive officers of CCPT II and Spirit have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of CCPT II and Spirit. These interests include, among other things, the continued service as a director or an executive officer of the Combined Corporation, and the providing of advisory and property management services pursuant to the Existing Agreements and the Advisory Matters Agreement. These interests, among other things, may influence the directors and executive officers of CCPT II and Spirit to support or approve the merger.

The merger will result in changes to the board of directors of the Combined Corporation.

Upon completion of the merger, the composition of the board of directors of the Combined Corporation will be different than the current CCPT II Board and the Spirit Board. The Spirit Board currently consists of seven directors and upon the consummation of the merger, all of the directors of Spirit immediately prior to the effective time of the merger and up to two individuals designated by CCPT II, and reasonably satisfactory to Spirit, are expected to comprise the board of directors of the Combined Corporation after the effective time of the merger. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II. This new composition of the board of directors of the Combined Corporation may affect the future decisions of the Combined Corporation.

Risk Factors Relating to the Combined Corporation Following the Merger

Risks Related to the Combined Corporation’s Operations

The Combined Corporation expects to incur substantial expenses related to the merger.

The Combined Corporation expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of CCPT II with those of Spirit. There are several systems that must be integrated, including accounting and finance and asset management. While it has been assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the Combined Corporation’s control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the Combined Corporation expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.

Following the merger, the Combined Corporation may be unable to integrate successfully the businesses of CCPT II and Spirit and realize the anticipated benefits of the merger or do so within the anticipated timeframe.

The merger involves the combination of CCPT II and Spirit which currently operate as a non-traded REIT and a publicly traded REIT, respectively, independently from each other. Even though the companies are operationally similar, the Combined Corporation will be required to devote significant management attention and resources to integrating the business practices and operations of Spirit and CCPT II. It is possible that the integration process could result in the distraction of the Combined Corporation’s management, the disruption of the Combined Corporation’s ongoing business or inconsistencies in the Combined Corporation’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Corporation to maintain relationships with customers, vendors and employees or to fully achieve the anticipated benefits of the merger.

The future results of the Combined Corporation will suffer if the Combined Corporation does not effectively manage its expanded operations following the merger.

Following the merger, the Combined Corporation may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the Combined Corporation will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The Combined Corporation cannot assure you that its expansion or acquisition opportunities will be successful, or that the Combined Corporation will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Many of the Combined Corporation’s properties depend upon a single tenant, or a limited number of major tenants, for all or a majority of its rental income; therefore, the Combined Corporation’s financial condition and ability to make distributions to you may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

Many of the Combined Corporation’s properties will be occupied by only one tenant or derive a majority of its rental income from a limited number of major tenants and, therefore, the success of those properties is materially dependent on the financial stability of such tenants. Such tenants face competition within their industries and other factors that could reduce their ability to make rent payments. For example, for the Combined Corporation’s industrial properties, a general reduction in U.S. manufacturing activity could reduce the Combined Corporation’s manufacturing tenants’ ability to pay rent. Lease payment defaults by tenants could cause the Combined Corporation to reduce the amount of distributions paid. A default of a tenant on its lease payments to the Combined Corporation would cause the Combined Corporation to lose revenue from the property and force the Combined Corporation to find an alternative source of revenue to meet any expenses associated with the property and prevent a foreclosure if the property is subject to a mortgage. In the event of a default by a single or major tenant, the Combined Corporation may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting the Combined Corporation’s investment and re-letting the property. If a lease is terminated, the Combined Corporation may not be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on the Combined Corporation’s financial condition and its ability to pay distributions to you.

Risks Related to an Investment in the Combined Corporation Common Stock

The market price and trading volume of the Combined Corporation common stock may be volatile.

The U.S. stock markets, including the NYSE, on which it is anticipated that the Combined Corporation common stock will be listed under the symbol “SRC,” have experienced significant price and volume fluctuations. As a result, the market price of shares of the Combined Corporation common stock is likely to be similarly volatile, and investors in shares of the Combined Corporation common stock may experience a decrease in the value of their shares, including decreases unrelated to the Combined Corporation’s operating performance or prospects. CCPT II and Spirit cannot assure you that the market price of the Combined Corporation common stock will not fluctuate or decline significantly in the future.

In addition to the risks listed in this “Risk Factors” section, a number of factors could negatively affect the Combined Corporation’s share price or result in fluctuations in the price or trading volume of the Combined Corporation common stock, including:

•	the annual yield from distributions on the Combined Corporation common stock as compared to yields on other financial instruments;

•

equity issuances by the Combined Corporation, or future sales of substantial amounts of the Combined Corporation common stock by its existing or future shareholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in the Combined Corporation’s distributions to stockholders that lead purchasers of the Combined Corporation common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of key management personnel;

•	the Combined Corporation’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in the Combined Corporation’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about the Combined Corporation or its industry by securities analysts;

•	failure to qualify as a REIT for federal income tax purposes;

•	adverse market reaction to any indebtedness the Combined Corporation incurs in the future;

•	strategic decisions by the Combined Corporation or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect the Combined Corporation or its industry;

•	speculation in the press or investment community;

•	changes in the Combined Corporation’s earnings;

•	failure to satisfy the listing requirements of the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional stockholders of the Combined Corporation;

•	changes in accounting principles; and

•	general economic and/or market conditions, including factors unrelated to the Combined Corporation’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert the

Combined Corporation’s management’s attention and resources, which could have a material adverse effect the Combined Corporation’s cash flows, its ability to execute its business strategy and the Combined Corporation’s ability to make distributions to its stockholders.

Because the Combined Corporation will have a large number of stockholders and CCPT II common stock has not been listed on a national securities exchange prior to the merger, there may be significant pent-up demand to sell shares of the Combined Corporation common stock. Significant sales of the Combined Corporation common stock, or the perception that significant sales of such shares could occur, may cause the price of the Combined Corporation common stock to decline significantly.

As of March 25, 2013, the Combined Corporation would have approximately 370,174,854 million shares of common stock issued and outstanding following the merger. Prior to this offering, the common stock of CCPT II was not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. Additionally, CCPT II’s share repurchase program has been suspended as of December 6, 2012. As a result, there may be significant pent-up demand to sell shares of the Combined Corporation common stock. A large volume of sales of shares of the Combined Corporation common stock could decrease the prevailing market price of the Combined Corporation common stock and could impair its ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of shares of the Combined Corporation common stock shares are not affected, the mere perception of the possibility of these sales could depress the market price of the Combined Corporation common stock and have a negative effect on the Combined Corporation’s ability to raise capital in the future.

The market price of the Combined Corporation common stock may decline as a result of the merger.

The market price of the Combined Corporation common stock may decline as a result of the merger if the Combined Corporation does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on the Combined Corporation’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, following the effective time of the merger, Spirit stockholders and CCPT II stockholders will own interests in a combined company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of CCPT II and Spirit may not wish to continue to invest in the Combined Corporation, or for other reasons may wish to dispose of some or all of their shares of the Combined Corporation common stock. If, following the effective time of the merger, large amounts of the Combined Corporation common stock are sold, the price of the Combined Corporation common stock could decline.

After the merger is completed, CCPT II stockholders will have different rights in the Combined Corporation that may be less favorable than their current rights as CCPT II stockholders.

After the closing of the merger, and the amendment and restatement of the CCPT II charter as part of the merger and the amendment and restatement of the CCPT II bylaws at the effective time of the merger, CCPT II stockholders who will own interests in the Combined Corporation will have different rights than they currently have as CCPT II stockholders. For a detailed discussion of the significant differences between current rights as a stockholder of CCPT II and the rights of a stockholder of the Combined Corporation, see “Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and Rights of Stockholders of the Combined Corporation Post-Merger” beginning on page 278.

The Combined Corporation cannot assure you that it will be able to continue paying dividends at or above the current rate currently paid by CCPT II and Spirit.

The stockholders of the Combined Corporation may not receive the same dividends following the merger for various reasons, including the following:

•	the Combined Corporation may not have enough cash to pay such dividends due to changes in the Combined Corporation’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Corporation’s board of directors, which reserves the right to change Spirit’s current dividend practices at any time and for any reason;

•	the Combined Corporation may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that the Combined Corporation’s subsidiaries may distribute to the Combined Corporation may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Corporation will have no contractual or other legal right to dividends that have not been declared by the Combined Corporation’s board of directors.

In connection with the announcement of the merger agreement, one lawsuit has been filed and is pending, as of March 28, 2013, seeking, among other things, to enjoin the merger and rescind the merger agreement, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected timeframe (if at all).

As of March 28, 2013, purported stockholders of Spirit have filed a lawsuit against Spirit, members of the Spirit Board, CCPT II, the Spirit Partnership and the CCPT II Partnership challenging the merger. The complaint alleges that Spirit’s directors breached their fiduciary duties to Spirit stockholders in connection with the merger, and further claims that CCPT II, the CCPT II Partnership and the Spirit Partnership aided and abetted those alleged breaches of fiduciary duty. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the merger agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief. Spirit or CCPT II may also be the target of similar litigation in the future.

While Spirit and CCPT II management believe that the allegations in the complaint are without merit and intend to defend vigorously against these allegations, Spirit and CCPT II cannot assure you as to the outcome of this, or any similar future lawsuits, including the costs associated with defending this claim or any other liabilities that may be incurred in connection with the litigation or settlement of this claims. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may prevent the completion of the merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of CCPT II and Spirit. For more information about litigation related to the merger, see “The Merger—Litigation Relating to the Merger” beginning on page 240.

Counterparties to certain significant agreements with CCPT II and Spirit may have consent rights in connection with the merger.

CCPT II and Spirit are respectively party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the merger will constitute a change in control and, therefore, the counterparty may assert its rights in connection with the merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Corporation’s results following the effective time of the merger, and accordingly, you have limited financial information on which to evaluate the Combined Corporation.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Corporation. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the effective time of the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger that CCPT II and Spirit believe are reasonable under the circumstances. CCPT II and Spirit cannot assure you that the assumptions will prove to be accurate over time.

The Combined Corporation may incur adverse tax consequences if CCPT II or Spirit has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of Spirit and CCPT II has operated in a manner that it believes has allowed it to qualify as a REIT for federal income tax purposes under the Code, and the Combined Corporation intends to continue operating in such a manner. None of Spirit, CCPT II or the Combined Corporation has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of Spirit, CCPT II or the Combined Corporation may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Spirit, CCPT II and the Combined Corporation must satisfy a number of requirements, including requirements regarding the ownership of its stock, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If Spirit, CCPT II or the Combined Corporation loses its REIT status, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, for each of the years involved because:

•	such company would not be allowed a deduction for dividends paid to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

•	such company also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless such company is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

In addition, if Spirit, CCPT II or the Combined Corporation fails to qualify as a REIT, it will not be required to make distributions to stockholders, and accordingly, distributions from its operating partnership could be similarly reduced. As a result of all these factors, Spirit’s, CCPT II’s or the Combined Corporation’s failure to qualify as a REIT could impair the Combined Corporation’s ability to expand its business and raise capital, and would materially adversely affect the value of its stock.

In certain circumstances, even if the Combined Corporation qualifies as a REIT, it may be subject to certain federal and state taxes, which would reduce the Combined Corporation’s cash available for distribution to its stockholders.

Even if the Combined Corporation maintains its status as a REIT, the Combined Corporation may be subject to federal or state taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, the Combined Corporation may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Corporation may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Corporation’s stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. The Combined Corporation may also be subject to state and local taxes on its income or property, either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Corporation indirectly owns its assets. Any federal or state taxes the Combined Corporation pays will reduce its cash available for distribution to stockholders. See section “The Merger—Material U.S. Federal Income Tax Consequences to the Merger” beginning on page 216.

The Internal Revenue Service, which is referred to in this joint proxy statement/prospectus as the IRS, may take the position that specific sale-lease back transactions are loans, which could jeopardize the Combined Corporation’s REIT qualification.

The IRS may take the position that specific sale-leaseback transactions that the Combined Corporation treats as leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so characterized by the IRS, the Combined Corporation might fail to satisfy the qualification requirements applicable to REITs.

Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates.

Certain dividends payable by domestic or qualified foreign corporations to individuals, trusts and estates that are U.S. stockholders, are currently eligible for federal income tax at a maximum rate of 20%. Dividends payable by REITs, in contrast, generally are not eligible for the reduced rates unless the dividends are attributable to (i) qualified dividend income received by the REIT from C corporations, including its taxable REIT subsidiaries, (ii) the REIT’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year, or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including the Combined Corporation common stock.

Legislative or regulatory action could adversely affect the stockholders of the Combined Corporation.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to the tax laws are likely to occur, and such changes may adversely affect the taxation of a stockholder of the Combined Corporation. Any such changes could have an adverse effect on an investment in the Combined Corporation common stock or on the market value or the resale potential of the Combined Corporation’s assets.

The power of the Combined Corporation’s board of directors to revoke its REIT election without stockholder approval may cause adverse consequences to its stockholders.

The Combined Corporation’s organizational documents will permit its board of directors to revoke or otherwise terminate its REIT election, without the approval of its stockholders, if the board of directors determines that it is not in the Combined Corporation’s best interest to qualify as a REIT. In such a case, the Combined Corporation would become subject to U.S. federal, state and local income tax on its net taxable income and the Combined Corporation would no longer be required to distribute most of its net taxable income to its stockholders, which may have adverse consequences on the total return to its stockholders.

The Combined Corporation depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Corporation’s business.

The future success of the Combined Corporation depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of the Corporation also depends upon the service of the Combined Corporation’s executive officers, particularly, Thomas H. Nolan, Jr. and Peter M. Mavoides, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Corporation’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Corporation’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Corporation in negotiations with lenders, existing and potential tenants and industry personnel.

Many of the Combined Corporation’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the real estate industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective tenants is critically important to the success of the Combined Corporation’s business. The loss of services of one or more members of the Combined Corporation’s senior management team, or the Combined Corporation’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Corporation’s business, diminish the Combined Corporation’s investment opportunities and weaken its relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could materially and adversely affect the Combined Corporation.

CCPT II and Spirit face other risks.

The foregoing risks are not exhaustive, and you should be aware that following the merger the Combined Corporation will face various other risks.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or CCPT II’s or Spirit’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger—Background of the Merger,” “The Merger—Recommendation of the CCPT II Board and Its Reasons for the Merger,” “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger,” “The Merger—Certain Prospective Financial Information Reviewed by CCPT II” and “The Merger—Certain Prospective Financial Information Reviewed by Spirit” constitute forward-looking statements

You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in this joint proxy statement/prospectus, could affect the future results of the Combined Corporation after completion of the merger and could cause actual results or other outcomes to differ materially from those expressed in the forward-looking statements contained in this joint proxy statement/prospectus:

•

each of CCPT II’s and Spirit’s success, or the success of the Combined Corporation, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;

•	the nature and extent of future competition;

•	increases in each of CCPT II’s and Spirit’s costs, or in the costs of the Combined Corporation, of borrowing as a result of changes in interest rates and other factors;

•	each of CCPT II’s and Spirit’s ability, or the ability of the Combined Corporation, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•

the ability and willingness of each of CCPT II’s and Spirit’s tenants, or the tenants of the Combined Corporation, to renew their leases upon expiration of the leases and each of CCPT II’s and Spirit’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either CCPT II or Spirit exercises its right to replace an existing tenant upon default;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either CCPT II or Spirit or their major tenants or the Combined Corporation or its major tenants;

•	risks associated with the ability to consummate the merger and the timing of the closing of the merger;

•	the risk that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;

•	unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; and

•

each of CCPT II’s and Spirit’s ability and willingness, and the ability and willingness of the Combined Corporation, to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

Should one or more of the risks or uncertainties described above or elsewhere herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that CCPT II, Spirit or persons acting on their behalf may issue.

Except as otherwise required by applicable law, CCPT II and Spirit disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information.”

THE COMPANIES

Cole Credit Property Trust II, Inc.

Description of CCPT II’s Business

Formation

CCPT II is a Maryland corporation formed on September 29, 2004, that elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 2005. CCPT II was organized to acquire and operate commercial real estate primarily consisting of freestanding, single-tenant, retail properties net leased to investment grade and other creditworthy tenants located throughout the United States. As of December 31, 2012, CCPT II owned 752 properties comprising 21.2 million rentable square feet of single and multi-tenant retail and commercial space located in 45 states and the U.S. Virgin Islands. As of December 31, 2012, the rentable space at these properties was 96% leased. As of December 31, 2012, CCPT II also owned 69 mortgage notes receivable secured by 43 restaurant properties and 26 single-tenant retail properties, each of which is subject to a net lease.

Substantially all of CCPT II’s business is conducted through its operating partnership, the CCPT II Partnership, a Delaware limited partnership organized in 2004. CCPT II is the sole general partner of and owns a 99.99% interest in the CCPT II Partnership. The Advisor is the sole limited partner and owns an insignificant noncontrolling partnership interest of less than 0.01% of the CCPT II Partnership.

As of December 31, 2012, CCPT II had raised approximately $2.3 billion in gross proceeds from all of its offerings since inception (including shares sold pursuant to the CCPT II distribution reinvestment plan, referred to herein as the CCPT II DRIP), before offering costs, selling commissions and dealer management fees of $188.3 million and before share redemptions of $206.1 million.

Investment Objectives and Policies

CCPT II’s objective is to invest primarily in freestanding, single-tenant, retail properties net leased to investment grade and other creditworthy tenants. It may also invest in mortgage loans, commercial mortgage backed securities, or CMBS, or other investments related to real property or entities or joint ventures that make similar investments. CCPT II’s primary investment objectives are:

•	to provide current income to its stockholders through the payment of cash distributions; and

•	to preserve and return its stockholders’ capital contributions.

Decisions relating to the purchase or sale of its investments are made by the Advisor, subject to oversight by the CCPT II Board, a majority of whom are independent directors. The CCPT II Board may revise its investment policies, as described below, without the concurrence of its stockholders. However, the CCPT II Board will not amend its charter, including any investment policies that are provided in its charter, without the concurrence of a majority of the outstanding shares, except for amendments that do not adversely affect the rights, preferences and privileges of its stockholders. CCPT II’s independent directors review its investment policies at least annually to determine that its policies are in the best interest of its stockholders.

Acquisition and Investment Policies

Types of Investments

CCPT II invests primarily in freestanding, single-tenant, retail properties under long-term net leases to investment grade and other creditworthy tenants. It also invests in multi-tenant retail “power centers” and single tenant office and industrial properties under long-term net leases to investment grade and other creditworthy tenants. In addition, CCPT II has acquired, and may continue to acquire mortgage loans secured by similar types of commercial properties in its portfolio.

Many of CCPT II’s properties are leased to single-tenants of large national retail chains or franchises, including “big box” retailers, which operate stores in the home improvement, drug, sporting goods, specialty, convenience and restaurant industries. Other properties are so-called “power centers,” which are comprised of national big box retailers and smaller national and regional retail establishments and other multi-tenant retail properties that complement CCPT II’s overall investment objectives. The Advisor monitors industry trends and seeks to identify properties on its behalf that will provide a favorable return balanced with risk. The Advisor primarily targets retail businesses with established track records. This industry is highly property dependent, therefore the Advisor believes it also offers highly competitive sale-leaseback investment opportunities.

To the extent feasible, CCPT II has acquired a well-balanced portfolio diversified by geographic location, age of the property and lease maturity. CCPT II pursued, and continues to pursue, properties with tenants that represent a variety of industries so as to avoid concentration in any one industry. These industries include all types of retail establishments, such as “big box” retailers, convenience stores, drug stores and restaurant properties. Tenants of CCPT II properties are diversified among national, regional and local brands. CCPT II generally targets properties with lease terms in excess of 10 years. It has acquired, and may continue to acquire, properties with shorter terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. It expects any future acquisitions to be made in the United States, including United States protectorates.

Many retail companies today are entering into sale-leaseback arrangements as a strategy for applying capital that would otherwise be applied to their real estate holdings to their core operating businesses. CCPT II believes that its investment strategy has enabled it to take advantage of the increased emphasis on retailers’ core business operations in today’s competitive corporate environment as retailers attempt to divest from real estate assets.

There is no limitation on the number, size or type of properties that CCPT II may acquire, or on the percentage of net proceeds of its offerings that may be invested in a single property. The number and mix of properties CCPT II will hold at any given time depends primarily upon real estate market conditions and other circumstances existing at that time.

CCPT II has incurred, and may continue to incur, debt to acquire properties if the Advisor determines that incurring such debt is in CCPT II’s best interest. In addition, from time to time, CCPT II acquires properties without financing and later incurs mortgage debt secured by one or more of such properties if favorable financing terms are available. It generally use the proceeds from such loans to acquire additional properties. See the section below captioned “—Borrowing Policies” for a more detailed explanation of CCPT II’s borrowing intentions and limitations.

Real Estate Underwriting Process

In evaluating potential property and mortgage loan acquisitions consistent with CCPT II’s investment objectives, it applies credit underwriting criteria to the tenants of existing properties. Similarly, CCPT II will apply credit underwriting criteria to possible new tenants when it is re-leasing properties in its portfolio. Tenants of CCPT II’s properties frequently are national or super-regional retail chains that are investment grade or otherwise creditworthy entities having high net worth and operating income. The underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flow, business plans, data provided by industry credit rating services, and/or other information the Advisor may deem relevant. Generally, these tenants must be experienced multi-unit operators with a proven track record in order to meet the credit tests applied by the Advisor.

In evaluating the credit worthiness of a tenant or prospective tenant, the Advisor may not always use specific quantifiable standards, and may consider many factors, including debt ratings obtained from debt rating agencies, such as Moody’s Investors Service, or Moody’s, and Standard & Poor’s Financial Services, LLC, or Standard & Poor’s, and/or the proposed terms of the acquisition. A tenant will be considered “investment grade”

when the tenant has a debt rating by Moody’s of Baa3 or better, or a credit rating by Standard & Poor’s of BBB- or better, or its payments are guaranteed by a company with such rating. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease CCPT II’s concentration of investment grade tenants in the future.

Moody’s ratings are opinions of future relative creditworthiness based on an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, measures the ability of a company to generate cash in the future.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies with adequate financial security. However, certain protective elements may be lacking or may be unreliable over any given period of time. A Moody’s debt rating of Aaa, which is the highest investment grade rating given by Moody’s, is assigned to companies with exceptional financial security. Thus, investment grade tenants will be judged by Moody’s to have at least adequate financial security, and will in some cases have exceptional financial security.

Standard & Poor’s assigns a credit rating to both companies as a whole and to each issuance or class of a company’s debt. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of CCPT II to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies or issuances with extremely strong capacities to meet their financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

Other creditworthy tenants are tenants with financial profiles that the Advisor believes meet its investment objectives. In evaluating the credit worthiness of a tenant or prospective tenant, the Advisor does not use specific quantifiable standards, but does consider many factors, including other debt rating agencies, such as Dun and Bradstreet, and/or the proposed terms of the acquisition. The factors the Advisor considers include the financial condition of the tenant and/or guarantor, the operating history of the property with such tenant or tenants, the tenant’s or tenants’ market share and track record within its industry segment, the general health and outlook of the tenant’s or tenants’ industry segment, and the lease length and terms at the time of the acquisition.

Description of Leases

The majority of CCPT II’s properties are single-tenant properties with existing “net” leases, and when spaces become vacant or existing leases expire, it anticipates entering into “net” leases. “Net” leases means leases that typically require that tenants pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net or double net. Triple net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double net leases typically have the landlord responsible for the roof and structure of the building, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. With respect to CCPT II’s multi-tenant properties, it has a variety of lease arrangements with the tenants of such properties. Since each lease is an individually negotiated contract between two or more parties, each contract will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property, and CCPT II will have limited ability to revise the terms of leases to those tenants.

The majority of CCPT II’s properties had initial lease terms of 10 years or more at the time of acquisition. CCPT II has acquired and in the future it may continue to acquire properties under which the lease term has partially expired. It also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases for CCPT II’s properties also contain provisions that increase the amount of base rent payable at points during the lease term and/or percentage rent that can be calculated by a number of factors. Under triple net and double net leases, the tenants are generally required to pay the real estate taxes, insurance, utilities and common area maintenance charges associated with the properties. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. As a precautionary measure, the Advisor has obtained and may obtain in the future, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers 1 year of annual rent in the event of a rental loss. The secondary insurance coverage names the ownership entity as the named insured on the policy.

Some leases require that CCPT II procure insurance for both commercial general liability and property damage insurance; however, the premiums are fully reimbursable from the tenant. When CCPT II procures such insurance, the policy lists it as the named insured on the policy and the tenant as the additional insured. Tenants are required to provide proof of insurance by furnishing a certificate of insurance to the Advisor on an annual basis. The insurance certificates are carefully tracked and reviewed for compliance by the Advisor’s property management department.

In general, leases may not be assigned or subleased without CCPT II’s prior written consent. If CCPT II does consent to an assignment or sublease, the original tenant generally will remain fully liable under the lease unless CCPT II releases the tenant from its obligations under the lease.

Other Possible Investments

Although most of CCPT II’s investments are properties of the types described above, it has made and may continue to make other investments. For example, it is not limited to investments in single-tenant, freestanding retail properties or properties leased to investment grade and other creditworthy tenants and complimentary multi-tenant properties. CCPT II has invested and may continue to invest in other commercial properties such as business and industrial parks, office buildings and warehouse and distribution facilities, or in other entities that make such investments or own such properties, in order to reduce overall portfolio risks or enhance overall portfolio returns if the Advisor and the CCPT II Board determine that it would be advantageous to do so. Further, to the extent that the Advisor and the CCPT II Board determine it is in its best interest in order to diversify its investment portfolio or otherwise, CCPT II has invested, and may continue to invest, in CMBS and mortgage loans generally secured by the same types of commercial properties that it generally acquires. CCPT II also has invested, and may continue to invest, in other investments related to real property or entities or joint ventures that make similar investments.

CCPT II’s criteria for investing in CMBS and mortgage loans are substantially the same as those involved in its investment in properties. CCPT II does not intend to make loans to other persons (other than mortgage loans), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than direct or indirect interests in real estate.

Investment Decisions

The Advisor has substantial discretion with respect to the selection of specific investments and the purchase and sale of CCPT II’s properties, subject to the oversight of the CCPT II Board. In pursuing CCPT II’s investment objectives and making investment decisions for it, the Advisor evaluates the proposed terms of the purchase against all aspects of the transaction, including the condition and financial performance of the property, the terms of existing leases and the creditworthiness of the tenant, and property and location characteristics. Because the factors considered, including the specific weight CCPT II places on each factor, will vary for each potential investment, it does not, and is not able to, assign a specific weight or level of importance to any particular factor.

In addition to procuring and reviewing an independent valuation estimate and property condition report, the Advisor also, to the extent such information is available, considers the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions including vacancy rates;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions;

•	presence of nearby properties that may positively impact store sales at the subject property; and

•

lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements, termination options, projected net cash flow yield and projected internal rates of return.

The Advisor considers whether properties are leased by, or have leases guaranteed by, companies that maintain an investment grade rating by either Standard and Poor’s or Moody’s Investor Services. The Advisor also will consider non-rated and non-investment grade rated tenants that CCPT II considers creditworthy, as described in “—Real Estate Underwriting Process” above.

Conditions to Closing Acquisitions

Generally, CCPT II conditions its obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to the Advisor;

•	financial statements covering recent operations of properties having operating histories;

•	title and liability insurance policies; and

•	tenant estoppel certificates.

CCPT II generally will not purchase any property unless and until it also obtains what is generally referred to as a “Phase I” environmental site assessment and is generally satisfied with the environmental status of the property. However, CCPT II may purchase a property without obtaining such assessment if the Advisor determines it is not warranted. A Phase I environmental site assessment consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

CCPT II may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, CCPT II will be obligated to purchase the property at the completion of construction, provided that the construction substantially conforms to definitive plans, specifications, and costs approved by it in advance. In such cases, prior to CCPT II acquiring the property, it generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property substantially complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, CCPT II expects to pay a negotiated maximum amount to the seller upon completion. CCPT II does not currently intend to construct or develop properties or to render any services in connection with such development or construction.

In determining whether to purchase a particular property, CCPT II may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, normally is surrendered if the property is not purchased and normally is credited against the purchase price if the property is purchased.

In purchasing, leasing and developing properties, CCPT II will be subject to risks generally incident to the ownership of real estate.

Ownership Structure

CCPT II’s investment in real estate generally takes the form of holding fee title or a long-term leasehold estate. In addition, CCPT II has invested in mortgages acquired in the secondary market and secured by commercial properties. CCPT II has acquired its real estate investments either directly through its operating partnership, or indirectly through limited liability companies, limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with the developers of the properties or other persons. See the “—Joint Venture Investments” section below. In addition, it has purchased, and may continue to purchase, properties and lease them back to the sellers of such properties. While CCPT II uses its best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease” and so that CCPT II will be treated as the owner of the property for federal income tax purposes, the IRS could challenge this characterization. In the event that any sale-leaseback transaction is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed.

Joint Venture Investments

CCPT II may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of the Advisor, including other real estate programs sponsored by affiliates of the Advisor, for the acquisition, development or improvement of properties or the acquisition of other real estate-related investments. CCPT II has and may continue to enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, the Advisor will evaluate the underlying real property or other real estate-related investment using the same criteria described above in “Acquisition and Investment Policies—Investment Decisions” for the selection of its real property investments. The Advisor also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

CCPT II’s general policy is to invest in joint ventures only when CCPT II would have substantial decision-making rights and a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, CCPT II may not have sufficient funds to exercise its right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

The Advisor and its officers and key persons may have conflicts of interest in determining which real estate program sponsored by CCPT II’s sponsor, Cole Real Estate Investments, should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with CCPT II’s business interests or goals. In addition, if the joint venture is with another Cole-sponsored program, the Advisor may face a conflict in structuring the terms of the relationship between its interests and the interest of the co-venturer and in managing the joint venture. Since the Advisor and its affiliates will control both the co-venturer and, to a certain extent, CCPT II, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that CCPT II receives. In addition, CCPT II may assume liabilities related to the joint venture that exceed the percentage of its investment in the joint venture.

CCPT II may enter into joint ventures with other real estate programs sponsored by Cole Real Estate Investments only if a majority of its directors not otherwise interested in the transaction and a majority of its independent directors approve the transaction as being fair and reasonable to CCPT II and on substantially the same terms and conditions as those received by unaffiliated joint venturers.

Borrowing Policies

The Advisor believes that utilizing borrowing is consistent with CCPT II’s investment objective of maximizing the return to stockholders. By operating on a leveraged basis, CCPT II has more funds available for investment in properties. This allows it to make more investments than would otherwise be possible, resulting in a more diversified portfolio. There is no limitation on the amount CCPT II may borrow against any single improved property. However, under CCPT II’s charter, it is required to limit its borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of its gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to its stockholders in the next quarterly report along with the justification for such excess borrowing. In the event that CCPT II issues preferred stock that is entitled to a preference over the common stock in respect of distributions or liquidation or is treated as debt under GAAP, it will include it in the leverage restriction calculations, unless the issuance of the preferred stock is approved or ratified by its stockholders.

The Advisor uses its best efforts to obtain financing on the most favorable terms available to CCPT II. The Advisor has substantial discretion with respect to the financing CCPT II obtains, subject to CCPT II’s borrowing policies, which are approved by the CCPT II Board. Lenders may have recourse to assets not securing the repayment of the indebtedness. The Advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures, or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

CCPT II may not borrow money from any of its directors or from the Advisor or its affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to CCPT II than a comparable loan between unaffiliated parties. During the year ended December 31, 2012, CCPT II did not acquire any properties or borrow any funds from the Advisor or its affiliates.

Disposition Policies

CCPT II usually holds each property it acquires for an extended period of time. Holding periods for other real estate-related investments will vary. However, circumstances might arise that could result in the earlier sale of some properties. CCPT II may sell a property before the end of the expected holding period if it believes the sale of the property would be in the best interests of its stockholders. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions and current tenant creditworthiness, with a view to achieving maximum capital appreciation. There can be no assurance that this objective will be realized. The selling price of a property that is net leased will be determined in part by the amount of rent payable remaining under the lease and the economic conditions at that time. In connection with the sales of CCPT II’s properties, CCPT II may lend the purchaser all or a portion of the purchase price. In these instances, CCPT II’s taxable income may exceed the cash received in the sale. The terms of payment will be affected by customs in the area in which the property being sold is located and the then-prevailing economic conditions.

Acquisition of Properties from Affiliates of the Advisor

CCPT II may acquire properties or interests in properties from or in co-ownership arrangements with entities affiliated with the Advisor, including properties acquired from affiliates of the Advisor engaged in construction and development of commercial real properties. CCPT II will not acquire any property from an affiliate of the Advisor unless a majority of CCPT II’s directors (including a majority of its independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to CCPT II. The purchase price that CCPT II will pay for any property it acquires from affiliates of the Advisor, including property developed by an affiliate of the Advisor as well as property held by such an affiliate that has already been developed, will not exceed the current appraised value of the property. In addition, the price of the property CCPT II acquires from an affiliate of the Advisor may not exceed the cost of the property to the affiliate, unless a majority of CCPT II’s directors and a majority of its independent directors determine that substantial justification for the excess exists and the excess is reasonable. During the year ended December 31, 2012, CCPT II did not purchase any properties from the Advisor or the Advisor’s affiliates.

Employees

CCPT II has no direct employees. The employees of the Advisor and its affiliates provide services to CCPT II related to acquisition and disposition, property management, asset management, financing, accounting, investor relations and administration.

CCPT II is dependent on the Advisor and its affiliates for services that are essential to CCPT II, including the sale of shares of CCPT II common stock, asset acquisition decisions, property management and other general administrative responsibilities. In the event that the Advisor and its affiliates were unable to provide these services to CCPT II, it would be required to obtain such services from other sources.

CCPT II reimburses the Advisor and its affiliates for expenses incurred in connection with its provision of administrative, acquisition, property management, asset management, financing, accounting and investor relation services, including personnel costs, subject to certain limitations. During the years ended December 31, 2012, 2011 and 2010, CCPT II incurred $3.6 million, $3.5 million and $3.8 million, respectively, for such services provided by the Advisor or its affiliates.

Competition

As CCPT II purchases properties, it is in competition with other potential buyers for the same properties and may have to pay more to purchase the property than if there were no other potential acquirers or it may have to locate another property that meets its investment criteria. In addition, the leasing of real estate is highly competitive in the current market, and CCPT II may continue to experience competition for tenants from owners and managers of competing projects. As a result, CCPT II may have to provide free rent, incur charges for tenant improvements, or offer other inducements, or it might not be able to timely lease the space, all of which may have an adverse impact on its results of operations. At the time CCPT II elects to dispose of its properties, it may also be in competition with sellers of similar properties to locate suitable purchasers for its properties.

Concentration of Credit Risk

As of December 31, 2012, CCPT II had cash on deposit, including restricted cash, in four financial institutions, all of which had deposits in excess of current federally insured levels totaling $7.7 million; however, CCPT II has not experienced any losses in such accounts. CCPT II limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, it believes it is not exposed to any significant credit risk on cash.

No single tenant accounted for greater than 10% of CCPT II’s gross annualized rental revenues for the year ended December 31, 2012. Tenants in the specialty retail, drugstore and restaurant industries comprised 17%, 15% and 15%, respectively, of CCPT II’s gross annualized rental revenues for the year ended December 31, 2012. Additionally, CCPT II has certain geographic concentrations in its property holdings. In particular, as of December 31, 2012, 166 of its properties were located in Texas and 23 were located in Florida, accounting for 16% and 10% of its 2012 gross annualized rental revenues, respectively.

Environmental Matters

In connection with the ownership and operation of real estate, CCPT II may be potentially liable for costs and damages related to environmental matters. CCPT II has acquired certain properties that are subject to environmental remediation, in which the seller, the tenant and/or another third party has been identified as the responsible party for environmental remediation costs related to the property. Additionally, in connection with the purchase of certain of the properties, the respective sellers and/or tenants have indemnified CCPT II against future remediation costs. In addition, CCPT II carries environmental liability insurance on its properties that provides coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims.

Legal Proceedings

On March 5, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of Spirit captioned Kendrick, et al. v. Spirit Realty Capital, Inc., et al. The complaint names as defendants Spirit, the members of the Spirit Board, the Spirit Partnership, CCPT II and the CCPT II Partnership, and alleges that the directors of Spirit breached their fiduciary duties by engaging in an unfair process leading to the Merger Agreement, agreeing to a Merger Agreement at an opportunistic and unfair price, allowing draconian and preclusive deal protection devices in the Merger Agreement, and by engaging in self-interested and otherwise conflicted actions. The complaint alleges that CCPT II, the CCPT II Partnership and the Spirit Partnership aided and abetted those breaches of fiduciary duty. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the Merger Agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the Merger Agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief.

In the ordinary course of business, CCPT II may become subject to litigation or claims. CCPT II is not aware of any material pending legal proceedings, other than as stated above and ordinary routine litigation incidental to its business to which CCPT II is a party or to which its properties are the subject.

CCPT II Properties

As of December 31, 2012, CCPT II owned 752 properties comprising 21.2 million rentable square feet of single and multi-tenant retail and commercial space located in 45 states and the U.S. Virgin Islands. As of December 31, 2012, 417 of the properties were freestanding, single-tenant retail properties, 312 of the properties were freestanding, single-tenant commercial properties and 23 of the properties were multi-tenant retail properties. Of the leases related to these properties, 13 were classified as direct financing leases. As of December 31, 2012, 96% of the gross rentable square feet of these properties was leased, with a weighted-average remaining lease term of 9.8 years. As of December 31, 2012, CCPT II had outstanding debt of $1.8 billion, secured by properties in CCPT II’s portfolio and their related tenant leases and other real estate related assets on which the debt was placed.

Property Statistics

The following table shows the tenant diversification of CCPT II’s consolidated real estate assets, based on gross annualized rental revenue, as of December 31, 2012:

Tenant	Total Number of Leases	Leased Square Feet(1)	2012 Gross Annualized Rental Revenue (in thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Walgreens—drug store	70	1,011,529	$23,097	9%
Church’s Chicken—restaurant	1	244,231	14,056	6%
Academy Sports—sporting goods	9	1,955,411	12,944	5%
Circle K—convenience store	83	250,580	11,550	5%
CVS—drug store	37	412,496	9,408	4%
Home depot—home improvement	5	554,979	7,189	3%
Ferguson Enterprises—specialty retail	8	1,111,948	6,940	3%
Tractor Supply—specialty retail	27	783,616	6,679	3%
Petsmart—specialty retail	8	1,035,471	6,146	2%
Lowe’s—home improvement	8	1,061,550	6,067	2%
Other	516	11,985,465	149,541	58%

	772	20,407,276	$253,617	100%

(1)	Including square feet of the buildings on land that is subject to ground leases.

The following table shows the tenant industry diversification of CCPT II’s consolidated real estate assets, based on gross annualized rental revenue, as of December 31, 2012:

Industry	Total Number of Leases	Leased Square Feet(1)	2012 Gross Annualized Rental Revenue (in thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Specialty retail	203	4,626,991	$43,077	17%
Drugstore	128	1,690,979	38,568	15%
Restaurant	122	955,988	37,044	15%
Sporting goods	17	2,278,621	17,106	7%
Home improvement	13	1,616,529	13,256	5%
Convenience store	84	264,896	12,563	5%
Distribution	14	1,410,464	10,296	4%
Fitness and health	21	584,273	9,678	4%
Automotive parts	30	636,005	9,227	4%
Electronics retail	14	576,891	7,270	3%
Other	126	5,765,639	55,532	21%

	772	20,407,276	$253,617	100%

(1)	Including square feet of the buildings on land that is subject to ground leases.

The following table shows the geographic diversification of CCPT II’s consolidated real estate assets, based on gross annualized rental revenue, as of December 31, 2012:

Location	Total Number Of Properties	Rentable Square Feet(1)	2012 Gross Annualized Rental Revenue (in thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Texas	166	3,638,467	$40,604	16%
Florida	23	2,088,910	24,954	10%
Georgia	63	1,131,834	19,731	8%
Illinois	23	1,742,432	18,899	7%
Ohio	64	666,985	13,293	5%
Missouri	25	714,761	9,415	4%
Tennessee	39	559,109	8,710	3%
Nevada	2	1,009,278	7,119	3%
North Carolina	20	811,666	6,872	3%
Virginia	12	992,554	6,700	3%
Other	315	7,861,715	97,320	38%

	752	21,217,711	$253,617	100%

(1)	Including square feet of the buildings on land that is subject to ground leases.

Leases

Although there are variations in the specific terms of the leases of CCPT II’s properties, the following is a summary of the general structure of its leases. Generally, the leases of CCPT II’s properties provide for initial terms of 10 to 20 years. As of December 31, 2012, the weighted average remaining lease term was 9.8 years. The properties are generally leased under net leases pursuant to which the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. Certain of the leases require CCPT II to maintain the roof and structure of the building. The leases of the properties provide for annual base rental payments (payable in monthly installments) ranging from $7,000 to $14.1 million (average of $330,000). Certain leases provide for limited increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume.

Generally, the property leases provide the tenant with one or more multi-year renewal options, subject to generally the same terms and conditions as the initial lease term. Certain leases also provide that in the event CCPT II wishes to sell the property subject to that lease, CCPT II first must offer the lessee the right to purchase the property on the same terms and conditions as any offer which CCPT II intends to accept for the sale of the property.

The following table shows lease expirations of CCPT II’s consolidated real estate assets as of December 31, 2012, during each of the next 10 years and thereafter, assuming no exercise of renewal options or termination rights:

Year of Lease Expiration	Total Number of Leases	Leased Square Feet(1)	2012 Gross Annualized Rental Revenue (in thousands)	Percentage of 2012 Gross Annualized Rental Revenue
2013	38	654,594	$4,632	2%
2014	33	414,662	4,010	2%
2015	46	1,250,819	11,415	5%
2016	57	1,775,388	18,682	7%
2017	91	1,748,290	20,991	8%
2018	90	1,463,216	19,552	8%
2019	16	445,442	6,616	3%
2020	27	619,693	8,065	3%
2021	76	1,538,835	22,424	9%
2022	49	1,236,312	15,170	6%
Thereafter	249	9,260,025	122,060	47%

	772	20,407,276	$253,617	100%

(1)	Including square feet of the buildings on land that is subject to ground leases.

Notes Payable Information

As of December 31, 2012, CCPT II had $1.8 billion of debt outstanding, consisting of (1) $1.4 billion in fixed rate mortgage loans, referred to herein as the CCPT II Fixed Rate Debt, which includes $77.6 million of variable rate debt swapped to fixed rates, (2) $4.3 million in variable rate mortgage loans, referred to herein as the CCPT II Variable Rate Debt and (3) $319.1 million outstanding under the CCPT II credit facility, referred to herein as the CCPT II Credit Facility. The CCPT II Fixed Rate Debt has annual interest rates ranging from 3.15% to 7.22%, with a weighted average annual interest rate of 5.68%, and various maturity dates ranging from September, 2014 through August, 2031. The CCPT II Variable Rate Debt has an annual interest rate of LIBOR plus 275 basis points and matures in September, 2014. The CCPT II Credit Facility allows CCPT II to borrow up to $238.9 million in revolving loans, referred to herein as the CCPT II Revolving Loans, and $111.1 million in term loan borrowings, referred to herein as the CCPT II Term Loan. The CCPT II Revolving Loans under the CCPT II Credit Facility bear interest at variable rates depending on the type of loan used. Eurodollar rate loans have variable rates which are generally equal to the one-month, two-month, three-month, or six-month LIBOR plus 275 to 400 basis points, determined by the leverage ratio of CCPT II in accordance with the agreement. Base rate committed loans have variable rates equal to the greater of (a) the Federal Funds Rate plus 0.5%; (b) Bank of America’s prime rate; or (c) the Eurodollar Rate plus 1.0%; plus 175 to 300 basis points, determined by the leverage ratio of CCPT II in accordance with the agreement. As of December 31, 2012, the interest rate in effect for the CCPT II Revolving Loans under the CCPT II Credit Facility was 3.71%. On February 24, 2011, CCPT II executed an interest rate swap agreement which had the effect of fixing the interest rate for the CCPT II Term Loan borrowings under the CCPT II Credit Facility to 4.94% per annum based on CCPT II’s overall leverage levels at the time of the transaction. The CCPT II Credit Facility matures on December 17, 2013.

The ratio of debt to total gross real estate and related assets net of gross intangible lease liabilities, as of December 31, 2012, was 51% and the weighted average years to maturity was 3.6 years. Except for the notes payable under the CCPT II Credit Facility, which are unsecured obligations, the notes payable are secured by the respective properties on which the debt was placed and their related tenant leases and other real estate related assets, which had an aggregate gross asset value of $2.5 billion at December 31, 2012. The notes payable are generally non-recourse to CCPT II and the CCPT II Partnership, but both are liable for customary non-recourse carve-outs.

Generally, the notes payable may not be prepaid, in whole or in part, except under the following circumstances: (1) prepayment may be made subject to payment of a yield maintenance premium or through defeasance, (2) full prepayment may be made on any of the three monthly payment dates occurring immediately prior to the maturity date, and (3) partial prepayments resulting from the application of insurance or condemnation proceeds to reduce the outstanding principal balance of the mortgage notes. Notwithstanding the prepayment limitations, CCPT II may sell the properties to a buyer that assumes the respective mortgage loan. The transfer would be subject to the conditions set forth in the individual property’s mortgage note document, including without limitation, the lender’s approval of the proposed buyer and the payment of the lender’s fees, costs and expenses associated with the sale of the property and the assumption of the loan.

Generally, in the event that a mortgage note is not paid off on the respective maturity date, certain mortgage notes include hyper-amortization provisions. The interest rate during the hyper-amortization period would be the fixed interest rate as stated on the respective mortgage note agreement plus 2.0%. The individual mortgage note maturity date, under the hyper-amortization provisions, would generally be extended by 20 years. During such period, the lender would apply 100% of the rents collected to (1) all payments for escrow or reserve accounts, (2) payment of interest at the original fixed interest rate, (3) payments for the replacement reserve account, (4) any other amounts due in accordance with the mortgage note agreement other than any additional interest expense, (5) any operating expenses of the property pursuant to an approved annual budget, (6) any extraordinary expenses, (7) payments to be applied to the reduction of the principal balance of the mortgage note, and (8) any additional interest expense, which is not paid would be added to the principal balance of the mortgage note.

Board of Directors

Board Meetings and Annual Stockholder Meeting

The CCPT II Board held 8 meetings during the fiscal year ended December 31, 2012. Each director attended all of his board and committee meetings in 2012. Although CCPT II does not have a formal policy regarding attendance by members of the CCPT II Board at its Annual Meeting of Stockholders, it encourages all of its directors to attend. All of CCPT II’s directors attended its 2012 Annual Meeting of Stockholders by conference telephone.

Independence

As required by CCPT II’s charter, a majority of the members of the CCPT II Board must qualify as “independent” as affirmatively determined by the CCPT II Board. The CCPT II Board consults with CCPT II’s legal counsel and counsel to the independent directors to ensure that the CCPT II Board’s determinations are consistent with CCPT II’s charter and applicable securities and other laws and regulations regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and CCPT II, CCPT II’s management and its independent registered public accounting firm, the CCPT II Board has determined that Messrs. Bromley and Fugelsang, who comprise the majority of the CCPT II Board, qualify as independent directors. A copy of CCPT II’s independent director definition, which is contained in its charter and complies with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, was attached to CCPT II’s proxy statement for the 2011 Annual Meeting of Stockholders. Although CCPT II’s shares are not listed for trading on any national securities exchange, its independent directors also meet the current independence and qualifications requirements of the NYSE.

Board Committees

Audit Committee

The CCPT II Board has an audit committee, which assists the CCPT II Board in fulfilling its responsibilities. The audit committee is composed of Mr. Bromley (chairman) and Mr. Fugelsang, both of whom are independent directors. The audit committee meets periodically during the year, usually in conjunction with regular meetings of the CCPT II Board. The audit committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit CCPT II’s annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of CCPT II’s internal accounting controls. The CCPT II Board has adopted a charter for the audit committee that sets forth its specific functions and responsibilities. The audit committee charter can be located on CCPT II’s website at https://www.colecapital.com/corporate-governance by clicking on “CCPT II Audit Committee Charter.”

Although the CCPT II common stock is not listed for trading on any national securities exchange, both members of the audit committee meet the current independence and qualifications requirements of the NYSE, as well as CCPT II’s charter and applicable rules and regulations of the SEC. While both members of the audit committee have significant financial and/or accounting experience, the CCPT II Board has determined that Mr. Bromley satisfies the SEC’s requirements for an “audit committee financial expert” and has designated Mr. Bromley as the audit committee financial expert. The CCPT II audit committee met 4 times during 2012.

Compensation Committee

The CCPT II Board also has a compensation committee. The primary purpose of the compensation committee is to oversee CCPT II’s compensation programs for executive officers. CCPT II’s executive officers currently do not receive compensation directly from CCPT II for services rendered to it. Accordingly, the compensation committee did not hold any meetings during 2012. The compensation committee is composed of Mr. Bromley (chairman) and Mr. Fugelsang, both of whom are independent directors. The compensation committee has adopted a written charter approved by the CCPT II Board. The compensation committee charter can be located on CCPT II’s website at https://www.colecapital.com/corporate-governance by clicking on “CCPT II Compensation Committee Charter.” Presently, the full CCPT II Board oversees compensation of its independent directors.

Nominating Board of Directors—Functions

CCPT II believes that the CCPT II Board is qualified to perform the functions typically delegated to a nominating committee, and that the formation of a separate committee is not necessary at this time. Therefore, all members of the CCPT II Board develop the criteria necessary for prospective members of the CCPT II Board and participate in the consideration of director nominees. The primary functions of the members of the CCPT II Board relating to the consideration of director nominees are to conduct searches and interviews for prospective director candidates, if necessary, review background information for all candidates for the CCPT II Board, including those recommended by stockholders, and formally propose the slate of director nominees for election by the stockholders at the annual meeting.

Special Committee

On May 7, 2012, in connection with CCPT II’s exploration of strategic alternatives, the CCPT II Board established the CCPT II Special Committee, consisting solely of independent members of the CCPT II Board. For more information regarding the CCPT II Special Committee, see “The Merger—Background of the Merger” beginning on page 159.

Communication with Directors

CCPT II has established procedures for stockholders or other interested parties to communicate directly with the CCPT II Board. Such parties can contact the CCPT II Board by mail at: Chairman of the Cole Credit Property Trust II, Inc. Audit Committee, c/o Corporate Secretary, 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016.

The chairman of the audit committee will receive all communications made by these means, and will distribute such communications to such member or members of the CCPT II Board as he deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the chairman of the audit committee to the members of the audit committee for review.

Board Leadership Structure; Independent Lead Director

Christopher H. Cole serves as both CCPT II’s Chairman of the CCPT II Board and Chief Executive Officer. The CCPT II Board believes that independent oversight of management is an important component of an effective board of directors. The independent directors of CCPT II have determined that the most effective board of directors’ leadership structure for CCPT II at the present time is for the Chief Executive Officer to also serve as Chairman of the CCPT II Board. The independent directors believe that because the Chief Executive Officer is ultimately responsible for the day-to-day operation of CCPT II and for executing CCPT II’s strategy, and because the performance of CCPT II is an integral part of the CCPT II Board’s deliberations, the Chief Executive Officer is the director best qualified to act as Chairman of the CCPT II Board. The CCPT II Board retains the authority to modify this structure to best address CCPT II’s unique circumstances, and to advance the best interests of all CCPT II stockholders, as and when appropriate. In addition, although CCPT II does not have a lead independent director, the CCPT II Board believes that the current structure is appropriate, as CCPT II has no employees and is externally managed by the Advisor, whereby all operations are conducted by the Advisor or the Advisor’s affiliates.

The CCPT II Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many seek to achieve by separating the roles of Chairman of the CCPT II Board and Chief Executive Officer. CCPT II’s governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, CCPT II’s executive officers and officers and key personnel of the Advisor. Some of the relevant processes and other corporate governance practices include:

•

A majority of CCPT II’s directors are independent directors. Each director is an equal participant in decisions made by the full CCPT II Board. In addition, all matters that relate to CCPT II’s sponsor, the Advisor or any of their affiliates must be approved by a majority of the independent directors. The audit committee is comprised entirely of independent directors.

•	Each of CCPT II’s directors is elected annually by CCPT II’s stockholders.

•

The Advisor has a one-year contract, with an annual review by, and renewal subject to the approval of, the CCPT II Board. The fees paid to the Advisor must be deemed reasonable, as determined by the independent directors, on an annual basis.

The CCPT II Board’s Role in Risk Oversight

The CCPT II Board oversees the CCPT II stockholders’ interest in the long-term health and the overall success of CCPT II and its financial strength.

The full CCPT II Board is actively involved in overseeing risk management for CCPT II. It does so, in part, through its oversight of CCPT II’s property acquisitions and assumptions of debt, as well as its oversight of CCPT II’s executive officers and the Advisor. In particular, the CCPT II Board may determine at any time to terminate the Advisor, and must evaluate the performance of the Advisor, and re-authorize the Advisory Agreement, on an annual basis.

In addition, the audit committee is responsible for assisting the CCPT II Board in overseeing CCPT II’s management of risks related to financial reporting. The audit committee has general responsibility for overseeing the accounting and financial processes of CCPT II, including oversight of the integrity of the CCPT II’s financial statements, CCPT II’s compliance with legal and regulatory requirements and the adequacy of CCPT II’s internal control over financial reporting. The audit committee reviews any potential material issues that are raised related to CCPT II’s financial statements or accounting policies. Additionally, in connection with the annual audit of CCPT II’s financial statements, the audit committee conducts a detailed review with CCPT II’s independent auditors of the accounting policies used by CCPT II and its financial statement presentation.

Code of Business Conduct and Ethics

The CCPT II Board has adopted a Code of Business Conduct and Ethics that is applicable to all members of the CCPT II Board, its officers and, to the extent there are any, employees, and the employees of the Advisor. The policy may be located on CCPT II’s website at https://www.colecapital.com/corporate-governance by clicking on “CCPT II Code of Business Conduct and Ethics.” If, in the future, CCPT II amends, modifies or waives a provision in the Code of Business Conduct and Ethics, it may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on its website as necessary.

Compensation of Directors

Directors who are also officers or employees of CCPT II, the Advisor or their affiliates (Mr. Cole) do not receive any special or additional remuneration for service on the CCPT II Board or any of the audit and compensation committees. Each non-employee director receives compensation for service on the CCPT II Board and any of the audit and compensation committees as provided below:

•	an annual retainer of $50,000;

•	$2,000 for each board meeting attended in person;

•	an additional annual retainer of $7,500 to the chairman of the audit committee;

•	$2,000 for each committee meeting attended in person (committee chairmen receive an additional $500 per committee meeting for serving in that capacity);

•	$250 per board or committee meeting attended by telephone conference; and

•

in the event that there is a meeting of the CCPT II Board and one or more committees on a single day, the fees paid to each director will be limited to $2,500 per day ($3,000 per day for the chairman of the audit committee, if there is a meeting of that committee).

All directors of the CCPT II Board receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CCPT II Board.

Equity Compensation Plan Information

The following table gives information about CCPT II’s equity compensation plan as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	45,000	(1)	$9.12	950,000	(2)
Equity compensation plans not approved by security holders	—		N/A	—

Total	45,000	(1)	$9.12	950,000	(2)

(1)	Represents options that were granted pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan as of December 31, 2012. Options to purchase 45,000 shares were exercisable as of December 31, 2012.
(2)	All shares authorized for issuance pursuant to awards not yet granted under the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

Director Compensation Table

The following table sets forth certain information with respect to CCPT II’s director compensation during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(1) ($)	Total ($)
Christopher H. Cole	—		—	—	—	—	—	—
Marcus E. Bromley	$218,000	(2)	—	—	—	—	$2,724	$220,724
George N. Fugelsang	$210,000	(2)	—	—	—		$6,374	$216,374

(1)	Amount represents reimbursement of travel expenses incurred by directors to attend various director meetings. As of December 31, 2012, Marcus Bromley held options to purchase 20,000 shares of CCPT II common stock that had been granted to him by CCPT II as director compensation.
(2)	Includes $151,500 in fees related to the CCPT II Special Committee.

Compensation Committee Interlocks and Insider Participation

No member of CCPT II’s compensation committee served as an officer or employee of CCPT II during the fiscal year ended December 31, 2012, or formerly served as an officer of CCPT II. During the fiscal year ended December 31, 2012, CCPT II’s executive officers, Messrs. Cole and McAllaster, both served as directors and executive officers of Cole Credit Property Trust, Inc., referred to herein as CCPT I, and as executive officers of Cole Credit Property Trust III, Inc., referred to herein as CCPT III, Cole Corporate Income Trust, Inc., referred to herein as Cole Corporate Income Trust, Cole Real Estate Income Strategy (Daily NAV), Inc., referred to herein as “Cole Income NAV Strategy” and Cole Credit Property Trust IV, Inc., referred to herein as CCPT IV. In addition, Mr. Cole served as a director of CCPT III, Cole Corporate Income Trust, Cole Income NAV Strategy and CCPT IV. Since Messrs. Cole and McAllaster are also officers of the Advisor and/or its affiliates, they did not receive any separate compensation from CCPT II for service as its executive officers and/or directors, and also did not receive any separate compensation from CCPT I, CCPT III, Cole Corporate Income Trust, Cole Income NAV Strategy and CCPT IV for their service as executive officers and/or directors of those entities. See “Transactions with Related Persons; Promoters and Certain Control Persons” below for a description of the transactions during the year ended December 31, 2012 between CCPT II and companies with which Messrs. Cole and McAllaster are affiliated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires each director, officer and individual beneficially owning more than 10% of a registered security of CCPT II to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of CCPT II. Directors, officers and greater than 10% beneficial owners are required by SEC rules to furnish CCPT II with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to CCPT II during and with respect to the fiscal year ended December 31, 2012 or written representations that no additional forms were required, to the best of CCPT II’s knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2012.

Executive Officers

In addition to Christopher H. Cole, the following individual serves as an executive officer of CCPT II:

D. Kirk McAllaster, Jr., age 46, has served as CCPT II’s executive vice president and chief financial officer since October 2007 and as its treasurer since May 2011. He has served as executive vice president and chief financial officer (REITs and real estate funds) of the Advisor since January 2012, and previously served as its executive vice president and chief financial officer from March 2007 until January 2012, and as its vice president, finance from December 2005 until March 2007. Mr. McAllaster has also served as executive vice president and chief financial officer of CCPT I since October 2007, as its treasurer since May 2011, and has been a member of its board of directors since May 2008. He has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole REIT Advisors, LLC, referred to herein as CCPT I Advisors, since January 2012, and previously served as its executive vice president and chief financial officer from March 2007 until January 2012, and as its vice president, finance from December 2005 until March 2007. Mr. McAllaster has served as executive vice president, chief financial officer and treasurer of CCPT III since its formation in January 2008, and served as its secretary from January 2008 to November 2010. He also has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole REIT Advisors III, LLC, referred to herein as CCPT III Advisors, since January 2012 and as its executive vice president and chief financial officer from its formation in January 2008 until January 2012. He has served as executive vice president, chief financial officer, and treasurer of Cole Corporate Income Trust since its formation in April 2010 and served as its secretary from April 2010 until August 2010 and from January 2011 until March 2011. He has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole Corporate Income Advisors, LLC, referred to herein as Cole Corporate Income Advisors, since January 2012 and as its executive vice president and chief financial officer from its formation in April 2010 until January 2012. Mr. McAllaster has served as executive vice president, chief financial officer and treasurer of CCPT IV since its formation in July 2010. He also has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole REIT Advisors IV, LLC, referred to herein as CCPT IV Advisors, since January 2012 and as its executive vice president and chief financial officer from its formation in July 2010 until January 2012. He has served as the executive vice president, chief financial officer and treasurer of Cole Income NAV Strategy since its formation in July 2010. He has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, referred to herein as Cole Income NAV Strategy Advisors, since January 2012 and as its executive vice president and chief financial officer from its formation in July 2010 until January 2012. Mr. McAllaster has served as executive vice president and chief financial officer (REITs and real estate funds) of the Property Manager since January 2012 and as its treasurer since September 2009, and previously served as executive vice president and chief financial officer from March 2007 until January 2012. Mr. McAllaster has served as executive vice president and chief financial officer (REITs and real estate funds) of Cole Capital Advisors, Inc., referred to herein as Cole Capital Advisors, and Cole Capital Partners, LLC, referred to herein as “Cole Capital Partners” since January 2012, and previously served as executive vice president and chief financial officer of each from March 2007 until January 2012 and as vice president, finance of each from December 2005 until March 2007. Prior to joining Cole Real Estate Investments in May 2003, Mr. McAllaster worked for six years with Deloitte & Touche LLP, most recently as audit senior manager. He has over 20 years of accounting and finance experience in public accounting and private industry. Mr. McAllaster received a B.S. degree from California State Polytechnic University—Pomona with a major in Accounting. He is a Certified Public Accountant licensed in the states of Arizona and Tennessee and is a member of the American Institute of CPAs and the Arizona Society of CPAs.

Each of CCPT II’s executive officers has stated that there is no arrangement or understanding of any kind between him and any other person relating to their appointment as an executive officer.

Compensation of Executive Officers

CCPT II has no employees. CCPT II’s executive officers, including its principal financial officer, do not receive compensation directly from CCPT II for services rendered to it, and CCPT II does not intend to pay any compensation directly to its executive officers. As a result, CCPT II does not have, and the CCPT II Board has not considered, a compensation policy or program for its executive officers. Accordingly, CCPT II has not included a Compensation Committee Report or a Compensation Discussion and Analysis in this joint proxy statement/prospectus.

CCPT II’s executive officers are also officers of the Advisor and/or its affiliates, including the Property Manager, and are compensated by these entities, in part, for their services to CCPT II. CCPT II pays fees to such entities under the Existing Agreements. CCPT II also reimburses the Advisor for its provision of administrative services, including related personnel costs, subject to certain limitations. A description of the fees that CCPT II pays to the Advisor and Property Manager or any affiliate thereof is found in the “Transactions with Related Persons; Promoters and Certain Control Persons” section below.

Audit Committee Report

Independent Auditors

During the year ended December 31, 2012, Deloitte & Touche LLP, with its affiliates, referred to herein as Deloitte & Touche, served as CCPT II’s independent auditors and provided certain tax and other services. Deloitte & Touche has served as CCPT II’s independent auditors since CCPT II’s formation. Deloitte & Touche representatives will be present at the 2013 Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. The audit committee has approved engaging Deloitte & Touche as CCPT II’s independent auditors to audit CCPT II’s financial statements for the year ending December 31, 2013, or until the closing of the merger. The audit committee reserves the right, however, to select new auditors at any time in the future in its discretion if it deems such decision to be in the best interests of CCPT II and its stockholders. Any such decision would be disclosed to the CCPT II stockholders in accordance with applicable securities laws.

The audit committee reviewed the audit and non-audit services performed by Deloitte & Touche, as well as the fees charged by Deloitte & Touche for such services. In its review of the non-audit services and fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte & Touche. The aggregate fees billed to CCPT II for professional accounting services, including the audit of CCPT II’s annual financial statements by Deloitte & Touche for the years ended December 31, 2012 and 2011, are set forth in the table below.

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit fees	$454,950	$448,575
Audit-related fees	—	—
Tax fees	$203,379	$186,055
All other fees	—	—

Total	$658,329	$634,630

For purposes of the preceding table, Deloitte & Touche’s professional fees are classified as follows:

•

Audit fees—These are fees for professional services performed for the audit of CCPT II’s annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte & Touche in order for them to be able to form an opinion on CCPT II’s consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, audits of acquired properties or businesses, property audits required by loan agreements, and statutory audits for CCPT II’s subsidiaries or affiliates.

•

Audit-related fees—These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements and general assistance with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC rules promulgated pursuant to the Sarbanes-Oxley Act of 2002.

•

Tax fees—These are fees for all professional services performed by professional staff in CCPT II’s independent auditor’s tax division, except those services related to the audit of CCPT II’s financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees—These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

Pre-Approval Policies

The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for CCPT II by its independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the audit committee.

All requests for services to be provided by the independent auditor that do not require specific pre-approval by the audit committee will be submitted to management and must include a detailed description of the services to be rendered. The executive officers of CCPT II will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests to provide services that require specific pre-approval by the audit committee will be submitted to the audit committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The chairman of the audit committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the audit committee prior to engagement of Deloitte & Touche. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairman of the audit committee in accordance with this policy are to be disclosed to the full audit committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche for the years ended December 31, 2012 and 2011 were pre-approved in accordance with the policies and procedures described above.

Report of the CCPT II Audit Committee

Pursuant to the audit committee charter adopted by the CCPT II Board, the audit committee’s primary function is to assist the CCPT II Board in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial-reporting process. The audit committee is composed of two independent directors. CCPT II’s executive officers have the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing, and the members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee’s role does not provide any special assurance with regard to the financial statements of CCPT II, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The audit committee relies in part, without independent verification, on information provided to it and on representations made by management and the independent auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles.

In this context, in fulfilling its oversight responsibilities, the audit committee reviewed the 2012 audited financial statements with CCPT II’s executive officers, including a discussion of the quality and acceptability of the financial reporting and controls of CCPT II.

The audit committee reviewed with Deloitte & Touche, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, Professional Standards, as amended, and their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the audit committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States), which is referred to herein as PCAOB, Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The audit committee discussed with Deloitte & Touche the overall scope and plans for the audit. The audit committee meets periodically with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of CCPT II.

In reliance on these reviews and discussions, the audit committee recommended to the CCPT II Board that the 2012 audited financial statements of CCPT II be included in its Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

March 6, 2013	The Audit Committee of the Board of Directors:

Marcus E. Bromley (Chairman)
George N. Fugelsang

Report of Independent Directors

As independent directors of CCPT II, we have reviewed the policies followed by CCPT II and believe they are in the best interest of its stockholders. The basis for this conclusion is summarized below.

CCPT II has developed a system of policies designed to enable CCPT II to achieve its goals and objectives, as outlined in CCPT II’s charter. These policies cover, among other things, investments in properties, tenant leases and profiles, allocation of investment opportunities, borrowing and related party transactions.

CCPT II’s primary investment objectives are to provide current income through the payment of cash distributions, and to preserve and return investors’ capital contributions. CCPT II also seeks capital gains from its investments. Consistent with the foregoing, it is CCPT II’s policy to have the Advisor conduct a thorough evaluation of proposed investments including, when possible: physically inspecting each property and local market; procuring and reviewing a property condition report, an environmental site assessment and an independent valuation estimate; and evaluating the lease, title commitment and survey. Consistent with CCPT II’s strategy, CCPT II primarily focuses on properties that are net leased to tenants in a variety of industries, with lease terms in excess of ten years. In addition, it is CCPT II’s policy to have the Advisor apply a well-established underwriting process to determine the creditworthiness of potential tenants, including analyzing the financial condition of the tenant, data provided by credit rating services (when available) and other information. CCPT II also has a policy designed to ensure that CCPT II receives a fair allocation of suitable investment opportunities that become available to the investment programs sponsored by Cole Real Estate Investments. Furthermore, CCPT II has established policies related to borrowing limits and related party transactions. The foregoing policies are intended to minimize investment risks and provide greater stability as compared to other sectors of the commercial real estate market.

We have reviewed the transactions between CCPT II and the Advisor and affiliates of the Advisor that occurred during the year ended December 31, 2012, which are described in Note 15 to the consolidated financial statements contained in this joint proxy statement/prospectus, and have determined that these transactions are fair and reasonable to CCPT II and its stockholders. The Advisor and its affiliated companies are considered to be related parties because they are wholly-owned indirectly by Christopher H. Cole, the Chairman of the Board of Directors, Chief Executive Officer and President of CCPT II.

Marcus E. Bromley

George N. Fugelsang

Other CCPT II Information

CCPT II is required, pursuant to its charter, to provide its stockholders the following information. CCPT II did not incur any costs of raising capital during the year ended December 31, 2012; accordingly, its ratio of costs of raising capital to the capital raised was 0.00% for the year. During the year ended December 31, 2012, CCPT II’s total operating expenses (as defined in its charter) were approximately 0.57% of its average invested assets and approximately 17.31% of its net income.

Transactions with Related Persons; Promoters and Certain Control Persons

Set forth below is a description of the transactions with affiliates. CCPT II believes that it has executed all of the transactions set forth below on terms that are fair and reasonable to CCPT II and on terms no less favorable to it than those available from unaffiliated third parties.

Advisory Agreement

CCPT II is party to an Advisory Agreement with the Advisor whereby the Advisor manages CCPT II’s day-to-day operations and identifies and makes investments on its behalf. In return, CCPT II pays to the Advisor an annualized asset management fee equal to 0.25% of its aggregate asset value and reimburses costs and expenses incurred by the Advisor in providing asset management services. Such fees and expenses recorded for the year ended December 31, 2012 totaled $9.2 million. CCPT II also pays the Advisor up to 2.0% of the contract purchase price of each property or asset that it acquires, along with reimbursement of acquisition expenses. Such payments for the year ended December 31, 2012 totaled $159,000, of which $142,000 were fees and $17,000 were reimbursement of acquisition expenses. CCPT II also pays to the Advisor a financing coordination fee equal to 1.0% of the amount available under any debt financing that CCPT II obtains and uses for the acquisition of properties and other investments. Such payments for the year ended December 31, 2012 totaled $1.4 million. CCPT II reimburses the expenses incurred by the Advisor in connection with its provision of administrative services, including related personnel costs, subject to the limitation that CCPT II does not reimburse the Advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceed the greater of (i) 2.0% of average invested assets, or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Such expenses recorded for the year ended December 31, 2012 totaled $1.4 million. Additionally, for substantial assistance in connection with the sale of properties, CCPT II will pay the Advisor or its affiliates an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 2.0% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of the competitive real estate commission or an amount equal to 6.0% of the contract sales price. During the year ended December 31, 2012, no real estate commissions were paid to the Advisor and its affiliates.

Additionally, CCPT II is required to pay to the Advisor performance fees based on a percentage of proceeds or stock value upon CCPT II’s sale of assets or the listing of CCPT II common stock on a national securities exchange, but only if, in the case of CCPT II’s sale of assets, its investors have received a return of their net capital invested and an 8.0% annual cumulative, non-compounded return or, in the case of the listing or quotation of its common stock, the market value of its common stock plus the distributions paid to its investors exceeds the sum of the total amount of capital raised from investors plus the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to investors. In the event of a sale of CCPT II’s assets, after investors have received a return of their net capital invested and an 8.0% annual cumulative, non-compounded return, then CCPT II will pay to the Advisor 10.0% of remaining net sale proceeds. Upon listing of the CCPT II common stock on a national securities exchange, CCPT II will pay to the Advisor a fee equal to 10.0% of the amount, if any, by which (1) the market value of CCPT II’s outstanding stock plus distributions paid by CCPT II prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate an 8.0% annual cumulative, non-compounded return to investors. Pursuant to the Advisory Matters Agreement (see the section entitled “Advisory and Property Management Matters Agreement” beginning on page 269), the Advisor and the Property Manager agreed to waive the fees described above in connection with the merger.

The Advisory Agreement has a one-year term expiring November 30, 2013, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. CCPT II’s independent directors are required to determine, at least annually, that the compensation to the Advisor is reasonable in relation to the nature and quality of services performed and the investment performance of CCPT II and that such compensation is within the limits set forth in CCPT II’s charter. Upon termination of the Advisory Agreement, CCPT II may be required to pay to the Advisor a performance fee similar to the performance fee described above if the Advisor would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

Christopher H. Cole, CCPT II’s chief executive officer, president and chairman of the CCPT II Board, indirectly owns 100% of the ownership and voting interests of the Advisor. D. Kirk McAllaster, Jr., CCPT II’s executive vice president, chief financial officer and treasurer, is the executive vice president and chief financial officer (REITs and Real Estate Funds) of the Advisor.

Property Management Agreement

CCPT II is party to a Property Management Agreement with the Property Manager. Pursuant to the agreement, CCPT II will pay to the Property Manager fees up to (i) 2.0% of gross revenues from CCPT II’s single-tenant properties and (ii) 4.0% of gross revenues from its multi-tenant properties, plus leasing commissions based upon the customary leasing commissions applicable to the geographic location of the property, subject to certain limits. CCPT II also reimburses the Property Manager’s costs of managing and leasing the properties. Such fees and expenses recorded for the year ended December 31, 2012 totaled $8.2 million.

CCPT II’s Property Management Agreement has a one-year term expiring November 30, 2013, subject to an unlimited number of successive one-year renewals.

Christopher H. Cole, CCPT II’s chief executive officer, president and chairman of the CCPT II Board, indirectly owns 100% of the ownership and voting interests of the Property Manager. D. Kirk McAllaster, Jr., CCPT II’s executive vice president, chief financial officer and treasurer, is the executive vice president, chief financial officer (REITs and Real Estate Funds) and treasurer of the Property Manager.

Advisory and Property Management Matters Agreement

In connection with the merger, the Advisor has waived any fees due upon the termination of its Existing Agreements (as defined in the section entitled “Advisory and Property Management Matters Agreement” beginning on page 269) with CCPT II, including any listing fee, performance fees, or any other fees that would be payable under the Existing Agreements with respect to the merger. Other than these waived fees, the Advisor will continue to be paid the asset management, property management and other fees payable pursuant to the existing agreements, calculated in a manner consistent with past practice, for services rendered during the period between the signing of the merger agreement and the completion of the merger. For more information regarding the waiver of fees, see “Advisory and Property Management Matters Agreement” beginning on page 269.

Certain Conflict Resolution Procedures

Every transaction that CCPT II enters into with the Advisor or the Advisor’s affiliates will be subject to an inherent conflict of interest. The CCPT II Board may encounter conflicts of interest in enforcing its rights against the Advisor or the Advisor’s affiliates in the event of a default by or disagreement with any of them, or in invoking powers, rights or options pursuant to any agreement between CCPT II and the Advisor or any of the Advisor’s affiliates.

In order to reduce or to eliminate certain potential conflicts of interest, CCPT II’s charter contains a number of restrictions relating to (1) transactions CCPT II enters into with the Advisor and the Advisor’s affiliates and (2) allocation of investment opportunities among real estate programs sponsored by Cole Real Estate Investments. These restrictions include, among others, the following:

•

CCPT II will not purchase or lease properties from its sponsor, the Advisor, any of its directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction determines that such transaction is fair and reasonable to CCPT II and at a price to CCPT II no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will CCPT II acquire any property at an amount in excess of its current appraised value. CCPT II will not sell or lease properties to its sponsor, the Advisor, any of its directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to CCPT II.

•

CCPT II will not make any loans to its sponsor, the Advisor, any of its directors or any of their respective affiliates, except that CCPT II may make or invest in mortgage loans involving its sponsor, the Advisor, its directors or their respective affiliates, provided, among other things, that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction as fair and reasonable to CCPT II and on terms no less favorable to CCPT II than those available from unaffiliated third parties. In addition, CCPT II’s sponsor, the Advisor, any of its directors and any of their respective affiliates will not make loans to CCPT II or to joint ventures in which CCPT II is a joint venture partner unless approved by a majority of CCPT II’s directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to CCPT II than comparable loans between unaffiliated parties.

•

The Advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of CCPT II or joint ventures in which CCPT II is a joint venture partner; provided, however, the Advisor must reimburse CCPT II for the amount, if any, by which CCPT II’s total operating expenses, including the advisor asset management fee, paid during the immediately prior four consecutive fiscal quarters exceeded the greater of: (i) 2% of its average invested assets for such year, or (ii) 25% of its net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of its assets, for such year.

In the event that an investment opportunity becomes available that may be suitable for both CCPT II and one or more other real estate programs sponsored by Cole Real Estate Investments, and for which more than one of such entities has sufficient uninvested funds, then the Advisor and the advisors of the other programs, with oversight by their respective boards of directors, will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	the amount of funds available to each program and the length of time such funds have been available for investment;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the Advisor, the investment opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity.

If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such investment, in the opinion of the Advisor, to be more appropriate for an entity other than the entity that committed to make the investment, the Advisor may determine that another program sponsored by Cole Real Estate Investments will make the investment. The CCPT II Board, including the independent directors, has a duty to ensure that the method used for the allocation of the acquisition of properties by two or more programs seeking to acquire similar types of properties is applied fairly to CCPT II.

CCPT II will not enter into any other transaction with its sponsor, the Advisor, any of its directors or any of their affiliates, including the acceptance of goods or services from its sponsor, the Advisor, any of its directors or any of their affiliates, unless a majority of CCPT II’s directors, including a majority of the independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to CCPT II and on terms and conditions not less favorable to CCPT II than those available from unaffiliated third parties.

CCPT II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this joint proxy statement/prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

CCPT II was organized on September 29, 2004 to acquire and operate commercial real estate primarily consisting of freestanding, single-tenant, retail properties net leased to investment grade and other creditworthy tenants located throughout the United States. CCPT II commenced its principal operations on September 23, 2005, when it issued the initial 486,000 shares of its common stock in CCPT II’s initial offering. CCPT II has no paid employees and is externally advised and managed by the Advisor. Commencing with its taxable year ended December 31, 2005, CCPT II has qualified as a REIT for federal income tax purposes, and CCPT II intends to continue to so qualify for its taxable year that includes the merger.

CCPT II’s operating results and cash flows are primarily influenced by rental income from its commercial properties and interest expense on its property indebtedness. Rental and other property income accounted for 92%, 90% and 89% of total revenue for the years ended December 31, 2012, 2011, and 2010, respectively. As 96% of CCPT II’s rentable square feet was under lease as of December 31, 2012, with a weighted average remaining lease term of 9.8 years, CCPT II believes its exposure to changes in commercial rental rates on its portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. The Advisor regularly monitors the creditworthiness of CCPT II’s tenants by reviewing the tenant’s financial results, credit rating agency reports (if any) on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If the Advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant’s credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

As of December 31, 2012, the debt leverage ratio of CCPT II’s consolidated real estate assets, which is the ratio of debt to total gross real estate and related assets, net of gross intangible lease liabilities, was 51%, with 12% of the debt, or $212.3 million, including $208.0 million in CCPT II Revolving Loans outstanding under the CCPT II Credit Facility, subject to variable interest rates. Should CCPT II acquire additional commercial real estate, it will be subject to changes in real estate prices and changes in interest rates on any refinancings or new indebtedness used to acquire the properties. CCPT II may manage its risk of changes in real estate prices on future property acquisitions, if any, by entering into purchase agreements and loan commitments simultaneously so that its operating yield is determinable at the time it enters into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. CCPT II manages its interest rate risk by monitoring the interest rate environment in connection with its future property acquisitions, if any, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If CCPT II is unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, its results of operations may be adversely affected.

Recent Market Conditions and Portfolio Strategies

Beginning in late 2007, domestic and international financial markets experienced significant disruptions that were brought about in large part by challenges in the world-wide banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Since 2010, the volume of mortgage lending for commercial real estate has been increasing and lending terms have improved and they continue to improve; however, such lending activity continues to be significantly less than previous levels. Although lending market conditions have improved, certain factors continue to negatively affect the lending environment, including the sovereign credit issues of certain countries in the European Union. CCPT II has experienced, and may continue to experience, more stringent lending criteria, which may affect its ability to finance certain property acquisitions or refinance its debt at maturity. For properties for which CCPT II is able to obtain financing, the interest rates and other terms on such loans may be unacceptable. Additionally, if CCPT II is able to refinance its existing debt as it matures, such debt may be at lower leverage levels or at rates and terms which are less favorable than CCPT II’s existing debt or, if CCPT II elects to extend the maturity dates of the mortgage notes in accordance with any hyper-amortization provisions, the interest rates charged to CCPT II will be higher, each of which may adversely affect CCPT II’s results of operations and the distribution rate it is able to pay to its investors. CCPT II has managed, and expects to continue to manage, the current mortgage lending environment by utilizing borrowings on the CCPT II Credit Facility, and considering alternative lending sources, including the securitization of debt, utilizing fixed rate loans, short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, or entering into interest rate lock or swap agreements, or any combination of the foregoing.

The economic downturn led to high unemployment rates and a decline in consumer spending. These economic trends have adversely impacted the retail and real estate markets by causing higher tenant vacancies, declining rental rates and declining property values. In 2011 and 2012, the economy improved and continues to show signs of recovery. Additionally, the real estate markets have experienced an improvement in property values, occupancy and rental rates; however, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the economic downturn. As of December 31, 2012, 96% of CCPT II’s rentable square feet was under lease. During the year ended December 31, 2012, CCPT II’s percentage of rentable square feet under lease remained stable. However, if the recent improvements in economic conditions do not continue, CCPT II may experience additional vacancies or be required to reduce rental rates on occupied space. The Advisor is actively seeking to lease all of CCPT II’s vacant space, however, as many retailers and other tenants have been delaying or eliminating their store expansion plans, the amount of time required to re-lease a property has increased.

Application of Critical Accounting Policies

CCPT II’s accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of CCPT II’s results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the audit committee of the CCPT II Board.

Investment in and Valuation of Real Estate and Related Assets

Real estate and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate and related assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

CCPT II is required to make subjective assessments as to the useful lives of its depreciable assets. CCPT II considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of CCPT II’s assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

CCPT II continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that it considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions, and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates, or other circumstances. When indicators of potential impairment are present, CCPT II assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, CCPT II will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions.

CCPT II continually monitors certain properties for which it has identified impairment indicators. As of December 31, 2012, CCPT II had seven properties with an aggregate book value of $46.7 million for which it assessed the recoverability of the carrying amounts. For six of these properties, the undiscounted future cash flows expected as a result of the use of the real estate and related assets and the eventual disposition of the assets, continued to exceed their carrying amount as of December 31, 2012. Should the conditions related to any of these, or any other properties change, the underlying assumptions used to determine the expected undiscounted future cash flows may change and adversely affect the recoverability of the respective real estate and related assets’ carrying amounts. CCPT II identified two properties during the year ended December 31, 2012 and one property during the year ended December 31, 2010 with impairment indicators for which the undiscounted future cash flows expected as a result of the use and eventual disposition of each of the real estate and related assets were less than the carrying amount of the respective properties. As a result, CCPT II reduced the carrying amount of the real estate and related assets to their estimated fair value by recognizing an impairment loss of $5.7 million during the year ended December 31, 2012 and $4.5 million during the year ended December 31, 2010. No impairment losses were recorded during the year ended December 31, 2011.

When developing estimates of expected future cash flows, CCPT II makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property’s expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of CCPT II’s real estate and related assets.

When a real estate asset is identified by management as held for sale, CCPT II ceases depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property, net of selling costs.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, CCPT II allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. CCPT II utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). CCPT II obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to CCPT II, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by CCPT II in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in CCPT II’s allocation decisions other than providing this market information.

The fair values of above market and below market lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between

(1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not CCPT II expects a tenant to execute a bargain renewal option, it evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the tenant, remaining lease term, the tenant mix of the leased property, its relationship with the tenant and the availability of competing tenant space. If a lease is terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income, which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated, in part, by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

CCPT II estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate and related assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of CCPT II’s purchase price, which could impact its results of operations.

Investment in Direct Financing Leases

For real estate property leases classified as direct financing leases, the building portion of the leases are accounted for as direct financing leases, while the land portion is accounted for as operating leases. For direct financing leases, CCPT II records an asset which represents (net investment) that is determined by using the aggregate of the total amount of future minimum lease payments, the estimated residual value of the leased property and the deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment. Residual values, which are reviewed quarterly, represent the estimated amount CCPT II expects to receive at lease termination from the eventual disposition of the leased property. Actual residual values realized could differ from these estimates. CCPT II evaluates the collectability of future minimum lease payments on each direct financing lease to determine collectability primarily through the evaluation of payment history. CCPT II has not provided for an allowance of doubtful accounts based on the grouping of direct financing leases because it believes the characteristics of each direct financing lease are not sufficiently similar to allow an evaluation as a group for a possible allowance. As such, all of its direct financing leases are evaluated individually for the purpose of determining if an allowance is needed. Any write-down of an estimated residual value is recognized as an impairment loss in the current period.

Investment in Mortgage Notes Receivable

Mortgage notes receivable consist of loans CCPT II acquired, which are secured by real estate properties. Mortgage notes receivable are recorded at stated principal amounts net of any discount or premium and deferred loan origination costs or fees. The related discounts or premiums on mortgage notes receivable purchased are amortized or accreted over the life of the related mortgage receivable. CCPT II defers certain loan origination and commitment fees, and amortizes them as an adjustment of the mortgage notes receivable’s yield over the term of the related mortgage receivable. CCPT II evaluates the collectability of both interest and principal on each mortgage note receivable to determine whether it is collectible, primarily through the evaluation of credit quality indicators such as underlying collateral and payment history. CCPT II does not provide for an allowance for loan losses based on the grouping of loans as it believes the characteristics of the loans are not sufficiently similar to allow for an evaluation of these loans as a group for a possible loan loss allowance. As such, all of CCPT II’s loans are evaluated individually for the purpose of determining if an allowance is needed. A mortgage note receivable is considered to be impaired, when based upon current information and events, it is probable that CCPT II will be unable to collect all amounts due according to the existing contractual terms. If a mortgage note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the mortgage note receivable’s effective interest rate to the value of the underlying collateral if the mortgage note receivable is collateral dependent. Interest income on performing mortgage note receivable is accrued as earned. Interest income on impaired mortgage notes receivable is recognized on a cash basis.

Investment in Unconsolidated Joint Ventures

CCPT II did not have an investment in any unconsolidated joint ventures as of December 31, 2012. The investment in unconsolidated joint venture as of December 31, 2011 consisted of CCPT II’s non-controlling majority interest in a joint venture that owned a multi-tenant property in Independence, Missouri, which was sold on September 28, 2012.

CCPT II accounted for the unconsolidated joint venture using the equity method of accounting as CCPT II had the ability to exercise significant influence, but not control, over operating and financial policies of the venture. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for CCPT II’s share of equity in the joint venture’s earnings and distributions. CCPT II is required to determine whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of its investment in the joint venture. If an event or change in circumstance has occurred, CCPT II is required to evaluate the joint venture for potential impairment and determine if the carrying amount of its investment exceeds its fair value. An impairment charge is recorded when an impairment is deemed to be other than temporary. To determine whether an impairment is other-than-temporary, CCPT II considers whether it has the ability and intent to hold the investment until the carrying amount is fully recovered. The evaluation of an investment in a joint venture for potential impairment requires the Advisor to exercise significant judgment and to make certain assumptions. The use of different judgments and assumptions could result in different conclusions. CCPT II recognizes gains or losses on the sale of interests in joint ventures to the extent the economic substance of the transaction is a sale.

Revenue Recognition

Certain properties have leases where minimum rental payments increase during the term of the lease. CCPT II records rental income for the full term of each lease on a straight-line basis. When CCPT II acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation. CCPT II defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.

Income Taxes

CCPT II elected to be taxed and has qualified as a REIT for federal income tax purposes under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2005. As a REIT, CCPT II is required, among other things, to distribute at least 90% of its taxable income (excluding capital gains) to its stockholders. In addition, CCPT II generally will not be subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if CCPT II maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Derivative Instruments and Hedging Activities

CCPT II accounts and reports for its derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations. Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities, and the determination of hedge effectiveness can involve significant estimates. If CCPT II incorrectly estimates the fair value of derivatives and hedge effectiveness, its net income could be impacted.

Results of Operations

CCPT II’s results of operations are influenced by the timing of acquisitions and the operating performance of its real estate investments. The following table shows the property statistics of CCPT II’s consolidated real estate assets as of December 31, 2012, 2011, and 2010:

	2012	2011	2010
Number of commercial properties	752	753	725
Approximate rentable square feet(1)	21.2 million	21.2 million	20.6 million
Percentage of rentable square feet leased	96%	96%	94%

(1)	Including square feet of the buildings on land that are subject to ground leases.

The following table summarizes CCPT II’s consolidated real estate investment activity during the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010
Commercial properties acquired	1	28	31	(1)
Approximate purchase price of acquired properties	$7.6 million	$100.7 million	$107.5 million
Approximate rentable square feet(2)	49,000	525,000	1.1 million

(1)	Excludes two properties substituted for one property under a master lease agreement with one of CCPT II’s tenants.
(2)	Including square feet of the buildings on land that are subject to ground leases.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Revenue. Revenue increased $3.6 million, or 1%, to $282.9 million for the year ended December 31, 2012, compared to $279.3 million for the year ended December 31, 2011. CCPT II’s revenue consisted primarily of rental and other property income from net leased commercial properties, which accounted for 92% and 90% of total revenues during the years ended December 31, 2012 and 2011, respectively.

Rental and other property income increased $8.1 million, or 3%, to $259.6 million for the year ended December 31, 2012, compared to $251.5 million for the year ended December 31, 2011. The increase was primarily due to the acquisition of 28 properties during the year ended December 31, 2011 and one property acquired subsequent to December 31, 2011, combined with additional revenue from the expansion and improvements to certain existing properties. CCPT II also pays certain operating expenses subject to reimbursement by the tenant. Tenant reimbursement income decreased $1.8 million, or 10%, to $15.2 million for the year ended December 31, 2012, compared to $17.0 million for the year ended December 31, 2011, primarily due to a change in CCPT II’s expected reimbursements from tenants for recoverable real estate taxes and operating expenses during the year ended December 31, 2012.

Earned income from direct financing leases remained constant at $1.9 million for the years ended December 31, 2012, and December 31, 2011. CCPT II owned 13 properties accounted for as direct financing leases for each of the years ended December 31, 2012 and 2011.

Interest income on mortgage notes receivable remained relatively constant, decreasing $277,000, or 4%, to $6.1 million for the year ended December 31, 2012, compared to $6.4 million for the year ended December 31, 2011, as CCPT II recorded interest income on mortgages receivable on 69 amortizing mortgage notes receivable during each of the years ended December 31, 2012 and 2011. CCPT II expects interest income to decrease in future periods as the proportion of principal payments received increases.

There was no interest income recorded on marketable securities during the year ended December 31, 2012, compared to $2.5 million for the year ended December 31, 2011. The decrease was due to the sale of all of CCPT II’s CMBS during the year ended December 31, 2011.

General and Administrative Expenses. General and administrative expenses remained relatively constant, increasing $41,000, or 1%, to $8.0 million for the year ended December 31, 2012, compared to $7.9 million for the year ended December 31, 2011. The primary general and administrative expense items are escrow and trustee fees, operating expenses reimbursable to the Advisor, state franchise and income taxes, professional fees, unused fees on CCPT II’s line of credit, board of directors costs, insurance, and other licenses and fees.

Property Operating Expenses. Property operating expenses remained relatively constant, increasing $684,000, or 3%, to $23.4 million for the year ended December 31, 2012, compared to $22.7 million for the year ended December 31, 2011. The primary property operating expense items are property taxes, repairs and maintenance, property insurance and bad debt expense.

Property and Asset Management Expenses. Pursuant to the Advisory Agreement, as amended, CCPT II is required to pay to the Advisor a monthly asset management fee equal to one-twelfth of 0.25% of the aggregate valuation of our invested assets, as determined by the CCPT II Board. Additionally, CCPT II reimburses costs incurred by the Advisor in providing asset management services, subject to certain limitations, as set forth in the Advisory Agreement. Pursuant to the Property Management Agreement with the Property Manager, CCPT II is required to pay to the Property Manager a property management fee in an amount up to 2% of gross revenues received from each of its single-tenant properties and up to 4% of gross revenues received from each of its multi-tenant properties, less all payments to third-party management subcontractors. CCPT II reimburses the Property Manager’s costs of managing and leasing the properties, subject to certain limitations as set forth in the Property Management Agreement.

Property and asset management expenses increased $714,000, or 4%, to $17.7 million for the year ended December 31, 2012, compared to $17.0 million for the year ended December 31, 2011. Of this amount, property management expenses increased to $8.5 million for the year ended December 31, 2012 from $8.1 million for the year ended December 31, 2011, and asset management expenses increased to $9.2 million for the year ended December 31, 2012, from $8.9 million for the year ended December 31, 2011. These increases were primarily due to an increase in property and asset management fees related to the acquisition of 28 properties throughout the year ended December 31, 2011 and one property acquired subsequent to December 31, 2011, combined with an increase in CCPT II’s asset base related to the CCPT II Board’s determination of the estimated share value of $9.35 as of July 27, 2011, compared to the previously determined share value of $8.05.

Merger Related Expenses. CCPT II recorded $5.8 million in merger related expenses for the year ended December 31, 2012. No merger related expenses were recorded during the year ended December 31, 2011.

Acquisition Related Expenses. CCPT II recorded $233,000 in acquisition related expenses for the year ended December 31, 2012, compared to $3.0 million recorded for the year ended December 31, 2011. During the year ended December 31, 2012 CCPT II acquired one property for $7.6 million, and during the year ended December 31, 2011 CCPT II acquired 28 properties for $100.7 million. Pursuant to the Advisory Agreement, CCPT II pays an acquisition fee to the Advisor of 2% of the contract purchase price of each property or asset acquired. Acquisition related expenses also include reimbursements to the Advisor for certain acquisition expenses as well as acquisition expenses CCPT II pays directly to external parties incurred in the process of acquiring such property.

Depreciation and Amortization Expenses. Depreciation and amortization expenses remained relatively constant, increasing $992,000, or 1%, to $89.2 million for the year ended December 31, 2012, compared to $88.2 million for the year ended December 31, 2011. The increase was primarily related to depreciation and amortization on 28 properties acquired throughout the year ended December 31, 2011 and one property acquired subsequent to December 31, 2011.

Impairment of Real Estate Assets. An impairment loss of $5.7 million was recorded relating to two properties during the year ended December 31, 2012. There were no real estate impairment losses recorded during the year ended December 31, 2011.

Equity in Income of Unconsolidated Joint Ventures and Other Income. Equity in income of unconsolidated joint ventures and other income increased $448,000, or 60%, to $1.2 million during the year ended December 31, 2012, compared to $749,000 during the year ended December 31, 2011. The increase was primarily due to the sale of CCPT II’s interest in one of its unconsolidated joint ventures, which was operating at a loss throughout the prior year, on September 30, 2011.

Gain on Sale of Real Estate Assets and Property Condemnation. CCPT II recorded a $639,000 gain on the sale of real estate assets and property condemnations for the year ended December 31, 2012 related primarily to the sale of two properties. CCPT II recorded a $92,000 gain related to the condemnation of one property during the year ended December 31, 2011.

Gain on Sale of Marketable Securities. During the year ended December 31, 2011, CCPT II recorded a gain on sale of marketable securities of $15.6 million in connection with the sale of six CMBS. No similar transactions occurred during the year ended December 31, 2012.

Gain on Sale of Unconsolidated Joint Venture Interests. CCPT II recorded a gain on the sale of its interest in an unconsolidated joint venture of $5.2 million during the year ended December 31, 2011. No gain was recorded on the sale of CCPT II’s interest in an unconsolidated joint venture during the year ended December 31, 2012.

Impairment of Investment in Unconsolidated Joint Venture. CCPT II recorded an impairment of $1.2 million related to an unconsolidated joint venture during the year ended December 31, 2012. No impairment was recorded on CCPT II’s investment in unconsolidated joint ventures during the year ended December 31, 2011.

Interest Expense. Interest expense remained relatively constant, decreasing $223,000, or less than 1%, to $108.0 million for the year ended December 31, 2012, compared to $108.2 million during the year ended

December 31, 2011, primarily due to a decrease in the weighted average interest rate, which was partially offset by an increase of $14.9 million in the average outstanding debt balance resulting from borrowings incurred to acquire 28 properties during the year ended December 31, 2011, and one property subsequent to December 31, 2011.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenue—Revenue increased $10.1 million, or 4%, to $279.3 million for the year ended December 31, 2011, compared to $269.2 million for the year ended December 31, 2010. CCPT II’s revenue consisted primarily of rental and other property income from net leased commercial properties, which accounted for 90% and 89% of total revenues during the years ended December 31, 2011 and 2010, respectively.

Rental and other property income increased $12.8 million, or 5%, to $251.5 million for the year ended December 31, 2011, compared to $238.7 million for the year ended December 31, 2010. The increase was primarily related to rental revenue from the acquisition of 28 new properties subsequent to December 31, 2010, as well as an increase in CCPT II’s occupancy rate from 94% to 96% during 2011. In addition, tenant reimbursement income increased $3.0 million, or 21%, to $17.0 million for the year ended December 31, 2011, compared to $14.0 million for the year ended December 31, 2010. The increase was primarily due to an increase in certain operating expenses related to these properties that are subject to reimbursement by the tenant, primarily property tax expense and repairs and maintenance during year ended December 31, 2011.

Earned income from direct financing leases remained relatively constant, decreasing $125,000, or 6%, to $1.9 million for the year ended December 31, 2011, compared to $2.1 million for the year ended December 31, 2010. CCPT II owned 13 properties accounted for as direct financing leases for each of the years ended December 31, 2011 and 2010.

Interest income on mortgage notes receivable remained relatively constant, decreasing $236,000, or 4%, to $6.4 million for the year ended December 31, 2011, compared to $6.7 million for the year ended December 31, 2010, as CCPT II recorded interest income on 69 amortizing mortgage notes receivable during each of the years ended December 31, 2011 and 2010. CCPT II expects interest income to decrease in future periods as the proportion of principal payments received increases.

Interest income on marketable securities decreased $5.2 million, or 68%, to $2.5 million for the year ended December 31, 2011, compared to $7.7 million for the year ended December 31, 2010. The decrease was due to the sale of all of CCPT II’s CMBS bonds during the first half of the year ended December 31, 2011.

General and Administrative Expenses—General and administrative expenses increased $954,000, or 14%, to $7.9 million for the year ended December 31, 2011, compared to $7.0 million for the year ended December 31, 2010. The increase was primarily due to an increase in insurance expense combined with higher unused fees on the CCPT II Credit Facility due to the increase in the size of the CCPT II Credit Facility from $135 million to $350 million in December 2010. The primary general and administrative expense items are legal and accounting fees, insurance, state franchise and income taxes, escrow and trustee fees, unused fees on the CCPT II Credit Facility, operating expenses reimbursable to the Advisor, and other licenses and fees.

Property Operating Expenses—Property operating expenses increased $2.4 million, or 12%, to $22.7 million for the year ended December 31, 2011, compared to $20.3 million for the year ended December 31, 2010. The increase was primarily due to an increase in property tax expense of $1.5 million, which is subject to reimbursement, combined with an increase in repairs and maintenance expense of $1.0 million. The primary property operating expense items are property taxes, repairs and maintenance, insurance and bad debt expense.

Property and Asset Management Expenses—Pursuant to the Advisory Agreement, as amended, CCPT II is required to pay to the Advisor a monthly asset management fee equal to one-twelfth of 0.25% of the aggregate valuation of its invested assets, as determined by the CCPT II Board. Additionally, CCPT II reimburses costs incurred by the Advisor in providing asset management services, subject to certain limitations, as set forth in the Advisory Agreement. Pursuant to the Property Management Agreement, CCPT II is required to pay to its Property Manager a property management fee in an amount up to 2% of gross revenues received from each of its single-tenant properties and up to 4% of gross revenues received from each of its multi-tenant properties, less all payments to third-party management subcontractors. CCPT II reimburses the Property Manager’s costs of managing and leasing the properties, subject to certain limitations as set forth in the Property Management Agreement.

Property and asset management expenses remained relatively constant, increasing $540,000, or 3%, to $17.0 million for the year ended December 31, 2011, compared to $16.4 million for the year ended December 31, 2010. Of this amount, property management expenses increased to $8.1 million for the year ended December 31, 2011 from $8.0 million for the year ended December 31, 2010, and asset management expenses increased to $8.9 million for the year ended December 31, 2011, from $8.5 million for the year ended December 31, 2010, primarily due to an increase in property and asset management fees related to 28 new properties acquired subsequent to December 31, 2010, combined with property and asset management fees recorded for a full year on 31 properties acquired during the year ended December 31, 2010.

Acquisition Related Expenses—Acquisition related expenses decreased $420,000, or 12%, to $3.0 million for the year ended December 31, 2011, compared to $3.4 million for the year ended December 31, 2010. The decrease was a result of fewer acquisition related expenses recorded on 28 properties purchased during the year ended December 31, 2011 with an aggregate purchase price of $100.7 million compared to 31 properties during the year ended December 31, 2010 with an aggregate purchase price of $107.5 million. Pursuant to the Advisory Agreement, CCPT II pays an acquisition fee to the Advisor of 2% of the contract purchase price of each property or asset acquired. Acquisition related expenses also include reimbursements to the Advisor for certain acquisition expenses as well as acquisition expenses CCPT II pays directly to external parties incurred in the process of acquiring such property.

Depreciation and Amortization Expenses—Depreciation and amortization expenses increased $3.0 million, or 4%, to $88.2 million for the year ended December 31, 2011, compared to $85.2 million for the year ended December 31, 2010. The increase was primarily related to additional depreciation and amortization recorded on 28 new properties acquired subsequent to December 31, 2010.

Impairment of Real Estate Assets—There were no impairment losses recorded during the year ended December 31, 2011. An impairment loss of $4.5 million was recorded relating to one property during the year ended December 31, 2010.

Equity in Income of Unconsolidated Joint Ventures and Other Income—Equity in income of unconsolidated joint ventures and other income decreased $341,000, or 31%, to $749,000 during the year ended December 31, 2011, compared to $1.1 million during the year ended December 31, 2010. The decrease was primarily due to the sale of CCPT II’s interest in one of its unconsolidated joint ventures on September 30, 2011.

Gain on Sale of Real Estate Assets and Property Condemnation—CCPT II recorded a $92,000 gain on the sale of real estate assets and property condemnations for the year ended December 31, 2011 related to the condemnation of one property. CCPT II recorded no gains related to the sale of real estate assets and property condemnation during the year ended December 31, 2010.

Gain on Sale of Marketable Securities—During the year ended December 31, 2011, CCPT II recorded a gain on sale of marketable securities of $15.6 million in connection with the sale of all of its CMBS bonds. No similar transactions occurred during the year ended December 30, 2010.

Gain on Sale of Unconsolidated Joint Venture Interests—During the year ended December 31, 2011, CCPT II recorded a gain on the sale of its interest in an unconsolidated joint venture of $5.2 million. No similar transactions occurred during the year ended December 31, 2010.

Interest Expense—Interest expense increased $5.2 million, or 5%, to $108.2 million for the year ended December 31, 2011, compared to $103.0 million during the year ended December 31, 2010, primarily due to an increase of $80.1 million in the average outstanding debt balance.

Portfolio Information

Real Estate Portfolio

As of December 31, 2012, CCPT II directly owned 752 properties located in 45 states and the U.S. Virgin Islands, the gross rentable space of which was 96% leased with a weighted average lease term remaining of 9.8 years. Of the leases related to these properties, 13 were classified as direct financing leases.

As of December 31, 2012, CCPT II’s five highest tenant concentrations, based on gross annualized rental revenue, were as follows:

Tenant	Total Number of Leases	Leased Square Feet(1)	2012 Gross Annualized Rental Revenue (in Thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Walgreens—drug store	70	1,011,529	$23,097	9%
Church’s Chicken—restaurant	1	244,231	14,056	6%
Academy Sports—sporting goods	9	1,955,411	12,944	5%
Circle K—convenience store	83	250,580	11,550	5%
CVS—drug store	37	412,496	9,408	4%

	200	3,874,247	$71,055	29%

(1)	Including square feet of the buildings on land that is subject to ground leases.

As of December 31, 2012, CCPT II’s five highest tenant industry concentrations, based on gross annualized rental revenue, were as follows:

Tenant	Total Number of Leases	Leased Square Feet(1)	2012 Gross Annualized Rental Revenue (in Thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Specialty retail	203	4,626,991	$43,077	17%
Drugstore	128	1,690,979	38,568	15%
Restaurant	122	955,988	37,044	15%
Sporting goods	17	2,278,621	17,106	7%
Home improvement	13	1,616,529	13,256	5%

	483	11,169,108	$149,051	59%

(1)	Including square feet of the buildings on land that is subject to ground leases.

As of December 31, 2012, CCPT II’s five highest geographic concentrations, based on gross annualized rental revenue, were as follows:

Location	Total Number of Properties	Rentable Square Feet(1)	2012 Gross Annualized Rental Revenue (in Thousands)	Percentage of 2012 Gross Annualized Rental Revenue
Texas	166	3,638,467	$40,604	16%
Florida	23	2,088,910	24,954	10%
Georgia	63	1,131,834	19,731	8%
Illinois	23	1,742,432	18,899	7%
Ohio	64	666,985	13,293	5%

	339	9,268,628	$117,481	46%

(1)	Including square feet of the buildings on land that is subject to ground leases.

Mortgage Notes Receivable Portfolio

As of December 31, 2012, CCPT II owned two portfolios of mortgage notes receivable with a balance of $73.4 million consisting of 69 mortgage notes receivable, secured by 43 restaurant properties and 26 retail properties with a weighted average maturity of 7.7 years.

Funds From Operations and Modified Funds From Operations

Funds From Operations, referred to herein as FFO, is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts, referred to herein as NAREIT, and widely recognized by investors and analysts as one measure of operating performance of a real estate company. The FFO calculation excludes items such as real estate depreciation and amortization, gains and losses on the sale of depreciable real estate, impairments of depreciable real estate and impairments of joint ventures. Depreciation and amortization as applied in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, it is CCPT II’s management’s view, and CCPT II believes the view of many industry investors and analysts, that the presentation of operating results for real estate companies by using the historical cost method alone is insufficient. In addition, FFO also excludes gains and losses from the sale of depreciable real estate, which CCPT II believes provides management and investors with a helpful additional measure of the performance of CCPT II’s real estate portfolio, as it allows for comparisons, year to year, that reflect the impact on operations from trends in items such as occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs. FFO also excludes real estate impairments of depreciable real estate and impairments of joint ventures that are attributable to measurable decreases in the fair value of depreciable real estate held by the venture. Impairment write-downs are items that management does not include in its evaluation of the historical operating performance of CCPT II’s real estate investments, as the Advisor believes that the impact of these items will be reflected over time through changes in rental income or other related costs. CCPT II computes FFO in accordance with NAREIT’s definition.

In addition to FFO, CCPT II uses Modified Funds From Operations, referred to herein as MFFO, as a non-GAAP supplemental financial performance measure to evaluate the operating performance of CCPT II’s real estate portfolio. MFFO, as defined by CCPT II, excludes from FFO merger and acquisition related costs, which are required to be expensed in accordance with GAAP. In evaluating the performance of CCPT II’s portfolio over time, the Advisor employs business models and analyses that differentiate the costs to merge or acquire investments from the investments’ revenues and expenses. The Advisor believes that excluding merger and acquisition costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by CCPT II’s management, and provides investors a view of the performance of CCPT II’s portfolio over time, including after CCPT II ceases to acquire properties on a frequent and regular basis. MFFO also allows for a comparison of the performance of CCPT II’s portfolio with other REITs that are not currently engaging in mergers or acquisitions, as well as a comparison of CCPT II’s performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and CCPT II believes often used by analysts and investors for comparison purposes.

For all of these reasons, CCPT II believes FFO and MFFO, in addition to net income and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which the Advisor evaluates the performance of CCPT II’s real estate portfolio over time. However, not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO should not be considered as alternatives to net income or to cash flows from operating activities, and are not intended to be used as a liquidity measure indicative of cash flow available to fund CCPT II’s cash needs.

MFFO may provide investors with a useful indication of CCPT II’s future performance, particularly after its acquisition stage, and of the sustainability of CCPT II’s current distribution policy. However, because MFFO excludes acquisition expenses, which are an important component in an analysis of the historical performance of a property, MFFO should not be construed as a historic performance measure. Neither the SEC, NAREIT, nor any other regulatory body has evaluated the acceptability of the exclusions contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP financial performance measure.

CCPT II’s calculation of FFO and MFFO, and reconciliation to net income, which is the most directly comparable GAAP financial measure, is presented in the table below for the years ended December 31, 2012, 2011 and 2010, respectively (in thousands). FFO and MFFO are influenced by the timing of acquisitions and the operating performance of CCPT II’s real estate investments.

	Year Ended December 31,
	2012	2011	2010
NET INCOME	$25,397	$53,809	$30,430
Depreciation of real estate assets	60,890	59,782	56,615
Amortization of lease related costs	28,348	28,464	28,547
Depreciation and amortization of real estate assets in unconsolidated joint ventures	995	1,331	2,347
Impairment of real estate assets	5,742	—	4,500
Impairment of joint venture investment	1,156	—	—
Gain on sale of unconsolidated joint venture interests	—	(5,162)	—
Gain on sale and condemnation of real estate assets	(639)	(92)	—

Funds from operations (FFO)	121,889	$138,132	$122,439
Acquisition related expenses	233	3,021	3,441
Merger related expenses	5,847	—	—

Modified funds from operations (MFFO)	$127,969	$141,153	$125,880

Set forth below is additional information that may be helpful in assessing CCPT II’s operating results:

•

During the year ended December 31, 2011, CCPT II sold six CMBS for $82.1 million, and realized a gain on the sale of $15.6 million, of which $14.7 million had previously been recorded in other comprehensive income. No sales of CMBS occurred during the years ended December 31, 2012 and 2010.

•

In order to recognize rental income on a straight-line basis over the terms of the respective leases, CCPT II recognized additional rental income by straight-lining rental income of $9.1 million, $11.0 million and $11.8 million during the years ended December 31, 2012, 2011 and 2010, respectively. In addition, related to CCPT II’s unconsolidated joint ventures, straight-line revenue of $50,000, $21,000 and $48,000 for the years ended December 31, 2012, 2011 and 2010, respectively, is included in equity in income of unconsolidated joint ventures and other income on the consolidated statements of operations.

•

Amortization of deferred financing costs and amortization of fair value adjustments of mortgage notes assumed totaled $9.2 million, $9.1 million and $8.4 million during the years ended December 31, 2012, 2011 and 2010, respectively. In addition, related to CCPT II’s unconsolidated joint ventures, amortization of deferred financing costs and amortization of fair value adjustments of mortgage notes assumed totaled $26,000, $135,000 and $601,000 for the years ended December 31, 2012, 2011 and 2010 respectively, which is included in equity in income of unconsolidated joint ventures and other income on the consolidated statements of operations.

Distributions

The CCPT II Board authorized a daily distribution, based on 366 days in the calendar year, of $0.001707848 per share (which equates to 6.25% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price, and an annualized return of approximately 6.68%, based on the July 27, 2011 estimate of the value of its shares of $9.35 per share) for stockholders of record as of the close of business on each day of the period, commencing on January 1, 2012 and ending on December 31, 2012. In addition, the CCPT II Board authorized a daily distribution, based on 365 days in the calendar year, of $0.001712523 per share (which equates to approximately 6.25% on an annualized basis calculated at the current rate, based on the original offering price of $10.00 per share, and an annualized distribution rate of approximately 6.61%, based on the January 23, 2013 estimate of the value of CCPT II’s shares of $9.45 per share) for stockholders of record as of the close of business on each day of the period commencing on January 1, 2013 and ending on March 31, 2013.

During the years ended December 31, 2012 and 2011, CCPT II paid distributions of $131.4 million and $131.0 million, respectively, including $57.0 million and $59.7 million, respectively, through the issuance of shares pursuant to the CCPT II DRIP offering. CCPT II’s distributions for the year ended December 31, 2012 were funded by net cash provided by operating activities of $118.4 million, or 90%, a portion of the net proceeds in excess of CCPT II’s investment from its prior year sale of marketable securities of $9.2 million, or 7%, principal payments from mortgage notes receivable and real estate under direct financing leases of $3.6 million, or 3%, and proceeds from the CCPT II DRIP offering of $233,000, or less than 1%. CCPT II’s distributions for the year ended December 31, 2011 were funded by net cash provided by operating activities of $114.4 million, or 87%, portion of the net proceeds in excess of our investment from the sale of marketable securities of $11.3 million, or 9%, proceeds from the DRIP offering of $3.0 million, or 2%, and return of capital from unconsolidated joint ventures of $2.3 million, or 2%. Net cash provided by operating activities for the years ended December 31, 2012 and 2011, reflect a reduction for real estate acquisition related expenses incurred and expensed of $233,000 and $3.0 million, respectively, in accordance with GAAP. CCPT II treats its real estate acquisition expenses as funded by proceeds from the offering of CCPT II’s shares, including proceeds from the CCPT II DRIP offering. Therefore, for consistency, proceeds from the issuance of common stock for the years ended December 31, 2012 and 2011 have been reported as a source of distributions to the extent that acquisition expenses have reduced net cash flows from operating activities.

On December 6, 2012, the CCPT II Board, including all of its independent directors, voted to suspend the CCPT II DRIP and the share redemption program. Beginning with the distributions previously authorized by the CCPT II Board for the month of December 2012, which were paid in January 2013, and continuing until such time as the CCPT II Board may approve the resumption of the CCPT II DRIP, all distributions authorized by the CCPT II Board are to be paid to our stockholders in cash.

Share Redemptions

On December 6, 2012, the CCPT II Board, including all of the independent directors, voted to suspend the CCPT II’s share redemption program. When active CCPT II’s share redemption program provides that CCPT II will redeem shares of CCPT II common stock from requesting stockholders, subject to the terms and conditions of the share redemption program. During any calendar year, CCPT II will not redeem in excess of 3% of the weighted average number of shares outstanding during the prior calendar year and the cash available for redemption is limited to the proceeds from the sale of shares pursuant to the CCPT II DRIP offering. In addition, CCPT II will redeem shares of CCPT II common stock on a quarterly basis, at the rate of approximately one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). Funding for redemptions for each quarter will be limited to the net proceeds CCPT II receives from the sale of shares, during such quarter, from the CCPT II DRIP offering. As a result of the suspension of the share redemption program in December 2012, all redemption requests received from stockholders during the fourth quarter of 2012 on or before December 6, 2012 and that were determined to be in good order on or before December 12, 2012 were honored in accordance with the terms, conditions and limitations of the share redemption program. CCPT II did not process or accept any requests for redemption received after December 6, 2012 and will not process or accept any future requests until such time as the CCPT II Board may approve resumption of the share redemption program.

Pursuant to the share redemption program, as amended, the redemption price per share is dependent on the length of time the shares are held and the most recently disclosed estimated share value. As of December 31, 2012, the estimated share value was $9.35 per share, as determined by the CCPT II Board on July 27, 2011. During the year ended December 31, 2012 CCPT II received valid redemption requests pursuant to the share redemption program, as amended, relating to approximately 19.5 million shares, including those requests unfulfilled and resubmitted from a previous period, and requests relating to approximately 6.1 million shares were redeemed for $56.9 million at an average price of $9.32 per share. The remaining redemption requests relating to approximately 13.4 million shares went unfulfilled, including those requests unfulfilled and resubmitted from a previous period.

Liquidity and Capital Resources

General

CCPT II’s principal demands for funds are for the payment of principal and interest on its outstanding indebtedness, operating and property maintenance expenses and distributions to CCPT II stockholders. CCPT II may also acquire additional real estate and real estate related investments. Generally, cash needs for payments of interest, operating and property maintenance expenses and distributions to stockholders will be generated from cash flows from operations from CCPT II’s real estate assets. The sources of CCPT II’s operating cash flows are primarily driven by the rental income received from leased properties, interest income earned on mortgage notes receivable and interest income on CCPT II’s cash balances. CCPT II expects to utilize available borrowings on the CCPT II Credit Facility and potential additional financings and refinancings to repay CCPT II’s outstanding indebtedness and complete possible future property acquisitions.

As of December 31, 2012, CCPT II had cash and cash equivalents of $21.4 million and available borrowings of $30.4 million under the CCPT II Credit Facility. Additionally, as of December 31, 2012, CCPT II had unencumbered properties with a gross book value of $1.0 billion, including $636.1 million of assets that are part of the CCPT II Credit Facility’s unencumbered borrowing base, referred to herein as the Borrowing Base Assets, which may be used as collateral to secure additional financing in future periods or as additional collateral to facilitate the refinancing of current mortgage debt as it becomes due, subject to certain covenants and leverage and borrowing base restrictions related to the CCPT II Credit Facility; however, the use of any Borrowing Base Assets as collateral would reduce the available borrowings under the CCPT II Credit Facility.

Short-term Liquidity and Capital Resources

On a short-term basis, CCPT II’s principal demands for funds will be for operating expenses, distributions to stockholders and interest and principal on current and any future debt financings. CCPT II expects to meet its short-term liquidity requirements through available cash, cash provided by property operations, the issuance of new mortgage notes on unencumbered assets and borrowings from the CCPT II Credit Facility. As of December 31, 2012, CCPT II had $319.1 million under the CCPT II Credit Facility maturing within the next 12 months, which CCPT II expects to be repaid or refinanced in connection with or subsequent to the merger. If the merger is not completed, CCPT II will seek to refinance amounts outstanding under the CCPT II Credit Facility.

Long-term Liquidity and Capital Resources

CCPT II expects to meet its long-term liquidity requirements through proceeds from secured or unsecured financings from banks and other lenders, the selective and strategic sale of properties and net cash flows from operations. CCPT II expects that its primary uses of capital will be for property and other asset acquisitions and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions to CCPT II stockholders.

CCPT II expects that substantially all cash flows from operations will be used to pay distributions to CCPT II stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, CCPT II may use other sources to fund distributions as necessary, including borrowing on the

CCPT II Credit Facility and/or borrowings in anticipation of future cash flow. To the extent that cash flows from operations are lower due to lower than expected returns on the properties or CCPT II elects to retain cash flows from operations to make additional real estate investments or reduce its outstanding debt, distributions paid to CCPT II stockholders may be lower.

CCPT II expects that substantially all net cash resulting from debt financing will be used to fund acquisitions, for certain capital expenditures identified at acquisition, for repayments of outstanding debt, or for any distributions to stockholders in excess of cash flows from operations.

As of December 31, 2012, CCPT II had issued approximately 231.2 million shares of CCPT II common stock in the offerings resulting in gross proceeds of $2.3 billion. As of December 31, 2012, CCPT II had redeemed a total of approximately 22.6 million shares of common stock for a cost of $206.1 million. Redemption requests relating to approximately 13.4 million shares that were received during the year ended December 31, 2012 went unfulfilled.

As of December 31, 2012, CCPT II had $1.8 billion of debt outstanding, consisting of (1) $1.4 billion of CCPT II Fixed Rate Debt, which includes $77.6 million of variable rate debt swapped to fixed rates, (2) $4.3 million of CCPT II Variable Rate Debt and (3) $319.1 million outstanding under the CCPT II Credit Facility, which includes $111.1 million swapped to a fixed rate. The CCPT II Fixed Rate Debt has annual interest rates ranging from 3.15% to 7.22%, with a weighted average annual interest rate of 5.68%, and various maturity dates ranging from September, 2014 through August, 2031. The CCPT II Variable Rate Debt has an annual interest rate of LIBOR plus 275 basis points, and matures in September, 2014. As of December 31, 2012, the weighted average interest rate in effect for the CCPT II Revolving Loans under the CCPT II Credit Facility was 3.71% and the CCPT II Term Loan was fixed at a rate of 4.94% per annum based on CCPT II’s overall leverage levels. Additionally, the ratio of debt to gross real estate and related assets net of gross intangible lease liabilities, as of December 31, 2012, was 51% and the weighted average years to maturity was 3.6 years. CCPT II’s contractual obligations as of December 31, 2012 were as follows (in thousands):

	Payments due by period(1)(2)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments—fixed rate debt(3)	$1,442,354	$5,142	$331,924	$916,277	$189,011
Interest payments—fixed rate debt(4)	345,337	82,574	156,321	87,128	19,314
Principal payments—variable rate debt	4,250	—	4,250	—	—
Interest payments—variable rate debt(5)	222	125	97	—	—
Principal payments—credit facility	319,111	319,111	—	—	—
Interest payments—credit facility(4)(6)	12,776	12,776	—	—	—

Total	$2,124,050	$419,728	$492,592	$1,003,405	$208,325

(1)	The table above does not include amounts due to the Advisor or its affiliates pursuant to the Advisory Agreement because such amounts are not fixed and determinable.
(2)	Principal pay down amounts are included in payments due by period.
(3)	Principal payment amounts reflect actual payments based on face amount of notes payable. As of December 31, 2012, the fair value adjustment, net of amortization, of mortgage notes assumed was $8.4 million.
(4)	As of December 31, 2012, CCPT II had $188.7 million of CCPT II Variable Rate Debt and CCPT II Credit Facility borrowings fixed through the use of interest rate swaps. CCPT II used the fixed rates under the swap agreement to calculate the debt payment obligations in future periods.
(5)	A rate of 2.96% was used to calculate the variable debt payment obligations in future periods. This was the rate effective as of December 31, 2012.
(6)	Payment obligations for the CCPT II Term Loan and CCPT II Revolving Loans outstanding under the CCPT II Credit Facility calculated based on interest rates of 4.94% and 3.71%, respectively, in effect as of December 31, 2012.

CCPT II charter prohibits CCPT II from incurring debt that would cause CCPT II’s borrowings to exceed the greater of 60% of its gross assets, valued at the greater of the aggregate cost (before depreciation and other non-cash reserves) or fair value of all assets owned by CCPT II, unless approved by a majority of its independent directors and disclosed to CCPT II’s stockholders in its next quarterly report.

Cash Flow Analysis

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Operating Activities. Net cash provided by operating activities increased $3.9 million, or 3%, to $118.4 million for the year ended December 31, 2012, compared to $114.4 million for the year ended December 31, 2011. The increase was primarily due to a net change in CCPT II’s working capital accounts of $2.8 million and an increase in net income before non-cash adjustments for depreciation, amortization, bad debt expense, impairments, gains on sale of marketable securities and real estate assets and unconsolidated joint ventures of $1.1 million for the year ended December 31, 2012 compared to December 31, 2011. See “—Results of Operations” for a more complete discussion of the factors impacting CCPT II’s operating performance.

Investing Activities. Net cash provided by investing activities increased $29.5 million to $11.2 million for the year ended December 31, 2012, compared to net cash used in investing activities of $18.3 million for the year ended December 31, 2011. The increase was primarily a result of less cash used for investments in real estate and related assets as CCPT II made one real estate acquisition with a purchase price of $7.6 million during the year ended December 31, 2012, compared to the acquisition of 28 properties for a total purchase price of $100.7 million during the year ended December 31, 2011. Additionally, CCPT II used cash of $15.0 million for capital expenditures during the year ended December 31, 2012, compared with $20.9 million during the year ended December 31, 2011. CCPT II received $28.6 million in proceeds from the sale of real estate assets and CCPT II’s interest in an unconsolidated joint venture during the year ended December 31, 2012 compared to proceeds of $19.0 million from the sale of real estate assets and its interest in an unconsolidated joint venture during the year ended December 31, 2011. These amounts were partially offset by a decrease in proceeds from sale of marketable securities of $82.1 million, as no sales of marketable securities occurred during the year ended December 31, 2012.

Financing Activities. Net cash used in financing activities increased $72.7 million, or 82%, to $161.4 million for the year ended December 31, 2012 compared to $88.7 million for the year ended December 31, 2011. During the year ended December 31, 2012, CCPT II’s loan activity resulted in net repayments of $12.2 million and during the year ended December 31, 2011 CCPT II’s loan activity resulted in net borrowings of $38.2 million, combining for an increase in cash used for mortgage notes payable, the CCPT II Credit Facility and the repurchase agreement of $50.3 million, referred to herein as the CCPT II Repurchase Agreement. Additionally, the increase in net cash used in financing activities was due to an increase in cash used for the redemptions of common stock of $18.7 million and an increase in distributions to investors of $3.0 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Operating Activities. Net cash provided by operating activities increased $8.8 million, or 8%, to $114.4 million for the year ended December 31, 2011, compared to $105.6 million for the year ended December 31, 2010. The increase was primarily due to an increase in net income before non-cash adjustments for depreciation, amortization, accretion, and impairment of $25.7 million, combined with an increase in the change in accounts payable and accrued expenses of $4.8 million for the year ended December 31, 2011 compared to December 31, 2010. These increases were offset by a gain on the sale of marketable securities of $15.6 million and a gain on the sale of a joint venture interest of $5.2 million for the year ended December 31, 2011.

Investing Activities. Net cash used in investing activities decreased $91.9 million, or 83%, to $18.3 million for the year ended December 31, 2011 compared to $110.2 million for the year ended December 31, 2010. The decrease was primarily related to proceeds of $82.1 million received from the sale of marketable securities, combined with net proceeds of $18.8 million received from the sale of CCPT II’s interests in an unconsolidated joint venture during the year ended December 31, 2011. No such sales occurred during the year ended December 31, 2010. The increase from sale proceeds was partially offset by an increase in the acquisition of real estate and related assets of $5.8 million combined with an increase in restricted cash of $4.7 million during the year ended December 31, 2011.

Financing Activities. Net cash used in financing activities increased $110.7 million to $88.7 million for the year ended December 31, 2011, compared to net cash provided by financing activities of $22.0 million for the year ended December 31, 2010. The increase in cash used was primarily due to a decrease in proceeds from mortgage notes payable, the CCPT II Credit Facility and the CCPT II Repurchase Agreement of $197.5 million combined with an increase in cash used for the redemptions of common stock of $31.0 million during the year ended December 31, 2011 compared to December 31, 2010. These amounts were partially offset by a decrease of $117.5 million in outstanding amounts repaid under the mortgage notes payable, the CCPT II Credit Facility and the CCPT II Repurchase Agreement for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Election as a REIT

CCPT II is taxed as a REIT under the Code. In order to maintain its qualification as a REIT, CCPT II must continue to meet certain requirements relating to its organization, sources of income, nature of assets, distributions of income to CCPT II stockholders and recordkeeping. As a REIT, CCPT II generally is not subject to federal income tax on taxable income that it distributes to its stockholders so long as CCPT II distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net-capital gains).

If CCPT II fails to maintain its qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, CCPT II will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. CCPT II will not be able to deduct distributions paid to CCPT II stockholders in any year in which CCPT II fails to maintain its qualification as a REIT. CCPT II also will be disqualified for the four taxable years following the year during which it lost its qualification unless CCPT II is entitled to relief under specific statutory provisions. Such an event could materially adversely affect CCPT II’s net income and net cash available for distribution to stockholders. However, CCPT II believes that it is organized and operates in such a manner as to maintain its qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in CCPT II’s accompanying consolidated financial statements in this joint proxy statement/prospectus. CCPT II is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying consolidated financial statements.

Inflation

CCPT II is exposed to inflation risk as income from long-term leases is the primary source of its cash flows from operations. There are provisions in certain of CCPT II’s tenant leases that are intended to protect CCPT II from, and mitigate the risk of, the impact of inflation. These provisions include rent steps and clauses enabling CCPT II to receive payment of additional rent calculated as a percentage of the tenants’ gross sales above pre-determined thresholds. In addition, most of CCPT II’s leases require the tenant to pay all or a majority of the property’s operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs. However, because of the long-term nature of leases for real property, such leases may not re-set frequently enough to adequately offset the effects of inflation.

Commitments and Contingencies

CCPT II may be subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 14 to CCPT II’s consolidated financial statements in this joint proxy statement/prospectus for further explanations.

Related-Party Transactions and Agreements

CCPT II has entered into agreements with the Advisor and its affiliates, whereby CCPT II has paid, and may continue to pay, certain fees to, or reimburse certain expenses of, the Advisor or its affiliates such as acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees, real estate commissions and reimbursement of certain operating costs. See Note 15 to CCPT II’s consolidated financial statements in this joint proxy statement/prospectus for a further explanation of the various related-party transactions, agreements and fees.

Impact of Recent Accounting Pronouncements

There have been no accounting pronouncements issued, but not yet applied by CCPT II, that will significantly impact CCPT II’s financial statements. Refer to Note 3 to CCPT II’s consolidated financial statements included in this joint proxy statement/prospectus for further explanations.

Off Balance Sheet Arrangements

As of December 31, 2012 and 2011, CCPT II had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on its financial condition, results of operations, liquidity or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

CCPT II has obtained variable rate debt financing to fund certain property acquisitions, and therefore CCPT II is exposed to changes in LIBOR and a bank’s prime rate. CCPT II’s objectives in managing interest rate risks will be to limit the impact of interest rate changes on operations and cash flows, and to lower overall borrowing costs. To achieve these objectives CCPT II will borrow primarily at interest rates with the lowest margins available and, in some cases, with the ability to convert variable interest rates to fixed rates. CCPT II has entered, and may to continue to enter, into derivative financial instruments, such as interest rate swaps and caps in order to mitigate its interest rate risk on a given variable rate financial instrument. CCPT II has not entered, and do not intend to enter, into derivative or interest rate transactions for speculative purposes. CCPT II may also enter into rate lock arrangements to lock interest rates on future borrowings. CCPT II may be exposed to credit and market risks including, but not limited to, the failure of any counterparty to perform under the terms of the derivative contract or the adverse effect on the value of the financial instrument resulting from a change in interest rates.

As of December 31, 2012, $212.3 million of the $1.8 billion outstanding on notes payable and the CCPT II Credit Facility was subject to variable interest rates. The CCPT II Revolving Loans under the CCPT II Credit Facility bore interest at a weighted average rate of 3.71%. The remaining variable rate debt bore interest at the one-month LIBOR plus 275 basis points. As of December 31, 2012, an increase of 50 basis points in interest rates would result in a change in interest expense of $1.1 million per year, assuming all of CCPT II’s derivatives remain effective hedges.

As of December 31, 2012, CCPT II had four interest rate swap agreements outstanding, which mature on various dates from November 2013 through March 2016, with an aggregate notional amount under the swap agreements of $188.7 million and an aggregate net fair value of $(2.2) million. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of December 31, 2012, an increase of 50 basis points in interest rates would result in an increase to the fair value of these interest rate swaps of $1.3 million. These interest rate swaps were designated as hedging instruments.

CCPT II does not have any foreign operations and thus CCPT II is not exposed to foreign currency fluctuations.

Spirit Realty Capital, Inc.

Description of Spirit’s Business

Spirit is a Maryland corporation incorporated on August 14, 2003 and organized to operate as a self-administered and self-managed REIT. Spirit became a public company in December 2004 and was subsequently taken private in August 2007 by a consortium of private investors. On September 25, 2012, Spirit completed an initial public offering of 33.4 million shares of common stock (including shares issued on October 1, 2012 pursuant to the underwriters’ option to purchase additional shares).

Spirit’s objective is to maximize stockholder value by seeking superior risk-adjusted returns, with an emphasis on stable rental revenue. Spirit generates its revenue primarily by leasing its properties to its tenants. Spirit primarily invests in single-tenant, operationally essential real estate throughout the United States that is leased on a long-term, triple-net basis primarily to tenants engaged in retail, service and distribution industries. Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where Spirit’s tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. In support of Spirit’s primary business of owning and leasing real estate, Spirit has also strategically originated or acquired long-term, commercial mortgage and equipment loans. Spirit views its operations as one segment consisting of triple-net leases.

As of December 31, 2012, Spirit’s undepreciated gross investment in real estate and loans totaled approximately $3.65 billion, representing investment in 1,207 properties, including properties securing its mortgage loans. Of this amount, 98.6% consisted of Spirit’s gross investment in real estate, representing ownership of 1,122 properties, and the remaining 1.4% consisted of commercial mortgage and equipment loans receivable secured by the remaining 85 properties or other related assets. As of December 31, 2012, Spirit’s owned properties were approximately 98.8% occupied (based on number of properties), and its leases had a weighted average non-cancelable remaining lease term (based on annual rent) of approximately 11.1 years. Spirit’s leases are generally long-term, with non-cancelable initial terms typically of 15 to 20 years and tenant renewal options for additional terms. As of December 31, 2012, approximately 96% of Spirit’s leases (based on annual rent) provided for increases in future annual base rent.

Spirit’s portfolio of 1,122 owned properties was leased to approximately 165 tenants as of December 31, 2012. In February 2012, two of Spirit’s general merchandising tenants, Shopko Stores Operating Co., LLC, referred to herein as Shopko, and Pamida Stores Operating Co. LLC, referred to herein as Pamida, completed a merger. As a result, the combined company, referred to herein as Shopko/Pamida, contributed 29.4% of Spirit’s annual rent as of December 31, 2012. Spirit leases 181 properties to Shopko/Pamida, 179 of which are leased pursuant to three master leases that, as of December 31, 2012, had a weighted average non-cancelable remaining lease term of approximately 12.8 years.

Spirit’s tenants operate in 18 different industries, which are as follows:

Spirit’s properties are geographically diversified across 47 states, with only 4 states contributing more than 5.0% of its annual rent. The diversity of Spirit’s portfolio has contributed to its stable occupancy. As of December 31, 2012, 2011, 2010, 2009 and 2008, Spirit’s occupancy rate (based on number of properties) was 98.8%, 98.4%, 96.3%, 99.4%, and 99.0%, respectively.

Spirit’s common stock is listed on the NYSE and it currently trades under the symbol “SRC.”

Investment Policies

Investments in Real Estate or Interests in Real Estate

Spirit conducts all of its investment activities through the Spirit Partnership and its subsidiaries. Spirit’s objective is to maximize stockholder value by seeking superior risk-adjusted returns, with an emphasis on stable rental revenue, by investing primarily in operationally essential real estate leased on a long-term, triple-net basis.

Spirit pursues its objective primarily through the ownership by the Spirit Partnership of Spirit’s existing properties and other acquired properties and assets. Spirit invests primarily in single-tenant, operationally essential real estate. Spirit’s strategy emphasizes a portfolio that (1) derives no more than 10% of its annual rent from any single tenant or more than 2.5% of its annual rent from any single property, (2) is leased to tenants operating in various industries and (3) is located across the United States without significant geographic concentration. While Spirit considers the foregoing when making investments, Spirit has opportunistically made investments in the past that do not meet one or more of these criteria, and Spirit may make additional investments that do not meet one or more of these criteria if Spirit believes the opportunity is sufficiently attractive. Spirit conducts its investment activities in a manner that is consistent with the maintenance of Spirit’s status as a REIT for federal income tax purposes. In addition, Spirit may purchase assets for long-term investment, expand and improve the properties Spirit presently owns or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

Spirit may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit Spirit to own interests in larger assets without unduly reducing Spirit’s diversification and, therefore, provide Spirit with flexibility in structuring its portfolio. Spirit will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet Spirit’s investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to Spirit common stock. Investments are also subject to Spirit’s policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, referred to herein as the 1940 Act.

Investments in Real Estate Mortgages

While Spirit’s current portfolio primarily consists of, and Spirit’s business strategies emphasize, equity investments in single-tenant, operationally essential real estate, Spirit may invest in mortgages, other types of real estate interests and equipment and other loans in a manner that is consistent with Spirit’s qualification as a REIT. Spirit has strategically originated or acquired long-term, commercial mortgage and equipment loans to provide financing solutions to Spirit’s tenants. As of December 31, 2012, of Spirit’s total investment portfolio, 98.6% represented Spirit’s gross investment in properties that Spirit owns and the remaining 1.4% represented mortgages, equipment and other loans receivable. Spirit may further invest in mortgages, equipment and other loans receivable and there is no restriction on the proportion of Spirit’s assets that may be invested in a type of asset or any single asset. However, Spirit does not intend to have more than 5% of its portfolio invested in mortgages, equipment and other loans. Investments in mortgages, equipment and other loans run the risk that one or more borrowers may default under the loans and that the collateral securing those loans may not be sufficient to enable Spirit to recoup its full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, Spirit may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. Spirit does not intend that its investments in securities will require it to register as an investment company under the 1940 Act, and Spirit would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, Spirit does not invest in any additional securities such as bonds, preferred stocks or common stock.
Dispositions

In order to maximize the performance and manage the risks within Spirit’s portfolio, Spirit will selectively dispose of any of its properties that it determines are not suitable for long-term investment purposes based upon management’s review of Spirit’s portfolio. Spirit will ensure that this action would be in its best interest and consistent with its qualification as a REIT.

Financings and Leverage Policy

Spirit may use a number of different sources to finance its acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by its assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to Spirit, or other sources that may become available from time to time. Any debt that Spirit incurs may be recourse or non-recourse and may be secured or unsecured. Spirit also may take advantage of joint venture or other partnering opportunities as these opportunities arise in order to acquire properties that would otherwise be unavailable to it. Spirit may use the proceeds of its borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although Spirit is not required to maintain any particular leverage ratio, Spirit employs, when appropriate, prudent amounts of leverage and uses debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Spirit’s charter and bylaws do not limit the amount of debt that Spirit may incur. The Spirit Board has not adopted a policy limiting the total amount of debt that Spirit may incur.

The Spirit Board considers a number of factors in evaluating the amount of debt that Spirit may incur. The Spirit Board may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of Spirit’s properties, general conditions in the market for debt and equity securities, fluctuations in the market price of Spirit common stock, growth and acquisition opportunities and other factors. Spirit’s decision to use leverage in the future to finance its assets will be at its discretion and will not be subject to the approval of Spirit’s stockholders.

Equity Capital Policies

To the extent that the Spirit Board determines to obtain additional capital, Spirit may issue debt or equity securities, including senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.

Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by Spirit, and any such offering might cause a dilution of a stockholder’s investment in Spirit. Although Spirit has no current plans to do so, Spirit may in the future issue shares of Spirit common stock or units in the Spirit Partnership in connection with acquisitions of property.

Spirit may, under certain circumstances, purchase shares of Spirit common stock or other securities in the open market or in private transactions with Spirit stockholders, provided that those purchases are approved by the Spirit Board. The Spirit Board has no present intention of causing Spirit to repurchase any shares of Spirit common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Spirit has not issued Spirit common stock or any other securities in exchange for property or any other purpose, but Spirit may engage in such activities in the future.

Spirit has not engaged in trading, underwriting or agency distribution or sale of securities of other than partnership units of or equity interests in the Spirit Partnership and does not intend to do so.

Competitive Strengths

Spirit believes the following competitive strengths contribute to the stability of its rental revenues and distinguishes it from its competitors:

•

Large Scale and Diversified Portfolio. As of December 31, 2012, Spirit’s portfolio consisted of 1,122 owned properties, with approximately 165 tenants operating across 18 different industries, including: general, specialty and discount retail; restaurants; movie theaters; automotive dealers; educational and recreational facilities; and supermarkets. Spirit’s properties are geographically diversified across 47 states, with only 4 states contributing more than 5% of annual rent. Spirit believes it would be difficult for a new competitor to replicate such a diversified portfolio on a comparable scale. The diversity of Spirit’s portfolio reduces the risks associated with adverse events affecting a particular tenant or an economic decline in any particular state or industry. Additionally, the scale of Spirit’s portfolio allows it to make acquisitions without introducing additional concentration risks. In addition, Spirit’s operating platform is scalable and will allow Spirit to make new investments without the need for significant additional administrative or management costs.

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Long-Term Triple-Net Leases. As of December 31, 2012, Spirit’s owned properties were approximately 98.8% occupied (based on number of properties), with a weighted average non-cancelable remaining lease term (based on annual rent) of approximately 11.1 years. Due to the triple-net structure of approximately 95% of Spirit’s leases (based on annual rent) as of December 31, 2012, Spirit does not expect to incur significant capital expenditures, and the potential impact of inflation on its operating expenses is minimal. Additionally, as of December 31, 2012, approximately 96% of Spirit’s leases (based on annual rent) provided for increases in future annual base rent.

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Established Company with Proven Performance. Spirit has been actively investing in triple-net leased real estate since 2003, is well-known within the industry and benefits from an established infrastructure supporting its underwriting, leasing, asset management and reporting functions. From inception in 2003 through December 31, 2012, Spirit made gross investments of approximately $4.22 billion in properties and loans receivable. Since inception, Spirit’s occupancy has never been below 96.1% (based on number of properties), despite the economic downturn of 2008 through 2010.

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Disciplined Underwriting and Risk Management Expertise. Spirit’s developed underwriting and risk management expertise enhances its ability to identify and structure investments that provide superior risk-adjusted returns, due to specific investment risks that Spirit believes can be identified and mitigated through intensive credit and real estate analysis, tailored lease structures (such as master leases) and ongoing tenant monitoring. When underwriting new acquisitions Spirit generally targets property-level rent coverage ratios in excess of 2.0x.

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Experienced Management Team. Spirit’s senior management has significant experience in the real estate industry and in managing public companies. Spirit’s Chairman and Chief Executive Officer, Thomas H. Nolan, Jr., has been active in the real estate industry for over 25 years, holding numerous leadership positions in private and public real estate companies. Spirit’s President and Chief Operating Officer, Peter M. Mavoides, has been active in the single-tenant, net lease industry for over 14 years, holding leadership positions for the past 9 years. Spirit’s Senior Vice President and Chief Financial Officer, Michael A. Bender, has held leadership positions for over 30 years in finance and real estate. Spirit’s Senior Vice President, Gregg A. Seibert, who has been with Spirit since its inception, has over 20 years of experience in real estate finance, including over 15 years of leadership responsibilities in credit, acquisitions and portfolio management in the sale-leaseback sector. Spirit’s Senior Vice President, Mark L. Manheimer, has over 14 years of experience in real estate finance, including leadership positions in the areas of asset management, underwriting and acquisitions.

•

Attractive In-Place Long-Term Indebtedness. Spirit has approximately $1.95 billion principal balance of non-recourse mortgage indebtedness outstanding, which had a weighted average maturity of 5.8 years as of December 31, 2012 and an average annual interest rate of approximately 6.12% for the year ended December 31, 2012 (excluding non-cash interest expense attributable to the amortization of deferred financing costs and debt discounts). Prior to January 1, 2016, Spirit only has $126.3 million of balloon payments due at maturity. Approximately $1.7 billion principal balance of Spirit’s indebtedness is fully or partially amortizing, providing for an ongoing reduction in principal prior to maturity. In addition, Spirit has a $100.0 million secured revolving credit facility to help fund future acquisitions and for general corporate purposes. As of December 31, 2012, no amounts were drawn on the secured revolving credit facility and $100.0 million was available.

Business and Growth Strategies

Spirit’s objective is to seek superior risk-adjusted returns, with an emphasis on stable rental revenue, by investing primarily in single-tenant, operationally essential real estate leased on a long-term, triple-net basis. Spirit intends to pursue this objective through the following business and growth strategies.

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Focus on Small and Middle Market Companies. Spirit primarily focuses on investing in properties that it net leases to unrated small and middle market companies that Spirit determines have attractive credit characteristics and stable operating histories. Properties leased to small and middle market companies may offer Spirit the opportunity to achieve superior risk-adjusted returns, as a result of Spirit’s intensive credit and real estate analysis, lease structuring and portfolio construction. Small and middle market companies are often willing to enter into leases with structures and terms that Spirit considers attractive (such as master leases and leases that require ongoing tenant financial reporting) and that Spirit believes increase the security of rental payments. In addition to small and middle market companies, Spirit selectively acquires properties leased to large companies where Spirit believes that it can achieve superior risk-adjusted returns.

The following chart highlights the tenants that Spirit targets based on company size and corporate credit equivalent:

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Use Spirit’s Developed Underwriting and Risk Management Processes to Structure and Manage its Portfolio. Spirit seeks to maintain the stability of its rental revenue and the long-term return on its investments by using its developed underwriting and risk management processes to structure and manage its portfolio. In particular, Spirit’s underwriting and risk management processes emphasize the following:

•

Leases for Operationally Essential Real Estate with Relatively Long Terms. Spirit seeks to own properties that are operationally essential to its tenants, thereby reducing the risk that the tenant would choose not to renew an expiring lease or reject a lease in bankruptcy. In addition, Spirit seeks to enter into leases with relatively long-terms, typically with non-cancelable initial terms of 15 to 20 years and tenant renewal options for additional terms with attractive rent escalation provisions.

•

Use of the Master Lease Structure. Where appropriate, Spirit seeks to enter into master leases, pursuant to which it leases multiple properties to a single tenant on an “all or none” basis. In a master lease structure, a tenant is responsible for a single lease payment relating to the entire portfolio of leased properties, as opposed to multiple lease payments relating to individually leased properties. The master lease structure prevents a tenant from “cherry picking” locations, where it unilaterally gives up underperforming properties while maintaining its leasehold interest in well-performing properties. As of December 31, 2012, Spirit had 56 master leases that had a weighted average non-cancelable remaining lease term (based on annual rent) of 12.6 years and contributed approximately 63.8% of Spirit’s annual rent. Spirit’s largest master lease, consisting of 112 properties, contributed 25.6% of Spirit’s annual rent, and its smallest master lease, consisting of two properties, contributed less than 1% of its annual rent. The average number of properties included under Spirit’s master leases as of December 31, 2012 was 12.

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Active Management and Monitoring of Risks Related to Spirit’s Investments. When monitoring existing investments or evaluating new investments, Spirit typically considers two broad categories of risk: (1) tenant financial distress risk; and (2) lease renewal risk. Spirit seeks to measure these risks through various processes, including the use of a credit modeling product that it licenses from Moody’s Analytics that estimates the performance of the leased properties relative to rental payments due under the leases, and a review of current market data and Spirit’s historical recovery rates on re-leased properties and property dispositions. Spirit’s underwriting and risk management processes are designed to structure new investments and manage existing investments to address and mitigate each of the above risks and preserve the long-term return on its invested capital.

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Portfolio Diversification. Spirit monitors and manages the diversification of its real estate investment portfolio in order to reduce the risks associated with adverse developments affecting a particular tenant, property, industry or region. Spirit’s strategy emphasizes a portfolio that (1) derives no more than 10% of its annual rent from any single tenant or more than 2.5% of its annual rent from any single property, (2) is leased to tenants operating in various industries and (3) is located across the United States without significant geographic concentration. While Spirit considers the foregoing when making investments, Spirit has opportunistically made investments in the past that do not meet one or more of these criteria, and Spirit may make additional investments that do not meet one or more of these criteria if it believes the opportunity is sufficiently attractive. As of December 31, 2012, Shopko/Pamida contributed 29.4% of Spirit’s annual rent. No other tenant contributed more than 10% of Spirit’s annual rent, and no one single property contributed more than 2.1% of Spirit’s annual rent.

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Enhance Spirit’s Portfolio through Contractual Growth. Approximately 96% of Spirit’s leases (based on annual rent) contain contractual provisions that increase the rental revenue over the term of the lease. Of these leases, approximately 25% contain fixed contractual rental increases, and the remaining 75% contain increases based on the lesser of a fixed contractual percentage increase or the increase in the consumer price index, referred to herein as CPI.

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Selectively Grow Spirit’s Portfolio through Acquisitions. Spirit selectively makes acquisitions that contribute to Spirit’s portfolio’s tenant, industry and geographic diversification. Spirit believes there will be ample acquisition opportunities in the single-tenant market fitting Spirit’s acquisition criteria.

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Continue to Deleverage Spirit’s Portfolio. Most of Spirit’s debt is partially amortizing, and its principal amount will be reduced prior to the balloon payments due at maturity. Contractual amortization payments are scheduled to reduce Spirit’s outstanding principal amount of indebtedness by $137.0 million prior to January 1, 2016. Spirit also may use any cash from operations in excess of the distributions that it expects to pay to selectively reduce its indebtedness.

Spirit believes contractual rent growth, selective growth through acquisitions and the ongoing deleveraging of its portfolio will contribute to its cash available for distributions.

Financing Strategy

Spirit’s long-term financing strategy is to maintain a leverage profile that creates operational flexibility and generates superior risk-adjusted returns for its stockholders. Spirit intends to employ prudent amounts of debt financing as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes.

Spirit finances its assets using a variety of methods and determines the amount of equity and debt financing to be used when acquiring an asset by evaluating terms available in the credit markets (such as interest rate, repayment provisions and maturity), Spirit’s cost of equity capital and Spirit’s assessment of the particular asset’s risk. Historically, a significant portion of Spirit’s debt has been long-term borrowings secured by specific real estate assets or, more typically, pools of real estate assets. Spirit anticipates using a number of different sources to finance its acquisitions and operations going forward, including cash from operations, issuance of debt securities, funds available from its $100.0 million secured revolving credit facility, private financings (such as bank credit facilities, which may or may not be secured by Spirit’s assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to Spirit, or other sources that may become available from time to time. To the extent practicable, Spirit expects to maintain a debt profile with manageable near-term maturities.

Spirit’s Real Estate Investment Portfolio

As of December 31, 2012, Spirit’s gross investment in real estate and loans totaled approximately $3.65 billion, representing investment in 1,207 properties. Of this amount, 98.6% consisted of Spirit’s gross investment in real estate, representing ownership of 1,122 properties, and the remaining 1.4% consisted of commercial mortgage and equipment loans receivable secured by 85 properties or related assets. Spirit’s owned properties are leased to approximately 165 tenants operating across 18 different industries, including: general, specialty and discount retail; restaurants; movie theaters; automotive dealers; educational and recreational facilities; and supermarkets. Spirit’s properties are geographically diversified across 47 states, with only 4 states contributing more than 5.0% of Spirit’s annual rent. Over 95% of Spirit’s leases (based on annual rent) as of December 31, 2012 are triple-net, for which the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Due to the triple-net structure of Spirit’s leases, Spirit does not expect to incur significant capital expenditures relating to its triple-net leased properties, and the potential impact of inflation on its operating expenses is reduced.

Investment Diversification

The following tables present the diversity of Spirit’s portfolio and are calculated based on percentage of total annual rent.

Diversification by Tenant

The following table lists the top 10 tenants of Spirit’s owned real estate properties (based on annual rent) as of December 31, 2012:

	Tenant	Number of Properties	Annual Rent (in thousands)(1)	Percent of Total Annual Rent
1.	Shopko Stores/Pamida Operating Co., LLC	181	$83,445	29.4%
2.	84 Properties, LLC	109	18,437	6.5
3.	Carmike Cinemas, Inc.	12	8,024	2.8
4.	Universal Pool Co., Inc.	14	6,680	2.4
5.	CBH20, LP (Camelback Ski Resort)	1	5,779	2.0
6.	Casual Male Retail Group Inc(2)	1	4,814	1.7
7.	Carmax, Inc.	5	4,726	1.7
8.	United Supermarkets, LLC	14	4,575	1.6
9.	Main Event Entertainment, LP	6	4,477	1.6
10.	NE Opco, Inc.	6	4,378	1.6
	Other	773	138,193	48.7

	Total	1,122	$283,528	100%

(1)	Spirit defines annual rent as rental revenue for the three months ended December 31, 2012 multiplied by four.
(2)	Casual Male Retail Group Inc. formally changed its corporate name to Destination XL Group, Inc. effective as of February 25, 2013.

As shown in the table above, as of December 31, 2012, the merged Shopko/Pamida entity contributed 29.4% of Spirit’s total annual rent. Shopko/Pamida operates as a multi-department general merchandise retailer and retail health services provider, primarily in mid-size and larger communities in the Midwest, Pacific Northwest, North Central and Western Mountain states. Currently, Spirit leases 181 properties to Shopko/Pamida, 179 of which are leased pursuant to three master leases that, as of December 31, 2012, had a weighted average non-cancelable remaining lease term of approximately 12.8 years.

Spirit believes that, over time, the merger of Shopko and Pamida will be beneficial to Spirit’s portfolio from a credit perspective, because Spirit expects: (1) properties that previously operated under the Pamida brand will be improved and converted to the Shopko brand; and (2) the operations at the 114 of Spirit’s properties that historically have operated under the Shopko brand will continue as they have historically at the property level. However, no assurance can be given as to the future performance of the merged Shopko/Pamida entity or its stores.

Diversification by Industry

The following table sets forth information regarding the diversification of Spirit’s owned real estate properties among different industries (based on annual rent) as of December 31, 2012:

Industry	Number of Properties	Percent of Total Annual Rent(1)
General and discount retail properties	181	29.4%
Restaurants—quick service	392	10.1
Specialty retail properties	48	9.0
Restaurants—casual dining	124	7.8
Movie theatres	23	7.7
Building material suppliers	110	6.6
Industrial properties	26	5.4
Automotive dealers, parts and service properties	70	5.3
Educational properties	22	4.7
Recreational properties	8	3.7
Medical/other office properties	11	2.2
Supermarkets	20	1.9
Convenience stores / car washes	32	1.8
Distribution properties	37	1.4
Health clubs/gyms	5	1.1
Interstate travel plazas	3	1.0
Drugstores	9		*
Call centers	1		*

Total	1,122	100%

*	Less than 1%
(1)	Spirit defines annual rent as rental revenue for the three months ended December 31, 2012 multiplied by four.

Diversification by Geography

The following table sets forth information regarding the geographic diversification of Spirit’s owned real estate properties as of December 31, 2012:

Location	Number of Properties	Percent of Total Annual Rent(1)
Wisconsin	57	11.1%
Texas	82	8.5
Illinois	91	6.7
Pennsylvania	50	5.2
Florida	61	4.6
Minnesota	36	4.5
Arizona	26	4.4
Georgia	66	3.9
Indiana	40	3.3
Michigan	34	3.2
Nebraska	17	3.1
Ohio	49	3.0
Massachusetts	6	2.8
California	9	2.6
Utah	14	2.2
North Carolina	25	2.1
Iowa	34	2.1
Idaho	9	2.0
Tennessee	60	1.9
Kentucky	37	1.9
Alabama	43	1.7
Washington	9	1.6
Missouri	30	1.5
Montana	7	1.4
South Dakota	9	1.4
New York	28	1.4
Oregon	6	1.2
Oklahoma	11	1.2
Virginia	29	1.2
West Virginia	26	1.1
Colorado	9		*
Kansas	6		*
South Carolina	12		*
Maryland	18		*
Louisiana	13		*
Maine	20		*
New Jersey	3		*
Arkansas	7		*
Wyoming	8		*
New Mexico	4		*
Nevada	1		*
Delaware	2		*
Vermont	2		*
Mississippi	7		*
North Dakota	2		*
New Hampshire	6		*
Rhode Island	1		*

Total properties owned	1,122	100%

*	Less than 1%
(1)	Spirit defines annual rent as rental revenue for the three months ended December 31, 2012 multiplied by four.

Lease Expirations

The following table sets forth a summary schedule of lease expirations for leases in place as of December 31, 2012. As of December 31, 2012, the weighted average remaining non-cancelable lease term (based on annual rent) was 11.1 years. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights:

Leases expiring in	Number of Properties	Expiring Annual Rent (in thousands)(1)	Percent of Total Annual Rent
2013	11	$2,250	0.8%
2014	53	7,687	2.7
2015	19	4,591	1.6
2016	21	2,546	0.9
2017	35	6,291	2.2
2018	38	11,781	4.2
2019	59	12,221	4.3
2020	84	27,856	9.9
2021	125	21,605	7.7
2022	61	5,860	2.1
2023 and thereafter	602	178,952	63.6
Vacant	14	—	—

Total owned properties	1,122	$281,640	100%

(1)	Spirit defines annual rent as rental revenue for the three months ended December 31, 2012 multiplied by four.

Competition

Spirit faces competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than Spirit does, a greater ability to borrow funds to acquire properties and the ability to accept more risk than Spirit can prudently manage. This competition may increase the demand for the types of properties in which Spirit typically invests and, therefore, reduce the number of suitable acquisition opportunities available to Spirit and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

As a landlord, Spirit competes in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to Spirit’s in the same markets in which Spirit’s properties are located. Some of Spirit’s competitors have greater economies of scale, have access to more resources and have greater name recognition than Spirit does. If Spirit’s competitors offer space at rental rates below current market rates or below the rental rates Spirit currently charges its tenants, Spirit may lose its tenants or prospective tenants and may be pressured to reduce its rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when Spirit’s leases expire.

Employees

As of December 31, 2012, Spirit had approximately 38 full-time employees.

Principal Executive Offices

Spirit’s principal offices are located at 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Spirit currently occupies approximately 17,680 square feet of space leased from an unaffiliated third party. Spirit believes that its facilities are adequate for its present and future operations and that adequate additional space will be available if needed in the future.

Legal Proceedings

From time to time, Spirit is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of Spirit’s business. Spirit is not currently a party, as plaintiff or defendant, to any legal proceedings that Spirit believes to be material or which, individually or in the aggregate, would be expected to have a material effect on Spirit’s business, financial condition or results of operation if determined adversely to Spirit.

Significant Tenants

In February 2012, two of Spirit’s general merchandising tenants, Shopko and Pamida, completed a merger. As a result, the combined company, Shopko/Pamida, contributed 29.4% of Spirit’s annual rent as of December 31, 2012. Spirit leases 181 properties to Shopko/Pamida, 179 of which are leased pursuant to three master leases that, as of December 31, 2012, had a weighted average non-cancelable remaining lease term of approximately 12.8 years.

Regulation

General

Spirit’s properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. Spirit believes that each of its properties has the necessary permits and approvals.

Americans With Disabilities Act

Pursuant to the Americans with Disabilities Act, referred to herein as the ADA, Spirit’s properties are required to meet federal requirements related to access and use by disabled persons. Compliance with the ADA, as well as a number of additional federal, state and local laws, may require modifications to properties Spirit currently owns and any properties Spirit purchases, or may restrict renovations of those properties. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional financial obligations or restrictions on Spirit’s properties. Although Spirit’s tenants are generally responsible for all maintenance and repairs of the property pursuant to triple-net leases, including compliance with the ADA and other similar laws or regulations, Spirit could be held liable as the owner of the property for a failure of one of Spirit’s tenants to comply with such laws or regulations.

Environmental Matters

Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact Spirit’s investment in that property.

Some of Spirit’s properties contain, have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of Spirit’s properties were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. These operations create a potential for the release of petroleum products or other hazardous or toxic substances, and Spirit could potentially be required to pay to clean up any contamination. In addition, strict environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions and water discharges. Such laws may impose fines or penalties for violations. As a result of the foregoing, Spirit could be materially and adversely affected.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials, referred to herein as ACM. Federal regulations require building owners and those exercising control over a building’s management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed ACM in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACM. The regulations may affect the value of a building containing ACM in which Spirit has invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACM.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of Spirit’s properties could require Spirit to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose Spirit to liability from Spirit’s tenants, employees of Spirit’s tenants or others if property damage or personal injury occurs. Spirit is not presently aware of any material adverse indoor air quality issues at its properties that have not been previously addressed or remediated by Spirit.

Before completing any property acquisition, Spirit obtains environmental assessments in order to identify potential environmental concerns at the property. These assessments are carried out in accordance with the Standard Practice for Environmental Site Assessments (ASTM Practice E 1527-05) as set by ASTM

International, formerly known as the American Society for Testing and Materials, and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historical aerial photographs and other information on past uses of the property. These assessments are limited in scope, however, if recommended in the initial assessments, Spirit may undertake additional assessments such as soil and/or groundwater samplings or other limited subsurface investigations and ACM or mold surveys to test for substances of concern. A prior owner or operator of a property or historic operations at Spirit’s properties may have created a material environmental condition that is not known to Spirit or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. If environmental concerns are not satisfactorily resolved in any initial or additional assessments, Spirit may obtain environment insurance policies to insure against potential environmental risk or loss depending on the type of property, the availability and cost of the insurance and various other factors Spirit deems relevant (i.e., an environmental occurrence affects one of Spirit’s properties where its lessee may not have the financial capability to honor its indemnification obligations to Spirit).

Generally, Spirit’s leases provide that the lessee will indemnify Spirit for any loss or expense it incurs as a result of the presence, use or release of hazardous materials on Spirit’s property. Spirit’s ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies it obtains, if any. If Spirit is unable to enforce the indemnification obligations of Spirit’s lessees or if the amount of environmental insurance it carries is inadequate, Spirit’s results of operations would be adversely affected.

Insurance

Spirit’s tenants are required to maintain liability and property insurance coverage for the properties they lease from Spirit pursuant to triple-net leases. Pursuant to such leases, Spirit’s tenants are required to name Spirit (and any of its lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of Spirit’s lenders) on their property policies. All tenants are required to maintain casualty coverage and most carry limits at 100% of replacement cost. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by Spirit’s tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to Spirit’s properties that is not covered by insurance and such properties are subject to recourse indebtedness, Spirit will continue to be liable for the indebtedness, even if these properties are irreparably damaged.

In addition to being a named insured on Spirit’s tenants’ liability policies, Spirit separately maintains commercial general liability coverage with an aggregate limit of $52 million. Spirit also maintains full property coverage on all untenanted properties and other property coverage as may be required by Spirit’s lenders which are not required to be carried by Spirit’s tenants under its leases.

Spirit’s Directors and Executive Officers

The Spirit Board consists of seven members, a majority of whom are independent within the meaning of the listing standards of the NYSE. The following table sets forth certain information concerning Spirit’s directors and executive officers:

Name	Age	Position
Thomas H. Nolan, Jr.	55	Chairman of the Spirit Board and Chief Executive Officer
Peter M. Mavoides	46	President and Chief Operating Officer
Michael A. Bender	53	Chief Financial Officer and Senior Vice President
Gregg A. Seibert	49	Senior Vice President
Mark L. Manheimer	36	Senior Vice President
Kevin M. Charlton	47	Director
Todd A. Dunn	49	Director
David J. Gilbert	55	Director
Richard I. Gilchrist	66	Director
Diane M. Morefield	54	Director
Nicholas P. Shepherd	54	Director

Director Independence

A majority of Spirit’s directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Spirit Board must determine that a director has no material relationship with Spirit other than as a director. The Spirit Board has reviewed the relationships between Spirit, including its subsidiaries or affiliates, and each member of the Spirit Board (and each director’s immediate family members).

Based on its review, the Spirit Board has affirmatively determined that none of Messrs. Charlton, Dunn, Gilbert, Gilchrist or Shepherd or Ms. Morefield currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards. Mr. Nolan was determined to not be independent based on his service as Spirit’s Chief Executive Officer.

The Spirit Board has also determined that each member of the audit committee, compensation committee and nominating and corporate governance committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the audit committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of Spirit or any of Spirit’s subsidiaries.

Biographical Summaries of Directors and Executive Officers

The following are biographical summaries of the experience of Spirit’s directors and executive officers.

Thomas H. Nolan, Jr. Mr. Nolan joined Spirit as Chairman of the Spirit Board and Chief Executive Officer in September 2011. Mr. Nolan previously worked for General Growth Properties, Inc. or GGP, serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a director of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as

Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan earned a BA in Business Administration from the University of Massachusetts. Mr. Nolan was selected by the Spirit Board to serve as a director and Chairman of the Spirit Board based on his executive management experience, and specifically, his extensive experience in the real estate investment industry.

Peter M. Mavoides. Mr. Mavoides joined Spirit as President and Chief Operating Officer in September 2011. Mr. Mavoides previously worked for Sovereign Investment Company as its President and Chief Executive Officer from May 2003 to January 2011. Sovereign Investment Company is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. Prior to joining Sovereign Investment Company, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides earned a BS from the United States Military Academy and an MBA from the University of Michigan.

Michael A. Bender. Mr. Bender has served as Spirit’s Chief Financial Officer and Senior Vice President since February 2010. He joined Spirit in October 2007 as Vice President and Chief Accounting Officer. Prior to joining Spirit in 2007, Mr. Bender spent over 30 years in finance and accounting and held positions including Assistant Corporate Controller for Allied Waste, Inc., Vice President of Global External Reporting for American Express Corporation, Chief Financial Officer for FINOVA Realty Capital and senior manager for Deloitte & Touche LLP. Mr. Bender earned a BS in Accounting and MBA from Arizona State University and has been a certified public accountant since 1984.

Gregg A. Seibert. Mr. Seibert has served as Spirit’s Senior Vice President since September 2003. He served as Senior Vice President—Capital Markets from March 2010 to January 2011 and as Senior Vice President—Underwriting from September 2003 to March 2010. Mr. Seibert is responsible for acquisitions and special projects. Prior to joining Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (FFCA), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation (GECC), where he served as a Senior Vice President until he joined Spirit. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a BS in Finance from the University of Missouri and an MBA in Finance from the University of Missouri Graduate School of Business.

Mark L. Manheimer. Mr. Manheimer joined Spirit as Senior Vice President in April 2012. Mr. Manheimer previously worked for Cole Real Estate Investments, where he served as its Director of Acquisitions and Vice President and Head of Retail Sale-Leaseback Acquisitions from 2009 to 2012. Prior to joining Cole Real Estate Investments, Mr. Manheimer was employed by Realty Income Corporation, where he focused on underwriting sale-leaseback transactions from 2005 to 2009. Mr. Manheimer previously worked at FTI Consulting, a turnaround consulting firm from 2004 to 2005 and in the Leveraged Finance Group at First Union Securities (now Wells Fargo Securities), at Patriarch Partners, a private equity firm, from 2001 to 2003. Mr. Manheimer earned a BS from the University of Florida and an MBA from the University of Notre Dame.

Kevin M. Charlton. Mr. Charlton is a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and leads a team that oversees its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in 2009, Mr. Charlton worked as Managing Director at Investcorp International. Prior to joining Investcorp International in August 2002, he worked for JPMorganChase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. In addition to serving on the Spirit Board, Mr. Charlton has served on the boards of directors of over 15 private companies and their subsidiaries in a variety of roles and is currently on the board of directors of Harley Marine Services, Taurus Aerospace Group, Utility Service Partners, Columbus Senior Living and Basin Tools, and is an observer of the board of directors of Dynacast International. He graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University. Mr. Charlton was selected by the Spirit Board to serve as a director based on his extensive experience in the financial industry and as a member of boards of directors.

Todd A. Dunn. Mr. Dunn is an Executive Advisor of Aurora Capital Group and has served in this capacity since 2013. Mr. Dunn previously served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a supplier of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer from 2005 to 2009, Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. Mr. Dunn worked for SLM Power Group, Inc. from 1989 to 1998, serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi. Mr. Dunn currently serves on the board of directors of Ames Taping Tools. Mr. Dunn received a BBA in Finance from the University of Texas at Austin. Mr. Dunn was selected by the Spirit Board to serve as a director based on his extensive experience in business and the financial industry.

David J. Gilbert. Mr. Gilbert has served as the Chief Investment Officer and Head of Acquisitions of Clarion Partners, a real estate investment company formerly owned by ING Group, since 2010 and is a member of Clarion Partners’ executive board, compensation committee and operating committee and Chairman of its investment committee. Mr. Gilbert is also responsible for Clarion Partners’ Research and Investment Strategy Group, ensuring that research is fully integrated into all phases of the investment process. Mr. Gilbert joined Clarion Partners in 2007 as a Managing Director and Global Head of the ING Global Opportunity Fund. From 2005 to 2007, he worked as a Managing Director of the Real Estate Group at JPMorgan Investment Management and, from 1998 to 2004, worked as a General Partner and head of the Real Estate Group within JPMorgan Partners, which was the private equity branch of JPMorgan Chase. He also served as the Co-Chairman of The Peabody Funds, an $830 million global real estate opportunity fund jointly sponsored by JPMorgan Partners and The O’Connor Group, from 2001 to 2004. From 1996 to 1998, Mr. Gilbert served as a Senior Investment Officer of the California Public Employees’ Retirement System (CalPERS) and, from 1982 to 1996, worked in the real estate industry in various positions at JPMorgan & Company, Prudential Real Estate Investors, First Boston Corporation and Salomon Brothers, Inc. From 1980 to 1982, Mr. Gilbert worked for Price Waterhouse as an auditor and consultant. Mr. Gilbert received a BA in accounting from the University of Massachusetts Amherst and an MBA in real estate finance from the Wharton School of Finance at the University of Pennsylvania. Mr. Gilbert was selected by the Spirit Board to serve as a director based on his 30 years of experience in the real estate industry.

Richard I. Gilchrist. Mr. Gilchrist has been a Senior Advisor responsible for acquisitions and investments at The Irvine Company, a privately-held real estate investment company, since July 2011 after having served as President of its Investment Properties Group from 2006 to 2011. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of Common Wealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981. He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. and BioMed Realty Trust. Mr. Gilchrist serves on the executive compensation committee of Ventas, Inc., and serves on the nominating and corporate governance committee and is the chairman of the compensation committee of BioMed Realty Trust. Mr. Gilchrist also served as a director, chairman of the investment and risk assessment committee, and member of the compensation committee of Nationwide Health Properties, Inc. from 2008 until it was acquired by Ventas, Inc. in 2011. Mr. Gilchrist is a member of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011 where he received his BA in 1968. He is also a member of the Advisory Board of the University of California, Los Angeles Law School, where he earned a JD in 1971. Mr. Gilchrist was selected by the Spirit Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT and his experience as a member of the board of directors of two public REITs.

Diane M. Morefield. Ms. Morefield has served as the Executive Vice President, Chief Financial Officer of Strategic Hotels & Resorts, Inc., a publicly-traded REIT that owns luxury hotels and resorts, since April 2010. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From April 2007 through October 2007, Ms. Morefield served as Chief Financial Officer of Joseph Freed & Associates, LLC, a family owned, privately-held real estate development and operating company specializing in retail, residential and mixed-use projects. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, the largest publicly-traded office REIT and owner of office buildings in the United States, serving as Regional Senior Vice President for the company’s Midwest region from 2004 to 2006 and Senior Vice President – Investor Relations from 1997 to 2004. Ms. Morefield worked as a Senior Manager of the Solutions Consulting Group of Deloitte & Touche LLP from 1994 to 1997. From 1983 to 1993, she worked at Barclays Bank, serving as Vice President/Team Leader of the Real Estate Group from 1986 to 1993, Assistant Vice President in 1985 and a loan officer from 1983 to 1984. From 1980 to 1983, Ms. Morefield worked as an Auditor at Arthur Andersen & Co. Ms. Morefield is a member of The Chicago Network, Leadership Greater Chicago Fellows Program, and has completed board of director training at the Northwestern University Kellogg School of Management and The University of Chicago Booth School of Business. She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received a BS in Accountancy from the University of Illinois and an MBA from The University of Chicago. Ms. Morefield was selected by the Spirit Board to serve as a director based on her extensive experience in the real estate industry, including her current service as an executive officer of a public REIT and her prior business experience as an executive officer of several private companies investing in the real estate industry.

Nicholas P. Shepherd. Mr. Shepherd has served as the President and Chief Executive Officer of Carlson Restaurants Inc., which is the parent company of TGI Friday’s Inc., since February 2009. He also serves on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Mr. Shepherd currently serves on the board of directors of Carlson Wagonlit Travel. Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University. Mr. Shepherd was selected by the Spirit Board to serve as a director based on his extensive experience in business and as an executive of a public company.

Family Relationships

There are no family relationships among any of Spirit’s directors or executive officers.

Corporate Governance Profile

Spirit has structured its corporate governance in a manner it believes closely aligns Spirit’s interests with those of its stockholders. Notable features of Spirit’s corporate governance structure include the following:

•	the Spirit Board is not classified, with each of its directors subject to election annually;

•

of the seven members of the Spirit Board, the Spirit Board has determined that six, or 86%, of the Spirit directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act;

•	the Spirit Board has determined that Ms. Morefield qualifies as an “audit committee financial expert” as defined by the SEC;

•	Spirit has opted out of the business combination and control share acquisition statutes in the MGCL; and

•	Spirit does not have a stockholder rights plan.

Spirit’s directors stay informed about Spirit’s business by attending meetings of the Spirit Board and its committees and through supplemental reports and communications. Spirit’s independent directors meet regularly in executive sessions without the presence of Spirit’s corporate officers or non-independent director.

Role of the Spirit Board in Risk Oversight

One of the key functions of the Spirit Board is informed oversight of Spirit’s risk management process. The Spirit Board administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, Spirit’s audit committee has the responsibility to consider and discuss Spirit’s major financial risk exposures and the steps Spirit management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of Spirit’s internal audit function. Spirit’s nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of Spirit’s corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Spirit’s compensation committee assesses and monitors whether any of Spirit’s compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

The Spirit Board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Spirit complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, the Spirit Board may from time to time establish other committees to facilitate the Spirit Board’s oversight of management of the business and affairs of Spirit.

Audit Committee

The Spirit audit committee consists of three independent directors, Messrs. Dunn and Gilbert and Ms. Morefield. Ms. Morefield serves as chairman of the audit committee. The Spirit Board has determined that Ms. Morefield qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance standards. The Spirit Board has determined that each of the members of Spirit’s audit committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Spirit Board has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:

•	Spirit’s accounting and financial reporting processes;

•	the integrity of Spirit’s consolidated financial statements and financial reporting process;

•	Spirit’s systems of disclosure controls and procedures and internal control over financial reporting;

•	Spirit’s compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of Spirit’s independent registered public accounting firm;

•	the performance of Spirit’s internal audit functions; and

•	Spirit’s overall risk exposure and management.

The audit committee is also responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of Spirit’s internal accounting controls. The audit committee is also responsible for preparing the audit committee report required by SEC regulations to be included in Spirit’s annual report.

Compensation Committee

The Spirit compensation committee consists of three independent directors, Messrs. Gilbert, Gilchrist and Dunn. Mr. Gilbert serves as chair of Spirit’s compensation committee. Spirit has adopted a compensation committee charter, which defines the compensation committee’s principal functions, to include:

•	assisting the Spirit Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•

annually reviewing and approving Spirit’s corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluating each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the Spirit Board;

•	providing oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

•

reviewing Spirit’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and Spirit’s executive officers’ compensation;

•

reviewing and discussing with management Spirit’s compensation discussion and analysis required by SEC regulations and recommending to the Spirit Board that such compensation discussion and analysis be included in Spirit’s annual report; and

•	preparing the compensation committee report to be included in Spirit’s annual report.

Nominating and Corporate Governance Committee

Spirit’s nominating and corporate governance committee consists of three of Spirit’s independent directors, Messrs. Shepherd, Dunn and Charlton. Mr. Shepherd has been designated as chair of Spirit’s nominating and corporate governance committee. The Spirit Board has adopted a nominating and governance committee charter, which defines the nominating and corporate governance committee’s principal functions, to include:

•

identifying individuals qualified to become members of the Spirit Board and ensuring that the Spirit Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	developing, and recommending to the Spirit Board for its approval, qualifications for director candidates and periodically reviewing these qualifications with the Spirit Board;

•	reviewing the committee structure of the Spirit Board and recommending directors to serve as members or chairs of each committee of the Spirit Board;

•	reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

•

developing and recommending to the Spirit Board a set of corporate governance guidelines applicable to Spirit and, at least annually, reviewing such guidelines and recommending changes to the Spirit Board for approval as necessary;

•	overseeing the annual self-evaluations of the Spirit Board and management; and

•	reviewing and approving or ratifying any transaction between Spirit and a related person that is required to be disclosed under the rules of the SEC.

Compensation Committee Interlocks and Insider Participation

None of Spirit’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Spirit Board or Spirit’s compensation committee. None of the members of Spirit’s compensation committee is, or has ever been, an officer or employee of Spirit.

Code of Business Conduct and Ethics

The Spirit Board has adopted a code of business conduct and ethics that applies to Spirit’s directors, officers and employees. Among other matters, Spirit’s code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in Spirit’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for Spirit’s directors or executive officers must be approved by a majority of Spirit’s independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.

Indemnification

Spirit has entered into indemnification agreements with each of its directors and executive officers that obligate Spirit to indemnify each of its directors and executive officers to the maximum extent permitted by

Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of his or her service as a director, officer, employee or agent of Spirit or as a director, officer, partner, member, manager or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in that capacity at Spirit’s request, Spirit must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require Spirit to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by Spirit of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of Spirit.

Spirit’s charter permits it, and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of Spirit’s present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as Spirit’s director or officer and at Spirit’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

In addition, Spirit’s directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of the Spirit Partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Spirit pursuant to the foregoing provisions, Spirit has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transactions with Related Persons; Promoters and Certain Control Persons

Registration Rights Agreement

Spirit is a party to a registration rights agreement with Redford Holdco, LLC, referred to herein as Redford, investors in Redford (including Macquarie, Kaupthing hf., Isis Investments Limited and entities affiliated with TPG- Axon), TLC lenders (as defined below) and certain members of Spirit’s management team. The agreement provides for various registration rights.

Indemnification of Directors and Officers

Spirit has entered into indemnification agreements with each of its directors and executive officers, as described in “The Companies—Spirit Realty Capital, Inc.—Indemnification” beginning on page 99.

Relationships with Macquarie Capital (USA) Inc.

Kevin M. Charlton, a member of the Spirit Board, is a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc. Spirit’s August 2007 privatization was structured and led by an affiliate of Macquarie Capital (USA) Inc. Macquarie, an affiliate of Macquarie Capital (USA) Inc., owns approximately 7.7% of the Spirit common stock as of March 25, 2013.

Set forth below is a summary of certain transactions that Spirit has completed with Macquarie Capital (USA) Inc. and its affiliates.

Macquarie Capital (USA) Inc. was one of the joint book-running managers of the Spirit IPO and received its pro rata share of the underwriting discounts and commissions.

In connection with the merger agreement, Macquarie entered into a Voting Agreement with CCPT II described under the section “Voting Agreements” beginning on page 267. MIHI is an affiliate of Macquarie, of which Mr. Charlton (a member of the Spirit Board) is a member of the board of directors, and MIHI joined Barclays Bank as party to the commitment letter by way of a joinder agreement (together with Deutsche Bank) signed after the initial execution of the commitment letter and the merger agreement. Subject to certain conditions, additional parties may also provide financing commitments with Barclays Bank, Deutsche Bank and MIHI pursuant to the terms of the commitment letter. Pursuant to its financing commitments for such facilities, Barclays Bank, Deutsche Bank and MIHI expect to receive certain customary indemnification and fees (based on their pro rata participation under the commitment letter) from the Spirit Partnership, including certain fees payable depending on various circumstances and contingencies. The Spirit Partnership is under no obligation to draw upon the financing commitments from Barclays Bank, Deutsche Bank and MIHI. The Spirit Partnership is currently exploring the availability of alternative debt financing. For more information regarding the financing related to the merger, see “The Merger Agreement—Financing Related to the Merger” beginning on page 264.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying Spirit’s policies and decisions with respect to the compensation of its executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. In 2012, Spirit’s “named executive officers” and their positions were as follows:

•	Thomas H. Nolan, Jr., Chief Executive Officer;

•	Michael A. Bender, Senior Vice President, Chief Financial Officer;

•	Peter M. Mavoides, President and Chief Operating Officer;

•	Gregg A. Seibert, Senior Vice President; and

•	Mark L. Manheimer, Senior Vice President.

Specifically, this section provides an overview of Spirit’s executive compensation philosophy, the overall objectives of Spirit’s executive compensation program and each compensation component that Spirit provides. Each of the key elements of Spirit’s executive compensation program is discussed in more detail below. The following discussion and analysis of compensation arrangements of Spirit’s named executive officers should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

The following table sets forth the key elements of Spirit’s named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining employees.

Annual performance-based cash compensation (bonuses and sales commissions, as applicable)	To incentivize the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.

Long-term equity incentive compensation	To emphasize long-term performance objectives, align the interests of Spirit’s named executive officers with stockholder interests, encourage the maximization of stockholder value and retain key executives.

Severance and change in control benefits	To encourage the continued attention and dedication of Spirit’s named executive officers and provide reasonable individual security to enable Spirit’s named executive officers to focus on Spirit’s best interests, particularly when considering strategic alternatives that may adversely impact its named executive officers.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

To serve the foregoing objectives, Spirit’s overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the compensation committee of the Spirit Board (or, prior to the Spirit IPO, the Spirit Board) has generally determined the overall compensation of Spirit’s named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from Spirit’s management team.

Spirit’s compensation decisions for the named executive officers in 2012, including each of the key elements of its executive compensation program, are discussed in more detail below.

Determination of Compensation

Roles of the Spirit Board and Chief Executive Officer in Compensation Decisions

Prior to the Spirit IPO in September 2012, the Spirit Board, in conjunction with its Chief Executive Officer, was responsible for overseeing Spirit’s executive compensation program, as well as determining and approving the ongoing compensation arrangements for the Chief Executive Officer and other named executive officers. The Spirit Board and Chief Executive Officer met periodically as necessary throughout the year to review adjustments to the compensation, including base salary, annual bonus and long-term equity awards, for Spirit’s named executive officers. Since the completion of the Spirit IPO, the compensation committee of the Spirit Board has overseen the compensation program for all named executive officers.

Spirit’s Chief Executive Officer evaluates the individual performance and contributions of each other named executive officer and reports to the compensation committee (or, prior to the Spirit IPO, the Spirit Board) his determinations regarding the other named executive officers’ compensation. Spirit’s Chief Executive Officer does not participate in any formal discussion with its compensation committee (or, prior to the Spirit IPO, the Spirit Board) regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.

Spirit does not generally rely on formulaic guidelines or react to short-term changes in business performance for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows Spirit to adapt components and levels of compensation to motivate, reward and retain individual named executive officers within the context of its desire to attain financial and operational goals. Subjective factors considered in compensation determinations include a named executive officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and contributions to Spirit’s overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of a named executive officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants

Following the Spirit IPO in September 2012, Spirit’s compensation committee engaged Towers Watson, a compensation consulting firm, to provide advice regarding, and to assist Spirit in formulating, the post-Spirit IPO compensation program for its employees, including its named executive officers. In 2012, Towers Watson did not perform and does not currently provide any other services to management or Spirit, and Spirit did not engage the services of any other compensation consultant.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in Spirit’s industry. Spirit’s goal is to attract and retain the most highly qualified executives to manage each of its business functions. In doing so, Spirit draws upon a pool of talent that is highly sought after by similarly-sized real estate investment trusts and other real estate companies. Spirit’s executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in its industry, key and core to Spirit’s success is its ability to attract and retain the most highly-qualified executives to manage each of its business functions.

Spirit regards as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. Spirit also believes that its executive compensation program should include a long-term incentive component that aligns executives’ interests with its stockholders’ interests. The objective of Spirit’s long-term incentive awards, including equity-based compensation, is to encourage executives to focus on its long-term growth and incentivize executives to manage Spirit from the perspective of stockholders with a meaningful stake in Spirit’s success.

Spirit views the components of its executive compensation program as related but distinct, and expects to regularly reassess the total compensation of its named executive officers to ensure that Spirit’s overall compensation objectives are met. Historically, not all components have been provided to Spirit’s named executive officers. Spirit has considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: its understanding of the competitive market based on the collective experience of members of its compensation committee (or, prior to the Spirit IPO, the Spirit Board)

and their review of compensation surveys; Spirit’s recruiting and retention goals; its view of internal equity and consistency; the length of service of its executive officers; its overall performance; and other considerations the Spirit Board, compensation committee and/or Chief Executive Officer determine are relevant.

Each of the primary elements of Spirit’s executive compensation program is discussed in more detail below. While Spirit has identified particular compensation objectives that each element of executive compensation serves, its compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, Spirit believes that, as a part of its overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of its compensation objectives and that, collectively, they are effective in achieving Spirit’s overall objectives.

Elements of Executive Compensation Program

The following describes the primary components of Spirit’s executive compensation program for each of its named executive officers, the rationale for each component and how compensation amounts are determined.

Base Salary

Spirit provides its named executive officers with a base salary to compensate them for services rendered to Spirit during the fiscal year. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the named executive officer’s responsibilities, years of service and the general knowledge of Spirit’s compensation committee (or, prior to the Spirit IPO, the Spirit Board) or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and its industry. Thereafter, the base salaries of Spirit’s named executive officers have been reviewed periodically by the Spirit Board (prior to the Spirit IPO), compensation committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

In 2012, the base salaries for Messrs. Nolan, Bender and Mavoides were not increased. As Mr. Seibert’s base salary was reduced from $320,850 in 2010 to $180,000 in 2011 to reflect a one-time 2011 special bonus opportunity, in connection with entering into a new employment agreement with Spirit in January 2012, Mr. Seibert’s annual base salary was increased from $180,000 to $250,000. Mr. Manheimer joined Spirit in April 2012 and his base salary was established as part of an arms’-length negotiation with Spirit.

Annual Performance-Based Compensation

Spirit uses cash bonuses to motivate its named executive officers to achieve its short-term financial and strategic objectives while making progress towards its longer-term growth and other goals. Spirit does not maintain a formal bonus program, and 2012 annual bonuses were approved by its compensation committee, determined based on the Chief Executive Officer’s (or, with respect to the Chief Executive Officer, Spirit’s compensation committee’s) assessment of the executive’s performance and the performance of Spirit.

Spirit has entered into employment agreements with each of Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer pursuant to which the named executive officer is eligible to receive a discretionary annual bonus targeted at 150% (Nolan) or 100% (all other named executive officers), based on the achievement of performance criteria established by the Spirit Board at any time prior to the end of the applicable fiscal year. Mr. Nolan’s amended employment agreement provides that his maximum bonus opportunity will be equal to 200% of his base salary. In determining 2012 annual cash bonuses, Spirit’s compensation committee took into consideration each executive’s role in successfully completing the Spirit IPO, as well as each executive’s contributions in 2012 to the merger. Based on the compensation committee’s evaluation of these achievements, Spirit’s compensation committee determined to award Mr. Nolan his maximum annual bonus for the year (200% of base salary), and to award (i) each of Messrs. Bender and Mavoides an annual bonus at the level that was one-third above each executive’s target annual bonus for the year and (ii) each of Messrs. Seibert and Manheimer an annual bonus equal to the executive’s target annual bonus for the year. Mr. Manheimer’s annual bonus was prorated to reflect his partial year of service, as he joined Spirit in April 2012.

The following table sets forth each named executive officer’s 2012 target bonus and 2012 actual bonus.

Named Executive Officer	Target 2012 Cash Bonus ($)	Actual 2012 Cash Bonus ($)
Thomas H. Nolan, Jr.	1,050,000	1,400,000
Michael A. Bender	350,000	466,666
Peter M. Mavoides	450,000	600,000
Gregg A. Seibert	250,000	250,000
Mark L. Manheimer	175,000	175,000

In addition, in connection with entering into his employment agreement in April 2012, Mr. Manheimer was awarded a one-time signing bonus equal to $125,000.

Long-Term Equity-Based Incentives

The goals of Spirit’s long-term equity-based awards are to reward and encourage long-term corporate performance based on the value of its stock and, thereby, to align the interests of its executive officers, including its named executive officers, with those of Spirit’s stockholders. Prior to the Spirit IPO, Spirit offered long-term incentives to its named executive officers through grants of profits interest units and restricted units in Redford, which prior to the Spirit IPO was owned by investors who sponsored Spirit’s earlier privatization and certain members of its current and former management team. In connection with the Spirit IPO, Spirit has awarded long-term equity incentives to its named executive officers through grants of restricted common stock in Spirit, pursuant to the Spirit Incentive Award Plan.

The size and form of the initial equity awards for Spirit’s named executive officers typically have been established through arm’s-length negotiation at the time the individual was hired or at the time at which Spirit entered into an employment agreement with the named executive officer. In making these awards, Spirit considers, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, Spirit’s compensation committee’s (or, prior to the Spirit IPO, the Spirit Board’s) collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as Spirit at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In connection with entering into each of their employment agreements, on December 15, 2011, Redford granted restricted units in Redford to Messrs. Nolan, Bender and Mavoides that would vest: (1) 50% upon an initial public offering of Spirit or Redford occurring on or prior to December 31, 2012, with the remaining 50% to vest either (a) in three equal annual installments on the first through third anniversaries of the initial public offering or (b) in full upon a subsequent “change of control” (as defined in each amended employment agreement) of Spirit or Redford; or (2) 100% upon a change of control of Spirit or Redford occurring on or prior to December 31, 2012, subject, in each case, to the executive’s continued employment with Spirit through the applicable vesting date(s) described in (1) or (2). In connection with the Spirit IPO, in September 2012, Messrs. Nolan, Bender and Mavoides agreed with Redford to terminate and cancel their respective restricted unit awards, and Spirit granted Messrs. Nolan, Bender and Mavoides 352,942 shares, 58,824 shares and 58,824 shares, respectively, of restricted common stock of Spirit. These restricted common stock awards are subject to substantially the same vesting terms as the

Redford restricted unit awards. As a result, 50% of such shares of restricted common stock vested upon the completion of the Spirit IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of the Spirit IPO or (ii) in full upon a subsequent “change of control” (as defined in each amended employment agreement) of Spirit, subject, in each case, to the executive’s continued employment with Spirit through the applicable vesting date(s) set forth in (i) or (ii). In January 2013 each of Messrs. Nolan, Bender and Mavoides entered into waiver agreements pursuant to which each executive agreed that the Merger would not constitute a “change of control” for purposes of these awards.

In September 2012, Spirit adopted, and its stockholders approved, the Spirit Incentive Award Plan. Pursuant to the Spirit Incentive Award Plan, Spirit made grants of restricted common stock to certain of its employees, including its named executive officers, in connection with the Spirit IPO. Each restricted stock award was denominated as a specified dollar value, and the actual number of shares issued was calculated by dividing the total denominated dollar value of the award by the per share initial public offering price of Spirit common stock ($15.00). The dollar value associated with Mr. Seibert’s award and Mr. Manheimer’s award each was established as part of the negotiation process for the executive’s 2012 employment agreement. The actual number of shares granted in connection with the Spirit IPO to its named executive officers (other than the awards granted with respect to the Redford restricted units, as discussed above) is set forth in the table below.

Named Executive Officer	Approximate Restricted Stock Denominated Grant Value ($)	Shares of Restricted Stock (#)
Thomas H. Nolan, Jr.	4,800,000	320,000
Michael A. Bender	2,250,000	150,000
Peter M. Mavoides	2,700,000	180,000
Gregg A. Seibert	750,000	50,000
Mark L. Manheimer	750,000	50,000

These restricted stock grants were awarded to reflect the increased expectations in Spirit’s named executive officers once it became a public company, to incentivize and reward increases in long-term stockholder value and to further align their interests with those of Spirit’s stockholders, as well as to encourage retention of the named executive officers, and are subject to vesting over a period of three years commencing on the closing of the Spirit IPO, subject to the executive’s continued employment with Spirit.

For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by Spirit’s named executive officers, refer to “—Potential Payments Upon Termination or Change of Control” below.

Spirit does not currently have any formal stock ownership requirements or guidelines for its named executive officers. Spirit’s compensation committee will continue to periodically review best practices and re-evaluate its position with respect to such requirements or guidelines.

Retirement Savings

Spirit has established a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Spirit’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, Spirit matches contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. Spirit believes that providing a vehicle for tax-deferred retirement savings through its 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of its executive compensation package and further incentivizes Spirit’s employees, including its named executive officers, in accordance with its compensation policies.

Employee Benefits and Perquisites

All of Spirit’s full-time employees, including its named executive officers, are eligible to participate in its health and welfare plans, including:

•	medical and dental benefits, as well as vision discounts;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	accidental death and dismemberment insurance; and

•	life insurance.

With the exception of the flexible spending accounts, premiums for each of Spirit’s employee’s health and welfare plans were paid in full by Spirit for the 2012 plan year. In addition, Spirit contributed $500 to the medical flexible spending account for each individual who was employed on January 1, 2012. Spirit designs its employee benefits programs to be affordable and competitive in relation to the market, and Spirit modifies its employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to its named executive officers on the same general terms as they are provided to all of Spirit’s full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, including its named executive officers, in addition to any related gross-up of taxes to make the named executive officers whole. Spirit may also reimburse certain of its named executive officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. In addition, Spirit has agreed under certain circumstances to pay directly or reimburse its named executive officers for certain travel and/or relocation expenses incurred, in addition to pay any related tax gross-up, in connection with commuting and/or a relocation made at the request of Spirit. Spirit believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

In the future, Spirit may provide perquisites or other personal benefits in limited circumstances, such as where Spirit believes it is appropriate to assist an individual named executive officer in the performance of his duties, to make its named executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for Spirit’s named executive officers will be approved and subject to periodic review by Spirit’s compensation committee. Spirit does not expect these perquisites to be a material component of its compensation program.

Severance and Change of Control-Based Compensation

As more fully described below under the section “—Potential Payments Upon Termination or Change of Control,” certain of Spirit’s named executive officers’ employment agreements that were in effect during 2012 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control.

Payments and/or benefits provided in the amended employment agreements for Messrs. Nolan, Bender, Mavoides and Seibert, and the employment agreement for Mr. Manheimer, in each case, upon a termination by Spirit without “cause”, by the employee for “good reason” or as a result of Spirit’s non-extension of the employment term include, without limitation, (1) a multiple of base salary, (2) with respect to Messrs. Nolan, Bender and Mavoides, a lump-sum cash payment ranging from $150,000 to $1,000,000 and, in certain cases, accelerated vesting of the executive’s restricted common stock awards granted in connection with the termination of the executive’s Redford restricted unit award, (3) with respect to Mr. Manheimer, a prorated performance bonus for Spirit’s fiscal year in which the termination occurs and (4) with respect to Messrs. Seibert and Manheimer, (A) a pro-rated bonus based on the executive’s most recent annual cash bonus paid within the three years prior to the year in which the termination occurs, (B) an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs and (C) accelerated vesting of the restricted stock award granted to the executive in connection with the Spirit IPO. The amended employment agreements for Messrs. Nolan, Bender and Mavoides also provide for gross-up payments to reimburse these executives for any excise taxes imposed on the executive in connection with the occurrence of a “change of control” (as defined in each amended employment agreement).

Furthermore, the restricted stock award agreements covering the restricted stock awards granted to Messrs. Nolan, Bender and Mavoides in connection with the Spirit IPO provide for accelerated vesting of these awards upon a termination by Spirit without “cause” or by the employee for “good reason”, or as a result of Spirit’s non-extension of the employment term under the executive’s amended employment agreement.

Spirit believes that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to its named executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to Spirit in all situations.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. Prior to the Spirit IPO in September 2012, the Spirit Board and Chief Executive Officer had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Spirit’s compensation committee may seek to qualify the variable compensation paid to its named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for its named executive officers in the future, Spirit’s compensation committee will consider all elements of the cost to Spirit of providing such compensation, including the potential impact of Section 162(m). However, Spirit’s compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under the Spirit Incentive Award Plan and other pre-existing plans will not be subject to Section 162(m) until the expiration of a post-closing transition period, which will occur on the earliest to occur of Spirit’s annual stockholders’ meeting in 2016, a material modification or expiration of the applicable plan or the exhaustion of the shares or other compensation reserved for issuance under the plan.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is Spirit’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including Spirit’s named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for Spirit’s named executive officers, its compensation committee considers all elements of the cost to Spirit of providing such compensation, including the potential impact of Section 280G. However, Spirit’s compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

Spirit follows FASB Accounting Standards Codification Topic 718, or ASC Topic 718, for its stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under Spirit’s equity incentive award plans will be accounted for under ASC Topic 718. Spirit’s compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to its equity incentive award plans and programs. As accounting standards change, Spirit may revise certain programs to appropriately align accounting expenses of its equity awards with its overall executive compensation philosophy and objectives.

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of Spirit’s named executive officers for the years ended December 31, 2011 and December 31, 2012.

Name and Principal Position	Year	Salary($)		Bonus($)(1)		Stock Awards($)(2)		Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(3)	Total($)
Thomas H. Nolan, Jr.	2012	700,000		1,400,000		10,880,000	(4)	—	7,035	12,987,035
Chief Executive Officer	2011	227,500		456,438		—	(5)	—	25,312	709,250	(6)

Michael A. Bender	2012	350,000		466,666		3,287,500	(4)	—	24,333	4,128,499
Senior Vice President and Chief Financial Officer	2011	290,000		386,667		—	(5)	—	19,743	696,410	(6)

Peter M. Mavoides	2012	450,000		600,000		3,745,000	(4)	—	41,615	4,836,615
President, Chief Operating Officer	2011	127,500		170,959		—	(5)	—	52,318	350,777	(6)

Gregg A. Seibert	2012	250,000		250,000		762,500	(4)	—	23,270	1,285,770
Senior Vice President	2011	185,869		100,000		—		50,000	23,710	359,579

Mark L. Manheimer	2012	169,445	(7)	300,000	(8)	762,500	(4)	—	4,088	1,236,033
Senior Vice President

(1)	Amounts represent bonus payments earned by Spirit’s named executive officers in 2012. The bonus for Mr. Manheimer was prorated to reflect his partial year of service with Spirit in 2012.
(2)	Amounts represent the full grant date fair value of the awards granted in the applicable year, in each case calculated in accordance with ASC Topic 718. Amounts for the year ended December 31, 2012 for Messrs. Nolan, Bender and Mavoides include the full grant date fair value of restricted stock awards granted to the executive in connection with the cancellation of Redford restricted unit awards granted in 2011 and disclosed in footnote (5) to the Summary Compensation Table, below.
(3)	The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, Spirit’s named executive officers during 2012 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued based on the aggregate incremental cost to Spirit.

Name	Life Insurance($)(a)	Supplemental Long- Term Disability($)(b)	Commuting and Lodging Reimbursement ($)(c)	401(k) Plan Company Contribution ($)	Legal Fees($)(d)
Thomas H. Nolan, Jr.	30	7,005	—	—	—
Michael A. Bender	30	14,303	—	10,000	—
Peter M. Mavoides	30	11,382	20,203	10,000	—
Gregg A. Seibert	30	13,240	—	10,000	—
Mark L. Manheimer	20	3,155	—	—	913

(a)	Amounts represent life insurance premiums paid by Spirit for policies on behalf of Spirit’s named executive officers.
(b)	Amounts represent premium payments by Spirit for supplemental long-term disability insurance policies for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer equal to $4,098, $9,878, $7,885, $9,500 and $2,207, respectively, plus related tax gross-up payments equal to $2,907, $4,425, $3,497, $3,740 and $948, respectively.
(c)	Represents amount paid by Spirit for moving expenses incurred by Mr. Mavoides in connection with his relocation to Scottsdale, Arizona.
(d)	Represents amount paid by Spirit for legal fees incurred by Mr. Manheimer in connection with the negotiation of his employment agreement in 2012.

(4)	Amount represents the full grant date fair value of restricted common stock awards granted during 2012, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards made to named executive officers, refer to Note 13 to Spirit’s consolidated financial statements for the period ended December 31, 2012 included herein.
(5)	Amount represents the grant date fair value of the Redford restricted units granted during 2011 based upon the probable outcome of the performance conditions and calculated in accordance with ASC Topic 718. Assuming that the highest level of performance was achieved, the maximum value of the Redford restricted units granted to Messrs. Nolan, Bender and Mavoides was $6,000,000, $1,000,000 and $1,000,000, respectively. The amount reported revises the amount previously disclosed in Spirit’s 2011 Summary Compensation Table contained in its Form S-11, and related amendments, which were filed with the Securities and Exchange Commission in 2012. The Redford restricted units were terminated and canceled in connection with the grant to Messrs. Nolan, Bender and Mavoides of 352,942 shares, 58,824 shares and 58,824 shares, respectively, of restricted common stock reported in the Stock Awards column for the year ended December 31, 2012.
(6)	The amount reported revises the amount previously disclosed in Spirit’s 2011 Summary Compensation Table contained in its Form S-11, and related amendments, which were filed with the Securities and Exchange Commission in 2012.
(7)	Amount shown in the Salary column represents the base salary of Mr. Manheimer for the partial-year of service with Spirit in 2012. For 2012, the annual base salary rate for Mr. Manheimer was equal to $250,000.
(8)	Amount represents the sum of (a) $175,000, which represents Mr. Manheimer’s 2012 annual bonus, pro rated to reflect his partial year of service with Spirit in 2012 and (b) a $125,000 signing bonus.

Grants of Plan-Based Awards in 2012

The following table sets forth information regarding grants of plan-based awards made to Spirit’s named executive officers for the year ended December 31, 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(1)
Thomas H. Nolan, Jr.	September 25, 2012	352,942	6,000,000	(2)
	September 25, 2012	320,000	4,880,000
Michael A. Bender	September 25, 2012	58,824	1,000,000	(2)
	September 25, 2012	150,000	2,287,500
Peter M. Mavoides	September 25, 2012	58,824	1,000,000	(2)
	September 25, 2012	180,000	2,745,000
Gregg A. Seibert	September 25, 2012	50,000	762,500
Mark L. Manheimer	September 25, 2012	50,000	762,500

(1)	Amounts represent the full grant date fair value of restricted common stock awards granted during 2012, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards made to named executive officers, refer to Note 13 to Spirit’s consolidated financial statements for the period ended December 31, 2012 included herein.
(2)	Amount represents the grant date fair value of restricted common stock granted to the executive in connection with the termination and cancelation of the executive’s Redford restricted units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides a description of the material terms of each named executive officer’s employment agreement. In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of Spirit’s non-extension of the employment term, which are described under the section “—Potential Payments Upon Termination or Change of Control” below.

Thomas H. Nolan, Jr.

In June 2011 Spirit entered into, and subsequently amended, an employment agreement with Mr. Nolan. The initial term of the amended employment agreement will end on September 4, 2014, subject to automatic one-year extension terms, unless earlier terminated by either Spirit or Mr. Nolan.

Pursuant to the amended employment agreement, Mr. Nolan commenced his services to Spirit in the capacity of a consultant (reporting to the Chairman of the Spirit Board). During this consulting period, Mr. Nolan was entitled to receive a fee of $2,800 for each day on which services were rendered. Mr. Nolan has served as Spirit’s Chief Executive Officer since July 2011, and continues to serve in that capacity pursuant to the amended employment agreement.

Pursuant to the amended employment agreement, during the term of his employment, Mr. Nolan also serves as the Chairman of the Spirit Board. During the employment term, Mr. Nolan is entitled to receive an annual base salary of $700,000, which is subject to increase at the discretion of the Spirit Board or compensation committee. In addition, Mr. Nolan is eligible to receive an annual discretionary cash performance bonus targeted at 150% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by the Spirit Board or compensation committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Nolan an award of restricted units in Redford. As mentioned above, in connection with the Spirit IPO, Mr. Nolan’s Redford restricted unit grant was terminated and canceled and Spirit granted Mr. Nolan 352,942 shares of restricted Spirit common stock, which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of the Spirit IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of the Spirit IPO or (ii) in full upon a subsequent “change of control” (as defined in Mr. Nolan’s amended employment agreement) of Spirit, subject, in each case, to Mr. Nolan’s continued employment with Spirit through the applicable vesting date(s) set forth in (i) or (ii).

Under the amended employment agreement, Mr. Nolan is eligible to participate in customary health, welfare and fringe benefit plans. In addition, Mr. Nolan is entitled to reimbursement of: (1) reasonable moving expenses, up to $100,000, incurred in connection with Mr. Nolan’s relocation from Illinois; and (2) legal fees and expenses incurred in connection with the negotiation of the amended employment agreement. The amended employment agreement also contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Michael A. Bender

In August 2011 Spirit entered into, and subsequently amended, an employment agreement with Mr. Bender. The initial term of the amended employment agreement will end on August 4, 2014, subject to automatic one-year extension terms, unless earlier terminated by either party. During the term of the amended employment agreement, Mr. Bender will serve as Spirit’s Chief Financial Officer.

Pursuant to the amended employment agreement, Mr. Bender is entitled to receive an annual base salary of $290,000, which is subject to increase at the discretion of the Spirit Board or compensation committee. In addition, Mr. Bender is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by Spirit’s compensation committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Bender an award of restricted units in Redford. As mentioned above, in connection with the Spirit IPO, Mr. Bender’s Redford restricted unit grant was terminated and canceled and Spirit granted Mr. Bender 58,824 shares of restricted Spirit common stock, which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of the Spirit IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of the Spirit IPO or (ii) in full upon a subsequent “change of control” (as defined in Mr. Bender’s amended employment agreement) of Spirit, subject, in each case, to Mr. Bender’s continued employment with Spirit through the applicable vesting date(s) set forth in (i) or (ii).

Under the amended employment agreement, Mr. Bender is eligible to participate in customary health, welfare and fringe benefit plans. In addition, Mr. Bender is entitled to reimbursement of legal fees and expenses incurred in connection with the negotiation of the amended employment agreement. The amended employment agreement also contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Peter M. Mavoides

In September 2011 Spirit entered into, and subsequently amended, an employment agreement with Mr. Mavoides. The initial term of the amended employment agreement will end on September 19, 2014, subject to automatic one-year extension terms, unless earlier terminated by either party. During the term of the amended employment agreement, Mr. Mavoides will serve as Spirit’s President and Chief Operating Officer.

Pursuant to the amended employment agreement, Mr. Mavoides is entitled to receive an annual base salary of $450,000, which is subject to increase at the discretion of the Spirit Board or compensation committee. In addition, Mr. Mavoides is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by the Spirit Board or compensation committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Mavoides an award of restricted units in Redford. As mentioned above, in connection with the Spirit IPO, Mr. Bender’s Redford restricted unit grant was terminated and canceled and Spirit granted Mr. Mavoides 58,824 shares of restricted Spirit common stock, which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of the Spirit IPO, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of the Spirit IPO or (ii) in full upon a subsequent “change of control” (as defined in Mr. Mavoides’ amended employment agreement) of Spirit, subject, in each case, to Mr. Mavoides’ continued employment with Spirit through the applicable vesting date(s) set forth in (i) or (ii).

Under the amended employment agreement, Mr. Mavoides is eligible to participate in customary health, welfare and fringe benefit plans. In addition, Mr. Mavoides is entitled to reimbursement of reasonable moving, commuting and lodging expenses, and an amount equal to any excise taxes incurred with respect to such reimbursement, incurred in connection with Mr. Mavoides’ relocation to Arizona. The amended employment agreement also contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Gregg A. Seibert

In January 2012 Spirit entered into, and in May 2012 it amended, an employment agreement with Mr. Seibert that amends and restates his January 2011 employment offer letter. The initial term of the amended employment agreement will end on January 3, 2015, subject to automatic one-year extension terms, unless earlier terminated. During the term of the amended employment agreement, Mr. Seibert will serve as a Senior Vice President.

Pursuant to the amended employment agreement, Mr. Seibert is entitled to receive an annual base salary of $250,000 (effective January 1, 2012), which is subject to increase at the discretion of Spirit’s compensation committee. In addition, Mr. Seibert is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by the Spirit Board or compensation committee at any time prior to the end of the year in which the annual bonus may be earned.

In connection with entering into the employment agreement, (i) Spirit agreed to grant Mr. Seibert an award equal to $750,000 of equity in Spirit common stock upon the closing of the Spirit IPO, and (ii) it is expected that Mr. Seibert will receive an additional equity grant equal to 100% of his base salary, to be granted at the end of the first year of the initial term, subject to his continued employment.

Under the amended employment agreement, Mr. Seibert is eligible to participate in customary health, welfare and fringe benefit plans. In addition, Mr. Seibert is entitled to reimbursement of legal fees and expenses incurred in connection with the negotiation of the employment agreement. The amended employment agreement also contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mr. Seibert’s right to receive the severance payments described below is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of Spirit.

Mark L. Manheimer

In April 2012 Spirit entered into an employment agreement with Mr. Manheimer. The initial term of the amended employment agreement will end on April 17, 2015, subject to automatic one-year extension terms, unless earlier terminated. During the term of the employment agreement, Mr. Manheimer will serve as Spirit’s Senior Vice President.

Pursuant to the employment agreement, Mr. Manheimer is entitled to receive an annual base salary of $250,000, which is subject to increase at the discretion of Spirit’s compensation committee. In addition, Mr. Manheimer is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by the Spirit Board or compensation committee at any time prior to the end of the year in which the annual bonus may be earned. In connection with entering into the employment agreement, Mr. Manheimer also received a one-time $125,000 signing bonus.

In connection with entering into the employment agreement, (i) Spirit agreed to grant Mr. Manheimer an award equal to $750,000 of equity in Spirit common stock upon the closing of the Spirit IPO, and (ii) it is expected that Mr. Manheimer will receive an additional equity grant equal to 100% of his base salary, to be granted at the end of the first year of the initial term, subject to his continued employment.

Under the employment agreement, Mr. Manheimer is eligible to participate in customary health, welfare and fringe benefit plans. In addition, Mr. Manheimer is entitled to reimbursement of legal fees and expenses incurred in connection with the negotiation of the employment agreement. The amended employment agreement also contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mr. Manheimer’s right to receive the severance payments described below is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of Spirit.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes the number of shares of Spirit’s common stock and other securities underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2012.

	Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value Of Shares of Stock That Have Not Vested($)(1)
Thomas H. Nolan, Jr.	September 25, 2012(2)	176,471	3,137,654
	September 25, 2012(3)	320,000	5,689,600
Michael A. Bender	September 25, 2012(2)	29,412	522,945
	September 25, 2012(3)	150,000	2,667,000
Peter M. Mavoides	September 25, 2012(2)	29,412	522,945
	September 25, 2012(3)	180,000	3,200,400
Gregg A. Seibert	September 25, 2012(3)	50,000	889,000
Mark L. Manheimer	September 25, 2012(3)	50,000	889,000

(1)	The market value of shares of Spirit’s common stock that have not vested is calculated based on the closing trading price of its common stock as reported on the New York Stock Exchange on December 31, 2012 ($17.78), the last trading day of 2012.
(2)	Represents restricted stock awards granted in connection with the termination and cancelation of the executive’s Redford restricted units. Each restricted stock award vested as to 50% of the award upon the Spirit IPO, and the remaining 50% will vest either (i) in three equal annual installments on the first through third anniversaries of the Spirit IPO (which closed on September 25, 2012) or (ii) in full upon a subsequent change of control of Spirit, subject to the executive’s continued employment with Spirit through the applicable vesting date(s) described in (i) or (ii).
(3)	Represents restricted stock awards granted in connection with the Spirit IPO, which will vest with respect to one-third (1/3) of the shares subject to the award on each of the first, second and third anniversaries of the closing of the Spirit IPO (September 25, 2012), subject to the executive’s continued employment with Spirit through the applicable vesting date(s) described in (i) or (ii).

2012 Option Exercises and Stock Vested

Spirit has not granted any stock options to its named executive officers. The following table summarizes vesting of restricted stock awards applicable to its named executive officers during the year ended December 31, 2012.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized On Vesting ($)(2)
Thomas H. Nolan, Jr.	176,471	2,691,183
Michael A. Bender	29,412	448,533
Peter M. Mavoides	29,412	448,533

(1)	Represents restricted stock that vested in 2012 in connection with the Spirit IPO.
(2)	Amounts shown are based on the fair market value of its common stock on the applicable vesting date ($15.25).

Potential Payments Upon Termination or Change of Control

Spirit’s named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment or a change of control. The following discussion describes the payments and benefits to which Spirit’s named executive officers would have become entitled upon a qualifying termination of employment or a change of control occurring on December 31, 2012.

Employment Agreements

Under the employment agreements for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer, if the executive’s employment is terminated by Spirit without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of Spirit’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts,

Mr. Nolan would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Nolan’s annual base salary then in effect, payable over the 24-month period following the termination of employment;

(2)	a lump-sum payment equal to $1,000,000; and

(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancelation of Mr. Nolan’s Redford restricted unit award;

Mr. Bender would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Bender’s annual base salary then in effect, payable over the 24-month period following the termination of employment;

(2)	a lump-sum payment equal to $150,000; and

(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancelation of Mr. Bender’s Redford restricted unit award;

Mr. Mavoides would be entitled to receive the following:

(1)	continuation payments totaling one times Mr. Mavoides’ annual base salary then in effect, payable over the 12-month period following the termination of employment;

(2)	a lump-sum payment equal to $150,000;

(3)	a prorated performance bonus for Spirit’s fiscal year in which the termination occurs, based on performance achieved for the entire year; and

(4)	accelerated vesting of the restricted stock award granted in connection with the termination and cancelation of Mr. Mavoides’ Redford restricted unit award;

Each of Messrs. Seibert and Manheimer would be entitled to receive the following:

(1)	one year’s annual base salary, payable in continuation payments over the 12-month period following the termination of employment (Seibert) or in a lump-sum payment (Manheimer);

(2)	a lump-sum payment in an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs;

(3)	an amount equal to the most recent annual cash bonus paid to the executive during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with Spirit; and

(4)	accelerated vesting of the restricted stock award granted to the executive in connection with the Spirit IPO.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of Spirit. In the event that a “change of control” (as defined in the amended employment agreements for Messrs. Nolan, Bender and Mavoides) of Spirit occurs and an excise tax is imposed as a result of any compensation or benefits provided to Messrs. Nolan, Bender or Mavoides in connection with such change of control, Spirit will pay or reimburse the executive an amount equal to such excise tax plus any taxes resulting from such payment or reimbursement.

Furthermore, under the employment agreements for Messrs. Seibert and Manheimer, in the event that the executive is terminated by reason of his death or disability, the executive will be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to the most recent annual cash bonus paid during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with Spirit.

Equity Awards

The restricted stock award agreements covering the restricted stock awards granted to Messrs. Nolan, Bender and Mavoides in connection with the Spirit IPO provide for accelerated vesting of these awards upon a termination by Spirit without “cause” or by the employee for “good reason”, or as a result of Spirit’s non-extension of the employment term under the executive’s amended employment agreement.

Waiver Agreements

In January 2013 Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer each entered into waiver agreements, pursuant to which the executive agreed that (i) the Merger will not constitute a “change in control” for purposes of the executive’s amended employment agreement and related restricted stock agreements, (ii) any change in position that occurs in connection with the Merger will not constitute “good reason” or a termination without “cause” for purposes of the executive’s amended employment agreement and related restricted stock agreements. Under the waiver agreements, each of Messrs. Nolan, Bender and Mavoides also waived his entitlement to a tax gross-up payment under Section 280G of the Code as a result of any payments made to him in connection with the Merger.

Summary of Potential Payments

The following table summarizes the payments that would be made to certain of Spirit’s named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with Spirit occurred on December 31, 2012 and, where relevant, that a change of control of Spirit occurred on December 31, 2012. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death, Disability or Retirement	Termination Without Cause, For Good Reason or due to Company Non-Renewal of Employment Agreement (No Change of Control)($)	Change of Control (No Termination)($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement In Connection with a Change of Control ($)(1)
Thomas H. Nolan, Jr.	Cash Severance(2)	—	2,400,000	—	2,400,000
	Accelerated Vesting(3)	—	8,827,254	3,137,654	8,827,254
	Excise Tax Gross-Up(4)	—	—	—	4,909,504
	Total	—	11,227,254	3,137,654	16,136,758

Michael A. Bender	Cash Severance(2)	—	850,000	—	850,000
	Accelerated Vesting(3)	—	3,189,945	522,945	3,189,945
	Excise Tax Gross-Up(4)	—	—	—	—
	Total	—	4,039,945	522,945	4,039,945

Peter M. Mavoides	Cash Severance(2)	—	600,000	—	600,000
	Bonus(5)	—	600,000	—	600,000
	Accelerated Vesting(3)	—	3,723,345	522,945	3,723,345
	Excise Tax Gross-Up(4)	—	—	—	1,849,368
	Total	—	4,923,345	522,945	6,772,713

Gregg A. Seibert	Cash Severance(6)	—	250,000	—	250,000
	Bonus(7)	100,000	200,000	—	200,000
	Accelerated Vesting(3)	—	889,000	—	889,000
	Total	100,000	1,339,000	—	1,339,000

Mark L. Manheimer	Cash Severance(8)	—	250,000	—	250,000
	Bonus(9)	—	—	—	—
	Accelerated Vesting(3)	—	889,000	—	889,000
	Total	—	1,139,000	—	1,139,000

(1)	Represents amounts to which named executive officers are entitled upon a qualifying termination of employment in connection with a change of control of Spirit. Amounts shown in this column would not be in addition to amounts shown in the “Termination Without Cause, For Good Reason or due to Company Non-Renewal of Employment Agreement (No Change of Control)” and/or the “Change of Control (No Termination)” column.
(2)	Represents (a) continuation of salary payments for the applicable payout period and (b) the lump-sum cash non-salary payments provided under the named executive officer’s amended employment agreement.
(3)	Represents the aggregate value of the named executive officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of Spirit’s common stock on December 31, 2012 ($17.78).
(4)	Represents additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the benefits provided.

(5)	Represents Mr. Mavoides’ performance bonus for 2012, based on performance achieved for the entire year. Upon a qualifying termination of employment, this amount would be pro-rated to reflect the number of days in the year of termination that he provided services to Spirit (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2012).
(6)	Represents continuation of salary payments for the applicable payout period.
(7)	Represents the sum of (a) the lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Seibert in the year prior to the year in which the termination occurs (i.e., 2011) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Seibert during the three-year period immediately preceding the year in which the termination occurs which, upon a qualifying termination of employment, would be pro-rated to reflect the number of days in the year of termination that Mr. Seibert provided services to Spirit (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2012).
(8)	Represents a lump-sum payment equal to one year of Mr. Manheimer’s annual base salary.
(9)	Under his employment agreement, Mr. Manheimer is entitled to receive the sum of (a) a lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Manheimer in the year prior to the year in which the termination occurs (i.e., 2011) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Manheimer during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2012 during which Mr. Manheimer was employed with Spirit. As Mr. Manheimer was not employed by Spirit prior to 2012, he would not be entitled amounts under (a) or (b) in connection with a qualifying termination on December 31, 2012.

Director Compensation

In connection with the Spirit IPO in September 2012, the Spirit Board approved a compensation program, which is referred to herein as the Director Compensation Program, for Spirit’s non-employee directors not affiliated with Macquarie Capital (USA) Inc., whom are referred to herein as eligible directors. The Director Compensation Program, which governed 2012 post-Spirit IPO compensation for Spirit’s eligible directors, consists of annual retainer fees and long-term equity awards. Under the Director Compensation Program eligible directors are entitled to receive a combination of cash and equity-based compensation, as described below:

Cash Compensation

Effective upon the Spirit IPO, each eligible director is entitled to receive an annual cash retainer of $70,000. In addition, the committee chairpersons and Lead Independent Director receive the following annual cash retainers (as applicable):

Audit committee chair: $20,000

Compensation committee chair: $10,000

Nominating and corporate governance committee chair: $10,000

Lead Independent Director: $20,000

All annual retainers are paid in cash quarterly in arrears following the end of the applicable calendar quarter. Eligible directors are also entitled to the Spirit Board meeting fees equal to $1,000 per meeting for in-person attendance and $500 per meeting for telephonic attendance.

Equity Compensation

In connection with the Spirit IPO, under the Director Compensation Program each eligible director serving at the time of the offering was granted a one-time grant of 5,000 shares of restricted stock that will vest in full on the first anniversary of the Spirit IPO, subject to continued service on the Spirit Board. In addition, under the Director Compensation Program, an eligible director who subsequently joins the Spirit Board will receive a grant of restricted stock covering a number of shares having a value equal to $80,000 when he or she joins the Spirit Board. Each restricted stock grant will vest in full on the first anniversary of the initial election of appointment of the eligible director, subject to the eligible director’s continued service with Spirit through such vesting date.

In addition, under the Director Compensation Program, an eligible director will receive an annual common stock grant valued at $80,000 on the date of each annual meeting of Spirit’s stockholders.

The following table provides additional detail regarding the 2012 compensation of Spirit’s eligible directors:

Name(1)	Fees Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Thomas H. Nolan, Jr.	—	—	—
Kevin M. Charlton	—	—	—
Todd A. Dunn	21,641	76,250	97,891
David J. Gilbert	24,304	76,250	100,554
Richard I. Gilchrist	26,467	76,250	102,717
Diane M. Morefield	26,967	76,250	103,217
Nicholas P. Shepherd	22,804	76,250	99,054

(1)	Mr. Nolan, Spirit’s Chief Executive Officer, is not included in this table as he is an employee of Spirit and does not receive compensation for his services as a director. All compensation paid to Mr. Nolan in 2012 for services he provides to Spirit is reflected in the Summary Compensation Table. Mr. Charlton is affiliated with Macquarie Capital, Inc. (USA) and therefore did not receive any compensation in 2012 under the Director Compensation Program, or otherwise.
(2)	Amount reflects (1) annual retainers and, if applicable, committee chair retainers, earned in 2012 and (2) board meeting fees.
(3)	Each eligible director serving on the Spirit Board on the date of the Spirit IPO in 2012 received a grant of 5,000 shares of restricted stock, which will vest, and the restrictions thereon will lapse, on the first anniversary of the Spirit IPO, subject to continued service with Spirit through such first anniversary. Amounts reflect the full grant date fair value of restricted stock awards granted with respect to services performed in 2012 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Spirit provides information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 13 to its consolidated financial statements for the period ended December 31, 2012 included herein. As of December 31, 2012, each of Spirit’s non-employee directors held 5,000 shares of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding compensation plans under which Spirit’s equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	—	—	1,725,388
Equity compensation plans not approved by stockholders	—	—	—

Total	—	—	1,725,388

(1)	Consists of the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan.

Spirit’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Spirit was incorporated on August 14, 2003 as a Maryland corporation. Spirit is a self-administered and self-managed REIT that primarily invests in single-tenant, operationally essential real estate throughout the United States that is leased on a long-term, triple-net basis primarily to tenants engaged in retail, service and distribution industries. Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where Spirit’s tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Under a triple-net lease the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. In support of its primary business of owning and leasing real estate, Spirit has also strategically originated or acquired long-term, commercial mortgage and equipment loans to provide a range of financing solutions to its tenants.

Spirit generates its revenue primarily by leasing its properties to Spirit’s tenants. As of December 31, 2012, Spirit’s undepreciated gross investment in real estate and loans totaled approximately $3.65 billion, representing investment in 1,207 properties, including properties securing Spirit’s mortgage loans. Of this amount, 98.6% consisted of Spirit’s gross investment in real estate, representing ownership of 1,122 properties, and the remaining 1.4% consisted of commercial mortgage and equipment loans receivable secured by 85 properties or related assets. As of December 31, 2012, Spirit’s owned properties were approximately 98.8% occupied (based on number of properties), and Spirit’s leases had a weighted average non-cancelable remaining lease term (based on annual rent) of approximately 11.1 years. Spirit’s leases are generally long-term, with non-cancelable initial terms. As of December 31, 2012, Spirit’s leases (based on annual rent) had a weighted average initial lease term of approximately 16.8 years, which does not consider tenant renewal options for additional terms. As of December 31, 2012, approximately 96% of Spirit’s leases (based on annual rent) provided for increases in future annual base rent.

Spirit’s operations are carried out through the Spirit Partnership. Spirit General OP Holdings, LLC, one of Spirit’s wholly-owned subsidiaries, is the sole general partner and owns 1.0% of the Spirit Partnership. Spirit is the sole limited partner and owns the remaining 99.0% of the Spirit Partnership. Although the Spirit Partnership is wholly owned, directly or indirectly, by Spirit, in the future, Spirit could agree to issue equity interests in the Spirit Partnership to third parties in exchange for property owned by such third parties. In general, any equity interests of the Spirit Partnership issued to third parties would be exchangeable for cash or, at Spirit’s election, convertible into shares of Spirit’s common stock at specified ratios set when equity interests in the Spirit Partnership are issued.

Spirit has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 2003. Spirit believes that it has been organized and has operated in a manner that has allowed it to qualify as a REIT for federal income tax purposes commencing with such taxable year, and Spirit intends to continue operating in such a manner through the effective time of the merger.

Factors that May Influence Spirit’s Operating Results

Rental Revenue

Spirit’s revenues are generated predominantly from receipt of rental revenue. Spirit’s ability to grow rental revenue will depend on its ability to acquire additional properties, increase rental rates and/or occupancy. Approximately 96% of Spirit’s leases contain rent escalators, or provisions that periodically increase the base rent payable by the tenant under the lease. Generally, Spirit’s rent escalators increase rent at specified dates by: (1) a fixed amount; or (2) the lesser of (a) 1 to 1.25 times any increase in the CPI over a specified period, or (b) a fixed percentage, typically 1% to 2% per year. As of December 31, 2012, 98.8% of Spirit’s owned properties (based on number of properties) were occupied.

In February 2012, Shopko and Pamida, two of Spirit’s general merchandising tenants, completed a merger. On a combined basis, Shopko/Pamida contributed 29.4% of Spirit’s annual rent as of December 31, 2012. 84 Properties, LLC, referred to herein as 84 Lumber, Spirit’s next largest tenant, contributed 6.5% of its annual rent as of December 31, 2012. Because a significant portion of Spirit’s revenues are derived from rental revenues received from Shopko/Pamida and 84 Lumber, defaults, breaches or delay in payment of rent by these tenants may materially and adversely affect Spirit.

The audited consolidated financial statements of Specialty Retail Shops Holding Corp., the parent company of Shopko/Pamida, as of January 28, 2012 and January 29, 2011 and for the years ended January 28, 2012, January 29, 2011 and January 30, 2010 and the unaudited condensed consolidated financial statements of Specialty Retail Shops Holding Corp. as of October 27, 2012 (unaudited), January 28, 2012 and October 29, 2011 (unaudited) and for the 39 Weeks Ended October 27, 2012 (unaudited) and October 29, 2011 (unaudited) are included elsewhere herein.

Without giving effect to the exercise of tenant renewal options, the weighted average remaining term of Spirit’s leases as of December 31, 2012 was 11.1 years (based on annual rent). Approximately 5.1% of Spirit’s leases (based on annual rent) as of December 31, 2012 will expire prior to January 1, 2016. The stability of Spirit’s rental revenue generated by its properties depends principally on its tenants’ ability to pay rent and Spirit’s ability to collect rents, renew expiring leases or re-lease space upon the expiration or other termination of leases, lease currently vacant properties and maintain or increase rental rates at Spirit’s leased properties. Adverse economic conditions, particularly those that affect the markets in which Spirit’s properties are located, or downturns in Spirit’s tenants’ industries could impair the tenants’ ability to meet their lease obligations to Spirit and Spirit’s ability to renew expiring leases or re-lease space. In particular, the bankruptcy of one or more of Spirit’s tenants could adversely affect its ability to collect rents from such tenant and maintain Spirit’s portfolio’s occupancy.

Spirit’s ability to grow revenue will depend, to a significant degree, on Spirit’s ability to acquire additional properties. Spirit primarily focuses on opportunities to provide capital to small and middle market companies that it concludes have stable and proven operating histories and attractive credit characteristics, but lack the access to capital that large companies often have. Spirit believes its experience, in-depth market knowledge and extensive network of long-standing relationships in the real estate industry will provide Spirit with access to an ongoing pipeline of attractive investment opportunities.

Spirit believes that its current pipeline of investment opportunities is robust and comprised of opportunities ranging from large, widely-marketed transactions with investment grade tenants to small, off-market transactions with non-rated tenants.

Spirit’s Triple-Net Leases

Spirit generally leases its properties to tenants pursuant to long-term, triple-net leases that require the tenant to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. As of December 31, 2012, approximately 95% of Spirit’s properties (based on annual rent) are subject to triple-net leases. Occasionally, Spirit has entered into a lease pursuant to which it retained responsibility for the costs of structural repairs and maintenance. Although these instances are infrequent and have not historically resulted in significant costs to Spirit, an increase in costs related to these responsibilities could negatively influence Spirit’s operating results. Similarly, an increase in the vacancy rate of Spirit’s portfolio would increase its costs, as Spirit would be responsible for costs that the tenants are currently required to pay. Additionally, contingent rents based on a percentage of the tenant’s gross sales have been historically negligible, contributing less than 1% of Spirit’s rental revenue. Approximately 63.8% of Spirit’s annual rent is attributable to master leases, where multiple properties are leased to a single tenant on an “all or none” basis and which contain cross-default provisions. Where appropriate, Spirit seeks to use master leases to prevent a tenant from unilaterally giving up underperforming properties while maintaining well performing properties.

Interest Expense

Following the completion of the Spirit IPO and the concurrent debt conversion and repayment transactions, there were no amounts outstanding under the Term Note (which was extinguished). As of December 31, 2012, Spirit had approximately $1.95 billion principal balance outstanding of predominately secured, fixed-rate mortgage notes payable. During the year ended December 31, 2012, the weighted average interest rate on Spirit’s fixed- and variable-rate debt, excluding the amortization of deferred financing costs and debt discounts, was approximately 6.12%. Spirit’s fixed-rate debt structure will provide Spirit with a stable and predictable cash requirement related to its debt service. The variable-rate debt consists of four mortgage notes. Spirit entered into interest rate swaps that effectively fixed the interest rates at approximately 4.84% on a significant portion of this variable-rate debt. Spirit amortizes on a non-cash basis the deferred financing costs and debt discounts associated with its fixed-rate debt to interest expense using the effective interest rate method over the terms of the related notes. For the year ended December 31, 2012, non-cash interest expense recognized on the secured revolving credit facility, mortgages and notes payable totaled approximately $10.8 million. Under Spirit’s existing debt structure as of December 31, 2012, Spirit anticipates its quarterly non-cash interest expense under its fixed- and variable-rate debt, including the secured revolving credit facility, to be approximately $3.2 million. Any changes to Spirit’s debt structure, including borrowings under the secured revolving credit facility or debt financing associated with property acquisitions, could materially influence Spirit’s operating results depending on the terms of any such indebtedness. Most of Spirit’s debt provides for scheduled principal payments. As principal is repaid, Spirit’s interest expense decreases.

General and Administrative Expenses

General and administrative expenses include employee compensation costs, professional fees, consulting, portfolio servicing costs and other general and administrative expenses. As a public company, Spirit estimates its annual general and administrative expenses will increase due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters.

Transaction Costs

As Spirit acquires properties, it may incur transaction costs that it is required to expense.

Impact of Inflation

Spirit leases typically contain provisions designed to mitigate the adverse impact of inflation on its results of operations. Since tenants are typically required to pay all property operating expenses, increases in property-level expenses at Spirit’s leased properties generally do not adversely affect Spirit. However, increased operating expenses at vacant properties and the limited number of properties that are not subject to full triple-net leases could cause Spirit to incur additional operating expense. Additionally, Spirit’s leases generally provide for rent escalators (see “—Rental Revenue” above) designed to mitigate the effects of inflation over a lease’s term. However, since some of Spirit’s leases do not contain rent escalators and many that do limit the amount by which rent may increase, any increase in Spirit’s rental revenue may not keep up with the rate of inflation.

Critical Accounting Policies and Estimates

Spirit’s accounting policies are determined in accordance with GAAP. The preparation of Spirit’s financial statements requires it to make estimates and assumptions that are subjective in nature and, as a result, Spirit’s actual results could differ materially from its estimates. Estimates and assumptions include, among other things, subjective judgments regarding the fair values and useful lives of Spirit’s properties for depreciation and lease classification purposes, the collectability of receivables and asset impairment analysis. Set forth below are the more critical accounting policies that require management judgment and estimates in the preparation of Spirit’s consolidated financial statements.

Real Estate Investments

Revenue Recognition

Spirit leases real estate to its tenants under long-term, triple-net leases that are classified as operating leases. Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Lease origination fees are deferred and amortized over the related lease term as an adjustment to rental revenue. Spirit’s leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that Spirit will receive only if the tenants make all rent payments required through the expiration of the initial term of the leases. The accrued rental revenue representing this straight-line adjustment is subject to an evaluation for collectability, and Spirit records a provision for losses against rental revenues if collectability of these future rents is not reasonably assured. Leases that have contingent rent escalators indexed to future increases in the CPI may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (1) 1 to 1.25 times any increase in the CPI over a specified period or (2) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, Spirit’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and Spirit’s view that the multiplier does not represent a significant leverage factor, rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have occurred.

Some of Spirit’s leases also provide for contingent rent based on a percentage of the tenant’s gross sales. For contingent rentals that are based on a percentage of the tenant’s gross sales, Spirit recognizes contingent rental revenue when the change in the factor on which the contingent lease payment is based actually occurs.

Spirit suspends revenue recognition if the collectability of amounts due pursuant to a lease is not reasonably assured or if the tenant’s monthly lease payments become more than 60 days past due, whichever is earlier.

Lease termination fees are included in “interest income and other” on Spirit’s consolidated statements of operations and recognized when there is a signed termination agreement and all of the conditions of the agreement have been met and the tenant no longer occupies the property.

Purchase Accounting and Acquisition of Real Estate; Property Held for Sale

When acquiring a property for investment purposes, Spirit allocates the purchase price (including acquisition and closing costs) to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, Spirit allocates the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values. Transaction costs related to these acquisitions are expensed in the period incurred. In making estimates of fair values for this purpose, Spirit uses a number of sources, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. Property classified as held for sale is recorded at the lower of its carrying value or its fair value less anticipated selling costs.

Lease Intangibles

Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above- or below-market leases. For real estate acquired subject to existing lease agreements, in-place lease intangibles are valued based on Spirit’s estimates of costs related to tenant acquisition and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, considering current market conditions and costs to execute similar leases at the time of the acquisition, and are amortized on a straight-line basis over the remaining initial term of the related lease. Above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and Spirit’s estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease. Capitalized above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining initial terms of the respective leases plus any fixed-rate renewal periods on those leases. Should a lease terminate early, the unamortized portion of any related lease intangible is immediately recognized in Spirit’s statements of operations.

Depreciation

Spirit’s real estate portfolio is depreciated using the straight-line method over the estimated remaining useful life of the properties, which generally range from 20 to 50 years for buildings and improvements and is 15 years for land improvements. Portfolio assets classified as held for sale are not depreciated.

Impairment

Spirit reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Spirit considers factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if its carrying value exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.

Discontinued Operations

Spirit actively manages its portfolio, and, accordingly, from time to time, Spirit may strategically sell real estate as a part of its long-term strategy of managing risk. Generally, each time properties are sold, gains and losses from such dispositions and all operations from the properties previously reported as part of “loss from continuing operations” are reclassified to “discontinued operations,” as Spirit does not expect any continuing involvement with these properties.

Provision for Doubtful Accounts

Spirit reviews its rent receivables for collectability on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a write-off of the specific receivable will be made. Uncollected accounts receivable are written off against the allowance when all possible means of collection have been exhausted. For accrued rental revenues related to the straight-line method of reporting rental revenue, Spirit establishes a provision for losses based on its estimate of uncollectible receivables and Spirit’s assessment of the risks inherent in its portfolio, giving consideration to historical experience and industry default rates for long-term receivables.

Loans Receivable

In support of Spirit’s primary business of owning and leasing real estate, Spirit has also strategically originated or acquired long-term, commercial mortgage and equipment loans receivable. Mortgage loans are secured by single-tenant, operationally essential real estate. Equipment loans are secured by equipment used by tenants of properties owned or financed by Spirit. The loans are carried at cost, including related unamortized premiums.

Revenue Recognition

Interest income on mortgage and equipment loans is recognized using the effective interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related loans using the effective interest method. A loan is placed on non-accrual status when the loan has become 60 days past due or earlier if Spirit believes full recovery of the contractually specified payments of principal and interest is doubtful. While on non-accrual status, interest income is recognized only when received.

Impairment and Provision for Loan Losses

Spirit periodically evaluates the collectability of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when Spirit determines, based on current information, that it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted.

Accounting for Derivative Financial Instruments and Hedging Activities

Spirit uses derivative instruments such as interest rate swaps and caps for purposes of reducing exposures to fluctuations in interest rates associated with certain of its financing transactions. Spirit may incur additional variable-rate debt in the future, including amounts that it may borrow under the secured revolving credit facility, and Spirit may choose to seek to hedge the interest rate risk ascribed with any such debt. At the inception of a hedge transaction, Spirit enters into a contractual arrangement with the hedge counterparty and formally documents the relationship between the derivative instrument and the financing transaction being hedged, as well as its risk management objective and strategy for undertaking the hedge transaction. At inception and at least quarterly thereafter, a formal assessment is performed to determine whether the derivative instrument has been highly effective in offsetting changes in cash flows of the related financing transaction and whether it is expected to be highly effective in the future.

The fair value of the derivative instrument is recorded on the balance sheet as either an asset or liability. For derivatives designated as cash flow hedges, the effective portions of the corresponding change in fair value of the derivatives are recorded in accumulated other comprehensive loss within stockholders’ equity. Changes in fair value reported in other comprehensive loss are reclassified to operations in the period in which operations are affected by the underlying hedged transaction. Any ineffective portions of the change in fair value are recognized immediately in general and administrative expense. The amounts paid or received on the hedge are recognized as adjustments to interest expense.

Income Taxes

Spirit’s REIT Status

Spirit has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 2003. Spirit believes that it has been organized and has operated in a manner that has allowed it to qualify as a REIT for federal income tax purposes commencing with such taxable year, and Spirit intends to continue operating in such a manner through the effective time of the merger. To maintain its qualification as a REIT, Spirit is required to annually distribute to its stockholders at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided that Spirit qualifies for taxation as a REIT, Spirit is generally not subject to corporate level federal income tax on the earnings distributed currently to its stockholders. Spirit is still subject to state and local income and franchise taxes and to federal income and excise tax on its undistributed income. If Spirit fails to qualify as a REIT in any taxable year and is unable to avail itself of certain savings provisions set forth in the Code, Spirit would be liable for (and the Combined Corporation would be obligated to pay) federal income tax on its taxable income at regular corporate rates, including any applicable alternative minimum tax.

Spirit’s Taxable REIT Subsidiary

On January 15, 2009, Spirit formed Spirit Management Company II, referred to herein as SMC II, a Maryland corporation that prior to the Spirit IPO, was wholly-owned directly by Spirit and, since the Spirit IPO, has been wholly-owned by the Spirit Partnership. Spirit has elected, together with SMC II, to treat SMC II as a taxable REIT subsidiary for federal income tax purposes. A taxable REIT subsidiary generally may provide both customary and non-customary services to tenants of its parent REIT and engage in other activities that the parent REIT may not engage in directly without adversely affecting its qualification as a REIT. Currently, SMC II does not provide any services to Spirit’s tenants or conduct other material activities. However, SMC II or another taxable REIT subsidiary of the Combined Corporation may in the future provide services to certain of the Combined Corporation’s tenants. The Combined Corporation may form additional taxable REIT subsidiaries in the future, and may contribute some or all of its interests in certain wholly-owned subsidiaries or their assets to a taxable REIT subsidiary. Any income earned by Spirit’s taxable REIT subsidiaries is not included in Spirit’s taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to Spirit as a dividend, in which case such dividend income would qualify under the 95%, but not the 75%, gross income test. Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable), as a regular C corporation, the income earned by Spirit’s taxable REIT subsidiaries generally are subject to an additional level of tax as compared to the income earned by its other subsidiaries. Historically, Spirit has not actively pursued or engaged in material activities that would require the use of its taxable REIT subsidiary.

Share-Based Compensation

In September 2012, Spirit adopted, and its stockholders approved, the Spirit Incentive Award Plan, which provides for the issuance of stock-based equity instruments, including potential grants of stock options, stock appreciation rights, restricted stock, dividend equivalent rights and other stock-based awards or any combination of the foregoing. Awards granted under the Spirit Incentive Award Plan may require service-based vesting over a period of years subsequent to the grant date and resulting equity-based compensation expense, measured at the fair value of the award on the date of grant, will be recognized as an expense in Spirit’s consolidated financial statements over the vesting period. Spirit will account for awards granted under applicable stock-based compensation guidance contained in FASB Accounting Standards Codification (ASC) 718.

Results of Operations

Comparison of the Year Ended December 31, 2012 and 2011

The following discussion includes the results of Spirit’s continuing operations as summarized in the table below:

	Continuing Operations Year ended December 31,
	2012	2011	Change	%
	(in thousands)
Revenues:
Rentals	$276,145	$265,107	$11,038	4.2%
Interest income on loans receivable	5,696	6,772	(1,076)	(15.9)%
Interest income and other	860	817	43	5.3%

Total revenues	282,701	272,696	10,005	3.7%

Expenses:
General and administrative	37,329	28,278	9,051	32.0%
Litigation	—	151	(151)	(100.0)%
Property costs	5,279	4,787	492	10.3%
Interest	156,864	169,888	(13,024)	(7.7)%
Depreciation and amortization	110,603	109,001	1,602	1.5%
Impairments	9,887	9,578	309	3.2%

Total expenses	319,962	321,683	(1,721)	(0.5)%

Loss from continuing operations before other expense and income tax expense (benefit)	(37,261)	(48,987)	11,726	23.9%
Loss on debt extinguishment	(32,522)	—	(32,522)	(100.0)%

Loss from continuing operations before income tax expense (benefit)	(69,783)	(48,987)	(20,796)	(42.5)%
Income tax expense (benefit)	504	(60)	564	NM

Loss from continuing operations(1)	$(70,287)	$(48,927)	$(21,360)	(43.7)%

(1)	For the year ended December 31, 2012 and 2011, losses of $5.9 million and $14.9 million, respectively, resulted from discontinued operations.

Revenues

For the year ended December 31, 2012, approximately 98.0% of Spirit’s lease and loan revenues were attributable to long-term leases. Total revenue increased by approximately $10.0 million to $282.7 million for the year ended December 31, 2012 as compared to $272.7 million for same period in 2011. The increase in revenue was due primarily to an increase in base rental revenue resulting from real estate acquisitions of over $158.3 million subsequent to December 31, 2011 and contractual rent escalations on Spirit’s owned real estate properties.

Rentals. Rental revenue increased by approximately $11.0 million to $276.1 million for the year ended December 31, 2012 as compared to $265.1 million for same period in 2011. The increase was attributable to an increase in the number of active leases due to real estate acquisitions, contractual rent escalations and fewer vacant properties compared to the period ended December 31, 2011. Rental revenue attributable to non-cash straight-line rent and amortization of above and below-market lease intangibles for the year ended December 31, 2012 and 2011 was $3.6 million and $2.6 million representing approximately 1.3% and 1.0%, respectively, of total rental revenue from continuing operations for each of the years ended December 31, 2012 and 2011. During 2012, Spirit reduced its provision for losses on unbilled receivables related to straight-line rent based on its periodic evaluation of collectability. This reduction resulted in a $0.8 million increase to total rental revenue for the year ended December 31, 2012.

As of December 31, 2012, 98.8% (based on number of properties) of Spirit’s owned properties were occupied. The majority of Spirit’s nonperforming leases were in the restaurant and automotive industries. Spirit regularly reviews and analyzes the operational and financial condition of its tenants and the industries in which they operate in order to identify underperforming properties that Spirit may seek to dispose of in an effort to mitigate risks in the portfolio. As of December 31, 2012, 14 of Spirit’s properties, representing approximately 1.2% of its owned properties, were vacant and not generating rent, compared to 17 vacant properties, representing 1.6% of Spirit’s owned properties, as of December 31, 2011.

Interest income on loans receivable. Interest income on loans receivable decreased by $1.1 million to $5.7 million in the year ended December 31, 2012 as compared to $6.8 million for the same period in 2011. The decrease in interest income was primarily due to the prepayment of three notes totaling $13.5 million during the year ended December 31, 2012 and scheduled maturities and amortization subsequent to December 31, 2011.

Interest income and other. Interest income and other was stable between the comparable periods. Spirit recognized $0.5 million in lease termination revenue during the year ended December 31, 2012, but recognized higher interest income during the comparable period in 2011. Lease termination revenue frequently results from negotiations with tenants who have individual underperforming properties that make up a portion of a master lease. In certain of these circumstances, in exchange for a termination fee, Spirit may agree to lower the lease payment under the master lease and remove the underperforming property from the master lease. This generates higher revenue for the period in which the termination fee is received, but may result in lower revenue in future periods, depending on if and how quickly and at what rate the newly-vacant properties can be re-leased.

Expenses

General and administrative. General and administrative expenses increased $9.0 million to $37.3 million for the year ended December 31, 2012, as compared to $28.3 million for the same period in 2011. This increase was primarily attributable to $12.8 million in charges associated with completing the IPO and extinguishing the Term Note indebtedness, and $5.9 million in stock-based compensation related to incentive awards granted in 2012. During the same period in 2011, Spirit recognized $7.2 million in consulting fees in connection with the Term Note amendment and the Conversion Agreement (as defined below).

Property costs. Spirit’s leases are generally triple-net and provide that the tenant is responsible for the payment of all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Therefore, Spirit is generally not responsible for operating costs related to the properties, unless a property is not subject to a triple-net lease or is vacant. The increase in property costs for the year ended December 31, 2012 is primarily attributable to an increase in accrued property taxes associated with a delinquent tenant for whom Spirit is making property tax payments under a payment plan with the taxing authority. As of December 31, 2012, Spirit is pursuing recovery of these costs. The increase in property costs was partially offset by a decrease in the average number of property vacancies, from an average of 31 vacant properties during the year ended December 31, 2011 to an average of 19 vacant properties during the comparable period in 2012.

Interest. Interest expense decreased by $13.0 million to $156.9 million for the year ended December 31, 2012, as compared to $169.9 million for the same period in 2011. The decrease in interest expense was due primarily to the extinguishment of the Term Note as a result of the IPO on September 25, 2012, the repurchase of

$70.0 million in Term Note indebtedness in July 2011 and a $2.9 million first quarter 2012 adjustment of 2011 debt discount amortization. These decreases were partially offset by increases attributable to $44.2 million of borrowings related to 2012 acquisitions.

The following table summarizes Spirit’s interest expense and related borrowings from continuing operations:

	Continuing Operations Year ended December 31,
	2012	2011
	(in thousands)
Interest expense—Term Note payable	$19,925	$26,631
Interest expense—Credit Facility	108	—
Interest expense—mortgages and notes payable	119,687	120,592
Interest expense—other	10	8
Amortization of deferred financing costs	2,819	3,599
Amortization of net losses related to interest rate swap	3,415	4,500
Amortization of debt discount	10,900	14,558

Total interest expense	$156,864	$169,888

Weighted average debt outstanding before Term Note and debt discount(1)	$1,956,478	$1,969,376
Weighted average Term Note	533,803	766,014
Weighted average debt discount(1)	(56,133)	(64,642)

Weighted average debt outstanding	$2,434,148	$2,670,748

Adjusted interest(2)/weighted average mortgages and notes payable	6.12%	6.12%
Term Note interest(3)/weighted average Term Note payable	3.73%	3.48%

(1)	Excludes debt associated with discontinued operations.
(2)	Excludes interest expense associated with the Term Note indebtedness, amortization of deferred financing costs and debt discounts.
(3)	Excludes interest expense associated with amortization of deferred financing costs and net losses related to a hedging contract.

Depreciation and amortization. Depreciation and amortization expense relates primarily to depreciation on the commercial buildings and improvements Spirit owns and to amortization of the related lease intangibles. Depreciation and amortization expense increased by $1.6 million to $110.6 million for the year ended December 31, 2012 as compared to $109.0 million for the same period in 2011. The slight increase was due to higher depreciation expense following acquisitions of over $158.3 million in properties during 2012, partially offset by dispositions of properties subsequent to December 31, 2011.

The following table summarizes Spirit’s depreciation and amortization expense from continuing operations:

	Continuing Operations Year ended December 31,
	2012	2011
	(in thousands)
Depreciation of real estate assets	$92,524	$90,804
Other depreciation	54	93
Amortization of lease intangibles	18,025	18,104

Total depreciation and amortization	$110,603	$109,001

Impairments. Impairment charges on properties and other assets that are classified as part of continuing operations were $9.9 million and $9.6 million for the year ended December 31, 2012 and 2011, respectively. In

2012, Spirit incurred slightly higher impairment charges attributable to certain underperforming properties and $2.7 million of lease intangible write-offs due to lease terminations, while in 2011, Spirit increased its provision for loan losses by $3.1 million due to underperforming trends on certain loans. Spirit strategically seeks to identify non-performing properties that it may re-lease or dispose of in an effort to improve its overall returns. The disposition or re-leasing of nonperforming or underperforming properties may trigger impairment charges when the expected future cash flows from the properties for sale or re-lease are less than their net book value.

The following table summarizes Spirit’s impairment loss from continuing operations:

	Continuing Operations Year ended December 31,
	2012	2011
	(in thousands)
Real estate and intangible asset impairment	$7,417	$6,390
Write-off of lease intangibles due to lease terminations	2,650	—
Loan receivable impairment (recovery) expense	(180)	3,100
Other impairment	—	88

Total impairment loss	$9,887	$9,578

Other income (expense)

During the year ended December 31, 2012, Spirit incurred $32.5 million in losses attributable to the extinguishment of its Term Note indebtedness. The majority of this non-cash charge was the impact of the conversion of Spirit’s then outstanding $330.0 million TLC (as defined below) into stockholders’ equity at a premium. No such losses were recorded during the same period in 2011.

Discontinued Operations

Gains and losses from property dispositions during a period or expected losses from properties classified as held for sale at the end of the period, as well as all operations from those properties, are reclassified to and reported as part of “discontinued operations.”

For the years ended December 31, 2012 and 2011, Spirit recognized total losses from discontinued operations of $5.9 million and $14.9 million, respectively, which include $3.4 million and $3.0 million, respectively, in losses attributable to the properties held for sale at the end of each period. Non-cash impairment charges included in the loss from discontinued operations for the years ended December 31, 2012 and 2011 were $3.7 million and $12.7 million, respectively.

Comparison of Year Ended December 31, 2011 and Year Ended December 31, 2010

The following discussion includes the results of Spirit’s continuing operations as summarized in the table below:

	Continuing Operations Year ended December 31,
	2011	2010	Change	%
	(in thousands)
Revenues:
Rentals	$265,107	$264,512	$595	0.2%
Interest income on loans receivable	6,772	9,572	(2,800)	(29.3)%
Interest income and other	817	14,476	(13,659)	(94.4)%

Total revenues	272,696	288,560	(15,864)	(5.5)%

Expenses:
General and administrative	28,278	19,595	8,683	44.3%
Litigation	151	22,282	(22,131)	(99.3)%
Property costs	4,787	2,688	2,099	78.1%
Interest	169,888	173,054	(3,166)	(1.8)%
Depreciation and amortization	109,001	109,240	(239)	(0.2)%
Impairments	9,578	20,426	(10,848)	(53.1)%

Total expenses	321,683	347,285	(25,602)	(7.4)%

Loss from continuing operations before other income (expense) and income tax (benefit) expense	(48,987)	(58,725)	9,738	(16.6)%
Gains on debt repurchases	—	9,455	(9,455)	(100.0)%
Loss on sale of loans receivables	—	(12,565)	12,565	100.0%

Loss from continuing operations before income tax (benefit) expense	(48,987)	(61,835)	12,848	20.8%
Income tax expense (benefit) Loss from continuing operations before income tax (benefit) expense	(60)	239	(299)	(125.1)%

Loss from continuing operations(1)	$(48,927)	$(62,074)	$13,147	21.2%

(1)	For the years ended December 31, 2011 and 2010, losses of $14.9 million and $24.5 million, respectively, resulted from discontinued operations.

Revenues

For the year ended December 31, 2011, approximately 97.5% of Spirit’s lease and loan revenues were attributable to long-term leases. Total revenue decreased by $15.9 million to $272.7 million for the year ended December 31, 2011 as compared to $288.6 million for same period in 2010. The decrease in revenue was due primarily to the receipt of $13.9 million in non-recurring lease termination revenue recognized during the year ended December 31, 2010 for the removal of 24 properties from eight leases and a decrease in interest income of $2.8 million due to the sale of two variable-rate loans receivable in December 2010.

Rentals. Rental revenues for the years ended December 31, 2011 and 2010 remained stable at $265.1 million and $264.5 million, respectively. Contractually specified rent increases from Spirit’s leases during 2011 offset the recognition of $2.6 million in deferred rent received from one of its tenants during 2010. Rental revenue attributable to non-cash straight-line rent and amortization of above and below-market lease intangibles for the years ended December 31, 2011 and 2010 was $2.6 million and $2.7 million, respectively, representing approximately 1.0% of total rental revenue from continuing operations for each of the years ended December 31, 2011 and 2010.

As of December 31, 2011, 98.4% (based on number of properties) of Spirit’s owned properties were occupied. The majority of Spirit’s nonperforming leases were in the restaurant and automotive industries. Spirit regularly reviews and analyzes the operational and financial condition of its tenants and the industries in which they operate in order to identify underperforming properties that Spirit may seek to dispose of in an effort to mitigate risks in the portfolio. During the year ended 2011, Spirit sold 25 vacant and two underperforming properties. As of December 31, 2011, 17 of Spirit’s properties, representing approximately 1.6% of its owned properties, were vacant and not generating rent, compared to 40 vacant properties, representing 3.7% of Spirit’s owned properties, as of December 31, 2010.

Interest income on loans receivable. Interest income on loans receivable decreased by $2.8 million to $6.8 million in the year ended December 31, 2011 as compared to $9.6 million for the same period in 2010. The decrease in interest income was primarily due to the sale of two variable-rate loans receivable in December 2010 with an aggregate principal amount of $73.9 million.

Interest income and other. Interest income and other decreased by $13.7 million to $0.8 million for the year ended December 31, 2011 as compared to $14.5 million for the same period in 2010. The decrease in interest income and other was due primarily to $13.9 million in lease termination revenue recognized in 2010. Lease termination revenue frequently results from negotiations with tenants who have individual underperforming properties which make up a portion of a master lease. In certain of these circumstances, in exchange for a termination fee, Spirit may agree to lower the lease payment under the master lease and remove the underperforming property from the master lease. This generates higher revenue for the period in which the termination fee is received, but may result in lower revenue in future periods, depending on if and how quickly and at what rate the newly-vacant properties can be re-leased.

Expenses

General and administrative. General and administrative expenses increased by $8.7 million to $28.3 million for the year ended December 31, 2011 as compared to $19.6 million for the same period in 2010. This increase was due to higher executive and financial consulting fees related to the modification of Spirit’s Term Note partially offset by lower legal fees, employee compensation and recognition of non-cash unrealized losses on an interest rate swap contract related to Spirit’s Term Note, which was assumed in connection with its privatization and subsequently terminated in August 2009. The recognition of unrealized losses arose from expected repurchases of the Term Note and the required acceleration of a portion of the originally forecasted hedged transaction now probable of not occurring. Excluding consulting fees of $12.3 million and $5.0 million for the years ended December 31, 2011 and 2010, respectively, Spirit’s general and administrative expenses for the year ended December 31, 2011 were $16.0 million as compared to $14.6 million for the same period in 2010.

Litigation. In the year ended December 31, 2010, Spirit incurred $22.3 million of litigation costs, net of insurance recoveries, associated with two lawsuits brought by former members of its senior management that were settled in December 2010.

Property costs. Spirit’s leases are generally triple-net and provide that the tenant is responsible for the payment of all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Therefore, Spirit is generally not responsible for operating costs related to the properties, unless a property is not subject to a triple-net lease or is vacant. Total property costs increased by $2.1 million to $4.8 million for the year ended December 31, 2011 as compared to $2.7 million for the same period in 2010. The increase in property costs was due to a rise in the average number of property vacancies, from an average of 25 vacant properties during the year ended December 31, 2010 to 31 during the comparable period in 2011.

Interest. Interest expense decreased by $3.2 million to $169.9 million for the year ended December 31, 2011 as compared to $173.1 million for the same period in 2010. The decrease in interest expense was due to a reduction in the outstanding principal amount of Spirit’s debt by $146.6 million during 2010 as compared to

$121.8 million during 2011, partially offset by an increase in non-cash interest expense during 2011 related to the modification of the Term Note. Despite the termination of an interest rate swap contract in 2009, Spirit recognized some non-cash interest expense through the amortization of the amounts recorded in accumulated other comprehensive loss as of the date of the swap termination. Debt reduction was funded, in part, with net proceeds from the sale of certain assets.

The following table summarizes Spirit’s interest expense and related borrowings from continuing operations:

	Continuing Operations Year ended December 31,
	2011	2010
	(in thousands)
Interest expense—Term Note payable	$26,631	$27,735
Interest expense—mortgages and notes payable	120,600	125,851
Amortization of deferred financing costs	3,599	4,728
Amortization of net losses related to interest rate swap contract	4,500	4,714
Amortization of debt discount	14,558	10,026

Total interest expense	$169,888	$173,054

Weighted average debt outstanding before Term Note and debt discount(1)	$1,969,376	$2,041,679
Weighted average Term Note	766,014	820,458
Weighted average debt discount(1)	(64,642)	(71,981)

Weighted average debt outstanding	$2,670,748	$2,790,156

Adjusted interest(2)/weighted average mortgage and notes payable	6.12%	6.16%
Term Note interest(3)/weighted average Term Note payable	3.48%	3.38%

(1)	Excludes debt associated with discontinued operations.
(2)	Excludes interest expense associated with the Term Note, amortization of deferred financing costs and debt discounts.
(3)	Excludes interest expense associated with amortization of deferred financing costs and net losses related to a hedging contract.

Depreciation and amortization. Depreciation and amortization expense relates primarily to depreciation on the commercial buildings and improvements Spirit owns and to amortization of the related lease intangibles. Depreciation and amortization expense decreased by $0.2 million to $109.0 million for the year ended December 31, 2011 as compared to $109.2 million for the same period in 2010. The slight decrease in the depreciation and amortization expense was primarily due to higher amortization of lease intangibles during 2010 associated with lease terminations.

The following table summarizes Spirit’s depreciation and amortization expense from continuing operations:

	Continuing Operations Year ended December 31,
	2011	2010
	(in thousands)
Depreciation of real estate assets	$90,804	$90,198
Other depreciation	93	172
Amortization of lease intangibles	18,104	18,870

Total depreciation and amortization	$109,001	$109,240

Impairments. Impairment charges on properties and other assets that are classified as part of continuing operations were $9.6 million and $20.4 million for the years ended December 31, 2011 and 2010, respectively. Spirit strategically seeks to identify non-performing properties that it may re-lease or dispose of in an effort to improve its overall returns. The disposition or re-leasing of nonperforming or underperforming properties may trigger impairment charges when the expected future cash flows from the properties for sale or re-lease are less than their net book value.

The following table summarizes Spirit’s impairment loss from continuing operations:

	Continuing Operations Year ended December 31,
	2011	2010
	(in thousands)
Real estate and intangible asset impairment	$6,390	$14,960
Write-off of lease intangibles due to lease terminations	—	3,923
Loan receivable impairment	3,100	1,520
Other impairment	88	23

Total impairment loss	$9,578	$20,426

Discontinued Operations

Gains and losses from property dispositions during a period or expected losses from properties classified as held for sale at the end of the period, as well as all operations from those properties, are reclassified to and reported as part of “discontinued operations.”

For the years ended December 31, 2011 and 2010, Spirit recognized a total loss from discontinued operations of $14.9 million and $24.5 million, respectively, which includes $3.0 million and $6.9 million, respectively, in losses attributable to the properties held for sale at the end of each period. Non-cash impairment charges included in the loss from discontinued operations for the years ended December 31, 2011 and 2010 were $12.7 million and $24.3 million, respectively.

Liquidity and Capital Resources

Spirit’s short-term liquidity requirements consist primarily of funds necessary to pay for its operating expenses, including costs relating to servicing its outstanding debt, and cash distributions. Spirit expects to meet its short-term liquidity requirements primarily from cash and cash equivalents, net cash from operating activities and borrowings under Spirit’s $100 million secured revolving credit facility. Spirit believes that its long-term, triple-net leases provide stable rental revenue during various market environments.

Spirit’s long-term liquidity requirements consist primarily of funds necessary to acquire additional properties, selectively fund notes receivable and repay indebtedness. Spirit expects to meet its long-term liquidity requirements through various sources of capital, including borrowings under its $100 million secured revolving credit facility, net cash from operating activities, future financings, working capital, proceeds from select sales of Spirit’s properties and other secured and unsecured borrowings. However, there are a number of factors that may have a material and adverse effect on Spirit’s ability to access these capital sources, including the current state of the overall equity and credit markets, Spirit’s degree of leverage, its unencumbered asset base, borrowing restrictions imposed by its lenders, general market conditions for REITs, its operating performance, liquidity and market perceptions about Spirit. The success of Spirit’s business strategy will depend, in part, on its ability to access these various capital sources.

As of December 31, 2012, Spirit had $73.6 million of cash and cash equivalents as compared to $49.5 million as of December 31, 2011. This increase was primarily attributable to an increase in operating cash flows as proceeds from the Spirit IPO were utilized to repay Spirit’s TLB indebtedness and partially fund acquisitions.

Upon the completion of the IPO, Spirit improved its financial position by reducing its debt principal by $729.0 million and putting in place a $100.0 million secured revolving credit facility. The secured revolving credit facility may be used to finance the acquisition of additional properties, provide working capital and for other corporate purposes.

Off-Balance Sheet Arrangements

As of December 31, 2012, the Company did not have any material off-balance sheet arrangements.

Description of Certain Debt

Spirit primarily uses long-term, fixed-rate debt to finance its properties on a “match-funded” basis. In general, the obligor of its property-level debt is a special purpose entity that holds the real estate and other collateral securing the indebtedness. Spirit seeks to use property-level financing that bears interest at an annual rate less than the annual rent on the related lease(s) and that matures prior to the expiration of such lease(s). As of December 31, 2012, Spirit had approximately $1.95 billion principal balance of outstanding indebtedness with a weighted average annual interest rate of 6.12% and a weighted average maturity of 5.8 years. Most of this debt is partially amortizing and requires a balloon payment at maturity. Scheduled debt payments as of December 31, 2012 are as follows:

Year	Scheduled Principal Amortization	Balloon Payments at Maturity(1)	Total(2)
		(in thousands)
2013	$43,517	$—	$43,517
2014	46,186	29,761	75,947
2015	47,248	96,587	143,835
2016	40,787	580,673	621,460
2017	34,634	233,547	268,181
Thereafter	115,893	675,501	791,394

Total	$328,265	$1,616,069	$1,944,334

(1)	Balloon payments subsequent to 2017 are as follows: $258.3 million due in 2020, $167.5 million due in 2021 and $249.7 million due in 2022.
(2)	The total excludes a note obligation of $7.8 million that was due in 2012 (see Note 4 in Spirit’s Notes to Consolidated Financial Statements included elsewhere herein).

Secured Revolving Credit Facility

In September 2012, the Spirit Partnership entered into the secured revolving credit facility, referred to herein as the credit facility, pursuant to that certain Credit Agreement dated as of September 25, 2012, by and among the Spirit Partnership, Deutsche Bank as administrative agent, and the various financial institutions parties thereto, referred to herein as the Credit Agreement, allowing borrowings of up to $100.0 million and providing for a maximum additional loan commitment of $50.0 million, subject to the satisfaction of specified requirements and obtaining additional commitments from lenders. The amount available to borrow under the credit facility, and Spirit’s ability to request issuances of letters of credit, will be subject to the Spirit Partnership’s maintenance of a minimum ratio of the total value of the unencumbered properties to the outstanding credit facility obligations of 1.75:1.00. Since entering into the credit facility and as of December 31, 2012, no borrowings were outstanding under the credit facility and $100.0 million was available.

The initial term of the credit facility expires on September 25, 2015 and may be extended for an additional 12 months subject to the satisfaction of specified requirements. The credit facility bears interest, at Spirit’s option, of either (i) the “Alternate Base Rate” (as defined in the Credit Agreement) plus 2.50% to 3.50%; or

(ii) LIBOR plus 3.50% to 4.50%, depending on Spirit’s leverage ratio. As of December 31, 2012 and until the first compliance certificate is delivered and approved, interest will be determined based on the highest leverage ratio. The Spirit Partnership is also required to pay a quarterly fee on the unused portion of the credit facility at a rate of between 0.30% and 0.40% per annum, based on percentage thresholds for the average daily unused balance during a fiscal quarter. For the year ended December 31, 2012, Spirit paid non-utilization fees of $0.1 million.

As a result of entering into the credit facility, Spirit incurred costs of $2.3 million which have been deferred and are included in deferred costs and other assets, net on Spirit’s consolidated balance sheet. These costs are being amortized to interest expense over the remaining initial term of the credit facility.

Spirit’s ability to borrow under the credit facility is subject to the Spirit Partnership’s ongoing compliance with a number of customary financial covenants, including:

•

a maximum total leverage ratio (defined as consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, or consolidated EBITDA) of 8.00:1.00 through and including the first fiscal quarter of 2014, 7.75:1.00 for the next four fiscal quarters and 7.50:1.00 thereafter;

•

a minimum total fixed charge coverage ratio (defined as consolidated EBITDA to consolidated fixed charges) of 1.35:1.00 through and including the first fiscal quarter of 2014, 1.40:1.00 for the next four fiscal quarters and 1.45:1.00 thereafter;

•

a minimum total facility interest coverage ratio (defined as consolidated EBITDA less total interest expense, payments of principal on, or amounts escrowed or held with respect to, non-recourse indebtedness and maintenance-related capital expenditures to total interest expense plus amortization payments due on recourse indebtedness) of 5.00:1.00 through and including the first fiscal quarter of 2013, 6.00:1.00 from the second fiscal quarter of 2013 through and including the first fiscal quarter of 2014, 7.00:1.00 from the second fiscal quarter of 2014 through and including the first fiscal quarter of 2015 and 8:00:1.00 thereafter; and

•

a minimum consolidated tangible net worth equal to at least 80% of Spirit’s consolidated tangible net worth at the completion of the Spirit IPO plus 80% of the net proceeds of any additional issuances of common stock.

As of December 31, 2012, the Spirit Partnership was in full compliance with all financial covenants.

Pursuant to the terms of the credit facility, Spirit’s distributions may not exceed the greater of (1) 100% of Spirit’s funds from operations, referred to herein as FFO, or (2) the amount required for Spirit to qualify and maintain its status as a REIT. If a default or event of default occurs and is continuing, Spirit may be precluded from making certain distributions (other than those required to allow Spirit to qualify and maintain its status as a REIT). Spirit guarantees the Spirit Partnership’s obligations under the credit facility and, to the extent not prohibited by applicable law, all of Spirit’s assets and the Spirit Partnership’s assets, other than interests in subsidiaries that are contractually prohibited from being pledged, are pledged as collateral for obligations under the credit facility.

Term Note Debt Conversion

Prior to the completion of the Spirit IPO on September 25, 2012, Spirit had $729.0 million principal balance outstanding of the Term Note. Spirit entered into various interest rate derivative products to hedge the risk of variability in cash flows which were accounted for as cash flow hedges. Pursuant to an amendment to the Term Note credit agreement, the principal balance was separated into two tranches: $399.0 million of term loan B, referred to herein as TLB, and $330.0 million of term loan C, referred to herein as TLC. Pursuant to the Conversion Agreement (as defined below), holders of TLC granted Spirit the option to convert the TLC into its common stock in connection with a qualifying IPO. In exchange for this option, Spirit paid a call premium fee of

$6.6 million to the TLC lenders, which was recorded as debt discount. Additionally, the share settled call option was deemed an embedded derivative and its value reflected as a debt discount and a separate derivative liability. Upon separation and at each reporting period thereafter, the derivative liability was recorded at fair value with any changes in fair value reflected in earnings.

At the completion of the Spirit IPO, Spirit issued 24.2 million shares of common stock to the TLC lenders at a conversion premium of 10.2%, and used a portion of the proceeds from the IPO to repay the $399.0 million TLB. As a result, Spirit recognized a loss on debt extinguishment of $32.5 million included in other income (expense), and a non-cash charge related to the derivative instruments of $8.7 million, of which $8.1 million is reflected in general and administrative expense and $0.6 million in interest expense for the year ended December 31, 2012. The fair value of the embedded derivative liability at the completion of the Spirit IPO was $6.6 million and reclassified into stockholders’ equity.

The interest rate on the Term Note was 3.78%, effective beginning on February 1, 2012; and was reset on August 1, 2012 to 3.44%, which remained in effect until the Term Note was extinguished on September 25, 2012.

At December 31, 2011, the rate on the Term Note was 3.43%. Beginning on February 1, 2011, the variable rate was consistently based on a six-month LIBOR rate and never exceeded 3.45% during 2011.

Spirit was subject to various financial and nonfinancial covenants under the Term Note, including a minimum pro forma debt service coverage ratio and a maximum pro forma leverage ratio. At December 31, 2011 and through the date of extinguishment, Spirit was in compliance with the covenants under the Term Note.

Master Trust Facility

General Overview. Spirit Master Funding, LLC, Spirit Master Funding II, LLC and Spirit Master Funding III, LLC, or the Master Trust Issuers, all of which are Spirit’s indirect wholly-owned subsidiaries, have issued net-lease mortgage notes payable, or the Notes, with an aggregate outstanding principal balance, as of December 31, 2012, of $937.4 million, that is secured by all assets owned by the Master Trust Issuers. Pursuant to an amended and restated property management and servicing agreement, dated as of March 17, 2006, among the Master Trust Issuers, Spirit and Midland Loan Services, Inc., Spirit provides property management services with respect to the mortgaged properties and service the related leases.

Starting in 2005, three series of Notes were issued: (1) Notes issued by Spirit Master Funding, LLC, referred to herein as the Series 2005-1 Notes, with an aggregate outstanding principal balance, as of December 31, 2012, of $370.1 million; (2) Notes issued by Spirit Master Funding II, LLC, referred to herein as the Series 2006-1 Notes, with an aggregate outstanding principal balance, as of December 31, 2012, of $245.6 million; and (3) Notes issued by Spirit Master Funding III, LLC, referred to herein as the Series 2007-1 Notes, with an aggregate outstanding principal balance, as of December 31, 2012, of $321.7 million. The proceeds from the sale of the Notes were generally used to repay balances outstanding under then-existing credit facilities, and the remaining proceeds were used to provide funds for real estate acquisitions.

Maturity and Interest. The Series 2005-1 Notes mature on July 20, 2020 and have a weighted average annual interest rate of 5.27%. The Series 2006-1 Notes mature on March 20, 2021 and have an annual interest rate of 5.76%. The Series 2007-1 Notes mature on March 20, 2022 and have an interest rate of 5.74%. Annual interest expense on the Notes also includes debt insurer premiums of 0.30% to 0.32% of the outstanding principal amount of the Notes paid to Ambac Assurance Corporation.

Prepayment. Subject to a yield maintenance premium, the Notes may be prepaid.

Security. The Notes are secured by a lien on all of the property owned by the Master Trust Issuers. Currently, there are 715 pledged assets securing the Notes. The agreement permits substitution of real estate collateral from time to time subject to certain conditions.

Events of Default. An event of default will occur if the Master Trust Issuers fail to pay interest on the Notes when due, materially default in compliance with the material covenants contained in the documents evidencing the Notes or the mortgages on the mortgaged property collateral or if a bankruptcy or other insolvency event occurs. Under the master trust indenture, Spirit has a number of Master Trust Issuer covenants including requirements to pay any taxes and other charges levied or imposed upon the Master Trust Issuers and to comply with specified insurance requirements. Spirit is also required to ensure that all uses and operations on or of its properties comply in all material respects with all applicable environmental laws. In addition, if at any time the cash flow coverage ratio is less than 1.25, excess cash will be deposited into a reserve account to be used for payments to be made pursuant to the Notes, to the extent there is a shortfall. As of December 31, 2012, Spirit was in compliance with all such covenants.

CMBS

Spirit has entered into 28 CMBS loans which as of December 31, 2012 had an aggregate outstanding principal balance of $1.01 billion (before unamortized debt discounts) and are secured by properties with an aggregate gross investment value in excess of $1.79 billion. As of December 31, 2012, the CMBS loans had a weighted average annual interest rate of 6.22% and a weighted average maturity of 3.5 years. The CMBS loans are secured by mortgages on the leased property and related assets and, beyond that, are non-recourse to Spirit except for customary non-recourse carve-outs which are guaranteed by Spirit Realty Capital, Inc. Twelve of Spirit’s CMBS loans, representing 1.6% of its total mortgage debt or 3.1% of its total CMBS debt, are secured by property leased to United Supermarkets, LLC, and are cross-defaulted and cross-collateralized. As of December 31, 2012, these 12 loans had an aggregate outstanding principal balance of approximately $31.2 million (before unamortized debt discounts) and each had an annual interest rate of 5.4%. None of Spirit’s other CMBS loans include cross-default provisions. Two of Spirit’s significant CMBS loans are described below.

CMBS Loan Secured by Shopko Properties

General Overview. The 112 properties leased to Shopko pursuant to a master lease among Spirit SPE Portfolio 2006-1, LLC, Spirit SPE Portfolio 2006-2, LLC and Shopko, dated as of May 31, 2006, are subject to senior mortgage debt with an original principal amount of $545.7 million. The debt has been divided into six separate notes which have been securitized.

Maturity and Interest. The loan has a maturity date of June 5, 2016 and bears interest at an annual rate of 6.59%. The loan requires monthly payments of principal and interest of $3.5 million.

Security. The loan is secured by a first priority lien on all of the property owned by Spirit SPE Portfolio 2006-1, LLC and Spirit SPE Portfolio 2006-2, LLC, all of the reserve accounts established by the loan documents, the rents and all personal property of Spirit SPE Portfolio 2006-1, LLC and Spirit SPE Portfolio 2006-2, LLC. Currently there are 112 properties securing the loan.

Prepayment. The loan may be voluntarily defeased in whole, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to April 5, 2016, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including the non-payment of principal or interest, default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. Under Spirit’s loan agreement it has a number of borrower covenants including quarterly and annual financial reporting requirements (disclosing, among other things, a calculation of the debt service coverage ratio for the preceding 12 month period presented) that are to be provided to the lender and certified by an officer of Spirit. Spirit is required to pay any taxes and other charges levied or assessed or imposed against its properties. Spirit is required to obtain and maintain, in full force, certain insurance policies for itself and its properties. Spirit is also required to be in compliance in all material respects with all applicable environmental laws. Without lender consent or the satisfaction of specified conditions, Spirit is restricted from any modification of the loan agreement or property substitutions.

Cash Management. All rents and other amounts paid to the borrower under the Shopko lease must be deposited into an account, or the Shopko Property Account, controlled by the lender. Provided that no Shopko Triggering Event (as defined below) has occurred and is continuing, all available funds in the Shopko Property Account may be disbursed to the borrower. From and after the occurrence of a Shopko Triggering Event, which is defined as the earlier to occur of: (1) the date that the lender determines, based on the financial statements delivered to the lender, that Shopko’s EBITDAR ratio, as determined under the loan agreement, for the immediately preceding 12 month period is less than or equal to 1.15:1.00; (2) an uncured monetary event of default under the Shopko lease; or (3) an event of default under the loan, funds sufficient to pay the following month’s tax, insurance, replacement reserve and ground rent deposits shall be withheld by the lender. In addition, if (a) Shopko’s EBITDAR ratio is less than 1.10:1.00 but greater than 1.00:1.00, then 50% of all excess cash otherwise available for release to the borrower shall be withheld by the lender and (b) Shopko’s EBITDAR ratio is less than or equal to 1.00:1.00, then 100% of all excess cash otherwise available for release to the borrower shall be withheld by the lender. As of December 31, 2012, no Shopko Triggering Event has occurred.

CMBS Loan Secured by 84 Lumber Properties

General Overview. The 109 properties leased to 84 Properties, LLC pursuant to a master lease between Spirit SPE Portfolio 2007-2, LLC and 84 Properties, LLC, dated as of April 27, 2007, as amended, and a master sublease between 84 Properties, LLC, as sublandlord, and 84 Lumber Company, as subtenant, dated April 27, 2007, as amended, are subject to senior mortgage debt with an original principal amount of $150.0 million.

Maturity and Interest. The loan has a maturity date of May 5, 2017 and bears interest at an annual rate of 6.17%. The loan requires monthly payments of principal and interest of $0.9 million.

Security. The loan is secured by a first priority lien on all of the property owned by Spirit SPE Portfolio 2007-2, LLC, all of the reserve accounts established by the loan documents, the rents and all personal property of Spirit SPE Portfolio 2007-2, LLC. As of December 31, 2012, there were 109 properties securing the loan. Subject to receiving approval from Spirit and the lender whose loan is secured by Spirit’s 84 Lumber properties, Spirit’s master lease with 84 Lumber permits 84 Lumber to remove properties from the lease and replace them with different 84 Lumber properties of like kind and quality and of equal or greater appraised value. Under the terms of the master lease, property substitutions may not change the timing or amount of 84 Lumber’s financial obligations to Spirit. Pursuant to an amendment to the 84 Lumber CMBS loan agreement, or, as amended, the 84 Lumber Loan Agreement, Spirit received lender consent to allow 84 Lumber to substitute, subject to certain terms and conditions, 14 vacant and/or underperforming properties with 22 properties that have an aggregate property-level profitability equal to or greater than that of the properties being removed. The substitution increased the number of properties included in the master lease from 101 to 109. In connection with this property substitution, the 84 Lumber Loan Agreement required Spirit to deposit $8 million of additional cash collateral with the lender to be held in an additional collateral account, or the ACA, and to be applied, at the lender’s discretion, towards the reduction of the outstanding principal balance of the loan. Spirit has the right to replace the cash collateral with a letter of credit upon thirty days prior notice to the lender, and, upon receipt of such letter of credit, the lender must return the cash collateral to Spirit. This property substitution and deposit of additional collateral was completed on July 3, 2012.

Prepayment. The loan may be voluntarily defeased in whole, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to March 5, 2017, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The 84 Lumber Loan Agreement contains customary events of default, including the non-payment of principal or interest, default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. Under the 84 Lumber Loan Agreement Spirit has a number of borrower covenants including quarterly and annual financial reporting requirements (disclosing, among other things, a calculation of the debt service coverage ratio for the preceding 12 month period presented)

that are to be provided to the lender and certified by an officer of Spirit. Spirit is required to pay any taxes and other charges levied or assessed or imposed against its properties. Spirit is required to obtain and maintain, in full force, certain insurance policies for itself and its properties. Spirit is also required to be in compliance in all material respects with all applicable environmental laws. Without lender consent or the satisfaction of specified conditions, Spirit is restricted from any modification of the 84 Lumber Loan Agreement or property substitutions.

Cash Management. All rents and other amounts paid to the borrower under the 84 Lumber lease must be deposited into an account, or the 84 Lumber Property Account, controlled by the lender. Provided that no 84 Lumber Triggering Event (as defined below) has occurred and is continuing, all excess funds in the 84 Lumber Property Account may be disbursed to the borrower. From and after the occurrence of an 84 Lumber Triggering Event, which is defined as the earlier to occur of: (1) the date that the lender determines, based on the financial statements delivered to the lender, that the 12-month EBITDAR ratio for 84 Lumber is less than or equal to 1.25:1.00; (2) an uncured monetary event of default under the 84 Lumber lease; or (3) an event of default under the loan, funds sufficient to pay the following month’s tax and insurance deposits shall be withheld by lender.

In addition, in connection with the property substitution described above, an amendment to the 84 Lumber Loan Agreement added a cash sweep triggering event, or CSTE, requiring the EBITDAR ratio for 84 Lumber to be greater than or equal to 2.50:1.00. The 84 Lumber Loan Agreement states that a CSTE will not be deemed to have occurred prior to July 4, 2013. During any CSTE, the lender may retain all excess funds on deposit to be held in the ACA. Notwithstanding the foregoing, excess funds on deposit will be disbursed to Spirit if all of the following conditions are met: (1) the EBITDAR ratio for 84 Lumber is greater than or equal to 1.25:1.00; (2) an event of default is not continuing under the 84 Lumber Loan Agreement; (3) Spirit’s long-term debt is rated at or above “BB” by S&P and “Ba2” by Moody’s; and (4) all disbursed excess funds are guaranteed by Spirit. If at any time during a CSTE (1), (2) or (3) above are not satisfied, Spirit must deposit all such excess funds collected to date in the ACA.

As of the end of one quarter in 2011, an 84 Lumber Triggering Event, due to a 12-month EBITDAR ratio of less than 1.25:1.00, occurred which required 84 Lumber, pursuant to the master lease, to remit the required monthly tax and insurance deposits along with the monthly rent into the 84 Lumber Property Account. The tax and insurance portion of the monthly deposit (which was approximately $0.2 million per month) was then forwarded to an account held by the lender in reserve to pay the taxes and insurance as they came due and the excess funds in the 84 Lumber Property Account were forwarded to the borrower. However, pursuant to the terms of a July 2012 amendment to the 84 Lumber Loan Agreement, the 84 Lumber Triggering Event was cured.

Contractual Obligations

The following table provides information with respect to Spirit’s commitments as of December 31, 2012, the table does not reflect available debt extensions:

	Payment due by period
	(in thousands)
Contractual Obligations	Total	Less than 1 year (2013)	1 – 3 years (2014 - 2015)	3 – 5 years (2016 - 2017)	More than 5 years (after 2017)
Long-Term Debt—Principal	$1,944,334	$43,517	$219,782	$889,641	$791,394
Long-Term Debt—Interest(1)	600,857	114,119	216,941	130,624	139,173
Acquisition and Capital Improvements	7,969	7,969	—	—	—
Operating Lease Obligations	26,245	1,510	3,187	3,379	18,169

Total	$2,579,405	$167,115	$439,910	$1,023,644	$948,736

(1)	Projects variable-rate interest based on the variable rates in effect as of December 31, 2012.

Spirit may enter into commitments to purchase goods and services in connection with the operations of its properties. Those commitments generally have terms of one-year or less and reflect expenditure levels comparable to Spirit’s historical expenditures.

Redemption of Series A Preferred Stock

On December 20, 2012, Spirit elected to redeem all 125 shares of its $0.01 par value Series A Cumulative Non-Voting Preferred Stock for a redemption price of $1,112.50 per share. The redemption price includes an amount equal to the stated value, plus any accrued and unpaid dividends, plus a redemption premium.

Distribution Policy

Spirit is required to distribute 90% of its taxable income (subject to certain adjustments and excluding net capital gain) on an annual basis to maintain qualification as a REIT for federal income tax purposes and is required to pay federal income tax at regular corporate rates to the extent Spirit distributes less than 100% of its taxable income (including capital gains).

Spirit intends to make distributions that will enable it to meet the distribution requirements applicable to REITs and to eliminate or minimize its obligation to pay corporate-level federal income and excise taxes.

Any distributions will be at the sole discretion of the Spirit Board, and their form, timing and amount, if any, will depend upon a number of factors, including the actual and projected results of operations, FFO, liquidity, cash flows and financial condition, the revenue Spirit actually receives from its properties, its operating expenses, its debt service requirements, its capital expenditures, prohibitions and other limitations under its financing arrangements, its REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as the Spirit Board deems relevant.

Cash Flows

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

As of December 31, 2012, Spirit had $73.6 million of cash and cash equivalents as compared to $49.5 million as of December 31, 2011.

Spirit’s cash flows from operating activities are primarily dependent upon the occupancy level of its portfolio, the rental rates specified in its leases, the collectability of rent and the level of its operating expenses and other general and administrative costs. Net cash provided by operating activities increased $17.4 million to $111.8 million for the year ended December 31, 2012 as compared to $94.4 million for the same period in 2011. The increase was primarily attributable to an increase in rental revenues as a result of property acquisitions and scheduled rent escalations offset by higher general and administrative expenses related to the Spirit IPO.

Spirit’s net cash used in investing activities is generally used to fund property acquisitions, for investments in loans receivable and, to a limited extent, for capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets. Net cash used in investing activities was $109.3 million for the year ended December 31, 2012 as compared to $23.7 million for the same period in 2011. The increase in cash used in investing activities included $167.5 million to fund the acquisition of 91 properties and invest in four unsecured notes. These investing uses were partially offset by cash proceeds of $46.0 million from the disposition of 41 properties, collections of principal on loans receivable totaling $17.3 million and transfers of sales proceeds to restricted cash accounts. Spirit’s property sales are typically comprised of non-performing or underperforming properties in addition to selected properties that are no longer consistent with its investment strategy. Sales proceeds are commonly redeployed to fund new acquisitions. Collections of principal on loans receivable in 2012 include unscheduled paydowns; accordingly, scheduled principal collections in future periods will be lower. Cash used in investing activities during 2011 was primarily attributable to $30.0 million to fund the acquisition of 27 properties, $6.6 million for capital expenditures and $7.1 million of sales proceeds transferred to restricted cash accounts and held as collateral under Spirit’s master trust facility. These uses were offset by cash proceeds of $15.2 million from the disposition of 27 real estate properties and $4.8 million from collection of principal on loans receivable.

Spirit’s net cash used in financing activities is generally impacted by its borrowings. On September 25, 2012, Spirit completed its IPO and on October 1, 2012 Spirit’s underwriters exercised their option to purchase additional shares in full. Net cash provided by financing activities increased by $131.1 million to $21.6 million for the year ended December 31, 2012 as compared to cash used of $109.5 million for the same period in 2011. Net proceeds provided from issuance of Spirit’s common stock including the overallotment totaled $457.1 million. Spirit used $399.0 million to pay off its then outstanding TLB. During the year ended December 31, 2012, Spirit used $10.7 million to obtain lender consents in connection with the Spirit IPO and placed an additional $19.6 million into restricted cash accounts as reserves for certain lenders. In addition, Spirit borrowed $44.2 million to finance portions of certain acquisitions and repaid $46.9 million of its mortgage and notes payable. During the twelve months ended December 31, 2011, cash used in financing activities was primarily due to the $70.0 million repurchase of the Term Note and $38.6 million repayment of Spirit’s mortgage and notes payable.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

As of December 31, 2011, Spirit had $49.5 million of cash and cash equivalents as compared to $88.3 million as of December 31, 2010.

Spirit’s cash flows from operating activities are primarily dependent upon the occupancy level of its portfolio, the rental rates specified in its leases, the collectability of rent and the level of Spirit’s operating expenses and other general and administrative costs. Net cash provided by operating activities increased $5.0 million to $94.4 million for the year ended December 31, 2011 as compared to $89.4 million for the same period in 2010. The increase was primarily attributable to lower overall expenses in 2011, partially offset by a reduction in lease termination income and interest income recognized in 2010.

Spirit’s net cash used in investing activities is generally used to fund property acquisitions, investments in loans receivable and, to a limited extent, capital expenditures. Cash provided by investing activities generally relates to the disposition of real estate and other assets. Net cash used in investing activities was $23.7 million for the year ended December 31, 2011 as compared to $70.2 million of cash provided by investing activities for the same period in 2010. The increase in cash used in investing activities during 2011 was primarily attributable to the acquisition of 27 properties and property acquisitions and improvements of $36.6 million, offset by cash proceeds of $15.2 million from the disposition of 27 real estate properties. During 2010, Spirit’s investing activity primarily related to receipt of cash proceeds of $65.4 million for the sale of five properties, two loans receivable and other assets.

Spirit’s net cash used in financing activities is generally impacted by its borrowings. Net cash used in financing activities decreased by $26.8 million to $109.5 million for the year ended December 31, 2011 as compared to $136.3 million for the same period in 2010. This decrease in cash outflow used in financing activities was primarily due to principal repayments of $108.6 million in 2011 offset by $11.4 million of additional borrowings compared to $135.9 million of principal repayments in 2010. Additionally, during 2011, Spirit paid a $6.6 million call premium to certain Term Note holders and $3.9 million in distributions to equity owners.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO) Attributable to Common Stockholders

Spirit calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, referred to herein as NAREIT. FFO represents net income (loss) (computed in accordance with

GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. Spirit uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring Spirit’s operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Spirit also believes that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare Spirit’s operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of Spirit’s properties that result from use or market conditions, all of which have real economic effects and could materially impact its results from operations, the utility of FFO as a measure of Spirit’s performance is limited. In addition, other equity REITs may not calculate FFO as Spirit does, and, accordingly, Spirit’s FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) as a measure of Spirit’s performance. FFO should not be used as a measure of Spirit’s liquidity, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net loss (computed in accordance with GAAP) to FFO is presented below.

Adjusted FFO, referred to herein as AFFO, is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Spirit’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net loss (computed in accordance with GAAP) to AFFO is as follows:

	(Dollars in thousands) Year ended December 31,
	2012	2011	2010	2009	2008
Net loss attributable to common stockholders(a)	$(76,296)	$(63,879)	$(86,552)	$(122,699)	$(154,535)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	110,548	108,908	109,068	109,645	109,089
Discontinued operations	1,497	2,869	4,408	8,931	18,451
Portfolio impairments
Continuing operations	10,067	6,478	18,906	3,882	3,764
Discontinued operations	3,665	12,654	24,327	23,655	58,480
Realized losses on sales of real estate(b)	3,349	2,736	391	34,682	22,476

Total adjustments	129,126	133,645	157,100	180,795	212,260

Funds from operations (FFO) attributable to common stockholders	$52,830	$69,766	$70,548	$58,096	$57,725
Add/(less):
Loss on Term Note extinguishment	32,522	—	—	—	—
Expenses incurred to amend Term Note	—	7,226	—	—	—
Loss on derivative instruments related to Term Note extinguishment	8,688	1,025	—	—	—
Expenses incurred to secure lenders’ consents(c)	4,743	374	—	—	—
Litigation	—	151	22,282	—	—
Non-cash interest expense
Continuing operations	16,495	22,655	19,468	21,314	17,341
Discontinued operations	—	49	86	89	91
Non-cash revenues	(3,015)	(2,225)	(2,288)	(2,209)	(2,466)
Non-cash compensation	5,931	—	—	—	—
Other expense (income)	—	—	3,110	(6,810)	—

Total adjustments to FFO	65,364	29,255	42,658	12,384	14,966

Adjusted funds from operations (AFFO) attributable to common stockholders	$118,194	$99,021	$113,206	$70,480	$72,691

FFO per share of common stock—Diluted(d)	$1.09	$2.70	$2.72	$2.25	$2.33

AFFO per share of common stock— Diluted(d)	$2.15	$3.83	$4.38	$2.73	$2.93

Weighted average common shares outstanding
Basic	41,277,353	25,863,976	25,863,976	25,863,976	24,786,310
Diluted(d)	59,066,192	25,863,976	25,863,976	25,863,976	24,786,310

(a)	Amount is net of distributions paid to preferred stockholders.
(b)	Includes amounts related to discontinued operations.

(c)	These third party expenses were incurred to secure lenders’ consents to the Spirit IPO.
(d)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive. For restricted stock, the “Treasury Stock Method” was used. For the TLC, the “if Converted Method” was used during 2012. In determining if the conversion of TLC was dilutive, the interest savings (net of tax) subsequent to an assumed conversion were added back to net earnings.

Quantitative and Qualitative Disclosures About Market Risk

Spirit is exposed to financial market risks, especially interest rate risk. Interest rates and other factors, such as occupancy, rental rate and the financial condition of Spirit’s tenants, influence Spirit’s performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. As described above, Spirit generally offers leases that provide for payments of base rent with scheduled increases, based on a fixed amount or the lesser of a multiple of the increase in the CPI over a specified period term or fixed percentage and, to a lesser extent, contingent rent based on a percentage of the tenant’s gross sales to help mitigate the effect of inflation. Because the properties in Spirit’s portfolio are generally leased to tenants under triple-net leases, where the tenant is responsible for property operating costs and expenses, this tends to reduce Spirit’s exposure to rising property operating costs due to inflation.

Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and global economic and political conditions, and other factors which are beyond Spirit’s control. Spirit’s operating results will depend heavily on the difference between the revenue from its assets and the interest expense incurred on its borrowings. Spirit may incur additional variable rate debt in the future, including amounts that Spirit may borrow under the credit facility. In addition, decreases in interest rates may lead to additional competition for the acquisition of real estate due to a reduction in desirable alternative income-producing investments. Increased competition for the acquisition of real estate may lead to a decrease in the yields on real estate Spirit has targeted for acquisition. In such circumstances, if Spirit is not able to offset the decrease in yields by obtaining lower interest costs on its borrowings, its results of operations will be adversely affected. Significant increases in interest rates may also have an adverse impact on Spirit’s earnings if Spirit is unable to acquire real estate with rental rates high enough to offset the increase in interest rates on its borrowings.

In the event interest rates rise significantly or there is an economic downturn, defaults may increase and result in credit losses, which may adversely affect Spirit’s liquidity and operating results. In a decreasing interest rate environment, borrowers are generally more likely to prepay their loans in order to obtain financing at lower interest rates. However, Spirit’s investments in mortgage and equipment loans receivable have significant prepayment protection in the form of yield maintenance provisions which provide Spirit with substantial yield protection in a decreasing interest rate environment with respect to this portion of its investment portfolio.

The objective of Spirit’s interest rate risk management policy is to match fund fixed-rate assets with fixed-rate liabilities and variable-rate assets with variable-rate liabilities. As of December 31, 2012, Spirit’s assets were primarily long-term, fixed-rate leases (though most have scheduled rental increases during the terms of the leases). Essentially all of Spirit’s approximately $1.95 billion principal balance of outstanding mortgages and notes payable as of December 31, 2012 were long-term, fixed-rate obligations. For the year ended December 31, 2012, the weighted average interest rate on Spirit’s debt, excluding amortization of deferred financing and debt discounts, was approximately 6.12%.

Spirit intends to continue its practice of employing interest rate derivative contracts, such as interest rate swaps and futures, to reduce its exposure, on specific transactions or on a portfolio basis, to changes in cash flows as a result of interest rate changes. Spirit does not intend to enter into derivative contracts for speculative or trading purposes. Spirit generally intends to utilize derivative instruments to hedge interest rate risk on its liabilities and not use derivatives for other purposes, such as hedging asset-related risks. Hedging transactions, however, may generate income which is not qualified income for purposes of maintaining Spirit’s REIT status. Spirit intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Even with hedging strategies in place, there can be no assurance that Spirit’s results of operations will remain unaffected as a result of changes in interest rates. In addition, hedging transactions using derivative instruments involve additional risks such as counterparty credit risk and basis risk. Basis risk in a hedging contract occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Spirit addresses basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Spirit’s interest rate risk management policy addresses counterparty credit risk (the risk of nonperformance by the counterparties) by requiring that Spirit deals only with major financial institutions that have high credit ratings.

The estimated fair values of Spirit’s fixed-rate mortgages and notes payable have been derived based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table discloses the fair value information for these financial instruments as of December 31, 2012:

	Carrying Value	Estimated Fair Value
	(in thousands)
Mortgages and notes payable	$1,894,878	$2,112,670

The Combined Corporation

The Combined Corporation will be named “Spirit Realty Capital, Inc.” and will be a Maryland corporation that is self-administered and self-managed. At the effective time of the merger, all of the directors of Spirit immediately prior to the effective time of the merger and up to two individuals designated by CCPT II, and reasonably satisfactory to Spirit, are expected to comprise the board of directors of the Combined Corporation. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II. At the effective time of the merger, the management of Spirit immediately prior to the effective time of the merger will be the management of the Combined Corporation. The Combined Corporation will own 1,874 properties, excluding properties securing its mortgage loans, in 48 states. The Combined Corporation is expected to be one of the largest publicly traded triple-net-lease REITs in the United States with a pro forma enterprise value of approximately $7.1 billion as of January 18, 2013.

The operations of the Combined Corporation will be carried out through the Spirit Partnership. After giving effect to the partnership merger, Spirit General OP Holdings, LLC, which is one of Spirit’s wholly owned subsidiaries and will become a wholly-owned subsidiary of the Combined Corporation as a result of the merger, will be the sole general partner of the Spirit Partnership and will own 1.0% of the Spirit Partnership. The Combined Corporation will be the sole limited partner and own the remaining 99.0% interest in the Spirit Partnership.

The common stock of the Combined Corporation is expected to be listed on the NYSE under the symbol “SRC.”

The Combined Corporation’s principal executive offices will be located at 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 and its telephone number is (480) 606-0820.

THE CCPT II ANNUAL MEETING

Date, Time, Place and Purpose of CCPT II’s Annual Meeting

The annual meeting of the stockholders of CCPT II will be held at the Ritz-Carlton, Phoenix, 2401 E. Camelback Road, Phoenix, AZ 85016 on June 12, 2013, commencing at 10:00 a.m., local time. The purpose of CCPT II’s annual meeting is:

1. to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of CCPT II’s charter as part of the merger;

2. to elect three directors to hold office until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger; and

3. to consider and vote on a proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the CCPT II Board

The CCPT II Board, following the recommendation of the CCPT II Special Committee, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of CCPT II and its stockholders and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. The CCPT II Board has also unanimously nominated the three directors to stand for election. The CCPT II Board unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for election as director, and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger—Recommendation of the CCPT II Board and Its Reasons for the Merger” beginning on page 176.

Record Date; Who Can Vote at CCPT II’s Annual Meeting

The CCPT II Board has fixed the close of business on March 27, 2013 as the record date for determination of CCPT II’s stockholders entitled to receive notice of, and to vote at, CCPT II’s annual meeting and any adjournments of the annual meeting. Only holders of record of CCPT II common stock at the close of business on the record date are entitled to receive notice of, and to vote at, CCPT II’s annual meeting. As of the record date, there were 208,584,611 shares of CCPT II common stock outstanding and entitled to vote at CCPT II’s annual meeting, held by approximately 40,824 stockholders of record.

Each share of CCPT II common stock is entitled to one vote on the proposals to approve the merger and the other transactions contemplated by the merger agreement, to elect three directors and to solicit additional proxies.

Vote Required for Approval; Quorum

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote on such proposal. Election of the three nominees for director requires the affirmative vote of holders of at least a majority of shares of CCPT II common stock present in person or by proxy at the meeting, without the necessity for concurrence by the CCPT II Board. Approval of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal.

CCPT II’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at CCPT II’s annual meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting. With regard to the proposal for the election of directors, all abstentions will have the effect of votes cast against each director. Broker non-votes will have no effect on such proposal as long as a quorum is present at the meeting.

Manner of Submitting Proxy

CCPT II stockholders may submit their votes for or against the proposals submitted at CCPT II’s annual meeting in person or by proxy. CCPT II stockholders may be able to submit a proxy in the following ways:

•

Internet. CCPT II stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. CCPT II stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. CCPT II stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

CCPT II stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. eastern time on June 11, 2013.

The method by which CCPT II stockholders submit a proxy will in no way limit their right to vote at CCPT II’s annual meeting if they later decide to attend the meeting and vote in person. If shares of CCPT II common stock are held in the name of a broker or other nominee, CCPT II stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at CCPT II’s annual meeting.

A properly executed proxy card, or instruction by telephone or over the Internet, indicating “FOR ALL” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy card, or instruction by telephone or over the Internet, indicating “FOR ALL EXCEPT” will be considered a vote in favor of all nominees except those nominees specifically listed and a vote against the nominees specifically listed. A properly executed proxy card, or instruction by telephone or over the Internet, indicating “WITHHOLD ALL” will be considered a vote against all nominees.

All shares of CCPT II common stock entitled to vote and represented by properly completed proxies received prior to CCPT II’s annual meeting, and not revoked, will be voted at CCPT II’s annual meeting as instructed on the proxies. If CCPT II stockholders of record return properly executed proxies but do not indicate how their shares of CCPT II common stock should be voted on a proposal, the shares of CCPT II common stock represented by their properly executed proxy will be voted as the CCPT II Board recommends and therefore, FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for re-election as directors and FOR the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If a CCPT II stockholder does not provide voting instructions to their broker or other nominee, their shares of CCPT II common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If CCPT II stockholders hold shares of CCPT II common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If CCPT II stockholders hold shares of CCPT II common stock in an account of a broker or other nominee and attend CCPT II’s annual meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of CCPT II common stock and authorizing them to vote.

Shares of CCPT II common stock held by brokers and other nominees will NOT be voted unless such CCPT II stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

CCPT II stockholders of record may change their vote or revoke their proxy at any time before it is exercised at CCPT II’s annual meeting by:

•

submitting notice in writing to CCPT II’s Secretary at Cole Credit Property Trust II, Inc., 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attn: Kenneth Christoffersen that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at CCPT II’s annual meeting.

Attending CCPT II’s annual meeting without voting will not revoke your proxy.

CCPT II stockholders who hold shares of CCPT II common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

CCPT II will appoint an Inspector of Election for CCPT II’s annual meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

CCPT II has engaged Boston Financial to assist in the solicitation of proxies for the annual meeting and CCPT II estimates it will pay Boston Financial a fee of approximately $72,000. CCPT II has also agreed to reimburse Boston Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial against certain losses, costs and expenses. In addition to mailing proxy solicitation material, CCPT II’s directors and officers, and employees of Cole Real Estate Investments may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to CCPT II’s directors or officers, or to employees of Cole Real Estate Investments for such services.

PROPOSALS SUBMITTED TO CCPT II STOCKHOLDERS

Merger Proposal

(Proposal 1 on the CCPT II Proxy Card)

CCPT II stockholders are asked to approve the merger and the other transactions contemplated by the merger agreement, including the amendment and restatement of CCPT II’s charter as part of the merger. For a summary and detailed information regarding this proposal to approve the merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 159 and “The Merger Agreement” beginning on page 241. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and a copy of CCPT II’s charter as so amended and restated is attached as Annex C to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If the proposal is not approved, the merger will not be completed.

CCPT II is requesting that CCPT II stockholders approve the merger and the other transactions contemplated by the merger agreement. Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CCPT II common stock entitled to vote on such proposal.

Recommendation of the CCPT II Board

The CCPT II Board, following the recommendation of the CCPT II Special Committee, unanimously recommends that CCPT II stockholders vote “FOR” the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Election of Directors

(Proposal 2 on the CCPT II Proxy Card)

At the annual meeting, CCPT II stockholders will vote on the election of all three members of the CCPT II Board. Those persons elected will serve as directors until the earliest of the 2014 Annual Meeting of Stockholders of CCPT II and until their successors are duly elected and qualify or, if the merger is completed, the effective time of the merger. The CCPT II Board has nominated the following people for re-election as directors:

•	Christopher H. Cole

•	Marcus E. Bromley

•	George N. Fugelsang

Each of the nominees for director is a current member of the CCPT II Board. The principal occupation and certain other information about the nominees are set forth below. CCPT II is not aware of any family relationship among any of the nominees to become directors or executive officers of CCPT II. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director, except that such nominees have agreed to serve as directors if elected.

If any nominee becomes unable or unwilling to stand for re-election, the CCPT II Board may reduce its size, designate a substitute nominee, or fill the vacancy through a majority vote of the remaining directors (including a majority of the remaining independent directors if the vacancy relates to an independent director position). If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

In accordance with applicable law and CCPT II’s charter and bylaws, the business and affairs of CCPT II are managed under the direction of the CCPT II Board.

Board Membership Criteria and Selection of Directors

The CCPT II Board annually reviews the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the CCPT II Board. This assessment includes, in the context of the perceived needs of the CCPT II Board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflicts of interest with CCPT II and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the CCPT II Board shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. A majority of CCPT II’s directors must be independent, as defined in its charter. Moreover, as required by CCPT II’s charter, at least one of its independent directors must have at least three years of relevant real estate experience, and each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets CCPT II acquires and manages.

The CCPT II Board is responsible for selecting its own nominees and recommending them for election by the CCPT II stockholders. Each of the nominees was recommended by the CCPT II Board. Pursuant to CCPT II’s charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the CCPT II stockholders annually.

In its nomination review process, the CCPT II Board solicits candidate recommendations from its own members and management of CCPT II. CCPT II has not and does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it is not prohibited from doing so if it determines such action to be in its best interests. The CCPT II Board may engage the services of a search firm to assist in identifying potential director nominees. The CCPT II Board also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the CCPT II Board, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below for more information on procedures to be followed by the CCPT II stockholders in submitting such recommendations. In evaluating the persons recommended as potential directors, the CCPT II Board will consider each candidate without regard to the source of the recommendation and take into account those factors that the board of directors determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the CCPT II Board) by satisfying the procedural requirements for such nomination as provided in Article II, Section 12 of CCPT II’s bylaws.

In considering possible candidates for election as a director, the CCPT II Board is guided by the principle that each director should (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to base advice and guidance to management in the conduct of CCPT II’s real estate investment and management activities; (iv) have sufficient time available to devote to CCPT II’s affairs; and (v) represent the long-term interests of the CCPT II stockholders as a whole. The CCPT II Board may also consider an assessment of its diversity, in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity. While CCPT II does not have a formal diversity policy, it believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the CCPT II Board to fulfill its responsibilities.

Director Nominees

The CCPT II Board has nominated each of the following individuals for election as a director to serve until its 2014 Annual Meeting of Stockholders and until his successor is elected and qualify or, if the merger is completed, the effective time of the merger. Each nominee currently is a director of CCPT II, and Messrs. Bromley and Fugelsang are independent directors.

Name	Age	Positions
Christopher H. Cole	60	Chairman, Chief Executive Officer and President
Marcus E. Bromley	63	Director (Independent)
George N. Fugelsang	72	Director (Independent)

Christopher H. Cole has served as the chairman, chief executive officer and president of CCPT II since its formation in September 2004. He served as the chief executive officer of the Advisor from its formation in September 2004 until June 2011, and previously served as president from September 2004 until March 2007 and from October 2007 until April 2010. Mr. Cole has served as the chairman, chief executive officer and president of CCPT I since its formation in March 2004. He served as the chief executive officer of CCPT I Advisors from its formation in April 2004 until June 2011, and previously served as president from April 2004 until March 2007 and from October 2007 until April 2010. Mr. Cole has served as chairman, chief executive officer and president of CCPT III since its formation in January 2008. He served as the chief executive officer of Cole REIT Advisors III, LLC CCPT III Advisors from its formation in January 2008 until June 2011, as its president from January 2008 until April 2010 and as its treasurer from January 2008 until September 2008. He has served as the chairman, chief executive officer and president of Cole Corporate Income Trust since its formation in April 2010. He served as the chief executive officer of Cole Corporate Income Advisors from its formation in April 2010 until June 2011. He has served as the chairman, chief executive officer and president of CCPT IV since its formation in July 2010. He served as the chief executive officer of CCPT IV Advisors from its formation in July 2010 until June 2011. Mr. Cole has served as the chairman, chief executive officer and president of Cole Income NAV Strategy since its formation in July 2010. He served as the chief executive officer of Cole Income NAV Strategy Advisors from its formation in July 2010 until June 2011.

Mr. Cole has been the sole shareholder of Cole Holdings Corporation, referred to herein as Holdings, since its formation in August 2004, has served as its chairman since October 2007, and previously served as its chief executive officer from August 2004 until June 2011, as its president and treasurer from August 2004 until April 2010, and as its secretary from October 2007 to April 2010. Mr. Cole has also been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. Mr. Cole previously served as the treasurer of the Property Manager from its formation in November 2002 until September 2009, as its chief executive officer from December 2002 until June 2011, as its president from November 2002 until March 2007 and from October 2007 until September 2009, and as its secretary from November 2002 until December 2002. Mr. Cole previously served as the treasurer of Cole Capital Partners from January 2003 until April 2010, as its chief executive officer from January 2003 until June 2011, and as its president from January 2003 to March 2007 and from October 2007 until April 2010. Mr. Cole previously served as the treasurer of Cole Capital Advisors from its formation in November 2002 until April 2010, as its chief executive officer from December 2002 until June 2011, as its president from November 2002 until March 2007 and from October 2007 until April 2010, and as its secretary from November 2002 until December 2002.

Mr. Cole has served as the chief executive officer and treasurer of Cole Growth Opportunity Fund I GP, LLC since its formation in March 2007. Mr. Cole served as the executive vice president and treasurer of Cole Capital Corporation from December 2002 until January 2008. Mr. Cole has been the sole director of Cole Capital Corporation since December 2002. Mr. Cole was selected to serve as a director of CCPT II because he is the chief executive officer of CCPT II, and Mr. Cole’s experience and relationships in the non-traded REIT and real estate industries, along with his knowledge of the Cole Real Estate Investments organization, are believed to provide significant value to the CCPT II Board.

Marcus E. Bromley has been a member of the CCPT II Board, chairman of the CCPT II Board’s compensation committee and a member of the CCPT II Board’s audit committee since May 2005. He has served as the chairman of the audit committee since June 2010. From October 2008 to May 2012, Mr. Bromley served as a member of the board of directors of CCPT III, and he served as a member of its audit committee from December 2008 to May 2012. Since January 2011, he has served as a member of the board of directors of Cole Corporate Income Trust and as a member of its audit committee. From 1993 through 2005, Mr. Bromley served as a member of the board of trustees of Gables Residential Trust, a $3 billion multi-family residential REIT with operations in Texas, Georgia, South Florida, Washington, D.C. and Southern California that was listed on the NYSE prior to its sale in 2005. From December 1993 until June 2000, Mr. Bromley also served as the chief executive officer of Gables Residential Trust. Prior to joining Gables Residential Trust, Mr. Bromley was a division partner of Trammell Crow Residential from 1982 until 1993. Mr. Bromley also serves on the board of directors of Private Bank of Buckhead, a community bank headquartered in Atlanta, Georgia, and on the advisory board of Nancy Creek Capital, an Atlanta-based private equity firm. Mr. Bromley holds a B.S. in Economics from Washington & Lee University and a M.B.A. from the University of North Carolina. The CCPT II board of directors selected Mr. Bromley to serve as a director of CCPT II because of Mr. Bromley’s experience as the chief executive officer of a public real estate company, his general knowledge of the real estate industry and his financing experience, all of which are expected to bring valuable insight to the board of directors and other potential resources to CCPT II.

George N. Fugelsang has been a member of the CCPT II Board since May 2010, a member of the board’s audit committee since June 2010 and a member of the board’s compensation committee since May 2011. Mr. Fugelsang has served as a member of the board of directors and of the audit committee of Cole Income NAV Strategy since September 2011. From 1994 through 2001, Mr. Fugelsang was chief executive officer of Dresdner Kleinwort Benson North America, the U.S.-based investment banking business of Dresdner Bank AG, where he was responsible for all of Dresdner Bank AG’s activities in North America. From 1996 until 2001, Mr. Fugelsang was also chairman of the board of Dresdner Bank Mexico, S.A., chairman of the board of Dresdner Bank Canada and a member of the board of directors of Dresdner RCM Global Investors LLC. Mr. Fugelsang served on the board of managers of Mrs. Fields’ Famous Brands, LLC from May 2004 until July 2008. Mr. Fugelsang also served on the boards of trustees of the Institute of International Bankers and the Thunderbird School of Global Management, and as a member of the board of directors of Advanced Research Technologies of Montreal, Canada. He was also a member of the board of the New York City Partnership, the German American Chamber of Commerce, Inc., and a director of the Foreign Policy Association in New York. Mr. Fugelsang formerly served on the advisory board of the Monterey Institute of International Studies, an affiliate of Middlebury College. The board of directors selected Mr. Fugelsang to serve as a director because of Mr. Fugelsang’s experience as the chief executive officer of an investment bank, his extensive financing experience and his general business accomplishments, all of which are expected to bring valuable insight to the board of directors.

Recommendation of the CCPT II Board

The CCPT II Board unanimously recommends that CCPT II stockholders vote “FOR ALL” of the nominees for re-election as directors.

The CCPT II Adjournment Proposal

(Proposal 3 on the CCPT II Proxy Card)

CCPT II’s annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

If, at CCPT II’s annual meeting, the number of shares of CCPT II common stock present in person or represented by proxy and voting in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement is insufficient to approve the proposal, CCPT II intends to move to adjourn CCPT II’s annual meeting in order to enable the CCPT II Board to solicit additional proxies for approval of the proposal.

CCPT II is asking CCPT II stockholders to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting.

Recommendation of the CCPT II Board

The CCPT II Board, following the recommendation of the CCPT II Special Committee, unanimously recommends that CCPT II stockholders vote “FOR” the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Stockholder Proposals

Due to the proposed merger, CCPT II does not currently expect to hold a 2014 annual meeting of its stockholders. Instead, as described below, the Combined Corporation will hold an annual meeting for its stockholders. If the merger is not completed, any proposals by CCPT II stockholders for inclusion in proxy solicitation material for the 2014 Annual Meeting of Stockholders, including any proposals for nominees for election as director at the 2014 Annual Meeting of Stockholders, must be received by CCPT II’s secretary, Kenneth R. Christoffersen, at CCPT II’s offices no later than January 2, 2014, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If a CCPT II stockholder wishes to present a proposal at the 2014 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2014 proxy materials, CCPT II’s bylaws currently require that the stockholder give advance written notice to CCPT II’s secretary, Kenneth R. Christoffersen, at CCPT II’s offices no earlier than December 3, 2013 and no later than January 2, 2014. CCPT II stockholders are advised to review CCPT II’s bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.

If the merger is completed, the Combined Corporation will hold an annual meeting for its stockholders in accordance with its charter and bylaws, which will be substantially identical to the existing charter and bylaws of Spirit. Notice will be provided to stockholders of the Combined Corporation of the date of such meeting, the date by which stockholder proposals must be received and the address to which stockholder proposals must be mailed for inclusion in the Combined Corporation’s proxy statement.

Other Business

At this time, CCPT II does not intend to bring any other matters before CCPT II’s annual meeting, and CCPT II does not know of any matters to be brought before CCPT II’s annual meeting by others. If, however, any other matters properly come before CCPT II’s annual meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at CCPT II’s annual meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE SPIRIT SPECIAL MEETING

Date, Time, Place and Purpose of Spirit’s Special Meeting

The special meeting of the stockholders of Spirit will be held at the Fairmont Scottsdale Princess, 7575 E. Princess Drive, Scottsdale, AZ 85255 on June 12, 2013, commencing at 10:00 a.m., local time. The purpose of Spirit’s special meeting is:

1. to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement; and

2. to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Spirit Board

The Spirit Board has unanimously determined and declared that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Spirit and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. The Spirit Board unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger” beginning on page 179.

Record Date; Who Can Vote at Spirit’s Special Meeting

Only holders of record of Spirit common stock at the close of business on March 27, 2013, Spirit’s record date, are entitled to notice of, and to vote at, Spirit’s special meeting and any adjournment of the special meeting. As of the record date, there were 84,833,181 shares of Spirit common stock outstanding and entitled to vote at Spirit’s special meeting, held by approximately 100 holders of record. Because many of the shares of Spirit common stock are held by brokers and other institutions on behalf of Spirit stockholders, Spirit is unable to estimate the total number of Spirit stockholders represented by these record holders. Each share of Spirit common stock owned on Spirit’s record date is entitled to one vote on each proposal at Spirit’s special meeting.

Vote Required for Approval; Quorum

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Spirit’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Spirit special meeting for purposes of determining whether a quorum is present.

Pursuant to the Voting Agreements, certain stockholders of Spirit, who together own approximately 15% of the currently outstanding shares of Spirit common stock have agreed to vote in favor of the merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the Voting Agreements, as described under “Voting Agreements” beginning on page 267.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement provided in the case of broker non-votes, that a quorum is present at the meeting.

Manner of Submitting Proxy

Spirit stockholders may submit their votes for or against the proposals submitted at Spirit’s special meeting in person or by proxy. Spirit stockholders may also be able to submit a proxy in the following ways:

•

Internet. Spirit stockholders may submit a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Spirit stockholders may submit a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. Spirit stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Spirit stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written property card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. eastern time on June 11, 2013.

The method by which Spirit stockholders submit a proxy will in no way limit their right to vote at Spirit’s special meeting if they later decide to attend the meeting in person. If Spirit stockholders’ shares of Spirit common stock are held in the name of a broker or other nominee, Spirit stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at Spirit’s special meeting.

All shares of Spirit common stock entitled to vote and represented by properly completed proxies received prior to Spirit’s special meeting, and not revoked, will be voted at Spirit’s special meeting as instructed on the proxies. If Spirit stockholders of record return properly executed proxies but do not indicate how their shares of Spirit common stock should be voted on a matter, the shares of Spirit common stock represented by their properly executed proxy will be voted as the Spirit Board recommends and therefore, FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of Spirit common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If Spirit stockholders hold shares of Spirit common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee. If Spirit stockholders hold shares of Spirit common stock in an account of a broker or other nominee and attend Spirit’s special meeting, they should bring a proxy from their broker or other nominee identifying them as the beneficial owner of such shares of Spirit common stock and authorizing them to vote.

Shares of Spirit common stock held by brokers and other nominees will NOT be voted unless such Spirit stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

Spirit stockholders of record may change their vote or revoke their proxy at any time before it is exercised at Spirit’s special meeting by:

•

submitting notice in writing to Spirit’s Secretary at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, AZ 85260-1042, Attn: Joni G. Barrett, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

•	voting in person at Spirit’s special meeting.

Attending Spirit’s special meeting without voting will not revoke your proxy.

Spirit stockholders who hold shares of Spirit common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

Spirit will appoint an Inspector of Election for Spirit’s special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Spirit has engaged Broadridge to assist in the solicitation of proxies for the special meeting and Spirit estimates it will pay Broadridge a fee of approximately $20,000. Spirit has also agreed to reimburse Broadridge for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Broadridge against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Spirit’s directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Spirit’s directors, officers, or employees for such services.

PROPOSALS SUBMITTED TO SPIRIT STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Spirit Proxy Card)

Spirit stockholders are asked to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 159 and “The Merger Agreement” beginning on page 241. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If the proposal is not approved, the merger will not be completed even if the other proposals related to the merger are approved.

Spirit is requesting that Spirit stockholders approve the merger and the other transactions contemplated by the merger agreement. Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Spirit common stock entitled to vote on such proposal.

Recommendation of the Spirit Board

The Spirit Board unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Spirit Adjournment Proposal

(Proposal 2 on the Spirit Proxy Card)

Spirit’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

If, at Spirit’s special meeting, the number of shares of Spirit common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to approve the merger and the other transactions contemplated by the merger agreement, Spirit intends to move to adjourn Spirit’s special meeting in order to enable the Spirit Board to solicit additional proxies for approval of the proposal.

Spirit is requesting that Spirit stockholders approve the adjournment of Spirit’s special meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Recommendation of the Spirit Board

The Spirit Board unanimously recommends Spirit stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Other Business

At this time, Spirit does not intend to bring any other matters before Spirit’s special meeting, and Spirit does not know of any matters to be brought before Spirit’s special meeting by others. If, however, any other matters properly come before Spirit’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at Spirit’s special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE MERGER

The following is a description of the material aspects of the merger. While CCPT II and Spirit believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to the CCPT II stockholders and the Spirit stockholders. CCPT II and Spirit encourage the CCPT II stockholders and the Spirit stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

Each of the CCPT II Board, following the recommendation of the CCPT II Special Committee, and the Spirit Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. In the merger, Spirit will merge with and into CCPT II, with CCPT II continuing as the Combined Corporation under the name “Spirit Realty Capital, Inc.” The officers of Spirit will continue as the officers of the Combined Corporation. In connection with the merger, Spirit stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Effects of the Merger and the Partnership Merger.”

Background of the Merger

CCPT II

CCPT II was incorporated in September 2004 as a non-exchange traded, externally-advised REIT to focus on the acquisition and operation of freestanding, single-tenant, retail properties net leased on a long-term basis to investment grade and other creditworthy tenants located in the United States. CCPT II’s external advisor, referred to herein as the Advisor, is indirectly wholly owned by Christopher H. Cole, the chairman, president and chief executive officer of CCPT II. Since its initial public offering of common stock commenced on June 27, 2005, CCPT II has raised aggregate gross proceeds of approximately $2.3 billion.

CCPT II’s investment strategy is to hold its investments for a number of years with a goal of ultimately selling the company, liquidating its portfolio or listing shares of CCPT II common stock for trading on a national securities exchange at a time and in a manner determined by the CCPT II Board to be in the best interests of CCPT II stockholders. Consistent with this goal, CCPT II’s charter provides that, in the event the CCPT II common stock is not listed on a national securities exchange by May 22, 2017, CCPT II must seek stockholder approval of an extension or amendment of such listing deadline or seek stockholder approval to adopt a plan of liquidation.

Spirit

Spirit was organized as a Maryland corporation on August 14, 2003. Spirit became a public company in December 2004 and was subsequently taken private in August 2007 by a consortium of private investors in a merger. On September 25, 2012, Spirit completed its initial public offering resulting in gross proceeds to Spirit of $435 million (subsequently increased by $65.25 million as a result of the underwriters in the initial public offering exercising their over-allotment). Since that time, the Spirit Board and its management regularly evaluate and consider a variety of opportunities as part of Spirit’s long-term strategy to maximize Spirit stockholder value. In particular, the Spirit Board and management look for and consider opportunities that will, among other things, (i) enhance the credit quality of Spirit’s real estate portfolio, (ii) diversify Spirit’s real estate portfolio by industry, tenant and asset class, and (iii) increase Spirit’s funds from operations.

The Merger

In March 2011, the independent directors of the CCPT II Board asked the Advisor to make a presentation regarding potential strategic alternatives for CCPT II at the next quarterly meeting of the CCPT II Board. In response to this request, on May 11, 2011, at a meeting of the CCPT II Board, senior management of the Advisor presented its process for analyzing potential strategic alternatives and the results of such analysis to the CCPT II Board. Such possible strategic alternatives included a listing on a national securities exchange, a sale of CCPT II’s portfolio, a merger and structured solutions, such as an exchange offer with a third party. Senior management of the Advisor noted that it was advisable that the CCPT II Board analyze many factors relating to the timing of a potential strategic alternative, including consideration of market conditions. Senior management of the Advisor further advised the CCPT II Board that, if CCPT II wished to consider a potential strategic alternative, CCPT II would likely need to engage an investment banking firm to assist it in evaluating potential strategic alternatives. Senior management of the Advisor recommended that several investment banking firms with significant experience advising REITs be invited to meet with the CCPT II Board at a future meeting. At the direction of the CCPT II Board, senior management of the Advisor subsequently interviewed various investment banking firms to act as CCPT II’s financial advisor and initially selected two investment banking firms, including Morgan Stanley, to review their qualifications with the CCPT II Board.

On June 28, 2011, CCPT II publicly announced and sent a letter to the financial advisors to the CCPT II stockholders that it was actively exploring potential exit strategies within the next 12 months and that the potential exit strategies included, but were not limited to, a sale of CCPT II or a listing of the shares of CCPT II common stock on a national securities exchange.

On November 9, 2011, at a meeting of the CCPT II Board, two investment banking firms, one of which was Morgan Stanley, met with the CCPT II Board to discuss current market trends, potential strategic alternatives available to CCPT II and their respective qualifications as a financial advisor. Following the meeting, the CCPT II Board discussed with senior management of the Advisor the qualifications of each of the two investment banking firms. No formal action was taken at this meeting by the CCPT II Board with regard to engaging a financial advisor.

Following the meeting of the CCPT II Board on November 9, 2011, the CCPT II Board held a conference call with senior management of the Advisor and discussed the relative strengths of these two investment banking firms.

On February 14, 2012, at a meeting of the CCPT II Board, a third investment banking firm, UBS, was invited to meet with the CCPT II Board to discuss current market trends, potential strategic alternatives available to CCPT II and its qualifications as a financial advisor. The CCPT II Board discussed the qualifications of, and related matters pertaining to, each of the three investment banking firms that had met with the CCPT II Board. After further discussion, the CCPT II Board approved the joint engagement of Morgan Stanley and UBS as CCPT II’s co-financial advisors to assist CCPT II in connection with its review of potential strategic alternatives. At this meeting, representatives of Goodwin Procter LLP, herein referred to as Goodwin Procter, reviewed its qualifications as a legal advisor in connection with a potential strategic transaction, including its expertise in REIT mergers and acquisitions. Goodwin Procter has represented and continues to represent the Advisor and one other real estate investment vehicle sponsored by Cole Real Estate Investments on other matters not related to a potential strategic transaction. After discussion, the CCPT II Board engaged Goodwin Procter as CCPT II’s legal advisor in connection with a potential strategic transaction.

On March 6, 2012, at a meeting of the CCPT II Board, the CCPT II Board formally approved the joint engagement of Morgan Stanley and UBS as CCPT II’s co-financial advisors.

On March 22, 2012, at a meeting of the CCPT II Board, the CCPT II Board met to discuss potential strategic alternatives for CCPT II. Representatives of Goodwin Procter, Ropes & Gray LLP, referred to herein as Ropes & Gray, counsel for the independent directors of the CCPT II Board, Morgan Stanley and UBS also were in attendance. The CCPT II Board reviewed with Morgan Stanley and UBS various potential strategic alternatives for CCPT II with a stated focus on enhancing stockholder value, seeking near-term liquidity for CCPT II stockholders and minimizing execution risk. One of the strategic alternative transactions discussed, referred to herein as the Roll-Up Transaction, included the “roll-up” of CCPT II with Party A, a non-exchange traded REIT sponsored by Cole Real Estate Investments with a diverse portfolio of commercial real estate investments, and the acquisition by the combined entity (Party A and CCPT II) of Cole Holdings Corporation, referred to herein as Holdings, which indirectly owns 100% of the Advisor and the external advisor of Party A, and the subsequent listing of the rolled-up entity on the NYSE. After discussion, the CCPT II Board determined to meet again to further discuss and review potential strategic alternatives.

On May 2, 2012, the CCPT II Board met with representatives of CCPT II’s legal and financial advisors to review in further detail various potential strategic alternatives for CCPT II, including a potential listing on a national securities exchange with or without an internal management team, a sale, merger or liquidation of assets, a strategic partnership or joint venture or continuing on a stand-alone basis. The CCPT II Board discussed, among other things, expected benefits, potential considerations (including near and mid-term liquidity for CCPT II stockholders) and execution risks of each of the various potential strategic alternatives discussed. Following the meeting, the independent directors of the CCPT II Board met in executive session with representatives of Goodwin Procter and Ropes & Gray and discussed in further detail the potential strategic alternatives. As an initial step in considering potential strategic alternatives, the independent directors requested that Morgan Stanley and UBS engage in exploratory discussions with Holdings to ascertain whether Holdings might be willing to engage in a Roll-Up Transaction involving Party A to enable the CCPT II Board to determine whether the Roll-Up Transaction was a viable strategic alternative that could be considered among the other potential strategic alternatives discussed to date.

On May 7, 2012, the CCPT II Board formed a special committee, referred to herein as the CCPT II Special Committee, and delegated to the CCPT II Special Committee the authority to, among other things, establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of any potential strategic alternative that is an “interested director” transaction under Section 2-419 of the MGCL, and to consider and evaluate the proposed terms and conditions of any such interested director transaction. Marcus E. Bromley and George N. Fugelsang, being all of the independent directors of CCPT II, were appointed to the CCPT II Special Committee. Additionally, the CCPT II Board authorized the CCPT II Special Committee to engage its own legal and financial advisors and the CCPT II Special Committee determined to engage Ropes & Gray as its legal counsel. Ropes & Gray has represented, including its prior representation of the independent directors of Party A, and continues to represent the independent directors of other real estate investment vehicles sponsored by Cole Real Estate Investments.

During the week of May 7, 2012, as directed by the CCPT II Special Committee, representatives of Morgan Stanley and UBS had preliminary conceptual discussions with representatives of Holdings and Holdings’ financial advisor. Following these discussions, Holdings provided a preliminary non-binding term sheet for the Roll-Up Transaction and, on May 14, 2012, the CCPT II Special Committee held a meeting to review these proposed terms with its and CCPT II’s advisors. The CCPT II Special Committee reviewed with Morgan Stanley and UBS potential benefits and considerations of the Roll-Up Transaction in comparison to other potential strategic alternatives and after further discussion the CCPT II Special Committee authorized CCPT II’s advisors to ascertain whether Party A had any interest in the Roll-Up Transaction before expending more of CCPT II’s resources in further discussions with Holdings.

On May 25, 2012, Mr. Bromley resigned from the board of directors of Party A.

Later that same day, the board of directors of Party A formed a special committee of independent directors, referred to herein as the Party A Special Committee.

On May 30, 2012, in accordance with the CCPT II Special Committee’s directives, representatives of CCPT II’s legal and financial advisors met with the Party A Special Committee and its legal advisor to discuss the potential Roll-Up Transaction. Following this meeting, the Party A Special Committee engaged financial advisors.

On June 5, 2012, at a meeting of the CCPT II Special Committee, representatives of Goodwin Procter provided the CCPT II Special Committee with an update on the discussions with the Party A Special Committee and its legal advisors. The CCPT II Special Committee discussed that the timing of Party A’s review process should not impede CCPT II’s consideration of other potential strategic alternatives and instructed Goodwin Procter to communicate to the legal advisor of the Party A Special Committee that Party A should move at a diligent pace. At the meeting, the CCPT II Special Committee also approved the engagement of Miles & Stockbridge P.C., as special Maryland counsel, to advise the CCPT II Special Committee in connection with its consideration of potential strategic alternatives.

On June 15, 2012, in accordance with the CCPT II Special Committee’s directives, representatives of CCPT II Special Committee’s and CCPT II’s legal and financial advisors met with representatives of the respective legal advisors to the Party A Special Committee and Holdings to further discuss a potential Roll-Up Transaction. Senior management of Holdings and Holdings’ financial and legal advisors also participated in the meeting.

On June 20, 2012, at a meeting of the CCPT II Special Committee, with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, the CCPT II Special Committee was updated as to the discussions and meetings with the Party A Special Committee and Holdings and their respective advisors since the last meeting of the CCPT II Special Committee. It was reiterated by the CCPT II Special Committee that the discussions among the advisors to CCPT II and the CCPT II Special Committee with the advisors to the Party A Special Committee and Holdings then to date had continued for the purpose of ascertaining the interest of those parties in the Roll-Up Transaction and the viability of the Roll-Up Transaction as one of the various potential strategic alternatives for consideration by the CCPT II Special Committee. At the conclusion of the meeting, the CCPT II Special Committee directed CCPT II’s advisors to provide another update at the next meeting of the CCPT II Special Committee.

On July 2, 2012, at a meeting of the CCPT II Special Committee, with representatives of Ropes & Gray present, the CCPT II Special Committee discussed the advisability of engaging a separate financial advisor to the CCPT II Special Committee. The CCPT II Special Committee instructed Ropes & Gray to schedule meetings with possible financial advisors to be engaged by the CCPT II Special Committee.

During the week of July 16, 2012, the CCPT II Special Committee received presentations from three investment banking firms, including Gleacher & Company Securities, Inc., referred to herein as Gleacher, seeking to be engaged as separate financial advisor to the CCPT II Special Committee. Representatives of Ropes & Gray also provided the CCPT II Special Committee with a summary of the current status of discussions with the advisors to the Party A Special Committee.

On July 25, 2012, the CCPT II Special Committee received a letter from Mr. Cole, in his capacity as the Executive Chairman of Holdings, notifying the CCPT II Special Committee that Holdings was no longer interested in pursuing the Roll-Up Transaction.

On July 31, 2012, the CCPT II Special Committee held a meeting to evaluate with Ropes & Gray whether there was a continuing role for the CCPT II Special Committee. The CCPT II Special Committee noted that a number of other potential strategic alternatives that could, if pursued, be considered an interested director transaction still remained under consideration and therefore recommended to the CCPT II Board that the CCPT II Special Committee remain in existence.

On August 24, 2012, the CCPT II Board met to discuss potential strategic alternatives. Representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS were present at the meeting. The potential alternatives discussed included potentially listing on a national securities exchange, listing with a concurrent offering, merging with an existing public REIT, selling all of CCPT II, selling sub-portfolios of CCPT II and engaging in a strategic partnership or joint venture. The CCPT II Board discussed potential benefits and risks of each alternative, including the presence or absence of liquidity for CCPT II stockholders, timing and process and execution risk. The CCPT II Board then considered a dual track approach, which would entail (1) approaching a select group of potential buyers regarding the acquisition of all or a portion of CCPT II’s portfolio by way of a merger, sale of assets, or sub-portfolio sale, referred to herein as a Business Combination Transaction, and (2) simultaneously preparing for a listing of the shares of CCPT II common stock on a national securities exchange with an internal management team.

Following this meeting, the CCPT II Board further discussed with senior management of the Advisor the potential strategic alternatives reviewed at the meeting on August 24, 2012, including the possibility of pursuing a dual-track approach.

On August 27, 2012, CCPT II wrote a letter to the financial advisors of the CCPT II stockholders providing an update regarding CCPT II’s review of potential exit strategies to enhance CCPT II stockholders’ value, including the engagement of Morgan Stanley and UBS as co-financial advisors to CCPT II.

In early October 2012, the CCPT II Board approved the concurrent exploration of a potential Business Combination Transaction and a listing of the shares of CCPT II common stock on a national securities exchange with an internal management team. The CCPT II Board directed Morgan Stanley and UBS to contact parties approved by the CCPT II Board that might be interested in a potential Business Combination Transaction with CCPT II.

Later in October 2012, in accordance with the CCPT II Board’s directives, Morgan Stanley and UBS began contacting parties that might be interested in a potential Business Combination Transaction. During this first-round phase, 50 potential bidders were contacted, of which 33 executed a confidentiality agreement and received a copy of CCPT II’s confidential information memorandum, including Spirit which entered into a confidentiality agreement with CCPT II on October 9, 2012. The potential bidders that executed a confidentiality agreement were granted access to certain information regarding CCPT II in an electronic data room. Spirit’s management commenced performing due diligence regarding CCPT II and contacted Barclays to serve as financial advisor to Spirit to assist and analyze the possible acquisition of CCPT II.

On October 25, 2012, Spirit’s senior management met with Barclays to discuss the possible acquisition of CCPT II. Barclays provided to Spirit’s senior management its preliminary analysis on the potential combination of Spirit and CCPT II and the merits and considerations of the possible transaction.

On November 1, 2012, the Spirit Board held a regularly scheduled in-person meeting. During the meeting, Spirit’s management discussed with the Spirit Board the possible strategic acquisition of CCPT II. Spirit’s management presented and discussed with the Spirit Board the strategic rationale for, benefits of and considerations for a transaction involving the acquisition of CCPT II. Spirit’s management also informed the Spirit Board that Spirit was working with Barclays in analyzing the possible acquisition of CCPT II. After further discussion with Spirit’s management, the Spirit Board instructed Spirit’s management to continue to explore the possible acquisition of CCPT II. Following the Spirit Board meeting, Spirit’s management continued to review and analyze the proposed acquisition of CCPT II with the assistance of Barclays.

On November 7, 2012, at an executive session of a meeting of the independent directors of CCPT II, with representatives from Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, representatives of Goodwin Procter informed the independent directors of CCPT II that Party A recently had approached Holdings to express its renewed interest in a possible Roll-Up Transaction. Following discussion, the independent directors of CCPT II instructed Goodwin Procter and Ropes & Gray to prepare an information barrier protocol to maintain the confidentiality of the process with regard to a potential Business Combination Transaction. Representatives of Morgan Stanley and UBS then updated the independent directors of CCPT II as to those potential bidders contacted to date, including the expected timeline for receiving formal, non-binding indications of interest. The independent directors of CCPT II then met separately with Goodwin Procter and Ropes & Gray and directed that Morgan Stanley and UBS send a process letter to potential bidders as soon as possible requiring initial, non-binding indications of interest by November 19, 2012.

As directed by the independent directors of CCPT II, beginning on November 9, 2012, a process letter was sent to potential bidders, including all those that previously had signed confidentiality agreements and Party A, requesting initial non-binding indications of interest by November 19, 2012. The process letter informed potential bidders that the independent directors of CCPT II were coordinating the evaluation of strategic alternatives on behalf of CCPT II.

During that same week, the Party A Special Committee communicated through its legal advisors that while it was fully engaged in evaluating the possible Roll-Up Transaction, it was not certain it would be able to complete the work required to submit a bid by the requested submission date of November 19, 2012.

During the NAREIT conference held the week of November 12, 2012, in accordance with the third-party solicitation process, representatives of Morgan Stanley and UBS discussed with members of Spirit’s senior management the strategic rationale for and potential benefits of the proposed acquisition of CCPT II by Spirit. Also during the NAREIT conference, members of Spirit’s senior management met and discussed with Barclays the merits and considerations related to the proposed acquisition of CCPT II by Spirit.

On November 14, 2012, a meeting of the independent directors of CCPT II was held, with representatives of Goodwin Procter and Ropes & Gray present. Following discussion, the independent directors of CCPT II concluded that, in order to attempt to enhance CCPT II stockholder value, bids should be encouraged, including any bid for a Roll-Up Transaction, in a manner that did not jeopardize the third-party solicitation process with respect to a possible Business Combination Transaction. As requested by the independent directors of CCPT II on November 7, 2012, Ropes & Gray prepared a written information barrier protocol between CCPT II and employees of Holdings to maintain the confidentiality of the third-party solicitation process. Pursuant to the protocol, certain employees of Holdings would be selected as “Holdings Designees” to assist CCPT II with the third-party solicitation process and such employees would be walled off from other employees of Holdings to maintain confidentiality. Following this meeting, at the direction of the independent directors of CCPT II, representatives of Goodwin Procter and Ropes & Gray notified Morgan Stanley and UBS of the protocol and implemented the protocol with CCPT II and Holdings.

On November 19, 2012, Spirit submitted a preliminary, non-binding indication of interest to acquire all outstanding shares of CCPT II common stock in exchange for the issuance to CCPT II stockholders of $1,308 million of Spirit common stock (equating to an implied exchange ratio of 0.396 based on the closing price of Spirit common stock on November 16, 2012 and $450 million of newly issued preferred stock of Spirit. The indication of interest implied an initial value for CCPT II common stock of $8.45 per share (excluding the valuation discounts on the preferred stock related to the coupon relative to market levels given the size of the issuance), which assumed an equity value for CCPT II of $1,758 million and existing debt of $1,768 million. Prior to submitting such indication of interest, Spirit’s management contacted Latham & Watkins LLP, herein referred to as Latham & Watkins, to serve as legal counsel to Spirit.

On November 20, 2012, the independent directors of CCPT II met, with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, to discuss the nine bids that had been received to date. Two of the bids, one from Spirit and one from a REIT listed on the NYSE, referred to herein as Party B, were proposals to purchase all of CCPT II in exchange for stock consideration and one bid, from an investment advisor specializing in real estate investment and management, referred to herein as Party C, was for the acquisition by Party C of 60% of CCPT II with the remainder of CCPT II rolled into a new venture, which was considered a recapitalization and not a whole-company bid. The other six bids were sub-portfolio bids. After further discussion, the independent directors of CCPT II directed the financial advisors to negotiate toward improvement and clarification of the bids received to date and to encourage additional bids. The independent directors of CCPT II also instructed the financial advisors to assist CCPT II in its assessment of a stand-alone listing on a national securities exchange in order to better understand the potential value of a listing in comparison to the bids received. The independent directors of CCPT II also discussed that Party A expected to submit its bid on or around December 6, 2012. The independent directors of CCPT II instructed Goodwin Procter to advise counsel to the Party A Special Committee that, in light of the fact that Party A missed the initial bid deadline, any bid submitted by Party A had to be very well-developed to be on par with the other bids submitted in the third-party solicitation process and that the independent directors of CCPT II would not allow Party A’s late bid to delay or hinder the third-party solicitation process with respect to a potential Business Combination Transaction.

Over the following week, in accordance with the instructions of the independent directors of CCPT II, Morgan Stanley and UBS continued to solicit new proposals from potential bidders and further clarify proposals submitted from current bidders. Meanwhile, as directed by the independent directors of CCPT II, representatives of Goodwin Procter contacted the legal advisor to the Party A Special Committee and learned that Party A would not agree to a transaction with CCPT II that did not include the acquisition of Holdings. Goodwin Procter again encouraged the legal advisor to the Party A Special Committee to instruct Party A to develop the terms of Party A’s proposal to the greatest extent possible before submitting a bid to the CCPT II Special Committee.

On November 27, 2012, at a meeting of the independent directors of CCPT II, with representatives of Goodwin Procter and Ropes & Gray present, the independent directors of CCPT II discussed the current status of the third-party solicitation process and the bids then received to date, including the whole-company bids. The independent directors of CCPT II also discussed options for increasing the proposed purchase prices offered to date by such bids. The expected bid from Party A was also discussed.

On November 29, 2012, the independent directors of CCPT II met with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS to further discuss the nine bids received to date. The independent directors of CCPT II determined that the six sub-portfolio bids, on the terms proposed, did not provide adequate value to the CCPT II stockholders (the implied price per share of the six sub-portfolio bids ranged from $0.53 to $5.10 per share for the respective sub-portfolio bid, each as calculated based on the respective sub-portfolio bid divided by the estimated total shares outstanding of CCPT II). The independent directors of CCPT II discussed Party C’s proposal for the acquisition of 60% of CCPT II’s equity for a cash payment at closing plus a contingent payment depending on the future performance of CCPT II’s portfolio in which, based on CCPT II’s projections, CCPT II stockholders were unlikely to receive total consideration in excess of $5.61 per share. The merger consideration to be provided by the whole-company proposal from Party B had an implied price per share of $7.63 and was in the form of Party B common stock. The whole-company proposal from Spirit provided for merger consideration in the form of (i) $1.308 million of Spirit common stock (an implied exchange ratio of 0.396 based on Spirit’s closing share price as of November 16, 2012 and (ii) $450 million of newly issued preferred stock with an implied coupon of 6.07%, implying a value per CCPT II share of $8.45 (excluding the valuation discounts on the preferred stock related to the coupon relative to market levels and/or illiquidity given the size of the issuance). The independent directors of CCPT II also discussed with Morgan Stanley and UBS certain considerations relating to the alternative proposal of listing shares of CCPT II common stock on a national securities exchange, including the establishment of an initial listing price, the anticipated level of CCPT II stockholders’ demand for liquidity upon listing and the potential effect of such demand on the trading price. After deliberation, the independent directors of CCPT II determined not to foreclose further discussion with any bidders and instructed the financial advisors to continue to pursue other potential bidders that had not yet submitted proposals and to encourage the sub-portfolio bidders to submit whole-company proposals and/or improve the terms of their proposals.

Following the meeting of the independent directors on November 29, 2012 and in accordance with the instructions of the independent directors of CCPT II, Morgan Stanley and UBS conveyed separately to Spirit and Party B that CCPT II would be responding to their bids and also engaged in further discussion with other bidders to encourage them to improve the terms of their proposals. CCPT II and its advisors also began reverse due diligence on Spirit and Party B since the proposed consideration in those potential transactions was in the form of stock.

In early December 2012, the legal advisor to the Party A Special Committee informed the CCPT II Special Committee that Party A needed additional time to submit its proposal for the Roll-Up Transaction.

Also in early December 2012, in accordance with the instructions of the independent directors of CCPT II, representatives of Morgan Stanley and UBS met with the chief executive officer of Company D, a public REIT trading on the NYSE, to discuss Party D’s potential interest in acquiring CCPT II or a sub-portfolio of CCPT II. Company D indicated that it was only interested in CCPT II’s free-standing retail sub-portfolio (or a portion of it) and was not interested in submitting a whole-company bid. Party D also indicated that it would be unwilling to pay any premium with respect to such sub-portfolio.

On December 4, 2012, at a meeting of the independent directors of CCPT II, with representatives of Ropes & Gray present, representatives of Goodwin Procter updated the independent directors of CCPT II on the further delay of a potential bid from Party A. Representatives of Morgan Stanley and UBS then updated the independent directors of CCPT II on the meeting with Company D. The financial advisors noted for the independent directors of CCPT II that the other potential strategic alternatives under discussion by the independent directors of CCPT II, such as a sale of CCPT II in its entirety or a potential listing, offered prospects for liquidity to CCPT II stockholders not available in a sub-portfolio sale to Company D. The independent directors of CCPT II also were updated as to the reverse due diligence conducted on Spirit and Company B. The independent directors of CCPT II also discussed the potential listing of shares of CCPT II common stock on a national securities exchange as a possible strategic alternative. The independent directors of CCPT II discussed the concern that, without sufficient cash to support the initial demand for liquidity, the trading price in a listing of shares of CCPT II common stock would likely be negatively impacted and it could be difficult to identify and retain qualified internal management for CCPT II. The independent directors of CCPT II also discussed concerns about the initial listing price that would be assigned to CCPT II in a stand-alone listing. After further deliberation, the independent directors of CCPT II tentatively concluded that other potential strategic alternatives with respect to a Business Combination Transaction under discussion appeared more likely to provide greater value to the CCPT II stockholders than a listing of shares of CCPT II common stock on a stand-alone basis.

On December 10, 2012, at a meeting of the independent directors of CCPT II with representatives of Ropes & Gray present, the independent directors of CCPT II discussed the redemption of shares in Party A held by Mr. Bromley. The independent directors of CCPT II also received an update on the third-party solicitation process with regard to a potential Business Combination Transaction.

On December 11, 2012, CCPT II executed a confidentiality agreement with Spirit in order for CCPT II to perform due diligence on non-public aspects of Spirit.

On December 12, 2012, the Spirit Board held a telephonic meeting with representatives of Latham & Watkins and Barclays present. At the meeting, Spirit management provided the Spirit Board with an overview of the recent developments related to the possible acquisition of CCPT II. Spirit’s management and representatives of Barclays discussed with the Spirit Board the strategic rationale for, benefits of, and considerations for a possible strategic transaction with CCPT II, including the fact that such a transaction would (i) enhance the credit quality of Spirit’s real estate portfolio, (ii) diversify Spirit’s real estate portfolio by industry, tenant and asset class and (iii) increase Spirit’s funds from operations subject to the accounting treatment of the possible acquisition. The Spirit Board specifically discussed various alternatives for a revised offer for the acquisition of CCPT II. After further discussion, the Spirit Board instructed Spirit’s management to continue to explore the possible acquisition of CCPT II.

On December 13, 2012, at a meeting of the independent directors of CCPT II, with representatives of Ropes & Gray present, the independent directors of CCPT II discussed the communications with Holdings regarding the possible Roll-Up Transaction. The independent directors of CCPT II directed Goodwin Procter to convey to the legal advisor of the Party A Special Committee that CCPT II was actively analyzing third-party bids and was not willing to jeopardize that process by any delays by Party A in formulating the proposal for a potential Roll-Up Transaction. Morgan Stanley and UBS then discussed financial aspects of the proposed Business Combination Transaction with Spirit. The transaction as then proposed would result in CCPT II stockholders owning slightly less than 50% of the outstanding shares of Spirit common stock on a pro forma basis in addition to preferred stock of Spirit. Morgan Stanley and UBS informed the independent directors of CCPT II that Spirit stated that it was unwilling to increase the exchange ratio for Spirit common stock, in part, due to Spirit’s stated desire to avoid triggering a requirement of obtaining consents of certain lenders, but that Spirit might consider improving its proposal in the form of additional preferred stock. In light of the fact that part of the value of the Spirit proposal was the potential for upside in the long-term value of Spirit common stock, the independent directors of CCPT II directed Morgan Stanley and UBS to revisit the lender consent issue with Spirit to determine whether Spirit would consider additional economics in the form of Spirit common stock. The independent directors of CCPT II also discussed Spirit’s ownership structure, its plans for deleveraging and its business plan for maximizing both short- and long-term value for Spirit stockholders.

On December 15, 2012, at a meeting of the independent directors of CCPT II, with representatives of Goodwin Procter and Ropes & Gray present, a senior officer of Holdings, who had become a “Holdings Designee” under the information barrier protocol established by the independent directors of CCPT II in November 2012, joined the meeting to assist the independent directors of CCPT II in evaluating potential strategic alternatives. Morgan Stanley and UBS updated the independent directors of CCPT II on the proposals received from Spirit and Party B. The independent directors of CCPT II discussed several aspects of the Spirit proposal, including the anticipated reaction of CCPT II stockholders to the receipt of Spirit common stock and preferred stock, as well as the possibility that Spirit would impose “lock-ups” on the shares of Spirit common stock received by CCPT II stockholders in the proposed Spirit transaction for some period. The independent directors of CCPT II also discussed the bid received from Party B, noting that CCPT II stockholders would own 80% of the post-transaction entity. The independent directors of CCPT II directed the financial advisors to continue trying to improve Party B’s bid as well as to continue working with Spirit.

On December 16, 2012, Mr. Bromley submitted his redemption request to redeem all of his shares in Party A in accordance with the terms of Party A’s share redemption program.

On December 17, 2012, the independent directors of CCPT II met with Mr. Thomas H. Nolan, Jr., the chairman and chief executive officer of Spirit and certain other executive officers of Spirit, to discuss the terms of the proposed Business Combination Transaction with Spirit and to conduct due diligence on Spirit. On the same day, the independent directors of CCPT II also met with certain executive officers of Party B to discuss the terms of the proposed transaction with Party B and to conduct due diligence on Party B. CCPT II’s financial advisors were present at both meetings.

On December 17, 2012, a term sheet for the Roll-Up Transaction was submitted on behalf of Party A and Holdings, which provided for, among other things, an exchange ratio of 0.82 of a share of Party A common stock per outstanding share of CCPT II common stock.

Throughout December 2012 and in accordance with the instructions of the independent directors of CCPT II, representatives of Morgan Stanley and UBS continued to engage in discussions with representatives of Party B in an effort to improve terms of Party B’s proposal, but Party B did not increase the value of its proposal. The independent directors of CCPT II determined that Party B was unable to provide more value to CCPT II stockholders than other available strategic alternatives and that it was no longer a good use of resources to continue discussions with Party B. In addition, Party C indicated that it was not interested in revising its initial recapitalization proposal.

On December 18, 2012, at a meeting of the independent directors of CCPT II, the independent directors discussed the terms of the proposal from Party A and Holdings with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS, including the proposed consideration payable to Holdings with respect to the acquisition of Holdings by Party A. The independent directors of CCPT II discussed the lack of price transparency for the proposed Roll-Up Transaction as it involved the combination of three non-traded entities. The independent directors of CCPT II were also updated with respect to the Spirit proposal. After discussion, the independent directors of CCPT II determined that, of all of the strategic alternatives potentially available to

CCPT II, the proposed Business Combination Transaction with Spirit and the Roll-Up Transaction provided the best opportunities to enhance value for the CCPT II stockholders. As such, the independent directors of CCPT II further determined it would be in the best interests of CCPT II’s stockholders and CCPT II to negotiate the potential Roll-Up Transaction and the Business Combination Transaction with Spirit on parallel tracks and requested that their financial advisors request improvements in value with regard to each proposal.

On December 19, 2012, the independent directors of CCPT II held a meeting, with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, to discuss the potential Business Combination Transaction with Spirit and the Roll-Up Transaction. With regard to the Spirit proposal, the independent directors of CCPT II determined that the advisors should negotiate for the following improvements: (i) an improved exchange ratio; (ii) a higher coupon on the preferred stock; (iii) higher preferred issuance amount; and (iv) no lock-up for CCPT II stockholders with regard to the Spirit common stock. With regard to the Party A proposal, the independent directors of CCPT II determined that the advisors should negotiate for the following improvements: (a) an improved exchange ratio; (b) a cash component to the consideration; and (c) a fixed value rather than a fixed exchange ratio. The independent directors of CCPT II requested that the advisors continue negotiations as directed and plan a meeting with a senior officer of Holdings who was a “Holdings Designee” under the information barrier protocol established in November 2012 to discuss the execution risk of each proposal.

In December 2012, in accordance with the instructions of the independent directors of CCPT II, Morgan Stanley and UBS engaged in further discussions with representatives of the financial advisors of each of Spirit and the Party A Special Committee in an effort to improve the terms of their respective proposals. As part of such discussions, the Party A Special Committee agreed to increase the proposed exchange ratio in the Roll-Up Transaction from 0.82 to 0.85.

On December 20, 2012, the independent directors of CCPT II met with representatives of Ropes & Gray and determined to engage a separate financial advisor for the independent directors of CCPT II. The independent directors of CCPT II instructed Ropes & Gray to contact certain investment banks for this purpose.

Also on December 20, 2012, Spirit provided CCPT II with a new non-binding proposal for the acquisition of all of the CCPT II common stock with a common stock-for-common stock exchange ratio of 0.400 (up from 0.396 implied in its initial offer) and $450 million of newly issued preferred stock carrying a dividend rate of 6.875% (up from an implied dividend rate of 6.07% in its initial offer). The total consideration for the new non-binding proposal represented an implied value of $8.94 per share of CCPT II common stock (excluding the valuation discounts on the preferred stock related to the coupon relative to market levels and/or liquidity given the size of the issuance) based on Spirit’s closing share price on December 19, 2012. In addition, Spirit informed CCPT II that Spirit would not invest further time and money exploring the possible acquisition of CCPT II unless CCPT II granted Spirit a period during which the parties would negotiate on an exclusive basis to attempt to resolve open issues and come to agreement with respect to the acquisition of CCPT II by Spirit.

Later on December 20, 2012, at a meeting of the independent directors of CCPT II, with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, a senior officer of Holdings discussed the potential Business Combination Transaction with Spirit and the Roll-up Transaction. The senior officer who was a “Holdings Designee” under the information barrier protocol established in November 2012 expressed his view that CCPT II stockholders would likely provide the necessary approval for either transaction although he noted that he believed that the Roll-up Transaction would have additional execution risk if approval was needed from the stockholders of both CCPT II and Party A. Representatives of Morgan Stanley and UBS then updated the independent directors of CCPT II as to the new proposal for the acquisition of CCPT II by Spirit. The independent directors of CCPT II instructed Morgan Stanley and UBS to seek improvement of the value offered by Party A in the Roll-up Transaction through an increase in the exchange ratio and the addition of cash consideration.

On December 21, 2012, Goodwin Procter circulated to Latham & Watkins LLP a due diligence request and an initial draft of the merger agreement, herein referred to as the Spirit merger agreement.

On December 23, 2012, at a meeting of the independent directors of CCPT II, with representatives of Goodwin Procter, Ropes & Gray, Morgan Stanley and UBS present, the independent directors of CCPT II were updated on the discussions with Spirit and the Party A Special Committee and discussed non-economic differences between the Spirit and Party A proposals, including execution risk and the ability of CCPT II stockholders to understand the value being offered.

On December 24, 2012, Goodwin Procter sent to Party A’s counsel an initial draft of a proposed merger agreement between Party A and CCPT II, herein referred to as the Party A/CCPT II merger agreement.

On December 26, 2012, the CCPT II Board broadened the mandate of the CCPT II Special Committee and authorized the CCPT II Special Committee to consider, evaluate and negotiate the terms of any potential strategic alternative, including the authority to determine not to proceed with any such transaction or to reject or approve in all respects any such strategic alternative, regardless of whether the potential strategic alternative was an interested director transaction.

During that week, representatives of Spirit again requested that CCPT II agree to negotiate exclusively with Spirit with respect to a possible Business Combination Transaction. The CCPT II Special Committee determined that it was not advisable to negotiate exclusively with Spirit but instead indicated that CCPT II would consider an expense reimbursement agreement with Spirit in order to induce Spirit to continue to invest additional time and money exploring the possible acquisition of CCPT II by Spirit.

Also on December 26, 2012, the CCPT II Special Committee contacted Mr. Nolan by telephone to discuss the proposed Business Combination Transaction with Spirit and the current non-binding proposal made by Spirit on December 20, 2012. In order to induce Spirit to continue to explore a possible transaction with CCPT II, the CCPT II Special Committee indicated to Mr. Nolan that CCPT II would reimburse Spirit’s third-party expenses up to a specified amount in connection with Spirit’s negotiation and documentation of a possible transaction with CCPT II and Spirit’s due diligence investigation of CCPT II.

On December 27, 2012, the CCPT II Special Committee held a series of meetings with, Ropes & Gray, Morgan Stanley, UBS and Gleacher present, to discuss the engagement of Gleacher as a separate financial advisor to the CCPT II Special Committee. The CCPT II Special Committee determined that engaging Gleacher was in the best interests of CCPT II and CCPT II stockholders in part because of Gleacher’s experience and independence, as it had never worked for an entity related to Holdings or Spirit. The CCPT II Special Committee approved the engagement of Gleacher, and Gleacher was updated as to CCPT II’s third-party solicitation process to date, including the current proposals from Spirit and Party A.

Later on December 27, 2012, at a meeting of the CCPT II Special Committee, with representatives of Ropes & Gray present, representatives of Goodwin Procter provided the CCPT II Special Committee with an update on the current status of legal due diligence on Spirit, and several senior officers of Holdings who were “Holdings Designees” under the information barrier protocol discussed the advisability of engaging a third-party advisor to assist with real estate due diligence with respect to both Spirit and Party A. The CCPT II Special Committee instructed Goodwin Procter to seek proposals from potential third-party advisors to perform real estate diligence on Spirit and Party A. In addition, representatives of Goodwin Procter reported on several conversations with the legal advisor to the Party A Special Committee and also provided an update on the negotiations regarding an expense reimbursement agreement with Spirit.

Later on December 27, 2012, in accordance with the CCPT II Special Committee’s instructions, Morgan Stanley and UBS conducted further negotiations with Spirit and the Party A Special Committee.

On December 28, 2012, CCPT II and Spirit executed an expense reimbursement agreement pursuant to which CCPT II agreed to reimburse Spirit for all reasonable and documented out-of-pocket legal, accounting and other third-party fees and expenses up to $1.5 million actually incurred by Spirit in connection with the possible transaction with CCPT II between December 28, 2012 and the earlier of (i) January 15, 2013 and (ii) the date on which the parties entered into a definitive agreement. Following the execution of the expense reimbursement agreement, Spirit’s management instructed its legal, accounting and financial advisors to commence financial and legal due diligence with respect to CCPT II and to commence the negotiation and documentation of a possible strategic transaction with CCPT II and Spirit; Latham & Watkins requested due diligence materials with respect to CCPT II; and CCPT II subsequently provided materials responsive to such requests. Spirit also retained additional external advisors to perform accounting, financial and environmental diligence with respect to CCPT II. Through the signing of the merger agreement on January 22, 2013, Spirit’s management and its legal, accounting, financial and other external advisors performed due diligence with respect to all aspects of CCPT II, including with respect to legal, tax, accounting, real estate and environmental matters.

On December 29, 2012, at a meeting of the CCPT II Special Committee, with representatives of Goodwin Procter present, the CCPT II Special Committee determined to engage an outside advisor to assist with real estate due diligence on Spirit and Party A.

On December 29, 2012, Goodwin Procter and Party A’s legal counsel sent to Holdings their joint due diligence requests related to the due diligence to be performed on Holdings in connection with the proposed Roll-Up Transaction.

On December 31, 2012, with representatives of Ropes & Gray present, Gleacher reviewed with the CCPT II Special Committee Gleacher’s preliminary analysis of the potential Business Combination Transaction with Spirit and the Roll-Up Transaction, with a focus on the valuation discounts associated with the preferred stock consideration in the Spirit transaction. The CCPT II Special Committee instructed Gleacher to continue to analyze financial information related to a potential Business Combination Transaction with Spirit and the Roll-Up Transaction.

On January 2, 2013, Goodwin Procter received from Holdings’ counsel an initial draft of the agreement and plan of merger between Holdings and Party A, referred to herein as the “Holdings merger agreement” and an issues list from Holdings’ financial advisor (including issues related to the consideration payable to Holdings, stockholder indemnification, expense reimbursement and closing conditions). On January 3, 2013, Goodwin Procter received from Party A’s counsel comments to the Party A/CCPT II merger agreement. Between January 2, 2013 and January 14, 2013, Goodwin Procter, Ropes & Gray, counsel for the Party A Special Committee and counsel for Holdings had numerous telephone conferences to discuss open items on the Party A/CCPT II merger agreement and the Holdings merger agreement.

On January 3, 2013, the CCPT II Special Committee met, with representatives of Goodwin Procter, Ropes & Gray, Gleacher, Morgan Stanley and UBS present, to discuss the proposed Business Combination Transaction with Spirit and the Roll-Up Transaction. Morgan Stanley and UBS discussed certain financial matters relating to the proposed transactions. The CCPT II Special Committee also was updated on the status of negotiations with respect to the proposed Business Combination Transaction with Spirit and the Roll-Up Transaction. On the same date, the CCPT II Special Committee, with representatives of Goodwin Procter and Ropes & Gray present, also discussed with a senior officer of Holdings who was a “Holdings Designee” under the information barrier protocol established in November 2012 the strategies for the announcement of a potential strategic transaction by CCPT II and the anticipated reaction of CCPT II stockholders to the proposed Business Combination Transaction with Spirit and the Roll-Up Transaction.

On January 4, 2013, the third-party advisor retained by the CCPT II Special Committee to perform real estate due diligence with respect to Party A and Spirit discussed with the CCPT II Special Committee, with representatives of Goodwin Procter and Ropes & Gray present, its real estate diligence review plan for each of Spirit and Party A.

On January 5, 2013, Latham & Watkins sent to Goodwin Procter Spirit’s initial comments to the Spirit merger agreement.

On January 6, 2013, the CCPT II Special Committee held a meeting and discussed with representatives of Goodwin Procter, Ropes & Gray, Gleacher, Morgan Stanley and UBS the status of the ongoing negotiations with each of Spirit, the Party A Special Committee and Holdings.

On January 7, 2013, Goodwin Procter sent to the legal advisor to the Party A Special Committee a revised draft of the Party A/CCPT II merger agreement. On January 8, 2013, the legal advisor to the Party A Special Committee sent a revised draft of the Holdings merger agreement to Goodwin Procter and counsel to Holdings.

Also on January 7, 2013, representatives of Barclays met with representatives of Gleacher to discuss Spirit’s proposal for a Business Combination Transaction, including the merits of such transaction. At the meeting, representatives of Gleacher raised concerns with the proposed valuation of the Spirit preferred stock offered in the proposed Business Combination Transaction.

On January 8, 2013, the CCPT II Special Committee held a meeting to discuss the open items presented by the revised Spirit merger agreement, including the receipt of common stock that would be subject to lock-ups and the receipt of preferred stock as part of the merger consideration, board composition of the combined company, voting agreements, closing conditions and proposed fiduciary out, termination rights and termination fee provisions. The CCPT II Special Committee also discussed the open issues in the proposed Roll-Up Transaction, including proposed termination right terms and the terms of certain employment agreements to be entered into in connection with the Roll-Up Transaction. After further discussion, the advisors to CCPT II and the CCPT II Special Committee were directed to continue to negotiate the terms of definitive documents for both the potential Business Combination Transaction with Spirit and the Roll-Up Transaction with a goal of finalizing such terms prior to January 11, 2013.

Following the January 8, 2013 meeting, representatives of the financial and legal advisors of Spirit and the CCPT II Special Committee engaged in further negotiation of certain material terms of the Spirit merger agreement and representatives of the financial and legal advisors of Party A, Holdings and the CCPT II Special Committee continued to negotiate certain material terms of the definitive agreements for the Roll-up Transaction.

Following the January 7, 2013 discussion between representatives of Barclays and representatives of Gleacher, and the receipt by Latham & Watkins of a material issues list from Goodwin Procter on January 8, 2013, Spirit’s management along with representatives of Latham & Watkins and Barclays began exploring an alternative transaction structure for the acquisition of CCPT II in a Business Combination Transaction to respond to some of the concerns expressed by CCPT II. Pursuant to the proposed alternative transaction structure, Spirit would acquire CCPT II in a merger in an all common stock-for-common stock transaction, with CCPT II continuing as the surviving entity. The proposed transaction would be structured so that the Spirit Board and management would continue to operate the combined company and the Spirit charter, bylaws and other corporate governance arrangements would become the charter, bylaws and other corporate governance arrangements of the combined company such that for all practical purposes the combined company would be a continuation of Spirit’s management and corporate governance and all aspects of CCPT II’s externally-managed structure would be terminated. In addition, none of the shares of common stock issued would be subject to any lock-ups and the shares of common stock of the combined company would be listed on the NYSE under Spirit’s current trading symbol. Spirit’s management also determined that they would agree to waive rights that they may have pursuant to existing employment agreements and equity awards as a result of the proposed alternative transaction structure for the acquisition of CCPT II.

On January 9, 2013, representatives of Barclays and Latham & Watkins informed representatives of Goodwin Procter, Morgan Stanley and UBS that Spirit was considering an alternative transaction structure for the acquisition of CCPT II in a Business Combination Transaction to respond to the issues raised by CCPT II.

Representatives of Barclays and Latham & Watkins described such alternative structure. Representatives of Goodwin Procter subsequently conveyed the terms of the proposed alternative structure to representatives of Gleacher and Ropes & Gray.

Later on January 9, 2013, the CCPT II Special Committee held a meeting, with representatives of Ropes & Gray and Gleacher present, and discussed the terms of the alternative transaction structure contemplated by Spirit for a Business Combination Transaction, including the fact that lender consents would be needed for both Spirit and CCPT II and the additional value to CCPT II stockholders inherent in the alternative transaction proposal. The CCPT II Special Committee also discussed Gleacher’s preliminary analysis of the Roll-up Transaction.

Also on January 9, 2013, Goodwin Procter received a revised draft of the Holdings merger agreement from Holdings’ legal advisor.

On January 10, 2013, the CCPT II Special Committee held a meeting, with representatives of Goodwin Procter, Ropes & Gray, Gleacher, Morgan Stanley and UBS present, and discussed the status of the negotiations of the potential Business Combination Transaction with Spirit and the Roll-up Transaction. Following this discussion, the CCPT II Special Committee directed the financial advisors to request that Spirit and Party A submit best and final offers, including that Party A provide cash consideration as a portion of the merger consideration, and to inform all parties that the competitive negotiating process was nearing its conclusion.

Later on January 10, 2013, financial advisors to the Party A Special Committee presented to Gleacher their valuation of Holdings and a financial analysis of the consideration for Holdings contemplated in the Roll-Up Transaction.

On January 10, 2013, Party A’s counsel sent to Goodwin Procter comments to the revised Party A/CCPT II merger agreement.

Also on January 11, 2013, the CCPT II Special Committee met in person, with representatives of Goodwin Procter, Ropes & Gray, Gleacher, Morgan Stanley and UBS present, to discuss in detail the terms of the potential Business Combination Transaction with Spirit and the Roll-up Transaction with Party A and Holdings. Prior to the full meeting, the CCPT II Special Committee met in executive session with representatives of Ropes & Gray, Gleacher and Goodwin Procter. The CCPT II Special Committee considered and determined that the potential strategic alternative of listing shares of CCPT II common stock on a national securities exchange that it previously had considered was not in the best interests of CCPT II and CCPT II stockholders. The CCPT II Special Committee also received a report on the due diligence conducted on the real estate portfolios of Spirit and Party A. The CCPT II Special Committee then discussed with Gleacher, Morgan Stanley and UBS the financial terms of both the potential Business Combination Transaction with Spirit and the Roll-up Transaction. The CCPT II Special Committee also received an update that Party A was unwilling to increase the exchange ratio or improve other economic terms of the Roll-up Transaction. At the request of the CCPT II Special Committee, a senior officer of Holdings who was a “Holdings Designee” under the information barrier protocol established in November 2012 joined the meeting and stated his view, consistent with his previous opinion, that CCPT II stockholders would likely provide the necessary approval for either transaction. Representatives of Goodwin Procter then presented a comparison of the material differences between the Spirit merger agreement and the Party A/CCPT II merger agreement and the Holdings merger agreement. It was noted that there were still several significant open points in the Holdings merger agreement with respect to the Roll-up Transaction (including provisions related to termination, stockholder indemnification and closing conditions). It was anticipated that the handful of open points with regard to the Spirit transaction could be resolved quickly. The CCPT II Special Committee directed the legal and financial advisors to continue to negotiate with regard to both potential transactions, finalizing legal and economic terms with a goal of entering into a definitive merger agreement and announcing a transaction on or around January 17, 2013.

Following the meeting, the CCPT II Special Committee called Mr. Nolan to inform him of CCPT II’s continued interest in the proposed Business Combination Transaction with Spirit and identified the key terms that remained open (including the exchange ratio, lender consent closing conditions and lock-ups for key Spirit stockholders) and the proposed timeline to sign. Also, the CCPT II Special Committee contacted a member of the Party A Special Committee and requested an increase in the exchange ratio and a cash consideration component for the Roll-Up Transaction.

Also on January 11, 2013, the Spirit Board held a meeting, at which Spirit’s management provided the Spirit Board with an overview of the discussions related to the acquisition of CCPT II in a Business Combination Transaction and again discussed the benefits of and considerations for such a transaction with CCPT II. The Spirit Board discussed CCPT II’s concerns with the value attributable to the Spirit preferred stock and the proposed trading restrictions on the shares of Spirit common stock to be issued to the CCPT II stockholders in the original transaction that Spirit had proposed. Spirit’s management and representatives of Latham & Watkins discussed the potential alternative transaction structure for the acquisition of CCPT II and the Spirit Board discussed various issues related to this structure, including the need for consents from CCPT II’s and Spirit’s lenders, the need for financing and the possible perception that Spirit was being sold (despite the fact that the Spirit Board and management would continue to operate the combined company and that Spirit would likely be treated as the acquirer from an accounting perspective and from a corporate governance perspective substantially all aspects of Spirit’s corporate governance would be adopted by the combined company) and the range of acceptable inverse exchange ratios for such a common stock-for-common stock transaction. Representatives of Barclays presented to the Spirit Board its analysis of the proposed transaction with CCPT II, including the valuation of CCPT II under various valuation methodologies. Representatives of Ballard Spahr LLP, Spirit’s Maryland legal counsel, reviewed with the Spirit Board the duties applicable to the Spirit Board in its decisions with respect to the review and consideration of a proposed transaction with CCPT II. After discussing the qualifications of Barclays to act as the financial advisor for Spirit and the absence of any conflict with such representation, the Spirit Board decided to formally engage Barclays as its exclusive financial advisor and the engagement letter with Barclays was subsequently finalized on January 11, 2013.

On January 11, 2013, Goodwin Procter sent to Latham & Watkins a revised draft of the Spirit merger agreement reflecting the revised structure. In addition, Spirit proposed an exchange ratio of 1.9231 shares of CCPT II common stock (which equates to an inverse exchange ratio of 0.52 of a share of Spirit common stock). The advisors of CCPT II also discussed with the advisors of Spirit the possibility of a share repurchase program by the combined company following the closing of the proposed Business Combination Transaction.

On January 14, 2013, the Party A Special Committee advised the members of the CCPT II Special Committee that Party A would not be willing to increase the exchange ratio or provide a cash consideration component in the Roll-Up Transaction.

Following these discussions, the CCPT II Special Committee instructed its advisors to devote their attention to negotiation of definitive documents for the proposed Business Combination Transaction with Spirit.

Also on January 14, 2013, following discussions with Gleacher on behalf of the CCPT II Special Committee, Spirit proposed a revised exchange ratio range of 1.9231 to 1.9048 shares of CCPT II common stock (equivalent to an inverse exchange ratio range of 0.52 to 0.525 of a share of Spirit common stock).

During the week of January 14, 2013, in accordance with the CCPT II Special Committee’s directives, the respective advisors of the CCPT II Special Committee, CCPT II and Spirit continued to negotiate certain terms of the Spirit merger agreement, including the exchange ratio, the number of directors of the board of the combined company that CCPT II could designate, certain consents as a condition to close, termination fees and expenses, employee waivers, financing cooperation and termination provisions, including the fiduciary out. In addition, on January 14, 2013, Goodwin Procter sent to Latham & Watkins an initial draft of the form of Voting Agreement and Latham & Watkins sent to Goodwin Procter comments to the revised draft of the merger agreement.

In connection with CCPT II’s request for voting agreements from certain of Spirit’s stockholders, Spirit contacted and entered into confidentiality agreements with each of TPG and Macquarie on January 15, 2013 in order to allow Spirit to discuss the proposed acquisition of CCPT II with each of them. From January 15, 2013 through January 21, 2013, Spirit’s management and its legal and financial advisors discussed with each of TPG and Macquarie various aspects of the proposed acquisition of CCPT II as well as the voting agreements that each were being asked to sign as part of the proposed transaction.

Later on January 15, 2013, the Spirit Board held a meeting, at which Spirit’s management and representatives of Latham & Watkins and Barclays provided the Spirit Board with an update on the proposed acquisition of CCPT II, including discussions surrounding the inverse exchange ratio and lender consents. Spirit’s management specifically reported that while Spirit had only proposed an inverse exchange ratio in the range of 0.515 and 0.520, Gleacher, in accordance with the CCPT II Special Committee’s directives, had indicated that CCPT II would require an inverse exchange ratio of 0.531 in order to move forward with a transaction with Spirit. At the request of Spirit’s management, Barclays provided the Spirit Board with an updated financial analysis of the proposed Business Combination Transaction. Mr. Nolan also discussed with the Spirit Board, in connection with CCPT II’s request for voting agreements, that Spirit had entered into confidentiality agreements with each of TPG and Macquarie so that Spirit could discuss the proposed acquisition of CCPT II with each of them. Following further discussion and analysis, including discussion regarding the strategic rationale for, benefits of and considerations for a transaction involving a business combination with CCPT II, the Spirit Board formally authorized Spirit’s management to propose an exchange ratio of 1.9048 (equivalent to an inverse exchange ratio of 0.525 of a share of Spirit common stock).

Also on January 15, 2013, Latham & Watkins circulated to Goodwin Procter an initial draft of the Advisory and Property Management Matters Agreement, pursuant to which the Advisor was requested to waive certain fees that could become payable as a result of a Business Combination Transaction between Spirit and CCPT II. From January 15, 2013 through January 21, 2013, CCPT II and Spirit finalized the terms of the form of Voting Agreement and Advisory and Property Management Matters Agreement. During this period, the parties also exchanged drafts of their respective disclosure letters to the Spirit merger agreement.

On January 16, 2013, the Spirit Board held a meeting to further discuss the proposed strategic transaction with CCPT II. At the meeting, Spirit’s management and representatives of Latham & Watkins and Barclays provided the Spirit Board with an update regarding the negotiations with CCPT II. Spirit’s management informed the Spirit Board that Spirit had communicated to CCPT II the proposed inverse exchange ratio of 0.525 (equal to an exchange ratio of 1.9048) but that CCPT II was continuing to insist on an inverse exchange ratio of 0.531. The Spirit Board discussed with management and representatives of Latham & Watkins and Barclays various aspects of the proposed transaction, including the benefits of and considerations for the transaction. Following a full and detailed discussion, the Spirit Board, following the advice and recommendation of Spirit’s management that the proposed exchange ratio of 0.525 was adequate, concluded that Spirit should not increase its offer above the current inverse exchange ratio of 0.525.

From January 16, 2013 to January 18, 2013, Goodwin Procter and Latham & Watkins exchanged comments and revised drafts of the Spirit merger agreement, the disclosure letters of CCPT II and Spirit and the form of voting agreement.

On January 16, 2013, following discussions with Spirit and at the direction of the CCPT II Special Committee, Holdings agreed to eliminate certain fees and reimbursements that would have otherwise been due to Holdings in the Spirit transaction under the current Advisory Agreement (as described in the section below “Advisory and Property Management Matters Agreement” beginning on page 269).

On January 17, 2013, representatives of Goodwin Procter briefed Mr. Cole, in his capacity of a director of CCPT II, on the terms of the proposed transaction with Spirit and provided an update of the progress of negotiations with Spirit.

From January 18, 2013 to January 20, 2013, in accordance with the CCPT II Special Committee’s directives, Gleacher continued to request an increase in the exchange ratio as well as other financial terms, but

Spirit’s proposal for the exchange ratio remained unchanged at 1.9048 shares of CCPT II common stock for each outstanding share of Spirit common stock. The exchange ratio implied a value of $9.36 per share of CCPT II common stock based on the closing price of Spirit common stock on January 18, 2013.

On January 19, 2013, the Spirit Board held a meeting, at which Spirit’s management and representatives of Latham & Watkins and Barclays provided the Spirit Board with an overview of the recent developments related to the proposed transaction with CCPT II. The Spirit Board discussed various open issues with respect to the proposed strategic transaction with CCPT II, including the exchange ratio, lender consents, corporate governance, discussions with the Advisor, potential selling pressure on the common stock of the combined entity following the closing of the proposed merger (due to built-up demand for liquidity by CCPT II stockholders) and the waiver by executive officers of any rights that may be triggered as a result of the change in control of Spirit. The Spirit Board also discussed in depth the financing necessary to, among other things, replace the CCPT II credit facility at the closing of the transaction. The Spirit Board discussed with representatives of Latham & Watkins and Barclays the various internal procedures that Barclays has in place in connection with transactions in which Barclays serves both as financial advisor and as a potential source of financing for the transaction.

Following the Spirit Board meeting on January 19, 2013, Latham & Watkins circulated to Goodwin Procter comments to the revised draft of the Spirit merger agreement. On January 19, 2013 and January 20, 2013, representatives of Latham & Watkins and Goodwin Procter continued to negotiate the terms of the merger agreement and the other transactions documents, including the size of the termination fee and expense reimbursement cap.

On January 21, 2013, the CCPT II Special Committee met, together with its legal and financial advisors, to discuss the proposed Business Combination Transaction with Spirit. At the meeting, representatives of Gleacher reviewed the financial terms of the proposed transaction and delivered to the CCPT II Special Committee its oral opinion (as subsequently confirmed in writing in an opinion dated January 21, 2013) that, as of the date of the opinion, and subject to various assumptions and limitations described in its opinion, the exchange ratio of 1.9048 was fair, from a financial point of view, to the holders of CCPT II common stock. In addition, representatives of Goodwin Procter reviewed with the CCPT II Special Committee the principal terms and conditions of the Spirit merger agreement and the other ancillary documents. Following deliberations with Ropes & Gray, the CCPT II Special Committee unanimously determined that the Spirit merger and the other transactions contemplated by the Spirit merger agreement are advisable and in the best interests of CCPT II and its stockholders and unanimously recommended to the CCPT II Board that it approve the Spirit merger agreement, the merger and the other transactions contemplated by the Spirit merger agreement.

Immediately following the meeting of the CCPT II Special Committee, the CCPT II Board met, together with CCPT II’s legal and financial advisors and Gleacher and Ropes & Gray to discuss the proposed transaction with Spirit. At the meeting, Goodwin Procter reviewed with the CCPT II Board the principal terms and conditions of the Spirit merger agreement and other ancillary documents. Also at this meeting, Morgan Stanley and UBS reviewed with the CCPT II Board their joint financial analysis of the exchange ratio and each separately delivered to the CCPT II Board an oral opinion, confirmed by delivery of a written opinion dated January 21, 2013, in the case of Morgan Stanley’s opinion, to the effect that, as of that date and based on and subject to the procedures, assumptions, matters considered and qualifications and limitations on the review undertaken described in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to CCPT II and, in the case of UBS’ opinion, to the effect that, as of that date and based on and subject to the procedures, assumptions, matters considered and qualifications and limitations on the review undertaken described in such opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to CCPT II. Following these and other discussions and deliberations by the CCPT II Board concerning, among other things, the matters described below under “—CCPT II’s Reasons for the Merger; Recommendation of the CCPT II Board,” the CCPT II Board unanimously determined that the Spirit merger agreement and the other transactions contemplated by the Spirit merger agreement are advisable, fair to and in the best interests of CCPT II and its stockholders, unanimously approved the Spirit merger agreement, the merger and the other transactions contemplated by the Spirit merger agreement (with Mr. Cole abstaining on the approval of the Advisory and Property Management Matters Agreement) and recommended that the merger and the other transactions contemplated by the Spirit merger agreement be submitted to the CCPT II stockholders for their approval.

Later on January 21, 2013, the Spirit Board held a meeting to discuss the proposed Business Combination Transaction with CCPT II. At the meeting, representatives of Ballard Spahr LLP reviewed again the duties applicable to the Spirit Board in its decisions with respect to the review and consideration of the proposed transaction with CCPT II. Also at the meeting, Spirit’s management and representatives of Latham & Watkins and Barclays provided an update on the most recent negotiation of the proposed merger agreement and summarized the results of its due diligence review of CCPT II. Representatives of Latham & Watkins reviewed the material terms of the merger agreement and other transaction documents, including the Advisor and Property Management Matters Agreement. Also at the meeting, Barclays reviewed with the Spirit Board its financial analysis of the transaction and delivered to the Spirit Board an oral opinion, which was confirmed by delivery of a written opinion dated January 21, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, from a financial point of view, the exchange ratio to be offered to the stockholders of Spirit in the merger is fair to such stockholders. Following these presentations and discussions, and other discussions and deliberations by the Spirit Board concerning, among other things, the matters described below under “—Spirit’s Reasons for the Merger; Recommendation of the Sprit Board,” the Spirit Board unanimously (i) determined and declared that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Spirit and its stockholders, (ii) approved the merger agreement, the merger and the transactions contemplated by the merger agreement, (iii) directed that the merger and the transactions contemplated by the merger agreement be submitted for consideration at a meeting of Spirit’s stockholders and (iv) recommended the approval of the merger and the transactions contemplated by the merger agreement by Spirit stockholders. In connection with the foregoing, the Spirit Board also approved, among other things, the Voting Agreements (with Mr. Charlton abstaining on the approval of the voting agreement to be entered into by Macquarie), the Advisor and Property Management Matters Agreement, the waivers to be given by certain executives of Spirit with respect to rights under existing employment agreements and equity awards (which the Spirit compensation committee had reviewed and recommended that the Spirit Board approve), the amendment to the engagement letter with Barclays (which among other things, deleted the right of first refusal on other financing or structuring) and the commitment letter with Barclays Bank.

Early in the morning of January 22, 2013, CCPT II and Spirit executed and delivered the Spirit merger agreement and certain ancillary documents prior to the opening of the stock markets and issued a joint press release announcing the merger and entry into the merger agreement.

Recommendation of the CCPT II Board and Its Reasons for the Merger

In evaluating the proposed merger, the CCPT II Special Committee consulted with the CCPT II Special Committee’s legal and financial advisors as well as the management of the Advisor and, after careful consideration, the CCPT II Special Committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of CCPT II and its stockholders. Based on the recommendation of the CCPT II Special Committee and other factors, the CCPT II Board unanimously declared advisable and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The CCPT II Board unanimously recommends that CCPT II stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR ALL of the nominees for election as director and FOR the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

In deciding to declare advisable and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that CCPT II stockholders vote to approve the merger and the other transactions contemplated by the merger agreement, the CCPT II Board considered several factors that it viewed as supporting its decision, including the following material factors:

•	CCPT II stockholders will benefit from the liquidity of owning shares of the Combined Corporation listed on the NYSE;

•	following the merger, CCPT II’s real estate portfolio will be more diversified by industry, tenant and asset class;

•

based on current market prices, the merger will create one of the largest publicly-traded net lease REITs by enterprise value, which is expected to enhance the Combined Corporation’s ability to execute large, accretive transactions;

•	CCPT II stockholders will have the opportunity to participate in potential future growth of the Combined Corporation, including any potential growth as a result of its increased size;

•

because the merger consideration consists of CCPT II common stock and the exchange ratio is fixed, CCPT II stockholders will benefit from any increase in the trading price of Spirit common stock between the announcement of the merger and the closing of the merger;

•

based on the closing price of $17.82 per share of Spirit common stock on January 18, 2013, the last trading day before the announcement of the merger, the exchange ratio of 1.9048 shares of CCPT II common stock for each share of Spirit common stock implied a value of $9.36 per share of CCPT II common stock, which is above the estimated value per share of $9.35 established by the CCPT II Board in July 2011;

•

the CCPT II Board’s belief that the merger is more favorable to CCPT II stockholders than the other strategic alternatives available to CCPT II, which belief was formed based on its review of potential strategic alternatives available to CCPT II and consideration of the bids submitted during the third party solicitation process with respect to a possible business combination transaction (see the section titled “The Merger—Background of the Merger” beginning on page 159);

•

Spirit’s senior management, including Thomas H. Nolan, Jr., has significant experience in the real estate industry and in managing public companies and a strong understanding of the business, operations, financial condition, earnings and prospects of CCPT II and Spirit;

•

because the Combined Corporation will be managed entirely by the management of Spirit and all of the properties owned by CCPT II are net leased properties similar to Spirit’s existing property portfolio, integration expenses are expected to be minimal;

•

the merger agreement provisions permitting CCPT II to enter into or participate in discussions or negotiations with a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, if the CCPT II Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the third party proposal could reasonably be expected to lead to a proposal more favorable to CCPT II and its stockholders than the terms of the merger agreement (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the CCPT II Parties” beginning on page 252);

•

in connection with the merger, the Advisor Parties agreed to waive (1) any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE, (2) any performance fees due upon the consummation of the merger, and (3) any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement (see the section titled “Advisory and Property Management Agreement” beginning on page 269);

•	the separate opinions of Morgan Stanley and UBS, dated January 21, 2013, to the CCPT II Board, in the case of Morgan Stanley’s opinion, as to the fairness, from a financial point of view and as of the date of the opinion, to CCPT II of the exchange ratio pursuant to the merger agreement and, in the case of UBS’ opinion, as to the fairness, from a financial point of view and as of the date of the opinion, to CCPT II of the exchange ratio provided for in the merger, which opinions were based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described below in the section “Opinions of CCPT II’s Financial Advisors” beginning on page 191;

•

the opinion of Gleacher to the CCPT II Special Committee, dated January 21, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, to holders of CCPT II common stock of the exchange ratio provided for in the merger, which opinion was based upon and subject to the limitations and assumptions described below in the section “Opinion of CCPT II Special Committee’s Financial Advisor” beginning on page 183; and

•

the commitment of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that the Spirit stockholder approval needed to complete the merger will be obtained in a timely manner, which is supported in part by the Voting Agreements entered into by certain stockholders of Spirit, who together as of January 22, 2013 owned approximately 15% of the currently outstanding shares of Spirit common stock to vote in favor of the merger and the other transactions contemplated by the merger agreement.

The CCPT II Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. These factors included:

•

the termination fee of $55 million and the expense reimbursement of up to $10 million to be paid to Spirit if the merger agreement is terminated under certain circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, CCPT II (see the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by CCPT II to Spirit” beginning on page 263);

•

the terms of the merger agreement placing limitations on the ability of CCPT II to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the CCPT II Parties” beginning on page 252);

•

the possibility that the merger may not be completed, or that completion may be unduly delayed, including because CCPT II stockholders and/or Spirit stockholders may not approve the merger and the other transactions contemplated by the merger agreement, or because the required lender consents may not be obtained (see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete Transactions; Consents” beginning on page 257);

•

the risk that failure to complete the merger could negatively affect liquidity alternatives available to CCPT II, the market value of CCPT II common stock, CCPT II’s operating results, particularly in light of the costs incurred in connection with the transaction and CCPT II’s ability to attract and retain tenants;

•	the potential risk of diverting the Advisor’s focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•

certain of CCPT II’s directors and executive officers have certain interests in the merger that might be different from the interests of CCPT II stockholders generally as described under the section entitled “Interests of CCPT II’s Directors and Executive Officers in the Merger” beginning on page 210;

•	the leverage ratio of the Combined Corporation immediately upon the completion of the merger is estimated to be higher than the leverage ratio of CCPT II prior to the completion of the merger;

•

the percentage of the properties leased to investment grade tenants is expected to be lower for the Combined Corporation immediately upon the completion of the merger than for CCPT II prior to the completion of the merger;

•

the risk of not capturing all of the anticipated operational synergies and cost savings between CCPT II and Spirit and the risk that other anticipated benefits might not be realized in the expected timeframe or at all;

•	the substantial costs to be incurred in connection with the transaction and the transaction expenses arising from the merger;

•	the restrictions on the conduct of CCPT II’s business between the date of the merger agreement and the date of the closing of the merger;

•

because the merger consideration is CCPT II stock and the exchange ratio is fixed, CCPT II stockholders will be adversely affected by any decrease in the trading price of Spirit common stock between the announcement of the transaction and the completion of the merger; and the fact that CCPT II is not permitted to terminate the merger agreement solely because of changes in the trading price of Spirit common stock; and

•	other matters described under the section “Risk Factors.”

This discussion of the information and factors considered by the CCPT II Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the CCPT II Board in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the CCPT II Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the CCPT II Board may have given different weight to different factors. The CCPT II Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

This explanation of the reasoning of the CCPT II Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the Spirit Board and Its Reasons for the Merger

By vote at a meeting held on January 21, 2013, the Spirit Board unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Spirit and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) directed that the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Spirit’s stockholders and (iv) recommended the approval of the merger and the other transactions contemplated by the merger agreement by Spirit’s stockholders. The Spirit Board unanimously recommends that Spirit stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

In evaluating the merger agreement, the Spirit Board consulted with Spirit’s management and legal and financial advisors and, in deciding to declare advisable and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Spirit’s stockholders vote to approve the merger and the other transactions contemplated by the merger agreement, the Spirit Board considered several factors that it viewed as supporting its decision, including the following material factors:

•	the belief that the price being paid for the assets and properties of CCPT II is fair and reasonable compared to the price of similar assets and properties available to be purchased;

•	the expectation that the merger will more rapidly advance a number of priorities of Spirit, including diversifying the property portfolio and lessening tenant concentration risk;

•

the expectation that the increased size and scale of the Combined Corporation, which is expected to be one of the largest publicly traded triple-net lease REITs in the United States with a pro forma enterprise value of approximately $7.1 billion as of January 18, 2013, will allow the Combined Corporation to be more competitive and have a strategic advantage over most of its competitors in successfully executing on large acquisition opportunities;

•	as a result of its larger size, access to multiple forms of capital, the expectation that the Combined Corporation will have a lower cost of debt and capital than Spirit on a stand-alone basis;

•

the combined portfolio will consist of sub-investment grade, investment grade and non-rated properties, expanding Spirit’s investment strategy with the addition of CCPT II’s portfolio, and the real estate portfolio of the Combined Corporation will have a broader, more diverse credit profile with attractive risk/return characteristics that are expected to offer more opportunities for value creation;

•

the Combined Corporation will have a property portfolio with greater diversification than Spirit currently possesses by (i) asset class (both property type and industry), (ii) tenant/operator and (iii) geography;

•

the expectation that the lease profile of the Combined Corporation will be highly attractive, consisting of many investment grade tenants and a weighted average lease term of 10.6 years, supported by Spirit’s proven and disciplined credit analysis and investment process;

•	by doubling the size of the portfolio and assuming CCPT II’s asset manager function, the Combined Corporation is expected to achieve greater operating efficiencies;

•	the exchange ratio is fixed and will not fluctuate as a result of changes in the price of Spirit common stock, and a fixed exchange ratio limits the impact of external factors on the transaction;

•	the expectation that the transaction may improve the Combined Corporation’s funds from operations on a per share basis over the long term;

•	the availability of the debt commitment from Barclays Bank to bridge the interim financing needs of the Combined Corporation;

•

the results of the due diligence review of CCPT II and its assets, liabilities, earnings, financial condition, business and prospects, which supported the positive view of CCPT II’s business and supported the Spirit Board’s determination that the Combined Corporation would have a strong foundation for growth and improved performance;

•

in connection with the merger, the Advisor Parties agreed to waive (1) any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE, (2) any performance fees due upon the consummation of the merger, and (3) any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement;

•

the oral opinion of Barclays rendered to the Spirit Board, which was subsequently confirmed in writing, to the effect that as of January 21, 2013, and subject to the limitations and assumptions set forth in Barclays’ written opinion, the exchange ratio of 1.9048 shares of CCPT II common stock to be paid for each share of Spirit common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than shares of Spirit common stock to be retired in accordance with the terms of the merger agreement) of shares of Spirit common stock. For a discussion of Barclays’ opinion and the financial analyses presented by Barclays to the Spirit Board in connection with the delivery of its opinion, please refer to the section entitled “The Merger—Opinion of Spirit’s Financial Advisor” beginning on page 201;

•

the ability to complete the merger within a reasonable period of time, including the likelihood of receiving the CCPT II and Spirit stockholder approvals necessary to complete the transaction in a timely manner and the necessary third party consents and other approvals in light of the efforts Spirit and CCPT II agreed to use in order to complete the transaction;

•

the merger agreement provisions permitting Spirit to enter into or participate in discussions or negotiations with a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, if the Spirit Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the third party proposal could reasonably be expected to lead to a proposal more favorable to Spirit and its stockholders than the terms of the merger agreement (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Spirit Parties” beginning on page 255);

•

the merger agreement provisions permitting the Spirit Board to, under certain circumstances, withhold, withdraw, modify or qualify its recommendation with respect to the merger (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Spirit Parties” beginning on page 255); and

•

the structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a “reorganization” within the meaning of the Code and is, therefore, not expected to be taxable to Spirit stockholders, other than with respect to cash received in lieu of fractional CCPT II common shares.

The Spirit Board also identified and considered a variety of risks and potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included, among others:

•

the possible disruption to Spirit’s or CCPT II’s business that may result from the announcement of the transaction, including as a result of operational restrictions contained in the merger agreement during the period between the signing of the merger agreement and the completion of the merger;

•

the potential negative effects on the price of the common stock of the Combined Corporation following the merger from the existing sell side demand from the CCPT II stockholders that have no/limited liquidity currently and from Spirit’s Term Loan C Holders;

•	the potential negative impacts as a result of purchase accounting, including above market leases that could negatively effect reported earnings;

•	the risk related to obtaining the lender consents that are triggered as a result of the merger, including the increased costs and delay on closing the transaction;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the merger and the costs of integrating the businesses of Spirit and CCPT II;

•	the restrictions on the conduct of Spirit’s business between the date of the merger agreement and the date of the closing of the merger;

•

the risks associated with operating and potentially divesting certain non-core properties following the closing of the merger, including the risk that the anticipated value of the properties is not received and the potential delay in reinvesting the proceeds from such sales;

•	the fact that the proposed credit facility from Barclays Bank, if used, would be more expensive to the Combined Corporation than CCPT II’s current term loan and revolver;

•	the risk that the cost savings, operational synergies and other benefits expected to result from the transaction might not be fully realized or not realized at all;

•

the termination fee of $55 million and the expense reimbursement of up to $10 million to be paid to CCPT II if the merger agreement is terminated under certain circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Spirit (see the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Spirit to CCPT II” beginning on page 263);

•

the terms of the merger agreement placing limitations on the ability of Spirit to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Spirit Parties” beginning on page 255);

•

the possibility that the merger may not be completed, or that completion may be unduly delayed, including because CCPT II stockholders and/or Spirit stockholders may not approve the merger and the other transactions contemplated by the merger agreement, or because the required lender consents may not be obtained (see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete Transactions; Consents” beginning on page 257 of this joint proxy statement/prospectus), could have an effect on;

•	the market price of Spirit common stock,

•	Spirit’s operating results, particularly in light of the costs incurred in connection with the transaction,

•	and Spirit’s ability to attract and retain tenants and personnel;

•	the absence of appraisal rights for Spirit stockholders under Maryland law; and

•	the risks described in the section entitled “Risk Factors” beginning on page 22.

The Spirit Board also considered the interests that certain executive officers and directors of Spirit may have with respect to the merger in addition to their interests as stockholders of Spirit generally (see the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 211), which the Spirit Board considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the Spirit Board in reaching its recommendation, it may not include all of the factors considered by the Spirit Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the Spirit Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The Spirit Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

THE SPIRIT BOARD UNANIMOUSLY RECOMMENDS THAT SPIRIT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN

THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

In considering the recommendation of the Spirit Board with respect to the merger agreement, you should be aware that certain of Spirit’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Spirit stockholders generally. See the section entitled “The Merger—Interests of Spirit’s Directors and Executive Officers in the Merger” beginning on page 211.

The explanation of the reasoning of the Spirit Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33.

Opinion of CCPT II Special Committee’s Financial Advisor

Gleacher acted as financial advisor to the CCPT II Special Committee in connection with, and has led certain of the negotiations leading to, the merger. On January 21, 2013, at a meeting of the CCPT II Special Committee, Gleacher rendered to the CCPT II Special Committee an oral opinion, subsequently confirmed by delivery of a written opinion as of January 21, 2013, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the exchange ratio provided for in the transaction was fair, from a financial point of view, to holders of CCPT II common stock.

The full text of Gleacher’s written opinion dated January 21, 2013, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this proxy statement and is incorporated herein by reference. Holders of shares of CCPT II common stock are urged to read the opinion carefully and in its entirety.

The opinion does not address CCPT II’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to CCPT II. The opinion does not constitute a recommendation to any holder of the CCPT II common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which shares of CCPT II common stock will trade at any time. Gleacher provided its opinion for the information of the CCPT II Special Committee (solely in its capacity as such) in connection with its consideration of the merger. The issuance of Gleacher’s opinion was approved by the fairness committee of Gleacher. The summary of Gleacher’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Gleacher, among other things:

•

reviewed certain publicly available financial statements and other publicly available business and financial information of Spirit, including research analyst reports and analyzed, with assistance from designated members of the external manager to CCPT II and Holdings and outside consultants, certain financial forecasts prepared by management of Spirit;

•	reviewed certain internal financial statements and other financial and operating data concerning Spirit prepared by management of Spirit;

•	reviewed certain internal financial statements and other financial and operating data concerning CCPT II prepared by designated members of management at Holdings;

•	analyzed certain financial forecasts prepared by designated members of management at Holdings;

•	discussed the past and current operations and financial condition and the prospects of CCPT II and of Spirit with designated members of management at Holdings;

•	reviewed the reported prices and trading activity for Spirit common stock;

•

compared the financial performance of CCPT II and Spirit, and the prices and trading activity of Spirit common stock, with that of certain other publicly traded companies and their securities that Gleacher considered to be generally relevant;

•	reviewed the merger agreement and certain related documents; and

•

performed such other analyses, studies and investigations, including a review of the strategic alternatives review process conducted by the CCPT II Special Committee, and considered such other factors, as Gleacher deemed appropriate.

In arriving at its opinion, Gleacher assumed and relied upon, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with Gleacher (including information that was available from public sources) for the purposes of its opinion. With respect to the financial forecasts prepared and provided to Gleacher by management at Holdings and of Spirit, Gleacher assumed, with the consent of the CCPT II Special Committee, that such forecasts had been reasonably prepared based on the best estimates and judgments of the senior management at Holdings and of Spirit as to the future financial performance of CCPT II and of Spirit and the other matters covered thereby and were the best available forecasts, as of the date of the opinion, with respect to the future financial performance of CCPT II and of Spirit, respectively. Gleacher assumed no responsibility for and expressed no view as to such forecasts or any other forward-looking information or the estimates, judgments or assumptions on which they were based, and Gleacher relied upon the assurances of the senior management at Holdings and of Spirit that they were unaware of any facts or circumstances that would make the information provided to or reviewed by Gleacher incomplete or misleading. In arriving at its opinion, Gleacher did not perform any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CCPT II or its subsidiaries, or of Spirit or its subsidiaries, nor was it furnished with any such valuations or appraisals. Gleacher did not express any opinion as to the value of any asset or liability of CCPT II or any of its subsidiaries, or of Spirit or any of its subsidiaries, whether at market prices as of the date of the opinion or as of any future date. In arriving at its opinion, Gleacher did not take into account any litigation that was pending or may be brought against CCPT II or any of its affiliates or representatives, or against Spirit or any of its affiliates or representatives. In addition, Gleacher did not evaluate the solvency of any party to the merger agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, Gleacher assumed, with the consent of the CCPT II Special Committee, that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of CCPT II or any of its subsidiaries, or of Spirit or any of its subsidiaries, since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to CCPT II or any of its subsidiaries, or of Spirit or any of its subsidiaries, was made available to Gleacher. Gleacher also assumed, with the consent of the CCPT II Special Committee, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by it, that the representations and warranties of each party set forth in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the merger set forth in the merger agreement would be timely satisfied and not modified or waived and that the merger would be consummated in accordance with the terms set forth in the merger agreement without modification, waiver or delay, except, in each case, as would not be material to Gleacher’s analyses or its opinion. In addition, Gleacher assumed, with the consent of the CCPT II Special Committee, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the merger would be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to Gleacher’s analyses, have an adverse effect on CCPT II, or on Spirit, or the contemplated benefits of the merger. Gleacher is not a legal, accounting, regulatory or tax expert. With the consent of the CCPT II Special Committee, Gleacher relied, without independent verification, on the assessment of CCPT II and the Advisor with respect to such other matters. Gleacher’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Gleacher as of the date of its opinion. It should be understood that although subsequent developments may affect Gleacher’s opinion and the assumptions used in preparing it, Gleacher does not have any obligation to update, revise or reaffirm its opinion. Gleacher did not express any view or opinion as to the price at which any share of CCPT II common stock or any other security may trade at any time, including subsequent to the date of its opinion.

Gleacher’s opinion addressed only the fairness, from a financial point of view, to the holders of CCPT II common stock of the exchange ratio provided for in the transaction, and Gleacher did not express any view or opinion as to any other term, provision, aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the merger or the exchange ratio provided for in the transaction to any other class of securities of CCPT II, creditors or other constituencies of CCPT II or its subsidiaries. Gleacher was not asked to, nor did it, offer any opinion as to the form or structure of the merger agreement or the likely timeframe in which the transaction would be consummated. In addition, Gleacher expressed no opinion with respect to the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the exchange ratio provided for in the transaction or with respect to the fairness of any such compensation. Gleacher did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Gleacher understands CCPT II received such advice as it deemed necessary from qualified professionals, and which advice Gleacher relied upon in rendering its opinion. In addition, Gleacher expressed no view or opinion as to the financing of the transaction or the terms or conditions upon which it was obtained. Gleacher’s opinion did not address the underlying business decision of CCPT II to engage in the merger or the relative merits of the merger as compared to any strategic alternative that may have been available to CCPT II. In arriving at its opinion, Gleacher was not authorized to contact, and did not contact, any third parties to solicit indications of interest in a possible transaction involving all or part of CCPT II, nor did Gleacher negotiate or hold discussions with any party (other than Spirit and Barclays and financial advisors to another potential bidder) concerning a possible transaction with CCPT II.

Summary of Gleacher’s Financial Analyses

The following is a summary of the material financial analyses presented by Gleacher to the CCPT II Special Committee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Gleacher, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Gleacher. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Gleacher, the tables must be read together with the full text of each summary and are not alone a complete description of Gleacher’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Gleacher’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 21, 2013, and is not necessarily indicative of current market conditions.

Valuation Analysis

Gleacher analyzed the value of CCPT II on a per share basis based on a net asset value analysis, a discounted cash flow analysis and comparable company analyses.

Net Asset Value Analysis. Gleacher performed a net asset value analysis in connection with the preparation and delivery of its opinion. Gleacher obtained capitalization rate estimates from Wall Street research for certain publicly traded companies in the triple-net-lease REIT industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Gleacher determined to be relevant to its analysis and reasonably comparable to CCPT II in one or more respects. Although none of the following companies is identical or directly comparable to CCPT II, Gleacher chose the following selected comparable companies for its analysis because they had publicly-traded equity securities and were determined to be relevant for its analysis:

Realty Income Corporation

W.P. Carey Inc.

National Retail Properties, Inc.

For each of the selected companies, Gleacher calculated the arithmetic mean net asset value capitalization rate, referred to herein as NAV cap rate, based on information obtained from Wall Street research. Based on these analyses, the range observed for NAV cap rates was 7.18% to 7.42%.

Gleacher’s comparison of capitalization rates for CCPT II and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and CCPT II.

Gleacher selected a reference range of NAV cap rates of 7.0% to 7.5%, applied these NAV cap rates to net operating income, referred to herein as NOI, projections for 2013 that Gleacher received from senior management of Holdings, and calculated a net asset value based on asset and liability projections that Gleacher received from Holdings’ management. This analysis indicated the following implied per share equity value reference range for CCPT II, as compared to the implied consideration value of $9.36 per share:

Implied per Share Equity Value Reference Range for CCPT II	Implied Consideration Value(1)
$7.29 – $8.40	$9.36

(1)	Based on a price per share of Spirit common stock of $17.82, the closing price of Spirit common stock on the NYSE on January 18, 2013.

Discounted Cash Flow Analysis. Gleacher performed a discounted cash flow analysis in connection with the preparation and delivery of its opinion. A discounted cash flow analysis estimates the present value of a company’s per share equity value as a function of the company’s estimated future cash flows over a period of several years.

Gleacher performed a discounted cash flow analysis using financial projections prepared and provided to Gleacher by Holdings’ management for the period from December 31, 2012 through December 31, 2016. Gleacher selected terminal values for CCPT II by applying a range of perpetuity growth rates consistent with the expected future growth of CCPT II. For purposes of its analysis, Gleacher selected a reference range of discount rates of 7.5% to 8.0% based on the estimated weighted average cost of capital of CCPT II, which included consideration of current market data, historical rates of return for the companies analyzed in the comparable company analysis described above, market borrowing rates available to companies comparable to CCPT II, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to comparable companies. Gleacher applied these discount rates to the projected unlevered cash flows derived from Holdings’ management’s projections to determine the present value of CCPT II’s projected cash flows. Gleacher subsequently divided these results by the number of outstanding shares of CCPT II to derive the implied per share equity value for CCPT II.

Based on the discount rate and other assumptions set forth above, the discounted cash flow analysis indicated the following implied per share equity value reference range for CCPT II, as compared to the implied consideration value of $9.36 per share:

Implied per Share Equity Value Reference Range for CCPT II	Implied Consideration Value(1)
$7.04 – $8.65	$9.36

(1)	Based on a price per share of Spirit common stock of $17.82, the closing price of Spirit common stock on the NYSE on January 18, 2013.

Comparable Company Analysis. Gleacher performed comparable company analyses in connection with the preparation and delivery of its opinion. Gleacher reviewed and compared publicly available information for CCPT II’s publicly traded peers. For each of the selected companies, Gleacher calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the companies, Wall Street equity research, SNL Financial and Bloomberg. For the purposes of its analyses, Gleacher reviewed a number of financial metrics, including price as of January 18, 2013 as a multiple of estimated FFO, per share and price as of January 18, 2013 as a multiple of estimated adjusted FFO, referred to herein as AFFO, per share for calendar year 2013. Based on these analyses, the range observed for price as a multiple of FFO per share was 15.8x to 18.7x and the range observed for price as a multiple of AFFO per share was 14.0x to 19.0x.

Gleacher’s comparison of selected companies to CCPT II and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and CCPT II.

Gleacher selected a reference range of price as a multiple of estimated 2013 FFO per share of 15.0x to 17.0x and a reference range of price as a multiple of estimated 2013 AFFO per share of 13.5x to 15.5x and applied these multiples to FFO and AFFO projections for 2013 that Gleacher received from senior management of Holdings. This analysis indicated the following implied per share equity value reference ranges for CCPT II, as compared to the implied consideration value of $9.36 per share:

Implied per Share Equity Value Reference Range for CCPT II Based on		Implied Consideration Value(1)
2013E FFO	2013E AFFO
$9.92 – $11.25	$8.26 – $9.49	$9.36

(1)	Based on a price per share of Spirit common stock of $17.82, the closing price of Spirit common stock on the NYSE on January 18, 2013.

Exchange Ratio Analysis

Gleacher analyzed the implied exchange ratio based on value contribution of CCPT II and Spirit. Gleacher based its analysis on net asset value analyses, discounted cash flow analyses and comparable company analyses.

Net Asset Value Analysis. Gleacher performed an implied exchange ratio analysis based on net asset value analyses in connection with the preparation and delivery of its opinion. Gleacher obtained capitalization rate estimates from Wall Street research for certain publicly traded companies in the triple-net-lease REIT industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Gleacher determined to be relevant to its analysis and reasonably comparable to CCPT II and Spirit, as applicable, in one or more respects. Although none of the following companies is identical or directly comparable to CCPT II or Spirit, respectively, Gleacher chose the following selected comparable companies for its analysis because they had publicly-traded equity securities and were determined to be relevant for its analysis.

CCPT II Comparable Triple-Net-Lease REITs	Spirit Comparable Triple-Net-Lease REITs
Realty Income Corporation	Lexington Realty Trust
W.P. Carey Inc.	Entertainment Properties Trust
National Retail Properties, Inc.	Government Properties Income Trust
CapLease, Inc.
Select Income REIT

For each of the selected companies, Gleacher calculated the arithmetic mean NAV cap rate based on information obtained from Wall Street research. Based on this analysis, the range observed for NAV cap rates for CCPT II comparable companies was 7.18% to 7.42% and the range observed for NAV cap rates for Spirit comparable companies was 7.70% to 8.45%.

Although the selected companies were used for comparison purposes, no company was either identical or directly comparable to CCPT II or Spirit. Accordingly, Gleacher’s comparison of selected companies to CCPT II and Spirit, as applicable, and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies, CCPT II and Spirit.

Gleacher selected reference ranges of NAV cap rates of 7.0% to 7.5% for CCPT II and 8.0% to 8.5% for Spirit, applied these NAV cap rates to NOI projections for 2013 that Gleacher received from senior management of Holdings and Spirit’s management adjusted by Holdings for CCPT II and Spirit, respectively, and calculated a net asset value based on asset and liability projections that Gleacher received from Holdings’ management and Spirit’s management adjusted by Holdings for CCPT II and Spirit, respectively. This analysis indicated the following implied per share equity value reference ranges:

Implied per Share Equity Value Reference Range for CCPT II	Implied per Share Equity Value Reference Range for Spirit
$7.29 – $8.40	$15.34 – $17.73

Based on the implied per share equity value reference ranges Gleacher calculated a reference range of implied exchange ratios summarized in the following table:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
1.8248 – 2.4331(1)	1.9048(2)

(1)	Corresponds to an implied exchange ratio of 0.411 to 0.548 shares of Spirit common stock per share of CCPT II common stock, which is the range presented by Gleacher to the CCPT II Special Committee.
(2)	Corresponds to an exchange ratio of 0.525 shares of Spirit common stock per share of CCPT II common stock, which is the exchange ratio presented by Gleacher to the CCPT II Special Committee for comparison purposes.

Discounted Cash Flow Analysis. Gleacher performed an implied exchange ratio analysis based on discounted cash flow analyses in connection with the preparation and delivery of its opinion. A discounted cash flow analysis estimates the present value of a company’s per share equity value as a function of the company’s estimated future cash flows over a period of several years.

Gleacher performed discounted cash flow analyses using financial projections prepared and provided to Gleacher by Holdings’ management for the period from December 31, 2012 through December 31, 2016 for CCPT II and using financial projections prepared and provided to Gleacher by Spirit’s management adjusted by Holdings for the period from December 31, 2012 through December 31, 2015 for Spirit. Gleacher selected terminal values for CCPT II and Spirit by applying ranges of perpetuity growth rates consistent with the expected future growth of CCPT II and Spirit, respectively. For purposes of its analysis, Gleacher selected reference ranges of discount rates of 7.5% to 8.0% for CCPT II and 8.5% to 9.0% for Spirit based on the estimated weighted average cost of capital of CCPT II and Spirit, respectively, which included consideration of current market data, historical rates of return for the companies analyzed in the comparable company analyses above, market borrowing rates available to companies comparable to CCPT II and Spirit, respectively, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to comparable companies. Gleacher applied these discount rates to the projected unlevered cash flows derived from management’s projections to determine the present value of CCPT II’s and Spirit’s respective projected cash flows. Gleacher took these results and divided by the number of outstanding shares of CCPT II and Spirit, respectively, to derive the implied per share equity value for CCPT II and Spirit, respectively.

Based on the discount rate and other assumptions set forth above, the discounted cash flow analysis indicated the following implied per share equity value reference ranges:

Implied per Share Equity Value Reference Range for CCPT II	Implied per Share Equity Value Reference Range for Spirit
$7.04 – $8.65	$14.99 – $18.33

Based on the implied per share equity value reference ranges Gleacher calculated a reference range of implied exchange ratios summarized in the following table:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
1.7331 – 2.6042(1)	1.9048(2)

(1)	Corresponds to an implied exchange ratio of 0.384 to 0.577 shares of Spirit common stock per share of CCPT II common stock, which is the range presented by Gleacher to the CCPT II Special Committee.
(2)	Corresponds to an exchange ratio of 0.525 shares of Spirit common stock per share of CCPT II common stock, which is the exchange ratio presented by Gleacher to the CCPT II Special Committee for comparison purposes.

Comparable Company Analysis. Gleacher performed an implied exchange ratio analysis based on comparable company analyses in connection with the preparation and delivery of its opinion. Gleacher reviewed publicly available information of certain publicly traded peers of CCPT II and Spirit. For each of the selected companies, Gleacher calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the companies, Wall Street equity research, SNL Financial and Bloomberg. For the purposes of its analyses, Gleacher reviewed a number of financial metrics, including price as of January 18, 2013 as a multiple of estimated FFO per share and price as of January 18, 2013 as a multiple of estimated AFFO per share for calendar year 2013. Based on these analyses, (i) for CCPT II comparable companies, the range observed for price as a multiple of FFO per share was 15.8x to 18.7x and the range observed for price as a multiple of AFFO per share was 14.0x to 19.0x, and (ii) for Spirit comparable companies, the range observed for price as a multiple of FFO per share was 8.6x to 12.2x and the range observed for price as a multiple of AFFO per share was 8.7x to 13.6x.

Although the selected companies were used for comparison purposes, no company was either identical or directly comparable to CCPT II or Spirit. Accordingly, Gleacher’s comparison of selected companies to CCPT II and Spirit, as applicable, and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies, CCPT II and Spirit.

Gleacher selected reference ranges of price as a multiple of estimated 2013 FFO per share of 15.0x to 17.0x for CCPT II and 11.0x to 13.0x for Spirit and reference ranges of price as a multiple of estimated 2013 AFFO per share of 13.5x to 15.5x for CCPT II and 10.5x to 12.5x for Spirit and applied these multiples to FFO and AFFO projections for 2013 that Gleacher received from senior management of Holdings and from Spirit’s management adjusted by Holdings for CCPT II and Spirit, respectively. This analysis indicated the following implied per share equity value reference ranges:

	Implied per Share Equity Value Reference Range for CCPT II	Implied per Share Equity Value Reference Range for Spirit
2013E FFO	$9.92 – $11.25	$14.79 – $17.48
2013E AFFO	$8.26 – $9.49	$16.77 – $19.96

Based on the implied per share equity value reference ranges Gleacher calculated reference ranges of implied exchange ratios summarized in the following table:

Implied Exchange Ratio Reference Range
2013E FFO	2013E AFFO	Merger Exchange Ratio
1.3158 – 1.7606(1)	1.7668 – 2.4155(2)	1.9048(3)

(1)	Corresponds to an implied exchange ratio of 0.568 to 0.760 shares of Spirit common stock per share of CCPT II common stock, which is the range presented by Gleacher to the CCPT II Special Committee.
(2)	Corresponds to an implied exchange ratio of 0.414 to 0.566 shares of Spirit common stock per share of CCPT II common stock, which is the range presented by Gleacher to the CCPT II Special Committee.
(3)	Corresponds to an exchange ratio of 0.525 shares of Spirit common stock per share of CCPT II common stock, which is the exchange ratio presented by Gleacher to the CCPT II Special Committee for comparison purposes.

General

In connection with the review of the merger by the CCPT II Special Committee, Gleacher performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Gleacher considered the results of all of its analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Gleacher believes that selecting portions of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Gleacher’s analysis and opinion. In addition, Gleacher may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher’s view of the actual value of CCPT II or Spirit. In performing its analyses, Gleacher made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of CCPT II and Spirit. Any estimates contained in Gleacher’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. No company used in the above analyses as a comparison is directly comparable to CCPT II or Spirit.

Gleacher prepared the financial analyses described above solely for purposes of providing its opinion to the CCPT II Special Committee that, as of January 21, 2013 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of CCPT II common stock. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Gleacher’s analyses were based in part upon the financial forecasts prepared by the management at Holdings and of Spirit and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Gleacher’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of CCPT II, Spirit, Gleacher or any other person assumes responsibility if future results are materially different from those forecasted by management at Holdings or of Spirit or third parties.

The exchange ratio was determined through negotiations between CCPT II and Spirit and was approved by the CCPT II Special Committee. Gleacher was not asked to, and did not, recommend the specific exchange ratio provided for in the merger, which exchange ratio was determined through negotiations between the CCPT II Special Committee and Spirit.

Gleacher’s opinion and its presentation to the CCPT II Special Committee were one of many factors taken into consideration by the CCPT II Special Committee in its evaluation of the proposed merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the CCPT II Special Committee with respect to the exchange ratio or whether the CCPT II Special Committee would have been willing to recommend a different exchange ratio or other merger consideration.

Gleacher acted as financial advisor to the CCPT II Special Committee in connection with the merger and will receive an aggregate fee of $3.5 million, $2.0 million of which was payable at the time of Gleacher’s engagement and $1.5 million of which was payable upon the rendering of its opinion. In addition, CCPT II has agreed to reimburse certain of Gleacher’s expenses and to indemnify Gleacher and certain of its related parties for liabilities relating to or arising out of its engagement. Other than as related to the merger, Gleacher has had no other recent financial advisory or other commercial or investment banking relationships of a material nature with CCPT II, Spirit or any of their affiliated entities. However, Gleacher and certain of its affiliates, and certain of Gleacher’s and its affiliates’ respective employees may have invested in companies affiliated or associated with CCPT II and Spirit and investment funds managed by entities affiliated or associated with CCPT II and Spirit. Gleacher and its affiliates may in the future provide financial advice and other services to CCPT II, Spirit, Holdings and their respective affiliates or any company that may be involved in the transaction for which Gleacher and its affiliates would expect to receive compensation. In the ordinary course of business Gleacher and certain of its affiliates may trade the securities and other financial instruments of CCPT II, Spirit, one of their affiliates or any of their respective portfolio companies for their own account and for accounts of customers, and may at any time hold a long and short position in any such securities and financial instruments.

Opinions of CCPT II’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained as a financial advisor to CCPT II in connection with the proposed transaction. The CCPT II Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation. As part of that engagement, the CCPT II Board requested that Morgan Stanley evaluate the fairness, from a financial point of view, to CCPT II of the exchange ratio pursuant to the merger agreement. On January 21, 2013, at a meeting of the CCPT II Board held to evaluate the transaction, Morgan Stanley rendered its oral opinion, confirmed by delivery of a written opinion dated January 21, 2013, to the CCPT II Board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to CCPT II.

The full text of Morgan Stanley’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex J to, and is incorporated by reference into, this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the CCPT II Board and addressed only the fairness from a financial point of view to CCPT II of the exchange ratio pursuant to the merger agreement as of the date of the opinion and did not address any other aspects of the transaction. The opinion did not in any manner address the prices at which shares of CCPT II common stock or Spirit common stock would trade at any time and Morgan Stanley expressed no opinion or recommendation as to how any stockholders of CCPT II or Spirit should vote at the stockholders’ meetings to be held in connection with the transaction or otherwise. Morgan Stanley’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that might be available to CCPT II, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of CCPT II to enter into the merger agreement or proceed with the transaction.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Spirit and CCPT II, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Spirit and CCPT II, respectively;

•	reviewed certain financial projections prepared by Spirit’s management and CCPT II’s external manager, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the transaction prepared by Spirit’s management;

•

discussed the past and current operations and financial condition and the prospects of Spirit, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with senior executives of Spirit;

•

discussed the past and current operations and financial condition and the prospects of CCPT II, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with CCPT II’s external manager;

•	reviewed the potential pro forma impact of the merger on certain financial metrics of CCPT II;

•	reviewed the reported prices and trading activity for Spirit common stock;

•

compared the financial performance of Spirit and CCPT II and the prices and trading activity of Spirit common stock with that of certain other publicly-traded companies comparable with Spirit and CCPT II, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

•	participated in discussions and negotiations among representatives of Spirit and CCPT II and their legal and financial advisors;

•	reviewed a draft dated January 21, 2013 of the merger agreement; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Spirit and CCPT II, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Spirit’s management and CCPT II’s external manager of the future financial performance of Spirit and CCPT II, respectively. Morgan Stanley relied upon, without independent verification, the assessments of CCPT II’s external manager as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and Morgan Stanley assumed that there would be no developments with respect to any such matters that would impact Spirit, CCPT II or the transaction (including contemplated benefits anticipated from the transaction) in any respect meaningful to its analyses or opinion. In addition, Morgan Stanley assumed that the transaction would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Code. Morgan Stanley also assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on CCPT II,

Spirit or the transaction (including contemplated benefits anticipated from the transaction). Morgan Stanley was advised by Spirit and CCPT II that each of Spirit and CCPT II had operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and Morgan Stanley assumed that the transaction would not adversely affect such status or operations of Spirit or CCPT II.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of CCPT II and Spirit and their respective legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons, relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Spirit, CCPT II or any other entity, nor (except for certain information relating to valuations or appraisals provided to Morgan Stanley by Spirit’s management and CCPT II’s external manager, respectively) was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley also did not make an analysis of, nor did it express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and Morgan Stanley was advised and therefore assumed that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Except as described in this summary, CCPT II imposed no other instructions or limitations on Morgan Stanley with respect to the investigations made or the procedures followed by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Miscellaneous

CCPT II has agreed to pay Morgan Stanley for its financial advisory services in connection with the transaction an aggregate fee equal to 0.3375% of CCPT II’s equity value plus the principal amount of CCPT II’s outstanding debt prior to closing of the transaction, of which $1.525 million was payable in connection with Morgan Stanley’s engagement and delivery of its opinion and the balance of which is contingent upon closing of the transaction.

During the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services to Spirit and received fees in connection with such services, including having acted as joint book-running manager for the initial public offering of Spirit common stock in 2012. Morgan Stanley also may seek to provide such services to CCPT II and Spirit in the future and expects to receive fees for the rendering of these services. In addition to the fees described above, CCPT II also has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees, disbursements and other charges of counsel. CCPT II also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CCPT II, Spirit, or any other company, or any currency or commodity, that may be involved in the transaction, or any related derivative instrument.

Opinion of UBS Securities LLC

UBS also was retained as a financial advisor to CCPT II in connection with the proposed transaction. As part of that engagement, the CCPT II Board requested that UBS evaluate the fairness, from a financial point of view, to CCPT II of the exchange ratio provided for in the merger. On January 21, 2013, at a meeting of the CCPT II Board held to evaluate the proposed transaction, UBS delivered to the CCPT II Board an oral opinion, confirmed by delivery of a written opinion dated January 21, 2013, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to CCPT II.

The full text of UBS’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS. This opinion is attached as Annex K and is incorporated by reference into this joint proxy statement/prospectus. UBS’ opinion was provided for the benefit of the CCPT II Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the exchange ratio from a financial point of view to CCPT II and did not address any other aspect of the transaction. The opinion did not address the relative merits of the transaction as compared to other business strategies or transactions that might be available to CCPT II or CCPT II’s underlying business decision to effect the transaction. The opinion did not constitute a recommendation to any stockholder as to how to vote or act with respect to the transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Spirit and CCPT II;

•

reviewed certain internal financial information and other data relating to Spirit’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by Spirit’s management that the CCPT II Board directed UBS to utilize for purposes of its analysis;

•

reviewed certain internal financial information and other data relating to CCPT II’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by CCPT II’s external manager that the CCPT II Board directed UBS to utilize for purposes of its analysis;

•	reviewed certain estimates of cost savings prepared by Spirit’s management that were not publicly available that the CCPT II Board directed UBS to utilize for purposes of its analysis;

•	conducted discussions with CCPT II’s external manager and members of Spirit’s senior management concerning CCPT II’s and Spirit’s businesses and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Spirit common stock;

•	considered certain potential pro forma effects of the merger on CCPT II’s financial statements;

•	reviewed a draft dated January 21, 2013 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the CCPT II Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the CCPT II

Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CCPT II, Spirit or any other entity, and UBS was not (except for certain information relating to valuations or appraisals provided to UBS by Spirit’s management and CCPT II’s external manager) furnished with any such evaluation or appraisal. UBS also did not, with the consent of the CCPT II Board, make an analysis of, nor did UBS express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and UBS was advised and therefore assumed, with the consent of the CCPT II Board, that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. With respect to the financial forecasts and estimates, cost savings and pro forma effects referred to above, UBS assumed, at the direction of the CCPT II Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Spirit’s management and CCPT II’s external manager as to the future financial performance of Spirit and CCPT II and such cost savings and pro forma effects. In addition, UBS assumed, with the approval of the CCPT II Board, that the financial forecasts and estimates, including cost savings, referred to above would be achieved at the times and in the amounts projected. UBS relied, at the direction of the CCPT II Board, upon the assessments of CCPT II’s external manager as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and UBS assumed, with the consent of the CCPT II Board, that there would be no developments with respect to any such matters that would impact Spirit, CCPT II or the transaction (including contemplated benefits of the transaction) in any respect meaningful to UBS’ analyses or opinion. UBS also assumed, with the consent of the CCPT II Board, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS was advised by Spirit and CCPT II that each of Spirit and CCPT II operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and UBS assumed, at the direction of the CCPT II Board, that the transaction would not adversely affect such status or operations of Spirit or CCPT II. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the CCPT II Board, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the exchange ratio or otherwise. UBS expressed no opinion as to what the value of CCPT II common stock would be when issued pursuant to the transaction or the prices at which Spirit common stock or CCPT II common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of the CCPT II Board, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement and (iii) the transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on CCPT II, Spirit or the transaction (including contemplated benefits of the transaction). Except as described in this summary, CCPT II imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

Miscellaneous

CCPT II has agreed to pay UBS for its financial advisory services in connection with the transaction an aggregate fee equal to 0.3375% of CCPT II’s equity value plus the principal amount of CCPT II’s outstanding debt prior to closing of the transaction, of which $1.525 million was payable in connection with UBS’ engagement and delivery of its opinion and the balance of which is contingent upon closing of the transaction.

In the past, UBS provided investment banking services to Spirit unrelated to the proposed transaction, for which UBS received compensation, including having acted as joint book-running manager for the initial public offering of Spirit common stock in 2012. In addition, as of the date of UBS’ opinion, an affiliate of UBS was a participant in certain credit facilities of the Spirit Partnership, for which such affiliate had received and continued to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of CCPT II, Spirit and/or certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

CCPT II selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Summary of Joint Financial Analyses

In connection with rendering their respective opinions to the CCPT II Board, CCPT II’s financial advisors jointly performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by CCPT II’s financial advisors in connection with their respective opinions. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to CCPT II or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

CCPT II’s financial advisors believe that their analyses and the summary below must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CCPT II’s financial advisors’ analyses and respective opinions. CCPT II’s financial advisors did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of their opinions, but rather arrived at their ultimate opinions based on the results of all analyses undertaken and assessed as a whole.

The estimates of the future performance of CCPT II and Spirit provided by CCPT II’s external manager and Spirit’s management in or underlying their analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing these analyses, CCPT II’s financial advisors considered industry performance, general business and economic conditions and other matters, many of which were beyond CCPT II’s and Spirit’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The exchange ratio was determined through negotiation between CCPT II and Spirit and the decision by CCPT II to enter into the transaction was solely that of the CCPT II Board. The opinions and financial analyses were only one of many factors considered by the CCPT II Board in its evaluation of the transaction and should not be viewed as determinative of the views of the CCPT II Board or management with respect to the transaction or the exchange ratio provided for in the merger.

The following is a brief summary of the material financial analyses jointly performed by CCPT II’s financial advisors and reviewed with the CCPT II Board on January 21, 2013 in connection with their respective opinions. The financial analyses summarized below include information presented in tabular format. In order for the financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Selected Public Companies Analysis. CCPT II’s financial advisors reviewed financial information of Spirit and CCPT II and publicly available financial and stock market information of the following seven publicly traded REITs in the net lease sector:

•	American Realty Capital Trust, Inc.

•	CapLease, Inc.

•	Entertainment Properties Trust

•	Lexington Realty Trust

•	National Retail Properties, Inc.

•	Realty Income Corporation

•	W.P. Carey Inc.

CCPT II’s financial advisors reviewed, among other things, enterprise values of the selected REITs, calculated as equity market values based on closing stock prices on January 18, 2013 (except, as noted below, in the case of American Realty Capital Trust, Inc.) plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as a multiple of calendar year 2013 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. CCPT II’s financial advisors reviewed closing stock prices of the selected REITs on January 18, 2013 as a multiple of calendar year 2013 estimated funds from operations, referred to as FFO, per share and estimated adjusted FFO, referred to as AFFO, per share. CCPT II’s financial advisors also reviewed annualized quarterly and monthly dividends, as applicable, of the selected REITs as a percentage of the closing stock prices of the selected REITs on January 18, 2013, referred to as dividend yield. CCPT II’s financial advisors further reviewed implied capitalization rates of the selected REITs calculated as annualized net operating income as of September 30, 2012 divided by the gross value of the selected REITs’ real estate. CCPT II’s financial advisors then compared these multiples, dividend yields and capitalization rates derived for the selected REITs with corresponding data implied for CCPT II based on the exchange ratio and Spirit’s closing stock price as of January 18, 2013 and implied for Spirit based on Spirit’s closing stock price as of January 18, 2013. Financial data of the selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. In the case of American Realty Capital Trust, Inc., financial data and the unaffected closing stock price as of September 5, 2012 (the last trading day prior to public announcement of the proposed transaction with Realty Income Corporation) were utilized for purposes of the analysis. Financial data of CCPT II were based on information provided by CCPT II’s external manager and financial data of Spirit were based both on research analysts’ consensus estimates and balance sheet data as of September 30, 2012 per Spirit’s public filings, referred to as Spirit street estimates, and information provided by Spirit’s management, including estimated balance sheet data as of December 31, 2012 and excluding the impact of planned acquisitions and dispositions in 2013, referred to as Spirit management estimates. This analysis indicated the following implied high, mean, median and low multiples, dividend yields and capitalization rates for the selected REITs, as compared to corresponding multiples, dividend yields and capitalization rates implied for CCPT II and Spirit:

	Implied Metrics For Selected REITs								CCPT II Implied Metrics Based on Exchange Ratio		Spirit Implied Metrics Based on Closing Stock Price on January 18, 2013 Utilizing:
	High		Mean		Median		Low				Street Estimates		Spirit Management Estimates
Enterprise Value as Multiple of 2013E EBITDA	19.2	x	15.5	x	15.5	x	12.7	x	15.1	x	13.4	x	13.4	x
Closing Stock Price as Multiple of:
2013E FFO	20.4	x	13.9	x	13.9	x	8.8	x	14.1	x	13.1	x	13.7	x
2013E AFFO	20.3	x	14.3	x	14.0	x	8.6	x	15.3	x	12.4	x	11.4	x
Dividend Yield as Percentage of Closing Stock Price	6.3%		5.3%		5.6%		4.1%		6.7%		7.0%		7.0%
Implied Capitalization Rates	8.5%		6.8%		6.3%		5.4%		6.6%		8.2%		8.0%

Selected Precedent Transactions Analysis. CCPT II’s financial advisors reviewed financial data of the following 12 selected transactions that involved REITs in the net lease sector:

Announcement Date	Acquiror	Target
12/14/12	American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.
09/06/12	Realty Income Corporation	American Realty Capital Trust, Inc.
02/17/12	W.P. Carey Inc.	Corporate Property Associates 15 Incorporated
12/24/11	Ventas, Inc.	Cogdell Spencer Inc.
02/27/11	Ventas, Inc.	Nationwide Health Properties, Inc.
12/14/10	Corporate Property Associates 16 Incorporated	Corporate Property Associates 14 Incorporated
11/02/07	Gramercy Capital Corp.	American Financial Realty Trust
03/13/07	Investor Group led by Macquarie Bank Limited	Spirit Finance Corporation
10/30/06	General Electric Capital Corporation	Trustreet Properties, Inc.
10/23/06	Record Realty Trust	Government Properties Trust, Inc.
07/23/06	Lexington Realty Trust	Newkirk Realty Trust, Inc.
09/02/05	DRA Advisors LLC	Capital Automotive REIT

CCPT II’s financial advisors reviewed, among other things, equity values of the selected transactions, based on the purchase prices paid for the target company’s equity, as multiples of, to the extent publicly available, one-year forward estimated FFO and AFFO per share. CCPT II’s financial advisors then compared these multiples derived for the selected transactions with corresponding multiples implied for CCPT II based on the exchange ratio and Spirit’s closing stock price as of January 18, 2013 and implied for Spirit based on Spirit’s closing stock price as of January 18, 2013. Financial data of the selected transactions were based on publicly available information. Financial data of CCPT II were based on information provided by CCPT II’s external manager and financial data of Spirit were based both on Spirit street estimates and Spirit management estimates. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for CCPT II and Spirit:

Equity Value as Multiple of:	Implied Multiples for Selected Transactions				CCPT II Implied Multiples Based on Exchange Ratio	Spirit Implied Multiples Based on Closing Stock Price on January 18, 2013 Utilizing:
	High	Mean	Median	Low		Street Estimates	Spirit Management Estimates
One-Year Forward FFO	16.9x	13.7x	14.6x	7.7x	14.1x	13.1x	13.7x
One-Year Forward AFFO	19.2x	13.2x	13.3x	7.4x	15.3x	12.4x	11.4x

CCPT II Discounted Cash Flow Analysis. CCPT II’s financial advisors performed a discounted cash flow analysis of CCPT II on a standalone basis utilizing financial forecasts and estimates for CCPT II prepared by CCPT II’s external manager. CCPT II’s financial advisors calculated a range of implied present values (as of December 31, 2012) of (i) the standalone unlevered, after-tax free cash flows that CCPT II was forecasted to generate for the fiscal years ending December 31, 2013 through December 31, 2016 and (ii) terminal values based on CCPT II’s estimated unlevered free cash flows for the terminal year. Implied terminal values were derived by applying to CCPT II’s estimated terminal year unlevered free cash flows a range of perpetuity growth rates of 0.0% to 1.0%. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%. The discounted cash flow analysis resulted in an implied equity value reference range for CCPT II of approximately $6.24 to $10.45 per share, which implied equity value reference range was then utilized in connection with the CCPT II Pro Forma Discounted Cash Flow Analysis more fully described below.

CCPT II Pro Forma Discounted Cash Flow Analysis. CCPT II’s financial advisors also performed a discounted cash flow analysis of CCPT II pro forma for the transaction utilizing financial forecasts and estimates for CCPT II prepared by CCPT II’s external manager and financial forecasts and estimates for Spirit and potential cost savings from the proposed transaction prepared by Spirit’s management. CCPT II’s financial advisors calculated a range of implied present values (as of December 31, 2012) of (i) the unlevered, after-tax free cash flows that CCPT II pro forma for the transaction was forecasted to generate for the fiscal years ending December 31, 2013 through December 31, 2015 and (ii) terminal values based on CCPT II’s pro forma estimated unlevered free cash flows for the terminal year excluding planned acquisitions and dispositions. Implied terminal values were derived by applying to CCPT II’s pro forma estimated terminal year unlevered free cash flows a range of perpetuity growth rates of 0.25% to 1.25%. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%. The discounted cash flow analysis resulted in an implied equity value reference range for CCPT II pro forma for the transaction of approximately $7.49 to $13.52 per share, which indicated a potential increase relative to the implied equity value reference range of approximately $6.24 to $10.45 per share for CCPT II on a standalone basis of approximately 20.1% to 29.5%. Actual results may vary from projected results and the variations may be material.

Certain Prospective Financial Information Reviewed by CCPT II

CCPT II does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CCPT II is including certain unaudited prospective financial information that was made available to the CCPT II

Special Committee, the CCPT II Board and the Spirit Board in connection with the evaluation of the merger. This information also was provided to CCPT II’s and Spirit’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of CCPT II, Spirit, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33 and the risks described in the periodic reports filed by CCPT II with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 293. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in CCPT II’s historical GAAP financial statements. Neither CCPT II’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of CCPT II’s independent registered public accounting firm contained in this joint proxy statement/prospectus relates to CCPT II’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2013 through 2016 for CCPT II on a standalone basis.

	2013	2014	2015	2016
	($ in millions)
Net Operating Income (NOI)	$256.8	$259.2	$260.0	$261.0
Funds from Operations (FFO)	$138.0	$142.3	$143.3	$143.9
Adjusted Funds from Operations (AFFO)	$127.7	$129.5	$136.5	$137.5

For purposes of the unaudited prospective financial information presented herein, NOI is calculated as rental revenues, less property expenses. FFO is a non-GAAP financial performance measure defined by NAREIT and is calculated as net income available to common stockholders, plus (i) depreciation and amortization of real estate assets, (ii) impairments of depreciable real estate assets and (iii) impairments of in substance real estate investments in investees that are driven by measureable decreases in the fair value of the depreciable real estate held by the unconsolidated joint ventures. FFO also excludes gains or losses on sales depreciable real estate and extraordinary items. AFFO is calculated as FFO plus amortization of loan cost, minus (i) non-cash revenue, (ii) tenant improvement costs and (iii) leasing commissions.

Spirit and CCPT II calculate certain non-GAAP financial metrics including NOI, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures may not be directly comparable to one another. Additionally, CCPT II has historically reported modified funds from operation, referred to herein as MFFO, as a non-GAAP supplemental financial performance measure. MFFO differs from AFFO and is defined by CCPT II as FFO, excluding merger and acquisition related costs.

In preparing the foregoing unaudited projected financial information, CCPT II made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33 and the risks described in the periodic reports filed by CCPT II with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 293, all of which are difficult to predict and many of which are beyond the control of CCPT II and/or Spirit and will be beyond the control of the Combined Corporation. The underlying assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the Advisor that the Advisor believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the merger. CCPT II stockholders and Spirit stockholders are urged to review the description of CCPT II’s reported and anticipated results of operations and financial condition and capital resources during 2012, including in “CCPT II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 59 and in CCPT II’s historical consolidated financial statements and the notes thereto beginning on page F-13.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by CCPT II, Spirit or any other person to any CCPT II stockholder or any Spirit stockholder regarding the ultimate performance of CCPT II compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

CCPT II DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of Spirit’s Financial Advisor

In connection with the merger, Spirit engaged Barclays to act as a financial advisor to Spirit.

On January 21, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Spirit Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio of 1.9048 shares of CCPT II common stock, $0.01 par value per share, to be offered for each share of Spirit common stock, referred to herein as the exchange ratio, pursuant to the merger agreement (other than shares of Spirit common stock to be retired in accordance with the terms of the merger agreement) was fair, from a financial point of view, to the stockholders of Spirit. Such exchange ratio corresponds to an inverse exchange ratio of 0.525 shares of Spirit common stock for each share of CCPT II common stock.

The full text of Barclays’ written opinion, dated as of January 21, 2013, is attached as Annex H to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Spirit Board, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the stockholders of Spirit and does not constitute a recommendation to any stockholder of Spirit as to how such stockholder should vote with respect to, or whether to accept the consideration to be offered to the stockholders in connection with, the proposed merger. The terms of the proposed merger were determined through arm’s-length negotiations between Spirit and CCPT II and were unanimously approved by the Spirit Board. Barclays was not requested to address, and its opinion does not in any manner address, Spirit’s underlying business decision to proceed with or effect the proposed merger or the likelihood of consummation of the proposed merger. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Spirit in the proposed merger. No limitations were imposed by the Spirit Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the proposed merger;

•

reviewed and analyzed publicly available information concerning Spirit and CCPT II that Barclays believed to be relevant to its analysis, including CCPT II’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q of Spirit and CCPT II for the fiscal quarter ended September 30, 2012 and the Registration Statement on Form S-11 of Spirit;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Spirit, including financial projections of Spirit prepared by management of Spirit, as approved for Barclays’ use by Spirit, referred to herein as the Spirit projections;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of CCPT II, including financial projections of CCPT II prepared by management of CCPT II, as approved for Barclays’ use by Spirit, referred to herein as the CCPT II projections;

•

reviewed and analyzed a trading history of Spirit common stock from September 20, 2012 to January 18, 2013 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Spirit and CCPT II with each other and with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed the pro forma impact of the proposed merger on the future financial performance of the Combined Corporation, including the expected cost savings and operating synergies, net of any costs-to-achieve, expected by the management of Spirit to result from the proposed merger, referred to herein as the expected impacts;

•

had discussions with the management of Spirit concerning its business, operations, assets, liabilities, financial condition and prospects and the potential strategic benefits of the proposed merger, including but not limited to the potential impacts to Spirit’s growth, portfolio and leverage; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Spirit that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial projections, including the Spirit projections and the CCPT II projections, upon advice of Spirit, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Spirit and of CCPT II as to the future financial performance of Spirit and CCPT II and that Spirit and CCPT II would perform substantially in accordance with such projections. Furthermore, upon the advice of Spirit, Barclays assumed that the amounts and timing of the expected impacts were reasonable and that certain expected impacts would be realized in accordance with such estimates. Barclays expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Spirit or of CCPT II and did not make or obtain any evaluations or appraisals of the assets or liabilities of Spirit or of CCPT II. In addition, Barclays was not authorized by Spirit to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Spirit’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 21, 2013. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred, or may occur, after January 21, 2013. Barclays expressed no opinion as to the prices at which shares of common stock of the Combined Corporation would trade following the announcement or consummation of the proposed merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of common stock of CCPT II or the Combined Corporation to be held by the stockholders of Spirit after the consummation of the proposed merger will be in excess of the market value of Spirit common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed merger.

Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Spirit, that all material governmental, regulatory and third party approvals, consents and releases for the proposed merger would be obtained within the constraints contemplated by the merger agreement and that the proposed merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Spirit had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Spirit common stock but rather made its determination as to fairness, from a financial point of view, to Spirit’s stockholders of the consideration to be offered to such stockholders in the proposed merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Spirit Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spirit, CCPT II or any other parties to the merger agreement. None of Spirit, CCPT II, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Spirit common stock, Barclays considered historical data with regard to the trading prices of Spirit common stock for the period from September 20, 2012 to January 18, 2013 and compared such data with the relative stock price performances during the same periods of other companies that Barclays deemed relevant. Because CCPT II is not listed on a national securities exchange, an analysis of its historical share price was not conducted.

Barclays noted that during the period from September 20, 2012 to January 18, 2013, the closing price of Spirit common stock ranged from $15.00 to $17.95.

Research Price Targets Analysis

Barclays considered publicly available research on per share price targets for Spirit common stock provided by equity research firms. The price targets published by the equity research firms do not necessarily reflect current market trading prices for Spirit common stock and these estimates are subject to uncertainties, including the future financial performance of Spirit and future financial market conditions. The analysis showed that the average target price from the selected analysts reviewed was $18.14 per share of Spirit common stock, the average net asset value from the selected analysts reviewed was $17.91 and the average implied capitalization rate from the selected analysts reviewed was 8.7%.

Selected Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies similar to Spirit and CCPT II, Barclays reviewed and compared specific financial and operating data relating to Spirit and CCPT II with selected companies that Barclays deemed comparable to Spirit and CCPT II. The selected comparable companies were:

•	Getty Realty Corp.

•	Select Income REIT

•	CapLease, Inc.

•	American Realty Capital Properties, Inc.

•	EPR Properties

•	Lexington Realty Trust

•	National Retail Properties, Inc.

•	Realty Income Corp.

Barclays calculated and compared various financial multiples and ratios of Spirit, CCPT II and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its calendar year 2013 estimated FFO based on Wall Street research consensus estimates. This resulted in a range of 8.6x to 18.6x estimated FFO with a median of 12.6x. Barclays also reviewed annualized quarterly and monthly dividends, as applicable of the selected comparable companies as a percentage of the closing stock prices of the selected comparable companies, referred to as dividend yield. This resulted in a range of dividend yields from 2.6% to 7.0% with a median of 6.0%. All of these calculations were performed, and based on publicly available financial data and closing prices as of January 18, 2013, the last trading date prior to the delivery of Barclays’ opinion. Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Spirit and CCPT II, as all the selected companies are REITs with operations that, for the purposes of the analysis of Barclays, may be considered similar to those of Spirit and CCPT II, but none of the selected companies are identical to Spirit or CCPT II. However, because of the inherent differences between the business, operations and prospects of Spirit, CCPT II and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Spirit and CCPT II and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, leverage and degree of operational risk between Spirit, CCPT II and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 11.0x to 15.0x multiples of estimated FFO for Spirit and CCPT II and applied such range to the Spirit projections and CCPT II projections, respectively, to calculate a range of implied prices per share of Spirit and CCPT II and to calculate a range of implied inverse exchange ratios. The following summarizes the result of these calculations:

Spirit Initial Trading Comparables Reference Range	CCPT II Initial Trading Comparables Reference Range	Implied Inverse Exchange Ratio Initial Trading Comparables Reference Range
$15.70 – $21.40	$7.00 – $9.50	0.327x – 0.605x

Barclays noted that on the basis of the selected comparable company analysis, the inverse exchange ratio was within the range of implied values per share calculated on a standalone basis for each of Spirit and CCPT II.

Net Asset Value/Sum-of-the-Parts Analysis

Barclays performed a net asset (sum-of-the-parts) valuation of Spirit’s and CCPT II’s real estate portfolio based on management estimates of Spirit and CCPT II, the Spirit projections and CCPT II projections, respectively. Barclays calculated the estimated net asset value of Spirit’s and CCPT II’s properties by applying selected calendar year 2013 capitalization rates ranging from 7.5% to 9.0% for Spirit and ranging from 6.8% to 7.3% for CCPT II and applied those rates to the calendar year 2013 estimated cash net operating income generated from existing properties and acquisitions as of 12/31/2012. Barclays also took into account for purposes of such analysis Spirit’s and CCPT II’s other tangible assets and liabilities estimated as of December 31, 2012, including Spirit’s and CCPT II’s outstanding indebtedness (which was evaluated, in the case of CCPT II, assuming marked to market utilizing estimated market rates for similar types of indebtedness, and evaluated with no marked to market assumptions for both CCPT II and Spirit) and excluding intangibles and other non-cash GAAP-specific balance sheet items. Implied per share equity values for Spirit and CCPT II were calculated as Spirit’s and CCPT II’s implied net asset value divided by the number of shares of Spirit common stock and CCPT II’s shares, respectively. This analysis indicated an approximate per share equity value reference range for Spirit of $15.10 to $22.40, a per share equity value reference range for CCPT II of $8.20 to $9.40

(assuming no debt marked to market) and a per share equity value reference range for CCPT II of $7.80 to $9.00 (assuming debt marked to market). Based on this implied per share equity value reference range for Spirit and CCPT II, Barclays calculated the following implied inverse exchange ratio reference range, as compared to the inverse exchange ratio provided for in the merger:

Implied Inverse Exchange Ratio Reference Range (assumes no CCPT II debt marked to market)	Implied Inverse Exchange Ratio Reference Range (assumes CCPT II debt marked to market)
0.365x – 0.622x	0.347x – 0.595x

Discounted Cash Flow Analysis

Barclays performed a discounted cash flow analysis of Spirit and CCPT II. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Spirit and CCPT II using the discounted cash flow method, Barclays added each of Spirit’s and CCPT II’s respective (i) projected after-tax unlevered free cash flows for fiscal years 2013 through 2016 based on the CCPT II projections and fiscal years 2013 through 2017 based on the Spirit projections, to (ii) the “terminal value” at the end of 2016 for CCPT II and at the end of 2017 for Spirit, and discounted such amounts to their respective present values using a range of selected discount rates. The residual value of Spirit and CCPT II, respectively, at the end of the forecast period, or “terminal value,” was estimated by applying a range of perpetuity growth rates of 1.5% to 2.5% to the unlevered free cash flow projections of the last fiscal year of the forecast periods for Spirit and CCPT II, respectively, and dividing the resulting amount by a percentage equal to the weighted average cost of capital of each company minus the estimated terminal growth rate. The range of after-tax discount rates was selected based on an analysis of the weighted average cost of capital of Spirit and CCPT II, respectively. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 9.0% to 9.5% and 8.5% to 9.0% for Spirit and CCPT II, respectively. Barclays then calculated a range of implied prices per share of Spirit and CCPT II, respectively, by adding certain non-operating assets and subtracting certain non-operating liabilities, including estimated net debt as of December 31, 2012, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the number of shares of Spirit common stock and CCPT II shares, respectively. The analysis of CCPT II was performed on both a pre-synergies and post-synergies basis, assuming the elimination of the property and asset management expenses and $7.0 million in pro forma general and administrative expenses of CCPT II, as advised by Spirit management.

The following summarizes the result of these calculations:

CCPT II Discounted Cash Flows Reference Range (pre-synergies)	$5.60 – $8.50 Per CCPT II share

CCPT II Discounted Cash Flows Reference Range (post-synergies)	$6.90 – $10.10 Per CCPT II share

Spirit Discounted Cash Flows Reference Range	$14.90 – $24.30 Per Spirit share

Implied Inverse Exchange Ratio Discounted Cash Flows Reference Range (pre-synergies)	0.230x – 0.570x Spirit shares to CCPT II shares

Implied Inverse Exchange Ratio Discounted Cash Flows Reference Range (post-synergies)	0.284x-0.678x Spirit shares to CCPT II shares

Barclays noted that on the basis of the discounted cash flow analysis, the inverse exchange ratio was within the range of implied values per share calculated using management projections.

Contribution Analysis

Barclays also performed a contribution analysis which reviewed the implied contribution of each of Spirit and CCPT II to the Combined Corporation based on certain operational and financial metrics using the Spirit projections and CCPT II projections. Such operational and financial metrics included for each of Spirit and CCPT II: (i) number of properties, (ii) square footage of properties, (iii) estimated revenue for 2012-2014, (iv) estimated EBITDA for 2012-2014 (v) estimated FFO for 2013-2014, and (vi) estimated AFFO for 2012-2014.

In connection with this analysis, Barclays noted that the inverse exchange ratio implied pro forma ownership percentages of 43.7% for Spirit and 56.3% for CCPT II. Barclays also noted that these implied percentages were similar to the percentages implied by the estimated calendar year 2013 FFO contribution.

Pro Forma Capitalization Analysis

Barclays analyzed and considered the impact of the merger on (i) the market value of Spirit common stock, (ii) total debt of Spirit (after considering total debt of CCPT II) estimated as of December 31, 2012, (iii) net debt of Spirit (after considering net debt of CCPT II) estimated as of December 31, 2012, (iv) total enterprise value of Spirit, and (v) 2012 estimated EBITDA of Spirit based on Spirit projections and considering the EBITDA as per the CCPT II projections (which were adjusted to exclude property and asset management expenses and include $7.0 million of pro forma general and administrative expenses for CCPT II, per Spirit’s management guidance).

The following summarizes the result of these calculations:

($ in thousands except per share amounts)
	Spirit (as of 12/31/12)		Pro Forma Following Merger
Market Value of Common Equity	$1,512,054	(1)	$3,463,623
Total Debt	$1,964,832		$3,952,598
Net Debt	$1,876,552	(2)	$3,691,088
Total Enterprise Value	$3,388,606		$7,154,711
2012E EBITDA	$258,882		$513,380
Net Debt / 2012E EBITDA	7.8	x	7.5	x
Net Debt/Enterprise Value	55.4%		51.6%
Fixed Charge Coverage (includes interest expense and loan amortization)	1.5	x	1.8	x

(1)	Reflects share price as of 1/18/2013
(2)	Reflects cash amount adjusted for January 2013 dividend payment.

Pro Forma Accretion/Dilution Analysis

Using financial projections and estimates of cost savings resulting from the transaction provided by the managements of Spirit and CCPT II, Barclays calculated the accretion/dilution of FFO, AFFO and cash available for distribution, referred to herein as CAD, per common share of CCPT II and the FFO, AFFO and CAD per share of Spirit common stock as a result of the transaction. For the 12 months following the expected June 30, 2013 closing of the transaction, Barclays compared the FFO, AFFO and CAD per share of the Combined Corporation to the FFO, AFFO and CAD per share estimate of Spirit and CCPT II, each as a standalone entity. With respect to each share of Spirit common stock for the 12 months following the expected June 30, 2013 closing of the transaction, the analysis indicated that the transaction would be (i) accretive to the FFO in the amount of $0.05 or 3.7%, (ii) dilutive to the AFFO in the amount of $0.27 or 16.0% and (iii) dilutive to the CAD in the amount of $0.03 or 2.1%.

In performing its analysis, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spirit or CCPT II. Any estimates contained in Barclays’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Barclays of the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of Spirit common stock and were conducted in connection with the delivery of Barclays’ opinion to the Spirit Board.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Spirit Board selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

Barclays is acting as financial advisor to Spirit in connection with the proposed merger. As compensation for its services in connection with the proposed merger, Spirit paid Barclays a fee of $2.0 million upon the delivery of Barclays’ opinion and a fee of $11.0 million will be payable upon completion of the proposed merger against which the amounts paid for the opinion will be credited. In addition, Spirit has agreed to reimburse Barclays for expenses incurred in connection with the proposed merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Spirit and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Spirit and CCPT II in the past, and may perform such services in the future, and has received, and expects to receive, customary fees for such services. As of January 21, 2013, Barclays had not received any fees from Spirit or CCPT II for such services in the past two (2) years. Furthermore, Barclays Bank may act as the arranger for a $575 million term loan and a $50 million revolving credit facility to the Spirit Partnership in connection with the proposed merger, the proceeds of which may be used to refinance certain debt of the Combined Corporation that may be outstanding following the effective time of the merger. Pursuant to its financing commitments for such facilities, Barclays Bank expects to receive certain customary indemnification and fees from the Spirit Partnership, including certain fees payable depending on various circumstances and contingencies. For more information, see “The Merger Agreement—Financing Related to the Merger” beginning on page 264.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Spirit and CCPT II for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Prospective Financial Information Reviewed by Spirit

Spirit does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Spirit is including unaudited prospective financial information that was made available to the Spirit Board, the CCPT II Special Committee and the CCPT II Board in connection with the evaluation of the merger. This information also was provided to Spirit’s and CCPT II’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Spirit, CCPT II, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the captions “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33 and the risks described in the periodic reports filed by Spirit with the SEC, which reports can be found as described under the caption “Where You Can Find More Information” beginning on page 293. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Spirit’s historical GAAP financial statements. Neither Spirit’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. The report of Spirit’s independent registered public accounting firm contained in this joint proxy statement/prospectus for the year ended December 31, 2012, relates to Spirit’s historical financial information and it does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2013 through 2015 for Spirit on a standalone basis including potential projected acquisitions.

	2013	2014	2015
	($ in millions)
Total Rental Revenue	$292.1	$311.5	$334.9
Funds from Operations (FFO)	$119.4	$133.4	$152.0
Adjusted Funds from Operations (AFFO)	$140.8	$156.6	$176.2

Spirit calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Spirit’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs.

Spirit and CCPT II calculate certain non-GAAP financial metrics including FFO and AFFO using different methodologies. The differences relate to the treatment of certain non-recurring expenses. Consequently, the financial metrics presented in each company’s prospective financial information disclosures may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, Spirit made a number of assumptions regarding, among other things, interest rates, corporate financing activities, Spirit’s common stock price appreciation and the timing and amount of common stock issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, performance of the portfolio, the amount, timing and cost of existing and planned development properties, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors—Risk Factors Relating to the Merger” beginning on page 22 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 33 and the risks described in the periodic reports filed by Spirit with the SEC, which reports can be found as described under the caption “Where You Can Find More Information” beginning on page 293, all of which are difficult to predict and many of which are beyond the control of Spirit and/or CCPT II and will be beyond the control of the Combined Corporation. The underlying assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Spirit management that Spirit management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the merger. Spirit stockholders and CCPT II stockholders are urged to review the description of Spirit’s reported and anticipated results of operations and financial condition and capital resources during 2012, including “Spirit’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 120 and Spirit’s historical consolidated financial statements and the notes thereto beginning on page F-1.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Spirit, CCPT II or any other person to any Spirit stockholder or any CCPT II stockholder regarding the ultimate performance of Spirit compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

SPIRIT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of CCPT II’s Directors and Executive Officers in the Merger

In considering the recommendation of the CCPT II Board to approve the merger and the other transactions contemplated by the merger agreement, CCPT II stockholders should be aware that in connection with the merger, the Advisor, which is indirectly wholly-owned by Christopher H. Cole, the chairman, president and chief executive officer of CCPT II, is entitled to certain fees pursuant the Advisory Agreement during the Interim Period as described under the section entitled “Advisory and Property Management Matters Agreement” beginning on page 269. Under the terms of the Advisory Matters Agreement, except as described in the following sentence, the Advisor Parties will continue to be paid the asset management, property management and other fees payable pursuant to the Existing Agreements, calculated in a manner consistent with past practice, for services rendered during the Interim Period. The Advisor Parties have, however, waived (1) any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE, (2) any performance fees due upon the consummation of the merger, and (3) any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement. In addition to the fees described above, following the closing of the merger, the Advisor Parties may provide certain services to the Combined Corporation and the Advisor Parties will be entitled to receive compensation for such services in an amount to be mutually agreed to by the Combined Corporation and the Advisor Parties. Christopher H. Cole and D. Kirk McAllaster, Jr., the executive vice president, chief financial officer and treasurer of CCPT II, are also officers of the Advisor. In such capacities, Messrs. Cole and McAllaster have certain interests in the merger that may be different from the interests of CCPT II stockholders generally. These interests may create potential conflicts of interest. The CCPT II Board and the CCPT II Special Committee were aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. None of CCPT II’s executive officers or the members of its board of directors is party to an agreement with CCPT II, or participates in any CCPT II plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger.

Interests of Spirit’s Directors and Executive Officers in the Merger

In considering the recommendation of the Spirit Board to approve the merger and the other transactions contemplated by the merger agreement, Spirit stockholders should be aware that executive officers and directors of Spirit have certain interests in the merger that may be different from, or in addition to, the interests of Spirit stockholders generally. These interests may create potential conflicts of interest. The Spirit Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. These interests include the following:

Treatment of Spirit Restricted Stock

Under the merger agreement, the Combined Corporation will assume the Spirit Incentive Award Plan and the number and kind of shares available for issuance under the Spirit Incentive Award Plan will be converted into shares of the Combined Corporation common stock in accordance with the provisions of the plan. As a result of the transactions contemplated under the merger agreement, the aggregate number of shares issuable under the Spirit Incentive Award Plan will be convertible into 3,321,442 shares of the Combined Corporation common stock pursuant to the merger in accordance with the provisions of the plan, which based on the closing price of the Spirit common stock on March 25, 2013, would have an aggregate value of $33,427,823.

In addition, under the merger agreement, immediately prior to the effective time of the merger, each then-outstanding share of Spirit restricted stock will be converted into the right to receive shares of the Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to the Spirit Restricted Stock Awards immediately prior to the consummation of the merger.

As a result of the transactions contemplated under the merger agreement, 1,010,295 shares of Spirit restricted stock held by Spirit’s executive officers and directors would be converted into the right to receive 1,924,410 shares of the Combined Corporation common stock pursuant to the merger, which based on the closing price of Spirit common stock on March 25, 2013, would have an aggregate value of $19,367,743.

Waiver Agreements

Each Spirit executive is party to an employment agreement with Spirit that provides for severance payments and benefits upon a qualifying termination of employment without “cause” or for “good reason” (each, as defined in the applicable employment agreement), and, pursuant to the terms of the applicable employment agreements, certain Spirit executives are entitled to accelerated vesting of restricted stock awards upon such qualifying termination. The employment agreements for each of Messrs. Nolan, Mavoides and Bender also provide that if an excise tax is imposed as a result of any compensation or benefits provided to the executive in connection with a “change in control” (as defined in the applicable employment agreement), then Spirit will gross-up the Spirit executive to cover the excise tax, and any taxes resulting from such gross-up, under the Code. Additionally, each of Messrs. Nolan, Mavoides and Bender is party to a restricted stock award agreement that provides for accelerated vesting of the award upon a “change in control” (as defined in the applicable award agreement).

On January 22, 2013, Spirit entered into waiver agreements with each of the Spirit executives, which provide that (i) the merger will not constitute a “change in control” for purposes of the Spirit executive’s employment agreement and related restricted stock agreement(s) and (ii) any change in position that occurs in connection with the merger will not constitute “good reason” or a termination without “cause” for purposes of the Spirit executive’s employment agreement and related restricted stock agreement(s). In addition, under the waiver agreements executed by Messrs. Nolan, Mavoides and Bender, each executive waived his entitlement to a tax gross-up payment to cover any excise taxes imposed as a result of any payments made to them in connection with the merger. Therefore, none of Spirit’s executive officers is a party to an agreement with Spirit, or participates in any Spirit plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the merger.

Section 16 Matters

Pursuant to the merger agreement, Spirit has agreed to take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of Spirit common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the merger agreement by each officer or director of Spirit who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spirit.

Indemnification and Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation will indemnify, defend and hold harmless, among others, each officer and director of Spirit, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement, to the fullest extent permitted under applicable law. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the merger, each of Spirit and CCPT II has agreed to use reasonable best efforts to obtain and fully pay for a “tail” prepaid insurance policy or policies from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for, among others, each officer and director of Spirit covering at least six years after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger. If Spirit or CCPT II fails to obtain a “tail” policy as of the effective time of the merger, the Combined Corporation will maintain in effect, for a period of at least six years after the effective time of the merger, Spirit’s existing policies on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. If terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of 250% of the last annual premium paid by Spirit, the Combined Corporation will maintain in effect, for a period of at least six years after the effective time of the merger, as much similar insurance as is reasonably practicable for an annual premium equal to 250% of the last annual premium paid by Spirit. These interests are described in detail below at “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

The Spirit board of directors was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that Spirit stockholders approve the merger and the other transactions contemplated by the merger agreement. See “The Merger—Recommendation of the Spirit Board and Its Reasons for the Merger.”

Security Ownership of CCPT II’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information as of March 25, 2013, regarding the beneficial ownership of CCPT II common stock by each person known by CCPT II to own 5% or more of the outstanding shares of common stock, each of CCPT II directors, and each named executive officer, and CCPT II directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 208,584,611 shares of common stock outstanding as of March 25, 2013. The address of each beneficial owner listed below is c/o Cole Real Estate Investments, 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016. None of the shares in the following table has been pledged as security.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage
Christopher H. Cole(2)	35,791	*
Marcus E. Bromley(3)	25,000	*
George N. Fugelsang	—	—
D. Kirk McAllaster, Jr.	363	*
All officers and directors as a group (4 persons)(4)	61,154	*

*	Represents less than 1.0% of the outstanding common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following March 25, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes 20,000 shares owned by Holdings and 15,791 shares owned by the Christopher H. Cole Generation Skipping Trust, for which Mr. Cole is the Trustee, for which Mr. Cole disclaims beneficial ownership. Mr. Cole is the sole stockholder of Cole Holdings Corporation and controls the voting and disposition decisions of Holdings.
(3)	Includes 5,000 shares owned by Mr. Bromley pursuant to exercise of options and shares issuable upon exercise of options to purchase up to 20,000 shares of common stock, which are exercisable within 60 days of March 25, 2013.
(4)	Includes shares issuable upon exercise of options to purchase up to 20,000 shares of common stock, which are exercisable within 60 days of March 25, 2013.

Based on the number of shares of CCPT II common stock beneficially owned by the CCPT II officers and directors as of March 25, 2013, none of the CCPT II officers or directors, individually or as a group, will own more than 1.0% of the outstanding common stock of the Combined Corporation after the merger is completed.

Security Ownership of Spirit’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information regarding the beneficial ownership of Spirit’s common stock as of March 25, 2013 by:

•	each person known by Spirit to be the beneficial owner of more than 5% of its outstanding shares based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of Spirit’s named executive officers and directors; and

•	all of Spirit’s officers and directors as a group.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, AZ 85260. No shares beneficially owned by any Spirit executive officer, director or director nominee have been pledged as security.

	Common Stock Beneficially Owned
Name of Beneficial owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders
Macquarie Group (US) Holdings No. 1 Pty Limited(2)	6,568,255	7.7%
Entities affiliated with TPG-Axon(3)	6,568,408	7.7%
Isis Investments Limited(4)	5,254,604	6.2%
Entities affiliated with Highland Capital Management(5)	4,385,584	5.2%
Entities affiliated with GoldenTree Asset Management LP(6)	5,522,264	6.5%
Midtown Acquisitions L.P.(7)	4,408,000	5.2%
Director, Director Nominees and Named Executive Officers
Thomas H. Nolan, Jr.	672,942	*
Peter M. Mavoides	238,824	*
Michael A. Bender	208,824	*
Mark L. Manheimer	50,000	*
Gregg A. Seibert	52,760	*
Kevin M. Charlton(8)	6,568,255	7.7%
Todd A. Dunn	5,000	*
David J. Gilbert	5,000	*
Richard I. Gilchrist	5,000	*
Diane M. Morefield	5,000	*
Nicholas P. Shepherd	5,000	*

All Director, Director Nominees and Named Executive Officers as a Group (11 persons)	7,816,605	9.2%

*	Represents less than 1.0%
(1)	Assumes 84,833,181 shares of Spirit common stock were outstanding as of March 25, 2013.
(2)	Represents the number of shares of Spirit common stock beneficially owned, as reported on Schedule 13D filed with the Securities and Exchange Commission on September 25, 2012, by Macquarie Group (US) Holdings No. 1 Pty Limited, referred to as Macquarie, either directly or through its affiliates. The members of the board of directors of Macquarie, referred to herein as Macquarie, are Kevin M. Charlton, Christopher Green, Richard John Hughes and Charles Tamplin, and these individuals may be deemed to share voting power and investment control over the shares of Spirit common stock held by Macquarie. These individuals disclaim beneficial ownership of the shares of Spirit common stock held by Macquarie. The address for Macquarie is No. 1 Martin Place, Sydney, New South Wales, 2000, Australia. In connection with the merger agreement, Macquarie has entered into a Voting Agreement with CCPT II described under the section “Voting Agreements” beginning on page 267.
(3)

Represents the number of shares of Spirit common stock beneficially owned, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, by TPG-Axon either directly or through its affiliates. The entities affiliated with TPG-Axon that hold shares of Spirit common stock are TPG-Axon Partners, LP and TPG-Axon Spirit Holdings Ltd., which is a wholly-owned subsidiary of TPG-Axon International, LP. The general partners of TPG-Axon Partners, LP and TPG-Axon International, LP are TPG-Axon Partners GP, L.P. and TPG-Axon International GP, LLC, respectively. TPG-Axon GP, LLC is the general partner of TPG-Axon Partners GP, L.P. and the managing member of TPG-Axon International GP, LLC. The managing member of TPG-Axon GP, LLC is Dinakar Singh LLC, which, in turn, is controlled by Dinakar Singh. Mr. Singh may be deemed to share voting power and investment control over the shares of Spirit common stock held by entities affiliated with TPG-Axon. Mr. Singh disclaims beneficial ownership of the shares of Spirit common stock held by entities affiliated with TPG-Axon except to the extent of any pecuniary interest therein. The address for entities affiliated with TPG-Axon is 888 Seventh Avenue, 38th Floor, New York, NY 10019. In connection with the merger agreement, Macquarie has entered into a Voting Agreement with CCPT II described under the section “Voting Agreements” beginning on page 267.
(4)	Andrew Paul Shimmin is the court appointed liquidator and deemed official receiver of Isis Investments Limited, and Mr. Shimmin may be deemed to have voting power and investment control over the shares of Spirit common stock held by Isis Investments Limited. Mr. Shimmin disclaims beneficial ownership of the shares of Spirit common stock held by Isis Investments Limited except to the extent of any pecuniary interest therein. The address for Isis Investments Limited is 13-15 Hope Street, Douglas, Isle of Man, IM1 1AQ British Isles.
(5)	Represents the number of shares of Spirit common stock beneficially owned, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, by Highland Capital Management either directly or through its affiliates. The entities affiliated with Highland Capital Management, L.P., or HCMLP, are each managed by HCMLP, except for the Pyxis Credit Strategies Fund (fka Highland Credit Strategies Fund), which is an investment company registered under the 1940 Act. The HCMLP-managed entities are controlled by James Dondero. The Pyxis Credit Strategies Fund is managed under an investment advisory agreement with Pyxis Capital, L.P. subject to the governance of the Board of Trustees of the fund. Mr. Dondero may be deemed to share voting power and investment control over the shares of Spirit common stock held by the entities affiliated with Highland Capital Management. Mr. Dondero disclaims beneficial ownership of the shares of Spirit common stock held by the entities affiliated with Highland Capital Management except to the extent of any pecuniary interest therein. The address for the entities affiliated with Highland Capital Management is 13455 Noel Road, Suite 800, Dallas, TX 75240.
(6)	Represents the number of shares of Spirit common stock beneficially owned, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013, by GoldenTree Asset Management LP either directly or through its affiliates. The entities affiliated with GoldenTree Asset Management LP, or GTAM, are each managed by GTAM, which is an investment advisor registered under the 1940 Act. GoldenTree Asset Management LP is controlled by its general partner, GoldenTree Asset Management LLC, which in turn is controlled by its senior managing member, Steven A. Tananbaum. Each of the entities is managed pursuant to an investment management agreement entered into with GTAM. Mr. Tananbaum may be deemed to share voting power and investment control over the shares of Spirit common stock held by the entities affiliated with GTAM. Mr. Tananbaum disclaims beneficial ownership of the shares of Spirit common stock held by the entities affiliated with GTAM except to the extent of any pecuniary interest therein. The address for the entities affiliated with GTAM is 300 Park Avenue, New York, New York 10022.
(7)	Represents the number of shares of Spirit common stock beneficially owned, as reported on Schedule 13G filed with the Securities and Exchange Commission on October 1, 2012, by Midtown Acquisitions L.P. either directly or through its affiliates. Davidson Kempner Capital Management LLC, acting through its affiliates pursuant to various advisory agreements, or DKCM, is the ultimate investment manager of Midtown Acquisitions L.P., or Midtown, and affiliated funds who are partners therein. DKCM has overall responsibility for investment decisions made on behalf of Midtown. Thomas L. Kempner, Jr. serves as the Executive Managing Member of DKCM. The other partners of DKCM are Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Jogeesvaran Chris Krishanthan, Shulamit Leviant and Morgan Blackwell. Each such person may be deemed to share voting power and investment control over the shares of Spirit common stock held by Midtown. Each such person disclaims ownership of the shares of Spirit common stock held by Midtown except to the extent of any pecuniary interest therein. The address for Midtown is 65 East 55th Street, 19th Floor, New York, NY 10022.
(8)	Kevin M. Charlton is a member of the board of directors of Macquarie and may be deemed to have beneficial ownership of the shares of Spirit common stock owned by Macquarie. Mr. Charlton disclaims beneficial ownership of the shares of Spirit common stock held by Macquarie.

Based on the number of shares of the Combined Corporation common stock estimated to be outstanding immediately following the close of the merger, none of Spirit’s stockholders who are known to be the beneficial owners of more than five percent of the outstanding shares of Spirit common stock as of March 25, 2013, will beneficially own more than five percent of the common stock of the Combined Corporation. With the exception of Messr. Kevin Charlton, none of Spirit’s directors or officers, individually or as a group, will beneficially own more than 1.0% of the outstanding common stock of the Combined Corporation after the merger is completed.

Regulatory Approvals Required for the Merger

The merger may be subject to certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. CCPT II and Spirit are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, CCPT II and Spirit have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

Although CCPT II and Spirit do not expect any regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to closing the merger by the termination date specified in the merger agreement, CCPT II and Spirit can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to CCPT II after the effective time of the merger. CCPT II and Spirit have not yet obtained any of the regulatory approvals required to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion as it relates to the material U.S. federal income tax consequences of the merger summarizes such consequences to certain holders (as specified below) of Spirit common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code. The discussion below as it relates to the material U.S. federal income tax consequences of holding stock in the Combined Corporation summarizes such consequences to certain holders (as specified below) of Combined Corporation common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, referred to herein as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Spirit common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Spirit common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	U.S. holders whose “functional currency” is not the U.S. dollar; and

•	persons who acquired their Spirit common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Spirit common stock (or, following the effective time of the merger, of the Combined Corporation common stock) that is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Spirit common stock (or following the effective time of the merger, of the Combined Corporation common stock) that is not a U.S. holder and is either a corporation, trust, estate or non-resident alien individual for federal income tax purposes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Spirit (or, following the merger, the Combined Corporation) common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Spirit (or, following the merger, the Combined Corporation) common stock, and the partners in such partnership, should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the merger is not binding on the Internal Revenue Service, referred to herein as the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF SPIRIT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the merger that Latham & Watkins LLP (outside counsel to Spirit) and Goodwin Procter LLP (outside counsel to CCPT II) each renders a tax opinion to its client to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations and covenants made by Spirit and CCPT II (including those contained in tax representation letters provided by Spirit and CCPT II), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to Spirit and outside counsel to CCPT II and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

In the opinion of Latham & Watkins LLP and Goodwin Procter LLP, the merger of Spirit with and into CCPT II will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•

a U.S. holder will not recognize any gain or loss upon receipt of common stock of the Combined Corporation in exchange for its Spirit common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of the Combined Corporation common stock, as discussed below.

•

a U.S. holder will have an aggregate tax basis in the Combined Corporation common stock received in the merger equal to the U.S. holder’s aggregate tax basis in its Spirit shares surrendered pursuant to the merger, reduced by the portion of the U.S. holder’s tax basis in its Spirit shares surrendered in the merger that is allocable to a fractional share of Combined Corporation common stock. If a U.S. holder acquired any of its shares of Spirit common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of the Combined Corporation common stock received in the merger. U.S. holders that hold multiple blocks of Spirit common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Combined Corporation common stock received in the merger under these Treasury Regulations.

•

the holding period of the Combined Corporation common stock received by a U.S. holder in connection with the merger will include the holding period of the Spirit common stock surrendered in connection with the merger.

•

cash received by a U.S. holder in lieu of a fractional share of Combined Corporation common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by the Combined Corporation, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

•

a non-U.S. holder will not recognize any gain or loss upon receipt of Combined Corporation common stock in exchange for its Spirit common stock in connection with the merger provided that either (i) the non-U.S. holder has owned (actually and constructively) 5% or less in value of the Spirit common stock at all times during the five year period ending on the date of the merger (or, if shorter, the period during which the non-U.S. holder has held the Spirit common stock), or (ii) Spirit is a “domestically-controlled qualified investment entity.” Spirit will be considered domestically controlled if, at all times during the five year period ending on the date of the merger, less than 50% in value of Spirit’s outstanding stock was held, directly or indirectly, by non-U.S. persons. Prior to Spirit’s initial public offering on September 25, 2012, more than 50% in value of Spirit’s outstanding stock was held indirectly by non-U.S. persons. As a result, Spirit will not be considered domestically controlled. Since Spirit is not a domestically-controlled qualified investment entity, a non-U.S. holder that has owned at some time during the five year period ending on the date of merger (or, if shorter, the period during which the non-U.S. holder has held the Spirit common stock) more than 5% in value of Spirit’s common stock will be subject to U.S. federal income tax on that holder’s gain in Spirit common stock unless (A) the Combined Corporation is not domestically-controlled, (B) either the Combined Corporation common stock is not regularly traded on an established securities market or, if such common stock is regularly traded on an established securities market, the non-U.S. holder is considered to own more than 5% in value of such common stock immediately after the merger, and (C) the non-U.S. holder complies with certain U.S. return filing requirements, in which case only the gain attributable to fractional shares exchanged for cash shall be subject to U.S. federal income tax. If a non-U.S. holder is subject to tax on its exchange of Spirit common stock in the merger, its gain will be measured by the excess of (i) the sum of the fair market value of the Combined Corporation stock received in the exchange plus any cash received in respect of fractional shares over (ii) the non-U.S. holder’s adjusted tax basis in its Spirit common stock.

•

a non-U.S. holder that does not recognize gain or loss in connection with the transaction will have an aggregate tax basis in the Combined Corporation common stock received in the merger equal to the non-U.S. holder’s aggregate tax basis in its Spirit shares surrendered pursuant to the merger, reduced by the portion of the non-U.S. holder’s tax basis in its Spirit shares surrendered in the merger that is allocable to a fractional share of the Combined Corporation common stock. A non-U.S. holder that is subject to tax in the merger will have an aggregate tax basis in the Combined Corporation common stock equal to its fair market value at the time of the merger.

•

A non-U.S. holder’s holding period in the Combined Corporation common stock received in connection with the merger will include its holding period in the Spirit common stock surrendered in connection with the merger if the non-U.S. holder’s exchange in the merger is not taxable. If the non-U.S. holder’s exchange of the Spirit common stock in the merger is taxable, the non-U.S. holder’s holding period in the Combined Corporation common stock will begin anew.

Backup Withholding

Certain U.S. holders of Spirit common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the merger. Backup withholding will not apply, however, to a U.S. holder of Spirit common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. A non-U.S. holder may also be subject to backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if any withholding agent has actual knowledge, or reason to know, that such holder is not a non-U.S. holder. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. SPIRIT STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

REIT Qualification of Spirit and CCPT II

It is a condition to the obligation of CCPT II to complete the merger that CCPT II receive an opinion from Latham & Watkins LLP (outside counsel to Spirit) to the effect that, for all taxable periods commencing with Spirit’s taxable year ended December 31, 2003 through the merger, Spirit has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and from and after the merger, the organization and proposed method of operation of the Combined Corporation will enable the

Combined Corporation to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Latham & Watkins LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by Spirit and CCPT II about factual matters relating to the organization and operation of Spirit and its subsidiaries and CCPT II and its subsidiaries.

It is a condition to the obligation of Spirit to complete the merger that Spirit receive an opinion from Goodwin Procter LLP (outside counsel to CCPT II) to the effect that, for all taxable periods commencing with CCPT II’s taxable year ended December 31, 2005 through its taxable year ended December 31, 2012, CCPT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and for the period beginning January 1, 2013 and ending with the merger, its organization and method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code, assuming the REIT distribution requirements for CCPT II’s hypothetical short tax year beginning on January 1, 2013 and ending with the merger have been satisfied. The opinion of Goodwin Procter LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by CCPT II about factual matters relating to the organization and operation of CCPT II and its subsidiaries.

Neither of the opinions described above will be binding on the IRS. The Combined Corporation intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Corporation, it cannot be guaranteed that the actual operating results of the Combined Corporation will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Spirit

If Spirit failed to qualify as a REIT for any of its taxable years, Spirit would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the merger, the asset and income tests will apply to all of the assets of the Combined Corporation, including the assets the Combined Corporation acquires from Spirit, and to all of the income of the Combined Corporation, including the income derived from the assets the Combined Corporation acquires from Spirit. As a result, the nature of the assets that the Combined Corporation acquires from Spirit and the income the Combined Corporation derives from those assets may have an effect on the tax status of the Combined Corporation as a REIT.

Qualification as a REIT requires Spirit to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to Spirit. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of Spirit.

Tax Liabilities and Attributes of CCPT II

If CCPT II failed to qualify as a REIT for any of its taxable years, CCPT II would be liable for (and the Combined Corporation would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, CCPT II (and the Combined Corporation) would not be able to re-elect REIT status for another four taxable years after the first taxable year in which such failure occurred.

Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Corporation Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of CCPT II to be taxed as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of the securities of the Combined Corporation and of the election of CCPT II to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of REITs in General

CCPT II elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2005. CCPT II believes that it has been organized and operated in a manner which allows CCPT II and the Combined Corporation to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 2005. CCPT II currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of the Combined Corporation to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership.

Accordingly, no assurance can be given that CCPT II has been organized and has operated, or that the Combined Corporation will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the United States federal income tax treatment of a REIT and the holders of certain of its common stock. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Provided the Combined Corporation qualifies for taxation as a REIT, the Combined Corporation generally will be allowed to deduct dividends paid to its stockholders, and, as a result, the Combined Corporation generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its stockholders. The Combined Corporation expects to make distributions to its stockholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Qualification as a REIT—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if the Combined Corporation qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	The Combined Corporation will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	The Combined Corporation may be subject to the “alternative minimum tax;”

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The Combined Corporation may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it);

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The Combined Corporation will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by the Combined Corporation for at least two years and certain other requirements are satisfied;

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If the Combined Corporation fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, the Combined Corporation will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

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If the Combined Corporation fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “—Qualification as a REIT—Asset Tests,” then the Combined Corporation will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

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If the Combined Corporation fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Qualification as a REIT—Income Tests” and “—Qualification as a REIT—Asset Tests,” respectively, and the Combined Corporation qualifies for a reasonable cause exception, then the Combined Corporation will have to pay a penalty equal to $50,000 for each such failure;

•	The Combined Corporation will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

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The Combined Corporation may be required to pay monetary penalties to the IRS in certain circumstances, including if the Combined Corporation fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements”;

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If the Combined Corporation acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in the Combined Corporation’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset (or five year period for assets disposed of in calendar years 2012 and 2013), then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which the Combined Corporation acquires the asset from the C corporation. The Combined Corporation will acquire certain assets from Spirit in connection with the merger that could be subject to the foregoing rules if the Combined Corporation sells such assets within the applicable recognition periods. The IRS has issued proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code. The proposed Treasury Regulations described above will not be effective unless they are issued in their final form, and as of the date of this joint proxy statement/prospectus it is not possible to determine whether the proposed regulations will be finalized in their current form or at all;

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The Combined Corporation will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its

TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to the Combined Corporation that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by the Combined Corporation’s TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, the Combined Corporation and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. The Combined Corporation could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.

Ownership Tests

Commencing with the Combined Corporation’s second REIT taxable year, (i) the beneficial ownership of the Combined Corporation common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Combined Corporation’s shares may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.

The Combined Corporation’s charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, the Combined Corporation will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.

Income Tests

In order to maintain qualification as a REIT, the Combined Corporation must annually satisfy two gross income requirements:

First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments; and

Second, in general, at least 95% of the Combined Corporation’s gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

For purposes of the 75% and the 95% gross income tests, the Combined Corporation is treated as receiving its proportionate share of its operating partnership’s gross income (and its proportionate share of the income of any other partnerships, or entities taxed as partnerships, in which its operating partnership invests).

Rents the Combined Corporation receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT’s stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, the Combined Corporation may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Combined Corporation’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

The Combined Corporation does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. The Combined Corporation also does not expect to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.

Distributions that the Combined Corporation receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital. Dividends and gains from investments in non-REIT real estate stocks generally would be treated in the same manner as TRS dividends, which may limit a REIT’s ability to invest in non-REIT real estate stocks. Any dividends received by the Combined Corporation from a REIT and gains from sales of REIT stock will be qualifying income for purposes of both the 95% and 75% gross income tests.

If the Combined Corporation fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in “—Taxation of REITs in General,” even if these relief provisions were to apply, the Combined Corporation would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.

Foreclosure property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Debt Instruments

The Combined Corporation may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If a REIT receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then the interest in respect of such mezzanine loan will be treated by the IRS as qualifying mortgage interest for purposes of the 75% income test. However, to the extent that mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans could adversely affect REIT qualification. As such, the REIT provisions of the Code may limit a REIT’s ability to acquire mortgage, mezzanine or other loans that a REIT might otherwise desire to acquire.

The Combined Corporation may hold or acquire CMBS, which are expected to be treated either as interests in a grantor trust or as interests in a REMIC for federal income tax purposes. It is expected that all interest income from the Combined Corporation’s CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, the Combined Corporation would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of the Combined Corporation’s interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. Mortgage loans that may be held by a grantor trust or REMIC may not necessarily qualify as “real estate assets” for purposes of the REIT rules. As a result, it may be difficult, if not impossible, to determine whether income from certain CMBS investments will be qualifying 75% gross income. In addition, some securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce some non-qualifying income for the holder of the related REMIC securities.

Hedging transactions

The Combined Corporation may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction entered into after July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). In the case of a hedging transaction entered into on or prior to July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, the income from such transaction shall be excluded from the 95% income test, but shall be nonqualifying income for the 75% test, provided the hedging transaction is entered into to hedge debt incurred or to be incurred to acquire real estate assets. To the extent the Combined Corporation enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Foreign Investments

To the extent that the Combined Corporation holds or acquires any investments and, accordingly, pay taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, the Combined Corporation’s stockholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.

Qualified temporary investment income

Income derived by the Combined Corporation from certain types of temporary share and debt investments made with the proceeds of sales of the Combined Corporation’s stock, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After the one year period following a sale of the Combined Corporation’s stock, income from investments of the proceeds attributable to that sale of stock will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.

Asset Tests

At the close of each quarter of its taxable year, the Combined Corporation must also satisfy four tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer’s securities owned by the Combined Corporation may not exceed 5% of the value of its total assets and (ii) the Combined Corporation may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of the Combined Corporation’s interest as a partner in such partnership (based on its proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which the Combined Corporation owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT’s total assets (20% in the case of taxable years beginning prior to January 1, 2009). Although the Combined Corporation intends to meet these asset tests, no assurance can be given that it will be able to do so. For purposes of these asset tests, the Combined Corporation is treated as holding its proportionate share of its operating partnership’s assets (and its proportionate share of assets of any other partnerships or entities taxed as partnerships in which its operating partnership invests). Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies. Also, for purposes of these asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to the temporary investment of new capital, but only if such property is comprised of shares or debt instruments, and only for the one-year period beginning on the date the REIT receives such capital.

The Combined Corporation will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, the Combined Corporation will not lose its REIT status if one of the following exceptions applies:

•

the Combined Corporation satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	the Combined Corporation eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if the Combined Corporation fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

•

De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of the Combined Corporation’s assets at the end of the quarter in which the failure occurred and $10 million), and the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which the Combined Corporation’s identification of the failure occurred; or

•

General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) the Combined Corporation files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) the Combined Corporation either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred, and (v) the Combined Corporation pays an excise tax as described above in “— Taxation of REITs in General.”

Debt Instruments

Under IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.

Mezzanine loans that comply with the safe harbor set forth in Revenue Procedure 2003-65 described above will be treated as qualifying real estate assets for purposes of the REIT asset tests. To the extent the Combined Corporation acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit the Combined Corporation’s ability to acquire mezzanine loans that it might otherwise desire to acquire.

The Combined Corporation expects that any CMBS it acquires will be treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of CMBS treated as interests in grantor trusts, the Combined Corporation would be treated as owning its proportionate interest in the mortgage loans held by the grantor trust, all or a portion of which may qualify as real estate assets to the extent that they are secured by real property as discussed above. In the case of CMBS that is treated as an interest in a REMIC, the CMBS will generally qualify as a real estate asset, except that if less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of the Combined Corporation’s interest in the REMIC will qualify as a real estate asset for REIT qualification purposes. Mortgage loans that may be held by a REMIC or grantor trust may not necessarily qualify as “real estate assets” for purposes of the REIT rules. As a result, it may be difficult, if not impossible, to determine whether the Combined Corporation’s CMBS investments will be qualifying real estate assets.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Corporation must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. The Combined Corporation generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before the Combined Corporation timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that the Combined Corporation does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if the Combined Corporation should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, the Combined Corporation may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Combined Corporation may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Combined Corporation will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends the Combined Corporation pays must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, the Combined Corporation must treat every stockholder of the class of shares with respect to which it makes a distribution the same as every other stockholder of that class, and the Combined Corporation must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, the Combined Corporation could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends. Accordingly, the Combined Corporation intends to pay dividends pro rata within each class, and to abide by the rights and preferences of each class.

The Combined Corporation may retain and pay income tax on net long-term capital gains received during the tax year. To the extent the Combined Corporation so elects, (i) each stockholder must include in its income (as long-term capital gain) its proportionate share of the Combined Corporation’s undistributed long-term capital gains, (ii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by the Combined Corporation on the undistributed long-term capital gains, and (iii) each stockholder’s basis in its shares of the Combined Corporation’s stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.

To qualify as a REIT, the Combined Corporation may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event the Combined Corporation accumulates any non-REIT earnings and profits, the Combined Corporation intends to distribute its non-REIT earnings and profits before the end of its first REIT taxable year to comply with this requirement.

Failure to Qualify

If the Combined Corporation fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, the Combined Corporation generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Combined Corporation pays a penalty of $50,000 with respect to such failure.

If the Combined Corporation fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, the Combined Corporation generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Combined Corporation’s stockholders in any year in which the Combined Corporation fails to qualify as a REIT will not be deductible by the Combined Corporation nor will they be required to be made. In such event, to the extent of the Combined Corporation’s current or accumulated earnings and profits, all distributions to its stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from the Combined Corporation as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, the Combined Corporation also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.

The Combined Corporation’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. Although the Combined Corporation intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.

Sale-Leaseback Transactions

The Combined Corporation may enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions (or certain other leases) the Combined Corporation treats as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. Successful recharacterization of a sale-leaseback transaction (or any other lease) as a financing arrangement or loan could jeopardize REIT status.

Prohibited Transactions Tax

Any gain realized by the Combined Corporation on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

The Combined Corporation may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

To avoid a monetary penalty, the Combined Corporation must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding shares.

Investments in TRSs

The Combined Corporation may own one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRSs owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that the Combined Corporation’s TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Combined Corporation will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Combined Corporation without jeopardizing the Combined Corporation’s qualification as a REIT. Certain payments made by any of the Combined Corporation’s TRSs to the Combined Corporation may not be deductible by the TRS (which could materially increase the TRS’s taxable income), and certain direct or indirect payments made by any of the Combined Corporation’s TRSs to the Combined Corporation may be subject to prohibited transaction taxes. In addition, the Combined Corporation will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS.

Qualified REIT Subsidiaries and Disregarded Entities

If the Combined Corporation owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, or if it owns 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the shares of which is owned by a REIT or by other disregarded subsidiaries of the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If the Combined Corporation owns a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States.

Tax Aspects of the Partnerships

In General

From time to time, the Combined Corporation may own, directly or indirectly, interests in various partnerships and limited liability companies, including interests in Spirit Partnership, which it expects to acquire in the merger.

The Combined Corporation expects these partnerships and limited liability companies will be treated as partnerships or disregarded entities for United States federal income tax purposes. The Combined Corporation currently expects the Spirit Partnership to be treated as a disregarded entity for United States federal income tax purposes. In general, entities that are classified as partnerships for United States federal income tax purposes are treated as “pass-through” entities which are not required to pay United States federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. The Combined Corporation includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, the Combined Corporation includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for United States federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for United States federal income tax purposes based on its capital interests. See “—Taxation of REITs in General.”

The Combined Corporation’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent the Combined Corporation from satisfying the REIT asset tests and/or the REIT income tests (see “—Qualification as a REIT—Asset Tests” and “—Qualification as a REIT—Income Tests”). This, in turn, could prevent it from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of its failure to meet these tests for a taxable year.

The Combined Corporation believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of the Partnerships” is based on such classification.

Allocations of Income, Gain, Loss and Deduction

A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for United States federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which the Combined Corporation owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members.

United States Federal Income Tax Considerations for Holders of the Combined Corporation Common Stock

The following summary describes the principal United States federal income tax consequences of owning and disposing of the Combined Corporation common stock. A prospective holder should consult its tax advisors concerning the application of United States federal income tax laws to its particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Corporation common stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of U.S. Holders

Distributions

Distributions by the Combined Corporation, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. The Combined Corporation’s ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income the Combined Corporation receives from C corporations, including its TRSs, (ii) the Combined Corporation’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided the Combined Corporation properly designates the distributions as qualified dividend income. The Combined Corporation does not anticipate distributing a significant amount of qualified dividend income.

To the extent that the Combined Corporation makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by the Combined Corporation in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by the Combined Corporation and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Combined Corporation’s actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if the Combined Corporation incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

The REIT provisions of the Code do not require the Combined Corporation to distribute its long-term capital gain, and the Combined Corporation may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If the Combined Corporation so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as the Combined Corporation may designate. A U.S. holder would be deemed to have paid its share of the tax paid by the Combined Corporation on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the Combined Corporation) included in the U.S. holder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations

The Combined Corporation’s distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, the Combined Corporation’s dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of the Combined Corporation’s shares (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of the Combined Corporation’s net operating or net capital losses.

Sale or Disposition of Common Stock

In general, any gain or loss realized upon a taxable disposition of shares of the Combined Corporation common stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from the Combined Corporation, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of the Combined Corporation common stock may be disallowed if other shares of its common stock are purchased within 30 days before or after the disposition.

Medicare Tax on Unearned Income

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of the Combined Corporation. Prospective U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of the Combined Corporation common stock.

Taxation of U.S. Tax-Exempt Holders

In General

In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Before making an investment in shares of the Combined Corporation common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in the Combined Corporation’s shares.

Distributions that the Combined Corporation makes to a tax-exempt employee pension trust or other domestic tax-exempt holder or gains from the disposition of the Combined Corporation’s shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the holder has borrowed to acquire or carry its shares). However, if the Combined Corporation is a “pension-held REIT,” this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of the Combined Corporation’s shares. The Combined Corporation will be treated as a “pension-held REIT” if (i) treating qualified trusts as individuals would cause the Combined Corporation to fail the 5/50 Test (as defined above) and (ii) the Combined Corporation is “predominantly held” by certain pension trusts. The Combined Corporation will be “predominantly held” if either (i) a single such pension trust holds more than 25% by value of the Combined Corporation’s shares or (ii) one or more such pension trusts, each owning more than 10% by value of the Combined Corporation’s shares, hold in the aggregate more than 50% by value of the Combined Corporation’s shares. In the event the Combined Corporation is a pension-held REIT, the percentage of any dividend received from it treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by it (treating it as if it were a qualified trust and, therefore, subject to tax on UBTI) to (b) its total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. There can be no assurance that the Combined Corporation will not be treated as a pension-held REIT. Before making an investment in shares of the Combined Corporation common stock, a tax-exempt holder should consult its tax advisors with regard to UBTI and the suitability of the investment in the Combined Corporation’s shares.

Special Issues

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Corporation as UBTI.

Taxation of Non-U.S. Holders

The following is a summary of certain federal income tax consequences of the ownership and disposition of common stock of the Combined Corporation applicable to non-U.S. holders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. holders payable out of the Combined Corporation’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates do not apply to dividends from REITs.

In cases where the dividend income from a non-U.S. holder’s investment in the Combined Corporation common stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. The Combined Corporation plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Dispositions of Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with the Combined Corporation any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with the Combined Corporation an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that the Combined Corporation distributes to non-U.S. holders and gains non-U.S. holders recognize with respect to Combined Corporation shares are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under “—Dispositions of Common Stock.”

Non-Dividend Distributions

Distributions by the Combined Corporation to non-U.S. holders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed the Combined Corporation’s earnings and profits will be a non-taxable return of the non-U.S. holder’s basis in its shares and, to the extent in excess of the non-U.S. holder’s basis, gain from the disposition of such shares, the tax treatment of which is described below. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed the Combined Corporation’s earnings and profits, the distribution may be subject to withholding at the rate applicable to dividends. A non-U.S. holder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. holder’s actual federal income tax liability. If the Combined Corporation’s stock constitutes a U.S. real property interest, distributions in excess of the sum of the Combined Corporation’s earnings and profits plus the non-U.S. holder’s adjusted tax basis in the stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder’s share of the Combined Corporation’s earnings and profits.

Capital Gain Dividends

Under FIRPTA, subject to the discussion below for 5% or smaller holders of regularly traded classes of stock, a distribution made by the Combined Corporation to a non-U.S. holder attributable to gains from dispositions of U.S. real property interests held by the Combined Corporation (directly or through pass-through subsidiaries) must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. holder. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Such gains are subject to federal income tax at the rates applicable to U.S. holders and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). The Combined Corporation is required to withhold tax at a 35% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Notwithstanding the foregoing discussion, capital gain dividends distributed to a non-U.S. holder who did not at any time during the one year period ending on the date of the distribution own more than 5% of a class of shares that is regularly traded on an established securities market located in the U.S. will not be subject to FIRPTA, but will be treated as ordinary dividends subject to the rules discussed above under “— Ordinary Dividends.”

Capital gain dividends that are not attributable to sales or exchanges of U.S. real property interests, generally are not subject to federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the non-U.S. holder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) such non-U.S. holder was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case a 30% withholding tax would apply to the dividend.

However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require the Combined Corporation to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 35% of the dividend (although any amounts withheld would be creditable against the non-U.S. holder’s U.S. federal income tax liability).

Dispositions of Common Stock

Unless FIRPTA applies, or as otherwise set forth below, a sale or exchange of Combined Corporation shares by a non-U.S. holder generally will not be subject to federal income taxation. FIRPTA applies only if shares of the Combined Corporation common stock constitute a U.S. real property interest.

The Combined Corporation common stock will not constitute a U.S. real property interest if the Combined Corporation is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Because the Combined Corporation common stock is intended to be publicly traded, no assurance can be given that the Combined Corporation will be, or that if it is it will remain, a domestically controlled qualified investment entity.

In the event that the Combined Corporation does not constitute a domestically controlled qualified investment entity, a non-U.S. holder’s sale of the Combined Corporation common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of the Combined Corporation common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. holder owned, actually or constructively, 5% or less of the Combined Corporation’s outstanding common stock during the five-year period ending on the date of the sale or exchange (or, if shorter, the period during which the non-U.S. holder held the stock).

In addition, even if the Combined Corporation is a domestically controlled qualified investment entity, upon disposition of shares of the Combined Corporation, a non-U.S. holder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. holder (1) disposes of an interest in the Combined Corporation’s shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of the Combined Corporation common stock within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 5% regularly traded test described above is satisfied with respect to the non-U.S. holder.

If gain on the sale of shares of the Combined Corporation common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of the Combined Corporation common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding Tax

The Combined Corporation will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

The Combined Corporation will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Other Withholding and Reporting Requirements Under FATCA

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code, enacted in 2010, impose withholding taxes on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of Combined Corporation stock paid to certain foreign entities unless various information reporting requirements are satisfied. Because the Combined Corporation may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules the Combined Corporation may treat the entire distribution as a dividend. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules.

For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation on withholdable payments to foreign financial institutions and non-financial foreign entities would apply after December 31, 2016 with respect to gross proceeds of a disposition of property that can produce U.S. source interest or dividends and would apply after December 31, 2013 with respect to other withholdable payments.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Combined Corporation and its stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in the Combined Corporation common stock.

State, Local and Foreign Tax

The Combined Corporation may be subject to state, local and foreign tax in states, localities and foreign countries in which it does business or owns property. The tax treatment applicable to the Combined Corporation and its stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles, which are referred to herein as GAAP, with Spirit treated as the accounting acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CCPT II will be recorded at their respective fair values at the date of merger and added to those of Spirit. Any excess of purchase price over the net amount of the fair values will be recorded as goodwill. Consolidated financial statements of the Combined Corporation issued after the merger would reflect these fair value adjustments and the combined results of operations from the date of merger and would not be retroactively restated.

Listing of CCPT II Common Stock

CCPT II has prepared and filed with the NYSE a listing application pursuant to which shares of CCPT II common stock, including the shares to be issued in the merger, will be listed on the NYSE. Each of CCPT II and Spirit will use its reasonable best efforts to cause the shares of CCPT II common stock to be approved for listing on the NYSE and to be traded under Spirit’s existing trading symbol “SRC.” Approval of the listing on the NYSE of the shares of the Combined Corporation common stock, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of Spirit Common Stock

If the merger is completed, Spirit common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Spirit will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of the Combined Corporation Common Stock Received in the Merger

Following the effective time of the merger shares of the Combined Corporation common stock, including shares issued to Spirit stockholders in connection with the merger and shares held by current CCPT II stockholders, will not be subject to any restrictions on transfer arising under the Securities Act, or the Exchange Act, except for shares of the Combined Corporation common stock issued to any Spirit stockholder who may be deemed to be an “affiliate” of CCPT II after the completion of the merger. This joint proxy statement/prospectus does not cover resales of the Combined Corporation common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

On March 5, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of Spirit captioned Kendrick, et al. v. Spirit Realty Capital, Inc., et al. The complaint names as defendants Spirit, the members of the Spirit Board, the Spirit Partnership, CCPT II and the CCPT II Partnership and alleges that the directors of Spirit breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, agreeing to a merger agreement at an opportunistic and unfair price, allowing draconian and preclusive deal protection devices in the merger agreement, and by engaging in self-interested and otherwise conflicted actions. The complaint alleges that CCPT II, the CCPT II Partnership and the Spirit Partnership aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the merger agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. CCPT II and Spirit urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about CCPT II or Spirit. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of CCPT II and Spirit filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of CCPT II and Spirit file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 293.

CCPT II and Spirit acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Merger

The merger agreement provides for the combination of Spirit and CCPT II through the merger of Spirit with and into CCPT II, with CCPT II surviving the merger upon the terms and subject to the conditions set forth in the merger agreement. The Combined Corporation will be named “Spirit Realty Capital, Inc.” The merger will become effective at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland or at a later date and time agreed to by CCPT II and Spirit (not to exceed 30 days from the date the articles of merger are accepted for record). The merger agreement also provides for the merger of the CCPT II Partnership with and into the Spirit Partnership with the Spirit Partnership continuing as the surviving limited partnership. With the written consent of CCPT II and Spirit, the partnership merger may be restructured such that the Spirit Partnership will merge with and into the CCPT II Partnership with the CCPT II Partnership surviving the partnership merger. The partnership merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by CCPT II and Spirit; provided, that CCPT II and Spirit have agreed to cause the effective time of the partnership merger to occur immediately after the effective time of the merger. CCPT II and the CCPT II Partnership are collectively referred to as the “CCPT II parties,” and Spirit and the Spirit Partnership are collectively referred to herein as the “Spirit parties.”

The merger agreement provides that the closing of the merger will take place at the date and time mutually agreed upon by CCPT II and Spirit but in no event later than the fifth business day following the date on which the last of the conditions to closing of the merger (described under “—Conditions to Completion of the Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

At the effective time of the partnership merger, and as part of the merger, the certificate of limited partnership and the limited partnership agreement of the Spirit Partnership will become the certificate of limited partnership of the surviving limited partnership.

Organizational Documents of the Combined Corporation

At the effective time of the merger, and as part of the merger, CCPT II’s charter will be amended and restated such that it will be identical to Spirit’s charter, as in effect immediately prior to the effective time of the merger except that the terms and provisions of 12.5% Series A Cumulative Non-Voting Preferred Stock will not be included in the charter and the authorized capital stock of CCPT II will be increased to 490,000,000 shares of common stock. At the effective time of the merger, CCPT II’s by-laws will be amended and restated such that they will be identical to Spirit’s by-laws as in effect immediately prior to the effective time of the merger.

Officers of the Combined Corporation

The officers of Spirit immediately prior to the effective time of the merger will become the officers of the Combined Corporation as of the effective time of the merger.

Board of Directors of the Combined Corporation

At the effective time of the merger, all of the directors of Spirit immediately prior to the effective time of the merger and up to two individuals designated by CCPT II, and reasonably satisfactory to Spirit, are expected to comprise the board of directors of the Combined Corporation. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II.

Merger Consideration; Effects of the Merger and the Partnership Merger

Merger Consideration

At the effective time of the merger and by virtue of the merger, each share of Spirit common stock (other than shares of Spirit common stock owned by any wholly owned subsidiary of Spirit, CCPT II or any subsidiary of CCPT II, which will be cancelled) will be converted automatically into the right to receive 1.9048 shares of CCPT II common stock (which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock), which is referred to herein as the exchange ratio, as the merger consideration. No fractional shares of CCPT II common stock will be issued. Instead of fractional shares, Spirit stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the product of (i) the volume weighted average price of Spirit common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg and (ii) the exchange ratio.

At the effective time of the partnership merger, each partnership unit of the CCPT II partnership held by the Advisor (as the sole limited partner) will automatically be converted into one validly issued share of CCPT II common stock, and each partnership unit of the CCPT II partnership held by CCPT II will automatically be retired and will cease to exist as a consequence of the partnership merger. The general partner interest of the Spirit Partnership will remain outstanding and constitute the only general partner interests in the surviving partnership, and the partnership units of the Spirit Partnership will remain outstanding.

Procedures for Surrendering Spirit Stock Certificates

The conversion of Spirit common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, CCPT II will appoint an exchange agent reasonably satisfactory to Spirit to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. At the effective time of the merger, the Combined Corporation will deliver to the exchange agent evidence of the CCPT II common stock in book-entry form sufficient to pay the merger consideration and cash in an amount sufficient to pay for any fractional shares. As soon as reasonably practicable after the effective time, but in no event later than two business days thereafter, the Combined Corporation will cause the exchange agent to mail (and make available for collection by hand) to each record holder of Spirit common stock, a letter of transmittal and instructions explaining how to surrender Spirit common stock certificates to the exchange agent.

Each Spirit stockholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each Spirit stockholder that holds book-entry shares of Spirit common stock, will receive the merger consideration due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the merger, each certificate that previously represented shares of Spirit common stock will only represent the right to receive the merger consideration into which those shares of Spirit common stock have been converted.

Assumption of Spirit Incentive Award Plan by CCPT II

At the effective time of the merger, the Combined Corporation will assume the Spirit Incentive Award Plan and all obligations of Spirit under the plan and the number and kind of shares available for issuance under the plan will be converted into the right to receive shares of Combined Corporation common stock in accordance with the provisions of the plan.

As of the effective time of the merger, all shares of Spirit common stock subject to vesting and other restrictions under the Spirit Incentive Award Plan will convert into the right to receive shares of Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to such shares of Spirit restricted stock immediately prior to the effective time of the merger. Upon completion of the merger, the Combined Corporation will take all actions necessary to file a registration statement on Form S-8 for shares of Combined Corporation common stock issuable with respect with the assumption of the Spirit Incentive Award Plan.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Dissenters’ Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3 Subtitle 2 of the MGCL, will be available with respect to the merger or the other transactions contemplated by the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the CCPT II parties, on the one hand, and the Spirit parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of CCPT II and Spirit filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of the CCPT II Parties

The CCPT II parties made representations and warranties in the merger agreement relating to, among other things:

•	organization, valid existence, good standing, and qualification to conduct business;

•	organizational documents;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings, financial statements, and internal accounting controls;

•	absence of certain changes since September 30, 2012;

•	absence of undisclosed material liabilities;

•	litigation;

•	tax matters, including qualification as a REIT;

•	benefit plans; employees;

•	information supplied for inclusion in the joint proxy statement or registration statement;

•	intellectual property;

•	environmental matters;

•	real property and leases;

•	material contracts;

•	insurance;

•	opinions of financial advisors;

•	stockholder vote required in order to approve the merger and the other transactions contemplated by the merger agreement;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the 1940 Act;

•	exemption of the merger from takeover statutes; and

•	related party transactions.

Representations and Warranties of the Spirit Parties

The Spirit parties made representations and warranties in the merger agreement relating to, among other things:

•	organization, valid existence, good standing, and qualification to conduct business;

•	organizational documents;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings, financial statements, and internal accounting controls;

•	absence of certain changes since September 30, 2012;

•	absence of undisclosed material liabilities;

•	litigation;

•	labor and other employment matters;

•	tax matters, including qualification as a REIT;

•	pension and benefit plans; employees

•	information supplied for inclusion in the joint proxy statement or registration statement on Form S-4;

•	intellectual property;

•	environmental matters;

•	real property and leases;

•	insurance;

•	stockholder vote required in order to approve the merger and the other transactions contemplated by the merger agreement;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the 1940 Act;

•	material contracts;

•	related party transactions

•	opinion of financial advisor; and

•	exemption of the merger from takeover statutes.

Definition of “Material Adverse Effect”

Many of the representations of the CCPT II parties and the Spirit parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of CCPT II and its subsidiaries, taken as a whole, or Spirit and its subsidiaries, taken as a whole, as the case may be, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the CCPT II parties or the Spirit parties, as the case may be, to consummate the merger before July 22, 2013 (subject to such date being extended to September 22, 2013 under certain conditions pursuant to the terms of the merger agreement). However, for purposes of clause (i) above, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•

any failure of CCPT II and its subsidiaries or Spirit and its subsidiaries, as applicable, to meet any projections or forecasts or, with respect to Spirit and its subsidiaries only, any decrease in the market price of the Spirit common stock (except any event, circumstance, change or effect giving rise to such failure or decrease is taken into account in determining whether there has been a material adverse effect);

•	any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal or regulatory conditions in the geographic regions in which CCPT II and its subsidiaries or Spirit and its subsidiaries, as applicable, operate or own or lease properties;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the execution or announcement of the merger agreement, or the anticipation of the merger or other transactions contemplated by the merger agreement;

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes, floods or other natural disasters;

•	any damage or destruction of any property that is substantially covered by insurance; or

•	changes in law or GAAP;

except to the extent, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, that such changes do not disproportionately affect CCPT II and its subsidiaries, taken as a whole, or Spirit and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the commercial real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, that such changes do not disproportionately affect CCPT II and its subsidiaries, taken as a whole, or Spirit and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate REIT industry in the geographic regions in which CCPT II and its subsidiaries, or Spirit and its subsidiaries, as applicable, operate, own or lease properties.

Conditions to Completion of the Merger

Mutual Closing Conditions

The obligation of each of the CCPT II parties and the Spirit parties to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	approval of the merger and the other transactions contemplated by the merger agreement by CCPT II stockholders and Spirit stockholders;

•

a Form S-4 will have been declared effective and no stop order suspending the effectiveness of such Form S-4 will have been issued and no proceeding to that effect shall have been commenced or threatened;

•

the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Spirit common stock by CCPT II;

•	the shares of CCPT II common stock, including shares to be issued in connection with the merger, will have been authorized for listing on the NYSE, subject to official notice of issuance;

•	the Advisory Matters Agreement will be in full force and effect; and

•	certain lenders consents (described under “— Efforts to Complete Transactions; Consents”) will have been obtained.

Additional Closing Conditions for the Benefit of the Spirit Parties

The obligation of the Spirit parties to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the CCPT II parties regarding their organization and subsidiaries, certain aspects of their capital structure, authority relative to the merger agreement, the opinions of CCPT II’s financial advisors, the required stockholder vote to approve the merger and the other transactions contemplated by the merger agreement, brokers and applicability of the 1940 Act;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by CCPT II regarding certain aspects of its capital structure;

•

the accuracy of all other representations and warranties made in the merger agreement by the CCPT II parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCPT II;

•

each of the CCPT II parties must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the effective time of the merger;

•

receipt by Spirit of an officer’s certificate dated as of the closing date and signed by CCPT II’s chief executive officer or chief financial officer on behalf of CCPT II, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to CCPT II can have occurred, or reasonably be expected to occur, since January 22, 2013;

•

receipt by Spirit of an opinion dated as of the closing date from Goodwin Procter LLP, or other counsel reasonably acceptable to Spirit, regarding CCPT II’s qualification and taxation as a REIT under the Code; and

•	receipt by Spirit of an opinion dated as of the closing date from Latham & Watkins LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of the CCPT II Parties

The obligation of the CCPT II parties to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Spirit parties regarding their organization and subsidiaries, certain aspects of their capital structure, authority relative to the merger agreement, the required stockholder vote to approve the merger and the other transactions contemplated by the merger agreement, brokers and applicability of the 1940 Act;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by Spirit regarding certain aspects of its capital structure;

•

the accuracy of all other representations and warranties made in the merger agreement by the Spirit parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Spirit;

•

each of the Spirit parties must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the effective time of the merger;

•

receipt by CCPT II of an officer’s certificate dated as of the closing date and signed by Spirit’s chief executive officer or chief financial officer on behalf of Spirit, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to Spirit can have occurred, or reasonably be expected to occur, since January 22, 2013;

•

receipt by CCPT II of an opinion dated as of the closing date from Latham & Watkins LLP, or other counsel reasonably acceptable to CCPT II, regarding Spirit’s and the Combined Corporation’s qualification and taxation as a REIT under the Code;

•	receipt by CCPT II of an opinion dated as of the closing date from Goodwin Procter LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	the waiver agreements entered into by Spirit’s executive officers will be in full force and effect.

Covenants and Agreements

Conduct of Business of the CCPT II Parties Pending the Merger

The CCPT II parties have agreed to certain restrictions on them and their subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with Spirit’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the CCPT II parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable best efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of the CCPT II parties’ or their subsidiaries’ control excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of their present officers, (iv) maintain all material CCPT II insurance policies and (v) maintain the status of CCPT II as a REIT. The CCPT II parties have also agreed to (i) use their commercially reasonable efforts to obtain the legal opinions of Goodwin Procter LLP and (ii) deliver certain officer’s certificates in connection with the opinions of Goodwin Procter LLP and Latham & Watkins LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the closing date. Without limiting the foregoing, the CCPT II parties have also agreed that, subject to certain specified exceptions and except with Spirit’s prior written approval (in certain instances not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries or affiliates (solely to the extent related to the CCPT II parties and their subsidiaries):

•	amend or propose to amend organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCPT II or any of its subsidiaries;

•

declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in CCPT II or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of CCPT II or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of CCPT II’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of CCPT II’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase shares of CCPT II common stock;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, property leases;

•	make any payment, direct or indirect, of any liability of CCPT II or any CCPT II subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•

hire or terminate any officer, director, employee or other similar service provider of CCPT II or any of its subsidiaries or promote or appoint any person to a position of officer or director of CCPT II or any of its subsidiaries;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers;

•	enter into or adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan or any bonus, incentive, performance or other compensation plan or arrangement;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•

enter into any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) CCPT II to fail to qualify as a REIT or (ii) any subsidiary of CCPT II to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of CCPT II contained in its engagement letter with financial advisors in a manner adverse to CCPT II, any of its subsidiaries or the Combined Corporation or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•

take any action that is intended to prevent or delay the consummation of transactions contemplated by the merger agreement on or prior to July 22, 2013 (subject to such date being extended to September 22, 2013 under certain conditions);

•

take or fail to take any action if such action or failure to act would be reasonably likely to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of Business of the Spirit Parties Pending the Merger

The Spirit parties have agreed to certain restrictions on them and their subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with CCPT II’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the Spirit parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable best efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of the Spirit parties’ or their subsidiaries’ control excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and relationships with third parties, (iii) keep available the services of their present officers and key employees, (iv) maintain all of their material insurance policies and (v) maintain the status of Spirit as a REIT. The Spirit parties have also agreed to (i) use their commercially reasonable efforts to obtain the legal opinions of Latham & Watkins LLP and (ii) deliver certain officer’s certificates in connection with the opinions of Goodwin Procter LLP and Latham & Watkins LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the closing date. Without limiting the foregoing, the Spirit Parties have also agreed that, subject to certain specified exceptions and except with CCPT II’s prior written approval (in certain circumstances not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, they will not, and they will not cause or permit any of its subsidiaries to:

•	amend or propose to amend organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Spirit or any of its subsidiaries;

•

declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in Spirit or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Spirit or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of Spirit’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Spirit’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any Spirit restricted stock, convertible securities, or other rights to acquire, or denominated in, any of Spirit’s or its subsidiaries’ capital stock;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, property leases;

•	make any payment, direct or indirect, of any liability of Spirit or any Spirit subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•

hire any officer (with a title of senior vice president or higher) of Spirit or its subsidiary or promote or appoint any person to a position of officer with a title of senior vice president or higher of Spirit or its subsidiary (other than to replace any departed officer), in each case without consultation with the CCPT II Board;

•	increase in any material manner the amount, rate or terms of compensation or benefits of any of Spirit’s directors or officers (with a title of senior vice president or higher);

•	enter into or adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement;

•

accelerate the vesting or payment of any compensation or benefits except pursuant to the existing terms of any Spirit benefit plan or other agreement in effect as of the date of the merger agreement (after taking effect of the waiver agreements); or

•	grant any awards under the Spirit Incentive Award Plan or any bonus, incentive, performance or other compensation plan or arrangement;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with the NYSE or any governmental authority;

•

enter into any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) Spirit to fail to qualify as a REIT or (ii) any subsidiary of Spirit to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of Spirit contained in its engagement letter with Barclays in a manner adverse to Spirit, any of its subsidiaries or the Combined Corporation or engage other financial advisers in connection with the transactions contemplated by the merger agreement;

•

take any action that is intended to prevent or delay the consummation of transactions contemplated by the merger agreement on or prior to July 22, 2013 (subject to such date being extended to September 22, 2013 under certain conditions);

•

take or fail to take any action if such action or failure to act would be reasonably likely to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Transactions by the CCPT II Parties

Each of the CCPT II parties will not, and will cause their subsidiaries not to, and will not authorize and will use reasonable best efforts to cause its and their officers and directors, managers or the equivalent, and any of its or their other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, offer or request that constitutes, or reasonably could be expected to result in, a CCPT II Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or that reasonably could be expected to result in, any CCPT II Acquisition Proposal, (iii) furnish to any person (other than the Spirit parties) any non-public information in connection with, or knowingly facilitate in any way any effort by any person in furtherance of, any CCPT II Acquisition Proposal, (iv) waive, terminate, modify, fail to enforce or release any person other than Spirit and its affiliates from any provision of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligation, (v) approve or recommend a CCPT II Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement related to a CCPT II Acquisition Proposal, or (vi) propose or agree to do any of the foregoing.

For the purposes of the merger agreement, “CCPT II Acquisition Proposal” means any proposal or offer from or by any person (other than Spirit) for (or any expression by a person (other than Spirit) that it is considering or my engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving CCPT II or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of CCPT II or any of its subsidiaries representing 20% or more of the consolidated assets of CCPT II and its subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of CCPT II, (iv) any tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) will seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of CCPT II, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CCPT II in which a person (other than Spirit) will acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of CCPT II.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the merger by CCPT II stockholders, CCPT II is not prohibited from, directly or indirectly, (i) furnishing any information to, or entering into or participating in discussions or negotiations with, any third party that after January 22, 2013 makes an unsolicited bona fide written CCPT II Acquisition Proposal (that did not result from a breach of the merger agreement) if (x) the CCPT II Board determines in good faith after consulting with outside legal counsel and financial advisors that such CCPT II Acquisition Proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and (y) prior to furnishing such non-public information to such third party, (A) CCPT II provides Spirit with the non-public information to be provided to such third party which Spirit has not previously been provided, and (B) CCPT II enters into an a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to CCPT II than the terms of CCPT II’s confidentiality agreement with Spirit or (ii) granting a limited waiver, amendment or release under any standstill, confidentiality or other similar agreement or obligation for the sole purpose of allowing a third party to make a private and confidential unsolicited bona fide written CCPT II Acquisition Proposal to the CCPT II Board if (A) the CCPT II Board determines in good faith after consulting with outside legal counsel that failure to take such action would be inconsistent with the directors’ legal duties under applicable laws, and (B) promptly after making such determination, substantially contemporaneously with granting such limited waiver, amendment or release, CCPT II notifies Spirit of the CCPT II Board’s determination and indicates the identity of the person that is party to or bound by the applicable standstill, confidentiality or other similar agreement or obligation.

CCPT II must notify Spirit promptly (but in no event later than 24 hours) after receipt of any CCPT II Acquisition Proposal or any request for nonpublic information relating to CCPT II or any of its subsidiaries by any person, or any inquiry from any person or entity seeking to have discussions or negotiations with CCPT II relating to a possible CCPT II Acquisition Proposal. CCPT II must also promptly, and in any event within 24 hours, notify Spirit if it enters into discussions or negotiations concerning any CCPT II Acquisition Proposal or provides nonpublic information or data to any person and keep Spirit informed of the status and material terms of any proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all related material documentation or material correspondence.

Except as described below, neither the CCPT II Board or any committee of the CCPT II Board may (i) withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in any manner, adverse to Spirit, the merger or the other transactions contemplated by the merger agreement, the CCPT II Board’s recommendation to CCPT II’s stockholders that they approve the merger and the other transactions contemplated by the merger agreement, which is referred to herein as the CCPT II Board recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any CCPT II Acquisition Proposal, (iii) fail to include the CCPT II Board recommendation in this joint proxy statement/prospectus, (iv) fail to publicly recommend against any CCPT II Acquisition Proposal within 10 business days of the request of Spirit and/or reaffirm the CCPT II Board recommendation within 10 business days of the request of Spirit, or (v) cause or authorize CCPT II or any of its subsidiaries to enter into an alternative acquisition agreement with respect to any CCPT II Acquisition Proposal (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to CCPT II than the terms of CCPT II’s confidentiality agreement with Spirit entered into in accordance with the terms of the merger agreement). In this joint proxy statement/prospectus, (i) through (iv) above will be referred to herein as a “CCPT II Board change in recommendation.” Notwithstanding the foregoing, at any time prior to obtaining the approval of the CCPT II stockholders of the merger and the other transactions contemplated by the merger agreement, (x) upon the occurrence of an intervening event applicable to CCPT II (as defined below), if the CCPT II Board or a committee of the CCPT II Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to CCPT II’s stockholders under applicable law, then the CCPT II Board may effect a CCPT II Board change in recommendation or (y) in response to an unsolicited written bona fide CCPT II Acquisition Proposal from a third party (that did not result from a breach of the merger agreement) that the CCPT II Board or a committee of the CCPT II Board has determined in good faith, after consultation with outside legal counsel and financial advisors, is a superior proposal, the CCPT II Board may effect a CCPT II Board change in recommendation, and in such case the CCPT II Board may approve and recommend such superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal. Any actions pursuant to clause (x) or (y) may only be taken concurrently with terminating the merger agreement and complying with CCPT II’s obligations upon such termination to pay the termination fee and expense amount as described below under “—Termination of the Agreement.” In addition, any action pursuant to clause (y) may only be taken at a time that is after (I) the third business day following Spirit’s receipt of written notice from CCPT II that the CCPT II Board is prepared to take such action and (II) if at the end of such period, the CCPT II Board or a committee of the CCPT II Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Spirit and after consultation with outside legal counsel and financial advisors, that such CCPT II Acquisition Proposal from the third party remains a superior proposal. Any such written notice will specify the material terms and conditions of such CCPT II Acquisition Proposal, include the most current version of any alternative acquisition agreement relating to such CCPT II Acquisition Proposal, identify the third party making such CCPT II Acquisition Proposal and state that the CCPT II Board otherwise intends to make a CCPT II Board change in recommendation and enter into any alternative acquisition agreement with respect to a CCPT II Acquisition Proposal. During any such three business day period, Spirit will be entitled to deliver to CCPT II a counterproposal to such CCPT II Acquisition Proposal and CCPT II and Spirit will and will cause its legal and financial advisors to, negotiate in good faith in respect of any such Spirit counterproposal. Upon any material amendment to the superior proposal giving rise to the notice, CCPT II is required to deliver a new notice and commence a new negotiation period of three business days.

For the purposes of the merger agreement and with respect to CCPT II, an “intervening event” means a material event, change or development with respect to CCPT II or its subsidiaries taken as a whole and arising after January 22, 2013 which (i) is unknown to, nor reasonably foreseeable by, the CCPT II Board as of or prior to January 22, 2013 and (ii) becomes known to the CCPT II Board prior to the approval of the CCPT II stockholders of the merger and the other transactions contemplated by the merger agreement. For the purposes of the merger agreement and with respect to a CCPT II Acquisition Proposal, “superior proposal” means any bona fide written CCPT II Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “CCPT II Acquisition Proposal” to “20%” are replaced by “50%”) made by a third party on terms that the CCPT II Board determines in good faith, after consultation with CCPT II’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person or entity making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of the merger agreement proposed by Spirit in response to such proposal or otherwise, to be more favorable to CCPT II and its stockholders (solely in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement.

The merger agreement required CCPT II to immediately cease any existing discussions or negotiations with any person with respect to any CCPT II Acquisition Proposal and requires CCPT II to use commercially reasonable efforts to obtain the return from all such persons, or cause the destruction of, all copies of confidential information provided to such persons and inform each of its representatives of its obligations under the merger agreement and instruct each of them act to act in a manner consistent with such obligations.

No Solicitation of Transactions by the Spirit Parties

Each of the Spirit parties will not, and will cause their respective subsidiaries not to, and will not authorize and will use reasonable best efforts to cause its and their officers and directors, managers or the equivalent, and any of its or their other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, offer or request that constitutes, or reasonably could be expected to result in, a Spirit Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or that reasonably could be expected to result in, any Spirit Acquisition Proposal, (iii) furnish to any person (other than the CCPT II parties) any non-public information in connection with, or knowingly facilitate in any way any effort by any person in furtherance of, any Spirit Acquisition Proposal, (iv) waive, terminate, modify, fail to enforce or release any person other than CCPT II and its affiliates from any provision of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligation, (v) approve or recommend a Spirit Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement related to a Spirit Acquisition Proposal, or (vi) propose or agree to do any of the foregoing.

For the purposes of the merger agreement, “Spirit Acquisition Proposal” means any proposal or offer from or by any person (other than CCPT II) for (or any expression by a person (other than CCPT II) that it is considering or my engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving Spirit or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of Spirit or any of its subsidiaries representing 20% or more of the consolidated assets of Spirit and its subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of Spirit, (iv) any tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) will seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of any class of voting securities of Spirit, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Spirit in which a person (other than CCPT II) will acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Spirit.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the merger by Spirit stockholders, Spirit is not prohibited from, directly or indirectly, (i) furnishing any information to, or entering into or participating in discussions or negotiations with, any third party that after January 22, 2013 makes an unsolicited bona fide written Spirit Acquisition Proposal (that did not result from a breach of the merger agreement) if (x) the Spirit Board determines in good faith after consulting with outside legal counsel and financial advisors that such Spirit Acquisition Proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and (y) prior to furnishing such non-public information to such third party, (A) Spirit provides CCPT II with the non-public information to be provided to such third party which CCPT II has not previously been provided, and (B) Spirit enters into an a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to Spirit than the terms of Spirit’s confidentiality agreement with CCPT II or (ii) granting a limited waiver, amendment or release under any standstill, confidentiality or other similar agreement or obligation for the sole purpose of allowing a third party to make a private and confidential unsolicited bona fide written Spirit Acquisition Proposal to the Spirit Board if (A) the Spirit Board determines in good faith after consulting with outside legal counsel that failure to take such action would be inconsistent with the directors’ legal duties under applicable laws, and (B) promptly after making such determination, substantially contemporaneously with granting such limited waiver, amendment or release, Spirit notifies CCPT II of the Spirit Board’s determination and indicates the identity of the person that is a party to or bound by the applicable standstill, confidentiality or other similar agreement or obligation.

Spirit must notify CCPT II promptly (but in no event later than 24 hours) after receipt of any Spirit Acquisition Proposal or any request for nonpublic information relating to Spirit or any of its subsidiaries by any person, or any inquiry from any person or entity seeking to have discussions or negotiations with Spirit relating to a possible Spirit Acquisition Proposal. Spirit must also promptly, and in any event within 24 hours, notify CCPT II if it enters into discussions or negotiations concerning any Spirit Acquisition Proposal or provides nonpublic information or data to any person and keep CCPT II informed of the status and material terms of any proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all related material documentation or material correspondence.

Except as described below, neither the Spirit Board nor any committee of the Spirit Board may (i) withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in any manner, adverse to CCPT II, the merger or the other transactions contemplated by the merger agreement, the Spirit Board’s recommendation to Spirit’s stockholders that they approve the merger and the other transactions contemplated by the merger agreement, which is referred to herein as the Spirit Board recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Spirit Acquisition Proposal, (iii) fail to include the Spirit Board recommendation in this joint proxy statement/prospectus, (iv) fail to publicly recommend against any Spirit Acquisition Proposal within 10 business days of the request of CCPT II and/or reaffirm the Spirit Board recommendation within 10 business days of the request of CCPT II, or (v) cause or authorize Spirit or any of its subsidiaries to enter into an alternative acquisition agreement with respect to any Spirit Acquisition Proposal (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to Spirit than the terms of Spirit’s confidentiality agreement with CCPT II entered into in accordance with the terms of the merger agreement). In this joint proxy statement/prospectus, (i) through (iv) above will be referred to herein as a “Spirit Board change in recommendation.” Notwithstanding the foregoing, at any time prior to obtaining the approval of the Spirit stockholders of the merger and the other transactions contemplated by the merger agreement, (x) upon the occurrence of an intervening event applicable to Spirit (as defined below), if the Spirit Board or a committee of the Spirit Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to Spirit’s stockholders under applicable law, then the Spirit Board may effect a Spirit Board change in recommendation or (y) in response to an unsolicited written bona fide Spirit Acquisition Proposal from a third party that the Spirit Board or a committee of the Spirit Board has determined in good faith, after consultation with outside legal counsel and financial advisors, is a superior proposal, the Spirit Board may effect a Spirit Board change in recommendation, and in such case the Spirit Board may approve and recommend such superior proposal and enter into an alternative acquisition agreement with respect to such superior proposal. Any actions pursuant to clause (x) or (y) may only be taken concurrently with terminating the merger agreement and complying with Spirit’s obligations upon such termination to pay the termination fee and expense amount as described below. In addition, any action pursuant to clause (y) may only be taken at a time that is after (I) the third business day following CCPT II’s receipt of written notice from Spirit that the Spirit Board is prepared to take such action and (II) if at the end of such period, the Spirit Board or a committee of the Spirit Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by CCPT II and after consultation with outside legal counsel and financial advisors, that such Spirit Acquisition Proposal from the third party remains a superior proposal. Any such written notice will specify the material terms and conditions of such Spirit Acquisition Proposal, include the most current version of any alternative acquisition agreement relating to such Spirit Acquisition Proposal, identify the third party making such Spirit Acquisition Proposal and state that the Spirit Board otherwise intends to make a Spirit Board change in recommendation and enter into any alternative acquisition agreement with respect to a Spirit Acquisition Proposal. During any such three business day period, CCPT II will be entitled to deliver to Spirit a counterproposal to such Spirit Acquisition Proposal and CCPT II and Spirit will and will cause its legal and financial advisors to, negotiate in good faith in respect of any such CCPT II counterproposal. Upon any material amendment to the superior proposal giving rise to the notice, Spirit is required to deliver a new notice and commence a new negotiation period of three business days.

For the purposes of the merger agreement and with respect to Spirit, an “intervening event” means a material event, change or development with respect to Spirit or its subsidiaries taken as a whole and arising after

January 22, 2013 which (i) is unknown to, nor reasonably foreseeable by, the Spirit Board as of or prior to January 22, 2013 and (ii) becomes known to the Spirit Board prior to the approval of the Spirit stockholders of the merger and the other transactions contemplated by the merger agreement. For the purposes of the merger agreement and with respect to a Spirit Acquisition Proposal, “superior proposal” means any bona fide written Spirit Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Spirit Acquisition Proposal” to “20%” are replaced by “50%”) made by a third party on terms that the Spirit Board determines in good faith, after consultation with Spirit’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person or entity making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of the merger agreement proposed by CCPT II in response to such proposal or otherwise, to be more favorable to Spirit and its stockholders (solely in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement.

The merger agreement required Spirit to immediately cease any existing discussions or negotiations with any person with respect to any Spirit Acquisition Proposal and requires Spirit to use commercially reasonable efforts to obtain the return from all such persons, or cause the destruction of, all copies of confidential information provided to such persons and inform each of its representatives of its obligations under the merger agreement and instruct each of them act to act in a manner consistent with such obligations.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

CCPT II and Spirit agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and CCPT II agreed to prepare and file a registration statement on Form S-4 with respect to the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. CCPT II and Spirit also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the merger.

Each of CCPT II and Spirit agreed to use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to vote at their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. Each of CCPT II and Spirit further agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its stockholder approval.

Efforts to Complete Transactions; Consents

Both CCPT II and Spirit have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the merger, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the merger and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement.

CCPT II and Spirit have agreed to provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger.

Subject to the aggregate amount of the costs related to the obtaining of the lender consents not exceeding a certain amount, CCPT II and Spirit will use their reasonable best efforts to obtain lender consents from lenders under indebtedness of CCPT II and its subsidiaries and lenders under indebtedness of Spirit and its subsidiaries. However, no lender consents will be required with respect to indebtedness (i) with respect to which the representatives of CCPT II and Spirit subsequently mutually determine consent is not necessary or (ii) that is repaid (or for which arrangements have been made to make repayment) in connection with the closing of the merger in lieu of obtaining such lender consents.

Each of CCPT II and Spirit has agreed to reasonably cooperate in connection with soliciting and obtaining the required lender consents, including the preparation and delivery of any information relating to CCPT II, Spirit, their respective subsidiaries as may be reasonably requested by any such lender or any loan servicer on behalf of any lender and will generally act in a coordinated manner when a particular servicer is processing requests for lender consents for both CCPT II and Spirit. Each of CCPT II and Spirit will give the other no less than two calendar days to review and comment on all materials or documents with respect to the lender consents and any such materials or documents will be revised by CCPT II or Spirit, as applicable, to reflect the reasonable comments of the other, (ii) neither CCPT II nor Spirit, nor any of their respective representatives, will engage or participate in any material meeting or discussion or proposed material discussion or communication with, and communications from, any lender or any loan servicer with respect to the lender consents and the merger without providing representatives of the other reasonable opportunity to participate, (iii) except as described in the preceding paragraph, neither CCPT II nor Spirit will, nor will permit their respective representatives to, and neither CCPT II nor Spirit will agree to, amend, modify, supplement or waive the terms and conditions of the outstanding indebtedness or guarantees thereof, including, without limitation, changing any of the parties subject to the obligations of such indebtedness or guarantees, of CCPT II or Spirit, or their respective subsidiaries, without the prior consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), and (iv) except as described in the preceding paragraph, neither CCPT II nor Spirit nor any of their respective subsidiaries will make any principal payments (other than those which are regularly scheduled or required at maturity) or financial covenant modifications or establish any reserves, cash sweep requirements or cash traps in connection with obtaining the lender consents without the prior consent of the other (not be unreasonably withheld, conditioned or delayed). In connection with obtaining any approval or consent from any person (other than any governmental authority) with respect to the merger, none of CCPT II, Spirit, any of their respective subsidiaries or any of their respective representatives, will be obligated to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such person; provided, however, CCPT II, Spirit, and their respective subsidiaries will pay customary processing fees and expense reimbursements and consent fees specifically required pursuant to existing loan documents to lenders, loan services and their representatives in connection with seeking the lender consents.

Access to Information; Confidentiality

The merger agreement requires both CCPT II and Spirit to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of CCPT II and Spirit are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of CCPT II and Spirit has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Each of CCPT II and Spirit has agreed to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Notification of Certain Matters; Transaction Litigation

CCPT II and Spirit have agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the merger, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of CCPT II and Spirit has agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by September 22, 2013, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

Each of CCPT II and Spirit has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld).

Stock Exchange Listing

CCPT II has agreed to use its reasonable best efforts to cause CCPT II common stock to be approved for listing on the NYSE.

Indemnification of Directors and Officers; Insurance

From and after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, among others, any manager, director, officer, trustee or fiduciary of CCPT, Spirit and their subsidiaries, against all losses, claims, damages, liabilities and costs pertaining to matters existing or occurring, or acts or omissions occurring at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement to the fullest extent permitted under applicable law.

Prior to the effective time of the merger, each of CCPT II and Spirit has agreed to use its reasonably best efforts to obtain and pay for a “tail” prepaid insurance policy or policies with a claim period for six years from the effective time of the merger from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for its and its subsidiaries’ current and former managers, directors, officers, trustees and fiduciaries for facts or events that occurred at or prior to the effective time of the merger with terms, conditions, retentions and limits of coverage as favorable as its existing directors’ and officers’ liability insurance and fiduciary insurance.

If CCPT II or Spirit does not obtain a “tail” policy as of the effective time of the merger, the Combined Corporation will maintain in effect, for a period of six years after the effective time of the merger, the existing policies for CCPT II and Spirit on terms, conditions, retentions and limits of coverage as favorable as the existing coverage. Notwithstanding the foregoing, (i) neither CCPT II, Spirit nor the Combined Corporation will be required to pay annual premiums in excess of 250% of the current annual premium paid by CCPT II or Spirit, as applicable, for such insurance, and (ii) if the annual premiums exceed 250%, CCPT II, Spirit or the Combined Corporation will be permitted to obtain as much similar insurance as is reasonably practicable for an annual premium equal to 250% of the current annual premium.

Public Announcements

Each of CCPT II and Spirit has agreed, subject to certain exceptions, to use reasonable best efforts to develop a joint communications plan and to ensure that all press releases and communications are consistent with the joint communications plan. In addition, each of CCPT II and Spirit has agreed, subject to certain exceptions, not to issue any press release or otherwise make a public statement inconsistent with the joint communications plan without obtaining the other’s consent (not to be unreasonably withheld).

Name Change

At or as soon as reasonably practicable after the closing date, the Combined Corporation will use commercially reasonably efforts to change the name of each subsidiary of CCPT II to remove the word “Cole” from such subsidiary’s name.

Non-Member Manager Removal

Prior to the effective time of the merger, the parties agree to cooperate in good faith to replace the Advisor as the non-member manager and springing member of any subsidiary of CCPT II effective as of the effective time of the merger.

Delisting and Deregistering of Securities

Each of CCPT II and Spirit will use its reasonably best efforts to cause Spirit common stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the effective time of the merger.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•

each of CCPT II and Spirit not making, declaring or setting aside any divided or other distributions to its respective stockholders without the prior written consent of the other, except in the case of Spirit, the authorization and payment of quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of the merger agreement and, in the case of CCPT II, the authorization and payment of daily distributions, payable monthly, at a rate not in excess of the regular monthly cash dividend most recently declared prior to the date of the merger agreement;

•	CCPT II providing assistance with any debt financing as is reasonably requested by Spirit;

•	each of CCPT II and Spirit using its reasonable best efforts to cause the merger to qualify as a reorganization under the Code;

•

each of CCPT II and Spirit, taking all necessary or appropriate steps to ensure that any disposition of CCPT II common stock and any acquisition of Spirit common stock in connection with the merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•

CCPT II and its subsidiaries voting all Spirit common stock they beneficially own as of the record date of the Spirit special meeting, if any, in favor of approval of the merger, and Spirit and its subsidiaries voting all CCPT II common stock they beneficially own as of the record date of the CCPT II annual meeting, if any, in favor of the approval of the merger;

•	CCPT II taking all actions reasonably necessary or appropriate to assume and adopt, or cause the Combined Corporation assume and adopt, each benefit plan and agreement of Spirit; and

•

Spirit providing prompt notice to CCPT II if the current executive office of Spirit is no longer serving as the chief executive officer or is no longer anticipated to be serving as the chief executive officer and promptly following such notice, the CCPT II Board and the Spirit Board cooperating and working in good faith to develop a succession plan for the purpose of appointing a successor chief executive officer.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the merger by the mutual written consent of CCPT II and Spirit duly authorized by the CCPT II Board and the Spirit Board.

Termination by Either CCPT II or Spirit

The merger agreement may also be terminated prior to the effective time of the merger by either CCPT II or Spirit if:

•

the merger has not been consummated on or before July 22, 2013, unless as of July 22, 2013, all conditions to closing have been satisfied or waived other than either party’s obligations to obtain (i) its respective stockholder approval for the merger and the other transactions contemplated by the merger agreement and/or (ii) certain lender consents (described under “—Conditions to Completion of the Merger”) and the financing commitment secured by Spirit from Barclays Bank, Deutsche Bank and MIHI (or replacement financing acceptable to the parties) has been extended to September 22, 2013 (or such financing has been funded into escrow), in which case this date will be extended to September 22, 2013 (provided that this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the merger not closing);

•

a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•

CCPT II stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting (provided that this termination right will not be available to CCPT II if the failure to obtain such CCPT II stockholder approval was primarily due to the CCPT II parties’ failure to perform any of their obligations under the merger agreement); or

•

Spirit stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting (provided that this termination right will not be available to Spirit if the failure to obtain such Spirit stockholder approval was primarily due to the Spirit parties’ failure to perform any of their obligations under the merger agreement).

Termination by CCPT II

The merger agreement may also be terminated prior to the effective time of the merger by CCPT II if:

•

a Spirit party has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of the Spirit parties’ conditions to closing the merger related to the accuracy of the Spirit parties’ representations and warranties or the Spirit parties’ material performance of or compliance with their obligations under the merger agreement and such breach either (i) cannot be cured by July 22, 2013 (unless extended to September 22, 2013 pursuant to the merger agreement) or (ii) if curable, has not been cured by the Spirit parties within 20 days after receiving written notice of such breach (provided that this termination right will not be available to CCPT II if a CCPT II party is then in breach of the merger agreement and such breach would result in the failure of the CCPT II parties’ conditions to closing the merger related to the accuracy of the CCPT II parties’ representations and warranties or the CCPT II parties’ material performance of or compliance with its obligations under the merger agreement); or

•

at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the CCPT II stockholders, (i) in order to enter into any alternative acquisition agreement with respect to a superior proposal or (ii) if the CCPT II Board has made a CCPT II Board change in recommendation as a result of an intervening event; provided, that such termination will be null and void unless CCPT II concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by CCPT II to Spirit;” or

•

(i) the Spirit Board has made a Spirit Board change in recommendation, (ii) a Spirit party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Spirit parties, or (iii) a Spirit party enters into an alternative acquisition agreement with respect to a Spirit Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to Spirit than the terms of Spirit’s confidentiality agreement with CCPT II entered into in accordance with the limitations described above under “—No Solicitation of Transactions by the Spirit Parties” (provided that the termination right under clauses (i) and (ii) will not be available after the Spirit stockholders approve the merger and the other transactions contemplated by the merger agreement).

Termination by Spirit

The merger agreement may also be terminated prior to the effective time of the merger by Spirit if:

•

a CCPT II party has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of the CCPT II parties’ conditions to closing the merger related to the accuracy of the CCPT II parties’ representations and warranties or the CCPT II parties’ material performance of or compliance with its obligations under the merger agreement and such breach either (i) cannot be cured by July 22, 2013 (unless extended to September 22, 2013 pursuant to the merger agreement) or (ii) if curable, has not been cured by the CCPT II parties within 20 days after receiving written notice of such breach (provided that this termination right will not be available to Spirit if a Spirit party is then in breach of the merger agreement and such breach would result in the failure of the Spirit parties’ conditions to closing the merger related to the accuracy of the Spirit parties’ representations and warranties or the Spirit parties’ material performance of or compliance with its obligations under the merger agreement); or

•

at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the Spirit stockholders, (i) in order to enter into any alternative acquisition agreement with respect to a superior proposal or (ii) if the Spirit Board has made a Spirit Board change in recommendation as a result of an intervening event; provided, that such termination will be null and void unless Spirit concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by Spirit to CCPT II;” or

•

(i) the CCPT II Board has made a CCPT II Board change in recommendation, (ii) a CCPT II party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the CCPT II parties, or (iii) a CCPT II party enters into an alternative acquisition agreement with respect to a CCPT II Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to CCPT II than the terms of CCPT II’s confidentiality agreement with Spirit entered into in accordance with the limitations described above under “—No Solicitation of Transactions by the CCPT II Parties” (provided that the termination right under clauses (i) and (ii) will not be available after the Spirit stockholders approve the merger and the other transactions contemplated by the merger agreement).

Termination Fee and Expenses Payable by CCPT II to Spirit

CCPT II has agreed to pay a termination fee of $55 million plus reasonable documented out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

CCPT II receives a CCPT II Acquisition Proposal (provided that the references to “20%” in the definition of “CCPT II Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced;

•

the merger agreement is terminated (i) by either Spirit or CCPT II because (a) the merger has not occurred by July 22, 2013 (unless extended to September 22, 2013 pursuant to the merger agreement) (and, prior to termination, the Spirit stockholders have approved the merger and the other transactions contemplated by the merger agreement, but the CCPT II stockholders have not approved the merger and the other transactions contemplated by the merger agreement), or (b) the CCPT II stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting or (ii) by Spirit upon a material uncured breach by a CCPT II party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•

within 12 months after such termination, CCPT II consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, a CCPT II Acquisition Proposal; or

•

the merger agreement is terminated by CCPT II at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the CCPT II stockholders (i) in order to enter into an alternative acquisition agreement with respect to a superior proposal or (ii) if the CCPT II Board has made a CCPT II Board change in recommendation as a result of an intervening event; or

•

the merger agreement is terminated by Spirit because (i) the CCPT II Board has made a CCPT II Board change in recommendation, (ii) a CCPT II party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the CCPT II parties, or (iii) CCPT II enters into any alternative acquisition agreement with respect to a CCPT II Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to CCPT II than the terms of CCPT II’s confidentiality agreement with Spirit entered into in accordance with the limitations described above under “—No Solicitation of Transactions by the CCPT II Parties” (provided that the termination right under clauses (i) and (ii) will not be available after the CCPT II stockholders approve the merger and the other transactions contemplated by the merger agreement).

CCPT II has agreed to pay reasonable documented out-of-pocket expense actually incurred up to a maximum of $10 million if the merger agreement is terminated by either CCPT II or Spirit because the CCPT II stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

Termination Fee and Expenses Payable by Spirit to CCPT II

Spirit has agreed to pay a termination fee of $55 million plus reasonable documented out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

Spirit receives a Spirit Acquisition Proposal (provided that the references to “20%” in the definition of “Spirit Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced;

•

the merger agreement is terminated (i) by either CCPT II or Spirit because (a) the merger has not occurred by July 22, 2013 (unless extended to September 22, 2013 pursuant to the merger agreement) (and, prior to termination, the CCPT II stockholders have approved the merger and the other transactions contemplated by the merger agreement, but the Spirit stockholders have not approved the merger and the other transactions contemplated by the merger agreement), or (b) Spirit’s stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting or (ii) by CCPT II upon a material uncured breach by a Spirit party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, Spirit consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, a Spirit Acquisition Proposal; or

•

the merger agreement is terminated by Spirit at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the Spirit stockholders (i) in order to enter into an alternative acquisition agreement with respect to a superior proposal or (ii) if the Spirit Board has made a Spirit Board change in recommendation as a result of an intervening event; or

•

the merger agreement is terminated by CCPT II because (i) the Spirit Board has made a Spirit Board change in recommendation, (ii) a Spirit party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Spirit parties, or (iii) Spirit enters into a Spirit Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable to Spirit than the terms of Spirit’s confidentiality agreement with CCPT II entered into in accordance with the limitations described above under “—No Solicitation of Transactions by the Spirit Parties” (provided that the termination right under clauses (i) and (ii) will not be available after the Spirit stockholders approve the merger and the other transactions contemplated by the merger agreement).

Spirit has agreed to pay reasonable documented out-of-pocket expense actually incurred up to a maximum of $10 million if the merger agreement is terminated by either Spirit or CCPT II because the Spirit stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

Financing Related to the Merger

The merger is not conditioned upon either Spirit or CCPT II having received any financing at or prior to the effective time of the merger, however, pursuant to the terms of the merger agreement, CCPT II has agreed to assist Spirit in connection with any debt financing as Spirit may reasonably request, including participating in meetings and presentations relating to such debt financing and taking actions reasonably requested by Spirit for the discharge and satisfaction of CCPT II’s existing indebtedness.

In connection with the merger and the transactions contemplated by the merger agreement, Spirit Partnership has entered into a commitment letter with Barclays Bank, Deutsche Bank and MIHI, pursuant to which Barclays Bank, Deutsche Bank and MIHI have committed to provide, subject to the conditions set forth in the commitment letter, a $575 million secured term loan facility and a $50 million senior secured revolving credit facility, referred to herein as the financing commitments. Subject to certain conditions, the amount of the term loan commitment will be reduced by the amount of any CMBS and ABS financing obtained by the Combined Corporation in connection with the merger. The Spirit Partnership is currently exploring the availability of alternative debt financing.

If drawn upon, the proceeds of the financing commitments will be used by the Combined Corporation to (i) refinance approximately $450 million of the existing debt of CCPT II and its subsidiaries and related fees, commissions and expenses, (ii) pay various fees and expenses incurred in connection with the merger, and (iii) finance the working capital requirements of the Combined Corporation after the consummation of the merger.

The obligations of Barclays Bank, Deutsche Bank and MIHI to provide the financing under the commitment letter are subject to a number of conditions (including conditions that do not relate directly to the merger agreement), including without limitation: (i) that since September 30, 2012, subject to the exceptions and qualifications set forth in the commitment letter, there has not been any “Company Material Adverse Effect” (as defined in the merger agreement), (ii) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments, modifications or waivers to the merger agreement that are materially adverse to the interests of the lenders without the prior written consent of the lenders) substantially concurrently with the initial funding of the credit facilities; (iii) delivery of certain financial statements and projections, (iv) Spirit Partnership’s use of commercially reasonable efforts to solicit the consent of the lenders under its existing credit facility to the transactions contemplated by the financing commitments, (v) the receipt of other existing lender consents required under the merger agreement, (vi) compliance with a maximum secured facilities leverage ratio, (vii) execution and delivery of definitive documentation with respect to the credit facilities, delivery of certain customary closing documents and satisfaction of other customary closing conditions, (viii) Spirit Partnership’s compliance with all obligations and agreements under the financing commitments and (ix) receipt of appraisals for each parcel of real estate comprising collateral. The commitment letter expires on the earliest of (i) the consummation of the transactions contemplated by the financing commitments, (ii) the termination of the merger agreement prior to closing of the merger, and (iii) July 22, 2013, unless the closing of credit facilities has been consummated on or before such date, provided that, on or prior to June 30, 2013, Spirit Partnership may elect to extend such date by up to two months to a date on or prior to September 22, 2013 so long as all conditions to closing the merger have been fulfilled or are capable of being fulfilled on July 22, 2013 other than either party’s obligations to obtain its respective stockholder approval for the merger and the other transactions contemplated by the merger agreement and/or obtain certain lender consents (described under “—Conditions to Completion of the Merger”).

The terms of the financing commitments, include the following, without limitation: (i) Spirit Partnership has the right to increase the amount of the commitments under the revolving credit facility in an aggregate amount not to exceed $75 million subject to certain customary terms and conditions, (ii) each of the term loan facility and revolving credit facility has a maturity of three years, (iii) the term loan facility amortizes at 1.0% per annum, (iv) all amounts outstanding under both the term loan facility and revolving credit facility bear interest at LIBOR plus 4.0% per annum and LIBOR will not be less than 1.25% per annum, (v) customary voluntary and mandatory prepayment provisions, (vi) the requirement that Spirit Partnership’s obligations under the credit facilities be secured by perfected first priority security interests in all tangible and intangible assets not otherwise subject to permitted debt or negative pledges, including all personal, real and mixed property, (vii) financial covenants, including (a) maximum total leverage, (b) minimum fixed charge coverage, (c) maximum secured facilities leverage ratio, and (d) minimum net worth, and (viii) customary representations and warranties, affirmative and negative covenants, events of default and conditions to borrowings.

Pursuant to such financing commitments, Barclays Bank, Deutsche Bank and MIHI expect to receive certain customary indemnification and fees (based on their pro rata participation under the commitment letter) from the Spirit Partnership, including certain fees payable depending on various circumstances and contingencies. The Spirit Partnership has the right to use alternative financing in connection with the closing of the transaction, and is actively seeking financing on the best available terms. Depending on whether the commitments are fully drawn, the total fees payable to Barclays Bank, Deutsche Bank and MIHI in respect of the commitments could range from $9,375,000 to $17,760,000 in the aggregate. Certain of these fees could be passed on to lenders other than Barclays Bank, Deutsche Bank and MIHI in the event of the syndication of the financing contemplated by the financing commitments.

The Spirit Partnership is under no obligation to draw upon the financing commitments from Barclays Bank, Deutsche Bank and MIHI, and the Spirit Partnership is currently exploring the availability of alternative debt financing.

MIHI is an affiliate of Macquarie, of which Mr. Charlton (a member of the Spirit Board) is a member of the board of directors, and MIHI joined Barclays Bank as a party to the commitment letter by way of a joinder agreement (together with Deutsche Bank) signed after the initial execution of the commitment letter and the merger agreement. Subject to certain conditions, additional parties may also provide financing commitments with Barclays Bank, Deutsche Bank and MIHI pursuant to the terms of the commitment letter.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “—Termination Fee and Expenses Payable by Spirit to CCPT II” and “—Expenses Payable by CCPT II to Spirit,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that CCPT II and Spirit will share equally all expenses related to the printing, filing and distribution of this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part (other than attorneys’ and accountants’ fees).

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, provided that, after approval of the merger and the other transactions contemplated by the merger agreement by Spirit’s stockholders or the approval of the merger and the other transactions contemplated by the merger agreement by CCPT II’s stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of Spirit common stock or which by law or in accordance with the rules of any stock exchange requires further approval by Spirit’s or CCPT II’s stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the merger, CCPT II or Spirit may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the merger agreement to the extent permitted by law.

Governing Law

The merger agreement is governed by the laws of the State of Maryland (without giving effect to conflicts of law principles thereof).

VOTING AGREEMENTS

The following is a summary of selected material provisions of the Voting Agreements and is qualified in its entirety by reference to the full text of the Voting Agreements. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that may be important to you. You are encouraged to read each Voting Agreement carefully and in its entirety. A copy of the Macquarie Voting Agreement is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference. A copy of the TPG-AXON Partners Voting Agreement is attached as Annex E to this joint proxy statement/prospectus and incorporated herein by reference. A copy of the TPG-AXON Spirit Voting Agreement is attached as Annex F to this joint proxy statement/prospectus and incorporated herein by reference.

Concurrently with the execution of the merger agreement, Macquarie, TPG-AXON Partners, and TPG-AXON Spirit each entered into a Voting Agreement with CCPT II and the CCPT II Partnership. As of January 22, 2013, Macquarie, TPG-AXON Partners and TPG-AXON Spirit collectively owned approximately 15% of the outstanding shares of Spirit common stock.

Voting Provisions

Pursuant to the terms of the Voting Agreements, each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit has agreed, subject to the terms and conditions contained in each Voting Agreement, to vote all of its shares of Spirit common stock, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in the following manners:

•	in favor of the merger;

•	against any other Spirit acquisition proposal;

•

against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled on or before July 22, 2013 (unless extended under the terms of the merger agreement); and

•

against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

Except as described above, nothing in the Voting Agreements limits the rights of Macquarie, TPG-AXON Partners and TPG-AXON Spirit to vote in favor of or against, or abstain with respect to, any matter presented to Spirit’s stockholders.

In addition, each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit has appointed and constituted CCPT II (and certain designated representatives of CCPT II), with full power of substitution, as its true and lawful attorneys-in-fact and irrevocable proxies to vote its shares of Spirit common stock in accordance with the terms of the applicable Voting Agreement, which proxy is effective only if the applicable shareholder fails to be counted as present, consent or vote its shares of Spirit common stock in accordance with the terms of the applicable Voting Agreement.

Restrictions on Transfer

Under the terms of the Voting Agreements, each of Macquarie, TPG-AXON Partners and TPG-AXON Spirit has agreed that prior to the termination of the applicable Voting Agreement, it shall not, subject to certain limited exceptions:

•

directly or indirectly offer, sell, assign, encumber, pledge, hypothecate, dispose of, loan or otherwise transfer (by operation of law or otherwise), either voluntary or involuntary, any Spirit capital stock (or any security convertible or exchangeable into Spirit capital stock) or interest in any Spirit capital stock;

•

enter into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), any Spirit capital stock (or any security convertible or exchangeable into Spirit capital stock) or interest in any Spirit capital stock;

•

enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Spirit capital stock or an interest in Spirit capital stock; and

•

deposit any shares of Spirit common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Spirit common stock or grant any proxy or power of attorney with respect to any shares of Spirit common stock.

Termination

Each Voting Agreement terminates upon the earliest to occur of:

•	the consummation of the merger,

•	the termination of the merger agreement prior to consummation of the merger;

•	a change in recommendation by either the Spirit Board or the CCPT II Board;

•	the acquisition, beneficially or of record, of any shares of Spirit common stock by CCPT II or the CCPT II Partnership prior to the consummation of the merger, and

•	September 25, 2013.

ADVISORY AND PROPERTY MANAGEMENT MATTERS AGREEMENT

The following is a summary of selected material provisions of the Advisory Matters Agreement and is qualified in its entirety by reference to the full text of the Advisory Matters Agreement. This summary does not purport to be complete and may not contain all of the information about the Advisory Matters Agreement that may be important to you. You are urged to read the Advisory Matters Agreement carefully and in its entirety. A copy of the Advisory Matters Agreement is attached as Annex G to this joint proxy statement/prospectus and incorporated herein by reference.

In connection with the execution of the merger agreement, CCPT II and the CCPT II Partnership entered into the Advisory Matters Agreement with Advisor with the Advisor Parties. Spirit is a signatory to the Advisory Matters Agreement as an express third party beneficiary.

Effect on Existing Agreements

The Advisory Matters Agreement provides, among other things, that the Existing Agreements will terminate, without any further notice or action, upon the closing of the merger. During the Interim Period, the Existing Agreements will continue in full force and effect. In the event that the merger agreement is terminated prior to the consummation of the merger, the Advisory Matters Agreement will terminate and the Existing Agreements will continue in accordance with their terms without the effect of any provisions of the Existing Agreements.

Interim Period

During the Interim Period, the Advisor Parties have agreed to use their reasonable best efforts to perform their respective duties under the Existing Agreements:

•	in a manner so as to cause CCPT II and its subsidiaries to perform CCPT II’s and the CCPT II Partnership’s covenants, agreements and other obligations under the merger agreement; and

•	in a manner so that CCPT II and the CCPT II Partnership will not be in violation of the interim operating covenants contained in the merger agreement.

Expenses and Fees

Under the terms of the Advisory Matters Agreement, the Advisor Parties have waived:

•	any fees due upon the termination of the Existing Agreements, including any fees due upon listing of the Combined Corporation common stock on the NYSE;

•	any performance fees due upon the consummation of the merger; and

•

any other fees that would be payable under the Existing Agreements with respect to the merger (including any equity or debt financing transaction that occurs in connection with the consummation of the merger) and the other transactions contemplated by the merger agreement.

Other than the waived fees described above, the Advisor Parties will continue to be paid the asset management, property management and other fees payable pursuant to the Existing Agreements, calculated in a manner consistent with past practice, for services rendered during the Interim period. The asset management and property management fees will be prorated for the month in which the consummation of the merger occurs.

All costs and expenses payable or reimbursable to the Advisor Parties under the Existing Agreements, calculated in a manner consistent with past practice, will continue to be paid directly or reimbursed by CCPT II and its affiliates.

Transition Services

For a period of one year following the consummation of the merger, the Advisor Parties have agreed to make available their representatives with knowledge of the business of CCPT II and its subsidiaries to assist the Combined Corporation in transition of the business and introductions to third parties doing business with the Combined Corporation. The Combined Corporation will reimburse the Advisor Parties all third-party fees and expenses actually incurred in making these representatives available.

The Advisor Parties have agreed to negotiate in good faith with the Combined Corporation to provide additional services after the consummation of the merger. The scope, time periods and costs of these additional services must be mutually agreed to by the Advisor Parties and the Combined Corporation. The Property Manager has also agreed following the consummation of the merger to provide the Combined Corporation with the services it currently provides under the Property Management Agreement upon request and on the terms, including fees and expenses, provided in the Property Management Agreement.

Indemnification

During the Interim Period, the Advisor Parties will be indemnified and held harmless by CCPT II and the CCPT II Partnership for any services or actions taken by the Advisor Parties under the Advisory Matters Agreement in accordance with the terms of the Existing Agreements.

Following the consummation of the merger, the Combined Corporation will, to the fullest extent permitted by applicable law, indemnify and hold harmless the Advisor Parties and their representatives for any and all losses resulting from, arising under, or related to the performance of any services by the Advisor Parties pursuant to the Advisory Matters Agreement. This indemnification will not apply to acts or omissions determined by a court of competent jurisdiction to have been attributable to gross negligence, fraud or willful misconduct. After the consummation of the merger, the Combined Corporation will pay all expenses incurred in the defense of any claim to any person or entity entitled to indemnification under the Advisory Matters Agreement in advance of final disposition and as expenses are incurred, so long as the Combined Corporation has received a written undertaking to repay to the Combined Corporation the amount advanced if it is determined by a court of competent jurisdiction that the person or entity was not entitled to indemnification.

NO APPRAISAL RIGHTS

Under Section 3-202 of the Maryland General Corporation Law, referred to herein as the MGCL, holders of Spirit common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, among other things, the shares of Spirit are listed on the NYSE.

Holders of CCPT II common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, CCPT II’s charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the CCPT II Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The CCPT II Board has made no such determination.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the Combined Corporation common stock is not complete and is qualified by reference to the form of amended and restated charter of the Combined Corporation which is attached as Annex C to this joint proxy statement/prospectus, referred to herein as the Combined Corporation charter, and the form of amended and restated bylaws of the Combined Corporation which is attached as Annex B to this joint proxy statement/prospectus, referred to herein as the Combined Corporation bylaws. You should read these documents and the applicable Maryland law for complete information on the Combined Corporation capital stock.

The description of the capital stock in this section applies to the capital stock of the Combined Corporation after the effective time of the merger. For more information see “Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and Rights of Stockholders of the Combined Corporation Post-Merger” beginning on page 278.

General

Common Stock

Holders of the Combined Corporation common stock are entitled to receive dividends if, as and when authorized by the board of directors of the Combined Corporation, referred to herein as the Combined Corporation Board, and declared by the Combined Corporation Board out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in the Combined Corporation’s assets legally available for distribution to the Combined Corporation’s stockholders in the event of the Combined Corporation’s liquidation, dissolution or winding up, after payment of, or adequate provision for, all of the Combined Corporation’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of the Combined Corporation’s capital stock and to the provisions of the Combined Corporation charter regarding restrictions on ownership and transfer of the Combined Corporation common stock.

Subject to the charter restrictions on ownership and transfer of the Combined Corporation common stock, each outstanding share of the Combined Corporation common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of shares of common stock of the Combined Corporation will possess exclusive voting power. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected, provided a quorum is present. This means that the holders of a majority of the outstanding shares of the Combined Corporation common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

The holders of shares of common stock of the Combined Corporation have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of the Combined Corporation capital stock. The Combined Corporation charter provides that the stockholders of the Combined Corporation generally have no appraisal rights unless the Combined Corporation Board determines prospectively that appraisal rights will apply to one or more transactions in which stockholders of the Combined Corporation would otherwise be entitled to exercise such rights. Subject to the Combined Corporation charter restrictions on ownership and transfer of capital stock of the Combined Corporation, holders of shares of the Combined Corporation common stock will initially have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions unless declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders of the corporation entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Combined Corporation charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of the Combined Corporation charter relating to the removal of directors, which also requires two-thirds of all votes entitled to be cast on the matter, and relating to the vote required to amend the removal provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because the Combined Corporation’s operating assets may be held by its operating partnership or its wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of the Combined Corporation stockholders.

The Combined Corporation charter authorizes the Combined Corporation Board to reclassify any unissued shares of the Combined Corporation common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of the Combined Corporation charter regarding the restrictions on ownership and transfer of the Combined Corporation capital stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, the Combined Corporation Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the Combined Corporation common stock or that the holders of the Combined Corporation common stock otherwise believe to be in their best interests.

Preferred Stock

Under the terms of Combined Corporation charter, the Combined Corporation Board will be authorized to classify any unissued shares of Combined Corporation preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, the Combined Corporation Board is required by Maryland law and by the Combined Corporation charter to set, subject to the Combined Corporation charter restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. No shares of the Combined Corporation preferred stock are outstanding and the Combined Corporation has no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

The Combined Corporation may issue additional shares of the Combined Corporation common stock or preferred stock and classify or reclassify unissued shares of the Combined Corporation common stock or preferred stock and issue classified or reclassified shares. These actions can be taken without action by the Combined Corporation stockholders, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which the Combined Corporation’s stock may be listed or traded. The Combined Corporation may issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Combined Corporation that might involve a premium price for the Combined Corporation common stock or that the holders of the Combined Corporation common stock otherwise believe to be in their best interest. In addition, the Combined Corporation’s issuance of additional shares of capital stock in the future could dilute the voting and other rights of shares held be existing stockholders.

Meetings and Special Voting Requirements

The Combined Corporation bylaws provide that an annual meeting of the Combined Corporation stockholders will be held each year on the date and at the time and place set by the Combined Corporation Board. The Combined Corporation bylaws also provide that special meetings of stockholders may be called by the Combined

Corporation Board, the chairman of the Combined Corporation Board, and the Combined Corporation’s president or chief executive officer. Additionally, subject to the provisions of the Combined Corporation bylaws, special meetings of the stockholders must be called by the Combined Corporation’s secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, the Combined Corporation bylaws. The presence at a meeting, either in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting of stockholders will constitute a quorum. Generally, provided a quorum is present, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director and a majority of the votes entitled to be cast is required to approve certain extraordinary matters such as mergers, certain amendments to the Combined Corporation charter or the sale of all or substantially all of the Combined Corporation’s assets. Cumulative voting of shares is not permitted.

Restrictions on Ownership and Transfer

In order for the Combined Corporation to qualify as a REIT under the Code, the Combined Corporation capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year.

The Combined Corporation charter contains restrictions on the ownership and transfer of the Combined Corporation’s capital stock that are intended to assist the Combined Corporation in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the Combined Corporation charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Combined Corporation common stock or 9.8% in value of the aggregate of the outstanding shares of all classes and series of the Combined Corporation capital stock, in each case excluding any shares of the Combined Corporation capital stock that are not treated as outstanding for federal income tax purposes. Each of these restrictions is referred to herein as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of the Combined Corporation capital stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of the Combined Corporation’s stock discussed below is referred to as a “prohibited owner.” For purposes of this provision, the Combined Corporation will not include a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act in the definition of “person.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Combined Corporation common stock (or the acquisition of an interest in an entity that owns, actually or constructively, the Combined Corporation’s common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Combined Corporation common stock and thereby violate the applicable ownership limit.

The Combined Corporation charter provides that the Combined Corporation Board, subject to certain limits including the directors’ duties under applicable law, may retroactively exempt and shall prospectively exempt a person from either or both of the ownership limits and, if necessary, establish a different limit on ownership for such person if it determines that such exemption could not cause or permit:

•	five or fewer individuals to actually or beneficially own more than 49.0% in value of the outstanding shares of all classes or series of the Combined Corporation capital stock; or

•	the Combined Corporation to own, actually or constructively, an interest in a tenant of the Combined Corporation (or a tenant of any entity owned in whole or in part by the Combined Corporation).

As a condition of the exception, the Combined Corporation Board may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the Combined Corporation Board, in its sole and absolute discretion, in order to determine or ensure the Combined Corporation’s status as a REIT and such representations, covenants and/or undertakings as are necessary or prudent to make the determinations above. Notwithstanding the receipt of any ruling or opinion, the Combined Corporation Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an ownership limit or at any other time, the Combined Corporation Board may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of the Combined Corporation capital stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of the Combined Corporation capital stock equals or falls below the decreased ownership limit, although any further acquisition of the Combined Corporation’s stock will violate the decreased ownership limit. The Combined Corporation Board may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.0% in value of the Combined Corporation’s outstanding capital stock or could cause the Combined Corporation to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Combined Corporation to fail to qualify as a REIT.

The Combined Corporation charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of the Combined Corporation capital stock that could result in the Combined Corporation being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Combined Corporation to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of the Combined Corporation capital stock that could result in the Combined Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income the Combined Corporation derives from such tenant, taking into account the Combined Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Combined Corporation to fail to satisfy any the gross income requirements imposed on REITs); and

•

any person from transferring shares of the Combined Corporation capital capital stock if such transfer would result in shares of the Combined Corporation capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of the Combined Corporation capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of the Combined Corporation capital stock described above must give written notice immediately to the Combined Corporation or, in the case of a proposed or attempted transaction, provide the Combined Corporation at least 15 days prior written notice, and provide the Combined Corporation with such other information as the Combined Corporation may request in order to determine the effect of such transfer on the Combined Corporation’s status as a REIT.

The ownership limits and other restrictions on ownership and transfer of the Combined Corporation capital stock described above will not apply if the Combined Corporation Board determines that it is no longer in the Combined Corporation’s best interests to continue to qualify as a REIT or that compliance is no longer required in order for the Combined Corporation to qualify as a REIT.

Pursuant to the Combined Corporation charter, if any purported transfer of the Combined Corporation capital stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the Combined Corporation Board, or could result in the Combined Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by the Combined Corporation. The prohibited owner will have no rights in shares of the Combined Corporation capital stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to the Combined Corporation’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of the Combined Corporation capital stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect and the intended transferee will acquire no rights in the shares. If any transfer of the Combined Corporation capital stock would result in shares of the Combined Corporation capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of the Combined Corporation capital stock transferred to the trustee are deemed offered for sale to the Combined Corporation, or the Combined Corporation’s designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date the Combined Corporation accepts, or the Combined Corporation’s designee accepts, such offer. The Combined Corporation must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The Combined Corporation has the right to accept such offer until the trustee has sold the shares of the Combined Corporation capital stock held in the trust. Upon a sale to the Combined Corporation, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If the Combined Corporation does not buy the shares, the trustee must, within 20 days of receiving notice from the Combined Corporation of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of the Combined Corporation’s stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by the Combined Corporation that shares of the Combined Corporation capital stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by the Combined Corporation and will be unaffiliated with the Combined Corporation and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by the Combined Corporation with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to the Combined Corporation’s discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the Combined Corporation have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the Combined Corporation Board determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of the Combined Corporation capital stock set forth in our charter, the Combined Corporation Board may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the Combined Corporation to redeem shares of capital stock, refusing to give effect to the transfer on the Combined Corporation’s books or instituting proceedings to enjoin the transfer.

Every owner of 5.0% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of the Combined Corporation capital stock, within 30 days after the end of each taxable year, must give written notice to the Combined Corporation stating the name and address of such owner, the number of shares of each class and series of the Combined Corporation capital stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide the Combined Corporation with any additional information that the Combined Corporation request in order to determine the effect, if any, of the person’s actual or beneficial ownership on the Combined Corporation’s status as a REIT and to ensure compliance with the ownership limits and the other restrictions on ownership and transfer of the Combined Corporation capital stock set forth in the Combined Corporation charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of the Combined Corporation capital stock and any person (including the stockholder of record) who is holding shares of the Combined Corporation capital stock for an actual, beneficial owner or constructive owner must, on request, disclose to the Combined Corporation in writing such information as the Combined Corporation may request in good faith in order to determine the Combined Corporation’s status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of the Combined Corporation capital stock will bear a legend referring to the restrictions on ownership and transfer of the Combined Corporation capital stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the Combined Corporation that might involve a premium price for the Combined Corporation common stock that the Combined Corporation stockholders believe to be in their best interest.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CCPT II AND STOCKHOLDERS OF SPIRIT PRE-MERGER AND RIGHTS OF STOCKHOLDERS OF THE COMBINED CORPORATION POST-MERGER

General

Both CCPT II and Spirit are incorporated in Maryland. Upon the completion of the merger, Spirit stockholders who receive CCPT II common stock in the merger will become stockholders of CCPT II. The rights of CCPT II stockholders are governed by the MGCL and CCPT II’s charter and bylaws. At the effective time of the merger, and as part of the merger in the case of the charter, the charter and bylaws of CCPT II will be amended and restated to be substantially identical to the existing charter and bylaws of Spirit in effect immediately prior to the effective time of the merger.

Certain Differences Between the Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and the Rights of Stockholders of the Combined Corporation Post-Merger

Spirit’s charter and bylaws are similar to CCPT II’s charter and bylaws. The following chart is a summary of certain differences between the rights of CCPT II stockholders and the rights of Spirit stockholders pre-merger and the rights of stockholders of the Combined Corporation post-merger. This summary does not purport to be a complete description of the differences between the rights of CCPT II stockholders and Spirit stockholders pre-merger and the rights of stockholders of the Combined Corporation post-merger and is qualified in its entirety by the MGCL, the existing charters and bylaws of CCPT II and Spirit, and the forms of amended and restated charter and bylaws of the Combined Corporation attached hereto as Annexes C and B, respectively.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

Authorized Capital Stock
250,000,000 shares, consisting of 240,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.	120,000,000 shares, consisting of 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 125 are classified as 12.5% Series A Cumulative Non-Voting Preferred Stock.	490,000,000 shares consisting of 470,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share.
Voting Rights

Special meetings of stockholders may be called by a majority of the directors, a majority of the independent directors, the president or the chief executive officer. A special meeting of stockholders may also be called by the secretary upon the written request of the holders of shares entitled to cast at least 10% of all votes entitled to be cast at such meeting.

Generally, the affirmative vote of a majority of the votes cast at a stockholder meeting at which a quorum is present is necessary to take stockholder action. Extraordinary

Special meetings of stockholders may be called by the chairman of the board, the chief executive officer, the president and the Spirit Board. A special meeting of stockholders may also be called by the secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director. Generally, a majority of

Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
actions require the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on the matter. There are no cumulative voting rights. The affirmative vote of holders of at least a majority of shares of CCPT II common stock present in person or by proxy at a stockholder meeting at which a quorum is present is necessary to elect a director.	the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any other matter. Extraordinary actions must be declared advisable by the Spirit Board and require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. There are no cumulative voting rights.
Notice of Stockholder Meetings
Annual meetings will be held on a date that is a reasonable period of time following the distribution of the annual report to stockholders but not less than 30 days after delivery of such report. Notice of all stockholder meetings will be sent to stockholders entitled to notice not less than 10 nor more than 90 days before each meeting of stockholders. Special meetings shall be held not less than 15 days nor more than 60 days after the delivery of the notice of the special meeting.	Annual meetings will be held on the date and at the time and place set by the Spirit Board. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give notice of such meeting to each stockholder entitled to notice. A stockholder-requested special meeting shall be held not more than 90 days after the record date for such meeting, which record date shall not be more than 30 days after receipt of a stockholder-requested special meeting request.	Same as Spirit pre-merger.
Size of Board of Directors
The number of directors will not be fewer than three, nor more than 15. There are currently three directors.	The number of directors shall never be less than the minimum number required by the MGCL, nor more than 15. There are currently seven directors.	The number of directors shall never be less than the minimum number required by the MGCL. At the effective time of the merger, the number of the board of directors will be up to nine, and all of the directors of Spirit immediately prior to the completion of the merger and up to two individuals designated by CCPT II and reasonably satisfactory to Spirit, are expected to comprise the board of directors. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the two individuals to be designated by CCPT II.
Independent Directors
At least a majority of the CCPT II Board will be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director.	The number of independent directors shall comply at all times with the requirements of the NYSE. Spirit has not yet held an annual meeting, but anticipates	The number of independent directors shall comply at all times with the requirements of the NYSE. It is anticipated that at least six of the nine directors will be

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

Independent directors shall nominate replacements for vacancies among the independent directors’ positions. At least one independent director shall have three years of relevant real estate experience.

The independent directors are responsible for: reviewing the fees and expenses of the corporation at least annually; monitoring CCPT II’s relationship with the Advisor; approving all transactions with CCPT II’s advisor; and reviewing at least annually the investment policies of CCPT II to determine that the policies being followed by CCPT II are in the best interests of its stockholders. Marcus E. Bromley and George N. Fugelsang serve as independent directors.

Independent director is defined in accordance with the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association.

that six of its seven directors (Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I Gilchrist, Diane M. Morefield and Nicholas P. Shepherd) are independent based on the applicable requirements.

Independent director is defined as set forth in Section 303A.01 of the NYSE Listed Company Manual, as amended from time to time, or such superseding definition promulgated by the NYSE.

independent based on the applicable requirements.

Independent director is defined as set forth in Section 303A.01 of the NYSE Listed Company Manual, as amended from time to time, or such superseding definition promulgated by the NYSE.

Term of Directors
Each director shall hold office for one year, until the next annual meeting of the stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.	Each director is elected to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.	Same as Spirit pre-merger.
Election of Directors
The affirmative vote of holders of at least a majority of shares of CCPT II common stock present in person or by proxy at a stockholder meeting at which a quorum is present is necessary to elect a director.	A plurality of all the votes cast at a stockholder meeting at which a quorum is present shall be sufficient to elect a director.	Same as Spirit pre-merger.
Removal of Directors
A director may be removed with or without cause by stockholders upon an affirmative vote of at least a majority of the votes entitled to be cast at a meeting called for that purpose.	Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire Spirit Board, may be	Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Spirit through bad faith or active and deliberate dishonesty.
Filling Vacancies
Any and all vacancies on the CCPT II Board may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.	Vacancies may be filled only by an affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.	Same as Spirit pre-merger.
Liability and Indemnification of Directors and Officers
CCPT II’s charter provides that, subject to applicable provisions of Maryland law, the directors and officers of CCPT II shall not be liable to CCPT II and its stockholders for money damages, and CCPT II shall indemnify and hold harmless its directors, officers, employees, agents, the Advisor or any affiliate for all losses or liabilities reasonably incurred in connection with the operation of CCPT II, provided that the following conditions are met: (i) such director, officer, employee, agent, the Advisor or affiliate has determined, in good faith, that the course of conduct which caused the	Spirit’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits, such that no present or former director or officer of Spirit shall be liable to Spirit or its stockholders for money damages. Therefore, Spirit directors and officers shall have no liability for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit, or (ii) a judgment or other final adjudication adverse to the director	Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
loss or liability was in the best interests of CCPT II, (ii) such director, officer, employee, agent, the Advisor or affiliate was acting on behalf of or performing services for CCPT II, (iii) in the case of a non-independent director, the Advisor or any affiliate, such liability or loss was not the result of negligence or misconduct by the director, the Advisor or the affiliate, (iv) in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director, and (v) such indemnification is recoverable only out of the net assets of CCPT II and not from its stockholders.

or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.

Spirit’s charter permits Spirit, and Spirit’s bylaws obligate Spirit, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any of Spirit’s present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of Spirit and at Spirit’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Inspection of Books and Records
Any stockholder and any designated representative thereof shall be permitted access to the records of CCPT II to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge.	Spirit is subject to the general provisions of Maryland law granting stockholders inspection rights in specified circumstances.	Same as Spirit pre-merger.
Roll-up Transactions
Under CCPT II’s charter, a roll-up transaction, referred to herein as a Roll-up Transaction, is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of CCPT II and the	Roll-up Transactions are not restricted by Spirit’s charter or bylaws.	Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

issuance of securities of an entity, referred to herein as a Roll-up Entity, that is created or would survive after the successful completion of a Roll-up Transaction. A Roll-Up Transaction does not include a transaction involving securities of a corporation that has been listed on a national securities exchange for at least twelve months or a transaction involving the conversion to corporate, trust or association form of only CCPT II, if, as a consequence of the transaction, there will be no significant change in stockholder voting rights, the term of existence of CCPT II, the compensation of CCPT II’s sponsor or advisor, or CCPT II’s investment objectives.

In connection with any Roll-up Transaction, an appraisal of all of CCPT II’s assets must be obtained from a competent independent appraiser. The assets must be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to CCPT II’s stockholders who vote “no” on the proposal the choice of: (a) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or (b) one of the following: (i) remaining as holders of CCPT II’s stock and preserving their interests therein on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of CCPT II’s net assets.

CCPT II is prohibited from participating in any Roll-up Transaction: (a) that would result in

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
CCPT II’s stockholders having voting rights in a Roll-up Entity that are less than those provided in CCPT II’s charter and bylaws; (b) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except in limited circumstances; (c) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in CCPT II’s charter; or (d) in which any of the costs of the Roll-up Transaction would be borne by CCPT II if the Roll-up Transaction is rejected by CCPT II’s stockholders and is generally required for other charter amendments.

Charter Amendments
Stockholder approval by the affirmative vote of a majority of all votes entitled to be cast on the matter is required to (i) amend the charter to adversely affect the rights, preferences and privileges of the holders of common shares or (ii) amend the charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions.	Except for amendments to provisions governing removal of directors, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, any amendment to the charter shall be valid only if declared advisable by the Spirit Board and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to provisions governing the removal of directors shall be valid only if declared advisable by the Spirit Board and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.	Same as Spirit pre-merger.
Bylaw Amendments
The bylaws may be amended or repealed and new bylaws may be adopted by the CCPT II Board or the CCPT II stockholders. No bylaw adopted, amended or repealed by the stockholders shall be readopted, amended or repealed by the CCPT II Board.	The Spirit Board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.	Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

Limits on Ownership and Transfer of Shares

No person shall beneficially or constructively own shares in excess of (i) 9.8% in value of the aggregate of the outstanding CCPT II shares and (ii) 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding CCPT II common stock. The definition of “person” includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

If any transfer of shares occurs which, would result in any person beneficially or constructively owning shares in violation of the ownership limits, then the number of shares in excess of the limitation shall be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and such person shall acquire no rights in such shares. If the transfer to the charitable trust would not be effective for any reason, then the transfer of shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

	Same as CCPT II pre-merger, except that the definition of “person” does not include a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act.	Same as Spirit pre-merger.
Distributions
The CCPT II Board may authorize, and CCPT II may pay to stockholders, such dividends or other distributions as the board of directors in its discretion shall determine.	Same as CCPT II pre-merger.	Same as Spirit pre-merger.
Appraisal Rights
Stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.	Same as CCPT II pre-merger.	Same as Spirit pre-merger.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

State Anti-Takeover Statutes

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under Maryland law, CCPT II’s bylaws contain a provision exempting from the control share acquisition statute any acquisitions of CCPT II’s stock by Cole Capital Advisors or any affiliate of Cole Capital Advisors. The CCPT II Board may, without the consent of any of its stockholders, amend or eliminate this bylaw provision at any time.

Under Maryland law, certain “business combinations” (which

	Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter of bylaws of the corporation. As permitted under Maryland law, Spirit’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of Spirit’s stock. The Spirit Board may, without the consent of any of its stockholders, amend or eliminate this bylaw provision at any time.	The Combined Corporation’s bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions of the Combined Corporation’s stock. It is expected that the board of directors of the Combined Corporation will adopt resolutions exempting any business combination between the Combined Corporation and any person from business combination provisions of the MGCL. The Combined Corporation will elect in its charter to be subject to the statutory provision that any and all vacancies on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Combined Corporation’s charter and bylaws unrelated to the statute, the Combined Corporation will vest in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law, and require a two-thirds vote for the removal of directors and a majority vote for the calling of a special meeting of stockholders.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger

include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the CCPT II Board and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the CCPT II Board prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Pursuant to Maryland law, the CCPT II Board has exempted business combinations involving the Advisor.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three

Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the Spirit Board and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the Spirit Board prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Pursuant to Maryland law, Spirit has elected, by resolution of the Spirit Board, to opt out of the business combinations provisions of the MGCL.

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. CCPT II has elected in its charter, at such time as it becomes eligible to make such election, to be subject to the statutory provision that any and all vacancies on the CCPT II Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in CCPT II’s charter and bylaws unrelated to the statute, CCPT II vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law, and provides that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or a resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Pursuant to the statute, Spirit has elected in its charter to be subject to the statutory provision that any and all vacancies on Spirit’s board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in Spirit’s charter and bylaws unrelated to the statute, Spirit vests in the board of directors the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law, and requires a two-thirds vote for the

CCPT II Pre-Merger	Spirit Pre-Merger	Combined Corporation Post-Merger
removal of directors and a majority vote for the calling of a special meeting of stockholders.

Copies of the governing corporate instruments of CCPT II and Spirit are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”

STOCKHOLDER PROPOSALS

CCPT II 2013 Annual Stockholder Meeting and Stockholder Proposals

In order for stockholder proposals for the 2013 annual meeting of stockholders of CCPT II to be eligible for inclusion in CCPT II’s proxy statement, they must have been received by CCPT II not later than December 14, 2012. In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in CCPT II’s proxy statement for its 2014 annual meeting of stockholders, they must be received by CCPT II at its principal office, 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 on or before January 2, 2014. The 2014 annual meeting of CCPT II stockholders will only be held if the merger is not completed.

Spirit 2013 Annual Stockholder Meeting and Stockholder Proposals

The 2013 annual meeting of Spirit stockholders will be held only if the merger is not completed. In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in Spirit’s proxy statement for its 2013 annual meeting of stockholders, they must be received by Spirit at its principal office, 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 no later than the tenth day following the day on which the public announcement of the date of such meeting is first made.

The Combined Corporation Annual Stockholder Meeting and Stockholder Proposals

If the merger is completed, the Combined Corporation will hold an annual meeting for its stockholders in accordance with its charter and bylaws, which will be substantially identical to the existing charter and bylaws of Spirit. Notice will be provided to stockholders of the Combined Corporation of the date of such meeting, the date by which stockholder proposals must be received and the address to which stockholder proposals must be mailed for inclusion in the Combined Corporation’s proxy statement.

LEGAL MATTERS

It is a condition to the merger that CCPT II and Spirit receive opinions from Goodwin Procter LLP and Latham & Watkins LLP, respectively, concerning the United States federal income tax consequences of the merger. Certain matters of Maryland law, including the validity of the shares of CCPT II to be issued in the merger, will be passed upon for CCPT II by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of CCPT II as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and the related financial statement schedules included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Spirit’s consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, and Schedule III—Real Estate and Accumulated Depreciation and Schedule IV—Mortgage Loans on Real Estate as of December 31, 2012, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements and schedules are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Specialty Retail Shops Holding Corp. and subsidiaries as of January 28, 2012 and January 29, 2011 and for each of the years in the three-year period ended January 28, 2012 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to the retroactive restatement of the consolidated financial statements for all periods presented to give effect to the common control merger between Shopko and Pamida in 2012.

WHERE YOU CAN FIND MORE INFORMATION

CCPT II and Spirit file reports and other information with the SEC. CCPT II stockholders and Spirit stockholders may read and copy these reports, statements or other information filed by CCPT II and Spirit at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including CCPT II and Spirit, who file electronically with the SEC. The address of that site is http://www.sec.gov.

CCPT II has filed a registration statement on Form S-4, or registration statement, to register with the SEC the shares of CCPT II common stock to be issued to Spirit stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of CCPT II, in addition to being a proxy statement of CCPT II for its annual meeting and of Spirit for its special meeting.

CCPT II has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CCPT II, and Spirit has supplied all information contained in this joint proxy statement/prospectus relating to Spirit.

Documents are also available to CCPT II stockholders and Spirit stockholders without charge upon written or oral request, excluding any exhibits to those documents. CCPT II stockholders and Spirit stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are a CCPT II stockholder:

Cole Credit Property Trust II, Inc.

Attention: Investor Relations

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

(602) 778-8700

If you are a Spirit stockholder:

Spirit Realty Capital, Inc.

Attention: Investor Relations

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

(480) 606-0820

www.spiritrealty.com

In order for CCPT II stockholders and Spirit stockholders to receive timely delivery of the requested documents in advance of CCPT II’s annual stockholder meeting and Spirit’s special stockholder meeting, CCPT II or Spirit, as applicable, should receive such request by no later than June 5, 2013.

If you have any questions about the merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Boston Financial, CCPT II’s proxy solicitor, or Broadridge, Spirit’s proxy solicitor, at the following addresses and telephone numbers:

If you are a CCPT II stockholder: Cole Credit Property Trust II, Inc. Attention: Corporate Secretary 2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016 (602) 778-8700	If you are a Spirit stockholder: Spirit Realty Capital, Inc. Attention: Corporate Secretary 16767 North Perimeter Drive, Suite 210 Scottsdale, Arizona 85260 (480) 606-0820

Proxy Solicitor: Boston Financial Data Services, Inc. P.O. Box 55046 Boston, Massachusetts 02205-9815 Call Toll-Free (800) 409-4185	Proxy Solicitor: Broadridge Investor Communication Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717 Call Toll-Free (800) 690-6903

CCPT II stockholders and Spirit stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at Spirit’s website, www.spiritrealty.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information not filed with the SEC, but contained on Spirit’s website, is expressly not incorporated by reference into this joint proxy statement/prospectus.

CCPT II and Spirit are not incorporating the contents of the websites of the SEC, CCPT II, Spirit or any other person into this joint proxy statement/prospectus. CCPT II and Spirit have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

Page
Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2012	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2012	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

Cole Credit Property Trust II, Inc. Financial Statements

Report of Independent Registered Public Accounting Firm	F-13
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-14
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	F-15
Consolidated Statements of Comprehensive Income for the years ended December 31, 2012, 2011 and 2010	F-16
Consolidated Statements of Equity for the years ended December 31, 2012, 2011 and 2010	F-17
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	F-18
Notes to Consolidated Financial Statements	F-19
Schedule II—Valuation and Qualifying Accounts	F-50
Schedule III—Real Estate and Accumulated Depreciation at December 31, 2012	F-51
Schedule IV—Mortgage Loans on Real Estate	F-66

Spirit Realty Capital, Inc. Financial Statements

Report of Independent Registered Public Accounting Firm	F-67
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-68
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	F-69
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012, 2011 and 2010	F-70
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2012, 2011 and 2010	F-71
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	F-72
Notes to Consolidated Financial Statements	F-73
Schedule III—Real Estate and Accumulated Depreciation	F-97
Schedule IV—Mortgage Loans on Real Estate as of December 31, 2012	F-126

Specialty Retail Shops Holding Corp. Financial Statements

Condensed Consolidated Financial Statements as of October 27, 2012, January 28, 2012 and October 29, 2011 and for the 39 Weeks Ended October 27, 2012 and October 29, 2011 (unaudited)	F-127
Condensed Consolidated Statements of Operations and Comprehensive Loss for the 39 Weeks Ended October 27, 2012 and October 29, 2011 (unaudited)	F-127
Condensed Consolidated Balance Sheets as of October 27, 2012, January 28, 2012 and October 29, 2011 (unaudited)	F-128
Condensed Consolidated Statements of Cash Flows for the 39 Weeks Ended October 27, 2012 and October 29, 2011 (unaudited)	F-129
Condensed Consolidated Statements of Shareholders’ Equity for the 39 Weeks Ended October 27, 2012 and October 29, 2011 (unaudited)	F-130
Notes to Condensed Consolidated Financial Statements (unaudited)	F-131
Independent Auditors’ Report	F-138
Consolidated Statements of Operations and Comprehensive Income for the Fiscal Years Ended January 28, 2012, January 29, 2011, and January 30, 2010	F-139
Consolidated Balance Sheets as of January 28, 2012 and January 29, 2011	F-140
Consolidated Statements of Cash Flows for the Fiscal Years Ended January 28, 2012, January 29, 2011, and January 30, 2010	F-141
Consolidated Statements of Shareholders’ Equity for the Fiscal Years Ended January 28, 2012, January 29, 2011, and January 30, 2010	F-142
Notes to Consolidated Financial Statements	F-143

SPIRIT REALTY CAPITAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Year Ended December 31, 2012

On January 22, 2013, Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), a publicly listed REIT and Cole Credit Property Trust II, Inc., a Maryland corporation (“CCPT II”) entered into a definitive agreement to merge the companies (the “Merger Agreement”). Under the terms of the Merger Agreement, the combined company (the “Combined Corporation” or “Spirit Realty Capital, Inc.”) will be managed by Spirit and retain the name of Spirit Realty Capital, Inc. The Combined Corporation intends to list its shares on the New York Stock Exchange under Spirit’s existing ticker SRC. Spirit stockholders will receive 1.9048 of newly issued shares of the Combined Corporation for each Spirit common stock they own (which equates to an inverse exchange ratio of 0.525 shares of Spirit Reality Capital, Inc., common stock for each share of CCPT II common stock) (the “Exchange Ratio”). Each share of CCPT II common stock, issued and outstanding shall remain outstanding as common stock of the Combined Corporation.

The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Changes in the price of Spirit common stock prior to the Merger will affect the market value of the acquisition consideration that CCPT II stockholders will receive on the closing date of the Merger.

The following unaudited pro forma condensed consolidated financial statements present the financial condition and results of operations of the Combined Corporation, after giving effect to the Merger, and have been prepared by applying the acquisition method of accounting rules under Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Spirit treated as the acquiring entity. The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the management of Spirit and CCPT II; however, they are not necessarily indicative of what the Combined Corporation’s financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. Additionally, the unaudited pro forma condensed consolidated financial statements do not include the impact of all the potential synergies that may be achieved in the Merger or any strategies that the Combined Corporation’s management may consider in order to continue to efficiently manage the on-going operations of the Combined Corporation.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012, give effect to the Merger as if the Merger had been consummated on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on December 31, 2012. The unaudited pro forma condensed consolidated financial statements do not include any adjustments associated with: (1) Spirit or CCPT II property acquisitions closed after December 31, 2012 or the related financing of those property acquisitions, (2) Spirit or CCPT II property acquisitions currently under contract or the related financing of those proposed property acquisitions, (3) Spirit or CCPT II property dispositions closed after December 31, 2012 or the repayment of any related financing of such dispositions, and (4) Spirit or CCPT II dispositions currently under contract or the repayment of any related financing of those dispositions.

These unaudited pro forma condensed consolidated financial statements, and the related notes thereto, should be read in conjunction with (1) CCPT II’s audited consolidated financial statements, and the related notes thereto, as of and for the year ended December 31, 2012, included in this joint proxy statement/prospectus and in CCPT II’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, and (2) Spirit’s audited consolidated financial statements, and the related notes thereto, as of and for the year ended December 31, 2012, included in this joint proxy statement/prospectus and in Spirit’s Annual Report on Form 10-K as filed with the SEC on March 5, 2013.

Upon the date of the consummation of the Merger, the total acquisition consideration will be based on the inverse exchange ratio and the market price of Spirit’s common stock as of such date, and will be allocated to all of CCPT II’s assets acquired and liabilities assumed based on their respective fair values. The acquisition consideration reflected in these unaudited pro forma condensed consolidated financial statements is based on the inverse exchange ratio and the market price of Spirit’s common stock as of February 28, 2013, and the allocation thereof has not been finalized and is based upon preliminary estimates of fair values using the best available information as of such date. The allocation of the acquisition consideration, and the determination of the fair values of the CCPT II assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date of the consummation of the Merger, which is expected to occur during the third quarter of 2013. The completion of the final valuations, the allocation of the acquisition consideration, the impact of ongoing integration activities, the timing of the consummation of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to consummation of the Merger could cause material differences in these unaudited pro forma condensed consolidated financial statements.

SPIRIT REALTY CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2012

(in thousands)

	Spirit Historical	CCPT II Historical	Pro Forma Fair Value Adjustments	A	CCPT II Pro Forma	Pro Forma Merger Adjustments	B	Spirit Realty Capital, Inc. Pro Forma
Assets
Investments:
Real estate investments:
Land and improvements	$1,328,437	$861,249	$88,353	C	$949,602	$—		$2,278,039
Buildings and improvements	2,036,987	2,208,451	226,559	C	2,435,010	—		4,471,997
Real estate assets under direct financing leases	—	34,966	8,079	D	43,045	—		43,045

Total real estate investments	3,365,424	3,104,666	322,991		3,427,657	—		6,793,081
Less: accumulated depreciation	(490,938)	(297,422)	297,422	E	—	—		(490,938)

	2,874,486	2,807,244	620,413		3,427,657	—		6,302,143
Loans receivable, net	51,862	73,438	12,625	F	86,063	—		137,925
Intangible lease assets, net	187,362	292,037	141,854	G	433,891	—		621,253
Real estate assets held for sale, net	5,898	—	—		—	—		5,898

Net investments	3,119,608	3,172,719	774,892		3,947,611	—		7,067,219
Cash and cash equivalents	73,568	21,384	(121)		21,263	(42,417)	H	52,414
Deferred costs and other assets, net	54,501	95,433	(73,776)	I	21,657	—		76,158
Goodwill	—	—	229,040	J	229,040	—		229,040

Total assets	$3,247,677	$3,289,536	$930,035		$4,219,571	$(42,417)		$7,424,831

Liabilities and Stockholders’ Equity
Liabilities:
Line of credit	$—	$319,111	$2,426	K	$321,537	$—		$321,537
Mortgage and notes payable, net	1,894,878	1,438,211	107,980	K	1,546,191	(22,000)	H	3,419,069
Intangible lease liabilities, net	45,603	119,550	5,664	L	125,214	—		170,817
Accounts payable, accrued expenses and other liabilities	53,753	45,237	—		45,237	68,000	M	166,990

Total liabilities	1,994,234	1,922,109	116,070		2,038,179	46,000		4,078,413

Commitments and contingencies
Redeemable common stock	—	121	(121)	N	—	—		—

Stockholders’ equity:
Common stock	849	2,086	—		2,086	767	P	3,702
Capital in excess of par value	1,828,399	1,883,113	296,193	O	2,179,306	(767)	P	4,006,938
Accumulated deficit	(575,034)	(515,712)	515,712	Q	—	(88,417)	H, M	(663,451)
Accumulated other comprehensive loss	(771)	(2,181)	2,181	Q	—	—		(771)

Total stockholders’ equity	1,253,443	1,367,306	814,086		2,181,392	(88,417)		3,346,418

Total liabilities and stockholders’ equity	$3,247,677	$3,289,536	$930,035		$4,219,571	$(42,417)		$7,424,831

SPIRIT REALTY CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)

	Spirit Historical	IPO Related Adjustments	AA	Spirit Pro Forma	CCPT II Historical	Pro Forma Adjustments	BB	CCPT II Pro Forma	Pro Forma Merger Adjustments	CC	Spirit Realty Capital, Inc. Pro Forma
Revenues:
Rentals	$276,145	$—		$276,145	$259,567	$(3,912)	DD	$255,655	$—		$531,800
Tenant reimbursement income	—	—		—	15,249	—		15,249	—		15,249
Earned income from direct financing leases	—	—		—	1,888	(766)	EE	1,122	—		1,122
Interest income on loans receivable	5,696	—		5,696	6,148	(1,619)	FF	4,529	—		10,225
Interest income and other	860	—		860	1,197	—		1,197	—		2,057

Total revenues	282,701	—		282,701	284,049	(6,297)		277,752	—		560,453

Expenses:
General and administrative	37,329	(11,310)	GG	26,019	7,984	—		7,984	—		34,003
Property costs	5,279	—		5,279	41,361	(15,414)	HH	25,947	—		31,226
Interest	156,864	(23,326)	II	133,538	107,963	(6,878)	JJ	101,085	5,485	KK	240,108
Depreciation and amortization	110,603	—		110,603	89,238	10,455	LL	99,693	—		210,296
Impairments	9,887	—		9,887	6,898	—		6,898	—		16,785
Merger related expenses	—	—		—	5,847	(5,847)	MM	—	—		—

Total expenses	319,962	(34,636)		285,326	259,291	(17,684)		241,607	5,485		532,418

Income (loss) from continuing operations before other income (expense) and income tax expense	(37,261)	34,636		(2,625)	24,758	11,387		36,145	(5,485)		28,035

Other income (expense):
Loss on debt extinguishment	(32,522)	32,522	II	—	—	—		—	—		—
Gain on sale of real estate assets and property condemnation	—	—		—	639	—		639	—		639

Total other income (expense)	(32,522)	32,522		—	639	—		639	—		639

Income (loss) from continuing operations before income tax expense	(69,783)	67,158		(2,625)	25,397	11,387		36,784	(5,485)		28,674
Income tax expense	504	—		504	—	—		—	—		504

Income (loss) from continuing operations	$(70,287)	$67,158		$(3,129)	$25,397	$11,387		$36,784	$(5,485)		$28,170

Income (loss) per share of common stock from continuing operations
Basic and diluted	$(1.70)	N/A		$(0.04)	$0.12	N/A		$0.18	N/A		$0.08

Weighted average common shares outstanding:
Basic	41,277,353	N/A	NN	83,694,549	210,075,980	N/A		210,075,980	N/A	OO	369,497,357

Diluted	41,277,353	N/A	NN	83,694,549	210,077,076	N/A		210,077,076	N/A	OO	370,846,735

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The CCPT II historical amounts include the reclassification of certain historical balances to conform to Spirit Realty Capital, Inc.’s post-Merger presentation of these unaudited pro forma condensed consolidated financial statements, as described below:

Balance Sheet:

•

CCPT II’s balances for Rents and tenant receivables, less allowance for doubtful accounts, Restricted cash, Prepaid and other assets, and Deferred financing costs, less accumulated amortization previously disclosed as separate components have been reclassified to Deferred costs and other assets, net.

•	CCPT II’s balance for Line of credit previously included in Notes payable and line of credit has been reclassified to Line of credit as a separate component.

•	CCPT II’s balance for Notes payable previously included in Notes payable and line of credit has been reclassified to Mortgage and notes payable, net.

•

CCPT II’s balances for Due to affiliates, Distributions payable, Deferred rental income, and Derivative and other liabilities previously disclosed as separate components have been reclassified to Accounts payable, accrued expenses and other liabilities.

Statement of Operations:

•

CCPT II’s balances for Property operating expenses, Property and asset management expenses previously disclosed as separate components of CCPT II’s total operating expenses have been combined and reclassified to Property costs.

•

CCPT II’s balances for Depreciation and Amortization previously disclosed as separate components of CCPT II’s total operating expense have been combined and reclassified to Depreciation and amortization.

•

CCPT II’s balance for Equity in income of unconsolidated joint ventures and other income previously disclosed as a separate component of Other income (expense) has been reclassified into Interest income and other as a component of Total revenues.

•

CCPT II’s balances for Impairment of investment in unconsolidated joint venture and Interest expense previously disclosed as a separate components of Other income (expense) have been reclassified into Impairments and Interest which are separate components of Total expenses.

Balance Sheet

General

A.	The Merger will be effected by each of Spirit’s 84.9 million issued and outstanding shares of common stock being converted into the right to receive 1.9048 newly issued shares of the Combined Corporation’s common stock. CCPT II’s 208.6 million issued and outstanding shares of common stock will remain outstanding. The total acquisition consideration used to estimate the pro forma fair value adjustments was based on the per share closing price of Spirit’s common stock on February 28, 2013, which was $19.92.

The total acquisition consideration is subject to change based upon Spirit’s common stock share price on the date the Merger is consummated and the total acquisition consideration will be adjusted based on the share price of Spirit’s common stock at closing, which is required by the acquisition method accounting rules

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

under ASC 805. As of February 28, 2013, a $0.20, or 1%, increase in Spirit’s common stock price would result in an increase to the total acquisition consideration of $21.9 million which, in turn, would increase the amount of goodwill recorded in the unaudited condensed consolidated balance sheet by the same amount. The estimated allocation of the acquisition consideration presented in the unaudited pro forma condensed consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, in-place and above and below-market intangible lease assets and liabilities, mortgage notes receivable, real estate assets under direct financing leases and related indebtedness that are expected to be acquired and assumed in the Merger.

The allocation of the acquisition consideration, and the determination of the fair values of CCPT II’s assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the Merger is completed, which is expected to occur during the third quarter of 2013. The final determination of the fair value of real estate and real estate related assets and liabilities will be based on estimates and assumptions made by Spirit’s management, and will take into consideration various factors, including (1) market conditions, (2) the industry in which the tenants operate, (3) the characteristics of the real estate (i.e. location, size, demographics, value and comparative rental rates), (4) the tenant’s credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the tenant’s business, and/or (6) real estate valuations, prepared by an independent valuation firm or via in-house expertise. Therefore, the final determination of the acquisition price, and the allocation thereof, may be significantly different from the preliminary estimates used in the unaudited pro forma condensed consolidated financial statements.

B.	In connection with the Merger, the Combined Corporation expects to incur expenses relating to legal, accounting and finance advisory services, debt financing related costs and other third-party expenses. The pro forma condensed consolidated balance sheet has been adjusted accordingly. However, the pro forma condensed consolidated financial statements exclude adjustments for certain debt refinancing costs and expenses which may be incurred subsequent to the Merger. Such effects would involve estimates that would vary based on assumptions made as to the timing and expected outcomes resulting from decisions made by management after the consummation of the Merger.

Assets

C.	The adjustments reflect an increase in the carrying amounts of CCPT II’s land and improvements and buildings and improvements to record them at their estimated fair values. The estimated fair values were determined by considering information from several sources and based on customary methods, primarily real estate market trends, including rental rates and income capitalization rates. The estimated allocation of the acquisition consideration is primarily based upon management’s existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.

D.	The adjustment reflects an increase in the carrying amounts of CCPT II’s real estate assets under direct financing leases to record them at their estimated fair values. The determination of the fair value was primarily based upon the aggregate of the total amount of future minimum lease payments, combined with the estimate of the residual values of the assets subject to direct financing leases.

E.	The adjustment eliminates CCPT II’s historical balance for accumulated depreciation.

F.	The adjustment reflects an increase in the carrying amounts of CCPT II’s loans receivable to record them at their estimated fair values and was estimated by discounting the contractual future cash flows of the notes at interest rates which management believes would be earned for similar loans.

G.

The adjustment eliminates CCPT II’s historical accumulated amortization and reflects an increase in the carrying amounts of CCPT II’s intangible lease assets acquired to record them at their estimated fair

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

values. The estimated fair value of in-place leases and above market intangible lease assets was primarily based on a comparison of current market rental rates to market rental rates at the time the assets were originally acquired and takes into consideration the initial and remaining lease terms, as well as the rentable square feet.

H.	The adjustment reflects an estimate of financing costs that are expected to be incurred to secure financing commitments to pay anticipated Merger related transaction costs, meet working capital requirements, and/or refinance existing debt. In addition, the adjustment reflects an estimate for lender consent fees that the Combined Corporation expects will be capitalized and amortized over the remaining term of the respective mortgage and notes payable and an estimate for third-party expenses that are expected to be incurred to secure lenders’ consents. Third-party expenses are reflected as non-recurring and are expensed as incurred. See summary of charges below (in thousands):

December 31, 2012
Pro Forma Merger-Related Adjustments
Financing costs	$10,417
Lender consent fees	22,000
Third-party expenses to secure lender consents	10,000

Total	$42,417

I.	The adjustment eliminates CCPT II’s historical balances of deferred financing costs and straight-line receivables of $19.0 million and $54.7 million, respectively.

J.	The adjustment reflects an estimate of goodwill calculated as the excess between the total acquisition consideration and the estimated fair values of the assets acquired and liabilities assumed. The Combined Corporation considers this to represent the future economic benefits arising from other assets acquired in the Merger that are not individually identified and separately recognized.

Liabilities

K.	The adjustment reflects the estimated fair value adjustment for CCPT II’s mortgage and notes payable and line of credit assumed. The determination of fair value was estimated by discounting the expected future cash flows using an effective interest rate that management believes would be available to the Combined Corporation for financing arrangements with similar terms, collateral and remaining maturities.

L.	The adjustment eliminates CCPT II’s historical accumulated amortization and reflects the fair value adjustment of intangible lease liabilities assumed. The determination of the estimated fair value was primarily based on a comparison of current market rental rates to market rental rates in effect at the time the assets were originally acquired and takes into consideration the initial and remaining lease terms, as well as the rentable square feet.

M.	The adjustment reflects the expenses that the Combined Corporation expects to incur relating to legal, accounting and finance advisory services, and other third-party expenses in connection with the Merger that are in excess of the $5.8 million CCPT II had incurred as of December 31, 2012.

Equity

N.	The adjustment eliminates the historical balance relating to common stock that was subject to CCPT II’s share redemption program. CCPT II’s share redemption program was suspended on December 6, 2012 and the shares were redeemed for cash subsequent to December 31, 2012.

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

O.	The adjustment converts CCPT II’s historical equity balances into the Combined Corporation’s common stock. The calculation was based on 208.6 million issued and outstanding shares of common stock priced at $10.46 per share, which was determined by using the inverse exchange ratio of 0.525 and the closing price of Spirit’s common stock on February 28, 2013, which was $19.92.

P.	The adjustment converts Spirit’s historical equity balances to the estimated value of the Combined Corporation’s common stock. The calculation is based on 84.9 million shares outstanding based on the fixed conversion rate of 1.9048.

Q.	The adjustment eliminates CCPT II’s accumulated deficit and accumulated other comprehensive loss.

Statements of Operations

General

AA.	On September 25, 2012, Spirit completed an IPO. The IPO and the transactions related to it, which are presented and discussed in Spirit’s prospectus filed on Form S-11 with the SEC on September 19, 2012, have had and are expected to continue to have a discrete material impact on the Combined Corporation. Accordingly, Spirit’s historical unaudited condensed consolidated statements of operations have been adjusted to give effect to:

•	the completion of the IPO;

•	full extinguishment of the Term Loan discussed in Notes GG and II below;

•	the amortization of non-cash stock-based compensation expense incurred as a result of restricted stock awards granted in connection with the IPO;

•	the payment of consent fees and other expenses associated with securing lenders’ consents to the IPO; and

•	the payment and amortization of financing costs related to a secured revolving credit facility which was put in place upon the completion of the IPO.

These IPO related adjustments were prepared to reflect the impact on operations as if the IPO and the transactions related to it had occurred on January 1, 2012.

Spirit’s historical results of operations for the year ended December 31, 2012, include costs associated with being a public company since the completion of the IPO. Spirit expects that the full year incremental costs would be approximately $2.1 million, which have not been reflected as an increase in general and administrative expenses because such amounts are not contractually obligated.

BB.	The pro forma adjustments reflect the effect on CCPT II’s historical consolidated statements of operations and shares used in computing earnings per common share as if the Merger occurred on January 1, 2012.

CC.	In connection with the Merger, the Combined Corporation expects to incur expenses relating to legal, accounting and finance advisory services, debt financing related costs and other third-party expenses. The pro forma condensed consolidated financial statements have been adjusted accordingly. However, such financial statements exclude adjustments for certain debt refinancing costs and expenses which may be incurred subsequent to the Merger. Such effects would involve estimates that would vary based on assumptions made as to the timing and expected outcomes resulting from decisions made by management after the consummation of the Merger.

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenues

DD.	The adjustment reflects the difference in CCPT II’s pre-merger and post-merger rental revenue generated on a straight-line basis, as well as adjustments for amortization for pre-merger and post-merger above and below market lease intangible assets and liabilities based on the estimated changes in their respective fair values, as follows (in thousands):

December 31, 2012
Pro Forma Adjustments to Rental Revenue
Straight-line rent	$5,053
Above market lease amortization	(9,284)
Below market lease amortization	319

Total	$(3,912)

EE.	The adjustment reflects the elimination of CCPT II’s historical payments received and interest income earned, plus the difference between the historical balance of the direct financing leases and their estimated fair value. The estimated earned income was based on the aggregate future minimum lease payments attributable to the building, recognized over the remaining life of the lease using the effective interest method to approximate a level rate of return on the investment.

FF.	The adjustment reflects the elimination of CCPT II’s historical amortization, plus the difference between the face value of the notes and their estimated fair values amortized over the weighted average remaining term for each of the notes receivable.

Expenses

GG.	Certain members of Spirit’s management were granted restricted common stock awards of which $4.0 million vested as a direct result of the IPO (“IPO Stock Awards”). The remainder of the IPO Stock Awards are earned over a three-year vesting period and are reflected in general and administrative expense in the pro forma condensed consolidated statements of operations for Spirit. Additionally, the adjustment reflects the amortization of non-cash stock-based compensation expense incurred as a result of restricted stock awards (“Restricted Stock Awards”) that were granted to Spirit’s directors, management and other employees with an aggregate value of $14.1 million. The Restricted Stock Awards vest over a three-year period for management and other employees and over a one-year period for directors. The amortization of the IPO Stock Awards and the Restricted Stock Awards are accounted for as stock-based compensation.

Separately, Spirit had $729 million in principal debt outstanding under a term loan (“Term Loan”), which as a result of the IPO, was fully extinguished through repayment ($399 million) and conversion into Spirit common stock ($330 million). In connection with the IPO, Spirit also expensed $4.7 million in third party charges associated with obtaining lenders’ consents to the IPO.

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Adjustments to general and administrative expenses reflect the effect of the stock awards, removal of expenses associated with the extinguishment of the Term Loan and the removal of the one-time expenses associated with securing lenders’ consents to the IPO, as summarized below (in thousands):

December 31, 2012
Adjustments to general and administrative expenses
Elimination of IPO Stock Awards	$(4,000)
Amortization of stock-based compensation of restricted common stock awards	5,470
Elimination of non-interest portion of interest rate swap and other associated losses	(8,037)
Elimination of third party expenses incurred to secure lenders’ consents to IPO	(4,743)

Total	$(11,310)

HH.	The adjustment eliminates advisory related fees for asset management and property management, excluding any expense reimbursements that have historically been paid to CCPT II’s advisor. The Combined Corporation will be a self-administered and self-managed REIT and, accordingly, these charges will not be a part of its continuing operations.

II.	In connection with the extinguishment of the term loan described in Note GG, Spirit recognized a loss on debt extinguishment of $32.5 million. The adjustment to reduce interest expense is primarily associated with the removal of charges associated with the Term Loan which will not be a part of the continuing operations of the Combined Corporation as detailed below (in thousands):

December 31, 2012
Adjustments to interest expense
Interest expense (cash)	$(19,925)
Amortization of net losses related to related hedge agreements	(3,414)
Amortization of related deferred financing costs	583
Amortization of related debt discounts	(570)

Total	$(23,326)

JJ.	The adjustment eliminates CCPT II’s historical amortization of deferred financing costs and reflects the amortization of the mortgage and notes payable fair value adjustment, which is the difference between the mortgage and notes payable face amount and their estimated fair values, amortized over CCPT II’s weighted average remaining term for such mortgage and notes payable.

KK.	The Combined Corporation expects to incur $22 million of consent fees to obtain lenders’ consents to the Merger. These consent fees will be capitalized as debt discounts and will be an adjustment to interest expense over the remaining term of the respective notes.

LL.	The adjustment reflects the difference between CCPT II’s historical depreciation and amortization and the estimated depreciation and amortization for real estate and intangible lease assets and liabilities. The estimated depreciation is determined by depreciating the pre-merger and post-merger difference between the pro forma estimated fair value amounts for buildings and improvements and land and improvements over their estimated useful lives of 40 years and 10 years, respectively. Amortization of in-place leases is determined by amortizing the estimated pro forma fair value over CCPT II’s weighted average remaining lease term.

MM.	Adjustment eliminates costs incurred by CCPT II for financial, accounting and legal advisory services related to the Merger.

SPIRIT REALTY CAPITAL, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NN.	Spirit’s weighted average number of shares of common stock outstanding (basic and diluted) excludes unvested restricted stock awards, and pro forma amounts assume the IPO and the portion of the Term Loan which was converted into common stock occurred on January 1, 2012. No potentially dilutive securities were included as their effect would be anti-dilutive.

OO.	The Combined Corporation’s pro forma weighted average number of shares of common stock outstanding (basic and diluted) assume the Merger occurred on January 1, 2012. The pro forma weighted average number of diluted shares of common stock outstanding assumes the issuance of potentially issuable restricted stock using the “Treasury Stock Method.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cole Credit Property Trust II, Inc.

Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Cole Credit Property Trust II, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cole Credit Property Trust II, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 6, 2013

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Investment in real estate assets:
Land	$861,249	$863,257
Buildings and improvements, less accumulated depreciation of $297,422 and $238,688, respectively	1,911,029	1,959,922
Real estate assets under direct financing leases, less unearned income of $11,454 and $13,342, respectively	34,966	35,999
Acquired intangible lease assets, less accumulated amortization of $159,639 and $128,544, respectively	292,037	323,298

Total investment in real estate assets, net	3,099,281	3,182,476
Investment in mortgage notes receivable, net	73,438	76,745

Total investment in real estate and mortgage assets, net	3,172,719	3,259,221
Cash and cash equivalents	21,384	53,205
Restricted cash	10,206	11,811
Investment in unconsolidated joint venture	—	22,334
Rents and tenant receivables, less allowance for doubtful accounts of $80 and $547, respectively	62,182	57,403
Prepaid expenses and other assets	4,048	3,739
Deferred financing costs, less accumulated amortization of $20,499 and $17,751, respectively	18,997	22,609

Total assets	$3,289,536	$3,430,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and line of credit	$1,757,322	$1,767,591
Accounts payable and accrued expenses	17,148	16,100
Due to affiliates	1,937	1,069
Acquired below market lease intangibles, less accumulated amortization of $53,557 and $42,880, respectively	119,550	130,680
Distributions payable	11,087	11,157
Deferred rental income, derivative and other liabilities	15,065	17,530

Total liabilities	1,922,109	1,944,127

Commitments and contingencies
Redeemable common stock	121	14,482

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 240,000,000 shares authorized, 208,597,575 and 210,151,692 shares issued and outstanding, respectively	2,086	2,101
Capital in excess of par value	1,883,113	1,882,971
Accumulated distributions in excess of earnings	(515,712)	(409,801)
Accumulated other comprehensive loss	(2,181)	(3,558)

Total stockholders’ equity	1,367,306	1,471,713

Total liabilities and stockholders’ equity	$3,289,536	$3,430,322

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Rental and other property income	$259,567	$251,499	$238,706
Tenant reimbursement income	15,249	17,020	14,044
Earned income from direct financing leases	1,888	1,942	2,067
Interest income on mortgage notes receivable	6,148	6,425	6,661
Interest income on marketable securities	—	2,459	7,672

Total revenue	282,852	279,345	269,150

Expenses:
General and administrative expenses	7,984	7,943	6,989
Property operating expenses	23,427	22,743	20,294
Property and asset management expenses	17,701	16,987	16,447
Merger related expenses	5,847	—	—
Acquisition related expenses	233	3,021	3,441
Depreciation	60,890	59,782	56,615
Amortization	28,348	28,464	28,547
Impairment of real estate assets	5,742	—	4,500

Total operating expenses	150,172	138,940	136,833

Operating income	132,680	140,405	132,317

Other income (expense):
Equity in income of unconsolidated joint ventures and other income	1,197	749	1,090
Gain on sale of real estate assets and property condemnation	639	92	—
Gain on sale of marketable securities	—	15,587	—
Gain on sale of unconsolidated joint venture interests	—	5,162	—
Impairment of investment in unconsolidated joint venture	(1,156)	—	—
Interest expense	(107,963)	(108,186)	(102,977)

Total other expense	(107,283)	(86,596)	(101,887)

Net Income	$25,397	$53,809	$30,430

Weighted average number of common shares outstanding:
Basic	210,075,980	209,693,707	207,198,078

Diluted	210,077,076	209,693,707	207,198,078

Net income per common share:
Basic and diluted	$0.12	$0.26	$0.15

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$25,397	$53,809	$30,430
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities	—	(1,713)	23,051
Reclassification of previous unrealized gain on marketable securities into net income	—	(14,654)	—
Unrealized gain (loss) on interest rate swaps	1,164	98	(853)
Reclassification of previous unrealized loss on interest rate swaps into net income	213	—	—

Total other comprehensive income (loss)	1,377	(16,269)	22,198

Comprehensive income	$26,774	$37,540	$52,628

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance January 1, 2010	204,662,620	$2,047	$1,762,904	$(233,480)	$(9,487)	$1,521,984
Issuance of common stock	7,037,054	70	61,307	—	—	61,377
Distributions to investors	—	—	—	(129,497)	—	(129,497)
Other offering costs	—	—	(9)	—	—	(9)
Redemptions of common stock	(2,382,328)	(24)	(21,614)	—	—	(21,638)
Stock compensation expense	—	—	7	—	—	7
Changes in redeemable common stock	—	—	75,523	—	—	75,523
Comprehensive income	—	—	—	30,430	22,198	52,628

Balance December 31, 2010	209,317,346	2,093	1,878,118	(332,547)	12,711	1,560,375
Issuance of common stock	6,986,717	70	59,626	—	—	59,696
Distributions to investors	—	—	—	(131,063)	—	(131,063)
Redemptions of common stock	(6,152,371)	(62)	(52,528)	—	—	(52,590)
Changes in redeemable common stock	—	—	(2,245)	—	—	(2,245)
Comprehensive income	—	—	—	53,809	(16,269)	37,540

Balance, December 31, 2011	210,151,692	2,101	1,882,971	(409,801)	(3,558)	1,471,713
Issuance of common stock	6,099,920	61	56,973	—	—	57,034
Distributions to investors	—	—	—	(131,308)	—	(131,308)
Redemptions of common stock	(7,654,037)	(76)	(71,192)	—	—	(71,268)
Changes in redeemable common stock	—	—	14,361	—	—	14,361
Comprehensive income	—	—	—	25,397	1,377	26,774

Balance, December 31, 2012	208,597,575	$2,086	$1,883,113	$(515,712)	$(2,181)	$1,367,306

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$25,397	$53,809	$30,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	60,890	59,782	56,615
Amortization of intangible lease assets and below market lease intangibles, net	21,698	21,976	20,695
Amortization of deferred financing costs	7,333	7,195	6,580
Amortization of premiums on mortgage notes receivable	722	705	687
Accretion of discount on marketable securities	—	(846)	(2,578)
Amortization of fair value adjustments of mortgage notes payable assumed	1,885	1,863	1,849
Bad debt expense (recovery)	689	87	(257)
Stock compensation expense	—	—	7
Impairment of real estate assets and joint venture investment	6,898	—	4,500
Equity in income of unconsolidated joint ventures	(1,157)	(666)	(965)
Return on investment from unconsolidated joint ventures	1,157	711	1,285
Gain on sale of real estate assets and property condemnation	(639)	(92)	—
Gain on sale of marketable securities	—	(15,587)	—
Gain on sale of unconsolidated joint venture interests	—	(5,162)	—
Changes in assets and liabilities:
Rents and tenant receivables	(5,663)	(11,874)	(11,815)
Prepaid expenses and other assets	(309)	127	246
Accounts payable and accrued expenses	(220)	1,401	(3,436)
Due to affiliates, deferred rental income and other liabilities	(310)	1,020	1,784

Net cash provided by operating activities	118,371	114,449	105,627

Cash flows from investing activities:
Investment in real estate and related assets and other capital expenditures	(22,601)	(121,552)	(115,790)
Proceeds from sale of real estate assets and property condemnation	7,405	247	5
Proceeds from sale of marketable securities	—	82,061	—
Proceeds from sale of unconsolidated joint venture interests	21,178	18,769	—
Principal repayments from mortgage notes receivable and real estate assets under direct financing leases	3,618	3,275	2,825
Return of investment from unconsolidated joint ventures	—	2,338	1,562
Refund of property escrow deposits	—	1,340	—
Payment of property escrow deposits	—	(1,340)	—
Change in restricted cash	1,605	(3,466)	1,191

Net cash provided by (used in) investing activities	11,205	(18,328)	(110,207)

Cash flows from financing activities:
Offering costs on issuance of common stock	—	—	(9)
Redemptions of common stock	(71,268)	(52,590)	(21,638)
Distributions to investors	(74,344)	(71,307)	(67,874)
Proceeds from notes payable, line of credit and repurchase agreement	311,300	247,796	445,312
Repayment of notes payable, line of credit and repurchase agreement	(323,454)	(209,623)	(327,079)
Payment of loan deposits	(1,015)	—	(2,145)
Refund of loan deposits	1,015	—	2,145
Deferred financing costs paid	(3,631)	(2,983)	(6,758)

Net cash (used in) provided by financing activities	(161,397)	(88,707)	21,954

Net (decrease) increase in cash and cash equivalents	(31,821)	7,414	17,374
Cash and cash equivalents, beginning of year	53,205	45,791	28,417

Cash and cash equivalents, end of year	$21,384	$53,205	$45,791

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS

Cole Credit Property Trust II, Inc. (the “Company”) is a Maryland corporation formed on September 29, 2004, that has elected to be taxed, and currently qualifies, as a real estate investment trust (“REIT”) for federal income tax purposes. Substantially all of the Company’s business is conducted through Cole Operating Partnership II, LP (“Cole OP II”), a Delaware limited partnership. The Company is the sole general partner of and owns a 99.99% partnership interest in Cole OP II. Cole REIT Advisors II, LLC (“Cole Advisors II”), the advisor to the Company, is the sole limited partner and owner of an insignificant noncontrolling partnership interest of less than 0.01% of Cole OP II.

As of December 31, 2012, the Company owned 752 properties comprising 21.2 million rentable square feet of single and multi-tenant retail and commercial space located in 45 states and the U.S. Virgin Islands. As of December 31, 2012, the rentable space at these properties was 96% leased. As of December 31, 2012, the Company also owned 69 mortgage notes receivable secured by 43 restaurant properties and 26 single-tenant retail properties, each of which is subject to a net lease.

On June 27, 2005, the Company commenced an initial public offering on a “best efforts” basis of up to 45,000,000 shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a Registration Statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Initial Offering”). The Company commenced its principal operations on September 23, 2005, when it issued the initial 486,000 shares of its common stock in the Initial Offering. The Registration Statement also covered up to 5,000,000 shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which our stockholders may elect to have their distributions reinvested in additional shares of the Company’s common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock. On November 13, 2006, the Company increased the aggregate amount of the Initial Offering to 49,390,000 shares for the primary offering and 5,952,000 shares pursuant to the DRIP in a related Registration Statement on Form S-11. Subsequently, the Company reallocated the shares of common stock available such that a maximum of 54,140,000 shares of common stock was available under the primary offering for an aggregate offering price of $541.4 million and a maximum of 1,202,000 shares was available under the DRIP for an aggregate offering price of $11.4 million.

The Company terminated the Initial Offering on May 22, 2007. As of the close of business on May 22, 2007, the Company had issued a total of 54,838,315 shares in the Initial Offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to the DRIP, resulting in gross offering proceeds to the Company of $547.4 million. At the completion of the Initial Offering, a total of 503,685 shares of common stock remained unsold, including 230,123 shares that remained unsold in the primary offering and 273,562 shares of common stock that remained unsold pursuant to the DRIP. Unsold shares in the Initial Offering were deregistered.

On May 23, 2007, the Company commenced its follow-on public offering of up to 150,000,000 shares of its common stock (the “Follow-on Offering”). The Company terminated the Follow-on Offering on January 2, 2009. As of the close of business on January 2, 2009, the Company had issued a total of 147,454,259 shares in the Follow-on Offering, including 141,520,572 shares sold in the primary offering and 5,933,687 shares sold pursuant to the DRIP, resulting in gross offering proceeds of $1.5 billion. At the completion of the Follow-on Offering, a total of 1,595,741 shares of common stock remained unsold, including 1,529,428 shares that remained unsold in the primary offering and 66,313 shares of common stock that remained unsold pursuant to the DRIP. Unsold shares in the Follow-on Offering were deregistered.

On September 18, 2008, the Company registered 30,000,000 additional shares to be offered pursuant to its DRIP in a Registration Statement on Form S-3 (the “DRIP Offering”) (collectively with the Initial Offering and

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Follow-on Offering, the “Offerings”). On June 22, 2010, the Company’s board of directors amended the DRIP to provide that reinvestments of distributions made on or after July 15, 2010 will be made at a price equal to the most recent estimated per share value of the Company’s common stock as determined by the board of directors (the “Estimated Share Value”). As of December 31, 2012, the Estimated Share Value was $9.35 per share, which was determined by the board of directors on July 27, 2011 and used for the purchase of shares pursuant to the DRIP through December 6, 2012.

On December 6, 2012, the board of directors, including all of its independent directors, voted to suspend the DRIP and the Company’s share redemption program. Beginning with the distributions previously authorized by the board of directors for the month of December 2012, which were paid in January 2013, and continuing until such time as the board of directors may approve the resumption of the DRIP, all distributions authorized by the board of directors are to be paid to the Company’s stockholders in cash. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the fourth quarter of 2012 on or before December 6, 2012 and that were determined by the Company to be in good order on or before December 12, 2012 were honored in accordance with the terms, conditions and limitations of the share redemption program. The Company did not process or accept any requests for redemption received after December 6, 2012 and will not process or accept any future requests until such time as the board of directors may approve resumption of the share redemption program.

As of December 31, 2012, the Company had issued approximately 231.2 million shares of common stock in its Offerings for aggregate gross proceeds of $2.3 billion (including proceeds from the issuance of shares pursuant to the DRIP Offering of $261.3 million), before share redemptions of $206.1 million. As of December 31, 2012, the Company had incurred an aggregate of $188.3 million in offering costs, selling commissions, and dealer manager fees in the Offerings.

The Company’s stock is not currently listed on a national securities exchange. On January 22, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spirit Realty Capital, Inc. (“Spirit”), a publicly-listed REIT. The Merger Agreement provides for the merger of Spirit with and into the Company, with the Company as the surviving corporation (the “Merger”). Upon consummation of the Merger, Spirit stockholders will receive 1.9048 shares of the Company’s common stock for each share of Spirit common stock they own (which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for each share of the Company’s common stock) and each share of Company common stock will remain an issued and outstanding share of the combined company. Upon the closing of the Merger, the combined company will list its shares on the New York Stock Exchange and trade under Spirit’s existing ticker “SRC”. Refer to Note 2 to these consolidated financial statements for further discussion regarding the Merger.

NOTE 2—MERGER AGREEMENT

On January 22, 2013, the Company, Cole OP II, Spirit and Spirit Realty, L.P., a Delaware limited partnership (the “Spirit Partnership”), entered into the Merger Agreement. The Merger Agreement provides for the merger of Spirit with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation”) and the merger of the Cole OP II with and into the Spirit Partnership (the “Partnership Merger”) with the Spirit Partnership continuing as the surviving limited partnership (the “Surviving Limited Partnership”). A special committee of independent directors of the Company unanimously recommended the Merger and the board of directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), each outstanding share of common stock, par value $0.01 per

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share, of Spirit (“Spirit Common Stock”) will be converted into the right to receive 1.9048 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). At and after the Merger Effective Time, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding. At the effective time of the Partnership Merger, (i) each outstanding partnership unit in the Cole OP II (other than partnership units held by the Company, which shall cease to exist) shall automatically be converted into one validly issued share of Surviving Corporation Common Stock; (ii) each outstanding partnership unit in the Spirit Partnership shall remain outstanding; and (iii) the general partner interest of the Spirit Partnership shall constitute the only general partner interests in the Surviving Partnership.

Under the terms of the Merger Agreement, at the Merger Effective Time, the Surviving Corporation shall assume Spirit’s 2012 Incentive Award Plan (the “Plan”) and the number and kind of shares available for issuance under the Plan shall be converted into shares of Surviving Corporation Common Stock, after giving effect to the Exchange Ratio, in accordance with the provisions of the Plan. Similarly, all outstanding shares of Spirit Common Stock that are subject to vesting and other restrictions will convert into restricted shares of Surviving Corporation Common Stock, after giving effect to the Exchange Ratio, with the same terms and conditions as were applicable to such shares of Spirit Common Stock immediately prior to the Merger Effective Time.

The completion of the Merger is subject to customary conditions, including, among others: (i) approval by the holders of a majority of the outstanding shares of Spirit Common Stock; (ii) approval by the holders of a majority of the outstanding shares of Company Common Stock; (iii) the authorization of the listing on the New York Stock Exchange (the “NYSE”) of the Surviving Corporation Common Stock, including the Surviving Corporation Common Stock to be issued in connection with the Merger; (iv) the registration statement on Form S-4 registering the applicable Surviving Corporation Common Stock to be issued as consideration for the Merger having been declared effective by the Securities and Exchange Commission (the “SEC”); and (v) the obtaining of certain third party consents.

At the Merger Effective Time, the size of the board of directors of the Surviving Corporation will be set at nine, and all of the directors of Spirit immediately prior to the consummation of the Merger and up to two individuals designated by the Company and reasonably satisfactory to Spirit, will comprise the board of directors of the Surviving Corporation. Spirit’s management will oversee the operations of the Surviving Corporation. In addition, at the Merger Effective Time, the charter and bylaws of the Surviving Corporation will be amended and restated to be substantially identical to the charter and bylaws of Spirit, as in effect immediately prior to the Merger Effective Time. The name of the Surviving Corporation shall be “Spirit Realty Capital, Inc.”

The Company and Spirit have made certain customary representations, warranties and covenants in the Merger Agreement. Each of the Company and Spirit is required, among other things: (i) subject to certain exceptions, to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger; and (ii) not to solicit alternative transactions, and, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, any alternative transaction. Each party has also agreed to use its reasonable best efforts to cause the Merger to be consummated. In addition, subject to certain exceptions, the Merger Agreement requires each party to call and hold a meeting of its stockholders and for the respective board of directors of each party to recommend that its stockholders approve the Merger and the transactions contemplated by the Merger Agreement.

The Merger Agreement contains certain termination rights for both the Company and Spirit, including, among other bases for termination, if the Merger is not consummated on or before July 22, 2013 (subject to a two

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month extension under certain circumstances) and if the requisite approvals of either the stockholders of the Company or Spirit are not obtained. In addition, either party may choose to terminate the Merger Agreement under certain circumstances, including among others, if: (i) prior to its stockholder vote, the party receives a Superior Proposal, as defined in the Merger Agreement, and after providing the other party with adequate notice and paying the termination fee (as described below), the party enters into a definitive agreement in connection with such Superior Proposal; or (ii) the party’s board of directors changes its recommendation to its stockholders to vote in favor of the Merger as a result of an Intervening Event, as defined in the Merger Agreement, and contemporaneously such party pays the other party the termination fee. If no alternative acquisition proposal has been publicly announced prior to a party’s meeting of its stockholders and such party fails to obtain the approval of its stockholders, such party may be required to reimburse the other party’s transaction expenses (as described below). The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, one party may be required to pay to the other a termination fee of $55.0 million and/or reimburse the other party’s transaction expenses up to an amount equal to $10.0 million.

As of December 31, 2012 the Company had incurred $5.8 million for legal, consulting and other expenses related to the Merger.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain prior year balances have been reclassified in the consolidated statements of operations to separately present gain on sale of real estate assets and property condemnation. In addition, certain prior year balances have been reclassified in the consolidated statements of cash flows to combine proceeds from the sale of real estate assets with proceeds received from property condemnations.

The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). A VIE is broadly defined as an entity where either (1) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance or (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.

A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance, its form of ownership interest, its representation on the entity’s governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity.

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The Company continually evaluates the need to consolidate joint ventures, if any, based on standards set forth in GAAP. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, power to make decisions and contractual and substantive participating rights of the partners/members as well as whether the entity is a VIE for which the Company is the primary beneficiary. The Company has no relationship, investment or other interests in entities that are or were required to be consolidated because the Company has no variable interests in an entity that qualifies as a VIE.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in and Valuation of Real Estate and Related Assets

Real estate and related assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate and related assets consist of the cost of acquisition, excluding acquisition related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate and related assets and leasing costs. All repairs and maintenance are expensed as incurred.

The Company is required to make subjective assessments as to the useful lives of its depreciable assets. The Company considers the period of future benefit of each respective asset to determine the appropriate useful life of the assets. Real estate and related assets, other than land, are depreciated or amortized on a straight-line basis. The estimated useful lives of the Company’s real estate and related assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions, and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate and related assets to their respective fair values and recognize an impairment loss. Generally, fair value is determined using a discounted cash flow analysis and recent comparable sales transactions.

The Company continually monitors certain properties for which it has identified impairment indicators. As of December 31, 2012, the Company had seven properties with an aggregate book value of $46.7 million for which it had assessed the recoverability of the carrying amounts. For six of these properties, the undiscounted future cash flows expected as a result of the use of the real estate and related assets and the eventual disposition of the assets continued to exceed their carrying amount as of December 31, 2012. Should the conditions related to any of these, or any of the Company’s other properties change, the underlying assumptions used to determine

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the expected undiscounted future cash flows may change and adversely affect the recoverability of the respective real estate and related assets’ carrying amounts. The Company identified two properties during the year ended December 31, 2012 and one property during the year ended December 31, 2010 with impairment indicators for which the undiscounted future cash flows expected as a result of the use and eventual disposition of each of the real estate and related assets were less than the carrying amount of the respective properties. As a result, the Company reduced the carrying amount of each of the real estate and related assets to their estimated fair value by recognizing an impairment loss of $5.7 million during the year ended December 31, 2012 and $4.5 million during the year ended December 31, 2010. No impairment indicators were identified and no impairment losses were recorded during the year ended December 31, 2011.

When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in estimating expected future cash flows could result in a different determination of the property’s expected future cash flows and a different conclusion regarding the existence of an impairment, the extent of such loss, if any, as well as the fair value of the real estate and related assets.

When a real estate asset is identified by the Company as held for sale, the Company ceases depreciation and amortization of the assets related to the property and estimates the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of December 31, 2012 or 2011.

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company allocates the purchase price to acquired tangible assets, consisting of land, buildings and improvements, and identified intangible assets and liabilities, consisting of the value of above market and below market leases and the value of in-place leases, based in each case on their respective fair values. Acquisition related expenses are expensed as incurred. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building). The Company obtains an independent appraisal for each real property acquisition. The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

The fair values of above market and below market lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below market lease. The above market and below market lease values are capitalized as intangible lease assets or liabilities, respectively. Above market lease values are amortized as a reduction to rental income over the remaining terms of the respective leases. Below market leases are amortized as an increase to rental income over the remaining terms of the respective leases, including any bargain renewal periods. In considering whether or not the Company expects a tenant to execute a bargain renewal option, the Company evaluates economic factors and certain qualitative factors at the time of acquisition, such as the financial strength of the

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tenant, remaining lease term, the tenant mix of the leased property, the Company’s relationship with the tenant and the availability of competing tenant space. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market or below market lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include estimates of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rental and other property income which are avoided by acquiring a property with an in-place lease. Direct costs associated with obtaining a new tenant include commissions and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. The intangible values of opportunity costs, which are calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease, are capitalized as intangible lease assets and are amortized to expense over the remaining term of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company estimates the fair value of assumed mortgage notes payable based upon indications of current market pricing for similar types of debt financing with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the mortgage note’s outstanding principal balance is amortized to interest expense over the term of the respective mortgage note payable.

The determination of the fair values of the real estate and related assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could impact the Company’s results of operations.

Investment in Direct Financing Leases

For real estate property leases classified as direct financing leases, the building portion of the leases are accounted for as direct financing leases, while the land portion is accounted for as operating leases. For direct financing leases, the Company records an asset which represents the net investment that is determined by using the aggregate of the total amount of future minimum lease payments, the estimated residual value of the leased property and deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment. Residual values, which are reviewed quarterly, represent the estimated amount we expect to receive at lease termination from the disposition of the leased property. Actual residual values realized could differ from these estimates. The Company evaluates the collectability of future minimum lease payments on each direct financing lease to determine collectability primarily through the evaluation of payment history. There were no amounts past due as of December 31, 2012 or 2011. The Company has not provided for an allowance of doubtful accounts based on the grouping of direct financing leases because the Company believes the characteristics of each direct financing lease are not sufficiently similar to allow an evaluation as a group for a possible allowance. As such, all of the Company’s direct financing leases are evaluated individually for the purpose of determining if an allowance is needed. Any write-down of an estimated residual value is recognized as an impairment loss in the current period. There were no impairment losses or allowances recorded related to direct financing leases during the years ended December 31, 2012, 2011 and 2010.

Investment in Mortgage Notes Receivable

Mortgage notes receivable consist of loans acquired by the Company, which are secured by real estate properties. Mortgage notes receivable are recorded at stated principal amounts net of any discount or premium or

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deferred loan origination costs or fees. The related discounts or premiums on mortgage notes receivable purchased are amortized or accreted over the life of the related mortgage receivable. The Company defers certain loan origination and commitment fees and amortizes them as an adjustment of the mortgage notes receivable’s yield over the term of the related mortgage receivable. The Company evaluates the collectability of both interest and principal on each mortgage note receivable to determine whether it is collectible, primarily through the evaluation of credit quality indicators such as underlying collateral and payment history. There were no amounts past due as of December 31, 2012 or 2011. The Company does not provide for an allowance for loan losses based on the grouping of loans as the Company believes the characteristics of the loans are not sufficiently similar to allow for an evaluation of these loans as a group for a possible loan loss allowance. As such, all of the Company’s loans are evaluated individually for the purpose of determining if an allowance is needed. A mortgage note receivable is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. If a mortgage note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the mortgage note receivable’s effective interest rate or to the value of the underlying collateral if the mortgage note receivable is collateral dependent. Interest income on a performing mortgage note receivable is accrued as earned. Interest income on impaired mortgage notes receivable is recognized on a cash basis. No impairment losses or allowances were recorded related to mortgage notes receivable for the years ended December 31, 2012, 2011 and 2010.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents. The Company considers investments in highly liquid money market accounts to be cash equivalents.

Restricted Cash

The restricted cash balance of $10.2 million and $11.8 million as of December 31, 2012 and 2011, respectively, included amounts held by lenders in escrow accounts for tenant and capital improvements, leasing commissions, repairs and maintenance and other lender reserves for certain properties, in accordance with the respective lender’s loan agreement.

Investment in Unconsolidated Joint Venture

The Company did not have an investment in any unconsolidated joint ventures as of December 31, 2012. The investment in unconsolidated joint venture as of December 31, 2011 consisted of the Company’s non-controlling majority interest in a joint venture that owned a 386,000 square foot multi-tenant property in Independence, Missouri (“Independence Commons”), which was sold on September 28, 2012. As of December 31, 2011, the aggregate carrying amount of assets held within the unconsolidated joint venture was $59.3 million and the face value of the non-recourse mortgage note payable was $34.1 million.

The Company accounted for the unconsolidated joint venture using the equity method of accounting as the Company had the ability to exercise significant influence, but not control, over operating and financial policies of the venture. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the joint venture’s earnings and distributions. The Company is required to determine whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of its investment in the joint venture. If an event or change in circumstance has occurred, the Company is required to evaluate the joint venture for potential impairment and

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determine if the carrying amount of its investment exceeds its fair value. An impairment charge is recorded when an impairment is deemed to be other than temporary. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until the carrying amount is fully recovered. The evaluation of an investment in a joint venture for potential impairment requires the Company’s management to exercise significant judgment and to make certain assumptions. The use of different judgments and assumptions could result in different conclusions. On September 28, 2012, the Company sold 100% of its interest in Independence Commons to its joint venture partner for cash proceeds of $21.2 million. In connection with the transaction, the Company evaluated the terms of the purchase and sale agreement and respective sales price, and determined that its investment in Independence Commons was impaired because the carrying amount of its investment exceeded its fair value. As a result, the Company evaluated whether the impairment was other-than-temporary. Because the Company agreed to sell its interest, and it did not have the intent to hold the investment until the carrying amount was fully recovered, the Company determined that the impairment was other-than-temporary and recorded an impairment loss of $1.2 million. No impairment indicators were identified and no impairment losses were recorded related to the unconsolidated joint venture for the years ended December 31, 2011 and 2010. The Company recognizes gains or losses on the sale of interests in joint ventures to the extent the economic substance of the transaction is a sale.

Rents and Tenant Receivables

Rents and tenant receivables primarily includes amounts to be collected in future periods related to the recognition of rental income on a straight-line basis over the lease term and cost recoveries due from tenants. The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company records allowances for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets primarily includes expenses paid as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.

Derivative Instruments and Hedging Activities

The Company accounts and reports for its derivative instruments, including certain derivative instruments embedded in other contracts, at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded as other comprehensive income. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a gain or loss to operations.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. Amortization of deferred financing

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costs for the years ended December 31, 2012, 2011 and 2010, was $7.3 million, $7.2 million and $6.6 million, respectively, and was recorded in interest expense in the consolidated statements of operations.

Revenue Recognition

Certain properties have leases where minimum rent payments increase during the term of the lease. The Company records rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period the related costs are incurred.

Income Taxes

The Company qualified and elected to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company generally is not subject to federal corporate income tax to the extent it distributes its taxable income to its stockholders, and so long as it, among other things, distributes at least 90% of its annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). REITs are subject to a number of other organizational and operational requirements. Even if the Company maintains its qualification for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Concentration of Credit Risk

As of December 31, 2012, the Company had cash on deposit, including restricted cash, in four financial institutions, all of which had deposits in excess of federally insured levels totaling $7.7 million; however, the Company has not experienced any losses in such accounts. The Company limits significant cash deposits to accounts held by financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits.

No single tenant accounted for greater than 10% of the Company’s gross annualized rental revenues for the year ended December 31, 2012. Tenants in the specialty retail, drugstore and restaurant industries comprised 17%, 15% and 15%, respectively, of the Company’s 2012 gross annualized rental revenues. Additionally, the Company has certain geographic concentrations in its property holdings. In particular, as of December 31, 2012, 166 of the Company’s properties were located in Texas and 23 were located in Florida, accounting for 16% and 10%, respectively, of the Company’s 2012 gross annualized rental revenues.

Due to Affiliates

As of December 31, 2012 and 2011, $1.9 million and $1.1 million, respectively, was due to Cole Advisors II and its affiliates primarily related to property and asset management fees, and the reimbursement of general and administrative, property and asset management expenses incurred.

Stockholders’ Equity

As of each of the years ended December 31, 2012 and 2011, the Company was authorized to issue 240,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. The Company’s board of directors may amend the charter to authorize the issuance

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of additional shares of capital stock without obtaining stockholder approval. The par value of investor proceeds raised from the Offerings is classified as common stock, with the remainder allocated to capital in excess of par value.

Redeemable Common Stock

The Company has adopted a share redemption program that permits its stockholders to sell their shares, which is subject to the limitations discussed in Note 18 to these consolidated financial statements. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Redeemable common stock is recorded at the greater of the carrying amount or redemption value each reporting period. Changes in the value from period to period are recorded as an adjustment to capital in excess of par.

On December 6, 2012, the board of directors, including all of its independent directors, voted to suspend the DRIP and the share redemption program. As of December 31, 2012, there was $121,000 recorded as redeemable common stock on the consolidated balance sheet related to valid redemption requests received on or before December 6, 2012 which were redeemed subsequent to December 31, 2012.

As of December 31, 2011, the quarterly redemption limit was less than the proceeds received from the sale of shares from the DRIP Offering, resulting in the Company recording one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year at a price of $9.35 as redeemable common stock on the consolidated balance sheet.

Earnings per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period presented. Diluted income per share considers the effect of all potentially dilutive share equivalents, including the outstanding independent directors’ stock options discussed in Note 17 to these consolidated financial statements.

Stock Options

GAAP requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options related to the 2004 Independent Directors’ Stock Option Plan (“IDSOP”), based on estimated fair values. As of December 31, 2012 and 2011, there were 45,000 stock options outstanding under the IDSOP at a weighted average exercise price of $9.12 per share.

Reportable Segments

The Company’s operating segment consists of commercial properties, which include activities related to investing in real estate including retail, office and distribution properties and other real estate related assets. The commercial properties are geographically diversified throughout the United States, and the Company’s chief operating decision maker evaluates operating performance on an overall portfolio level. These commercial properties have similar economic characteristics; therefore, the Company’s properties are aggregated into one reportable segment.

Interest

Interest is charged to interest expense as it accrues. No interest costs were capitalized during the years ended December 31, 2012, 2011 and 2010.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distributions Payable and Distribution Policy

In order to maintain its status as a REIT, the Company is required to make distributions each taxable year equal to at least 90% of its taxable income, excluding capital gains. To the extent funds are available, the Company intends to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of the applicable record dates.

Pursuant to the Company’s DRIP, distributions are reinvested in shares of the Company’s common stock at a price equal to the most recent Estimated Share Value of the Company’s common stock as determined by its board of directors. The Company’s board of directors determined that the Estimated Share Value, as of July 27, 2011, was $9.35 per share, which was an increase from the previous share value of $8.05. On December 6, 2012, the board of directors, including all of its independent directors, voted to suspend the DRIP and the share redemption program as discussed in Note 1 to these consolidated financial statements.

On August 8, 2012, the Company’s board of directors declared a daily distribution of $0.001707848 per share for stockholders of record as of the close of business on each day of the period commencing on October 1, 2012 and ending on December 31, 2012. As of December 31, 2012, the Company had distributions payable of $11.1 million. The distributions were paid in cash in January 2013.

New Accounting Pronouncements

In May 2011, the U.S. Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04, Fair Value Measurements and Disclosures (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS, (“ASU 2011-04”), which converges guidance between GAAP and International Financial Reporting Standards to provide a uniform framework of fair value measurements and requires additional disclosures including quantifiable information about measurements to changes in unobservable inputs for Level 3 fair value measurements. ASU 2011-04 became effective for the Company on January 1, 2012. The adoption of ASU 2011-04 has not had a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income, which requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The Company elected to present two separate but consecutive statements herein.

NOTE 4—FAIR VALUE MEASUREMENTS

GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e. interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

During the year ended December 31, 2012, real estate assets with a carrying amount of $10.3 million related to two properties were deemed to be impaired and their carrying amounts were reduced to their estimated fair value of $4.5 million, resulting in an impairment charge of approximately $5.7 million, which is included in impairment of real estate assets on the consolidated statement of operations for the year ended December 31, 2012. In addition, during the year ended December 31, 2012, the Company’s investment in its unconsolidated joint venture was deemed to be impaired and its carrying amount was reduced to its estimated fair value of $21.2 million, resulting in an impairment charge of $1.2 million, which is included in impairment of joint venture investment on the consolidated statement of operations for the year ended December 31, 2012.

A summary of real estate and other assets measured at fair value on a non-recurring basis during the year ended December 31, 2012 is as follows (in thousands):

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Description:
Investment in real estate assets	$4,532	$—	$—	$4,532	$5,742
Investment in unconsolidated joint venture(1)	$—	$—	$—	$—	$1,156

(1)	The Company sold its interest in its unconsolidated joint venture on September 28, 2012, as discussed in Note 2 to these consolidated financial statements.

During the year ended December 31, 2011, there were no real estate assets or joint venture investments measured at fair value on a non-recurring basis.

The Company’s estimated fair value of its real estate assets was primarily based upon a discounted cash flow analysis and an estimated sales price provided by a third party broker. The discounted cash flow analysis was comprised of unobservable inputs, including internally prepared probability-weighted cash flow estimates, which included estimated future market rental income, property operating expenses, the expected number of months to re-lease the property and estimated tenant improvements, which are all considered Level 3 inputs. In addition, the discounted cash flow analysis utilized observable discount rates and terminal capitalization rates, which were based on available information obtained from third-party service provider reports, which are considered Level 2 inputs. The Company’s estimated fair value of its joint venture investment was primarily based upon an indicative offer by the Company’s joint venture partner, which is considered to be a Level 2 input.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents and restricted cash—The Company considers the carrying amounts of these financial assets to approximate fair value because of the short period of time between their origination and their expected realization.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage notes receivable—The fair value is estimated by discounting the expected cash flows on the notes at rates at which management believes similar loans would be made as of December 31, 2012 and 2011. The estimated fair value of these notes was $86.1 million and $85.3 million as December 31, 2012 and 2011, respectively, as compared to the carrying amount of $73.4 million and $76.7 million as of December 31, 2012 and 2011, respectively. The fair value of the Company’s mortgage notes receivable is estimated using Level 2 inputs.

Notes payable and line of credit—The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of December 31, 2012 and 2011. The estimated fair value of the notes payable and line of credit was $1.9 billion and $1.8 billion as of December 31, 2012 and 2011, respectively, as compared to the carrying amount of $1.8 billion, as of both December 31, 2012 and 2011. The fair value of the Company’s notes payable and line of credit is estimated using Level 2 inputs.

Derivative Instruments—The Company’s derivative instruments represent interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. The Company includes the impact of credit valuation adjustments on derivative instruments measured at fair value.

Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of December 31, 2012, there have been no transfers of financial assets or liabilities between levels.

In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2012 and 2011(in thousands):

	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$2,181	$—	$2,181	$—

	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$3,558	$—	$3,558	$—

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows a reconciliation of the change in fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis with significant unobservable inputs (Level 3) which consist of marketable securities for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Balance at beginning of year	$—	$81,995
Total gains or losses
Realized gain included in earnings	—	15,587
Reclassification of previous unrealized gain out of other comprehensive income	—	(14,654)
Unrealized loss included in other comprehensive income	—	(1,713)
Purchases, issuances, settlements, sales and accretion
Purchases	—	—
Issuances	—	—
Settlements	—	(82,061)
Accretion of discount included in earnings	—	846

Balance at end of year	$—	$—

NOTE 5—INVESTMENT IN DIRECT FINANCING LEASES

The components of investment in direct financing leases as of December 31, 2012 and December 31, 2011 were as follows (in thousands):

	December 31, 2012	December 31, 2011
Minimum lease payments receivable	$18,566	$21,487
Estimated residual value of leased assets	27,854	27,854
Unearned income	(11,454)	(13,342)

Total	$34,966	$35,999

A summary of minimum future lease payments, exclusive of renewals, under the non-cancelable direct financing leases as of December 31, 2012 is as follows (in thousands):

Year ended December 31,	Amount
2013	$2,932
2014	2,782
2015	2,403
2016	2,019
2017	1,545
Thereafter	6,885

Total	$18,566

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—REAL ESTATE TRANSACTIONS

2012 Property Acquisition

During the year ended December 31, 2012, the Company acquired a 100% interest in one commercial property for a purchase price of $7.6 million (the “2012 Acquisition”). The Company purchased the 2012 Acquisition with a combination of proceeds from the DRIP Offering, cash flows from operations and net proceeds from borrowings. The Company allocated the purchase price of the 2012 Acquisition to the fair value of the assets acquired. The following table summarizes the purchase price allocation (in thousands):

December 31, 2012
Land	$1,858
Building and improvements	5,073
Acquired in-place leases	624
Acquired above market leases	36

Total purchase price	$7,591

The Company recorded revenue for the year ended December 31, 2012 of $77,000, and net loss for the year ended December 31, 2012 of $168,000, related to the 2012 Acquisition. In addition, the Company recorded $233,000 of acquisition related expenses for the year ended December 31, 2012.

2011 Property Acquisitions

During the year ended December 31, 2011, the Company acquired a 100% interest in 28 commercial properties for an aggregate purchase price of $100.7 million (the “2011 Acquisitions”). The Company purchased the 2011 Acquisitions with a combination of proceeds from the DRIP Offering, cash flows from operations and net proceeds from borrowings. The Company allocated the purchase price of the 2011 Acquisitions to the fair value of the assets acquired and liabilities assumed. The following table summarizes the purchase price allocation (in thousands):

December 31, 2011
Land	$29,570
Building and improvements	57,405
Acquired in-place leases	14,139
Acquired above market leases	835
Acquired below market leases	(1,232)

Total purchase price	$100,717

The Company recorded revenue for the year ended December 31, 2011 of $6.0 million, and net income for the year ended December 31, 2011 of $1.0 million, related to the 2011 Acquisitions. In addition, the Company recorded $3.0 million of acquisition related expenses for the year ended December 31, 2011.

The following information summarizes selected financial information from the combined results of operations of the Company, as if all of the 2011 Acquisitions were completed on January 1, 2010 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the years ended December 31, 2011 and 2010, respectively (in thousands):

	December 31, 2011	December 31, 2010
Pro forma basis (unaudited):
Revenue	$283,515	$279,310
Net income	$57,506	$32,261

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma information for the year ended December 31, 2011 was adjusted to exclude $3.0 million of acquisition costs related to the 2011 Acquisitions. These costs were recognized in the unaudited pro forma information for the year ended December 31, 2010. The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2010, nor does it purport to represent the results of future operations.

2012 Other Investments in Real Estate

During the year ended December 31, 2012, the Company paid a tenant improvement allowance of $8.8 million for expansion and improvements to two existing properties, for which the Company will receive additional rents. Such costs were capitalized to building and improvements and will be depreciated over their estimated useful lives.

2011 Other Investment in Real Estate

During the year ended December 31, 2011, the Company paid a tenant improvement allowance of $12.0 million for an expansion and improvements to an existing property, including the conversion of an existing warehouse into office space and the construction of a parking area, for which the Company will receive additional rents. Such costs were capitalized to buildings and improvements and will be depreciated over their estimated useful life.

2012 Dispositions

During the year ended December 31, 2012, the Company sold two properties for a gross sales price of $7.5 million (the “2012 Dispositions”). The transaction resulted in net cash proceeds of $7.3 million to the Company and a gain of $552,000. In connection with this sale, $215,000 of straight-line rent receivables were written off as a reduction to the gain. The Company has no continuing involvement with the 2012 Dispositions. The Company recorded revenue of $610,000, $633,000 and $633,000 for the years ended December 31, 2012, 2011 and 2010, respectively, related to the 2012 Dispositions. In addition, the Company recorded net income, excluding the gain on sale, of $24,000, $154,000 and $147,000 for the years ended December 31, 2012, 2011 and 2010, respectively, related to the 2012 Dispositions. The results of operations for the 2012 Dispositions have not been presented as discontinued operations on the Company’s consolidated statements of operations because the 2012 Dispositions are not considered to be a material component of the Company’s operations.

In addition, on September 28, 2012, the Company sold 100% of its interest in an unconsolidated joint venture that owned a 386,000 square foot multi-tenant retail building, Independence Commons, for cash proceeds of $21.2 million, which approximated its carrying amount, as discussed in Note 3 to these consolidated financial statements.

2011 Dispositions

On September 30, 2011, the Company sold 100% of its interest in an unconsolidated joint venture that owned and operated ten self-storage properties located in Arizona for net cash proceeds of $18.8 million. The Company recorded a gain on the sale of $5.2 million. The Company did not dispose of any additional properties during the year ended December 31, 2011.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—ACQUIRED INTANGIBLE LEASE ASSETS

Acquired intangible lease assets consisted of the following (in thousands):

	As of December 31,
	2012	2011
Acquired in-place leases, net of accumulated amortization of $138,333 and $111,556, respectively (with a weighted average life of 10.5 and 11.1 years, respectively)	$250,628	$277,764
Acquired above market leases, net of accumulated amortization of $21,306 and $16,988, respectively (with a weighted average life of 11.8 and 11.4 years, respectively)	41,409	45,534

	$292,037	$323,298

Amortization expense related to the intangible assets for the years ended December 31, 2012, 2011 and 2010 was $32.7 million, $33.4 million, and $33.2 million, respectively.

Estimated amortization expense related to the intangible lease assets as of December 31, 2012 for each of the five succeeding fiscal years is as follows (in thousands):

	Amortization
Year ended December 31,	Leases In-Place	Above Market Leases
2013	$26,849	$4,296
2014	$26,265	$4,258
2015	$25,224	$4,199
2016	$23,374	$3,853
2017	$21,339	$3,578

NOTE 8—INVESTMENT IN MORTGAGE NOTES RECEIVABLE

As of December 31, 2012, the Company owned 69 mortgage notes receivable, which were secured by 43 restaurant properties and 26 single-tenant retail properties (each, a “Mortgage Note”, and collectively, the “Mortgage Notes”). As of December 31, 2012, the Mortgage Notes balance of $73.4 million consisted of the face amount of the Mortgage Notes of $68.0 million, a $6.9 million premium, $2.0 million of acquisition costs, and was net of accumulated amortization of premium and acquisition costs of $3.5 million. As of December 31, 2011, the Mortgage Notes balance of $76.7 million consisted of the face amount of the Mortgage Notes of $70.6 million, a $6.9 million premium, $2.0 million of acquisition costs, and was net of accumulated amortization of premium and acquisition costs of $2.8 million. The premium and acquisition costs are amortized into interest income over the term of each Mortgage Note using the effective interest rate method. The Mortgage Notes mature on various dates from August 1, 2020 to January 1, 2021. Interest and principal are due each month at interest rates ranging from 8.60% to 10.47% per annum with a weighted average interest rate of 9.89%. There were no amounts past due as of December 31, 2012.

NOTE 9—MARKETABLE SECURITIES

During the year ended December 31, 2011, the Company sold all six of its investments in commercial mortgage backed securities (“CMBS”) for $82.1 million and realized a gain on the sale of $15.6 million. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. The Company had no investments in CMBS as of and during the year ended December 31, 2012.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risks. The following table summarizes the notional amount and fair value of the Company’s derivative instruments (in thousands):

Derivatives designated as hedging instruments	Balance Sheet Location	Notional Amount	Interest Rate	Effective Date	Maturity Date	Fair Value of Liability
						December 31, 2012	December 31, 2011
Interest Rate Swap(1)	Deferred rental income, derivative and other liabilities	$31,781	6.2%	11/04/2008	10/31/2012	$—	$(869)

Interest Rate Swap	Deferred rental income, derivative and other liabilities	14,847	6.2%	06/12/2009	06/11/2012	—	(172)

Interest Rate Swap	Deferred rental income, derivative and other liabilities	6,968	5.8%	02/20/2009	03/01/2016	(481)	(497)

Interest Rate Swap(1)	Deferred rental income, derivative and other liabilities	30,000	6.0%	11/24/2009	10/16/2012	—	(310)

Interest Rate Swap	Deferred rental income, derivative and other liabilities	111,111	4.9%	02/28/2011	11/30/2013	(1,133)	(1,558)

Interest Rate Swap	Deferred rental income, derivative and other liabilities	38,250	3.5%	09/26/2011	09/26/2014	(321)	(152)

Interest Rate Swap	Deferred rental income, derivative and other liabilities	32,400	3.2%	09/05/2012	09/05/2015	(246)	—

						$(2,181)	$(3,558)

(1)	The associated loan was repaid, in full, on September 28, 2012, resulting in termination of the interest rate swap.

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 4 to these consolidated financial statements. The notional amount under the agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges, to hedge the variability of the anticipated cash flows on its variable rate notes payable. The change in fair value of the effective portion of the derivative instruments that are designated as hedges is recorded in other comprehensive income or loss. The ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the gains and losses on the Company’s derivative instruments and hedging activities (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income Year ended December 31,			Amount of Loss Reclassified from Accumulated Other Comprehensive Income to Interest Expense(1) Year ended December 31,
Derivatives in Cash Flow Hedging Relationships	2012	2011	2010	2012	2011	2010
Interest Rate Swaps	$1,164	$98	$(853)	$213	$—	$—

(1)	On September 28, 2012, the Company repaid $61.8 million of variable rate debt prior to its maturity. This debt was subject to interest rate swap agreements. As a result, the interest rate swap agreements were terminated and the Company reclassified $213,000 of unrealized losses previously recorded in accumulated other comprehensive income into interest expense. The remaining interest rate swaps were considered effective during the year ended December 31, 2012. In addition, there were no portions of the change in the fair value of the interest rate swap agreements that were considered ineffective during the years ended December 31, 2011 and 2010.

The Company has agreements with each of its derivative counterparties that contain a provision whereby, if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations resulting in an acceleration of payment. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with credit-worthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. There were no events of default related to the remaining interest rate swaps as of December 31, 2012 and 2011.

NOTE 11—NOTES PAYABLE, LINE OF CREDIT AND REPURCHASE AGREEMENT

As of December 31, 2012, the Company had $1.8 billion of debt outstanding, consisting of (1) $1.4 billion in fixed rate mortgage loans (the “Fixed Rate Debt”), which includes $77.6 million of variable rate debt swapped to fixed rates, (2) $4.3 million in variable rate mortgage loans (the “Variable Rate Debt”) and (3) $319.1 million outstanding under a senior unsecured line of credit entered into on December 17, 2010 (the “Credit Facility”). The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the Fixed Rate Debt and the Variable Rate Debt, was $2.5 billion as of December 31, 2012. Additionally, the aggregate balance of gross real estate assets that are part of the Credit Facility’s unencumbered borrowing base was $636.1 million. The combined weighted average interest rate was 5.39% and the weighted average years to maturity was 3.6 years as of December 31, 2012.

The Credit Facility and certain notes payable contain customary affirmative, negative and financial covenants, including requirements for minimum net worth and debt service coverage ratios, in addition to limits on the Company’s overall leverage ratios and Variable Rate Debt. These agreements also include usual and customary events of default and remedies for facilities of this nature. Based on the Company’s analysis and review of its results of operations and financial condition, the Company believes it was in compliance with the covenants of the Credit Facility and such notes payable as of December 31, 2012.

Notes Payable

The Fixed Rate Debt has annual interest rates ranging from 3.15% to 7.22%, with a weighted average annual interest rate of 5.68%, and various maturity dates ranging from September 2014 through August 2031. The Variable Rate Debt has an annual interest rate of LIBOR plus 275 basis points, and matures in September

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2014. The notes payable are secured by properties in the portfolio and their related tenant leases, as well as other real estate-related assets on which the debt was placed. During the year ended December 31, 2012, the Company issued $81.9 million of fixed rate debt, with annual interest rates ranging from 3.90% to 4.67% and maturity dates ranging from July 2019 to September 2022. In addition, the Company issued $32.4 million of variable rate debt, which has been effectively fixed at an interest rate of 3.15% pursuant to a swap agreement. Refer to Note 10 to these consolidated financial statements for further details of the new interest rate swap agreement. During the year ended December 31, 2012, the Company repaid $152.4 million of fixed rate debt, including monthly principal payments on amortizing loans.

Generally, the Fixed Rate Debt may not be prepaid, in whole or in part, except under the following circumstances: (1) prepayment may be made subject to payment of a yield maintenance premium or through defeasance, (2) full prepayment may be made on any of the three monthly payment dates occurring immediately prior to the maturity date, and (3) partial prepayments resulting from the application of insurance or condemnation proceeds to reduce the outstanding principal balance of the mortgage notes. Notwithstanding the prepayment limitations, the Company may sell the properties to a buyer that assumes the respective mortgage loan. The transfer would be subject to the conditions set forth in the individual property’s mortgage note document, including without limitation, the lender’s approval of the proposed buyer and the payment of the lender’s fees, costs and expenses associated with the sale of the property and the assumption of the loan.

In the event that a mortgage note is not paid off on the respective maturity date, certain mortgage notes include hyper-amortization provisions. The interest rate during the hyper-amortization period shall be the fixed interest rate as stated on the respective mortgage note agreement plus 2.0%. The individual mortgage note maturity date, under the hyper-amortization provisions, will be extended by 20 years. During such period, the lender will apply 100% of the rents collected to (1) all payments for escrow or reserve accounts, (2) payment of interest at the original fixed interest rate, (3) payments for the replacement reserve account, (4) any other amounts due in accordance with the mortgage note agreement other than any additional interest expense, (5) any operating expenses of the property pursuant to an approved annual budget, (6) any extraordinary expenses, (7) payments to be applied to the reduction of the principal balance of the mortgage note, and (8) any additional interest expense, which is not paid will be added to the principal balance of the mortgage note.

Line of Credit

The Credit Facility provides for up to $350.0 million of unsecured borrowings and allows the Company to borrow up to $238.9 million in revolving loans (the “Revolving Loans”) and a $111.1 million in a term loan (the “Term Loan”). Up to 15.0% of the total amount available may be used for issuing letters of credit and up to $20.0 million may be used for “swingline” loans, which generally are loans of a minimum of $100,000 for which the borrower receives funding on the same day as its loan request, and which are repaid within five business days. Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $450.0 million, with each increase being no less than $25.0 million. The Credit Facility matures on December 17, 2013.

The Revolving Loans under the Credit Facility bear interest at variable rates depending on the type of loan used. Eurodollar rate loans have variable rates which are generally equal to the one-month, two-month, three-month, or six-month LIBOR plus 275 to 400 basis points, determined by the leverage ratio of the Company in accordance with the agreement. Base rate committed loans have variable rates equal to the greater of (a) the Federal Funds Rate plus 0.5%; (b) Bank of America’s prime rate; or (c) the Eurodollar Rate plus 1.0%; plus 175 to 300 basis points, determined by the leverage ratio of the Company in accordance with the agreement.

During the year ended December 31, 2012, the Company borrowed $197.0 million and repaid $171.0 million under the Credit Facility. As of December 31, 2012, the Company had $111.1 million outstanding under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Term Loan and an additional $208.0 million in Revolving Loans outstanding. Additionally, the Company has established a letter of credit in the amount of $476,000 from the Credit Facility lenders to support an escrow agreement relating to a certain property with that property’s lender. This letter of credit reduces the amount of borrowings available under the Credit Facility. The Company executed an interest rate swap agreement on February 24, 2011, which fixed LIBOR for amounts outstanding under the Term Loan to 1.44%. The all-in rate for the Term Loan includes a spread of 275 to 400 basis points, as determined by the leverage ratio of the Company, which was equal to a spread of 350 basis points as of December 31, 2012. Revolving Loans outstanding as of December 31, 2012 bore interest at a weighted average interest rate of 3.71%.

Repurchase Agreement

Prior to the sale of the Company’s investment in CMBS during 2011, the CMBS were pledged as collateral to a bank under a repurchase agreement (the “Repurchase Agreement”), which provided secured borrowings. As of December 31, 2012, there were no amounts outstanding or available under the Repurchase Agreement. During the year ended December 31, 2011, the Company borrowed $10.7 million under the Repurchase Agreement and repaid the total amount outstanding of $65.0 million in connection with the sale of all the Company’s investments in CMBS.

Maturities

The following table summarizes the scheduled aggregate principal repayments, including principal repayments on amortizing debt, for the Fixed Rate Debt, Variable Rate Debt and Credit Facility for each of the five succeeding fiscal years and the period thereafter (in thousands):

Year ended December 31,	Principal Repayments(1)
2013	$324,253
2014	49,366
2015	286,808
2016	199,352
2017	716,925
Thereafter	189,011

Total	$1,765,715

(1)	Principal payment amounts reflect actual payments based on face amount of notes payable. As of December 31, 2012, the fair value adjustment, net of amortization of mortgage notes assumed was $8.4 million.

NOTE 12—ACQUIRED BELOW MARKET LEASE INTANGIBLES

Acquired below market lease intangibles consisted of the following (in thousands):

	As of December 31,
	2012	2011
Acquired below market leases, net of accumulated amortization of $53,557 and $42,880, respectively (with a weighted average life of 11.0 and 11.5 years, respectively)	$119,550	$130,680

During the years ended December 31, 2012, 2011 and 2010, $11.0 million, $11.4 million and $12.5 million, respectively, were recorded as an increase to rental and other property income resulting from the amortization of the intangible lease liability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization of the intangible lease liability as of December 31, 2012 for each of the five succeeding fiscal years is as follows (in thousands):

Year ended December 31,	Amortization of Below Market Leases
2013	$10,758
2014	$10,645
2015	$10,440
2016	$10,222
2017	$9,871

NOTE 13—SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures for the year ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$11,087	$11,157	$11,097
Common stock issued through the DRIP Offering	$57,034	$59,696	$61,377
Net unrealized (loss) gain on marketable securities	$—	$(1,713)	$23,051
Reclassification of unrealized gain on marketable securities into net income	$—	$14,654	$—
Net unrealized gain (loss) on interest rate swaps	$1,164	$98	$(853)
Reclassification of unrealized loss on interest rate swaps into net income	$213	$—	$—
Accrued capital expenditures	$1,268	$—	$791
Accrued deferred financing costs	$90	$—	$107
Decrease in earnout liability	$—	$—	$983
Supplemental Cash Flow Disclosures:
Interest paid	$98,903	$98,939	$94,515

During the year ended December 31, 2010, the Company substituted one property for two new properties under a master lease agreement with one of the Company’s tenants. The allocation of the non-cash consideration resulted in an increase to the Company’s depreciable assets and a decrease in the related land assets of $136,000. No gain or loss was recorded related to this transaction.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. The Company is not aware of any pending legal proceedings of which the outcome is reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

Environmental Matters

In connection with the ownership and operation of real estate, the Company potentially may be liable for costs and damages related to environmental matters. The Company owns certain properties that are subject to environmental remediation. In each case, the seller of the property, the tenant of the property and/or another third party has been identified as the responsible party for environmental remediation costs related to the respective

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

property. Additionally, in connection with the purchase of certain of the properties, the respective sellers and/or tenants have indemnified the Company against future remediation costs. In addition, the Company carries environmental liability insurance on its properties that provides limited coverage for remediation liability and pollution liability for third-party bodily injury and property damage claims. Accordingly, the Company does not believe that it is reasonably possible that the environmental matters identified at such properties will have a material effect on its results of operations, financial condition or liquidity, nor is it aware of any environmental matters at other properties which it believes are reasonably possible to have a material effect on its results of operations, financial condition or liquidity.

NOTE 15—RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

The Company has incurred commissions, fees and expenses payable to Cole Advisors II and its affiliates in connection with the Offerings, and has incurred and will continue to incur commissions, fees and expenses in connection with the acquisition, management and sale of the assets of the Company.

DRIP Offering

During the year ended December 31, 2012, 2011 and 2010, the Company did not pay any amounts to Cole Advisors II for selling commissions, dealer manager fees, or other organization and offering expense reimbursements incurred in connection with the DRIP Offering.

Acquisitions and Operations

Cole Advisors II or its affiliates receive acquisition and advisory fees of up to 2% of the contract purchase price of each asset for the acquisition, development or construction of properties, and are reimbursed for acquisition expenses incurred in the process of acquiring properties, so long as the total acquisition fees and expenses relating to the transaction do not exceed 4% of the contract purchase price.

The Company paid, and, subject to the advisory and property management matters agreement discussed below, expects to continue to pay, Cole Advisors II an annualized asset management fee of 0.25% of the aggregate asset value of the Company’s aggregate invested assets, as reasonably estimated by the Company’s board of directors. The Company also reimburses certain costs and expenses incurred by Cole Advisors II in providing asset management services.

The Company paid, and, subject to the advisory and property management matters agreement discussed below, expects to continue to pay, Cole Realty Advisors, Inc. (“Cole Realty Advisors”), its property manager and an affiliate of its advisor, up to (1) 2% of gross revenues received from the Company’s single tenant properties and (2) 4% of gross revenues received from the Company’s multi-tenant properties, plus leasing commissions at prevailing market rates; provided however, that the aggregate of all property management and leasing fees paid to affiliates plus all payments to third parties do not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Cole Realty Advisors may subcontract certain of its duties for a fee that may be less than the fee provided for in the property management agreement. The Company also reimburses Cole Realty Advisors’ costs of managing and leasing the properties.

The Company will reimburse Cole Advisors II for all expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Cole Advisors II for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless the Company’s independent directors find that a higher level of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense is justified for that year based on unusual and non-recurring factors. The Company will not reimburse Cole Advisors II for personnel costs in connection with services for which Cole Advisors II receives acquisition fees and real estate commissions.

If Cole Advisors II provides services in connection with the origination or refinancing of any debt financing obtained by the Company that is used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay Cole Advisors II or its affiliates a financing coordination fee equal to 1% of the amount available under such financing; provided however, that Cole Advisors II or its affiliates shall not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which Cole Advisors II or its affiliates received such a fee. Financing coordination fees payable from loan proceeds from permanent financing are paid to Cole Advisors II or its affiliates as the Company acquires and/or assumes such permanent financing.

The Company recorded fees and expense reimbursements as shown in the table below for services provided by Cole Advisors II and its affiliates related to the services described above during the periods indicated (in thousands):

	Year Ended December 31,
	2012	2011	2010
Acquisitions and Operations:
Acquisition and advisory fees and expenses	$159	$2,322	$2,239
Asset management fees and expenses	$9,192	$8,903	$8,485
Property management and leasing fees and expenses	$8,224	$7,710	$7,738
Operating expenses	$1,438	$1,496	$1,494
Financing coordination fees	$1,403	$2,326	$2,020

Liquidation/Listing

If Cole Advisors II or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more properties, including those held indirectly through joint ventures, the Company will pay Cole Advisors II up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 2% of the sales price of each property sold (the “Real Estate Commission”). In no event will the combined real estate commission paid to Cole Advisors II, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.

If the Company’s portfolio is liquidated, after investors have received a return of their net capital contributions and an 8% annual cumulative, non-compounded return, then Cole Advisors II is entitled to receive 10% of the remaining net sale proceeds.

If the Company’s common stock is listed on a national securities exchange, a fee equal to 10% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8% annual cumulative, non-compounded return to investors will be paid to Cole Advisors II.

If the advisory agreement with Cole Advisors II is terminated, other than termination by the Company because of a material breach of the advisory agreement by Cole Advisors II, a performance fee of 10% of the amount, if any, by which (1) the appraised asset value at the time of such termination plus total distributions paid

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to stockholders through the termination date exceeds (2) the aggregate capital contribution contributed by investors less distributions from sale proceeds plus payment to investors of an 8% annual, cumulative, non-compounded return on capital. No subordinated performance fee will be paid to the extent that the Company has already paid or become obligated to pay Cole Advisors II a subordinated participation in net sale proceeds or the Subordinated Incentive Listing Fee.

During the year ended December 31, 2012, no commissions or fees were incurred for services provided by Cole Advisors II and its affiliates related to the services described above. During the year ended December 31, 2011, the Company incurred a Real Estate Commission of $382,000 for services provided by Cole Advisors II and its affiliates in connection with the sale of the Company’s interest in an unconsolidated joint venture.

Advisory and Property Management Matters Agreement

In connection with the Merger, on January 22, 2013, the Company and Cole OP II entered into an advisory and property management matters agreement with Cole Advisors II and Cole Realty Advisors (together with the Advisor, the “Advisor Parties”). Spirit is a signatory to the agreement as an express third party beneficiary. The agreement provides, among other things, that the Advisor Parties’ current agreements with the Company and Cole OP II will terminate upon closing of the Merger. The Advisor Parties will continue to be paid the asset management, property management and other fees payable pursuant to the current agreements, as applicable, for services rendered between the date of the Merger Agreement and the closing of the Merger, but agree to waive any fees due upon the termination of their current agreements, including (i) any fees due upon listing of the surviving corporation common stock on the NYSE; (ii) any performance fees due upon the consummation of the Merger; and (iii) any other fees that would be payable under the current agreements with respect to the Merger (including any equity or debt financing transaction that occurs in connection with the consummation of the Merger) and the other transactions contemplated in the Merger Agreement. Upon closing of the Merger, Spirit and Cole Advisors II may enter into a transition services agreement whereby Cole Advisors II will provide property and asset management services to Spirit for amounts agreed upon by the parties.

Due to Affiliates

As of December 31, 2012 and December 31, 2011, $1.9 million and $1.1 million, respectively, had been incurred, primarily for asset management fees and expenses, general and administrative expenses and finance coordination fees, by Cole Advisors II and its affiliates, but had not yet been reimbursed by the Company and were included in due to affiliates on the consolidated balance sheets.

NOTE 16—ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage Cole Advisors II and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company, including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Cole Advisors II and its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.

NOTE 17—INDEPENDENT DIRECTORS’ STOCK OPTION PLAN

The Company’s IDSOP authorizes the grant of non-qualified stock options to the Company’s independent directors, subject to the discretion of the board of directors and the applicable limitations of the IDSOP. The term of the IDSOP is 10 years, at which time any outstanding options will be forfeited. The exercise price for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

options granted under the IDSOP was $9.15 per share for 2005 and 2006, and $9.10 per share for 2007, 2008 and 2009. The Company does not intend to continue to grant options under the IDSOP; however, the exercise price for any future options granted under the IDSOP will be at least 100% of the fair market value of the Company’s common stock as of the date the option is granted. As of December 31, 2012 and 2011, the Company had granted options to purchase 50,000 shares under the IDSOP and options to purchase 45,000 shares at a weighted average exercise price of $9.12 per share remained outstanding. No shares were granted or exercised pursuant to the IDSOP for the years ended December 31, 2012 and 2011. A total of 1,000,000 shares have been authorized and reserved for issuance under the IDSOP.

During the years ended December 31, 2012 and 2011, the Company did not record any stock-based compensation charges, as all stock-based compensation charges related to unvested share-based compensation awards granted under the IDSOP had previously been recognized. During the year ended December 31, 2010, the Company recorded stock-based compensation charges of $7,000. Stock-based compensation expense is based on awards ultimately expected to vest and reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s calculations assume no forfeitures.

As of December 31, 2012 and 2011, all of the outstanding options were fully vested and had a weighted average contractual remaining life of 4.23 years and 5.27 years, respectively, and an intrinsic value of $10,000. The fair value of each stock option granted was estimated as of the date of the grant using the Black-Scholes method with the following assumptions: a weighted average risk-free interest rate from 3.47% to 5.07%, a projected future dividend yield from 6.25% to 7.00%, expected volatility from 0.00% to 36.21%, and an expected life of an option of 10 years. The Company used the calculated value method to determine volatility as calculated using the Composite REIT Index.

NOTE 18—STOCKHOLDERS’ EQUITY

Distribution Reinvestment Plan

Prior to the suspension of the DRIP on December 6, 2012, the Company allowed stockholders to elect to have their distributions reinvested in additional shares of the Company’s common stock at a price equal to the Estimated Share Value. No sales commissions or dealer manager fees were paid on shares sold under the DRIP. The Company may terminate or further amend the DRIP at the Company’s discretion at any time upon ten days prior written notice to the stockholders. During the years ended December 31, 2012 and 2011, 6.1 million and 7.0 million shares were purchased under the DRIP, for $57.0 million and $59.7 million, respectively.

Share Redemption Program

Prior to the suspension of the share redemption program on December 6, 2012, the Company allowed its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

During any calendar year, the Company will not redeem in excess of 3% of the weighted average number of shares outstanding during the prior calendar year and the cash available for redemption is limited to the proceeds from the sale of shares pursuant to the DRIP during such calendar year. In addition, the Company will redeem shares on a quarterly basis, at the rate of one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). Funding for redemptions for each quarter will be limited to the net proceeds received from the sale of shares, during such quarter, under the DRIP.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The redemption price per share (other than for shares purchased pursuant to the DRIP) depends on the length of time the stockholder has held such shares as follows: after one year from the purchase date—92.5% of the Estimated Share Value; after two years from the purchase date—95.0% of the Estimated Share Value; after three years from the purchase date—97.5% of the Estimated Share Value; and after four years from the purchase date—100% of the Estimated Share Value. The redemption price for shares purchased pursuant to the DRIP will be 100% of the Estimated Share Value.

Upon receipt of a request for redemption, the Company may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. If the Company cannot purchase all shares presented for redemption in any quarter, based upon the limit on the number of shares and/or insufficient cash available, the Company will give priority to the redemption of decreased stockholders’ shares. The Company next will give priority to requests for full redemptions of accounts with a balance of 250 shares or less at the time the Company receives the request, in order to reduce the expense of maintaining small accounts. Thereafter, the Company will honor the remaining redemption requests on a pro rata basis. Following such redemption period, the unsatisfied portion of the prior redemption request must be resubmitted, prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The Company redeems shares on the last business day of the month following the end of each fiscal quarter. Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares in the month following the end of the fiscal quarter.

The following table shows information regarding the Company’s share redemptions during the years ended December 31, 2012 and 2011, respectively (in thousands). The information presented is based on the quarter in which the redemption request was received. Valid redemption requests include requests that were unfulfilled and resubmitted from a previous period.

	Valid Redemption Request Received(2)	Valid Redemption Requests Fulfilled(1)		Valid Redemption Requests Unfulfilled
	Shares	Shares	Dollars	Shares
Quarter Ended:
December 31, 2012	3,646	1,471	$13,756	2,175
September 30, 2012	5,842	1,530	$14,270	4,312
June 30, 2012	5,876	1,540	$14,349	4,336
March 31, 2012	4,174	1,566	$14,539	2,608

	Valid Redemption Request Received(2)	Valid Redemption Requests Fulfilled(1)		Valid Redemption Requests Unfulfilled
	Shares	Shares	Dollars	Shares
Quarter Ended:
December 31, 2011	5,104	1,547	$14,354	3,557
September 30, 2011	5,801	1,537	$14,208	4,264
June 30, 2011	4,747	1,549	$14,261	3,198
March 31, 2011	4,787	1,553	$12,217	3,234

(1)	The Company generally redeems shares on the last business day of the month following the end of each fiscal quarter in which requests were received; however, due to the suspension of the share redemption program, the Company redeemed shares for the quarter ending December 31, 2012 in December 2012, with the exception of the amounts discussed in Note 22 to these consolidated financial statements.
(2)	A valid redemption request is one that complies with the applicable requirements and guidelines of our share redemption program in effect at such time.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 19—INCOME TAXES

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders’ basis (but not below zero) in their shares. The following table shows the character of distributions the Company paid on a percentage basis during the years ended December 31, 2012, 2011 and 2010:

Character of Distributions (unaudited):	2012	2011	2010
Ordinary dividends	38%	36%	35%
Nontaxable distributions	62%	47%	65%
Capital gain distributions	—%	17%	—%

Total	100%	100%	100%

As of December 31, 2012, the tax basis carrying value of the Company’s land and depreciable real estate assets was $3.1 billion. During the years ended December 31, 2012, 2011 and 2010, the Company had state and local income and franchise taxes of $1.4 million, $1.3 million and $1.2 million, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

NOTE 20—OPERATING LEASES

The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2012, the leases have a weighted-average remaining term of 9.8 years. The leases may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of December 31, 2012, the future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases, assuming no exercise of renewal options, as of December 31, 2012 and for the succeeding five fiscal years is as follows (in thousands):

Year ended December 31,	Future Minimum Rental Income
2013	$252,027
2014	245,824
2015	238,691
2016	223,202
2017	206,679
Thereafter	1,314,685

Total	$2,481,108

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 21—QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011 (in thousands, except for per share amounts). In the opinion of management, the information for the interim periods presented includes all adjustments, which are of a normal and recurring nature, necessary to present a fair presentation of the results for each such periods.

	December 31, 2012
	First Quarter	Second Quarter		Third Quarter		Fourth Quarter
Revenues	$71,565	$70,804		$70,168		$70,315
Operating income	$36,700	$33,198	(1)	$34,892	(2)	$27,890	(1)(3)
Net income	$9,803	$6,755	(1)	$7,204	(2)	$1,635	(1)(3)
Basic and diluted net income per common share	$0.05	$0.03		$0.03		$0.01
Distributions declared per common share	$0.16	$0.16		$0.16		$0.15

	December 31, 2011
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Revenues	$69,815		$69,376		$69,271		$70,883
Operating income	$35,229		$33,729		$35,002		$36,445
Net income	$16,735	(4)	$14,927	(4)	$12,952	(5)	$9,195
Basic and diluted net income per common share	$0.08		$0.07		$0.06		$0.04
Distributions declared per common share	$0.15		$0.16		$0.16		$0.16

(1)	Operating and net income for the second and fourth quarters of 2012 include impairments of real estate assets of $2.0 million and $3.7 million, respectively.
(2)	Operating and net income for the third quarter of 2012 include an impairment of the investment in unconsolidated joint venture of $1.2 million.
(3)	Operating and net income for the fourth quarter of 2012 include Merger related expenses of $3.9 million.
(4)	Net income for the first and second quarters of 2011 includes a gain on the sale of marketable securities of $7.9 million and $7.7 million, respectively.
(5)	Net income for the third quarter of 2011 includes a gain on the sale of unconsolidated joint venture interest of $5.1 million.

NOTE 22—SUBSEQUENT EVENTS

Redemption of Shares of Common Stock

Subsequent to December 31, 2012, the Company redeemed 12,964 shares for $121,000 at an average price per share of $9.35 pursuant to redemption requests received on or before December 6, 2012.

Line of Credit

Subsequent to December 31, 2012, the Company borrowed $16.0 million and repaid $6.0 million of the amounts outstanding under the Credit Facility. As of March 6, 2013, the Company had $329.1 million outstanding under the Credit Facility and $20.4 million available for borrowing.

Share Valuation

Subsequent to December 31, 2012, the Company’s board of directors established a new Estimated Share Value.

Merger Agreement

Subsequent to December 31, 2012, the Company entered into the Merger Agreement with Spirit, as discussed in Note 2 to these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Proceedings

In connection with the Company’s Merger with Spirit, on March 5, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of Spirit captioned Kendrick, et al. v. Spirit Realty Capital, Inc., et al. The complaint names as defendants Spirit, the members of the board of directors of Spirit, the Spirit Partnership, the Company and Cole OP II, and alleges that the directors of Spirit breached their fiduciary duties by engaging in an unfair process leading to the Merger Agreement, agreeing to a Merger Agreement at an opportunistic and unfair price, allowing draconian and preclusive deal protection devices in the Merger Agreement, and by engaging in self-interested and otherwise conflicted actions. The complaint alleges that the Company, Cole OP II and the Spirit Partnership aided and abetted those breaches of fiduciary duty. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the Merger Agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the Merger Agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief.

Advisory and Property Management Matters Agreement

Subsequent to December 31, 2012, the Company and Cole OP II entered into an advisory and property management matters agreement with Cole Advisors II and Cole Realty Advisors, with Spirit as a signatory to the agreement as an express third party beneficiary, as discussed in Note 15 to these consolidated financial statements.

Property Disposition

Subsequent to December 31, 2012, the Company sold one property for a gross sales price of $4.7 million. The transaction resulted in net cash proceeds of $4.5 million to the Company and a gain of $245,000. In connection with this sale, $136,000 of straight-line receivables were written off as a reduction to the gain. The Company has no continuing involvement with the property disposed of subsequent to the disposition. As of December 31, 2012, the potential buyer was performing its due diligence processes for this property and negotiations with the Company on the purchase and sale terms were not yet complete. Therefore, the Company believes that the sale the property was not considered to be probable, and therefore, the requirements under GAAP to treat the property as held for sale were not met as of December 31, 2012.

Holdings Merger Agreement

On March 5, 2013, Cole Credit Property Trust III, Inc. (“CCPT III”), Cole Holdings Corporation (“Holdings”), CRE Investments, LLC (“Holdings Merger Sub”) and Christopher H. Cole (“Mr. Cole”), entered into an Agreement and Plan of Merger (the “Holdings Merger Agreement”). The Holdings Merger Agreement provides for the merger of Holdings with and into Holdings Merger Sub (the “Holdings Merger”) with the Holdings Merger Sub surviving and continuing its existence under the laws of the State of Maryland as a wholly owned subsidiary of CCPT III. Holdings is wholly owned by Mr. Cole, the chairman of the board, chief executive officer and president of the Company and is an affiliate of the Company’s sponsor, the parent company and indirect owner of the Company’s advisor and the indirect owner of the Company’s property manager and dealer manager. The consummation of the Holdings Merger is subject to various conditions. Upon consummation of the Holdings Merger, the Holdings Merger Sub will be renamed Cole Real Estate Investments, Inc. and intends to list its shares of common stock on the New York Stock Exchange.

Despite the indirect change of control that would occur for the Company’s advisor, property manager and dealer manager upon consummation of the Holdings Merger, such entities will continue to serve in their respective capacities to the Company without any changes in personnel or service procedures resulting from the Holdings Merger.

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at beginning of period	Charged to expenses	Deductions	Balance at end of period
Year Ended December 31, 2010
Allowance for doubtful accounts	$1,648	$(257)	$745	$646
Year Ended December 31, 2011
Allowance for doubtful accounts	$646	$87	$186	$547
Year Ended December 31, 2012
Allowance for doubtful accounts	$547	$689	$1,156	$80

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Real Estate Held for Investment the Company has Invested in Under Operating Leases:
24 Hour Fitness:
Olathe, KS	$4,817		$1,090	$5,353	$—	$6,443	$738	8/24/2007	2007
7500 Cottonwood Center:
Jenison, MI	—		1,079	4,023	81	5,183	654	3/30/2007	1993
Aaron Rents:
Alamogordo, NM		(i)	273	619	—	892	70	9/15/2008	2006
Anderson, SC		(i)	156	978	—	1,134	107	9/15/2008	1992
Baton Rouge, LA		(i)	226	603	—	829	67	9/15/2008	1999
Beeville, TX		(i)	80	808	—	888	90	9/15/2008	2004
Calmut City, IL		(i)	277	992	—	1,269	114	9/15/2008	1977
Charlotte, NC		(i)	272	424	—	696	48	9/15/2008	1957
Chiefland, FL		(i)	380	651	—	1,031	78	9/15/2008	2007
Clanton, AL		(i)	231	817	—	1,048	91	9/15/2008	2007
Essex, MD		(i)	632	966	—	1,598	107	9/15/2008	1988
Forrest City, AR		(i)	246	623	—	869	69	9/15/2008	2002
Griffin, GA		(i)	483	599	—	1,082	69	9/15/2008	2007
Grovetown, GA		(i)	220	799	—	1,019	89	9/15/2008	2007
Harrisonville, MO		(i)	509	252	—	761	29	9/15/2008	1996
Hartsville, SC		(i)	304	875	—	1,179	96	9/15/2008	2007
Largo, FL		(i)	393	884	—	1,277	103	9/15/2008	1999
Mansfield, TX		(i)	244	906	—	1,150	105	9/15/2008	2007
Navasota, TX		(i)	121	866	—	987	100	9/15/2008	2007
Okeechobee, FL		(i)	305	792	—	1,097	94	9/15/2008	2006
Rensselaer, NY		(i)	699	1,337	—	2,036	157	9/15/2008	1971
Rome, TX		(i)	387	1,050	—	1,437	123	9/15/2008	1996
Sandersville, GA		(i)	153	856	—	1,009	96	9/15/2008	2006
Shreveport, LA		(i)	267	569	—	836	67	9/15/2008	2001
Wichita, KS		(i)	247	627	—	874	69	9/15/2008	2005
Wilton, NY		(i)	2,693	3,577	—	6,270	425	9/15/2008	1987
Mineral Wells, TX		(i)	263	587	—	850	42	4/16/2010	2008
Sweetwater, TX		(i)	253	660	—	913	47	4/16/2010	2006
ABX Air:
Coventry, RI	—		548	3,293	16	3,857	546	2/16/2007	1998
Academy Sports:
Macon, GA	3,478		1,232	3,901	—	5,133	778	1/6/2006	2005
Katy, TX	68,250		8,853	88,008	12,240	109,101	15,274	1/18/2007	1976
Lufkin, TX		(i)	1,512	3,260	—	4,772	413	2/7/2008	2003
Advance Auto:
Greenfield, IN		(i)	670	609	—	1,279	134	6/29/2006	2003
Trenton, OH		(i)	333	651	—	984	144	6/29/2006	2003
Columbia Heights, MN	1,038		549	1,071	—	1,620	208	7/6/2006	2005
Fergus Falls, MN	722		187	911	(1)	1,097	183	7/6/2006	2005
Holland Township, MI	1,231		647	1,134	—	1,781	230	7/12/2006	2006
Holland, MI	1,193		614	1,118	—	1,732	226	7/12/2006	2006
Zeeland, MI	1,057		430	1,109	—	1,539	225	7/12/2006	2006
Grand Forks, ND	840		346	889	—	1,235	179	8/15/2006	2005
Duluth, MN	860		284	1,050	—	1,334	200	9/8/2006	2006
Grand Bay, AL		(i)	256	770	—	1,026	157	9/29/2006	2005
Hurley, MS		(i)	171	811	—	982	164	9/29/2006	2005
Rainsville, AL		(i)	383	823	—	1,206	166	9/29/2006	2005
Ashland, KY		(i)	641	827	—	1,468	171	11/17/2006	2006
Jackson, OH		(i)	449	755	—	1,204	158	11/17/2006	2005

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Advance Auto (continued):
New Boston, OH	$		(i)	$477	$846	$—	$1,323	$177	11/17/2006	2005
Scottsburg, IN			(i)	264	844	—	1,108	175	11/17/2006	2006
Maryland Heights, MO			(i)	736	896	—	1,632	180	1/12/2007	2005
Charlotte, NC			(i)	435	905	—	1,340	49	12/22/2010	2008
Irvington, NJ			(i)	1,078	924	—	2,002	54	12/22/2010	2010
Midwest City, OK			(i)	248	1,222	—	1,470	64	12/22/2010	2010
Penns Grove, NJ			(i)	402	907	—	1,309	53	12/22/2010	2007
St. Francis, WI			(i)	394	1,065	—	1,459	57	12/22/2010	1997
Willingboro, NJ			(i)	973	676	—	1,649	38	12/22/2010	2010
Dunellen, NJ			(i)	1,054	1,242	—	2,296	72	12/22/2010	2007
Allstate Insurance:
Cross Plains, WI			(i)	864	4,488	8	5,360	661	12/7/2007	2007
Yuma, AZ			(i)	1,426	5,885	—	7,311	783	5/22/2008	2008
American TV & Appliance:
Peoria, IL		6,053		2,028	8,172	—	10,200	1,405	10/23/2006	2003
Applebee’s:
Albany, OR		1,929		808	1,836	—	2,644	281	4/26/2007	2005
Augusta, GA		2,258		621	2,474	—	3,095	363	4/26/2007	2005
Aurora (lliff), CO		1,884		1,324	1,258	—	2,582	183	4/26/2007	1992
Aurora, CO		1,732		1,001	1,373	—	2,374	199	4/26/2007	1998
Clovis, NM		1,924		512	2,125	—	2,637	308	4/26/2007	2005
Colorado Springs, CO		1,288		781	985	—	1,766	144	4/26/2007	1998
Columbus (Airport), GA		2,182		726	2,265	—	2,991	334	4/26/2007	2006
Columbus (Gentian), GA		2,453		1,098	2,263	6	3,367	334	4/26/2007	2005
Fountain, CO		1,876		747	1,825	—	2,572	267	4/26/2007	2005
Gallup, NM		2,172		499	2,477	—	2,976	359	4/26/2007	2004
Garden City, GA		1,817		803	1,688	—	2,491	248	4/26/2007	1998
Grand Junction, CO		2,142		915	2,021	—	2,936	294	4/26/2007	1995
Littleton, CO		1,566		1,491	656	—	2,147	97	4/26/2007	1990
Longview, WA		2,479		969	2,429	4	3,402	366	4/26/2007	2004
Loveland, CO		1,445		437	1,543	—	1,980	224	4/26/2007	1997
Macon (Eisenhower), GA		1,711		785	1,561	—	2,346	230	4/26/2007	1998
Macon (Riverside), GA		1,731		794	1,579	—	2,373	233	4/26/2007	1998
Santa Fe, NM		2,787		1,637	2,184	5	3,826	318	4/26/2007	1997
Savannah, GA		1,734		1,079	1,454	(156)	2,377	216	4/26/2007	1993
Union Gap, WA		1,761		196	2,218	—	2,414	332	4/26/2007	2004
Walla Walla, WA		1,647		770	1,487	—	2,257	231	4/26/2007	2005
Warner Robins, GA		1,732		677	1,696	—	2,373	251	4/26/2007	1994
Apria Healthcare:
St. John, MO		4,420		1,669	4,390	133	6,192	1,004	3/28/2007	1996
Arby’s:
New Castle, PA			(i)	555	810	—	1,365	103	1/31/2008	1999
Ashley Furniture:
Amarillo, TX		4,026		1,367	4,747	—	6,114	748	4/6/2007	1980
Anderson, SC			(i)	677	3,240	(4)	3,913	433	9/28/2007	2006
AT&T:
Beaumont, TX		8,592		611	10,717	10	11,338	2,113	3/19/2007	1971
Santa Clara, CA		5,020		2,455	10,876	—	13,331	1,183	9/30/2008	2002
Bank of America:
Delray Beach, FL			(i)	11,890	2,984	—	14,874	384	1/31/2008	1975
BE Aerospace:
Winston-Salem, NC			(i)	346	4,387	—	4,733	480	10/31/2008	1987

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Best Buy:
Fayettville, NC	$		(i)	$2,020	$4,285	$301	$6,606	$608	10/4/2007	1999
Wichita, KS		5,625		2,192	8,319	—	10,511	1,276	2/7/2008	1984
Las Cruces, NM		—		1,584	4,043	105	5,732	474	9/30/2008	2002
Kansas City, KS		—		1,464	5,375	—	6,839	236
Big 5 Center:
Aurora, CO		2,804		1,265	2,827	—	4,092	431	4/11/2007	2006
BJ’s Wholesale:
Ft. Lauderdale, FL		11,125		10,920	14,762	—	25,682	1,645	9/23/2008	2007
Haverhill, MA		9,100		5,497	13,904	49	19,450	1,713	4/14/2008	2006
Woodstock, GA		—		3,071	11,542	—	14,613	1,185	1/29/2009	2002
Borders:
Rapid City, SD		4,393		1,589	1,951	—	3,540	299	6/1/2007	1999
Reading, PA		4,257		2,128	3,186	626	5,940	487	6/1/2007	1997
Boscov’s:
Voorhees, NJ			(i)	1,889	5,012	—	6,901	679	2/7/2008	1970
Bridgestone Tire:
Atlanta, GA			(i)	1,623	977	—	2,600	127	2/7/2008	1998
Broadview Village Square:
Broadview, IL		31,500		8,489	46,933	338	55,760	6,962	9/14/2007	1994
Burger King:
Durham, NC		—		808	—	—	808	—	4/29/2011		(h)
Carmax:
Greenville, SC		14,565		8,061	11,830	—	19,891	1,508	1/25/2008	1998
Pineville, NC			(i)	6,980	4,014	—	10,994	548	1/31/2008	2002
Raleigh, NC			(i)	4,000	7,669	8	11,677	970	1/31/2008	1994
Chambers Corner:
Wayland, MI		—		1,608	7,277	37	8,922	1,085	9/19/2007	2000
Chapel Hill Centre:
Douglasville, GA		3,050		1,827	5,303	—	7,130	163	10/28/2011	2006
Chili’s:
Paris, TX		1,790		600	1,851	—	2,451	304	12/28/2006	1999
Fredericksburg, TX		1,504		820	1,290	—	2,110	207	6/5/2007	1985
Tilton, NH		1,260		1,085	—	—	1,085	—	3/27/2009		(h)
Childtime Childcare:
Cuyahoga Falls, OH			(i)	114	564	—	678	31	12/15/2010	1972
Arlington, TX			(i)	268	867	—	1,135	46	12/15/2010	2000
Oklahoma City (May), OK			(i)	74	479	—	553	25	12/15/2010	1998
Oklahoma City (Penn), OK		—		60	617	—	677	32	12/15/2010	1998
Rochester, NY			(i)	107	485	—	592	28	12/15/2010	1974
Modesto (Honey Creek), CA			(i)	191	605	—	796	36	12/15/2010	2006
Church’s Chicken:
191 Locations		64,574		47,249	57,362	—	104,611	7,155	10/31/2008	Various
Circle K:
Akron (1178 Arlington), OH		680		434	834	—	1,268	114	12/20/2007	1994
Akron (1559 Market), OH		680		539	832	8	1,379	114	12/20/2007	1995
Akron (1693 West Market), OH		803		664	2,064	8	2,736	270	12/20/2007	2000

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances	Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)		Land	Buildings & Improvements
Circle K (continued):
Akron (940 Arlington), OH	$548	$362	$1,062	$—	$1,424	$144	12/20/2007	1991
Akron (Albrecht), OH	539	400	908	—	1,308	120	12/20/2007	1997
Akron (Brittain), OH	605	345	1,005	8	1,358	140	12/20/2007	1995
Akron (Brown), OH	605	329	707	—	1,036	103	12/20/2007	1950
Akron (Cuyahoga), OH	813	518	794	—	1,312	111	12/20/2007	1998
Akron (Darrow), OH	605	544	849	8	1,401	116	12/20/2007	1994
Akron (Exchange), OH	709	559	900	—	1,459	121	12/20/2007	1996
Akron (Main), OH	567	330	1,288	7	1,625	177	12/20/2007	2000
Akron (Manchester), OH	794	304	945	—	1,249	130	12/20/2007	1994
Akron (Ridgewood), OH	605	435	386	—	821	56	12/20/2007	1969
Akron (Waterloo), OH	595	385	1,019	—	1,404	137	12/20/2007	2001
Albuquerque, NM	614	748	626	—	1,374	83	12/20/2007	1994
Auburn, AL	775	693	1,045	—	1,738	141	12/20/2007	1990
Augusta, GA	501	783	953	—	1,736	130	12/20/2007	1985
Barberton (31st St), OH	454	389	1,519	—	1,908	205	12/20/2007	1991
Barberton (5th St.), OH	595	283	1,067	—	1,350	141	12/20/2007	1996
Barberton (Wooster), OH	1,077	520	1,168	—	1,688	157	12/20/2007	2000
Baton Rouge (Burbank), LA	444	538	708	—	1,246	96	12/20/2007	1976
Baton Rouge (Floynell), LA	633	551	686	—	1,237	92	12/20/2007	1977
Baton Rouge (Jefferson), LA	482	770	600	—	1,370	81	12/20/2007	1970
Beaufort, SC	784	745	663	—	1,408	88	12/20/2007	1997
Bedford, OH	624	416	708	—	1,124	95	12/20/2007	2000
Bluffton, SC	1,162	1,075	777	—	1,852	106	12/20/2007	1997
Bossier City, LA	737	755	771	—	1,526	101	12/20/2007	1987
Brookpark, OH	652	472	819	—	1,291	108	12/20/2007	1998
Canton (12th St.), OH	524	459	878	—	1,337	123	12/20/2007	1992
Canton (Tuscarwas), OH	1,068	730	1,339	—	2,069	180	12/20/2007	2000
Charleston, SC	1,257	1,182	758	—	1,940	99	12/20/2007	1987
Charlotte (Independence), NC	912	589	581	—	1,170	79	12/20/2007	1996
Charlotte (Sharon), NC	945	663	734	—	1,397	97	12/20/2007	1997
Charlotte (Sugar Creek), SC	973	623	603	—	1,226	80	12/20/2007	1991
Cleveland, OH	765	573	1,352	—	1,925	182	12/20/2007	2002
Columbia (Garners), SC	1,021	645	739	—	1,384	98	12/20/2007	1993
Columbia (Hardscrabble), SC	850	587	777	—	1,364	102	12/20/2007	1997
Columbia (Lumpkin), GA	756	526	756	—	1,282	105	12/20/2007	1978
Columbus (Airport), GA	690	569	455	—	1,024	64	12/20/2007	1984
Columbus (Buena Vista), GA	728	576	623	—	1,199	87	12/20/2007	1990
Columbus (Warm Springs), GA	888	2,085	2,949	—	5,034	385	12/20/2007	1978
Columbus (Whiteville), GA	1,512	1,394	1,039	—	2,433	137	12/20/2007	1995
Copley, OH	558	336	692	8	1,036	100	12/20/2007	1993
Cuyahoga Falls (Bath), OH	983	472	1,287	—	1,759	171	12/20/2007	2002
Cuyahoga Falls (Port), OH	671	413	988	—	1,401	134	12/20/2007	1995

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Circle K (continued):
Cuyahoga Falls (State), OH	$463		$327	$613	$8	$948	$85	12/20/2007	1972
El Paso (Americas), TX	1,106		696	1,272	—	1,968	172	12/20/2007	1999
El Paso (Mesa), TX	576		684	821	—	1,505	111	12/20/2007	1999
El Paso (Zaragosa), TX	1,030		967	764	—	1,731	102	12/20/2007	1998
Fairlawn, OH	756		480	818	—	1,298	112	12/20/2007	1993
Fort Mill, SC	1,172		1,207	2,007	—	3,214	261	12/20/2007	1999
Goose Creek, SC	633		671	578	—	1,249	78	12/20/2007	1983
Huntersville, NC	973		680	716	—	1,396	95	12/20/2007	1996
Kent, OH	472		223	678	—	901	91	12/20/2007	1994
Lanett, AL	430		1,645	4,693	—	6,338	654	12/20/2007	1974
Macon (Arkwright), GA	529		422	675	(5)	1,092	91	12/20/2007	1993
Macon (Riverside), GA	567		588	625	—	1,213	89	12/20/2007	1974
Maple Heights, OH	718		524	1,052	—	1,576	144	12/20/2007	1998
Martinez, GA	595		506	702	—	1,208	96	12/20/2007	1986
Midland (Beaver Run), GA	1,172		1,066	1,099	—	2,165	150	12/20/2007	1995
Mobile (Airport), AL	813		516	651	—	1,167	93	12/20/2007	1987
Mobile (Moffett), AL	619		475	374	(45)	804	54	12/20/2007	1988
Mount Pleasant, SC	709		616	631	—	1,247	86	12/20/2007	1978
North Augusta, SC	558		380	678	—	1,058	90	12/20/2007	1999
North Monroe, LA	737		816	1,375	—	2,191	180	12/20/2007	1986
Northfield, OH	935		829	1,564	—	2,393	205	12/20/2007	1983
Norton, OH	690		374	1,430	—	1,804	192	12/20/2007	2001
Opelika (2nd Avenue), AL	595		778	1,590	—	2,368	215	12/20/2007	1989
Opelika (Columbus), AL	1,096		829	968	—	1,797	141	12/20/2007	1988
Parma, OH	633		451	1,052	—	1,503	141	12/20/2007	2002
Phenix City, AL	775		674	1,148	—	1,822	153	12/20/2007	1999
Pine Mountain, GA	567		744	3,016	—	3,760	398	12/20/2007	1999
Port Wentworth, GA	1,087		945	861	—	1,806	126	12/20/2007	1991
Savannah (Johnny Mercer), GA	699		551	480	—	1,031	67	12/20/2007	1990
Savannah (King George), GA	756		816	712	—	1,528	95	12/20/2007	1997
Seville, OH	1,228		642	1,989	8	2,639	263	12/20/2007	2003
Shreveport, LA	586		517	1,074	—	1,591	143	12/20/2007	1988
Springdale, SC	813		368	609	—	977	81	12/20/2007	1999
Twinsburg, OH	652		409	1,146	—	1,555	158	12/20/2007	1984
Valley, AL	756		512	733	—	1,245	99	12/20/2007	1974
West Monroe (1602), LA	803		538	1,127	—	1,665	148	12/20/2007	1999
West Monroe (503), LA	709		918	660	—	1,578	89	12/20/2007	1983
Willoughby, OH	576		390	1,001	—	1,391	133	12/20/2007	1986
Circuit City (Formerly):
Mesquite, TX	—		1,094	6,687	1,242	9,023	1,167	6/29/2007	1996
Taunton, MA	—		2,219	6,314	(5,011)	3,522	192	7/13/2007	2001
Groveland, FL	20,250		4,990	24,740	—	29,730	3,440	7/17/2007	1991
Aurora, CO	4,777		1,763	4,295	1,975	8,033	625	8/22/2007	1995
Kennesaw, GA		(i)	2,242	18,075	4,706	25,023	3,442	1/31/2008	1998
Columbus Fish Market:
Grandview, OH		(i)	1,417	1,478	—	2,895	87	9/27/2010	1985
Conns:
San Antonio, TX	—		1,026	3,055	—	4,081	539	5/26/2006	2002
Convergys:
Las Cruces, NM	4,883		1,740	5,785	—	7,525	800	6/2/2008	1983

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Coral Walk:
Cape Coral, FL	$		(i)	$7,737	$20,708	$(231)	$28,214	$3,090	6/12/2008	2007
Cost-U-Less:
St. Croix, USVI		4,035		706	4,472	—	5,178	686	3/26/2007	2005
Cumming Town Center:
Cumming, GA		33,700		13,555	48,146	(1,218)	60,483	5,751	7/11/2008	2007
CVS:
Alpharetta, GA			(i)	1,214	1,693	—	2,907	341	12/1/2005	1998
Richland Hills, TX			(i)	1,141	2,302	—	3,443	432	12/8/2005	1997
Portsmouth (Scioto Trail), OH		1,420		561	1,639	169	2,369	338	3/8/2006	1997
Lakewood, OH		—		552	1,225	80	1,857	288	4/19/2006	1996
Madison, MS		2,809		1,068	2,835	—	3,903	523	5/26/2006	2004
Portsmouth, OH			(i)	328	1,862	205	2,395	387	6/28/2006	1997
Okeechobee, FL		4,076		1,623	3,563	—	5,186	624	7/7/2006	2001
Orlando, FL		3,016		2,125	2,213	—	4,338	400	7/12/2006	2005
Gulfport, MS		2,611		1,231	2,483	—	3,714	429	8/10/2006	2000
Clinton, NY		1,983		684	2,014	—	2,698	337	8/24/2006	2006
Glenville Scotia, NY		3,413		1,601	2,928	—	4,529	472	11/16/2006	2006
Florence, SC		1,706		771	1,803	—	2,574	277	5/17/2007	1998
Indianapolis, IN		—		1,077	2,238	—	3,315	281	2/7/2008	1998
Onley, VA		3,251		1,584	3,156	—	4,740	384	5/8/2008	2007
Columbia (I), TN		1,370		1,090	1,752	—	2,842	216	9/30/2008	1998
Columbia (II), TN		1,330		1,205	1,579	—	2,784	198	9/30/2008	1998
Hamilton, OH		2,280		917	1,682	—	2,599	198	9/30/2008	1999
Mechanicsville, NY		1,417		415	2,104	—	2,519	233	9/30/2008	1997
Atlanta, GA		—		910	2,450	—	3,360	273	10/7/2008	2006
Carrollton, TX			(i)	542	1,428	—	1,970	159	12/23/2008	1995
Kissimmee, FL			(i)	810	1,607	—	2,417	176	12/23/2008	1995
Lake Worth, TX			(i)	474	1,323	—	1,797	147	12/23/2008	1996
Richardson, TX		—		476	1,769	—	2,245	196	12/23/2008	1996
River Oaks, TX		—		819	1,711	—	2,530	190	12/23/2008	1996
The Colony, TX			(i)	460	1,422	(5)	1,877	158	12/23/2008	1996
Wichita Falls (SW), TX			(i)	451	1,655	—	2,106	183	12/23/2008	1996
Wichita Falls, TX			(i)	471	1,276	—	1,747	141	12/23/2008	1995
Myrtle Beach, SC		4,788		1,565	2,564	—	4,129	256	3/27/2009	2004
Maynard, MA		5,596		2,157	2,049	—	4,206	199	3/31/2009	2005
Waynesville, NC		3,966		420	3,005	—	3,425	298	3/31/2009	2005
Indianapolis (21st Street), IN			(i)	807	2,073	—	2,880	129	7/21/2010	1986
Lincoln, IN			(i)	375	2,472	—	2,847	144	9/17/2010	1981
Azle, TX		3,158		935	2,955	—	3,890	164	12/16/2010	1985
Fairview Township, PA		2,018		968	1,754	—	2,722	91	1/27/2011	2007
St. Augustine, FL		2,714		1,002	3,081	—	4,083	132	4/26/2011	2008
Dave and Buster’s:						—
Addison, IL		5,600		5,837	6,810	—	12,647	1,017	7/19/2007	2006
David’s Bridal:						—
Lenexa, KS		—		766	2,197	—	2,963	519	1/11/2006	2005
Topeka, KS		2,000		569	2,193	—	2,762	455	10/13/2006	2006
Dickinson Theater:
Yukon, OK			(i)	980	3,403	7	4,390	475	7/17/2007	2007
Dick’s Sporting Goods:
Amherst, NY		6,321		3,147	6,084	864	10,095	1,180	12/20/2006	1986

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Dollar General:
Crossville, TN	$1,950		$647	$2,088	$—	$2,735	$402	6/2/2006	2006
Ardmore, TN	1,804		735	1,839	—	2,574	350	6/9/2006	2005
Livingston, TN	1,856		899	1,687	—	2,586	328	6/12/2006	2006
Drexel Heritage:
Hickory, NC	—		394	3,622	—	4,016	1,360	2/24/2006	1963
Eckerd:
Lincolnton, NC	1,538		557	2,131	—	2,688	317	4/3/2007	1998
Easton, PA	4,060		2,308	3,411	—	5,719	495	4/25/2007	2005
Spartanburg, SC	2,259		1,368	1,791	—	3,159	275	5/17/2007	1998
EDS Information Systems:
Salt Lake City, UT	18,000		2,283	19,796	279	22,358	2,763	7/17/2007	1999
Federal Express:
Rockford, IL		(i)	1,469	3,669	223	5,361	749	12/9/2005	1994
Council Bluffs, IA	2,185		530	1,845	—	2,375	308	11/15/2006	1999
Edwardsville, KS	12,880		1,693	15,439	5,507	22,639	2,540	11/15/2006	1999
Peoria, IL	2,080		337	2,629	22	2,988	367	7/20/2007	1997
Walker, MI	—		1,387	4,424	3,334	9,145	614	8/8/2007	2001
Mishawaka, IN		(i)	303	3,356	—	3,659	428	2/7/2008	1993
Huntsville, AL	—		1,576	8,252	8	9,836	899	9/30/2008	2008
Baton Rouge, LA	6,470		1,822	6,332	1,561	9,715	797	10/3/2008	2008
Ferguson Enterprises:
Auburn, AL	—		663	1,401	—	2,064	162	8/21/2008	2007
Charlotte, NC	4,050		2,347	7,782	—	10,129	943	8/21/2008	2007
Cohasset, MN		(i)	65	1,221	—	1,286	138	8/21/2008	2007
Front Royal, VA	—		3,475	38,699	—	42,174	4,458	8/21/2008	2007
Ocala, FL	—		650	6,207	—	6,857	734	8/21/2008	2006
Powhatan, VA		(i)	522	4,712	—	5,234	534	8/21/2008	2007
Salisbury, MD		(i)	773	8,016	—	8,789	911	8/21/2008	2007
Shallotte, NC		(i)	594	1,717	—	2,311	197	8/21/2008	2006
Fire Mountain Buffet:
Decatur, AL	—		870	1,318	—	2,188	60	4/29/2011	2004
Dawsonville, GA	—		686	851	—	1,537	39	4/29/2011	2005
Lake Charles, LA	—		1,115	1,058	—	2,173	52	4/29/2011	1987
Gallina Centro:
Collierville, TN	14,200		5,669	10,347	8	16,024	1,668	3/26/2007	2000
Gallina Centro II:
Collierville II, TN	—		1,858	5,073	—	6,931	17	11/15/2012	2012
Gold’s Gym:
O’Fallon, IL	3,650		1,407	5,253	—	6,660	992	9/29/2006	2005
St. Peters, MO	4,893		2,338	4,428	—	6,766	645	7/31/2007	2007
O’Fallon, MS	5,425		3,120	3,992	—	7,112	611	8/29/2007	2007
Golden Corral:
Albuquerque, NM	—		1,526	2,853	—	4,379	119	9/28/2011	2011
Gordman’s:
Peoria, IL	4,950		1,558	6,674	—	8,232	1,047	1/18/2007	2006
Gregg Appliances:
Greensboro, NC		(i)	2,412	3,931	(366)	5,977	498	1/11/2008	2007
Grove City, OH		(i)	987	4,477	—	5,464	584	9/17/2008	2008
Mt Juliet, TN	2,425		2,088	3,638	—	5,726	449	9/23/2008	2008
Hilltop Plaza:
Bridgeton, MO		(i)	8,012	13,342	7	21,361	1,752	2/6/2008	1991
HOM Furniture:
Fargo, ND	4,800		1,155	9,779	—	10,934	1,592	1/4/2007	2004

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Home Depot:
Bedford Park, IL	$		(i)	$9,024	$20,877	$545	$30,446	$2,926	8/21/2007	1992
Lakewood, CO		7,212		9,367	—	—	9,367	—	8/27/2008	2006
Colma, CA		19,300		17,636	20,114	—	37,750	2,175	9/30/2008	1995
Infiniti:
Davie, FL		5,151		3,076	5,410	—	8,486	936	11/30/2006	2006
Ivex Packaging:
New Castle, PA		—		162	3,877	—	4,039	209	12/20/2010	1986
J.Jill:
Tilton, NH			(i)	6,214	17,378	—	23,592	1,125	9/30/2010	2008
Jo-Ann Fabrics:
Alpharetta, GA			(i)	2,578	3,682	—	6,260	538	8/5/2008	2000
Independence, MO			(i)	1,304	2,790	—	4,094	172	12/23/2010	2006
Kohl’s:
Wichita, KS		5,200		1,798	6,200	818	8,816	1,176	9/27/2006	1996
Lake Zurich, IL		9,075		1,854	10,086	—	11,940	1,453	7/17/2007	2000
Grand Forks, ND		4,931		1,855	5,680	—	7,535	684	6/11/2008	2006
Tilton, NH		3,780		5,640	—	—	5,640	—	3/27/2009		(h)
Olathe, KS		5,819		2,539	5,471	350	8,360	217	8/23/2011	1995
Kroger:
LaGrange, GA		—		1,101	6,032	177	7,310	874	6/28/2007	1998
LA Fitness:
Brooklyn Park, MN		5,871		1,963	7,460	—	9,423	885	6/17/2008	2008
Matteson, IL		5,753		2,628	6,474	—	9,102	867	7/16/2008	2007
Greenwood, IN			(i)	2,233	7,670	—	9,903	950	8/5/2008	2007
League City, TX			(i)	1,597	4,832	16	6,445	328	5/21/2010	2007
Naperville, IL			(i)	2,415	5,759	—	8,174	388	6/30/2010	1999
West Chester, OH		5,075		664	6,696	—	7,360	314	4/27/2011	2009
La-Z-Boy:
Glendale, AZ			(i)	2,515	2,968	—	5,483	600	10/25/2005	2001
Newington, CT		3,324		1,466	4,979	—	6,445	756	1/5/2007	2006
Kentwood, MI		—		1,442	3,702	—	5,144	590	6/28/2007	1986
Lincoln Place:
Fairview Heights, IL		35,432		6,010	36,738	1,416	44,164	5,650	4/5/2007	1998
Logan’s Roadhouse:
Fairfax, VA		1,117		1,527	1,414	—	2,941	216	3/28/2007	1998
Johnson City, TN		1,933		1,280	1,794	—	3,074	273	3/28/2007	1996
Wichita Falls, TX			(i)	435	1,670	—	2,105	90	12/17/2010	2009
Trussville, AL			(i)	723	1,147	—	1,870	63	12/17/2010	2008
Long John Silvers:
Houston, TX			(i)	965	—	122	1,087	17	7/19/2007	2004
Lowe’s:
Enterprise, AL			(i)	1,012	5,803	—	6,815	1,164	12/1/2005	1995
Lubbock, TX		7,475		4,581	6,563	57	11,201	1,187	9/27/2006	1996
Midland, TX		7,150		3,525	7,332	—	10,857	1,306	9/27/2006	1996
Cincinnati, OH		13,800		5,592	11,319	—	16,911	1,691	7/17/2007	1998
Chester, NY		3,834		5,704	—	—	5,704	—	9/19/2008	2008
Tilton, NH		12,960		10,800	—	—	10,800	—	3/27/2009		(h)
Market Pointe:
Papillion, NE		11,825		11,626	12,882	322	24,830	1,718	6/20/2008	2007
Marsh Supermarket:
Indianapolis, IN		5,950		1,842	10,764	—	12,606	1,359	2/7/2008	1999
Massard Farms
Fort Smith, AR		9,670		4,295	10,755	236	15,286	1,584	10/11/2007	2001

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Mealey’s Furniture:
Maple Shade, NJ	$		(i)	$1,716	$3,907	$821	$6,444	$643	12/12/2007	2007
Mercedes Benz:
Atlanta, GA			(i)	2,623	7,208	—	9,831	1,110	12/15/2006	2000
Milford Commons:
Milford, CT		5,161		7,525	4,257	—	11,782	572	1/17/2008	2005
Mountainside Fitness:
Chandler, AZ			(i)	1,177	4,480	—	5,657	1,017	2/9/2006	2001
Mustang Engineering:
Houston, TX			(i)	1,859	16,198	37	18,094	2,520	1/31/2008	1983
Northern Tool & Equipment:
Blaine, MN		3,185		2,233	2,432	—	4,665	417	2/28/2007	2006
O’Reilly Auto Parts:
Dallas, TX		3,290		1,896	2,904	—	4,800	441	2/6/2007	1970
Office Depot:
Dayton, OH		2,130		807	2,183	—	2,990	367	7/7/2006	2005
Greenville, MS		—		666	2,469	—	3,135	422	7/12/2006	2000
Warrensburg, MO		—		1,024	1,540	—	2,564	367	7/19/2006	2001
Benton, AR		2,130		560	2,506	—	3,066	401	11/21/2006	2001
Oxford, MS		2,295		916	2,141	—	3,057	338	12/1/2006	2006
Enterprise, AL		1,850		771	1,635	—	2,406	253	2/27/2007	2006
Alcoa, TN			(i)	1,164	2,537	158	3,859	323	1/31/2008	1999
Laurel, MS			(i)	351	2,214	—	2,565	247	9/30/2008	2002
London, KY			(i)	724	2,687	—	3,411	374	9/30/2008	2001
Durham, NC		2,052		737	1,647	—	2,384	77	4/29/2011	2008
Balcones Heights, TX		2,285		1,213	2,157	—	3,370	99	4/29/2011	2009
OfficeMax:
Orangeburg, SC		—		590	2,363	—	2,953	426	2/28/2007	1999
Old Time Pottery:
Fairview Heights, IL		—		1,044	2,943	50	4,037	872	11/21/2006	1979
One Pacific Place:
Omaha, NE		23,400		6,254	27,877	2,217	36,348	5,794	2/6/2007	1988
Oxford Theater:
Oxford, MS		—		281	4,051	(2,581)	1,751	19	8/31/2006	2006
Payless Shoes:
Columbia, SC			(i)	568	742	—	1,310	93	9/30/2008	1998
PepBoys:
Albuquerque, NM		—		1,495	1,980	—	3,475	256	3/25/2008	1990
Arlington Heights, IL		—		1,379	4,376	—	5,755	562	3/25/2008	1995
Clarksville, IN			(i)	1,017	1,492	—	2,509	200	3/25/2008	1993
Colorado Springs, CO		—		1,223	1,820	—	3,043	242	3/25/2008	1994
El Centro, CA			(i)	1,000	1,202	—	2,202	156	3/25/2008	2006
Fort Myers, FL		—		2,121	2,546	—	4,667	323	3/25/2008	1994
Frederick, MD			(i)	1,786	2,812	—	4,598	344	3/25/2008	1987
Hampton, VA			(i)	2,024	1,757	—	3,781	231	3/25/2008	1993
Lakeland, FL			(i)	3,313	1,991	—	5,304	274	3/25/2008	1991
Nashua, NH		—		2,415	2,006	—	4,421	260	3/25/2008	1996
Orem, UT			(i)	1,392	1,224	—	2,616	161	3/25/2008	1990
Pasadena, TX			(i)	1,703	2,656	—	4,359	342	3/25/2008	1995
San Antonio, TX		—		905	2,091	—	2,996	278	3/25/2008	1988
Tamarac, FL			(i)	1,690	2,106	—	3,796	269	3/25/2008	1997
Tampa, FL		—		3,902	2,035	—	5,937	306	3/25/2008	1991
West Warwick, RI			(i)	2,429	1,198	—	3,627	161	3/25/2008	1993

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Petsmart:
McCarran, NV	$22,000		$5,151	$43,546	$—	$48,697	$5,079	7/2/2008	2008
Chattanooga, TN	—		1,136	3,418	—	4,554	382	8/5/2008	1996
Daytona Beach, FL	—		1,735	3,270	—	5,005	365	8/5/2008	1996
Fredericksburg, VA	—		3,247	2,083	—	5,330	235	8/5/2008	1997
Plastech:
Auburn Hills, MI		(i)	3,283	18,153	(2,882)	18,554	2,840	12/15/2005	1995
Pocatello Square:
Pocatello, ID	17,250		3,262	18,418	2,388	24,068	3,092	4/6/2007	2006
Rayford Square:
Spring, TX	5,940		2,339	6,696	178	9,213	1,179	3/2/2006	1973
Rite Aid:
Alliance, OH	—		432	1,446	1	1,879	311	10/20/2005	1996
Enterprise, AL	2,043		920	2,391	—	3,311	463	1/26/2006	2005
Wauseon, OH	2,142		1,047	2,333	1	3,381	457	1/26/2006	2005
Saco, ME	1,340		391	1,989	—	2,380	389	1/27/2006	1997
Cleveland, OH	1,370		566	1,753	1	2,320	357	4/27/2006	1997
Fremont, OH	1,300		863	1,435	1	2,299	285	4/27/2006	1997
Defiance, OH	2,321		1,174	2,373	1	3,548	441	5/26/2006	2005
Lansing, MI	1,041		254	1,276	50	1,580	266	6/29/2006	1950
Glassport, PA	2,325		674	3,112	1	3,787	493	10/4/2006	2006
Hanover, PA	4,115		1,924	3,804	—	5,728	597	10/17/2006	2006
Plains, PA	3,380		1,147	3,780	—	4,927	561	4/16/2007	2006
Fredericksburg, VA	2,979		1,522	3,378	—	4,900	484	5/2/2007	2007
Lima, OH	3,103		1,814	2,402	—	4,216	359	5/14/2007	2005
Allentown, PA	3,615		1,635	3,654	—	5,289	534	5/15/2007	2006
Ruth Chris:
Metairie, LA		(i)	1,701	1,262	—	2,963	74	9/27/2010	2006
Sarasota, FL		(i)	1,480	1,266	—	2,746	74	9/27/2010	2007
Ryan’s Buffet:
Florence, AL	—		827	1,176	—	2,003	55	4/29/2011	1994
Dothan, AL	—		667	1,158	—	1,825	53	4/29/2011	1998
Carrollton, GA	—		610	928	—	1,538	43	4/29/2011	1995
Hiram, GA	—		729	940	—	1,669	44	4/29/2011	1999
Albany, GA	—		838	1,561	—	2,399	72	4/29/2011	2003
Corydon, IN	—		550	1,136	—	1,686	52	4/29/2011	1999
Bowling Green, KY	—		1,371	1,601	—	2,972	75	4/29/2011	1997
Johnstown, PA	—		725	813	—	1,538	37	4/29/2011	1998
Picayune, MS	—		1,212	1,044	—	2,256	49	4/29/2011	1999
Tupelo, MS	—		1,010	947	—	1,957	44	4/29/2011	1995
Charleston, SC	—		1,209	488	—	1,697	24	4/29/2011	1988
Conroe, TX	—		1,746	1,362	—	3,108	65	4/29/2011	1993
Princeton, WV	—		930	1,484	—	2,414	68	4/29/2011	2001
Sportsman’s Warehouse (Formerly):
Wichita, KS	—		1,586	5,954	(4,762)	2,778	—	6/27/2006	2006
DePere, WI	3,907		1,131	4,295	—	5,426	669	4/20/2007	2004
Staples:
Crossville, TN	—		549	2,134	—	2,683	521	1/26/2006	2001
Peru, IL	—		1,285	1,959	—	3,244	384	11/10/2006	1998
Clarksville, IN	2,900		939	3,080	—	4,019	562	12/29/2006	2006
Greenville, SC	2,955		1,718	2,496	—	4,214	374	4/11/2007	2007
Warsaw, IN	1,850		1,084	1,984	—	3,068	306	5/17/2007	1998
Guntersville, AL	—		969	2,330	—	3,299	338	7/6/2007	2001
Moraine, OH		(i)	1,168	2,182	(11)	3,339	311	10/12/2007	2006
Angola, IN	—		457	2,366	—	2,823	278	9/30/2008	1999

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Starbucks:
Covington, TN	$—		$563	$856	$—	$1,419	$138	6/22/2007	2007
Sedalia, MO		(i)	249	837	—	1,086	123	6/22/2007	2006
Bowling Green, KY		(i)	557	1,005	3	1,565	148	10/23/2007	2007
Shawnee, OK		(i)	362	644	5	1,011	99	10/31/2007	2006
Oklahoma City, OK	—		386	725	5	1,116	112	11/20/2007	2007
Chattanooga, TN	—		533	788	5	1,326	119	11/26/2007	2007
Maryville, TN		(i)	663	733	4	1,400	111	11/26/2007	2007
Powell, TN		(i)	517	728	4	1,249	111	11/26/2007	2007
Seymour, TN	—		509	752	4	1,265	113	11/26/2007	2007
Altus, OK	—		191	885	—	1,076	131	1/16/2008	2007
Stillwater, OK		(i)	164	990	—	1,154	139	2/28/2008	2007
Memphis, TN	—		201	1,077	—	1,278	145	3/4/2008	2007
Ponca City, OK	—		218	778	—	996	107	3/11/2008	2007
Kingsport, TN		(i)	544	733	—	1,277	103	3/25/2008	2008
Stations Casino:
Las Vegas, NV	42,212		4,976	50,024	—	55,000	6,564	11/1/2007	2007
Taco Bell:
Anderson, IN		(i)	344	640	(13)	971	130	7/19/2007	1995
Brazil, IN		(i)	539	569	(12)	1,096	113	7/19/2007	1996
Henderson, KY		(i)	380	946	(14)	1,312	168	7/19/2007	1992
Martinsville, IN		(i)	421	633	(12)	1,042	126	7/19/2007	1986
Princeton, IN		(i)	287	628	(14)	901	136	7/19/2007	1992
Robinson, IN		(i)	300	527	(11)	816	110	7/19/2007	1994
Spencer, IN		(i)	216	583	(14)	785	117	7/19/2007	1999
Vinceness, IN		(i)	623	648	(16)	1,255	131	7/19/2007	2000
Washington, IN		(i)	334	583	(12)	905	119	7/19/2007	1995
TelerX Marketing:
Kings Mountain, NC	—		367	7,795	—	8,162	1,183	7/17/2007	2007
Three Forks Restaurant:
Dallas, TX	—		3,641	5,678	—	9,319	679	6/5/2008	1998
TJ Maxx:
Staunton, VA	—		933	3,082	157	4,172	374	9/30/2008	1988
Tractor Supply:
Parkersburg, WV	1,793		934	2,050	—	2,984	433	9/26/2005	2005
La Grange, TX	1,405		256	2,091	—	2,347	379	11/6/2006	2006
Livingston, TN	1,725		430	2,360	—	2,790	423	11/22/2006	2006
New Braunfels, TX	1,750		511	2,350	—	2,861	424	11/22/2006	2006
Crockett, TX	1,325		291	1,957	—	2,248	349	12/1/2006	2006
Ankeny, IA	1,950		717	1,984	—	2,701	349	2/9/2007	2006
Greenfield, MN	2,228		1,311	2,367	—	3,678	350	4/2/2007	2006
Marinette, WI	1,918		448	2,123	—	2,571	360	4/10/2007	2006
Paw Paw, MI	2,048		537	2,349	—	2,886	348	4/10/2007	2006
Navasota, TX	2,050		348	2,368	—	2,716	393	4/18/2007	2006
Fredericksburg, TX	2,031		593	2,235	—	2,828	325	5/8/2007	2007
Fairview, TN	1,931		449	2,234	—	2,683	323	5/25/2007	2007
Baytown, TX	2,251		808	2,212	—	3,020	317	6/11/2007	2007
Prior Lake, MN	3,283		1,756	2,948	98	4,802	435	6/29/2007	1991
Rome, NY	1,716		1,231	1,747	—	2,978	226	1/4/2008	2003
Clovis, NM		(i)	695	2,129	—	2,824	266	4/7/2008	2007
Carroll, OH	1,090		798	1,030	—	1,828	261	5/8/2008	1976
Baldwinsville, NY	1,705		1,110	1,938	—	3,048	225	10/15/2008	2005
LaGrange, KY		(i)	584	2,322	—	2,906	300	11/19/2008	2008
Lowville, NY		(i)	126	1,848	—	1,974	127	6/3/2010	2006

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances			Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)				Land	Buildings & Improvements
Tractor Supply (continued):
Malone, NY	$		(i)	$168	$1,852	$—	$2,020	$127	6/3/2010	2006
Elletsville, IN			(i)	247	1,992	—	2,239	122	9/13/2010	2007
Mt. Sterling, KY		1,452		471	1,899	—	2,370	66	10/27/2011	2011
TutorTime:
Pittsburgh, PA			(i)	508	391	—	899	27	12/15/2010	2008
Victoria Crossing:
Victoria, TX		8,288		2,207	9,531	121	11,859	1,497	1/12/2007	2006
Wadsworth Boulevard:
Denver, CO		6,708		4,723	12,728	274	17,725	2,305	2/6/2006	1991
Walgreens:
Brainerd, MN		2,814		981	2,882	—	3,863	594	10/5/2005	2000
Florissant, MO		3,372		1,482	3,205	—	4,687	590	11/2/2005	2001
St Louis (Gravois), MO		3,999		2,220	3,305	—	5,525	609	11/2/2005	2001
St Louis (Telegraph), MO		3,289		1,745	2,875	—	4,620	530	11/2/2005	2001
Columbia, MO		3,573		2,353	3,351	—	5,704	658	11/22/2005	2002
Olivette, MO		4,476		3,077	3,798	—	6,875	725	11/22/2005	2001
Knoxville, TN		3,250		1,826	2,465	—	4,291	474	5/8/2006	2000
Picayune, MS		2,766		1,212	2,548	—	3,760	428	9/15/2006	2006
Cincinnati, OH		3,341		1,335	3,272	—	4,607	492	3/6/2007	2000
Madeira, OH		2,850		1,060	2,911	—	3,971	439	3/6/2007	1998
Sharonville, OH		2,630		1,203	2,836	352	4,391	472	3/6/2007	1998
Shreveport, LA		2,815		477	2,648	—	3,125	396	3/23/2007	1998
Bridgetown, OH		3,043		1,537	2,356	—	3,893	356	4/30/2007	1998
Dallas, TX		2,175		992	2,749	619	4,360	487	5/9/2007	1996
Bryan, TX		4,111		783	4,792	(4)	5,571	685	5/18/2007	2001
Harris County, TX		3,673		1,651	3,007	—	4,658	448	5/18/2007	2000
Gainesville, FL		2,465		1,079	2,398	18	3,495	344	6/1/2007	1997
Kansas City (63rd St), MO		3,035		1,255	2,944	363	4,562	458	7/11/2007	2000
Kansas City (Independence), MO		2,990		1,233	3,066	—	4,299	430	7/11/2007	1997
Kansas City (Linwood), MO		2,438		1,066	2,634	202	3,902	391	7/11/2007	2000
Kansas City (Troost), MO		2,464		1,149	3,288	—	4,437	460	7/11/2007	2000
Topeka, KS		1,870		860	2,142	—	3,002	300	7/11/2007	1999
Fort Worth, TX		3,675		276	2,982	—	3,258	411	7/17/2007	1992
Richmond, VA			(i)	745	2,902	—	3,647	417	8/17/2007	1997
Dallas, TX			(i)	367	2,214	(1)	2,580	300	8/27/2007	1997
Brentwood, TN		2,700		2,904	2,179	(74)	5,009	294	10/17/2007	2006
Harriman, TN		2,500		1,133	3,526	—	4,659	470	10/24/2007	2007
Beverly Hills, TX		2,460		1,286	2,562	691	4,539	413	12/5/2007	2007
Waco, TX		2,730		1,138	2,683	700	4,521	431	12/5/2007	2007
Cincinnati (Seymour), OH			(i)	756	2,587	—	3,343	351	12/21/2007	2000
Oneida, TN		2,500		555	3,938	—	4,493	501	2/29/2008	2007
Batesville, MS		—		1,558	3,265	—	4,823	415	3/31/2008	2007
Elmira, NY		2,900		1,996	3,831	—	5,827	463	5/1/2008	2007
Hibbing, MN		2,489		1,048	2,763	—	3,811	326	5/14/2008	2007
Essex, MD		3,817		1,208	4,725	—	5,933	548	5/30/2008	2007
Bath, NY		2,513		1,114	2,924	—	4,038	348	6/2/2008	2008
Chino Valley, AZ		3,186		1,779	3,014	—	4,793	347	6/2/2008	2007
Albany, GA		2,592		929	3,177	—	4,106	381	6/11/2008	2008
Rome, NY		2,553		1,170	3,121	—	4,291	365	7/15/2008	2007
Columbus, MS		2,552		1,193	2,831	—	4,024	346	7/24/2008	2004

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances		Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)			Land	Buildings & Improvements
Walgreens (continued):
Mobile, AL	$3,215		$1,654	$3,286	$—	$4,940	$385	8/28/2008	2007
Akron, OH		(i)	565	1,961	86	2,612	235	9/30/2008	1994
Broken Arrow, OK	—		770	1,274	—	2,044	160	9/30/2008	1993
Crossville, TN	2,731		878	3,154	—	4,032	393	9/30/2008	2001
Jacksonville, FL	2,998		1,044	4,178	—	5,222	474	9/30/2008	2000
LaMarque, TX	—		450	3,461	—	3,911	389	9/30/2008	2000
Newton, IA		(i)	505	3,456	—	3,961	392	9/30/2008	2000
Saginaw, MI	—		801	2,977	—	3,778	342	9/30/2008	2001
Seattle, WA	3,740		2,944	3,206	—	6,150	364	9/30/2008	2002
Tulsa, OK	—		651	2,168	—	2,819	256	9/30/2008	1994
Tulsa, OK	—		192	1,935	—	2,127	231	9/30/2008	1993
Evansville, IN	—		1,131	2,898	—	4,029	300	11/25/2008	2007
Austin, MN	3,531		1,049	1,940	—	2,989	189	3/27/2009	2002
Canton, IL	4,429		842	3,046	—	3,888	301	3/27/2009	2006
Galloway, OH	4,250		1,055	2,834	—	3,889	283	3/27/2009	2003
Humble, TX	4,395		1,092	3,027	—	4,119	294	3/27/2009	2003
Memphis, TN	5,058		693	3,827	—	4,520	380	3/27/2009	2002
Parkville, MO	4,274		1,461	2,243	—	3,704	227	3/27/2009	2006
San Antonio, TX	4,060		991	3,005	—	3,996	292	3/27/2009	2004
Toledo, OH	5,400		1,208	3,469	—	4,677	339	3/27/2009	2005
Antioch, TN	4,425		479	3,411	—	3,890	335	3/31/2009	2002
Decatur, IL	4,003		680	2,989	—	3,669	297	3/31/2009	2005
Long Beach, MS	3,662		791	2,600	—	3,391	256	3/31/2009	2005
Roselle, NJ	5,742		1,632	3,746	—	5,378	360	3/31/2009	2002
Saraland, AL	5,079		1,415	3,187	—	4,602	309	3/31/2009	2003
Mt. Pleasant, TX	3,404		1,097	3,447	—	4,544	185	12/21/2010	1999
Richmond Hill, GA	3,237		1,257	3,304	—	4,561	160	2/25/2011	2009
Wal-Mart:
Anderson, SC	8,160		3,265	8,442	1,271	12,978	1,414	5/8/2007	1993
New London, WI	1,778		658	1,938	135	2,731	310	5/9/2007	1991
Spencer, IN	1,325		612	1,427	157	2,196	243	5/23/2007	1987
Bay City, TX		(i)	637	2,558	(6)	3,189	365	8/14/2007	1990
Washington, IL		(i)	1,043	2,386	117	3,546	360	9/10/2007	1989
Borger, TX		(i)	932	1,828	(10)	2,750	258	9/12/2007	1991
Whiteville, NC		(i)	854	1,357	245	2,456	225	10/11/2007	1988
WaWa:
Hockessin, DE	2,709		1,850	2,000	—	3,850	393	3/29/2006	2000
Manahawkin, NJ	2,617		1,359	2,360	—	3,719	379	3/29/2006	2000
Narberth, PA	2,422		1,659	1,782	—	3,441	351	3/29/2006	2000
Wehrenberg Theatre:
Arnold, MO		(i)	2,798	4,604	126	7,528	823	6/14/2006	1998
Weston Shops:
Weston, FL		(i)	6,034	9,573	—	15,607	1,168	7/30/2008	2007
Wickes Furniture:
Chicago, IL	15,925		9,896	11,282	(11,377)	9,801	804	10/17/2007	2007
WinCo Foods:
Eureka, CA	11,247		4,277	10,919	380	15,576	1,622	6/27/2007	1960
Winter Garden Village:
Winter Garden, FL	105,700		22,862	151,385	2,058	176,305	17,211	9/26/2008	2007

	$1,359,996		$841,244	$2,176,266	$23,523	$3,041,033	$297,354

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

	Encumbrances	Initial Costs to Company		Total Adjustment to Basis	Gross Amount at Which Carried At December 31, 2012(b)(c)	Accumulated Depreciation (d)(e)(f)	Date Acquired	Date Constructed
Description(a)		Land	Buildings & Improvements
Real Estate Held for Investment the Company has Invested in Under Direct Financing Leases(g):
Academy Sports:
Houston, TX	$3,825	$3,953	$1,952	$1	$5,906	$—	6/27/2007	1995
Baton Rouge, LA	4,687	2,719	6,014	1,937	10,670	—	7/19/2007	1996
Houston (Breton), TX	3,045	1,194	4,675	—	5,869	—	7/19/2007	1995
Houston (Southwest), TX	4,625	3,377	5,066	3,127	11,570	68	7/19/2007	1996
North Richland Hills, TX	4,217	2,097	5,693	(153)	7,637	—	7/19/2007	1996
Best Buy:
Evanston, IL	5,900	3,661	6,984	2	10,647	—	6/27/2007	1996
Warwick, RI	5,350	3,948	9,544	—	13,492	—	6/27/2007	1992
CVS:
Amarillo, TX	1,741	832	2,563	—	3,395	—	7/19/2007	1994
Del City, OK	2,631	1,085	4,496	—	5,581	—	7/19/2007	1998
Eckerd:
Mantua, NJ	1,470	943	1,495	2	2,440	—	6/27/2007	1993
Vineland, NJ	3,500	2,353	4,743	—	7,096	—	6/27/2007	1997
Chattanooga, TN	1,920	1,023	2,976	—	3,999	—	7/19/2007	1997
Mableton, GA	1,197	716	1,699	—	2,415	—	7/19/2007	1994

	$44,108	$27,901	$57,900	$4,916	$90,717	$68

(a)	As of December 31, 2012, we owned 417 single-tenant, freestanding retail properties, 312 single-tenant, freestanding commercial properties and 23 multi-tenant retail properties.
(b)	The aggregate cost for federal income tax purposes is approximately $3.1 billion.
(c)	The following is a reconciliation of total real estate carrying value for the years ended December 31:

	2012	2011	2010
Balance, beginning of period	3,123,915	3,018,095	2,921,274
Additions
Acquisitions	6,931	86,975	96,156
Improvements	13,584	19,000	6,668

Total additions	20,515	105,975	102,824

Deductions
Cost of real estate sold	6,945	155	5
Adjustment to basis	—	—	1,190
Other (including provisions for impairment of real estate assets)	5,735	—	4,808

Total deductions	12,680	155	6,003

Balance, end of period	3,131,750	3,123,915	3,018,095

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

(in thousands)

(d)	The following is a reconciliation of accumulated depreciation for the years ended December 31:

	2012	2011	2010
Balance, beginning of period	$238,688	$178,906	$122,887
Additions
Acquisitions—Depreciation Expense for Building, Acquisitions Costs & Tenant Improvements Acquired	59,530	58,534	56,280
Improvements—Depreciation Expense for Tenant Improvements and Building Equipment	1,360	1,248	335

Total additions	60,890	59,782	56,615

Deductions
Cost of real estate sold	552	—	—
Other (including provisions for impairment of real estate assets)	1,604	—	596

Total deductions	2,156	—	596

Balance, end of period	297,422	238,688	178,906

(e)	In 2012, a provision for impairment was recorded on two properties. In 2010, a provision for impairment was recorded on one property.
(f)	The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements are amortized over the respective lease term and buildings are depreciated over 40 years.
(g)	For financial reporting purposes, the lease has been recorded as a direct financing lease; therefore, depreciation is not applicable.
(h)	Subject to ground lease and therefore date constructed is not applicable.
(i)	Property is included in the Credit Facility’s unencumbered borrowing base. As of December 31, 2012, the Company had $319.1 million outstanding under the Credit Facility.

COLE CREDIT PROPERTY TRUST II, INC.

SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

(in thousands)

Mortgage Loans Receivable(1)	Description	Location	Interest Rate	Final Maturity Date	Periodic Payment Terms(2)	Prior Liens	Outstanding Face Amount of Mortgages	Carrying Amount of Mortgages(3)
Cracker Barrel Notes	Retail	(4)	9.84%	8/1/2020	P & I	None	$38,969	$41,529
KFC Notes	Retail	(5)	10.47%	10/1/2020	P & I	None	18,179	19,912
O’Reilly Notes	Retail	(6)	8.60-9.35%	1/1/2021	P & I	None	10,889	11,997

							$68,037	$73,438

(1)	No individual mortgage loan exceeds three percent of the total of the carrying amount for all mortgage loans.
(2)	P & I = Principal and interest payments.
(3)	The aggregate cost for federal income tax purposes is $83.9 million.
(4)	The Cracker Barrel Notes are secured by 23 restaurant properties located in 16 states.
(5)	The KFC Notes are secured by 20 restaurant properties located in nine states.
(6)	The O’Reilly Notes are secured by 26 commercial retail properties located in two states.

The following shows changes in the carrying amounts of mortgage loans receivable during the period (in thousands):

	2012	2011	2010
Balance, beginning of period	$76,745	$79,778	$82,500
Additions:
New mortgage loans	—	—	—
Premium on new mortgage loans and capitalized loan costs	—	—	—
Acquisition costs related to investment in mortgage notes receivable	—	—	—
Deductions:
Collections of principal	(2,585)	(2,328)	(2,035)
Amortization of premium and capitalized loan costs	(722)	(705)	(687)

Balance, end of period	$73,438	$76,745	$79,778

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Spirit Realty Capital, Inc.

We have audited the accompanying consolidated balance sheets of Spirit Realty Capital, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules listed in the accompanying index to financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 11 to the consolidated financial statements, the Company reclassified the current and prior period results of operations related to assets sold or classified as held for sale during the year ended December 31, 2012 in accordance with ASC 205-20, Discontinued Operations.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 5, 2013

SPIRIT REALTY CAPITAL, INC.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31, 2012	December 31, 2011
Assets
Investments:
Real estate investments:
Land and improvements	$1,328,437	$1,297,020
Buildings and improvements	2,036,987	1,975,708

Total real estate investments	3,365,424	3,272,728
Less: accumulated depreciation	(490,938)	(405,426)

	2,874,486	2,867,302
Loans receivable, net	51,862	65,477
Intangible lease assets, net	187,362	204,696
Real estate assets held for sale, net	5,898	9,634

Net investments	3,119,608	3,147,109
Cash and cash equivalents	73,568	49,536
Deferred costs and other assets, net	54,501	34,916

Total assets	$3,247,677	$3,231,561

Liabilities and stockholders’ equity
Liabilities:
Term note payable, net	$—	$725,735
Mortgages and notes payable, net	1,894,878	1,901,411
Intangible lease liabilities, net	45,603	46,221
Accounts payable, accrued expenses and other liabilities	53,753	31,834

Total liabilities	1,994,234	2,705,201
Commitments and contingencies (see Note 8)
Stockholders’ equity:
Series A Cumulative Preferred Stock, $0.01 par value per share, 20 million shares authorized, zero and 125 shares issued and outstanding at December 31, 2012 and 2011, respectively	—	84
Common stock, $0.01 par value per share, 100 million shares authorized, 84,851,515 and 25,863,976 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	849	259
Capital in excess of par value	1,828,399	1,004,065
Accumulated deficit	(575,034)	(470,496)
Accumulated other comprehensive loss	(771)	(7,552)

Total stockholders’ equity	1,253,443	526,360

Total liabilities and stockholders’ equity	$3,247,677	$3,231,561

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Rentals	$276,145	$265,107	$264,512
Interest income on loans receivable	5,696	6,772	9,572
Interest income and other	860	817	14,476

Total revenues	282,701	272,696	288,560
Expenses:
General and administrative	37,329	28,278	19,595
Litigation	—	151	22,282
Property costs	5,279	4,787	2,688
Interest	156,864	169,888	173,054
Depreciation and amortization	110,603	109,001	109,240
Impairments	9,887	9,578	20,426

Total expenses	319,962	321,683	347,285
Loss from continuing operations before other income (expense) and income tax expense (benefit)	(37,261)	(48,987)	(58,725)
Other income (expense):
Loss on debt extinguishment	(32,522)	—	—
Gain on debt repurchases	—	—	9,455
Loss on sale of loans receivable	—	—	(12,565)

Total other income (expense)	(32,522)	—	(3,110)

Loss from continuing operations before income tax expense (benefit)	(69,783)	(48,987)	(61,835)
Income tax expense (benefit)	504	(60)	239

Loss from continuing operations	(70,287)	(48,927)	(62,074)
Discontinued operations:
Loss from discontinued operations	(2,597)	(12,200)	(24,072)
Net loss on dispositions of assets	(3,349)	(2,736)	(391)

Loss from discontinued operations	(5,946)	(14,936)	(24,463)

Net loss	(76,233)	(63,863)	(86,537)
Less: distributions paid to preferred stockholders	(63)	(16)	(15)

Net loss attributable to common stockholders	$(76,296)	$(63,879)	$(86,552)

Net loss per share of common stock—basic and diluted
Continuing operations	$(1.70)	$(1.89)	$(2.40)
Discontinued operations	(0.15)	(0.58)	(0.95)

Net loss	$(1.85)	$(2.47)	$(3.35)

Weighted average number of shares of common stock outstanding:
Basic and diluted	41,277,353	25,863,976	25,863,976

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Comprehensive Loss

(In Thousands)

	Year Ended December 31,
	2012	2011	2010
Net loss	$(76,233)	$(63,863)	$(86,537)
Other comprehensive income (loss):
Change in net unrealized (losses) gains on cash flow hedges	(902)	(816)	225
Net cash flow hedge losses reclassified to operations	7,683	4,823	6,749

Total comprehensive loss	$(69,452)	$(59,856)	$(79,563)

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Stockholders’ Equity

(In Thousands, Except Share Data)

	Series A Cumulative Preferred Shares	Series A Cumulative Preferred Value	Common Shares	Common Stock Par Value	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balances, December 31, 2009	125	$84	25,863,976	$259	$1,004,171	$(316,302)	$(18,533)	$669,679
Net loss	—	—	—	—	—	(86,537)	—	(86,537)
Other comprehensive income	—	—	—	—	—	—	6,974	6,974
Dividends paid on preferred stock	—	—	—	—	—	(15)	—	(15)

Balances, December 31, 2010	125	84	25,863,976	259	1,004,171	$(402,854)	(11,559)	590,101
Net loss	—	—	—	—	—	(63,863)	—	(63,863)
Other comprehensive income	—	—	—	—	—	—	4,007	4,007
Dividends declared or paid to equity owners	—	—	—	—	(106)	(3,763)	—	(3,869)
Dividends paid on preferred stock	—	—	—	—	—	(16)	—	(16)

Balances, December 31, 2011	125	84	25,863,976	259	1,004,065	(470,496)	(7,552)	526,360
Net loss	—	—	—	—	—	(76,233)	—	(76,233)
Other comprehensive income	—	—	—	—	—	—	6,781	6,781
Issuance of common stock	—	—	33,350,000	334	454,980	—	—	455,314
Issuance of common stock for TLC debt conversion	—	—	24,245,278	242	363,437	—	—	363,679
Issuance of restricted common stock	—	—	1,392,261	14	(14)	—	—	—
Preferred stock redemption	(125)	(84)	—	—	—	(55)	—	(139)
Dividends declared on common stock	—	—	—	—	—	(28,242)	—	(28,242)
Stock-based compensation expense	—	—	—	—	5,931	—	—	5,931
Dividends paid on preferred stock	—	—	—	—	—	(8)	—	(8)

Balances, December 31, 2012	—	$—	84,851,515	$849	$1,828,399	$(575,034)	$(771)	$1,253,443

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net loss	$(76,233)	$(63,863)	$(86,537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,100	111,870	113,648
Impairments	13,552	22,232	44,753
Amortization of deferred financing costs	2,819	4,198	4,728
Amortization of interest rate hedge losses and other derivative losses	11,465	5,828	6,749
Amortization of debt discounts	10,900	14,605	10,112
Stock-based compensation	5,931	—	—
Loss on debt extinguishment	32,522	—	—
Gain on debt repurchases	—	—	(9,455)
Losses on dispositions of real estate and other assets, net	3,529	2,736	12,956
Non-cash revenue	(3,283)	(2,333)	(2,336)
Other	216	(140)	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	418	(42)	(2,683)
Accounts payable, accrued expenses and other liabilities	(2,163)	(664)	(2,538)

Net cash provided by operating activities	111,773	94,427	89,397

Investing activities
Acquisitions/improvements of real estate	(163,779)	(36,643)	—
Investments in loans receivable	(3,743)	—	(3,682)
Collections of principal on loans receivable	17,343	4,828	7,116
Proceeds from dispositions of real estate and other assets	45,998	15,215	65,401
Transfers of sale proceeds and loan principal collection (to) from restricted account	(5,133)	(7,084)	1,358

Net cash (used in) provided by investing activities	(109,314)	(23,684)	70,193

Financing activities
Borrowings under mortgages and notes payable	44,210	11,400	—
Repayments under mortgages and notes payable	(46,929)	(38,565)	(92,330)
Repurchases of Term Note payable	(398,983)	(70,000)	(43,553)
Deferred financing costs and call premiums paid	(3,436)	(6,999)	(1,217)
Proceeds from issuance of common stock, net of underwriter commissions and offering costs paid of ($43,135 )	457,115	—	—
Deferred offering costs paid	—	(1,509)	—
Consent fees paid to lenders	(10,672)	—	—
Redemption of preferred stock	(139)	—	—
Distributions paid to equity owners	(8)	(3,885)	(15)
Transfers (to) from escrow deposits with lenders	(19,585)	10	794

Net cash provided by (used in) financing activities	21,573	(109,548)	(136,321)

Net increase (decrease) in cash and cash equivalents	24,032	(38,805)	23,269
Cash and cash equivalents, beginning of period	49,536	88,341	65,072

Cash and cash equivalents, end of period	$73,568	$49,536	$88,341

See accompanying notes.

SPIRIT REALTY CAPITAL, INC.

Notes to Consolidated Financial Statements

December 31, 2012

1. Organization and Summary of Significant Accounting Policies:

Company Organization and Operations

Spirit Realty Capital, Inc. is a Maryland corporation incorporated on August 14, 2003. References in this annual report to “Spirit Realty Capital,” the “Company,” “we,” “our,” and “us” are to Spirit Realty Capital, Inc. The Company became a public company in December 2004 and was subsequently taken private in August 2007 by a consortium of private investors. On September 10, 2012, the Company paid a stock dividend (that is treated akin to a stock split for accounting purposes) to existing stockholders of the 200 shares of common stock of the Company whereby the existing stockholders received a stock dividend of 129,318.88 shares of common stock for each share of common stock of the Company. All references in the audited consolidated financial statements to the number of shares of common stock and related per share amounts retroactively reflect the effect of the stock dividend for all periods presented.

On September 25, 2012, the Company completed its initial public offering (the “IPO”) of 29.0 million shares of common stock. On October 1, 2012, the underwriters exercised their option to purchase additional shares in full and the Company issued an additional 4.4 million shares.

Concurrently with the completion of the IPO, the Company issued shares of its common stock to extinguish $330 million of the Term Note indebtedness (the “TLC debt conversion”) (see Note 4). In addition, equity awards in the form of restricted stock were granted to certain directors, executive officers and other employees of the Company (see Note 13).

The Company’s operations are carried out through its operating partnership, Spirit Realty, L.P. (the “Operating Partnership”), which is a Delaware limited partnership. Spirit General OP Holdings, LLC, one of the Company’s wholly-owned subsidiaries, is the sole general partner and owns 1.0% of the Operating Partnership. The Company is the sole limited partner and owns the remaining 99.0% of the Operating Partnership. Although the Operating Partnership is wholly-owned directly and indirectly by the Company, in the future, the Company could agree to issue equity interests in the Operating Partnership to third parties in exchange for property owned by such third parties. In general, any equity interests of the Operating Partnership issued to third parties would be exchangeable for cash or, at the Company’s election, shares of its common stock at specified ratios set when equity interests in the Operating Partnership are issued.

The Company is a self-administered and self-managed real estate investment trust (“REIT”) that primarily invests in single-tenant, operationally essential real estate throughout the United States that is leased on a long-term, triple-net basis primarily to tenants engaged in retail, service, and distribution industries. Single-tenant, operationally essential real estate consists of properties that are generally free-standing, commercial real estate facilities where the Company’s tenants conduct retail, distribution, or service activities that are essential to the generation of their sales and profits. Under a triple-net lease the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as insurance, real estate taxes, and repair and maintenance costs. In support of its primary business of owning and leasing real estate, the Company has also strategically originated or acquired long-term, commercial mortgage and equipment loans to provide a range of financing solutions to its tenants.

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements of Spirit Realty Capital and consolidated subsidiaries have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of Spirit Realty Capital and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Spirit Realty Capital has formed numerous special purpose entities to acquire and hold real estate subject to mortgage notes payable (see Note 4). As a result, the vast majority of the Company’s consolidated assets are held in these wholly-owned special purpose entities and are subject to debt. Each special purpose entity is a separate legal entity and is the sole owner of its assets and responsible for its liabilities. The assets of the special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any owner or affiliate of the special purpose entity. At December 31, 2012 and 2011, assets totaling $3.0 billion and $3.1 billion, respectively, were held, and liabilities totaling $2.0 billion and $1.9 billion, respectively, were owed by these special purpose entities and are included in the accompanying consolidated balance sheets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Segment Reporting

Accounting Standards Codification Topic 280, Segment Reporting (ASC 280), established standards for the manner in which public enterprises report information about operating segments. The Company views its operations as one segment, which consists of triple-net leasing operations. The Company has no other reportable segments.

Real Estate Investments

Carrying Value of Real Estate Investments—The Company’s real estate properties are recorded at cost and depreciated using the straight-line method over the estimated remaining useful lives of the properties, which generally range from 20 to 50 years for buildings and improvements and is 15 years for land improvements. Portfolio assets classified as “held for sale” are not depreciated. The Company allocates the purchase price of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated fair values. In making estimates of fair values for this purpose, management uses a number of sources, including independent appraisals and information obtained about each property as a result of its pre-acquisition due diligence and its marketing and leasing activities. Properties classified as “held for sale” are recorded at the lower of their carrying value or their fair value, less anticipated selling costs.

Purchase Accounting and Acquisition of Real Estate—When acquiring a property for investment purposes, Spirit allocates the purchase price (including acquisition and closing costs) to land, building, improvements and equipment based on their relative fair values. For properties acquired with in-place leases, Spirit allocates the purchase price of real estate to the tangible and intangible assets and liabilities acquired based on their estimated fair values. Transaction costs related to these acquisitions are expensed in the period incurred. In making estimates of fair values for this purpose, Spirit uses a number of sources, including independent appraisals and information obtained about each property as a result of Spirit’s pre-acquisition due diligence and its marketing and leasing activities.

Lease Intangibles—Lease intangibles, if any, acquired in conjunction with the purchase of real estate represent the value of in-place leases and above- or below-market leases. For real estate acquired subject to existing lease agreements, in-place lease intangibles are valued based on management’s estimates of costs related to tenant acquisition and the carrying costs that would be incurred during the time it would take to locate a tenant if the property were vacant, taking into consideration current market conditions and costs to execute similar leases at the time of the acquisition, and are amortized on a straight-line basis over the remaining initial term of the related lease and included in amortization expense. Above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition of the real estate and management’s estimate of current market lease rates for the property, measured over a period equal to the remaining initial term of the lease. Capitalized above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining initial terms of the respective leases plus any fixed-rate renewal periods on those leases. Should a lease terminate early, the unamortized portion of any related lease intangibles is immediately recognized in the Company’s consolidated statements of operations.

Impairment—The Company reviews its real estate investments and related lease intangibles periodically for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We consider factors such as expected future undiscounted cash flows, estimated residual value, market trends (such as the effects of leasing demand and competition) and other factors in making this assessment. An asset is considered impaired if its carrying value exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Estimating future cash flows and fair values are highly subjective and such estimates could differ materially from actual results. Key assumptions used in estimating future cash flows and fair values include, but are not limited to, revenue growth rates, interest rates, discount rates, capitalization rates, lease renewal probabilities, tenant vacancy rates and other factors.

Revenue Recognition—The Company leases real estate to its tenants under long-term, triple-net leases that are classified as operating leases. Lease origination fees are deferred and amortized over the related lease term as an adjustment to rental revenue. Under a triple-net lease, the tenant is typically responsible for all improvements and is contractually obligated to pay all property operating expenses, such as real estate taxes, insurance premiums and repair and maintenance costs. Accordingly, the accompanying consolidated statements of operations do not reflect these tenant-funded costs.

The Company’s leases generally provide for rent escalations throughout the lease terms. For leases that provide for specific contractual escalations, rental revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accordingly, accrued rental revenue, calculated as the aggregate difference between the rental revenue recognized on a straight-line basis and scheduled rents, represents unbilled rent receivables that the Company will receive only if the tenants make all rent payments required through the expiration of the initial term of the leases. The accrued rental revenue representing this straight-line adjustment is subject to an evaluation for collectability, and the Company records a provision for losses against rental revenues if collectability of these future rents is not reasonably assured. Leases that have contingent rent escalators indexed to future increases in the Consumer Price Index (“CPI”) may adjust over a one-year period or over multiple-year periods. Generally, these escalators increase rent at the lesser of (a) 1 to 1.25 times the increase in the CPI over a specified period or (b) a fixed percentage. Because of the volatility and uncertainty with respect to future changes in the CPI, the Company’s inability to determine the extent to which any specific future change in the CPI is probable at each rent adjustment date during the entire term of these leases and the Company’s view that the multiplier does not represent a significant leverage factor, rental revenue from leases with this type of escalator are recognized only after the changes in the rental rates have occurred.

Some of the Company’s leases also provide for contingent rent based on a percentage of the tenant’s gross sales. For contingent rentals that are based on a percentage of the tenant’s gross sales, the Company recognizes contingent rental revenue when the change in the factor on which the contingent lease payment is based actually occurs.

The Company suspends revenue recognition if the collectability of amounts due pursuant to a lease is not reasonably assured or if the tenant’s monthly lease payments become more than 60 days past due, whichever is earlier.

Lease termination fees are included in “interest income and other” on the Company’s consolidated statements of operations and are recognized when there is a signed termination agreement and all of the conditions of the agreement have been met and the tenant no longer occupies the property. The Company recorded lease termination fees of $0.5 million, zero and $13.9 million during the years ended December 31, 2012, 2011 and 2010, respectively.

Allowance for Doubtful Accounts—The Company reviews its rent receivables for collectability on a regular basis, taking into consideration changes in factors such as the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area where the property is located. In the event that the collectability of a receivable with respect to any tenant is in doubt, a provision for uncollectible amounts will be established or a direct write-off of the specific rent receivable will be made. The Company provided for reserves for uncollectible amounts totaling $3.6 million and $5.1 million at December 31, 2012 and 2011, respectively, against accounts receivable balances of $7.6 million and $11.3 million, respectively. Uncollected accounts receivable are written off against the allowance when all possible means of collection have been exhausted. For accrued rental revenues related to the straight-line method of reporting rental revenue, the Company established a provision for losses of $15.3 million and $12.9 million at December 31, 2012 and 2011, respectively, against accrued rental revenue receivables of $22.7 million and $18.4 million, respectively, based on management’s estimates of uncollectible receivables and management’s assessment of the risks inherent in the portfolio, giving consideration to historical experience and industry default rates for long-term receivables.

Loans Receivable

The Company holds its loans receivable for long-term investment. Mortgage loans are secured by single-tenant, operationally essential real estate. Equipment loans are secured by equipment used by tenants of properties owned or financed by the Company. The loans are carried at amortized cost, including related unamortized premiums.

Revenue Recognition—Interest income on mortgage and equipment loans receivable is recognized using the effective interest method applied on a loan-by-loan basis. Direct costs associated with originating loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related loans using the effective interest method. A loan is placed on nonaccrual status when the loan has become 60 days past due, or earlier if management determines that full recovery of the contractually specified payments of principal and interest is doubtful. While on nonaccrual status, interest income is recognized only when received. As of December 31, 2012, two mortgages and one note were placed on nonaccrual status and have been fully reserved.

Impairment and Provision for Loan Losses—The Company periodically evaluates the collectability of its loans receivable, including accrued interest, by analyzing the underlying property-level economics and trends, collateral value and quality, and other relevant factors in determining the adequacy of its allowance for loan losses. A loan is determined to be impaired when, in management’s judgment based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowances for loan losses are provided for impaired loans on an individual loan basis in the amount by which the carrying value exceeds the estimated fair value of the underlying collateral less disposition costs. Delinquent loans receivable are written off against the allowance when all possible means of collection have been exhausted. The allowance for loan losses was $5.1 million and $5.3 million at December 31, 2012 and 2011, respectively, which includes the effects of (recoveries) and write-offs of loans against the allowance of $(0.2) million and $1.4 million during the years ended December 31, 2012 and 2011, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investment securities with maturities at acquisition of three months or less. The Company invests cash primarily in money market funds of major financial institutions with fund investments consisting of highly-rated money market instruments and other short-term instruments.

Restricted Cash and Escrow Deposits

The Company classified restricted cash and deposits in escrow totaling $34.7 million and $10.0 million at December 31, 2012 and 2011, respectively, in deferred costs and other assets in the accompanying consolidated balance sheets. Included in the balance at December 31, 2012 was approximately $9.7 million in restricted cash deposited to secure lenders consents to the IPO. These cash balances are restricted as to use under certain of the Company’s debt agreements. In addition, the Company deposited $8.0 million in a collateral account with one of its lenders which may be applied, at the lender’s discretion, towards a reduction of the outstanding principal balance of the related loan. The Company has the right to replace this cash collateral with a letter of credit. During the fourth quarter, the Company advanced $1.1 million to a lender as additional collateral related to a note obligation, which matured in December 2012 (see Note 4).

Accounting for Derivative Financial Instruments and Hedging Activities

The Company utilizes derivative instruments such as interest rate swaps and caps for purposes of hedging exposures to fluctuations in interest rates associated with certain of its financing transactions. At the inception of a hedge transaction, the Company enters into a contractual arrangement with the hedge counterparty and formally documents the relationship between the derivative instrument and the financing transaction being hedged, as well as its risk management objective and strategy for undertaking the hedge transaction. At inception and at least quarterly thereafter, a formal assessment is performed to determine whether the derivative instrument has been highly effective in offsetting changes in cash flows of the related financing transaction and whether it is expected to be highly effective in the future.

The fair value of the derivative instrument is recorded on the balance sheet as either an asset or liability. For derivatives designated as cash flow hedges, the effective portions of the corresponding change in fair value of the derivatives are recorded in accumulated other comprehensive loss within stockholders’ equity. Changes in fair value reported in other comprehensive loss are reclassified to operations in the period in which operations are affected by the underlying hedged transaction. Any ineffective portions of the change in fair value are recognized immediately in general and administrative expense. The amounts paid or received on the hedge are recognized as adjustments to interest expense (see Note 5).

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax provided it continues to satisfy certain tests concerning the Company’s sources of income, the nature of its assets, the amounts distributed to its stockholders and the ownership of Company stock. Management believes the Company has qualified and will continue to qualify as a REIT and therefore, no provision has been made for federal income taxes in the accompanying consolidated financial statements. Even if the Company qualifies for taxation as a REIT, it may be subject to state and local income and franchise taxes and to federal income tax and excise tax on its undistributed income. Franchise taxes are included in general and administrative expenses on the accompanying consolidated statements of operations. Taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiary is subject to federal, state, and local taxes, which are not material.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income per common share is computed by dividing net income attributable to common stockholders for the period by the weighted average number of shares of common stock that would have been outstanding assuming the issuance of common stock for all potentially dilutive common shares outstanding during the reporting period.

Unaudited Interim Information

The consolidated quarterly financial data in Note 15 is unaudited. In the opinion of management, this financial information reflects all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

2. Investments

At December 31, 2012 and 2011, the Company’s gross investment in real estate properties and loans, including real estate assets held for sale, totaled approximately $3.65 billion and $3.58 billion, respectively, representing 1,207 and 1,153, respectively, owned or financed properties that are geographically dispersed throughout 47 states. Investments in only one state, Wisconsin (at 11%), accounted for more than 10% of the total dollar amount of the Company’s investment portfolio. At December 31, 2012 and 2011, respectively, the Company’s gross investment portfolio was comprised of 1,122 and 1,064 owned properties with approximately $3.60 billion and $3.52 billion of gross investment, 85 and 89 properties securing mortgage loans receivable with aggregate carrying amounts of $40.1 million and $50.5 million, respectively and other loans receivable with aggregate carrying amounts of $11.8 million and $15.0 million, respectively.

During the years ended December 31, 2012 and 2011, the Company had the following gross real estate and loan activity (dollars in thousands):

	Number of Properties Owned or Financed	Dollar Amount of Investments(a)
Balance, December 31, 2010	1,161	$3,610,834
Acquisitions/improvements and loan originations	27	37,347
Dispositions of real estate(b)(d) (Note 11)	(33)	(37,704)
Principal payments and payoffs	(1)	(4,828)
Impairments	—	(22,520)
Loan premium amortization and other(c)	(1)	(259)

Balance, December 31, 2011	1,153	3,582,870
Acquisitions/improvements and loan originations	91	167,410
Dispositions of real estate(b) (Note 11)	(41)	(62,750)
Principal payments and payoffs	(4)	(17,343)
Impairments	—	(14,788)
Loan premium amortization and other(c)	8	(474)

Balance, December 31, 2012	1,207	$3,654,925

(a)	The dollar amount of investments includes the gross investment in land, buildings and lease intangibles, as adjusted for any impairment, related to properties owned and the carrying amount of loans receivable.
(b)	The total accumulated depreciation and amortization associated with dispositions of real estate was $10.3 million and $7.1 million for the years ended December 31, 2012 and 2011, respectively.
(c)	In 2012 and 2011, properties leased to a tenant were exchanged in a nonmonetary transaction that lacked commercial substance for other properties of equivalent value with the same tenant. As a result, the dollar amount of investments remains unchanged, while the number of properties owned has increased.
(d)	In 2011, six properties with a net book value of $11.8 million were transferred to the lender pursuant to a consensual, non-cash settlement of $12.4 million of debt (see Note 12)

The following table shows information regarding the diversification of the Company’s total investment portfolio among the different industries in which its customers operate as of December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012			December 31, 2011
	Number of Properties Owned or Financed	Dollar Amount of Investments(a)	Percentage of Total Dollar Amount of Investments	Number of Properties Owned or Financed	Dollar Amount of Investments(a)	Percentage of Total Dollar Amount of Investments
General and discount retail properties	181	$1,044,442	29%	181	$1,041,836	29%
Restaurants	569	717,902	20	553	713,379	20
Specialty retail properties	48	331,371	9	43	293,129	8
Lumber suppliers	110	257,285	7	102	257,285	7
Movie theaters	23	250,417	7	23	250,992	7
Automotive dealers, parts and service properties	102	207,561	6	107	216,019	6
Industrial suppliers	26	180,051	5	28	199,044	6
Educational properties	22	154,247	4	22	154,011	4
Recreational properties	8	117,239	3	7	116,038	3
Medical/other office properties	11	86,924	2	2	48,362	1
Supermarkets	20	73,700	2	20	73,700	2
Convenience stores/car washes	32	70,024	2	8	53,088	1
Distribution properties	37	57,207	1	39	59,432	2
Interstate travel plazas	3	40,501	1	3	40,501	1
Health clubs/gyms	5	35,859	*	5	35,859	1
Drugstores	9	22,710	*	9	22,710	*
Call centers	1	7,485	*	1	7,485	*

Total investments	1,207	$3,654,925	100%	1,153	$3,582,870	100%

(a)	The dollar amount of investments includes the gross investment in land, buildings, and lease intangibles, as adjusted for any impairment, related to properties owned and the carrying amount of loans receivable.
*	Less than 1%

Real Estate Investments

The properties that the Company owns are leased to tenants under long-term operating leases that typically include one or more renewal options. The leases are generally triple-net, which provides that the lessee is responsible for the payment of all property operating expenses, including property taxes, maintenance and repairs, and insurance costs; therefore, the Company is generally not responsible for repairs or other capital expenditures related to its properties, unless the property is not subject to a lease agreement. At December 31, 2012, 14 of the Company’s properties were vacant, not subject to a lease and were in the Company’s possession; five of these properties were held for sale. At December 31, 2011, 17 properties were vacant, not subject to a lease and were in the Company’s possession; three of these properties were held for sale.

Scheduled minimum future rentals to be received under the remaining non-cancelable term of the operating leases at December 31, 2012 (including realized rent increases occurring after January 1, 2013) are as follows (in thousands):

December 31, 2012
2013	$281,429
2014	280,111
2015	274,505
2016	271,125
2017	268,777
Thereafter	1,864,036

Total future minimum rentals	$3,239,983

Because lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments due during the initial lease term only. In addition, the future minimum rentals do not include any contingent rentals based on a percentage of the lessees’ gross sales or lease escalations based on future changes in the CPI.

Certain of the Company’s leases contain tenant purchase options. Most of these options are at or above fair market value at the time the option is exercisable, and none of these purchase options represent bargain purchase options under GAAP.

Loans Receivable

At December 31, 2012 and 2011, the Company held a total of 81 and 83, respectively, first-priority mortgage loans (representing loans to six borrowers) that had aggregate carrying amounts of $40.1 million and $50.5 million, respectively, (including unamortized premium of $1.1 million and $1.3 million, respectively). These loans, which are secured by single-tenant commercial properties, generally provide for monthly payments of principal and interest and may provide for scheduled increases in interest rates over the term of the loans. At December 31, 2012 and 2011, the Company also held other loans aggregating $11.8 million and $15.0 million, respectively (including unamortized premium of $0.0 million and $0.1 million, respectively). These loans are secured by equipment used in the operation of certain real estate properties owned by the Company or are unsecured.

Real Estate Assets Held for Sale

The following table shows the activity in real estate assets held for sale for the years ended December 31, 2012 and 2011 (dollars in thousands):

	Number of Properties	Carrying Value
Balance, December 31, 2010	3	$2,807
Transfers from real estate investments	24	15,289
Transfers to held and used	(1)	(717)
Sales (Note 11)	(16)	(7,745)

Balance, December 31, 2011	10	9,634
Transfers from real estate investments	26	27,364
Sales (Note 11)	(29)	(31,100)

Balance, December 31, 2012	7	$5,898

Impairments

The following table summarizes total impairment losses recognized for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Real estate and intangible asset impairment	$10,923	$18,992	$37,497
Write-off of lease intangibles due to lease terminations	2,809	41	5,698
Loan receivable (recovery)/impairment	(180)	3,100	1,520
Other impairment	—	99	38

Total impairment loss—continuing and discontinued operations	$13,552	$22,232	$44,753

3. Lease Intangibles, Net

The following details lease intangible assets and liabilities, net of accumulated amortization, at December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
In-place leases	$271,392	$272,854
Above-market leases	21,139	19,914
Less: accumulated amortization	(105,169)	(88,072)

Intangible lease assets, net	$187,362	$204,696

Below-market leases	$61,938	$59,581
Less: accumulated amortization	(16,335)	(13,360)

Intangible lease liabilities, net	$45,603	$46,221

In-place lease intangibles are amortized on a straight-line basis over the remaining initial term of the related lease and included in depreciation and amortization expense. Capitalized above-market lease intangibles are amortized over the remaining initial terms of the respective leases as a decrease to rental revenue. Below-market lease intangibles are amortized as an increase in rental revenue over the remaining initial terms of the respective leases plus any fixed-rate renewal periods on those leases. The amounts amortized as a net increase to rental revenue for capitalized above- and below-market leases was approximately $1.3 million and $1.4 million for the years ended December 31, 2012 and 2011, respectively. The value of in-place leases amortized to expense was $18.0 million and $18.1 million for the years ended December 31, 2012 and 2011, respectively.

Based on the balance of the intangible assets and liabilities at December 31, 2012, the net aggregate amortization expense for the next five years is expected to be as follows: $16.3 million in 2013, $15.8 million in 2014, $14.7 million in 2015, $14.4 million in 2016 and $13.9 million in 2017. The amortization of in-place leases is classified within depreciation and amortization expense, while the amortization of above- and below-market leases is classified within rental revenue. The weighted-average remaining amortization period of the lease intangibles is approximately 11.1 years.

4. Debt

Secured Revolving Credit Facility

In September 2012, the Operating Partnership entered into a secured revolving credit facility (the “credit facility”) allowing borrowings of up to $100 million and providing for a maximum additional loan commitment of $50 million, subject to the satisfaction of specified requirements and obtaining additional commitments from lenders. The amount available to borrow under the credit facility, and the Company’s ability to request issuances of letters of credit, will be subject to the Operating Partnership’s maintenance of a minimum ratio of the total value of the unencumbered properties to the outstanding credit facility obligations of 1.75:1.00. Since entering into the credit facility and as of December 31, 2012, no borrowings were outstanding under the credit facility.

The initial term expires on September 25, 2015 and may be extended for an additional 12 months subject to the satisfaction of specified requirements. The credit facility bears interest, at the Company’s option, of either (i) the “Alternate Base Rate” (as defined in the credit agreement) plus 2.50% to 3.50%; or (ii) LIBOR plus 3.50% to 4.50%, depending on our leverage ratio. As of December 31, 2012 and until the first compliance certificate is delivered and approved, interest will be determined based on the highest leverage ratio. The Company is also required to pay a quarterly fee on the unused portion of the credit facility at a rate of between 0.30% and 0.40% per annum, based on percentage thresholds for the average daily unused balance during a fiscal quarter. For the year ended December 31, 2012, the Company paid non utilization fees of $0.1 million.

As a result of entering into the credit facility, the Company incurred costs of $2.3 million which have been deferred and are included in deferred costs and other assets, net on the accompanying consolidated balance sheet. These costs are being amortized to interest expense over the remaining initial term of the credit facility.

The Company’s ability to borrow under the credit facility is subject to the Operating Partnership’s ongoing compliance with a number of customary financial covenants, including:

•

a maximum total leverage ratio (defined as consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization, or consolidated EBITDA) of 8.00:1.00 through and including the first fiscal quarter of 2014, 7.75:1.00 for the next four fiscal quarters and 7.50:1.00 thereafter;

•

a minimum total fixed charge coverage ratio (defined as consolidated EBITDA to consolidated fixed charges) of 1.35:1.00 through and including the first fiscal quarter of 2014, 1.40:1.00 for the next four fiscal quarters and 1.45:1.00 thereafter;

•

a minimum total facility interest coverage ratio (defined as consolidated EBITDA less total interest expense, payments of principal on, or amounts escrowed or held with respect to, non-recourse indebtedness and maintenance-related capital expenditures to total interest expense plus amortization payments due on recourse indebtedness) of 5.00:1.00 through and including the first fiscal quarter of 2013, 6.00:1.00 from the second fiscal quarter of 2013 through and including the first fiscal quarter of 2014, 7.00:1.00 from the second fiscal quarter of 2014 through and including the first fiscal quarter of 2015 and 8:00:1.00 thereafter; and

•

a minimum consolidated tangible net worth equal to at least 80% of the Company’s consolidated tangible net worth at the completion of the Spirit IPO plus 80% of the net proceeds of any additional issuances of common stock.

As of December 31, 2012, the Company was in compliance with all financial covenants on the Credit Facility.

Pursuant to the terms of the credit facility, our distributions may not exceed the greater of (1) 100% of our funds from operations (“FFO”) as defined or (2) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT). Spirit Realty Capital guarantees the Operating Partnership’s obligations under the credit facility and, to the extent not prohibited by applicable law, all of our assets and the Operating Partnership’s assets, other than interests in subsidiaries that are contractually prohibited from being pledged, are pledged as collateral for obligations under the credit facility.

Term Note Payable

Prior to the completion of the IPO on September 25, 2012, the Company had $729 million principal balance outstanding of a variable-rate term note payable (the “Term Note”). The Company entered into various interest rate derivative products to hedge the risk of variability in cash flows which were accounted for as cash flow hedges (see Note 5). Pursuant to an amendment to the Term Note credit agreement, the principal balance was separated into two tranches: $399 million of term loan B (“TLB”) and $330 million of term loan C (“TLC”). Pursuant to a conversion agreement (the “Conversion Agreement”) entered into in connection with the amendment to the Term Note credit agreement, holders of TLC granted the Company the option to convert the TLC into our common stock in connection with a qualifying IPO (as defined in the Conversion Agreement). In exchange for this option, the Company paid a call premium fee of $6.6 million to the TLC lenders, which was recorded as debt discount. Additionally, the share settled call option was deemed an embedded derivative and its value reflected as a debt discount and a separate derivative liability. Upon separation and at each reporting period thereafter, the derivative liability was recorded at fair value with any changes in fair value reflected in earnings.

At the completion of the Spirit IPO, the Company issued 24.2 million shares of common stock to the TLC lenders at a conversion premium of 10.2%, and used a portion of the proceeds from the Spirit IPO to repay the $399 million TLB. As a result, the Company recognized a loss on debt extinguishment of $32.5 million included in other income (expense) and non-cash charges related to the derivative instruments of $8.7 million, of which $8.1 million is reflected in general and administrative expense and $0.6 million in interest expense for the year ended December 31, 2012. The fair value of the embedded derivative liability at the completion of the Spirit IPO was $6.6 million and reclassified into stockholders’ equity.

The interest rate on the Term Note was 3.78%, effective beginning on February 1, 2012, and was reset on August 1, 2012 to 3.44%, which remained in effect until the Term Note was extinguished on September 25, 2012.

At December 31, 2011, the rate on the Term Note was 3.43%. Beginning on February 1, 2011, the variable rate was consistently based on a six-month LIBOR rate and never exceeded 3.45% during 2011.

The Company was subject to various financial and nonfinancial covenants under the Term Note, including a minimum pro forma debt service coverage ratio and a maximum pro forma leverage ratio. At December 31, 2011 and through the date of extinguishment, the Company was in compliance with the covenants under the Term Note.

Mortgages and Notes Payable

The Company’s mortgages and notes payable are summarized below (dollars in thousands):

	Year Ended December 31,
	2012 Effective Rates(a)	2012	2011
Net-lease mortgage notes payable:
Series 2005-1, Class A-1 amortizing mortgage note, 5.05%, due 2020	6.34%	$111,831	$123,364
Series 2005-1, Class A-2 interest-only mortgage note, 5.37%, due 2020	6.56	258,300	258,300
Series 2006-1, Class A amortizing mortgage note, 5.76%, balloon due 2021	6.58	245,614	252,817
Series 2007-1, Class A amortizing mortgage note, 5.74%, balloon due 2022	6.49	321,650	327,367
Secured fixed-rate amortizing mortgage notes payable:
5.90% note, balloon due 2012(b)	11.99	7,755	7,817
6.25% note, balloon due 2013(c)	N/A	—	5,090
5.40% notes, balloons due 2014	7.41	31,165	31,837
5.26%–5.62% notes, balloons due 2015	6.98–7.41	102,766	104,927
5.04%–8.39% notes, balloons due 2016	6.29–9.76	38,652	39,354
6.59% notes, balloons due 2016	7.02-7.19	564,669	573,569
5.85% note, balloon due 2017	7.18	53,414	54,194
6.17% note, balloon due 2017	7.09	143,647	145,561
6.64% note, balloon due 2017	7.44	21,595	21,896
Secured variable-rate, 1-month LIBOR + 3.25% mortgage notes, balloon due 2016(d)(e)	4.59-5.17	16,851	10,497
Secured variable-rate, 1-month LIBOR + 3.50% mortgage note, balloon due 2017(d)(e)	5.07	11,181	—
Secured variable-rate, 3-month LIBOR + 4.25% mortgage note, balloon due 2017(e)	5.86	21,428	—
Unsecured fixed-rate promissory note, 7.00%, due 2021	10.01	1,571	1,690

		1,952,089	1,958,280
Unamortized debt discount		(57,211)	(56,869)

Total mortgages and notes payable		$1,894,878	$1,901,411

(a)	The effective rates include amortization of debt discount, amortization of deferred financing costs, and related debt insurer premiums, where applicable, calculated as of December 31, 2012.
(b)	This note matured on December 1, 2012 and was borrowed by a special purpose entity owned by the Company. At the time of the maturity the special purpose entity informed the lender that it would be unable to refinance or sell the property and determined that an orderly transition of the property was required. The lender has provided the special purpose entity a notice of default and has communicated its intent to foreclose on the subject property. The default interest rate on the note is 9.90%.
(c)	This note had a scheduled maturity and balloon payment due in 2013, but was prepaid in the fourth quarter of 2012.
(d)	Maturity dates assume exercise of the Company’s two one-year extension options under the note agreements.
(e)	Variable-rate notes are hedged with an interest rate swap (see Note 5)

As of December 31, 2012, scheduled debt maturities of the Company’s mortgages and notes payable, including balloon payments, during the next five years and thereafter are as follows (in thousands):

	Scheduled Principal	Balloon Payment	Total(a)
2013	$43,517	$—	$43,517
2014	46,186	29,761	75,947
2015	47,248	96,587	143,835
2016	40,787	580,673	621,460
2017	34,634	233,547	268,181
Thereafter	115,893	675,501	791,394

	$328,265	$1,616,069	$1,944,334

Balloon payments subsequent to 2017 are as follows: $258.3 million due in 2020, $167.5 million due in 2021 and $249.7 million due in 2022.

(a)	The total excludes the note obligation of $7.8 million that was due in 2012 and referenced in footnote (b) above.

The following table summarizes interest expense on the related borrowings (in thousands):

	Year Ended December 31,
	2012	2011	2010
Interest expense—Term Note payable	$19,925	$26,631	$27,735
Interest expense—credit facility	108	—	—
Interest expense—mortgages and notes payable(a)	119,687	120,592	125,742
Interest expense—other	10	8	109
Amortization of deferred financing costs	2,819	3,599	4,728
Amortization of net losses related to interest rate swap	3,415	4,500	4,714
Amortization of debt discount(b)	10,900	14,558	10,026

Total interest expense	$156,864	$169,888	$173,054

(a)	Includes related hedge expense.
(b)	Interest expense for the first quarter of 2012 was adjusted by a $2.9 million decrease related to the amortization period utilized in 2011 for the debt discount. In the opinion of management, the impact of this adjustment is immaterial to the Company’s 2012 and 2011 results of operations.

Debt discount is amortized to interest expense using the effective interest method over the terms of the related notes. The financing costs related to the establishment of debt are deferred and amortized to interest expense using the effective interest method over the term of the related debt instrument. Unamortized financing costs totaled $3.8 million and $5.9 million at December 31, 2012 and December 31, 2011, respectively, and are included in deferred costs and other assets on the accompanying consolidated balance sheets.

In connection with the IPO, the Company sought lender consent for the IPO and other related transactions. In connection with obtaining these consents, the Company incurred consent fees, legal fees and other third-party expenses. These lender consent fees totaled $10.7 million and are recorded in debt discount and amortized to interest expense over the remaining term of the respective notes using the effective interest method. The related legal and other third-party expenses of $4.8 million were incurred during the year ended December 31, 2012 and are included in general and administrative expenses on the accompanying consolidated statements of operations. No such costs were incurred during 2011 and 2010.

5. Derivative and Hedging Activities

The Company uses interest rate derivative contracts to manage its exposure to changes in interest rates on its variable-rate debt. These derivatives are considered cash flow hedges and are recorded at fair value in accounts payable, accrued expenses and other liabilities on the accompanying consolidated balance sheets. The effective portion of changes in fair value are recorded in accumulated other comprehensive loss and subsequently reclassified to earnings when the hedged transactions affect earnings. The ineffective portion is recorded immediately in earnings in general and administrative expenses.

The Company discontinues hedge accounting if it determines that a derivative no longer meets the criteria for hedge accounting or management determines that designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and records changes in fair value directly to earnings.

The Company reclassified $7.7 million, $4.8 million and $6.7 million of net cash flow hedge losses from other comprehensive loss to earnings for the years ended December 31, 2012, 2011 and 2010, respectively. Included in these amounts for the years ended December 31, 2012, 2011 and 2010, respectively, were losses of $4.0 million, $0.3 million and $2.0 million recognized in general and administrative expenses as the originally forecasted hedged transactions associated with the Term Note were no longer probable of occurring.

The net unamortized loss included in accumulated other comprehensive loss related to all derivative instruments at December 31, 2012 totaled $0.8 million. Approximately $0.4 million will be reclassified as an increase to interest expense during the next 12 months.

The Company does not enter into derivative contracts for speculative or trading purposes.

6. Income Taxes

The Company’s total current income tax expense was as follows (in thousands):

	December 31,
	2012	2011	2010
REIT state income tax	$505	$178	$239
REIT state built-in gain tax	—	(238)	—

Total current income tax expense (benefit)	$505	$(60)	$239

The Company’s deferred income tax expense and its ending balance in deferred tax assets and liabilities were immaterial at December 31, 2012, 2011 and 2010.

To the extent that the Company acquires property that has been owned by a C corporation in a transaction in which the tax basis of the property carries over, and the Company recognizes a gain on the disposition of such property during the subsequent recognition, it will be required to pay tax at the highest regular corporate tax rate to the extent of such built-in gain. During 2009, the Company sold an available-for-sale security that was subject to federal and state built-in gain tax of $3.1 million. A refund of $0.2 million of this amount was recorded in 2011 in connection with the filing of the Company’s 2010 tax returns. The Company continues to hold certain real estate assets acquired prior to 2010 with a built-in gain of approximately $472 million. The Company intends to hold these assets beyond the applicable built-in gain recognition period and therefore does not anticipate recognizing the built-in gain tax associated with these assets.

The Company opted to defer the distribution of a portion of its 2010 taxable net income until 2011, which subjected it to a 4% federal excise tax that essentially represents an interest charge on such deferred amount. This deemed interest charge of $0.1 million is included in interest expense for the year ended December 31, 2010, consistent with the Company’s accounting policy.

The Company has net operating loss carryforwards for income tax purposes totaling $63.4 million, $62.9 million, and $62.6 million at December 31, 2012, 2011 and 2010, respectively. These losses, which begin to expire in 2015 through 2032, are available to reduce future taxable income or distribution requirements, subject to certain ownership change limitations.

The Company files federal, state and local income tax returns. All federal tax returns for years prior to 2009 are no longer subject to examination. Additionally, state tax returns for years prior to 2008 are generally no longer subject to examination. The Company’s policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at December 31, 2012, 2011 or 2010. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

For income tax purposes, dividends paid consist of ordinary income, capital gains, return of capital, or a combination thereof. For the years ended December 31, 2012, 2011 and 2010, preferred dividends paid were characterized for tax as follows (per share):

	Year Ended December 31,
	2012	2011	2010
Ordinary income	$63	$—	$125
Return of capital	1,112	125	—

	$1,175	$125	$125

For the years ended December 31, 2012, 2011 and 2010, common stock dividends were characterized for tax as follows (per share):

	Year Ended December 31,
	2012	2011	2010
Ordinary income	$0.23	$16,972	$—
Return of capital	—	28	—

	$0.23	$17,000	$—

7. Stockholders’ Equity

On December 21, 2012, the Company elected to redeem all 125 shares of its 12.5% Series A Cumulative Non-Voting Preferred Stock $0.01 par value (the “Series A Preferred Stock”), for a redemption price of $1,112.50 per share. The redemption price includes an amount equal to the stated value, plus any accrued and unpaid dividends through and including December 31, 2012, plus a redemption premium. The holders of the Series A Preferred Stock were entitled to receive cumulative cash dividends of 12.5% per annum. The Series A Preferred Stock was not convertible into shares of any other class or series of stock. During the years ended December 31, 2012 and 2011, the Company paid dividends on preferred stock of $7,813 and $15,625, respectively.

In connection with the IPO, in September 2012, the Company issued 29.0 million shares of our common stock at $15 per share generating net proceeds of $394.6 million. In October 2012, the underwriters exercised their option to purchase additional shares in full and the Company issued an additional 4.4 million shares at $15 per share generating net proceeds of $60.7 million. In connection with the TLC debt conversion (see Note 4), the Company issued 24.2 million shares of common stock. The Company also granted 1.4 million shares of restricted common stock to certain directors, executive officers and other employees of the Company (see Note 13).

At December 31, 2012 and 2011 there were 84,851,515 shares and 25,863,976 shares, respectively, of the Company’s common stock issued and outstanding.

In December 2012, the Company declared two cash dividends on its common stock. The first dividend of $0.0204 per share is for the period from the completion of the Company’s IPO on September 25, 2012 to the end of the third quarter on September 30, 2012. The second dividend of $0.3125 per share is for the fourth quarter ending December 31, 2012. On January 14, 2013, the Company paid $28.2 million of dividends to stockholders of record on December 31, 2012. During the year ended December 31, 2011, the Company paid total distributions to its equity owners and on preferred stock of $3.9 million. During the year ended December 31, 2011, Spirit Finance Capital Management, LLC, an affiliate, which externally managed the Company between March 2008 through June 2011, paid a liquidating distribution of $0.5 million and the Company paid $3.4 million of dividends; such dividends were primarily attributed to 2010 for tax purposes.

8. Commitments and Contingencies

The Company is periodically subject to claims or litigation in the ordinary course of business, including claims generated from business conducted by tenants on real estate owned by the Company. In these instances, the Company is typically indemnified by the tenant against any losses that might be suffered, and the Company and/or the tenant are insured against such claims. At December 31, 2012, there were no outstanding claims against the Company that are expected to have a material adverse effect on the Company’s financial position or results of operations.

At December 31, 2012, the Company had commitments totaling $8.0 million to make property acquisitions and to fund improvements on properties the Company currently owns. All of these future commitments are expected to be funded by December 31, 2013. In addition, the Company is contingently liable for $5.7 million of debt owed by one of its tenants and is indemnified by that tenant for any payments the Company may be required to make on such debt.

The Company estimates future costs for known environmental remediation requirements when it is probable that the Company has incurred a liability and the related costs can be reasonably estimated. The Company considers various factors when estimating its environmental liabilities, and adjustments are made when additional information becomes available that affects the estimated costs to study or remediate any environmental issues. When only a wide range of estimated amounts can be reasonably established and no other amount within the range is better than another, the low end of the range is recorded in the financial statements. Based on an ongoing environmental study on one of its properties, the Company’s estimated remediation liability was $0.1 million and $0.3 million at December 31, 2012 and 2011, respectively.

The Company leases its current corporate office space and certain operating equipment under non-cancelable agreements from unrelated third parties. Total rental expense included in general and administrative expense amounted to $0.4 million, $0.4 million and $0.5 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company is also a lessee under eight long-term, non-cancelable ground leases under which it is obligated to pay monthly rent. Total rental expense included in property costs amounted to $1.1 million for the year ended December 31, 2012, and $1.0 million for each of the years ended December 31, 2011 and 2010. The majority of the ground leases are subleased to unrelated third parties, and the corresponding rental revenue is recorded in rentals on the accompanying consolidated statements of operations.

The Company’s minimum aggregate rental commitments under all non-cancelable operating leases as of December 31, 2012 are as follows (in thousands):

	Ground Leases	Office and Equipment Leases	Total
2013	$1,165	$344	$1,510
2014	1,175	412	1,587
2015	1,177	423	1,600
2016	1,179	474	1,653
2017	1,243	483	1,726
Thereafter	15,221	2,948	18,169

Total	$21,160	$5,084	$26,245

During 2010, six officers of the Company resigned their responsibilities and were no longer employed by the Company. Subsequent to their resignation, the officers filed two lawsuits against the Company, the Company’s former parent, Redford Holdco, LLC (“Redford”) and certain individuals. The Company and other defendants filed counterclaims. In December 2010, a confidential settlement was reached and all litigation was dismissed. The Company’s costs related to defending itself and settling the claims related to this matter totaled $22.3 million through December 31, 2010, which is net of insurance proceeds of $2.0 million.

9. Fair Value Measurements

The Company’s assets and liabilities that are required to be measured at fair value in the Company’s consolidated financial statements are summarized below.

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011 (in thousands):

		Fair Value Hierarchy Level
	Fair Value	Level 1	Level 2	Level 3
December 31, 2012:
Derivatives:
Interest rate swaps	$(771)	$—	$(771)	$—
December 31, 2011:
Derivatives:
Interest rate cap	$16	$—	$16	$—
Transaction fee embedded derivative	$(2,587)	$—	$—	$(2,587)
Interest rate swap	$(116)	$—	$(116)	$—

The interest rate cap and the interest rate swaps are measured using a market approach, using prices obtained from a nationally recognized pricing service and pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 of the fair value hierarchy.

In July 2011, in connection with the Conversion Agreement, the Company recorded a derivative liability of $1.6 million related to the fair value of the 2% alternative transaction fee (see Note 4), which is considered an embedded derivative. The fair value of the embedded derivative is classified as Level 3 of the fair value hierarchy and determined based on a market participant’s view of the Conversion Agreement alternatives and the probability of an IPO occurring. As of December 31, 2011, the fair value of the derivative liability was $2.6 million. On September 25, 2012, the date of the completion of a qualifying IPO and TLC debt conversion, the fair value of the derivative liability was $6.6 million. For the year ended December 31, 2012, the Company recognized a loss of approximately $4.0 million, which is included in general and administrative expenses. Upon the TLC debt conversion, the fair value of the derivative liability was reclassified into stockholders’ equity.

The table below reflects the reconciliation for liabilities measured at fair value on a recurring basis and classified as Level 3 (in thousands):

Derivative Liabilities
Balance, December 31, 2010	$—
Issuance.	$(1,562)
Total losses included in earnings	(1,025)

Balance, December 31, 2011	$(2,587)
Total losses included in earnings	(4,013)

Balance, September 25, 2012	(6,600)
Amount transferred to stockholders’ equity	6,600

Balance, December 31, 2012	$—

Amount of losses included in earnings attributable to the change in unrealized losses related to liabilities still held at the reporting date	$—

The following table sets forth the Company’s assets that were accounted for at fair value on a nonrecurring basis as of December 31, 2012 and 2011 (in thousands):

			Fair Value Hierarchy Level			Impairment Charges
Description	Fair Value	Dispositions	Level 1	Level 2	Level 3
December 31, 2012:
Long-lived assets held and used	$27,449	$(425)	$—	$—	$27,874	$(7,404)
Lease intangible assets	—	—	—	—	—	(2,680)
Long-lived assets held for sale	4,184	(7,983)	—	—	12,167	(3,648)

						$(13,732)

December 31, 2011:
Long-lived assets held and used	$9,980	$(950)	$—	$—	$10,930	$(11,860)
Other assets	—	—	—	—	—	(105)
Lease intangible assets	113	—	—	—	113	(571)
Long-lived assets held for sale	9,634	(4,935)	—	—	14,569	(6,596)

						$(19,132)

The fair values of impaired real estate and intangible assets were determined by using the following information, depending on availability, in order of preference: signed purchase and sale agreement or letter of intent; recently quoted bid or ask prices, or market prices for comparable properties; estimates of cash flow, which consider, among other things, contractual and forecasted rental revenues, leasing assumptions, and expenses based upon market conditions; and expectations for the use of the real estate. Based on these inputs, the Company determined that its valuation of the impaired real estate and intangible assets falls within Level 3 of the fair value hierarchy.

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2012. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash and escrow deposits and accounts receivable and payable. Generally, these assets and liabilities are short-term in duration and are recorded at fair value on the consolidated balance sheets.

The estimated fair values of the fixed-rate mortgage and other loans receivable and the fixed-rate mortgages and notes payable have been derived based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads. The mortgage and other loans receivable and mortgages and notes payable were measured using a market approach from nationally recognized financial institutions with market observable inputs such as interest rates and credit analytics. These measurements are classified as Level 2 of the fair value hierarchy. The fair value of the Term Note was measured using an active market price at December 31, 2011 which is considered a Level 1 valuation method. The following table discloses fair value information for these financial instruments (in thousands):

	December 31, 2012		December 31, 2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Mortgage and other loans receivable	$51,862	$69,926	$65,477	$64,202
Mortgages and notes payable	1,894,878	2,112,670	1,901,411	1,889,159
Term Note payable	—	—	725,735	663,429

10. Significant Credit and Revenue Concentration

As of December 31, 2012, the Company’s real estate investments are operated by approximately 165 tenants that engage in retail, service and distribution activities across various industries throughout the United States. In February 2012, two of our tenants, Shopko Stores Operating Co., LLC (“Shopko”), and Pamida Stores Operating Co. LLC (“Pamida”), completed a merger. Each tenant operates in the general and discount retailer industry. Rental revenues from the combined company represent 29.4% of our total annual rent (from continuing and discontinued operations) as of December 31, 2012. Prior to the merger, rental revenues under a master lease agreement with Shopko totaled 26.7% and 25.6% of the Company’s total rental revenues (from continuing and discontinued operations) for each of the years ended December 31, 2011 and 2010, respectively. No other tenant contributed 10% or more of the Company’s total annual rent during any of the periods presented.

As of December 31, 2012, the combined properties that are operated by Shopko and Pamida represent approximately 28.4% of the Company’s total investment portfolio. As of the year ended December 31, 2011, the properties operated by Shopko under the master lease represented approximately 25.7% of the Company’s total investment portfolio.

11. Discontinued Operations

Periodically, the Company may sell real estate properties it owns. Gains and losses from any such dispositions of properties and all operations from these properties are required to be reclassified as “discontinued operations” in the consolidated statements of operations, as long as there is no significant continuing involvement in the future cash flows from these properties. As a result of this reporting requirement, each time a property is sold or classified as real estate assets held for sale, the operations of such property previously reported as part of “loss from continuing operations” are reclassified into “discontinued operations.” This presentation has no impact on net loss or cash flow. The net gains or losses from the real estate dispositions as well as the current and prior operations have been reclassified to discontinued operations as summarized below (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenues	$3,125	$4,964	$7,300
Expenses:
General and administrative	191	—	82
Property costs	369	1,125	1,628
Interest	—	516	927
Depreciation and amortization	1,497	2,869	4,408
Impairments	3,665	12,654	24,327

Total expenses	5,722	17,164	31,372

Loss from discontinued operations	(2,597)	(12,200)	(24,072)
Net losses on dispositions of real estate(a)	(3,349)	(2,736)	(391)

Total discontinued operations	$(5,946)	$(14,936)	$(24,463)

Number of properties disposed of during period(a)	41	33	5

12. Supplemental Cash Flow Information

Interest paid during the years ended December 31, 2012, 2011 and 2010, totaled $144.0 million, $148.1 million and $155.0 million, respectively. Income and franchise taxes paid, net of refunds, during the years ended December 31, 2012, 2011 and 2010 were $0.7 million, $0.4 million and $3.6 million, respectively. Franchise taxes are included in general and administrative expense in the accompanying consolidated statements of operations.

In December 2012, the Company declared a common stock dividend of $28.2 million, which was paid in January 2013. During the year ended December 31, 2012, the Company reduced its Term Note indebtedness by $330.0 million through the conversion of its TLC into shares of its common stock. Additionally, the Company repaid $3.5 million of mortgages and notes payable in conjunction with sales of certain real estate properties and paid $0.7 million of real estate acquisition costs accrued for at December 31, 2011. During the year ended December 31, 2011, the Company transferred ownership of six properties with a net book value of $11.8 million to the lender pursuant to a consensual, non-cash settlement of $12.4 million of debt. In addition, during the year ended December 31, 2011, the Company repaid $0.9 million of mortgages and notes payable in conjunction with sales of certain real estate properties and, as of December 31, 2011, had $0.7 million of real estate improvements and $2.4 million of deferred offering costs which had not yet been paid in cash.

13. Employee Benefit Plans

The Company has a defined contribution retirement savings plan qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to full-time employees who have completed at least six months of service with the Company. The Company provides a matching contribution in cash, up to a maximum of 4% of compensation, which vests immediately. The matching contributions made by the Company totaled approximately $180,000, $136,000 and $146,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

In September 2012, the Company adopted the Incentive Award Plan (the “Plan”) under which we may grant equity incentive awards to eligible employees, directors and other service providers. As of the date of the Plan’s adoption, an aggregate of approximately 3.1 million shares of common stock is available for issuance under the Plan. Awards under the Plan may be in the form of stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation rights, performance awards, stock payment awards, performance share awards, LTIP units and other incentive awards. If an award under the Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Plan.

Prior to the establishment of the Plan, the Company’s former parent, Redford, granted certain Company executives restricted non-incentive units in Redford having an aggregate fair market value of $8.0 million. An independent third party assisted the Company in determining the number of non-incentive units of Redford to be granted to aggregate $8.0 million in fair market value as of the grant date, December 15, 2011, based on the income and market approaches.

The Company executives who received restricted non-incentive units with Redford terminated and cancelled their respective non-incentive units prior to the completion of the Company’s IPO in September 2012, in exchange for a cumulative 470,590 shares of restricted common stock of the Company under the Plan with a grant date fair market value of approximately $7.1 million. The vesting terms of the restricted stock grants were substantially unchanged from those applicable to the Redford restricted non-incentive units, with 50% of such shares vesting upon the completion of the Company’s IPO, and the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of the Company’s IPO, or (ii) in full upon a subsequent “change of control” (as defined in each executive’s respective amended employment agreement) of the Company, subject, in each case, to the executive’s continued employment with the Company through the applicable vesting dates. The restricted common stock, which vested upon the completion of the IPO, has a 270 day lock up period following the vesting date.

The modification of these awards was deemed a “probable-to-probable” modification under ASC 718-20-55-107, and as such the total compensation expense to be recognized will be $8.0 million, the fair market value of the original awards which exceeded the grant date fair market value of the modified awards. Prior to the completion of the IPO, the Company did not recognize compensation costs related to these awards as the performance condition had not been met.

An additional 921,671 shares of restricted common stock were granted to certain directors, executive officers and other employees upon the completion of the IPO. These shares vest over the following service periods (subject to continued service through the applicable vesting date): 25,000 over a service period of 12 months; and 896,671 over a service period of three years. The grant date fair market value of these awards was approximately $14.1 million.

	Year Ended December 31, 2012
	Number of Shares	Weighted average price(1)
Outstanding non-vested shares, beginning of year	—
Shares granted	1,392,261	$15.84
Shares vested	(235,295)	$17.00
Shares forfeited	—

Outstanding non-vested shares, end of year	1,156,966	$15.61

There was no stock compensation expense in 2011 or 2010, as there were no stock grants that met recognition criteria in either of those periods.

(1)	Grant date fair value.

Historical staff turnover rates are used by the Company to estimate the forfeiture rate for its non-vested shares. Accordingly, changes in actual forfeiture rates will affect stock-based compensation expense during the applicable period.

Under the terms of the restricted common stock grants issued, holders of the non-vested shares are eligible to receive non-refundable dividends. In accordance with ASC 718-10-55-45, the Company charges to compensation expense the amount of dividends accrued and/or paid to the extent they relate to non-vested shares that are not expected to vest.

The amount of stock-based compensation expense recognized in general and administrative expenses was $5.9 million for the year ended December 31, 2012.

As of December 31, 2012, the remaining unamortized stock-based compensation expense totaled $15.7 million, which is recognized as the greater of the amount amortized on a straight-line basis over the service period of each applicable award or the amount vested over the vesting periods.

14. Loss Per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. The table below is a reconciliation of the numerator used in the computation of basic and diluted loss per share (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Loss from continuing operations	$(70,287)	$(48,927)	$(62,074)
Less: distributions to preferred stockholders	(63)	(16)	(15)

Loss from continuing operations attributable to common stockholders	(70,350)	(48,943)	(62,089)
Loss income from discontinued operations	(5,946)	(14,936)	(24,463)

Net loss attributable to common stockholders	$(76,296)	$(63,879)	$(86,552)

Weighted average number of shares of common stock outstanding:
Basic and diluted	41,277,353	25,863,976	25,863,976

For all periods presented, no potentially dilutive securities were included in computing loss per share of common stock as their effect would be anti-dilutive. Potentially dilutive securities excluded were the potential shares of common stock for the TLC debt conversion and non-vested restricted stock. These shares were not considered potentially dilutive for periods prior to 2012 as the related performance conditions had not been met. The weighted average number of shares of potentially dilutive securities during 2012 were as follows:

Twelve Months Ended December 31,
2012
TLC convertible debt	17,753,373
Non-vested shares of restricted stock	35,466

Potentially dilutive shares	17,788,839

15. Consolidated Quarterly Financial Data (In thousands, except share and per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year(2)
2012(1)
Total revenue	$69,936	$69,804	$70,392	$72,569	$282,701
Depreciation and amortization expense	27,448	27,467	27,532	28,156	110,603
Interest expense	39,073	42,158	42,115	33,518	156,864
Other expenses	16,483	8,814	18,628	9,074	52,999
Loss on debt extinguishment	—	—	(32,522)	—	(32,522)
(Loss) income from continuing operations	(13,068)	(8,635)	(50,405)	1,821	(70,287)
Income (loss) from discontinued operations	666	(147)	546	(7,011)	(5,946)
Net loss	(12,402)	(8,782)	(49,859)	(5,190)	(76,233)
Net loss attributable to common stockholders	(12,402)	(8,790)	(49,859)	(5,245)	(76,296)
Net loss per common share: Basic and diluted	(0.48)	(0.34)	(1.70)	(0.06)	(1.85)
Dividends declared per common share	—	—	—	0.3329	0.3329

2011(1)
Total revenue	$67,485	$67,831	$68,544	$68,836	$272,696
Depreciation and amortization expense	27,360	27,167	27,167	27,307	109,001
Interest expense	41,434	41,567	43,517	43,370	169,888
Other expenses	4,930	10,727	13,064	14,013	42,734
Loss from continuing operations	(6,239)	(11,630)	(15,204)	(15,854)	(48,927)
Loss from discontinued operations	(757)	(5,708)	(6,017)	(2,454)	(14,936)
Net loss	(6,996)	(17,338)	(21,221)	(18,308)	(63,863)
Net loss attributable to common stockholders	(6,996)	(17,346)	(21,221)	(18,316)	(63,879)
Net loss per common share:
Basic and diluted	(0.27)	(0.67)	(0.82)	(0.71)	(2.47)
Dividends paid per common share	—	—	—	0.15	0.15

(1)	The consolidated quarterly financial data includes revenues and expenses from our continuing and discontinued operations. The results of operations related to certain properties, classified as held for sale or disposed of, have been reclassified to income from discontinued operations. Therefore, some of the information may not agree to our previously filed quarterly reports on Form 10-Q.
(2)	Amounts for each period are calculated independently. The sum of the quarters may differ from the annual amount.

16. Subsequent Events

On January 22, 2013, the Company and Cole Credit Property Trust II, Inc. (“CCPT II”) announced that their boards of directors unanimously approved a definitive agreement to combine the companies through the merger of the Company with and into CCPT II, with CCPT II continuing as the surviving entity. CCPT II is a non-traded, SEC-registered REIT that invests primarily in freestanding, single-tenant buildings net leased to investment grade and other creditworthy tenants throughout the United States. Pursuant to the terms of the merger agreement, the Company’s stockholder will receive a fixed exchange ratio of 1.9048 shares of CCPT II common stock for each share of the Company common stock owned. The merger is subject to approval from the majority of both the Company’s and CCPT II stockholders and customary regulatory approvals and closing conditions. The Company’s largest stockholders, Macquarie Group (US) Holdings No. 1 Pty Limited, TPG-Axon Partners, LP and TPG-Axon Spirit Holdings Ltd., who together own approximately 15% of the Company, have executed voting agreements that state their intention to vote in favor of the merger. Following the effective time of the merger, the combined entity will operate under the name Spirit Realty Capital, Inc. and the existing management team of the Company will continue as the management team of the combined entity. At the effective time of the merger, the size of the board of directors of the combined entity will be set at nine, and all of the directors of the Company immediately prior to the completion of the merger and up to two individuals designated by CCPT II and reasonably satisfactory to the Company, will comprise the board of directors of the combined entity. It is anticipated that the shares of the combined company will be listed on the NYSE under the Company’s current ticker symbol “SRC”. The merger is expected to close in the third quarter of 2013.

In connection with the merger, the Operating Partnership has entered into a commitment letter with Barclays Bank PLC, pursuant to which Barclays Bank PLC has committed to provide, subject to the conditions set forth in the commitment letter, a $575 million secured term loan facility and a $50 million senior secured revolving credit facility.

SPIRIT REALTY CAPITAL, INC.

SCHEDULE III REAL ESTATE AND

ACCUMULATED DEPRECIATION

(Amounts in thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Restaurants
Adairsville, GA		(a)	557	318	—	—	557	318	875	(102)	1986	9/29/06	15 to 20 years
Addison, TX		(a)	1,615	2,476	—	—	1,615	2,476	4,091	(567)	1998	9/30/04	15 to 30 years
Akron, OH		(a)	247	198	—	—	247	198	445	(79)	1971	5/25/05	15 to 20 years
Akron, OH		(a)	218	273	—	—	218	273	491	(95)	1976	5/25/05	15 to 20 years
Akron, OH		(a)	310	394	—	—	310	394	704	(134)	1982	5/25/05	15 to 20 years
Albuquerque, NM		(a)	120	1,336	—	—	120	1,336	1,456	(241)	1999	12/30/04	30 to 30 years
Albuquerque, NM		(a)	1,036	1,655	—	—	1,036	1,655	2,691	(422)	1994	12/30/04	15 to 30 years
Alcoa, TN		(a)	228	219	—	—	228	219	447	(64)	1982	11/2/07	15 to 30 years
Alcoa, TN		(a)	483	318	—	—	483	318	801	(95)	1978	11/2/07	15 to 30 years
Alexandria, VA		(a)	1,024	202	—	5	1,024	207	1,231	(84)	1979	12/19/06	15 to 20 years
Alvin, TX		(a)	256	585	—	—	256	585	841	(339)	1997	12/30/04	10 to 15 years
Apopka, FL		(a)	1,038	482	—	—	1,038	482	1,520	(334)	1977	6/25/04	10 to 15 years
Apple Valley, MN		(a)	1,119	1,055	—	—	1,119	1,055	2,174	(270)	1999	9/24/04	15 to 30 years
Appleton, WI		(a)	727	1,329	—	9	727	1,338	2,065	(365)	1993	12/29/06	8 to 30 years
Ardmore, OK		(a)	1,332	1,466	—	—	1,332	1,466	2,798	(432)	1986	2/26/07	14 to 30 years
Arlington, TX		(a)	2,064	2,043	—	—	2,064	2,043	4,107	(462)	1995	9/30/04	15 to 30 years
Arlington, TX		(a)	1,301	1,032	—	—	1,301	1,032	2,333	(422)	1978	2/26/07	14 to 20 years
Athens, TN		(a)	388	748	—	—	388	748	1,136	(203)	1994	6/25/04	15 to 30 years
Athens, TN		(a)	197	341	—	176	197	517	714	(105)	1977	11/2/07	15 to 30 years
Atlanta, GA		(a)	513	483	—	—	513	483	996	(19)	2002	2/2/12	15 to 30 years
Atlanta, GA		(b)	265	476	—	—	265	476	741	(17)	1998	2/2/12	15 to 30 years
Atlanta, GA		(b)	488	653	—	—	488	653	1,141	(24)	1995	2/2/12	15 to 30 years
Auburn, CA		(a)	579	299	—	—	579	299	878	(81)	1992	12/29/06	15 to 30 years
Aurora, IL		(a)	286	726	—	—	286	726	1,012	(198)	1998	12/29/06	15 to 30 years
Aurora, IL		(a)	695	1,482	—	—	695	1,482	2,177	(329)	1997	3/7/07	15 to 30 years
Austell, GA		(a)	973	415	—	—	973	415	1,388	(103)	1993	2/28/06	15 to 30 years
Austell, GA		(a)	838	216	—	—	838	216	1,054	(125)	1962	2/28/06	15 to 20 years
Austintown Township, OH		(a)	1,106	450	—	—	1,106	450	1,556	(132)	1991	2/6/07	15 to 30 years
Baker, LA		(a)	254	468	—	—	254	468	722	(116)	1988	9/24/04	15 to 30 years
Bartonville, IL		(c)	410	856	—	—	410	856	1,266	—	1980	12/21/12	15 to 30 years
Baton Rouge, LA		(a)	594	417	—	—	594	417	1,011	(172)	1979	6/25/04	15 to 20 years
Baton Rouge, LA		(a)	565	286	—	—	565	286	851	(131)	1991	6/25/04	15 to 20 years
Baton Rouge, LA		(a)	401	567	—	—	401	567	968	(215)	1978	7/28/04	15 to 20 years
Baton Rouge, LA		(a)	747	558	—	—	747	558	1,305	(231)	1984	9/24/04	15 to 20 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Baton Rouge, LA		(a)	472	642	—	—	472	642	1,114	(166)	1987	9/24/04	15 to 30 years
Baton Rouge, LA		(a)	391	599	—	—	391	599	990	(204)	1983	9/24/04	15 to 20 years
Beaumont, TX		(a)	1,435	1,541	—	—	1,435	1,541	2,976	(394)	1997	6/29/07	15 to 40 years
Bellefontaine, OH		(a)	388	778	(12)	—	376	778	1,154	(249)	1989	12/29/06	15 to 20 years
Bentonville, AR		(a)	635	900	—	—	635	900	1,535	(228)	2004	7/7/05	15 to 30 years
Blakely, GA		(a)	288	744	—	—	288	744	1,032	(270)	1987	6/25/04	15 to 20 years
Bloomingdale, IL		(a)	426	1,956	—	—	426	1,956	2,382	(404)	1992	12/29/06	15 to 30 years
Blue Springs, MO		(c)	688	119	101	(119)	789	—	789	—	1994	9/23/05	38 to 38 years
Boardman Township, OH		(a)	1,560	557	—	—	1,560	557	2,117	(154)	1985	2/6/07	15 to 30 years
Boise, ID		(a)	809	601	(400)	(259)	409	342	751	(156)	1998	6/25/04	15 to 30 years
Bolingbrook, IL		(a)	762	821	—	—	762	821	1,583	(281)	1994	9/23/05	15 to 20 years
Boone, NC		(a)	750	379	—	—	750	379	1,129	(122)	2006	12/29/06	15 to 30 years
Borough Of Edinboro, PA		(a)	384	350	—	—	384	350	734	(116)	1973	2/6/07	15 to 30 years
Bowie, MD		(a)	333	173	—	123	333	296	629	(75)	1983	11/27/06	15 to 20 years
Bowie, MD		(c)	1,501	615	—	—	1,501	615	2,116	(167)	2004	12/31/07	15 to 40 years
Branson, MO		(a)	1,497	1,684	—	—	1,497	1,684	3,181	(462)	1994	9/23/05	15 to 30 years
Bristol, TN		(a)	484	134	—	—	484	134	618	(128)	1991	11/23/04	15 to 20 years
Bristol, TN		(c)	474	282	—	—	474	282	756	—	1985	12/21/12	10 to 15 years
Bristol, VA		(c)	492	366	—	—	492	366	858	—	1982	12/21/12	15 to 20 years
Bristol, VA		(c)	369	564	—	—	369	564	933	—	1991	12/21/12	15 to 20 years
Brunswick, GA		(a)	774	614	—	—	774	614	1,388	(213)	1999	9/24/04	15 to 20 years
Bryan, TX		(a)	739	700	—	—	739	700	1,439	(252)	1988	12/30/04	15 to 20 years
Buckhannon, WV		(c)	438	529	—	—	438	529	967	—	1978	12/21/12	15 to 20 years
Buffalo, MN		(a)	189	227	—	—	189	227	416	(81)	1978	5/24/05	15 to 20 years
Buffalo, NY		(a)	737	629	—	—	737	629	1,366	(140)	1993	11/10/05	15 to 30 years
Buffalo, NY		(a)	821	694	—	—	821	694	1,515	(157)	1976	11/10/05	15 to 30 years
Burlington, IA		(a)	304	588	—	—	304	588	892	(163)	1996	9/23/05	15 to 30 years
Burlington, IA		(a)	318	484	—	—	318	484	802	(138)	2006	9/23/05	15 to 30 years
Burr Ridge, IL		(a)	759	977	16	1,584	775	2,561	3,336	(396)	1997	6/25/04	15 to 30 years
Calhoun, GA		(b)	503	713	—	—	503	713	1,216	(27)	1988	2/2/12	15 to 30 years
Canton, MI		(a)	2,071	1,224	—	—	2,071	1,224	3,295	(388)	1996	6/25/04	15 to 30 years
Canton, OH		(a)	215	483	—	—	215	483	698	(144)	1974	5/25/05	15 to 20 years
Carrollton, GA		(a)	508	603	—	—	508	603	1,111	(134)	2000	2/28/06	15 to 40 years
Carrollton, GA		(b)	613	503	—	—	613	503	1,116	(27)	1988	2/2/12	15 to 20 years
Carrollton, KY		(a)	229	730	—	—	229	730	959	(169)	1990	12/29/06	13 to 28 years
Cartersville, GA		(a)	581	730	—	—	581	730	1,311	(198)	1997	2/28/06	15 to 30 years
Cartersville, GA		(a)	439	451	—	—	439	451	890	(145)	1990	2/28/06	15 to 30 years
Casper, WY		(a)	54	762	—	—	54	762	816	(158)	1969	12/29/06	15 to 30 years
Cedar Hill, TX		(a)	620	501	—	—	620	501	1,121	(158)	2005	12/29/06	15 to 30 years
Charleston, IL		(a)	272	220	—	—	272	220	492	(134)	1986	9/23/05	10 to 15 years
Chatsworth, GA		(a)	213	558	—	—	213	558	771	(131)	1979	11/2/07	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Chattanooga, TN		(a)	482	682	—	—	482	682	1,164	(188)	1997	6/25/04	15 to 30 years
Chattanooga, TN		(a)	600	389	—	—	600	389	989	(101)	1995	9/29/06	15 to 30 years
Chattanooga, TN		(a)	352	246	—	—	352	246	598	(101)	1984	11/2/07	15 to 30 years
Cheektowaga, NY		(a)	561	549	—	—	561	549	1,110	(133)	1985	11/10/05	15 to 30 years
Chesapeake, VA		(c)	1,046	334	—	75	1,046	409	1,455	(194)	1995	6/25/04	10 to 25 years
Cheyenne, WY		(a)	277	2,041	—	—	277	2,041	2,318	(584)	1928	12/29/06	15 to 20 years
Chicago, IL		(a)	313	275	—	—	313	275	588	(89)	1982	5/25/05	15 to 20 years
Chicago, IL		(a)	340	220	—	—	340	220	560	(83)	1975	5/25/05	15 to 20 years
Chicago, IL		(a)	242	244	—	—	242	244	486	(91)	1970	5/25/05	15 to 20 years
Chicago, IL		(a)	242	256	—	—	242	256	498	(87)	1974	5/25/05	15 to 20 years
Chicago, IL		(a)	258	310	—	—	258	310	568	(111)	1972	5/25/05	15 to 20 years
Chicago, IL		(a)	532	279	—	—	532	279	811	(96)	1982	5/25/05	15 to 20 years
Chicago, IL		(a)	572	198	—	—	572	198	770	(69)	1983	5/25/05	15 to 20 years
Chicago, IL		(a)	289	260	—	—	289	260	549	(86)	1982	5/25/05	15 to 20 years
Chicago, IL		(a)	976	271	—	—	976	271	1,247	(178)	1987	9/23/05	10 to 15 years
Chicago, IL		(a)	1,675	1,112	—	—	1,675	1,112	2,787	(271)	1999	12/29/06	15 to 30 years
Chickasha, OK		(a)	511	811	(126)	(165)	385	646	1,031	(281)	1982	9/23/05	15 to 20 years
Christiansburg, VA		(a)	666	168	—	—	666	168	834	(160)	1994	11/23/04	15 to 20 years
City of Ashtabula, OH		(a)	865	244	—	—	865	244	1,109	(92)	1975	2/6/07	15 to 30 years
City of Brooklyn, OH		(c)	1,226	672	—	—	1,226	672	1,898	(180)	2001	2/6/07	10 to 25 years
City of Canfield, OH		(a)	449	644	—	—	449	644	1,093	(167)	1973	2/6/07	15 to 30 years
City Of Corry, PA		(a)	411	279	—	—	411	279	690	(105)	1977	2/6/07	15 to 30 years
City of Erie, PA		(a)	855	147	—	—	855	147	1,002	(79)	1973	2/6/07	15 to 30 years
City of Middleburg Heights, OH		(a)	1,456	793	—	—	1,456	793	2,249	(200)	1987	2/6/07	15 to 30 years
City of Olean, NY		(a)	355	663	—	—	355	663	1,018	(173)	1977	2/6/07	15 to 30 years
City of Titusville, PA		(a)	247	438	—	—	247	438	685	(118)	1976	2/6/07	11 to 26 years
City of Warren, PA		(a)	383	427	—	—	383	427	810	(135)	1970	2/6/07	15 to 30 years
Clear Lake, IA		(a)	294	292	—	—	294	292	586	(100)	1980	5/24/05	15 to 20 years
Clearwater, FL		(c)	2,226	858	—	—	2,226	858	3,084	(209)	2004	12/31/07	15 to 40 years
Cleveland, TN		(a)	501	459	—	—	501	459	960	(106)	2004	12/29/06	15 to 40 years
Clinton, MD		(a)	300	193	—	152	300	345	645	(74)	1980	11/27/06	15 to 20 years
Clinton, TN		(a)	417	293	—	—	417	293	710	(96)	1994	11/2/07	15 to 30 years
Colonie, NY		(c)	1,321	991	(350)	(261)	971	730	1,701	(236)	1994	12/31/07	15 to 40 years
Colorado Springs, CO		(a)	674	519	—	—	674	519	1,193	(2)	1989	11/19/12	6 to 30 years
Columbia Heights, MN		(a)	289	131	—	—	289	131	420	(49)	1977	5/24/05	15 to 20 years
Columbus, MS		(a)	304	257	—	—	304	257	561	(89)	1977	3/31/04	14 to 30 years
Columbus, OH		(a)	268	354	—	—	268	354	622	(125)	1975	5/25/05	15 to 20 years
Columbus, OH		(a)	294	262	—	—	294	262	556	(102)	1976	5/25/05	15 to 20 years
Conyers, GA		(a)	463	557	—	—	463	557	1,020	(16)	2008	2/2/12	15 to 40 years
Conyers, GA		(b)	509	706	—	—	509	706	1,215	(26)	1984	2/2/12	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Copperas Cove, TX		(a)	479	591	—	—	479	591	1,070	(236)	1996	12/30/04	15 to 20 years
Council Bluffs, IA		(b)	393	484	—	—	393	484	877	(21)	2008	10/3/11	15 to 40 years
Covington, GA		(b)	526	665	—	—	526	665	1,191	(24)	2001	2/2/12	15 to 30 years
Crawfordsville, IN		(a)	557	624	—	—	557	624	1,181	(168)	1998	9/23/05	15 to 30 years
Creston, IA		(a)	103	180	—	—	103	180	283	(115)	1974	12/15/05	10 to 15 years
Crossville, TN		(a)	353	382	—	—	353	382	735	(67)	1977	9/1/05	15 to 40 years
Crossville, TN		(a)	220	288	—	176	220	464	684	(94)	1978	11/2/07	15 to 30 years
Culpepper, VA		(a)	367	169	—	—	367	169	536	(66)	1977	12/19/06	15 to 20 years
Cumming, GA		(a)	967	844	—	—	967	844	1,811	(235)	1986	9/24/04	15 to 30 years
Dallas, TX		(a)	1,053	412	—	—	1,053	412	1,465	(147)	1976	9/30/04	15 to 20 years
Dallas, TX		(a)	1,366	1,699	—	—	1,366	1,699	3,065	(369)	1997	9/30/04	15 to 30 years
Danville, IL		(a)	619	672	—	—	619	672	1,291	(201)	1995	12/29/06	15 to 30 years
Daphne, AL		(a)	695	302	—	—	695	302	997	(117)	1982	9/24/04	15 to 20 years
Davenport, IA		(b)	393	405	—	—	393	405	798	(33)	1989	10/3/11	15 to 20 years
Davenport, IA		(b)	291	633	—	—	291	633	924	(35)	1992	10/3/11	15 to 30 years
Davenport, IA		(b)	441	646	—	—	441	646	1,087	(39)	2002	10/3/11	15 to 30 years
Dayton, OH		(c)	1,026	907	—	—	1,026	907	1,933	(239)	2002	12/31/07	15 to 40 years
Dayton, OH		(a)	526	598	—	—	526	598	1,124	(207)	1982	3/7/07	12 to 17 years
Dayton, TN		(a)	308	291	—	176	308	467	775	(94)	1979	11/2/07	15 to 30 years
De Witt, IA		(a)	248	333	—	—	248	333	581	(137)	1984	9/23/05	15 to 20 years
Decatur, GA		(b)	677	539	—	—	677	539	1,216	(20)	1989	2/2/12	15 to 30 years
Decatur, IL		(a)	940	126	—	—	940	126	1,066	(198)	1992	9/23/05	15 to 20 years
Decorah, IA		(a)	207	91	—	—	207	91	298	(64)	1985	9/23/05	10 to 15 years
Deerfield Beach, FL		(a)	668	295	—	—	668	295	963	(97)	1970	9/24/04	15 to 30 years
Dekalb, IL		(a)	1,423	1,552	—	—	1,423	1,552	2,975	(407)	1996	12/29/06	15 to 30 years
Denham Springs, LA		(a)	419	594	—	—	419	594	1,013	(209)	1983	9/24/04	15 to 20 years
Des Moines, IA		(a)	137	196	—	—	137	196	333	(75)	1966	9/23/05	15 to 20 years
Detroit, MI		(a)	425	200	—	—	425	200	625	(80)	1977	5/25/05	15 to 20 years
Detroit, MI		(a)	351	209	—	—	351	209	560	(81)	1977	5/25/05	15 to 20 years
Detroit, MI		(a)	426	223	—	—	426	223	649	(89)	1979	5/25/05	15 to 20 years
Detroit, MI		(a)	413	235	—	—	413	235	648	(90)	1977	5/25/05	15 to 20 years
Detroit, MI		(a)	301	219	—	—	301	219	520	(81)	1972	5/25/05	15 to 20 years
Detroit, MI		(a)	270	305	—	—	270	305	575	(98)	1976	5/25/05	15 to 20 years
Detroit, MI		(a)	271	157	—	—	271	157	428	(62)	1978	5/25/05	15 to 20 years
Detroit, MI		(a)	385	258	—	—	385	258	643	(101)	1979	5/25/05	15 to 20 years
Detroit, MI		(a)	428	189	—	—	428	189	617	(75)	1979	5/25/05	15 to 20 years
Detroit, MI		(a)	614	688	—	—	614	688	1,302	(234)	1987	12/21/07	13 to 18 years
Dickinson, ND		(a)	616	1,301	—	—	616	1,301	1,917	(241)	2003	12/29/06	15 to 40 years
Douglasville, GA		(a)	712	669	—	—	712	669	1,381	(143)	2003	2/28/06	15 to 40 years
Douglasville, GA		(a)	764	941	—	—	764	941	1,705	(223)	1990	2/28/06	15 to 30 years
Douglasville, GA		(a)	452	570	—	—	452	570	1,022	(20)	1974	2/2/12	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Dubuque, IA		(a)	479	298	—	—	479	298	777	(211)	1970	9/23/05	10 to 15 years
Duluth, MN		(a)	74	423	—	—	74	423	497	(77)	1915	5/24/05	15 to 30 years
Duluth, MN		(a)	294	221	—	—	294	221	515	(68)	1968	5/24/05	15 to 20 years
Dyersville, IA		(a)	267	513	—	—	267	513	780	(206)	1983	9/23/05	14 to 20 years
E Aurora, NY		(a)	424	584	—	—	424	584	1,008	(196)	1982	11/10/05	15 to 20 years
Eagle Pass, TX		(a)	976	2,385	—	—	976	2,385	3,361	(429)	2001	4/1/05	15 to 40 years
East Ellijay, GA		(a)	562	354	—	—	562	354	916	(140)	1984	12/29/05	15 to 20 years
East Moline, IL		(b)	415	471	—	—	415	471	886	(36)	1982	10/3/11	15 to 20 years
East St. Louis, IL		(a)	117	334	—	—	117	334	451	(82)	1990	5/25/05	15 to 30 years
Edinburg, TX		(a)	1,091	2,217	—	—	1,091	2,217	3,308	(406)	2000	4/1/05	15 to 40 years
Effingham, IL		(a)	539	575	—	—	539	575	1,114	(161)	1985	9/23/05	15 to 30 years
Effingham, IL		(a)	357	228	—	—	357	228	585	(160)	1973	9/23/05	10 to 15 years
El Paso, TX		(a)	609	1,810	—	—	609	1,810	2,419	(326)	1999	4/29/05	15 to 40 years
Elgin, IL		(a)	1,142	1,451	—	—	1,142	1,451	2,593	(377)	1996	12/29/06	15 to 30 years
Elizabethon, TN		(a)	655	129	—	—	655	129	784	(130)	1993	12/15/04	15 to 20 years
Elizabethton, TN		(c)	735	278	—	—	735	278	1,013	—	1971	12/21/12	15 to 20 years
Elk River, MN		(a)	314	255	—	—	314	255	569	(70)	1988	5/24/05	15 to 30 years
Elmwood Park, IL		(a)	650	380	—	—	650	380	1,030	(131)	1993	9/23/05	15 to 20 years
Emmitsburg, MD		(a)	141	182	—	—	141	182	323	(60)	1981	11/27/06	15 to 20 years
Ephrate, PA		(a)	685	231	—	—	685	231	916	(109)	1978	1/30/06	15 to 20 years
Escanaba, MI		(a)	772	767	—	—	772	767	1,539	(270)	1984	12/29/05	15 to 20 years
Eureka, IL		(c)	307	338	—	—	307	338	645	—	1980	12/21/12	10 to 15 years
Eustis, FL		(a)	451	377	—	—	451	377	828	(237)	1969	12/30/04	10 to 15 years
Evansville, IN		(a)	270	231	—	—	270	231	501	(42)	1999	6/25/04	30 to 30 years
Fairborn, OH		(a)	923	468	—	—	923	468	1,391	(155)	1998	6/25/04	15 to 30 years
Fairview Heights, IL		(c)	1,020	826	—	—	1,020	826	1,846	(261)	1972	12/31/07	15 to 30 years
Fayetteville, NC		(a)	470	629	—	—	470	629	1,099	(162)	1999	9/29/06	15 to 30 years
Fayetteville, NC		(a)	489	612	—	—	489	612	1,101	(149)	1987	9/29/06	15 to 30 years
Fayetteville, NC		(a)	607	1,020	—	—	607	1,020	1,627	(282)	1996	9/29/06	15 to 30 years
Ferguson, MO		(a)	293	212	—	—	293	212	505	(85)	1974	5/25/05	15 to 20 years
Flint, MI		(a)	340	258	—	—	340	258	598	(100)	1979	5/25/05	15 to 20 years
Florence, KY		(a)	524	209	—	—	524	209	733	(96)	1992	9/24/04	15 to 30 years
Forest City, IA		(a)	251	244	—	—	251	244	495	(117)	1985	5/24/05	15 to 20 years
Forest Park, GA		(b)	292	460	—	—	292	460	752	(16)	1986	2/2/12	15 to 30 years
Forsyth, GA		(a)	495	1,007	—	—	495	1,007	1,502	(243)	1984	1/12/06	15 to 30 years
Fort Lauderdale, FL		(a)	601	121	—	—	601	121	722	(116)	1984	9/24/04	10 to 15 years
Fort Lauderdale, FL		(a)	411	346	—	—	411	346	757	(86)	1998	12/29/06	15 to 30 years
Fort Pierce, FL		(a)	667	184	—	—	667	184	851	(79)	1999	9/24/04	15 to 30 years
Fort Smith, AR		(a)	1,503	1,323	—	—	1,503	1,323	2,826	(503)	1993	9/23/05	15 to 20 years
Fort Smith, AR		(a)	478	987	—	—	478	987	1,465	(183)	1995	7/30/07	13 to 38 years
Fort Wayne, IN		(a)	660	204	—	—	660	204	864	(163)	1982	9/23/05	10 to 15 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Fort Wayne, IN		(a)	989	2,057	—	—	989	2,057	3,046	(426)	2001	11/10/05	15 to 30 years
Fort Wayne, IN		(c)	1,110	817	—	—	1,110	817	1,927	(240)	2003	12/31/07	15 to 40 years
Foster Township, PA		(a)	368	255	—	—	368	255	623	(87)	1977	2/6/07	15 to 30 years
Fountain Hills, AZ		(a)	825	561	—	—	825	561	1,386	(187)	1995	9/24/04	15 to 30 years
Frederick, MD		(a)	440	236	—	—	440	236	676	(79)	1977	11/27/06	15 to 20 years
Fredonia, NY		(a)	262	312	—	—	262	312	574	(227)	1973	12/29/06	10 to 15 years
Ft Madison, IA		(c)	191	620	—	—	191	620	811	—	1980	12/21/12	15 to 30 years
Ft. Collins, CO		(a)	1,351	1,445	(265)	(275)	1,086	1,170	2,256	(259)	2003	12/29/06	15 to 40 years
Ft. Myers, FL		(c)	2,417	707	(43)	(12)	2,374	695	3,069	(209)	1994	12/31/07	15 to 40 years
Gadsden, AL		(a)	626	1,439	(229)	(506)	397	933	1,330	(177)	2007	12/21/07	10 to 50 years
Garner, NC		(a)	600	765	—	—	600	765	1,365	(205)	1995	9/29/06	15 to 30 years
Gary, IN		(a)	109	410	—	—	109	410	519	(130)	1980	5/25/05	15 to 20 years
Gary, IN		(a)	210	318	—	—	210	318	528	(125)	1979	5/25/05	15 to 20 years
Gary, IN		(a)	161	493	—	—	161	493	654	(165)	1973	5/25/05	15 to 20 years
Geneva, AL		(a)	522	570	—	—	522	570	1,092	(358)	1990	6/25/04	10 to 15 years
Geneva, NY		(a)	177	139	—	—	177	139	316	(91)	1975	12/21/07	8 to 13 years
Gilbert, AZ		(a)	643	1,669	—	—	643	1,669	2,312	(69)	2006	10/28/11	14 to 39 years
Gilman, IL		(a)	219	414	—	—	219	414	633	(163)	1998	9/23/05	15 to 20 years
Glendale, AZ		(a)	1,480	1,329	—	—	1,480	1,329	2,809	(304)	1996	6/25/04	15 to 30 years
Glendale, AZ		(a)	1,236	272	—	—	1,236	272	1,508	(140)	1995	6/25/04	15 to 20 years
Greensboro, NC		(c)	1,009	444	—	—	1,009	444	1,453	(169)	2003	12/31/07	15 to 40 years
Greenville, TN		(a)	289	311	—	—	289	311	600	(184)	1972	9/1/05	10 to 15 years
Greenville, TX		(a)	223	304	—	—	223	304	527	(98)	1985	12/29/05	15 to 20 years
Grove City Borough, PA		(a)	531	495	—	—	531	495	1,026	(141)	1976	2/6/07	15 to 30 years
Gulfport, MS		(a)	652	442	—	542	652	984	1,636	(238)	1985	9/24/04	15 to 20 years
Gurnee, IL		(a)	586	619	—	—	586	619	1,205	(220)	1995	6/25/04	15 to 20 years
Hagerstown, MD		(a)	546	342	—	—	546	342	888	(120)	1975	11/27/06	15 to 20 years
Hamilton, NY		(a)	145	152	—	—	145	152	297	(64)	1982	12/21/07	13 to 18 years
Hampton, GA		(b)	568	648	—	—	568	648	1,216	(24)	2002	2/2/12	15 to 30 years
Harborcreek Township, PA		(a)	575	740	—	—	575	740	1,315	(182)	1974	2/6/07	15 to 30 years
Harriman, TN		(a)	387	502	—	—	387	502	889	(151)	1976	9/1/05	15 to 20 years
Harriman, TN		(a)	314	143	—	176	314	319	633	(72)	1979	11/2/07	15 to 30 years
Harrisburg, PA		(a)	762	241	—	176	762	417	1,179	(129)	1977	1/30/06	15 to 20 years
Harrisburg, PA		(a)	611	239	—	—	611	239	850	(147)	1978	1/30/06	15 to 20 years
Harrisburg, PA		(a)	423	307	—	—	423	307	730	(98)	1973	1/30/06	15 to 20 years
Harvey, IL		(a)	361	269	(80)	—	281	269	550	(274)	1978	5/25/05	15 to 20 years
Havana, IL		(c)	439	297	—	—	439	297	736	—	1980	12/21/12	10 to 15 years
Hermitage, PA		(c)	604	717	—	—	604	717	1,321	(192)	1978	2/6/07	10 to 25 years
Hibbing, MN		(a)	242	298	—	—	242	298	540	(73)	1979	5/24/05	15 to 30 years
Hickory, NC		(a)	292	818	—	—	292	818	1,110	(165)	2000	9/29/06	15 to 40 years
Hickory, NC		(a)	1,105	851	—	—	1,105	851	1,956	(381)	1995	12/29/06	13 to 28 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Hilliard, OH		(a)	1,149	1,291	—	—	1,149	1,291	2,440	(348)	1997	9/24/04	15 to 30 years
Hiram, GA		(a)	1,006	1,142	—	—	1,006	1,142	2,148	(305)	1987	2/28/06	15 to 30 years
Hodgkins, IL		(a)	1,230	2,048	—	—	1,230	2,048	3,278	(468)	1993	12/29/06	15 to 30 years
Hope Mills, NC		(a)	408	930	—	—	408	930	1,338	(212)	1990	9/29/06	15 to 30 years
Hornell, NY		(a)	306	344	—	—	306	344	650	(247)	1978	12/29/06	10 to 15 years
Houston, TX		(a)	1,286	263	—	—	1,286	263	1,549	(103)	1996	6/25/04	15 to 40 years
Houston, TX		(a)	1,098	439	—	—	1,098	439	1,537	(198)	1995	6/25/04	15 to 40 years
Houston, TX		(a)	1,156	352	—	—	1,156	352	1,508	(165)	1995	6/25/04	15 to 30 years
Houston, TX		(a)	1,086	413	—	—	1,086	413	1,499	(167)	1994	6/25/04	15 to 40 years
Houston, TX		(a)	585	561	—	—	585	561	1,146	(339)	1979	12/30/04	10 to 15 years
Houston, TX		(a)	592	302	—	—	592	302	894	(102)	1979	9/28/06	15 to 20 years
Houston, TX		(a)	2,844	1,620	—	—	2,844	1,620	4,464	(435)	1994	6/29/07	15 to 30 years
Houston, TX		(a)	2,348	1,348	—	—	2,348	1,348	3,696	(397)	1997	6/29/07	15 to 30 years
Howland Township, OH		(a)	973	640	—	—	973	640	1,613	(168)	1999	2/6/07	15 to 30 years
Hudson, NC		(a)	794	616	—	—	794	616	1,410	(160)	1998	9/29/06	15 to 40 years
Hyattsville, MD		(a)	702	245	—	—	702	245	947	(95)	1985	11/27/06	15 to 20 years
Independence, IA		(a)	223	473	—	—	223	473	696	(298)	1976	9/23/05	10 to 15 years
Independence, MO		(a)	1,450	1,967	—	—	1,450	1,967	3,417	(386)	2002	6/29/07	15 to 40 years
Independence, MO		(b)	396	1,074	—	—	396	1,074	1,470	(57)	1984	10/3/11	15 to 30 years
Independence, OH		(a)	496	488	—	—	496	488	984	(112)	1977	6/12/08	13 to 28 years
Indianapolis, IN		(a)	460	587	—	—	460	587	1,047	(145)	1998	9/24/04	15 to 30 years
Indianapolis, IN		(a)	258	262	—	—	258	262	520	(106)	1970	5/25/05	15 to 20 years
Indianapolis, IN		(a)	266	310	—	—	266	310	576	(113)	1971	5/25/05	15 to 20 years
Indianapolis, IN		(a)	170	749	—	—	170	749	919	(222)	1983	5/25/05	15 to 20 years
Indianapolis, IN		(a)	449	153	—	—	449	153	602	(80)	1968	5/25/05	15 to 20 years
Indianapolis, IN		(a)	370	150	—	—	370	150	520	(72)	1970	5/25/05	15 to 20 years
Indianapolis, IN		(a)	1,971	2,295	—	—	1,971	2,295	4,266	(371)	2003	11/10/05	15 to 40 years
Jackson, GA		(b)	467	729	—	—	467	729	1,196	(29)	1992	2/2/12	15 to 30 years
Jacksonville, FL		(a)	480	631	—	—	480	631	1,111	(169)	1998	9/24/04	15 to 30 years
Jacksonville, FL		(a)	930	910	—	—	930	910	1,840	(235)	1986	9/24/04	15 to 30 years
Jacksonville, FL		(a)	872	509	—	—	872	509	1,381	(191)	1984	9/24/04	15 to 20 years
Jacksonville, FL		(a)	487	871	—	—	487	871	1,358	(264)	1985	12/30/04	15 to 20 years
Jamestown, NY		(a)	508	573	—	—	508	573	1,081	(195)	1988	11/10/05	15 to 20 years
Jockson Township, OH		(a)	1,325	781	—	—	1,325	781	2,106	(196)	1989	2/6/07	15 to 30 years
Johnson City, TN		(c)	718	450	—	—	718	450	1,168	—	1983	12/21/12	15 to 20 years
Joliet, IL		(a)	245	193	—	—	245	193	438	(81)	1985	5/25/05	15 to 20 years
Joliet, IL		(a)	1,994	1,207	—	—	1,994	1,207	3,201	(361)	1996	12/29/06	15 to 30 years
Jonesborough, TN		(c)	576	329	—	—	576	329	905	—	1987	12/21/12	15 to 20 years
Kansas City, KS		(b)	594	904	—	—	594	904	1,498	(51)	1999	10/3/11	15 to 30 years
Kansas City, KS		(a)	349	425	—	—	349	425	774	(23)	1977	10/3/11	14 to 29 years
Kansas City, MO		(b)	334	654	—	—	334	654	988	(37)	1985	10/3/11	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Kansas City, MO		(a)	245	447	—	—	245	447	692	(22)	1985	10/3/11	14 to 29 years
Kennesaw, GA		(a)	907	499	—	—	907	499	1,406	(139)	2001	2/28/06	15 to 40 years
Kennesaw, GA		(a)	487	334	—	—	487	334	821	(17)	1991	2/2/12	15 to 20 years
Kimball, TN		(a)	367	283	—	176	367	459	826	(96)	1987	11/2/07	15 to 30 years
Kingsport, TN		(a)	592	200	—	—	592	200	792	(186)	1992	11/23/04	15 to 20 years
Kingsport, TN		(c)	384	877	—	—	384	877	1,261	—	1992	12/21/12	15 to 30 years
Kingwood, TX		(a)	936	387	—	—	936	387	1,323	(173)	1994	6/25/04	15 to 30 years
Kingwood, WV		(c)	618	677	—	—	618	677	1,295	—	1979	12/21/12	15 to 20 years
Knoxville, TN		(a)	635	227	—	—	635	227	862	(164)	1995	11/23/04	15 to 20 years
Knoxville, TN		(a)	547	230	—	—	547	230	777	(206)	1987	11/23/04	10 to 15 years
Knoxville, TN		(a)	332	185	—	—	332	185	517	(69)	1977	9/1/05	15 to 20 years
Knoxville, TN		(a)	561	305	—	—	561	305	866	(97)	1975	9/1/05	15 to 20 years
Knoxville, TN		(a)	296	343	—	176	296	519	815	(99)	1978	11/2/07	15 to 30 years
Knoxville, TN		(a)	172	700	—	—	172	700	872	(142)	1991	11/2/07	15 to 30 years
La Mesa, CA		(a)	1,312	360	—	—	1,312	360	1,672	(239)	1984	7/28/04	10 to 15 years
La Vista, NE		(b)	499	664	—	—	499	664	1,163	(34)	1992	10/3/11	15 to 30 years
Lafayette, GA		(a)	246	434	—	176	246	610	856	(118)	1991	11/2/07	15 to 30 years
Lakeville, MN		(a)	342	439	—	—	342	439	781	(101)	1988	5/24/05	15 to 30 years
Lancaster, PA		(a)	308	161	—	—	308	161	469	(66)	1977	7/25/06	15 to 30 years
Lander, WY		(a)	57	1,010	—	—	57	1,010	1,067	(293)	1883	12/29/06	15 to 20 years
Lanham, MD		(a)	302	193	—	86	302	279	581	(75)	1980	11/27/06	15 to 20 years
Lebanon, PA		(a)	616	316	—	176	616	492	1,108	(136)	1980	1/30/06	15 to 20 years
Leeds, AL		(a)	907	926	—	31	907	957	1,864	(409)	2003	9/26/06	9 to 40 years
Lees Summit, MO		(a)	590	69	55	(69)	645	—	645	—	1995	9/23/05	20 to 20 years
Lewis Center, OH		(a)	626	560	—	—	626	560	1,186	(157)	1998	6/25/04	15 to 30 years
Lexington, KY		(a)	636	362	—	—	636	362	998	(228)	1978	12/30/04	10 to 15 years
Lexington, KY		(a)	713	451	—	—	713	451	1,164	(285)	1976	1/26/05	10 to 15 years
Lexington, KY		(a)	1,267	944	—	—	1,267	944	2,211	(341)	1996	2/26/07	14 to 30 years
Lillington, NC		(a)	419	687	—	—	419	687	1,106	(143)	1992	9/29/06	15 to 40 years
Lincoln, IL		(a)	203	616	—	—	203	616	819	(207)	1990	9/23/05	15 to 20 years
Lithia Springs, GA		(b)	323	408	—	—	323	408	731	(15)	2001	2/2/12	15 to 30 years
Little Rock, AR		(a)	917	847	—	—	917	847	1,764	(224)	2004	7/7/05	15 to 30 years
Little Rock, AR		(a)	699	1,700	—	—	699	1,700	2,399	(541)	1972	2/26/07	14 to 20 years
Lone Tree, CO		(a)	1,717	1,117	—	—	1,717	1,117	2,834	(337)	2000	9/25/07	13 to 38 years
Louisville, KY		(a)	334	251	—	—	334	251	585	(82)	1991	9/24/04	15 to 20 years
Louisville, KY		(a)	1,010	577	—	—	1,010	577	1,587	(159)	1994	11/10/05	15 to 30 years
Louisville, KY		(a)	854	514	—	—	854	514	1,368	(143)	1994	11/10/05	15 to 30 years
Lubbock, TX		(a)	534	592	—	—	534	592	1,126	(164)	1997	12/30/04	15 to 30 years
Lubbock, TX		(a)	687	856	—	—	687	856	1,543	(225)	2003	7/7/05	15 to 30 years
Lufkin, TX		(a)	927	790	—	—	927	790	1,717	(397)	1970	2/26/07	14 to 20 years
Mableton, GA		(a)	454	826	—	—	454	826	1,280	(177)	1987	2/28/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Mableton, GA		(a)	634	578	—	—	634	578	1,212	(137)	1981	2/28/06	15 to 30 years
Madill, OK		(a)	352	648	—	—	352	648	1,000	(422)	1972	6/25/04	10 to 15 years
Madison, GA		(a)	892	739	—	—	892	739	1,631	(189)	1989	1/12/06	15 to 40 years
Madisonville, KY		(a)	1,198	819	—	—	1,198	819	2,017	(221)	1990	9/24/04	15 to 30 years
Manchester, IA		(a)	351	495	—	—	351	495	846	(311)	1977	9/23/05	10 to 15 years
Mansfield, OH		(a)	225	327	—	—	225	327	552	(106)	1972	5/25/05	15 to 20 years
Mansfield, TX		(a)	472	760	—	—	472	760	1,232	(223)	1991	12/29/06	15 to 30 years
Maple Grove, MN		(a)	1,852	1,096	—	—	1,852	1,096	2,948	(322)	1997	9/24/04	15 to 30 years
Maplewood, MN		(a)	214	250	—	—	214	250	464	(80)	1968	5/24/05	15 to 20 years
Maplewood, MO		(a)	180	225	—	—	180	225	405	(80)	1980	5/25/05	15 to 20 years
Maquoketa, IA		(a)	184	90	—	—	184	90	274	(79)	1973	9/23/05	10 to 15 years
Marietta, GA	1,571		3,908	8,630	—	—	3,908	8,630	12,538	(1,940)	1992	10/15/04	15 to 30 years
Marietta, GA		(a)	797	428	—	—	797	428	1,225	(142)	1990	2/28/06	15 to 30 years
Marion, IN		(a)	503	153	—	—	503	153	656	(76)	1990	9/24/04	15 to 20 years
Mars, PA		(a)	946	2,221	—	—	946	2,221	3,167	(523)	1990	6/25/04	15 to 30 years
Marshall, MN		(a)	121	239	—	—	121	239	360	(79)	1975	5/24/05	15 to 20 years
Martinsburg, WV		(a)	887	992	—	—	887	992	1,879	(254)	1999	12/29/05	15 to 30 years
Maryville, TN		(a)	810	306	—	—	810	306	1,116	(155)	1993	11/23/04	15 to 20 years
Matteson, IL		(a)	1,482	1,568	—	—	1,482	1,568	3,050	(393)	1999	12/29/06	15 to 30 years
Maumee, OH		(a)	1,505	1,817	(754)	(667)	751	1,150	1,901	(426)	1997	9/24/04	15 to 30 years
Mayfield, KY		(a)	307	596	—	—	307	596	903	(193)	1997	6/25/04	15 to 30 years
Mayfield, KY		(a)	316	603	—	—	316	603	919	(174)	1986	9/29/06	12 to 27 years
McAllen, TX		(a)	1,819	1,188	—	—	1,819	1,188	3,007	(385)	1997	6/29/07	15 to 30 years
McDonough, GA		(a)	938	697	—	—	938	697	1,635	(204)	1985	9/24/04	15 to 30 years
Mebane, NC		(a)	846	682	—	—	846	682	1,528	(167)	1993	9/29/06	15 to 30 years
Mechanicsburg, PA		(a)	801	481	—	—	801	481	1,282	(189)	1995	1/30/06	15 to 20 years
Mechanicsburg, PA		(a)	874	1,033	—	—	874	1,033	1,907	(207)	2002	1/17/07	15 to 40 years
Melbourne, FL		(c)	2,005	794	—	—	2,005	794	2,799	(238)	1986	12/31/07	15 to 40 years
Mentor, OH		(c)	873	790	—	—	873	790	1,663	(214)	2003	12/31/07	15 to 40 years
Mesa, AZ		(a)	1,318	234	—	—	1,318	234	1,552	(136)	1995	6/25/04	15 to 20 years
Mesa, AZ		(a)	676	911	—	—	676	911	1,587	(46)	1978	10/28/11	14 to 39 years
Miami, FL		(a)	602	14	—	—	602	14	616	(105)	1978	9/24/04	10 to 15 years
Miami, FL		(a)	596	105	—	—	596	105	701	(88)	1978	9/24/04	10 to 15 years
Midlothian, VA		(a)	823	1,151	—	—	823	1,151	1,974	(231)	1994	11/28/06	15 to 30 years
Milan, IL		(b)	161	533	—	—	161	533	694	(26)	1997	10/3/11	15 to 30 years
Millcreek Township, PA		(a)	463	565	—	—	463	565	1,028	(149)	1973	2/6/07	15 to 30 years
Milwaukee, WI		(a)	867	1,867	(525)	(1,045)	342	822	1,164	(402)	2001	12/29/06	13 to 30 years
Minneapolis, MN		(a)	205	197	—	—	205	197	402	(64)	1978	5/24/05	15 to 20 years
Mobile, AL		(a)	587	487	—	—	587	487	1,074	(158)	1985	9/24/04	15 to 20 years
Moline, IL		(b)	424	520	—	—	424	520	944	(25)	2009	10/3/11	15 to 40 years
Moncks Corner, SC		(a)	573	466	—	—	573	466	1,039	(191)	1998	9/24/04	15 to 20 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Monroe Township, PA		(a)	426	653	—	—	426	653	1,079	(175)	1976	2/6/07	15 to 30 years
Mooresville, IN		(a)	560	549	—	—	560	549	1,109	(214)	1998	9/23/05	15 to 20 years
Morristown, TN		(a)	588	781	—	—	588	781	1,369	(175)	1987	9/1/05	15 to 30 years
Morristown, TN		(a)	436	290	—	—	436	290	726	(103)	1976	9/1/05	15 to 20 years
Morrow, GA		(a)	652	450	—	—	652	450	1,102	(122)	1995	2/28/06	15 to 30 years
Morrow, GA		(b)	530	568	—	—	530	568	1,098	(18)	2006	2/2/12	15 to 40 years
Moss Point, MS		(a)	320	302	—	—	320	302	622	(182)	1984	9/24/04	10 to 15 years
Mount Carmel, TN		(c)	499	536	—	—	499	536	1,035	—	1988	12/21/12	15 to 30 years
Mount Pleasant, MI		(a)	485	642	—	—	485	642	1,127	(161)	1997	12/29/05	15 to 30 years
Mt. Pleasant, MI		(a)	657	854	—	—	657	854	1,511	(200)	2010	12/29/06	13 to 38 years
Muskogee, OK		(a)	968	1,259	—	—	968	1,259	2,227	(407)	1984	2/26/07	14 to 30 years
Nappanee, IN		(c)	301	413	—	—	301	413	714	(155)	2005	12/21/07	15 to 20 years
New Albany, IN		(a)	497	278	—	—	497	278	775	(99)	1992	9/24/04	15 to 30 years
New Cumberland, PA		(a)	634	278	—	176	634	454	1,088	(133)	1990	1/30/06	15 to 20 years
New Orleans, LA		(a)	312	240	—	—	312	240	552	(85)	1991	9/24/04	15 to 30 years
Newport News, VA		(c)	1,184	311	—	—	1,184	311	1,495	(165)	1995	6/25/04	10 to 25 years
Niagara Falls, NY		(a)	1,359	551	—	—	1,359	551	1,910	(159)	1979	11/10/05	15 to 30 years
Norcross, GA		(a)	678	402	—	—	678	402	1,080	(138)	1982	2/28/06	15 to 20 years
Normal, IL		(c)	394	240	—	—	394	240	634	—	1980	12/21/12	10 to 15 years
Norman, OK		(a)	1,466	2,294	—	—	1,466	2,294	3,760	(605)	1992	7/2/07	15 to 30 years
Normandy, MO		(a)	265	329	—	—	265	329	594	(117)	1978	5/25/05	15 to 20 years
North Canton, OH		(a)	484	497	(14)	—	470	497	967	(176)	1989	12/29/06	15 to 20 years
North Little Rock, AR		(a)	1,398	1,289	—	—	1,398	1,289	2,687	(459)	1993	9/23/05	15 to 20 years
Oak Ridge, TN		(a)	419	634	—	—	419	634	1,053	(165)	1995	6/25/04	15 to 30 years
Oak Ridge, TN		(a)	669	548	—	—	669	548	1,217	(119)	1976	9/1/05	15 to 30 years
Omaha, NE		(b)	477	408	—	—	477	408	885	(20)	1994	10/3/11	15 to 30 years
Omaha, NE		(b)	539	380	—	—	539	380	919	(15)	2006	10/3/11	15 to 40 years
Orange City, FL		(a)	409	694	—	—	409	694	1,103	(250)	1984	9/24/04	11 to 20 years
Orlando, FL		(a)	1,249	729	—	—	1,249	729	1,978	(286)	1985	6/25/04	15 to 20 years
Orlando, FL		(a)	642	178	—	—	642	178	820	(136)	1967	12/30/04	10 to 15 years
Orlando, FL		(c)	2,006	570	—	—	2,006	570	2,576	(165)	2002	12/31/07	15 to 40 years
Oshkosh, WI		(a)	765	829	(40)	—	725	829	1,554	(317)	1984	12/29/05	15 to 20 years
Overland, MO		(a)	278	494	—	—	278	494	772	(159)	1972	5/25/05	15 to 20 years
Owensboro, KY		(a)	250	502	—	—	250	502	752	(91)	2000	6/25/04	30 to 30 years
Paducah, KY		(a)	1,508	959	—	—	1,508	959	2,467	(341)	1984	2/26/07	14 to 30 years
Palatine, IL		(a)	772	505	—	—	772	505	1,277	(182)	1972	9/29/06	15 to 20 years
Pana, IL		(a)	168	128	—	—	168	128	296	(86)	1985	9/23/05	10 to 15 years
Parkersburg, WV		(a)	416	658	—	75	416	733	1,149	(214)	1986	3/7/07	4 to 20 years
Parkersburg, WV		(c)	457	309	—	—	457	309	766	—	1999	12/21/12	10 to 15 years
Parma Heightsd, OH		(a)	598	535	—	—	598	535	1,133	(113)	2004	6/12/08	13 to 38 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Pasadena, TX		(a)	847	832	—	—	847	832	1,679	(502)	1973	12/30/04	10 to 15 years
Pasadena, TX		(a)	810	739	—	—	810	739	1,549	(453)	1977	12/30/04	10 to 15 years
Paxton, IL		(a)	324	658	—	—	324	658	982	(262)	1986	12/29/05	15 to 20 years
Pensacola, FL		(a)	860	291	—	—	860	291	1,151	(226)	1977	7/28/04	10 to 15 years
Peoria, IL		(a)	154	320	—	—	154	320	474	(113)	1976	5/25/05	15 to 20 years
Peoria, IL		(c)	383	270	—	—	383	270	653	—	1980	12/21/12	10 to 15 years
Peoria, IL		(c)	282	435	—	—	282	435	717	—	1980	12/21/12	15 to 20 years
Philippi, WV		(c)	405	232	—	—	405	232	637	—	1986	12/21/12	10 to 15 years
Phoenix, AZ		(a)	787	663	—	—	787	663	1,450	(45)	1964	10/28/11	14 to 29 years
Pineville, LA		(a)	558	1,044	—	—	558	1,044	1,602	(258)	1996	6/25/04	11 to 30 years
Pittsburgh, PA		(a)	1,289	1,871	—	—	1,289	1,871	3,160	(432)	1992	6/25/04	15 to 30 years
Plano, TX		(a)	2,418	1,529	—	—	2,418	1,529	3,947	(349)	1998	6/29/07	15 to 40 years
Port Allen, LA		(a)	521	575	—	—	521	575	1,096	(179)	1997	9/24/04	15 to 30 years
Powell, TN		(a)	252	377	—	176	252	553	805	(113)	1982	11/2/07	15 to 30 years
Pulaski, VA		(a)	444	236	—	—	444	236	680	(170)	1994	11/23/04	15 to 20 years
Quincy, FL		(a)	1,015	416	—	—	1,015	416	1,431	(246)	1989	9/24/04	15 to 20 years
Radford, VA		(a)	499	248	—	—	499	248	747	(200)	1995	11/23/04	15 to 20 years
Rapid City, SD		(a)	878	1,657	—	—	878	1,657	2,535	(474)	1902	12/29/06	15 to 20 years
Rawlins, WY		(a)	25	406	—	—	25	406	431	(125)	1958	12/29/06	15 to 20 years
Red Bank, TN		(a)	610	557	—	—	610	557	1,167	(201)	1997	6/25/04	15 to 30 years
Reston, VA		(a)	1,033	193	—	—	1,033	193	1,226	(80)	1977	11/27/06	15 to 20 years
Richmond, VA		(a)	1,253	1,410	—	—	1,253	1,410	2,663	(295)	1977	11/28/06	15 to 30 years
Richmond, VA		(a)	799	1,779	—	—	799	1,779	2,578	(348)	1994	11/28/06	15 to 30 years
Ringgold, GA		(a)	387	374	—	—	387	374	761	(100)	1990	11/2/07	15 to 30 years
Rio Grande City, TX		(a)	634	1,364	—	—	634	1,364	1,998	(272)	1999	4/1/05	15 to 40 years
Roanoke, VA		(a)	493	929	—	—	493	929	1,422	(221)	1976	1/17/07	15 to 30 years
Rochester, MN		(a)	561	83	66	(83)	627	—	627	—	1996	9/23/05	20 to 20 years
Rock Falls, IL		(a)	314	631	—	—	314	631	945	(168)	1995	9/23/05	15 to 30 years
Rock Hill, SC		(a)	373	722	—	—	373	722	1,095	(238)	1978	12/29/05	15 to 20 years
Rock Island, IL		(b)	195	531	—	—	195	531	726	(27)	1994	10/3/11	15 to 30 years
Rogersville, TN		(c)	384	964	—	—	384	964	1,348	—	1986	12/21/12	15 to 30 years
Romeoville, IL		(a)	789	713	—	—	789	713	1,502	(233)	1999	9/23/05	15 to 20 years
Roswell, GA		(a)	513	559	—	—	513	559	1,072	(17)	2006	2/2/12	15 to 40 years
Round Lake Beach, IL		(a)	883	1,249	—	—	883	1,249	2,132	(270)	1998	12/29/06	15 to 40 years
Saint Ann, MO		(a)	588	613	—	—	588	613	1,201	(245)	1985	9/23/05	15 to 20 years
Saint Cloud, FL		(a)	1,193	557	—	—	1,193	557	1,750	(205)	1983	6/25/04	15 to 20 years
Saint Louis, MO		(a)	828	351	—	—	828	351	1,179	(173)	1986	9/24/04	15 to 20 years
Saint Louis, MO		(a)	503	651	—	—	503	651	1,154	(222)	1976	9/24/04	15 to 20 years
Salem, IL		(a)	271	218	—	—	271	218	489	(65)	2000	7/28/04	15 to 30 years
San Antonio, TX		(a)	517	373	—	—	517	373	890	(115)	2002	9/25/06	15 to 30 years
San Antonio, TX		(a)	349	429	—	—	349	429	778	(150)	1983	9/25/06	15 to 20 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
San Antonio, TX		(a)	428	339	—	—	428	339	767	(106)	2001	9/25/06	15 to 30 years
San Antonio, TX		(a)	539	300	—	—	539	300	839	(115)	2001	9/25/06	15 to 30 years
Sandusky, OH		(a)	922	406	(203)	(89)	719	317	1,036	(68)	1987	6/12/08	14 to 29 years
Sauk Centre, MN		(a)	219	138	—	—	219	138	357	(60)	1979	5/24/05	15 to 20 years
Sauk Rapids, MN		(a)	240	126	—	—	240	126	366	(49)	1978	5/24/05	15 to 20 years
Sedalia, MO		(a)	751	662	—	—	751	662	1,413	(202)	1983	12/29/06	15 to 30 years
Shelbyville, IL		(a)	265	122	—	—	265	122	387	(94)	1976	9/23/05	10 to 15 years
Shelbyville, IN		(c)	549	752	—	—	549	752	1,301	(144)	2006	12/21/07	15 to 50 years
Sherman, TX		(a)	1,013	1,286	—	—	1,013	1,286	2,299	(446)	1994	2/26/07	14 to 30 years
Shreveport, LA		(a)	759	964	—	—	759	964	1,723	(326)	1964	2/26/07	14 to 20 years
Silver Spring, MD		(a)	1,008	251	—	—	1,008	251	1,259	(105)	1983	11/27/06	15 to 20 years
So. Parkersburg, WV		(c)	383	404	—	—	383	404	787	—	1986	12/21/12	15 to 20 years
Soddy Daisy, TN		(a)	316	404	—	—	316	404	720	(109)	1989	11/2/07	15 to 30 years
South Charleston, WV		(c)	524	541	—	—	524	541	1,065	—	1993	12/21/12	15 to 20 years
Springfield, IL		(a)	1,072	642	—	—	1,072	642	1,714	(280)	1988	9/23/05	15 to 20 years
Springfield, IL		(a)	571	630	—	—	571	630	1,201	(184)	1997	9/23/05	15 to 30 years
Springfield, IL		(c)	1,115	771	—	—	1,115	771	1,886	(202)	1996	12/31/07	15 to 40 years
Springfield, MO		(a)	1,655	1,467	—	—	1,655	1,467	3,122	(445)	1993	9/23/05	15 to 30 years
Springfield, MO		(a)	439	719	—	—	439	719	1,158	(193)	2004	12/29/06	15 to 40 years
Springville, NY		(a)	678	586	—	—	678	586	1,264	(151)	1988	11/10/05	15 to 30 years
St. Louis, MO		(a)	290	211	—	—	290	211	501	(87)	1973	5/25/05	15 to 20 years
St. Louis, MO		(a)	231	337	—	—	231	337	568	(112)	1972	5/25/05	15 to 20 years
St. Louis, MO		(a)	189	227	—	—	189	227	416	(84)	1972	5/25/05	15 to 20 years
St. Louis, MO		(a)	464	218	—	—	464	218	682	(100)	1978	5/25/05	15 to 20 years
Statesboro, GA		(a)	779	777	—	—	779	777	1,556	(236)	1985	9/24/04	15 to 20 years
Sterling Heights, MI		(a)	866	960	—	—	866	960	1,826	(234)	2000	12/29/05	15 to 30 years
Stillwater, MN		(a)	1,051	1,051	—	—	1,051	1,051	2,102	(338)	1998	9/24/04	15 to 30 years
Stockbridge, GA		(b)	388	353	—	—	388	353	741	(13)	2001	2/2/12	15 to 30 years
Stone Mountain, GA		(b)	379	487	—	—	379	487	866	(17)	1986	2/2/12	15 to 30 years
Sun City, AZ		(a)	771	372	—	—	771	372	1,143	(137)	1986	12/29/06	15 to 20 years
Superior, WI		(a)	311	463	—	—	311	463	774	(143)	1976	5/24/05	15 to 20 years
Sweetwater, TN		(a)	602	550	—	—	602	550	1,152	(141)	1999	12/29/06	15 to 40 years
Sweetwater, TN		(a)	231	307	—	—	231	307	538	(87)	1979	11/2/07	15 to 30 years
Tarentum, PA		(c)	1,481	676	—	—	1,481	676	2,157	(197)	2006	12/31/07	15 to 40 years
Taylorville, IL		(a)	154	352	—	—	154	352	506	(205)	1980	9/23/05	10 to 15 years
Tempe, AZ		(a)	480	361	—	—	480	361	841	(110)	2003	9/25/06	15 to 30 years
Thurmont, MD		(a)	857	307	—	—	857	307	1,164	(119)	1985	11/27/06	15 to 20 years
Tipp City, OH		(a)	789	332	—	—	789	332	1,121	(145)	1991	12/29/06	15 to 20 years
Tipton, IA		(a)	240	408	—	—	240	408	648	(279)	1991	9/23/05	10 to 15 years
Tooele, UT		(a)	552	624	—	—	552	624	1,176	(247)	1988	9/24/04	15 to 20 years
Trenton, GA		(a)	300	227	—	—	300	227	527	(80)	1991	11/2/07	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Tulsa, OK		(a)	983	1,232	—	—	983	1,232	2,215	(376)	1976	2/26/07	14 to 30 years
Tulsa, OK		(a)	1,540	1,997	—	—	1,540	1,997	3,537	(417)	2002	7/2/07	15 to 40 years
Two Harbors, MN		(a)	136	248	—	—	136	248	384	(49)	1984	5/24/05	15 to 30 years
Upper Marlboro, MD		(a)	290	172	—	—	290	172	462	(79)	1983	11/27/06	15 to 20 years
Valdosta, GA		(a)	472	347	—	—	472	347	819	(105)	2000	12/29/06	15 to 30 years
Vandalia, IL		(a)	409	202	—	—	409	202	611	(190)	1977	9/23/05	10 to 15 years
Vernon Township, PA		(a)	981	1,056	—	—	981	1,056	2,037	(250)	1983	2/6/07	15 to 30 years
Villa Rica, GA		(a)	807	629	—	—	807	629	1,436	(183)	1999	2/28/06	15 to 30 years
Vinton, IA		(a)	121	114	—	—	121	114	235	(96)	1978	9/23/05	10 to 15 years
Walkersville, MD		(a)	381	238	—	—	381	238	619	(86)	1985	11/27/06	15 to 20 years
Warren, MI		(a)	488	215	—	—	488	215	703	(84)	1979	5/25/05	15 to 20 years
Warrenton, VA		(a)	378	254	—	—	378	254	632	(98)	1985	12/19/06	15 to 20 years
Warwick, RI		(c)	1,593	1,314	—	—	1,593	1,314	2,907	(301)	1990	12/31/07	15 to 40 years
Washington Park, IL		(a)	119	324	—	—	119	324	443	(108)	1980	5/25/05	15 to 20 years
Washington, IL		(c)	264	460	—	—	264	460	724	—	1980	12/21/12	15 to 20 years
Watertown, WI		(a)	267	338	—	—	267	338	605	(95)	1986	12/21/07	13 to 18 years
Waynesburg, PA		(c)	323	918	—	—	323	918	1,241	—	1982	12/21/12	15 to 30 years
Weslaco, TX		(a)	900	2,306	—	—	900	2,306	3,206	(418)	2001	4/1/05	15 to 40 years
West Carrollton, OH		(a)	699	515	(535)	(351)	164	164	328	(102)	1983	12/29/06	15 to 30 years
Westchester, IL		(a)	765	437	—	—	765	437	1,202	(138)	1986	9/29/06	15 to 20 years
Weston, WV		(c)	158	695	—	—	158	695	853	—	1981	12/21/12	15 to 30 years
White Township, PA		(a)	331	323	—	—	331	323	654	(104)	1982	2/6/07	15 to 30 years
Wichita Falls, TX		(a)	851	1,077	—	—	851	1,077	1,928	(505)	1976	2/26/07	14 to 20 years
Winchester, TN		(a)	400	291	—	—	400	291	691	(106)	1993	12/29/06	15 to 20 years
Winter Springs, FL		(a)	523	446	—	—	523	446	969	(179)	1988	12/30/04	15 to 20 years
Woodbury, MN		(a)	555	411	—	—	555	411	966	(98)	1987	5/24/05	15 to 30 years
Wytheville, VA		(a)	446	172	—	—	446	172	618	(121)	1995	11/23/04	15 to 20 years
Yukon, OK		(a)	555	373	—	—	555	373	928	(136)	2003	9/30/04	15 to 30 years
General and discount retail properies
Aberdeen, SD		(b)	3,857	3,348	—	—	3,857	3,348	7,205	(875)	1984	5/31/06	15 to 30 years
Ainsworth, NE		(a)	360	1,829	—	—	360	1,829	2,189	(251)	2007	12/11/07	12 to 47 years
Albany, MO		(b)	66	410	—	—	66	410	476	(89)	1990	5/31/06	15 to 30 years
Albert Lea, MN		(b)	2,526	3,141	—	—	2,526	3,141	5,667	(1,054)	1985	5/31/06	15 to 20 years
Allegan, MI		(b)	741	1,198	—	—	741	1,198	1,939	(318)	2000	5/31/06	15 to 30 years
Appleton, WI		(b)	4,898	5,804	—	—	4,898	5,804	10,702	(1,286)	1971	5/31/06	15 to 30 years
Arcadia, WI		(b)	673	983	—	—	673	983	1,656	(326)	2000	5/31/06	15 to 30 years
Archbold, OH		(b)	631	1,229	—	—	631	1,229	1,860	(326)	2000	5/31/06	15 to 30 years
Ashland, WI		(b)	462	791	—	—	462	791	1,253	(292)	1975	5/31/06	15 to 20 years
Ashwaubenon, WI		(b)	6,155	6,298	—	—	6,155	6,298	12,453	(1,394)	1979	5/31/06	15 to 30 years
Ashwaubenon, WI		(b)	264	1,681	—	—	264	1,681	1,945	(350)	2000	5/31/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Attica, IN		(b)	550	1,116	—	—	550	1,116	1,666	(301)	1999	5/31/06	15 to 30 years
Austin, MN		(b)	4,246	4,444	—	—	4,246	4,444	8,690	(1,090)	1983	5/31/06	15 to 30 years
Bellevue, NE		(b)	3,269	3,482	—	—	3,269	3,482	6,751	(872)	1984	5/31/06	15 to 30 years
Beloit, WI		(b)	3,191	4,414	—	—	3,191	4,414	7,605	(1,455)	1978	5/31/06	15 to 20 years
Bethany, MO		(b)	648	379	—	—	648	379	1,027	(184)	1974	5/31/06	15 to 20 years
Billings, MT		(b)	3,035	4,509	(259)	—	2,776	4,509	7,285	(1,048)	1990	5/31/06	15 to 30 years
Bloomfield, IN		(b)	639	940	—	—	639	940	1,579	(279)	1999	5/31/06	15 to 30 years
Boise, ID		(b)	5,017	12,407	—	—	5,017	12,407	17,424	(3,697)	1992	5/31/06	15 to 30 years
Boise, ID		(b)	2,036	5,555	—	—	2,036	5,555	7,591	(1,236)	1989	5/31/06	15 to 30 years
Boone County, IL		(b)	3,061	3,609	—	—	3,061	3,609	6,670	(905)	1995	5/31/06	15 to 30 years
Brigham City, UT		(b)	1,814	2,540	—	—	1,814	2,540	4,354	(625)	1990	5/31/06	15 to 30 years
Burlington, IA		(b)	1,117	1,825	—	—	1,117	1,825	2,942	(575)	1985	5/31/06	15 to 20 years
Burlington, KS		(b)	371	565	—	—	371	565	936	(209)	1990	5/31/06	15 to 20 years
Carrollton, MO		(b)	352	345	—	—	352	345	697	(186)	1994	7/21/11	10 to 20 years
Centerville, TN		(b)	420	776	—	—	420	776	1,196	(220)	2000	5/31/06	15 to 30 years
Clare, MI		(b)	1,219	760	—	—	1,219	760	1,979	(321)	2000	5/31/06	15 to 30 years
Clarion, IA		(b)	365	812	—	—	365	812	1,177	(219)	2000	5/31/06	15 to 30 years
Clintonville, WI		(b)	495	1,089	—	—	495	1,089	1,584	(366)	1978	5/31/06	15 to 20 years
Coeur D’Alene, ID		(b)	7,247	4,907	—	—	7,247	4,907	12,154	(1,596)	1987	5/31/06	15 to 20 years
De Pere, WI		(b)	2,805	3,593	—	—	2,805	3,593	6,398	(1,085)	1967	5/31/06	15 to 20 years
De Pere, WI		(b)	4,961	8,243	—	—	4,961	8,243	13,204	(3,458)	1987	5/31/06	15 to 20 years
Delavan, WI		(b)	1,752	4,387	(118)	—	1,634	4,387	6,021	(1,019)	1995	5/31/06	15 to 30 years
Detroit Lakes, MN		(b)	811	1,392	—	—	811	1,392	2,203	(473)	1974	5/31/06	15 to 20 years
Dixon, IL		(b)	1,502	2,810	—	—	1,502	2,810	4,312	(696)	1993	5/31/06	15 to 30 years
Dowagiac, MI		(b)	762	984	—	—	762	984	1,746	(284)	2000	5/31/06	15 to 30 years
Duluth, MN		(b)	4,722	6,955	—	—	4,722	6,955	11,677	(1,558)	1993	5/31/06	15 to 30 years
Dyersville, IA		(b)	381	1,082	—	—	381	1,082	1,463	(272)	2000	5/31/06	15 to 30 years
Eau Claire, WI		(b)	3,652	5,217	—	—	3,652	5,217	8,869	(1,226)	1978	5/31/06	15 to 30 years
Escanaba, MI		(b)	3,030	3,321	—	—	3,030	3,321	6,351	(1,061)	1971	5/31/06	15 to 20 years
Estherville, IA		(b)	630	463	—	—	630	463	1,093	(216)	1976	5/31/06	15 to 20 years
Fairmont, MN		(b)	2,393	3,546	—	—	2,393	3,546	5,939	(831)	1984	5/31/06	15 to 30 years
Fergus Falls, MN		(b)	738	1,175	—	—	738	1,175	1,913	(376)	1986	5/31/06	15 to 20 years
Fond Du Lac, WI		(b)	4,110	5,210	—	—	4,110	5,210	9,320	(1,155)	1985	5/31/06	15 to 30 years
Fort Atkinson, WI		(b)	1,005	2,873	—	—	1,005	2,873	3,878	(671)	1984	5/31/06	15 to 30 years
Freeport, IL		(b)	1,941	2,431	—	—	1,941	2,431	4,372	(699)	1994	5/31/06	15 to 30 years
Gallatin, MO		(b)	57	405	—	—	57	405	462	(91)	1990	5/31/06	15 to 30 years
Glasgow, MT		(b)	772	1,623	—	—	772	1,623	2,395	(429)	1998	5/31/06	15 to 30 years
Glenwood, MN		(b)	775	1,404	—	—	775	1,404	2,179	(308)	1996	5/31/06	15 to 40 years
Gothenburg, NE		(a)	391	1,798	—	—	391	1,798	2,189	(247)	2007	12/11/07	12 to 47 years
Grafton, WI		(b)	2,952	4,206	—	—	2,952	4,206	7,158	(1,035)	1989	5/31/06	15 to 30 years
Grand Island, NE		(b)	3,401	5,497	—	—	3,401	5,497	8,898	(1,365)	1983	5/31/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Great Falls, MT		(b)	2,998	4,929	—	—	2,998	4,929	7,927	(1,576)	1985	5/31/06	15 to 20 years
Green Bay, WI		(b)	8,698	12,160	—	—	8,698	12,160	20,858	(3,567)	2000	5/31/06	15 to 20 years
Green Bay, WI		(b)	4,788	4,605	—	—	4,788	4,605	9,393	(1,493)	1966	5/31/06	15 to 20 years
Greenfield, OH		(b)	555	1,041	—	—	555	1,041	1,596	(283)	2000	5/31/06	15 to 30 years
Hart, MI		(b)	565	1,377	—	—	565	1,377	1,942	(336)	1999	5/31/06	15 to 30 years
Havana, IL		(b)	526	813	—	—	526	813	1,339	(231)	2000	5/31/06	15 to 30 years
Helena, MT		(b)	3,176	5,583	(724)	—	2,452	5,583	8,035	(1,261)	1992	5/31/06	15 to 30 years
Hodgenville, KY		(b)	709	838	—	—	709	838	1,547	(259)	1999	5/31/06	15 to 30 years
Houghton, MI		(b)	1,963	4,025	—	—	1,963	4,025	5,988	(1,044)	1994	5/31/06	15 to 30 years
Howard, WI		(b)	1,269	1,937	—	—	1,269	1,937	3,206	(421)	2005	5/31/06	15 to 40 years
Hutchinson, MN		(b)	2,793	4,108	—	—	2,793	4,108	6,901	(949)	1991	5/31/06	15 to 30 years
Idaho Falls, ID		(b)	1,721	3,231	—	—	1,721	3,231	4,952	(1,037)	1986	5/31/06	15 to 20 years
Jacksonville, IL		(b)	3,603	3,569	—	—	3,603	3,569	7,172	(1,134)	1996	5/31/06	15 to 30 years
Janesville, WI		(b)	3,166	4,808	—	—	3,166	4,808	7,974	(1,506)	1980	5/31/06	15 to 20 years
Kennewick, WA		(b)	4,044	5,347	—	—	4,044	5,347	9,391	(1,272)	1989	5/31/06	15 to 30 years
Kenosha, WA		(b)	3,079	4,259	—	—	3,079	4,259	7,338	(1,399)	1980	5/31/06	15 to 20 years
Kewaunee, WI		(b)	872	758	—	—	872	758	1,630	(295)	2000	5/31/06	15 to 30 years
Kimberly, WI		(b)	3,550	4,749	—	—	3,550	4,749	8,299	(1,451)	1979	5/31/06	15 to 20 years
Kingsford, MI		(b)	3,736	3,570	—	—	3,736	3,570	7,306	(1,169)	1970	5/31/06	15 to 20 years
La Crosse, WI		(b)	2,896	3,810	—	—	2,896	3,810	6,706	(1,210)	1978	5/31/06	15 to 20 years
Lake Hallie, WI		(b)	2,627	3,965	—	—	2,627	3,965	6,592	(1,118)	1982	5/31/06	15 to 30 years
Lancaster, WI		(b)	581	1,018	—	—	581	1,018	1,599	(282)	1999	5/31/06	15 to 30 years
Lander, WY		(b)	289	589	—	—	289	589	878	(205)	1974	5/31/06	15 to 20 years
Layton, UT		(b)	2,950	3,408	—	—	2,950	3,408	6,358	(836)	1988	5/31/06	15 to 30 years
Ledgeview, WI		(b)	1,275	2,113	—	—	1,275	2,113	3,388	(457)	2005	5/31/06	15 to 40 years
Lewiston, ID		(b)	409	2,999	—	—	409	2,999	3,408	(966)	1987	5/31/06	15 to 20 years
Liberty, KY		(b)	474	945	—	—	474	945	1,419	(250)	2000	5/31/06	15 to 30 years
Lincoln, NE		(b)	4,186	4,150	—	—	4,186	4,150	8,336	(948)	1983	5/31/06	15 to 30 years
Livingston, TN		(b)	429	822	—	—	429	822	1,251	(227)	2000	5/31/06	15 to 30 years
Logan, UT		(b)	454	3,453	—	—	454	3,453	3,907	(1,107)	1989	5/31/06	15 to 20 years
Loogootee, IN		(b)	571	973	—	—	571	973	1,544	(274)	1999	5/31/06	15 to 30 years
Madison, SD		(b)	1,060	1,015	—	—	1,060	1,015	2,075	(399)	1975	5/31/06	15 to 20 years
Madison, WI		(b)	4,072	5,777	—	—	4,072	5,777	9,849	(1,316)	1988	5/31/06	15 to 30 years
Madison, WI		(b)	2,836	4,522	—	—	2,836	4,522	7,358	(1,237)	1982	5/31/06	15 to 30 years
Madison, WI		(b)	5,632	5,299	—	—	5,632	5,299	10,931	(1,246)	1980	5/31/06	15 to 30 years
Manistique, MI		(b)	659	1,223	—	—	659	1,223	1,882	(331)	2000	5/31/06	15 to 30 years
Manitowoc, WI		(b)	2,573	4,011	—	—	2,573	4,011	6,584	(1,307)	1977	5/31/06	15 to 20 years
Mankato, MN		(b)	6,167	4,861	—	—	6,167	4,861	11,028	(1,524)	1971	5/31/06	15 to 20 years
Marinette, WI		(b)	1,452	3,736	—	—	1,452	3,736	5,188	(886)	1990	5/31/06	15 to 30 years
Marion, KY		(b)	724	765	—	—	724	765	1,489	(255)	2000	5/31/06	15 to 30 years
Marquette, MI		(b)	4,423	5,774	—	—	4,423	5,774	10,197	(1,808)	1969	5/31/06	15 to 20 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Marshall, MN		(b)	4,152	2,872	—	—	4,152	2,872	7,024	(1,024)	1972	5/31/06	15 to 20 years
Marshfield, WI		(b)	3,272	4,406	—	—	3,272	4,406	7,678	(1,350)	1968	5/31/06	15 to 20 years
Mason City, IA		(b)	2,186	3,888	—	—	2,186	3,888	6,074	(1,233)	1985	5/31/06	15 to 20 years
Memphis, MO		(b)	448	313	—	—	448	313	761	(140)	1983	5/31/06	15 to 20 years
Menasha, WI		(b)	3,137	3,245	—	—	3,137	3,245	6,382	(811)	1981	5/31/06	15 to 30 years
Minerva, OH		(b)	1,103	902	—	—	1,103	902	2,005	(337)	2000	5/31/06	15 to 30 years
Missoula, MT		(b)	4,123	5,253	—	—	4,123	5,253	9,376	(1,600)	1987	5/31/06	15 to 20 years
Mitchell, IN		(b)	554	791	—	—	554	791	1,345	(241)	2000	5/31/06	15 to 30 years
Mitchell, SD		(b)	3,918	3,126	—	—	3,918	3,126	7,044	(1,033)	1973	5/31/06	15 to 20 years
Monmouth, IL		(b)	2,037	1,166	—	—	2,037	1,166	3,203	(527)	1971	5/31/06	15 to 20 years
Monona, WI		(b)	2,982	4,700	—	—	2,982	4,700	7,682	(1,142)	1981	5/31/06	15 to 30 years
Monroe, WI		(b)	1,526	4,027	—	—	1,526	4,027	5,553	(938)	1994	5/31/06	15 to 30 years
Monticello, IL		(b)	641	1,172	—	—	641	1,172	1,813	(314)	1999	5/31/06	15 to 30 years
Montpelier, OH		(b)	557	1,130	—	—	557	1,130	1,687	(299)	2000	5/31/06	15 to 30 years
Morgantown, KY		(b)	518	871	—	—	518	871	1,389	(241)	1999	5/31/06	15 to 30 years
Mount Ayr, IA		(b)	228	666	—	—	228	666	894	(162)	1995	5/31/06	15 to 30 years
Mt Carmel, IL		(b)	972	1,602	—	—	972	1,602	2,574	(560)	2000	5/31/06	15 to 20 years
Munfordville, KY		(b)	672	766	—	—	672	766	1,438	(245)	2000	5/31/06	15 to 30 years
Nampa, ID		(b)	2,080	4,014	—	—	2,080	4,014	6,094	(1,276)	1986	5/31/06	15 to 20 years
Neenah, WI		(b)	2,944	5,595	(38)	—	2,906	5,595	8,501	(1,256)	1990	5/31/06	15 to 30 years
Newaygo, MI		(b)	633	1,155	—	—	633	1,155	1,788	(305)	2000	5/31/06	15 to 30 years
Norfolk, NE		(b)	2,701	2,912	—	—	2,701	2,912	5,613	(846)	1984	5/31/06	15 to 30 years
North Platte, NE		(b)	2,734	3,378	—	—	2,734	3,378	6,112	(776)	1985	5/31/06	15 to 30 years
Oconto, WI		(b)	496	1,176	—	—	496	1,176	1,672	(318)	2000	5/31/06	15 to 30 years
Ogden, UT		(b)	2,448	3,864	—	—	2,448	3,864	6,312	(901)	1988	5/31/06	15 to 30 years
Omaha, NE		(b)	1,024	7,113	—	—	1,024	7,113	8,137	(1,604)	1966	5/31/06	15 to 30 years
Omaha, NE		(b)	5,320	4,086	—	—	5,320	4,086	9,406	(989)	1985	5/31/06	15 to 30 years
Omaha, NE		(b)	5,477	3,986	—	—	5,477	3,986	9,463	(960)	1984	5/31/06	15 to 30 years
Omaha, NE		(b)	7,431	14,273	—	—	7,431	14,273	21,704	(4,559)	2000	5/31/06	15 to 30 years
Onalaska, WI		(b)	2,468	4,392	—	—	2,468	4,392	6,860	(1,028)	1989	5/31/06	15 to 30 years
O’Neill, NE		(a)	400	1,752	—	—	400	1,752	2,152	(274)	1972	8/24/07	12 to 47 years
Osceola, IA		(b)	322	422	—	—	322	422	744	(146)	1978	5/31/06	15 to 20 years
Oshkosh, WI		(b)	3,594	4,384	—	—	3,594	4,384	7,978	(1,022)	1984	5/31/06	15 to 30 years
Park Rapids, MN		(b)	877	1,089	—	—	877	1,089	1,966	(380)	1981	5/31/06	15 to 20 years
Perry, IA		(b)	651	1,015	—	—	651	1,015	1,666	(298)	1998	5/31/06	15 to 30 years
Petersburg, IN		(b)	799	678	—	—	799	678	1,477	(254)	1999	5/31/06	15 to 30 years
Pocatello, ID		(b)	2,317	4,274	—	—	2,317	4,274	6,591	(1,365)	1986	5/31/06	15 to 20 years
Powell, WY		(b)	1,264	859	—	—	1,264	859	2,123	(328)	1985	5/31/06	15 to 20 years
Provo, UT		(b)	2,145	2,966	—	—	2,145	2,966	5,111	(724)	1988	5/31/06	15 to 30 years
Pt Washington, WI		(b)	436	1,427	—	—	436	1,427	1,863	(312)	1982	5/31/06	15 to 40 years
Pullman, WA		(b)	2,237	4,295	—	—	2,237	4,295	6,532	(1,023)	1996	5/31/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Quincy, IL		(b)	3,510	4,916	—	—	3,510	4,916	8,426	(1,552)	1986	5/31/06	15 to 20 years
Racine, WI		(b)	3,076	5,305	—	—	3,076	5,305	8,381	(1,569)	1979	5/31/06	15 to 20 years
Rapid City, SD		(b)	4,725	4,164	—	—	4,725	4,164	8,889	(1,064)	1988	5/31/06	15 to 30 years
Rawlins, WY		(b)	430	581	—	—	430	581	1,011	(225)	1971	5/31/06	15 to 20 years
Redding, CA		(b)	7,043	5,255	—	—	7,043	5,255	12,298	(1,233)	1989	5/31/06	15 to 30 years
Rice Lake, WI		(b)	1,535	3,407	—	—	1,535	3,407	4,942	(872)	1995	5/31/06	15 to 30 years
River Falls, WI		(b)	1,787	4,283	—	—	1,787	4,283	6,070	(1,011)	1994	5/31/06	15 to 30 years
Riverdale, UT		(b)	3,023	3,063	(60)	—	2,963	3,063	6,026	(765)	1990	5/31/06	15 to 30 years
Rochester, MN		(b)	6,466	4,232	—	—	6,466	4,232	10,698	(1,411)	1981	5/31/06	15 to 20 years
Rochester, MN		(b)	6,189	4,511	—	—	6,189	4,511	10,700	(1,452)	1981	5/31/06	15 to 20 years
Rockville, IN		(b)	628	939	—	—	628	939	1,567	(274)	1999	5/31/06	15 to 30 years
Rothschild, WI		(b)	2,685	4,231	—	—	2,685	4,231	6,916	(1,369)	1977	5/31/06	15 to 20 years
Salt Lake City, UT		(b)	3,260	3,937	—	—	3,260	3,937	7,197	(953)	1991	5/31/06	15 to 30 years
Scottsville, KY		(b)	544	840	—	—	544	840	1,384	(239)	1999	5/31/06	15 to 30 years
Sheboygan, WI		(b)	2,973	4,340	—	—	2,973	4,340	7,313	(1,142)	1993	5/31/06	15 to 30 years
Sioux Falls, SD		(b)	4,907	4,023	—	—	4,907	4,023	8,930	(1,312)	1987	5/31/06	15 to 20 years
Smithville, TN		(b)	570	733	(15)	—	555	733	1,288	(235)	2000	5/31/06	15 to 30 years
Somerville, TN		(b)	345	537	—	—	345	537	882	(171)	2000	5/31/06	15 to 30 years
Spanish Fork, UT		(b)	1,366	3,000	—	—	1,366	3,000	4,366	(705)	1991	5/31/06	15 to 30 years
Spokane Valley, WA		(b)	1,014	3,005	—	—	1,014	3,005	4,019	(828)	1987	5/31/06	15 to 20 years
Spokane, WA		(b)	3,781	4,934	—	—	3,781	4,934	8,715	(1,522)	1986	5/31/06	15 to 20 years
Spokane, WA		(b)	3,437	5,047	—	—	3,437	5,047	8,484	(1,188)	1995	5/31/06	15 to 30 years
St Cloud, MN		(b)	3,749	4,884	—	—	3,749	4,884	8,633	(1,538)	1985	5/31/06	15 to 20 years
St. Cloud, MN		(b)	5,033	6,589	—	—	5,033	6,589	11,622	(1,508)	1991	5/31/06	15 to 30 years
Steven’S Point, WI		(b)	1,383	5,401	—	—	1,383	5,401	6,784	(1,506)	1985	5/31/06	15 to 20 years
Sturgis, SD		(b)	402	717	—	—	402	717	1,119	(251)	1984	5/31/06	15 to 20 years
Sullivan, IL		(b)	557	879	—	—	557	879	1,436	(255)	1999	5/31/06	15 to 30 years
Thermopolis, WY		(a)	589	1,600	—	—	589	1,600	2,189	(225)	2007	12/11/07	12 to 47 years
Tuscola, IL		(b)	724	897	—	—	724	897	1,621	(282)	2000	5/31/06	15 to 30 years
Twin Falls, ID		(b)	2,037	3,696	—	—	2,037	3,696	5,733	(1,177)	1986	5/31/06	15 to 20 years
Union Gap, WA		(b)	481	4,079	—	—	481	4,079	4,560	(1,288)	1991	5/31/06	15 to 20 years
Vermillion, SD		(b)	756	993	—	—	756	993	1,749	(348)	1984	5/31/06	15 to 20 years
Wahpeton, ND		(b)	1,202	1,418	—	—	1,202	1,418	2,620	(521)	1971	5/31/06	15 to 20 years
Walla Walla, WA		(b)	2,283	1,955	—	—	2,283	1,955	4,238	(499)	1989	5/31/06	15 to 30 years
Washington, IA		(b)	719	865	—	—	719	865	1,584	(324)	1973	5/31/06	15 to 20 years
Watertown, SD		(b)	3,064	3,519	—	—	3,064	3,519	6,583	(842)	1985	5/31/06	15 to 30 years
Watertown, WI		(b)	3,124	4,436	—	—	3,124	4,436	7,560	(1,384)	1972	5/31/06	15 to 20 years
Waukon, IA		(b)	604	971	—	—	604	971	1,575	(276)	1998	5/31/06	15 to 30 years
West Bend, WI		(b)	3,310	4,069	—	—	3,310	4,069	7,379	(1,320)	1972	5/31/06	15 to 20 years
West Bountiful, UT		(b)	2,952	3,897	—	—	2,952	3,897	6,849	(928)	1991	5/31/06	15 to 30 years
West Jordan, UT		(b)	2,848	3,969	—	—	2,848	3,969	6,817	(970)	1988	5/31/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
West Valley City, UT		(b)	2,780	4,005	—	—	2,780	4,005	6,785	(998)	1989	5/31/06	15 to 30 years
Winona, MN		(b)	3,413	4,436	—	—	3,413	4,436	7,849	(1,482)	1986	5/31/06	15 to 20 years
Wisconsin Rapids, WI		(b)	3,689	4,806	—	—	3,689	4,806	8,495	(1,498)	1969	5/31/06	15 to 20 years
Woodsfield, OH		(b)	691	1,009	—	—	691	1,009	1,700	(298)	2000	5/31/06	15 to 30 years
Worthington, MN		(b)	2,861	3,767	—	—	2,861	3,767	6,628	(901)	1984	5/31/06	15 to 30 years
Yakima, WA		(b)	2,789	5,033	—	—	2,789	5,033	7,822	(1,169)	1988	5/31/06	15 to 30 years
Building material suppliers
Abingdon, VA		(b)	401	814	—	—	401	814	1,215	(190)	1979	10/14/10	15 to 30 years
Alamogordo, NM		(b)	645	861	—	—	645	861	1,506	(152)	1980	11/10/08	15 to 40 years
Altoona, PA		(b)	342	545	—	—	342	545	887	(126)	1993	11/10/08	15 to 30 years
Arnold, MO		(b)	973	553	—	—	973	553	1,526	(209)	1984	7/3/12	10 to 15 years
Asheville, NC		(b)	2,013	2,307	—	—	2,013	2,307	4,320	(589)	1988	7/3/12	15 to 30 years
Ashland, KY		(b)	1,009	1,032	—	—	1,009	1,032	2,041	(312)	1991	10/14/10	15 to 30 years
Auburn, NY		(b)	397	786	—	—	397	786	1,183	(185)	1962	11/10/08	15 to 30 years
Aurora, CO		(a)	2,562	2,740	—	—	2,562	2,740	5,302	(615)	1999	12/27/06	15 to 40 years
Bakersfield, CA		(b)	1,235	1,659	—	—	1,235	1,659	2,894	(385)	1976	7/3/12	15 to 30 years
Bardstown, KY		(b)	766	837	—	—	766	837	1,603	(207)	2000	11/10/08	15 to 40 years
Baton Rouge, LA		(b)	1,568	5,806	—	—	1,568	5,806	7,374	(1,041)	2003	10/14/10	15 to 40 years
Beaver, WV		(b)	169	375	—	—	169	375	544	(95)	1991	11/10/08	15 to 20 years
Binghamton, NY		(b)	380	1,047	—	—	380	1,047	1,427	(194)	1975	7/3/12	15 to 30 years
Bradenton, FL		(b)	2,160	3,030	—	—	2,160	3,030	5,190	(864)	2006	4/27/07	15 to 40 years
Bridgeport, OH		(b)	360	544	—	—	360	544	904	(163)	1984	11/10/08	15 to 20 years
Buckhannon, WV		(b)	343	733	—	—	343	733	1,076	(145)	1982	11/10/08	15 to 30 years
Cambridge, MD		(b)	465	446	—	—	465	446	911	(123)	1988	7/3/12	15 to 20 years
Cambridge, OH		(b)	542	781	—	—	542	781	1,323	(192)	1978	11/10/08	15 to 30 years
Charlottesville, VA		(b)	414	663	—	—	414	663	1,077	(128)	1981	6/2/08	15 to 30 years
Chattaroy, WV		(b)	107	227	—	—	107	227	334	(97)	1982	11/10/08	10 to 15 years
Clarksville, TN		(b)	1,145	1,972	—	—	1,145	1,972	3,117	(490)	2005	4/27/07	15 to 40 years
Columbus, OH		(b)	786	397	—	—	786	397	1,183	(142)	1970	11/10/08	15 to 20 years
Cumberland, MD		(b)	678	353	—	—	678	353	1,031	(136)	1996	7/3/12	15 to 20 years
Danville, IN		(b)	831	923	—	—	831	923	1,754	(167)	1993	11/10/08	15 to 40 years
Danville, KY		(b)	502	703	—	—	502	703	1,205	(176)	1995	11/10/08	15 to 40 years
Dayton, TN		(b)	437	816	—	—	437	816	1,253	(144)	1999	6/11/08	15 to 40 years
Denton, TX		(b)	2,308	1,888	—	—	2,308	1,888	4,196	(440)	2005	4/27/07	15 to 40 years
Depew, NY		(b)	398	1,108	—	—	398	1,108	1,506	(294)	1960	11/10/08	15 to 20 years
Douglassville, PA		(b)	440	447	—	—	440	447	887	(162)	1979	11/10/08	15 to 20 years
East Syracuse, NY		(b)	975	746	—	—	975	746	1,721	(173)	1970	11/10/08	15 to 30 years
Empire, OH		(b)	595	394	—	—	595	394	989	(136)	1971	11/10/08	15 to 20 years
Fayetteville, NC		(b)	785	2,243	—	—	785	2,243	3,028	(572)	2006	4/27/07	15 to 40 years
Fort Myers, FL		(b)	2,401	3,148	—	—	2,401	3,148	5,549	(742)	1973	7/3/12	15 to 30 years
Fortson, GA		(b)	1,120	1,006	—	—	1,120	1,006	2,126	(308)	2002	10/14/10	15 to 40 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Georgetown, KY		(b)	769	885	—	—	769	885	1,654	(234)	1998	6/11/08	15 to 40 years
Georgetown, TX		(b)	1,587	3,114	—	—	1,587	3,114	4,701	(609)	2006	4/27/07	15 to 40 years
Greensburg, PA		(b)	391	793	—	—	391	793	1,184	(191)	1977	11/30/09	15 to 40 years
Greenwood, IN		(b)	1,515	477	—	—	1,515	477	1,992	(256)	1970	7/3/12	15 to 20 years
Guilderland, NY		(b)	510	512	—	—	510	512	1,022	(147)	1965	11/10/08	15 to 20 years
Gurnee, IL		(b)	2,036	2,523	—	—	2,036	2,523	4,559	(600)	1998	7/3/12	15 to 30 years
Hendersonville, TN		(b)	1,555	2,341	—	—	1,555	2,341	3,896	(571)	2006	4/27/07	15 to 40 years
Highspire, PA		(b)	801	2,211	—	—	801	2,211	3,012	(490)	2005	4/27/07	15 to 40 years
Huntersville, NC		(b)	1,418	2,644	—	—	1,418	2,644	4,062	(623)	2006	4/27/07	15 to 40 years
Huntington, WV		(b)	907	1,275	—	—	907	1,275	2,182	(336)	1985	10/14/10	15 to 30 years
Indianapolis, IN		(b)	849	582	—	—	849	582	1,431	(165)	1970	11/10/08	15 to 20 years
Jefferson City, TN		(b)	1,059	1,517	—	—	1,059	1,517	2,576	(344)	1999	7/3/12	15 to 30 years
Jeffersonville, IN		(b)	717	730	—	—	717	730	1,447	(193)	1945	7/3/12	15 to 20 years
Keller, VA		(b)	244	959	—	—	244	959	1,203	(177)	1995	10/14/10	15 to 40 years
Knoxville, TN		(b)	1,199	737	—	—	1,199	737	1,936	(238)	1972	11/10/08	15 to 30 years
Lehighton, PA		(b)	645	593	—	—	645	593	1,238	(163)	1996	7/3/12	15 to 30 years
Lexington, KY		(b)	871	1,105	—	—	871	1,105	1,976	(311)	1970	10/14/10	15 to 30 years
Lexington, SC		(b)	1,250	2,153	—	—	1,250	2,153	3,403	(456)	2006	4/27/07	15 to 40 years
Lincoln, NE		(b)	1,822	2,158	—	—	1,822	2,158	3,980	(497)	1985	11/10/08	15 to 30 years
London, KY		(b)	698	701	—	—	698	701	1,399	(205)	1979	11/10/08	15 to 20 years
Loretto, PA		(b)	283	1,144	—	—	283	1,144	1,427	(272)	1965	10/14/10	15 to 20 years
Louisville, KY		(b)	737	758	—	—	737	758	1,495	(213)	1963	11/10/08	15 to 30 years
Louisville, KY		(b)	800	1,274	—	—	800	1,274	2,074	(363)	1963	10/14/10	15 to 20 years
Lubbock, TX		(b)	288	1,110	—	—	288	1,110	1,398	(228)	1976	11/10/08	15 to 30 years
Madison Heights, VA		(b)	536	1,228	—	—	536	1,228	1,764	(236)	1981	7/3/12	15 to 30 years
Madisonville, TN		(b)	418	815	—	—	418	815	1,233	(143)	1999	6/11/08	15 to 40 years
Manassas, VA		(b)	3,591	2,021	—	—	3,591	2,021	5,612	(354)	2005	4/27/07	15 to 40 years
Martinsville, IN		(b)	385	289	—	—	385	289	674	(88)	1990	7/3/12	15 to 30 years
Mechanicsville, MA		(b)	772	2,110	—	—	772	2,110	2,882	(417)	1996	10/14/10	15 to 40 years
Milesburg, PA		(b)	323	537	—	—	323	537	860	(153)	1973	11/10/08	15 to 20 years
Milton, WV		(b)	68	169	—	—	68	169	237	(72)	1977	11/10/08	10 to 15 years
Mishawaka, IN		(b)	357	396	—	—	357	396	753	(108)	1979	7/3/12	10 to 15 years
Moorefield, WV		(b)	572	310	—	—	572	310	882	(68)	1996	11/10/08	15 to 40 years
Morgantown, WV		(b)	930	307	—	—	930	307	1,237	(90)	1994	11/10/08	15 to 30 years
Moundsville, WV		(b)	712	309	—	—	712	309	1,021	(79)	1969	11/10/08	15 to 30 years
Mount Airy, MD		(b)	4,653	2,878	—	—	4,653	2,878	7,531	(993)	1986	7/3/12	15 to 20 years
Mt. Pleasant Borough, PA		(b)	399	623	—	—	399	623	1,022	(154)	1997	11/10/08	15 to 30 years
Murfreesboro, TN		(b)	612	1,244	—	—	612	1,244	1,856	(299)	1968	11/30/09	15 to 40 years
Murrysville, PA		(b)	963	1,199	—	—	963	1,199	2,162	(344)	1968	10/14/10	15 to 20 years
Narrows, VA		(b)	195	688	—	—	195	688	883	(139)	1985	10/14/10	15 to 30 years
New Castle, PA		(b)	494	855	—	—	494	855	1,349	(205)	1995	10/14/10	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Niagara Falls, NY		(b)	289	807	—	—	289	807	1,096	(195)	1981	10/14/10	15 to 20 years
North Bluefield, WV		(b)	217	492	—	—	217	492	709	(92)	1983	11/10/08	15 to 40 years
Northport, AL		(b)	2,041	1,946	—	—	2,041	1,946	3,987	(647)	2006	4/27/07	15 to 40 years
Oakland, MD		(b)	804	809	—	—	804	809	1,613	(239)	1993	11/10/08	15 to 40 years
Ocean View, DE		(b)	2,121	2,877	—	—	2,121	2,877	4,998	(743)	1970	10/14/10	15 to 40 years
Orchard Park, NY		(b)	304	1,488	—	—	304	1,488	1,792	(333)	1966	10/14/10	15 to 20 years
Oriskany, NY		(b)	618	749	—	—	618	749	1,367	(187)	1965	7/3/12	15 to 20 years
Pataskala, OH		(b)	796	656	—	—	796	656	1,452	(197)	1998	11/10/08	15 to 20 years
Patchogue, NY		(b)	1,869	797	—	—	1,869	797	2,666	(379)	1985	10/14/10	15 to 20 years
Pine Township, PA		(b)	243	863	—	—	243	863	1,106	(181)	1991	10/14/10	15 to 30 years
Piperton, TN		(b)	1,338	1,916	—	—	1,338	1,916	3,254	(440)	2006	4/27/07	15 to 40 years
Plant City, FL		(b)	2,192	3,280	—	—	2,192	3,280	5,472	(898)	2004	10/14/10	15 to 30 years
Pulaski, VA		(b)	882	1,040	—	—	882	1,040	1,922	(253)	1979	7/3/12	15 to 30 years
Raleigh, NC		(b)	1,066	2,497	—	—	1,066	2,497	3,563	(567)	1975	10/14/10	15 to 30 years
Ranson, WV		(b)	1,020	1,955	—	—	1,020	1,955	2,975	(479)	2005	4/27/07	15 to 40 years
Richland, MS		(b)	1,351	2,279	—	—	1,351	2,279	3,630	(472)	2005	4/27/07	15 to 40 years
Richmond, KY		(b)	732	720	—	—	732	720	1,452	(191)	1976	11/10/08	15 to 30 years
Richmond, VA		(b)	384	1,380	—	—	384	1,380	1,764	(244)	1977	7/3/12	15 to 20 years
Riverhead, NY		(b)	1,146	1,402	—	—	1,146	1,402	2,548	(299)	1984	6/2/08	15 to 30 years
Rockaway, NJ		(b)	1,826	948	—	—	1,826	948	2,774	(366)	1974	7/3/12	15 to 20 years
Russellville, KY		(b)	293	541	—	—	293	541	834	(142)	1995	11/10/08	15 to 30 years
San Antonio, TX		(b)	1,403	2,195	—	—	1,403	2,195	3,598	(552)	2004	4/27/07	15 to 40 years
Selbyville, DE		(b)	919	1,434	—	—	919	1,434	2,353	(386)	1970	10/14/10	15 to 20 years
Seymour, IN		(b)	506	494	—	—	506	494	1,000	(171)	1995	10/14/10	15 to 30 years
Somerset, KY		(b)	731	802	—	—	731	802	1,533	(181)	1998	11/10/08	15 to 40 years
Somerset, PA		(b)	257	604	—	—	257	604	861	(136)	1979	11/10/08	15 to 30 years
Tonawanda, NY		(b)	168	1,104	—	—	168	1,104	1,272	(238)	1968	10/14/10	15 to 20 years
Troutville, VA		(b)	542	802	—	—	542	802	1,344	(140)	1979	11/10/08	15 to 40 years
Versailles, KY		(b)	825	1,059	—	—	825	1,059	1,884	(299)	1978	10/14/10	15 to 30 years
Watertown, NY		(b)	435	833	—	—	435	833	1,268	(172)	1997	7/3/12	15 to 30 years
Waynesboro, PA		(b)	248	801	—	—	248	801	1,049	(160)	1996	11/10/08	15 to 30 years
West Springfield, MA		(b)	1,443	1,467	—	—	1,443	1,467	2,910	(562)	1983	10/14/10	10 to 17 years
Winchester, KY		(b)	720	646	—	—	720	646	1,366	(181)	1983	11/10/08	15 to 30 years
York, PA		(b)	1,213	670	—	—	1,213	670	1,883	(257)	1970	7/3/12	10 to 15 years
Yuma, AZ		(b)	1,623	2,721	—	—	1,623	2,721	4,344	(564)	2006	4/27/07	15 to 40 years
Automotive dealers, parts and service properties
Alabaster, AL		(a)	631	1,010	—	—	631	1,010	1,641	(137)	1995	12/22/06	40 to 40 years
Albany, GA		(c)	242	572	—	—	242	572	814	(97)	1982	9/7/07	15 to 40 years
Albany, GA		(c)	281	575	—	—	281	575	856	(140)	1997	9/7/07	15 to 30 years
Auburn, AL		(a)	354	1,182	30	78	384	1,260	1,644	(236)	1987	12/22/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Auburn, AL		(c)	676	646	—	—	676	646	1,322	(167)	1995	9/7/07	15 to 30 years
Bessemer, AL		(a)	358	1,197	—	—	358	1,197	1,555	(162)	1988	12/22/06	40 to 40 years
Birmingham, AL		(a)	372	1,073	—	—	372	1,073	1,445	(194)	1965	12/22/06	30 to 30 years
Birmingham, AL		(a)	607	1,379	—	—	607	1,379	1,986	(187)	1988	12/22/06	40 to 40 years
Birmingham, AL		(a)	339	858	—	—	339	858	1,197	(116)	1990	12/22/06	40 to 40 years
Birmingham, AL		(a)	343	901	—	—	343	901	1,244	(122)	1989	12/22/06	40 to 40 years
Birmingham, AL		(a)	417	1,237	—	—	417	1,237	1,654	(168)	1970	12/22/06	40 to 40 years
Birmingham, AL		(a)	334	1,119	—	—	334	1,119	1,453	(152)	1989	12/22/06	40 to 40 years
Birmingham, AL		(a)	300	839	—	—	300	839	1,139	(91)	1998	12/22/06	50 to 50 years
Caldwell, TX		(a)	1,775	1,725	—	—	1,775	1,725	3,500	(531)	2000	12/31/07	11 to 36 years
Clinton Township, MI		(a)	5,430	7,254	(3,116)	(3,779)	2,314	3,475	5,789	(1,251)	1999	1/9/07	3 to 30 years
Conroe, TX		(a)	4,338	448	955	145	5,293	593	5,886	(947)	2005	11/17/06	12 to 47 years
Crestview, FL		(c)	544	743	—	—	544	743	1,287	(159)	1975	9/7/07	15 to 30 years
Decatur, AL		(a)	187	1,174	—	98	187	1,272	1,459	(135)	2000	12/22/06	20 to 50 years
Decatur, AL		(a)	84	803	—	—	84	803	887	(87)	2001	12/22/06	50 to 50 years
Dothan, AL		(c)	162	659	—	—	162	659	821	(139)	1996	9/7/07	15 to 30 years
Florence, AL		(a)	130	1,128	—	—	130	1,128	1,258	(122)	1999	12/22/06	50 to 50 years
Gardendale, AL		(a)	586	1,274	—	—	586	1,274	1,860	(173)	1989	12/22/06	40 to 40 years
Greenville, SC		(a)	2,561	1,526	—	—	2,561	1,526	4,087	(750)	1999	12/28/05	15 to 30 years
Gulf Breeze, FL		(c)	296	457	—	—	296	457	753	(100)	1993	9/7/07	15 to 30 years
Houston, TX		(c)	2,214	2,504	—	—	2,214	2,504	4,718	(655)	1992	6/29/07	6 to 30 years
Huntsville, AL		(a)	778	1,686	—	—	778	1,686	2,464	(402)	1997	2/23/04	15 to 30 years
Huntsville, AL		(a)	184	1,037	—	—	184	1,037	1,221	(112)	2001	12/22/06	50 to 50 years
Huntsville, AL		(a)	252	917	—	—	252	917	1,169	(166)	1965	12/22/06	30 to 30 years
Huntsville, AL		(a)	374	1,295	—	109	374	1,404	1,778	(184)	1997	12/22/06	20 to 40 years
Huntsville, AL		(a)	195	1,649	—	—	195	1,649	1,844	(223)	1993	12/22/06	40 to 40 years
Huntsville, AL		(a)	295	893	—	—	295	893	1,188	(121)	1994	12/22/06	40 to 40 years
Irving, TX		(a)	7,348	970	—	—	7,348	970	8,318	(1,307)	1960	6/1/06	12 to 27 years
Irving, TX		(a)	931	268	—	—	931	268	1,199	(99)	1965	4/19/07	12 to 18 years
Jacksonville, FL	11,080		6,155	10,957	—	—	6,155	10,957	17,112	(1,550)	2005	6/30/05	15 to 40 years
Jacksonville, FL		(a)	3,170	938	—	—	3,170	938	4,108	(338)	1989	12/28/05	15 to 30 years
Kennesaw, GA		(a)	3,931	5,334	—	—	3,931	5,334	9,265	(230)	1995	2/16/12	15 to 30 years
Lincoln, NE		(a)	1,318	1,604	—	—	1,318	1,604	2,922	(449)	1972	7/13/07	11 to 26 years
Madison, AL		(a)	211	1,401	—	—	211	1,401	1,612	(190)	1997	12/22/06	40 to 40 years
Madison, AL		(a)	359	1,505	—	—	359	1,505	1,864	(204)	1995	12/22/06	40 to 40 years
Marianna, FL		(c)	283	452	—	—	283	452	735	(96)	1994	9/7/07	15 to 40 years
Midlothian, VA	6,925		4,775	6,056	—	—	4,775	6,056	10,831	(849)	2004	6/30/05	15 to 40 years
Milton, FL		(c)	137	577	—	—	137	577	714	(122)	1986	9/7/07	15 to 30 years
Mobile, AL		(c)	157	508	—	—	157	508	665	(110)	1982	9/7/07	15 to 30 years
Mobile, AL		(c)	155	500	—	—	155	500	655	(108)	1984	9/7/07	15 to 30 years
Mobile, AL		(c)	167	601	—	—	167	601	768	(130)	1990	9/7/07	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Mobile, AL		(c)	89	501	—	—	89	501	590	(101)	1982	11/30/07	15 to 30 years
Montgomery, AL		(c)	398	626	—	—	398	626	1,024	(148)	1997	9/7/07	15 to 30 years
Montgomery, AL		(c)	241	628	—	—	241	628	869	(136)	1997	9/7/07	15 to 30 years
Montgomery, AL		(c)	422	857	—	—	422	857	1,279	(187)	1992	9/7/07	15 to 30 years
Montgomery, AL		(c)	303	636	—	—	303	636	939	(141)	1996	9/7/07	15 to 30 years
Montgomery, AL		(c)	275	528	—	—	275	528	803	(127)	1988	9/7/07	15 to 30 years
Moultrie, GA		(c)	179	271	—	—	179	271	450	(96)	1983	9/7/07	15 to 20 years
Niceville, FL		(c)	458	454	—	—	458	454	912	(86)	1996	9/7/07	15 to 40 years
Ontario, CA	9,348		7,981	6,937	—	—	7,981	6,937	14,918	(965)	2005	6/30/05	15 to 40 years
Opelika, AL		(c)	503	628	—	—	503	628	1,131	(157)	1995	9/7/07	15 to 30 years
Oxford, AL		(a)	120	1,224	—	—	120	1,224	1,344	(166)	1990	12/22/06	40 to 40 years
Pensacola, FL		(c)	238	564	—	—	238	564	802	(123)	1994	9/7/07	15 to 30 years
Pensacola, FL		(c)	104	333	—	—	104	333	437	(78)	1968	9/7/07	15 to 30 years
Pensacola, FL		(c)	148	459	—	—	148	459	607	(98)	1972	9/7/07	15 to 30 years
Pensacola, FL		(c)	195	569	—	—	195	569	764	(127)	1983	9/7/07	15 to 30 years
Pensacola, FL		(c)	150	575	—	—	150	575	725	(127)	1986	9/7/07	15 to 30 years
Pinson, AL		(a)	320	916	—	—	320	916	1,236	(99)	2001	12/22/06	50 to 50 years
Plano, TX		(c)	3,064	2,707	—	—	3,064	2,707	5,771	(829)	1992	6/29/07	5 to 30 years
Pompano Beach, FL	7,271		6,153	5,010	—	—	6,153	5,010	11,163	(705)	2004	6/30/05	15 to 40 years
Portland, ME		(a)	650	566	—	—	650	566	1,216	(163)	1993	3/7/07	13 to 28 years
Spanish Fort, AL		(c)	563	607	—	—	563	607	1,170	(174)	1993	9/7/07	15 to 30 years
Straban Township, PA		(a)	1,385	3,259	—	—	1,385	3,259	4,644	(890)	2005	2/16/07	5 to 30 years
Tulsa, OK		(a)	1,225	373	—	—	1,225	373	1,598	(387)	1999	12/28/05	15 to 20 years
Tulsa, OK		(a)	1,808	4,539	—	—	1,808	4,539	6,347	(1,131)	1992	5/26/06	10 to 30 years
Valdosta, GA		(c)	376	576	—	—	376	576	952	(132)	1996	11/30/07	15 to 30 years
Specialty retail properties
Abilene, TX		(a)	1,316	2,649	—	—	1,316	2,649	3,965	(530)	2000	5/19/05	15 to 40 years
Algonquin, IL		(a)	4,171	5,613	—	—	4,171	5,613	9,784	(1,003)	2007	9/5/07	13 to 38 years
Alpharetta, GA		(a)	2,497	2,160	—	—	2,497	2,160	4,657	(653)	1994	6/15/04	15 to 30 years
Alpharetta, GA		(a)	4,079	1,948	—	—	4,079	1,948	6,027	(823)	1983	6/15/04	15 to 20 years
Ankeny, IA		(d)	3,913	3,671	—	—	3,913	3,671	7,584	(31)	2003	10/15/12	15 to 30 years
Ashland, KY		(a)	775	2,037	—	—	775	2,037	2,812	(443)	1990	7/6/07	12 to 27 years
Ashland, KY		(a)	629	754	—	—	629	754	1,383	(189)	1993	7/6/07	12 to 27 years
Atlanta, GA		(a)	4,863	815	—	—	4,863	815	5,678	(408)	1970	6/15/04	15 to 20 years
Atlanta, GA		(a)	5,026	3,590	(3,987)	(2,317)	1,039	1,273	2,312	(1,170)	1973	11/18/05	15 to 30 years
Aurora, IL		(a)	1,979	4,111	—	—	1,979	4,111	6,090	(863)	1989	9/5/07	13 to 28 years
Avon, OH		(a)	1,550	2,749	—	—	1,550	2,749	4,299	(512)	2007	8/31/07	13 to 38 years
Batavia, IL		(a)	1,857	3,441	—	—	1,857	3,441	5,298	(767)	2001	8/31/07	13 to 28 years
Beckley, WV		(a)	1,135	2,278	—	—	1,135	2,278	3,413	(415)	1990	2/29/08	14 to 29 years
Bensalem, PA		(a)	1,653	3,085	—	—	1,653	3,085	4,738	(713)	1987	1/3/07	15 to 30 years
Canton, MA	38,652		28,693	27,813	—	—	28,693	27,813	56,506	(5,398)	1962	2/1/06	15 to 30 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Chillicothe, OH		(a)	499	2,296	—	—	499	2,296	2,795	(495)	1995	7/6/07	12 to 27 years
Davenport, IA		(a)	2,823	4,475	—	—	2,823	4,475	7,298	(886)	2007	8/31/07	13 to 38 years
Downers Grove, IL		(a)	1,772	2,227	—	—	1,772	2,227	3,999	(539)	1994	8/31/07	13 to 28 years
Eau Claire, WI		(a)	1,597	6,964	—	—	1,597	6,964	8,561	(1,591)	2004	4/8/05	15 to 30 years
El Paso, TX		(a)	1,536	3,852	—	—	1,536	3,852	5,388	(893)	1973	10/29/04	15 to 30 years
Fairless Hills, PA		(a)	3,655	5,271	—	—	3,655	5,271	8,926	(1,287)	1994	1/3/07	15 to 30 years
Great Falls, MT		(a)	1,486	3,856	—	—	1,486	3,856	5,342	(728)	2004	5/6/04	15 to 40 years
Gurnee, IL		(a)	767	1,632	—	—	767	1,632	2,399	(399)	1999	8/31/07	13 to 28 years
Hermantown, MN		(a)	1,881	7,761	—	—	1,881	7,761	9,642	(1,320)	2003	4/8/05	15 to 40 years
Hurricane, WV		(a)	727	3,005	—	—	727	3,005	3,732	(625)	1998	7/6/07	12 to 27 years
Joliet, IL		(a)	1,700	5,698	—	—	1,700	5,698	7,398	(945)	2004	8/31/07	13 to 38 years
Kenosha, WI		(a)	3,421	7,407	—	—	3,421	7,407	10,828	(1,398)	2004	9/30/04	15 to 40 years
Loveland, CO		(d)	2,329	4,750	—	—	2,329	4,750	7,079	(41)	2001	10/15/12	15 to 30 years
Loves Park, IL		(a)	1,551	6,447	—	—	1,551	6,447	7,998	(1,027)	2004	8/31/07	13 to 38 years
Marietta, GA		(a)	4,675	854	—	—	4,675	854	5,529	(424)	1996	6/15/04	15 to 30 years
Marietta, GA		(a)	2,610	865	—	—	2,610	865	3,475	(408)	1977	6/15/04	15 to 20 years
Merrillville, IN		(a)	1,324	3,975	—	—	1,324	3,975	5,299	(896)	1986	8/31/07	13 to 28 years
Mesa, AZ		(d)	2,040	5,696	—	—	2,040	5,696	7,736	(48)	2005	10/15/12	15 to 30 years
Midvale, UT		(d)	2,931	4,844	—	—	2,931	4,844	7,775	(42)	2002	10/15/12	15 to 30 years
Morrisville, PA		(a)	1,345	8,288	—	—	1,345	8,288	9,633	(1,586)	2004	1/3/07	15 to 40 years
Mundelein, IL		(a)	1,991	4,308	—	—	1,991	4,308	6,299	(940)	2002	8/31/07	13 to 28 years
New Hartford, NY		(a)	2,168	4,851	—	—	2,168	4,851	7,019	(1,160)	2004	10/8/04	15 to 40 years
Parkersburg, WV		(a)	1,800	3,183	—	—	1,800	3,183	4,983	(769)	1976	7/6/07	12 to 27 years
Peoria, IL		(a)	2,497	4,401	—	—	2,497	4,401	6,898	(842)	2004	8/31/07	13 to 38 years
Phoenix, AZ		(d)	2,098	5,338	—	—	2,098	5,338	7,436	(46)	2003	10/15/12	15 to 30 years
Portsmouth, OH		(a)	561	1,563	—	—	561	1,563	2,124	(354)	1988	7/6/07	12 to 27 years
Princeton, WV		(a)	990	764	—	—	990	764	1,754	(176)	1993	7/6/07	13 to 28 years
Roswell, NM		(a)	1,002	3,177	—	—	1,002	3,177	4,179	(488)	2004	7/29/04	15 to 50 years
Schaumburg, IL		(a)	2,067	2,632	—	—	2,067	2,632	4,699	(598)	2002	8/31/07	13 to 28 years
South Point, OH		(a)	848	2,948	—	—	848	2,948	3,796	(628)	1990	7/6/07	12 to 27 years
Thornton, CO		(d)	2,836	5,069	—	—	2,836	5,069	7,905	(48)	2003	10/15/12	15 to 30 years
Tinley Park, IL		(a)	1,108	2,091	—	—	1,108	2,091	3,199	(446)	1990	8/31/07	13 to 28 years
Waco, TX		(a)	320	406	—	—	320	406	726	(143)	1986	9/24/04	10 to 30 years
Distribution properties
Aiken, SC		(a)	108	265	—	—	108	265	373	(80)	1985	12/30/04	15 to 20 years
Bowling Green, KY		(a)	136	228	—	—	136	228	364	(58)	1993	12/30/04	15 to 30 years
Conroe, TX		(a)	492	723	—	—	492	723	1,215	(189)	1999	12/30/04	15 to 30 years
Conyers, GA		(a)	164	486	—	—	164	486	650	(113)	1992	12/30/04	15 to 30 years
DIberville, MS		(a)	250	339	—	—	250	339	589	(113)	1984	12/30/04	15 to 20 years
Florence, SC		(a)	221	174	—	—	221	174	395	(121)	1974	12/30/04	10 to 15 years
Fort Myers, FL		(a)	1,021	583	—	—	1,021	583	1,604	(208)	1999	12/30/04	15 to 40 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Fort Myers, FL		(a)	641	1,069	—	—	641	1,069	1,710	(314)	1999	12/30/04	15 to 30 years
Greenville, SC		(a)	344	210	—	—	344	210	554	(151)	1981	12/30/04	10 to 15 years
Greer, SC		(a)	268	236	—	—	268	236	504	(91)	1993	12/30/04	15 to 30 years
Gulfport, MS		(a)	384	453	—	—	384	453	837	(294)	1970	12/30/04	10 to 15 years
Hattiesburg, MS		(a)	262	542	—	—	262	542	804	(201)	1986	12/30/04	10 to 20 years
Hickory, NC		(a)	199	262	—	—	199	262	461	(109)	1989	12/30/04	15 to 20 years
Indianapolis, IN		(a)	607	520	—	—	607	520	1,127	(198)	1990	12/30/04	15 to 20 years
Jackson, TN		(d)	260	143	(101)	(49)	159	94	253	(79)	1971	12/30/04	15 to 20 years
Jacksonville, FL		(a)	339	226	—	—	339	226	565	(107)	1987	12/30/04	15 to 20 years
Jacksonville, FL		(a)	786	1,690	—	—	786	1,690	2,476	(651)	1960	12/30/04	10 to 20 years
Jacksonville, FL		(a)	963	1,007	—	—	963	1,007	1,970	(538)	2001	12/30/04	10 to 20 years
Knoxville, TN		(a)	259	111	—	—	259	111	370	(98)	1981	12/30/04	10 to 15 years
Lakeland, FL		(a)	1,098	1,281	—	—	1,098	1,281	2,379	(504)	1984	12/30/04	15 to 20 years
Lawrenceville, GA		(a)	500	237	—	—	500	237	737	(110)	1996	12/30/04	15 to 30 years
Mantua Township, NJ		(a)	858	8,418	—	94	858	8,512	9,370	(1,516)	2000	11/17/06	6 to 50 years
Martinsburg, WV		(a)	173	20	—	—	173	20	193	(26)	1972	12/30/04	10 to 15 years
Mattoon, IL		(a)	233	263	—	—	233	263	496	(116)	1984	12/30/04	15 to 20 years
Pompano Beach, FL		(a)	1,144	337	—	—	1,144	337	1,481	(131)	1990	12/30/04	15 to 30 years
Port Richey, FL		(a)	741	660	—	—	741	660	1,401	(421)	1975	12/30/04	10 to 15 years
Riverside, CA		(a)	1,203	6,254	—	—	1,203	6,254	7,457	(980)	2004	11/12/04	15 to 40 years
Riviera Beach, FL		(a)	500	170	—	—	500	170	670	(81)	1987	12/30/04	15 to 20 years
Roanoke, VA		(a)	333	124	—	—	333	124	457	(98)	1975	12/30/04	10 to 15 years
Sebring, FL		(a)	318	291	—	—	318	291	609	(112)	1982	12/30/04	15 to 20 years
Spokane, WA		(a)	518	193	—	—	518	193	711	(97)	1998	12/30/04	15 to 30 years
Stateville, NC		(a)	614	355	—	—	614	355	969	(240)	1976	12/30/04	10 to 15 years
Tavares, FL		(a)	1,075	5,098	—	—	1,075	5,098	6,173	(940)	2004	9/7/04	15 to 40 years
Tontitown, AR		(a)	230	92	—	—	230	92	322	(47)	1987	12/30/04	15 to 20 years
West Columbia, SC		(a)	324	108	—	—	324	108	432	(46)	1989	12/30/04	15 to 20 years
West Columbia, SC		(a)	262	598	—	—	262	598	860	(203)	1984	12/30/04	10 to 20 years
Wilmington, NC		(a)	370	122	—	—	370	122	492	(57)	1987	12/30/04	15 to 20 years
Convenience Stores/car washes
Ashland, NH		(b)	398	157	—	—	398	157	555	(6)	1970	6/28/12	15 to 20 years
Auburn, ME		(b)	371	444	—	—	371	444	815	(10)	1996	6/28/12	15 to 30 years
Auburn, ME		(b)	287	222	—	—	287	222	509	(7)	1968	6/28/12	15 to 20 years
Augusta, ME		(b)	318	322	—	—	318	322	640	(8)	1997	6/28/12	15 to 28 years
Bangor, ME		(b)	327	141	—	—	327	141	468	(8)	1973	6/28/12	15 to 15 years
Bartlett, ME		(b)	325	399	—	—	325	399	724	(9)	1998	6/28/12	15 to 32 years
Berlin, NH		(b)	387	317	—	—	387	317	704	(11)	1991	6/28/12	15 to 22 years
Brewer, ME		(b)	238	260	—	—	238	260	498	(8)	1967	6/28/12	15 to 25 years
Calais, ME		(b)	187	213	—	—	187	213	400	(8)	1968	6/28/12	15 to 20 years
Cave Creek, AZ		(b)	2,711	2,201	—	—	2,711	2,201	4,912	(533)	1998	7/2/07	15 to 40 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Concord, NH		(b)	260	330	—	—	260	330	590	(9)	1988	6/28/12	15 to 25 years
Freeport, ME		(b)	503	343	—	—	503	343	846	(9)	1991	6/28/12	15 to 26 years
Gorham, NH		(b)	723	358	—	—	723	358	1,081	(14)	1975	6/28/12	15 to 18 years
Harrington, ME		(b)	331	459	—	—	331	459	790	(13)	1992	6/28/12	15 to 32 years
Lewiston, ME		(b)	460	341	—	—	460	341	801	(11)	1994	6/28/12	15 to 28 years
Madison, ME		(b)	130	410	—	—	130	410	540	(10)	1988	6/28/12	15 to 25 years
Manchester, ME		(b)	279	284	—	—	279	284	563	(10)	1990	6/28/12	15 to 20 years
Newport, NH		(b)	519	581	—	—	519	581	1,100	(15)	1998	6/28/12	15 to 30 years
Oakfield, ME		(b)	273	229	—	—	273	229	502	(9)	1993	6/28/12	15 to 25 years
Paris, ME		(b)	139	153	—	—	139	153	292	(6)	1954	6/28/12	15 to 17 years
Phoenix, AZ		(b)	2,243	4,243	—	—	2,243	4,243	6,486	(933)	2001	7/2/07	15 to 40 years
Reno, NV		(a)	1,096	6,892	—	—	1,096	6,892	7,988	(802)	2004	12/16/05	10 to 50 years
Rockland, ME		(b)	211	303	—	—	211	303	514	(7)	1984	6/28/12	15 to 28 years
Sanford, ME		(b)	807	579	—	—	807	579	1,386	(14)	1997	6/28/12	15 to 28 years
Scottsdale, AZ		(b)	4,416	2,384	—	—	4,416	2,384	6,800	(630)	2000	7/2/07	15 to 40 years
Scottsdale, AZ		(b)	2,765	2,196	—	—	2,765	2,196	4,961	(579)	1995	7/2/07	15 to 40 years
Scottsdale, AZ		(b)	5,123	2,683	—	—	5,123	2,683	7,806	(899)	1991	7/2/07	15 to 40 years
Scottsdale, AZ		(b)	3,437	2,373	—	—	3,437	2,373	5,810	(796)	1996	7/2/07	15 to 40 years
Sherman Mills, ME		(b)	259	163	—	—	259	163	422	(7)	1974	6/28/12	15 to 20 years
South Portland, ME		(b)	661	194	—	—	661	194	855	(10)	1970	6/28/12	15 to 15 years
Industrial properties
Annapolis Junction, MD		(a)	2,245	1,105	(1,535)	(547)	710	558	1,268	(138)	1930	9/29/06	15 to 30 years
Bridgeview, IL		(a)	1,093	3,731	—	—	1,093	3,731	4,824	(775)	1964	12/29/06	15 to 30 years
Byron, IL		(a)	734	4,334	—	—	734	4,334	5,068	(1,292)	1965	12/29/06	10 to 20 years
Dublin, VA		(a)	491	1,401	—	—	491	1,401	1,892	(483)	1985	12/11/06	15 to 20 years
Edon, OH		(c)	642	2,649	—	—	642	2,649	3,291	(814)	1953	2/21/07	15 to 20 years
Elk Grove Village, IL		(b)	3,001	5,264	(1,604)	(2,492)	1,397	2,772	4,169	(867)	1970	12/28/06	10 to 30 years
Exton, PA		(b)	2,494	7,180	—	—	2,494	7,180	9,674	(1,234)	1999	12/28/06	14 to 40 years
Fremont, IN		(c)	427	2,176	—	—	427	2,176	2,603	(474)	1960	2/21/07	15 to 30 years
Grand Chute, WI		(b)	1,738	12,133	—	—	1,738	12,133	13,871	(2,490)	1966	12/28/06	14 to 30 years
Houston, TX		(a)	2,341	4,323	—	—	2,341	4,323	6,664	(1,032)	1990	6/3/05	13 to 30 years
Lenexa, KS		(b)	1,463	5,110	—	462	1,463	5,572	7,035	(1,041)	1985	12/28/06	12 to 30 years
Loudon, TN		(c)	1,188	4,904	—	—	1,188	4,904	6,092	(1,049)	1992	3/31/08	15 to 30 years
Merced, CA		(c)	3,456	9,007	—	—	3,456	9,007	12,463	(1,652)	1998	3/31/08	15 to 30 years
Minerva, OH		(c)	649	3,920	(217)	(770)	432	3,150	3,582	(1,052)	1919	2/21/07	8 to 20 years
Monroe, MI		(a)	1,567	12,435	—	—	1,567	12,435	14,002	(2,142)	2005	12/15/05	10 to 40 years
Monroe, MI		(a)	1,611	11,145	—	—	1,611	11,145	12,756	(1,855)	2003	12/14/06	9 to 40 years
Nashville, TN		(b)	459	3,261	—	—	459	3,261	3,720	(621)	1960	12/28/06	14 to 30 years
Pulaski, VA		(a)	333	1,536	—	—	333	1,536	1,869	(500)	1967	12/11/06	15 to 20 years
Royal Oak, MI		(a)	3,426	7,071	—	—	3,426	7,071	10,497	(1,482)	1952	3/10/06	15 to 30 years
Scottdale, PA		(b)	607	11,008	—	—	607	11,008	11,615	(3,046)	1959	12/28/06	14 to 20 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Shelbyville, KY		(b)	442	3,028	—	—	442	3,028	3,470	(576)	1973	12/28/06	14 to 30 years
Sidney, OH		(a)	921	4,177	—	—	921	4,177	5,098	(1,313)	1987	12/22/05	13 to 20 years
Surgoinsville, TN		(a)	777	2,892	—	—	777	2,892	3,669	(744)	1997	3/30/07	13 to 28 years
Troy, MI		(a)	1,128	947	—	—	1,128	947	2,075	(202)	1952	3/10/06	15 to 30 years
Westfield, MA		(b)	3,258	8,090	—	—	3,258	8,090	11,348	(2,359)	1981	12/28/06	14 to 30 years
Worcester, MA		(b)	3,731	5,193	—	525	3,731	5,718	9,449	(2,069)	1971	12/28/06	13 to 20 years
Movie Theaters
Batavia, IL		(a)	4,705	7,561	—	—	4,705	7,561	12,266	(1,517)	1995	2/24/06	13 to 38 years
Bixby, OK		(a)	5,585	10,101	—	—	5,585	10,101	15,686	(2,520)	1998	11/30/04	15 to 30 years
Cedar Rapids, IA		(a)	2,521	5,461	—	—	2,521	5,461	7,982	(1,033)	1998	9/30/04	15 to 40 years
Colorado Springs, CO		(a)	1,892	1,732	—	—	1,892	1,732	3,624	(539)	1995	9/30/05	15 to 30 years
Columbia, SC		(a)	2,115	2,091	—	—	2,115	2,091	4,206	(496)	1996	9/30/05	15 to 30 years
Covina, CA		(c)	5,566	26,922	—	—	5,566	26,922	32,488	(3,937)	1997	6/23/04	14 to 40 years
Durham, NC		(a)	1,630	2,685	—	—	1,630	2,685	4,315	(768)	1994	9/30/05	14 to 30 years
Fort Wayne, IN		(a)	2,696	9,849	682	—	3,378	9,849	13,227	(1,815)	2005	6/30/04	15 to 40 years
Goodyear, AZ		(a)	3,881	4,392	—	—	3,881	4,392	8,273	(850)	1998	12/15/05	12 to 37 years
Greensboro, NC		(a)	2,359	2,431	—	—	2,359	2,431	4,790	(598)	1996	9/30/05	15 to 30 years
Johnston, IA		(c)	3,046	10,213	—	—	3,046	10,213	13,259	(2,176)	1998	6/23/04	15 to 30 years
Kansas City, MO		(a)	2,543	7,943	—	—	2,543	7,943	10,486	(1,249)	2003	7/29/04	15 to 50 years
Lee’s Summit, MO		(a)	3,517	9,735	—	—	3,517	9,735	13,252	(1,834)	1999	7/29/04	15 to 40 years
Longview, TX		(a)	1,432	2,946	—	—	1,432	2,946	4,378	(718)	1995	9/30/05	15 to 30 years
Martinsburg, WV		(a)	2,450	3,528	—	—	2,450	3,528	5,978	(933)	1998	9/30/05	13 to 30 years
Missoula, MT		(c)	2,333	3,406	—	—	2,333	3,406	5,739	(681)	1998	6/23/04	15 to 40 years
Noblesville, IN		(a)	1,760	—	2,338	10,172	4,098	10,172	14,270	(1,781)	2008	1/5/07	14 to 39 years
Overland Park, KS		(a)	4,935	12,281	—	—	4,935	12,281	17,216	(1,682)	2004	12/15/05	12 to 57 years
Phoenix, AZ		(a)	2,652	11,495	—	—	2,652	11,495	14,147	(1,680)	1997	5/17/04	13 to 40 years
Portage, IN		(a)	4,621	8,300	—	—	4,621	8,300	12,921	(1,824)	2007	12/2/05	13 to 38 years
Raleigh, NC		(a)	3,636	8,833	—	—	3,636	8,833	12,469	(1,972)	1988	6/23/04	12 to 27 years
Wilmington, NC		(a)	1,552	2,934	—	—	1,552	2,934	4,486	(689)	1997	9/30/05	15 to 30 years
Winston-Salem, NC		(a)	1,567	2,140	—	—	1,567	2,140	3,707	(616)	1993	10/28/05	13 to 30 years
Educational properties
Alpena, MI		(a)	236	2,051	—	—	236	2,051	2,287	(673)	1936	12/17/04	15 to 20 years
Columbus, OH		(a)	417	5,100	—	849	417	5,949	6,366	(1,281)	1980	11/15/04	15 to 30 years
Columbus, OH		(a)	1,069	3,363	330	1,340	1,399	4,703	6,102	(1,448)	2004	12/17/04	15 to 20 years
Cummington, MA		(a)	1,177	4,439	—	—	1,177	4,439	5,616	(1,078)	1900	12/7/05	15 to 30 years
Duluth, GA		(a)	2,289	4,274	—	—	2,289	4,274	6,563	(967)	2007	9/27/07	13 to 48 years
Grand Chute, WI	2,210		1,524	1,666	—	—	1,524	1,666	3,190	(409)	2005	7/18/05	15 to 50 years
Hendersonville, NC		(a)	692	2,469	—	—	692	2,469	3,161	(653)	1956	12/7/05	15 to 30 years
Leawood, KS		(a)	1,854	3,914	—	—	1,854	3,914	5,768	(960)	1999	9/29/05	15 to 30 years
Lone Tree, CO		(a)	2,020	3,748	—	—	2,020	3,748	5,768	(883)	1999	9/29/05	15 to 30 years
Manchester, VT		(a)	1,198	4,688	—	—	1,198	4,688	5,886	(974)	1935	12/7/05	15 to 40 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Mesa, AZ		(a)	929	806	—	—	929	806	1,735	(277)	1980	2/10/05	15 to 30 years
Mount Laurel, NJ		(a)	1,404	5,655	—	—	1,404	5,655	7,059	(783)	2007	12/21/07	13 to 48 years
Phoenix, AZ	17,548		4,025	24,772	—	—	4,025	24,772	28,797	(3,606)	2002	5/16/05	15 to 40 years
Phoenix, AZ	6,932		2,381	9,051	—	—	2,381	9,051	11,432	(1,392)	2002	5/16/05	15 to 40 years
Phoenix, AZ		(a)	1,912	1,673	—	—	1,912	1,673	3,585	(415)	1978	2/10/05	15 to 30 years
Phoenix, AZ		(a)	1,840	3,582	—	—	1,840	3,582	5,422	(703)	1975	2/10/05	15 to 40 years
Prineville, OR		(a)	571	4,457	—	—	571	4,457	5,028	(1,081)	1940	12/22/05	15 to 30 years
Reedley, CA		(a)	1,637	2,885	—	—	1,637	2,885	4,522	(982)	1950	12/7/05	15 to 30 years
Romeoville, IL		(a)	1,684	5,676	—	—	1,684	5,676	7,360	(687)	2008	6/23/08	14 to 49 years
Tucson, AZ		(a)	983	3,782	(7)	—	976	3,782	4,758	(613)	1978	2/10/05	15 to 40 years
Warrenville, IL		(a)	2,542	3,813	—	—	2,542	3,813	6,355	(978)	1999	9/29/05	15 to 30 years
Westmont, IL		(a)	1,375	5,087	—	—	1,375	5,087	6,462	(824)	2003	12/28/05	15 to 40 years
Supermarkets
Amarillo, TX	1,957		1,574	1,389	—	—	1,574	1,389	2,963	(319)	1989	5/23/05	9 to 30 years
Amarillo, TX	5,439		3,559	4,575	—	—	3,559	4,575	8,134	(716)	1999	5/23/05	15 to 40 years
Amarillo, TX	1,908		1,828	1,292	—	—	1,828	1,292	3,120	(299)	1988	5/23/05	9 to 30 years
Amarillo, TX	1,950		1,573	1,586	—	—	1,573	1,586	3,159	(364)	1989	5/23/05	9 to 30 years
Burkburnett, TX	3,076		2,030	2,706	—	—	2,030	2,706	4,736	(449)	1997	5/23/05	12 to 40 years
Childress, TX	720		747	934	—	—	747	934	1,681	(206)	1997	5/23/05	7 to 40 years
Cleveland, TX	1,319		465	2,867	—	—	465	2,867	3,332	(902)	1991	12/1/05	15 to 20 years
Corrigan, TX	686		395	630	—	—	395	630	1,025	(230)	1971	12/1/05	15 to 20 years
Diboll, TX	897		775	872	—	—	775	872	1,647	(326)	1974	12/1/05	15 to 20 years
Levelland, TX	2,524		1,651	2,158	—	—	1,651	2,158	3,809	(358)	1997	5/23/05	12 to 40 years
Lubbock, TX	2,545		1,782	2,055	—	—	1,782	2,055	3,837	(341)	1997	5/23/05	12 to 40 years
Lufkin, TX	844		1,178	352	—	—	1,178	352	1,530	(172)	1977	12/1/05	15 to 20 years
Muleshoe, TX		(c)	471	1,770	—	—	471	1,770	2,241	(82)	1999	8/29/11	15 to 40 years
Novasota, TX	1,214		781	1,499	—	—	781	1,499	2,280	(365)	1992	12/1/05	15 to 30 years
Perryton, TX	846		1,029	597	—	—	1,029	597	1,626	(162)	1997	5/23/05	7 to 40 years
Plainview, TX	4,263		620	5,415	—	—	620	5,415	6,035	(778)	2000	8/25/05	15 to 40 years
Snyder, TX	3,376		2,062	2,963	—	—	2,062	2,963	5,025	(465)	1999	5/23/05	14 to 40 years
Timpson, TX	317		253	312	—	—	253	312	565	(125)	1978	12/1/05	15 to 20 years
Vernon, TX	2,817		1,791	2,550	—	—	1,791	2,550	4,341	(424)	1997	5/23/05	12 to 40 years
Wichita Falls, TX	4,006		—	6,259	—	—	—	6,259	6,259	(1,792)	1997	5/23/05	13 to 20 years
Medical/other office properties
Bonita Springs, FL		(b)	317	1,619	—	—	317	1,619	1,936	(14)	2003	8/30/12	15 to 50 years
Bonita Springs, FL		(b)	738	4,022	—	—	738	4,022	4,760	(34)	2006	8/30/12	15 to 50 years
Bonita Springs, FL		(b)	376	940	—	—	376	940	1,316	(9)	2006	8/30/12	15 to 50 years
Cape Coral, FL		(b)	545	1,716	—	—	545	1,716	2,261	(18)	2011	8/30/12	15 to 50 years
Columbia, SC		(c)	2,095	16,191	—	5,006	2,095	21,197	23,292	(3,341)	1990	9/9/05	5 to 30 years
Dallas, TX		(a)	1,633	21,835	—	2,019	1,633	23,854	25,487	(2,909)	2005	8/29/05	15 to 50 years

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition including impairment		Gross Amount at December 31, 2012(e)						Life in which depreciation in latest Income Statement is computed
Description	Encumbrances		Land and Improvements	Buildings, Improvements	Improvements/ Land	Improvements/ building	Land and Improvements	Buildings, Improvements	Total	Final Accum	Date of Construction	Date Acquired
Ft. Myers, FL		(b)	904	6,445	—	—	904	6,445	7,349	(52)	1989	8/30/12	15 to 50 years
Naples, FL		(b)	1,351	5,368	—	—	1,351	5,368	6,719	(43)	2002	8/30/12	15 to 50 years
Naples, FL		(b)	1,829	4,522	—	—	1,829	4,522	6,351	(44)	1978	8/30/12	15 to 40 years
Naples, FL		(b)	260	470	—	—	260	470	730	(5)	1982	8/30/12	15 to 40 years
Naples, FL		(b)	1,057	3,845	—	—	1,057	3,845	4,902	(14)	2012	10/31/12	15 to 50 years
Drugstores
Buffalo, NY		(a)	681	925	—	—	681	925	1,606	(150)	1993	12/15/04	20 to 40 years
Millen, GA		(a)	810	1,312	—	—	810	1,312	2,122	(218)	1999	12/15/04	20 to 40 years
Moundsville, WV		(a)	706	1,002	—	—	706	1,002	1,708	(164)	1993	12/15/04	20 to 40 years
Oneida, NY		(a)	1,315	1,411	—	—	1,315	1,411	2,726	(231)	1999	12/15/04	20 to 40 years
Philadelphia, PA		(a)	733	1,087	—	—	733	1,087	1,820	(175)	1993	12/15/04	20 to 40 years
Philadelphia, PA		(a)	1,613	1,880	—	—	1,613	1,880	3,493	(298)	1999	2/2/05	20 to 40 years
St. Clair Shores, MI		(a)	1,169	761	—	—	1,169	761	1,930	(166)	1991	5/2/05	15 to 30 years
Thomasville, GA		(a)	931	1,933	—	—	931	1,933	2,864	(296)	1999	12/15/04	20 to 40 years
Uhrichsville, OH		(a)	617	2,345	—	—	617	2,345	2,962	(355)	2000	12/15/04	20 to 40 years
Recreational properties
Austin, TX	7,340		4,425	8,142	—	—	4,425	8,142	12,567	(1,567)	2005	9/30/05	15 to 40 years
Fort Worth, TX	4,787		2,468	5,418	—	—	2,468	5,418	7,886	(990)	2003	9/30/05	15 to 40 years
Grapevine, TX	4,787		2,554	5,377	—	—	2,554	5,377	7,931	(992)	2000	9/30/05	15 to 40 years
Jacksonville, FL		(a)	431	802	—	—	431	802	1,233	(223)	1979	3/31/04	9 to 30 years
Lewisville, TX	4,148		2,130	4,630	—	—	2,130	4,630	6,760	(858)	1998	9/30/05	15 to 40 years
Plano, TX	5,744		3,225	6,302	—	—	3,225	6,302	9,527	(1,133)	2001	9/30/05	15 to 40 years
Shenandoah, TX	5,106		2,886	5,763	—	—	2,886	5,763	8,649	(1,045)	2004	9/30/05	15 to 40 years
Tannersville, PA		(a)	10,943	40,453	332	2,754	11,275	43,207	54,482	(21,159)	1960	6/14/05	15 to 20 years
Health clubs/gyms
Keizer, OR		(a)	1,208	4,089	—	—	1,208	4,089	5,297	(708)	1988	12/1/05	15 to 40 years
Salem, OR		(a)	941	2,620	1,018	5,042	1,959	7,662	9,621	(1,231)	1996	12/1/05	15 to 40 years
Salem, OR		(a)	1,509	5,635	—	—	1,509	5,635	7,144	(969)	2001	12/1/05	15 to 40 years
Salem, OR		(a)	1,214	4,911	—	—	1,214	4,911	6,125	(859)	1980	12/1/05	15 to 40 years
Salem, OR		(a)	1,589	3,834	—	—	1,589	3,834	5,423	(895)	1977	12/1/05	15 to 30 years
Interstate travel plazas
Catlettsburg, KY		(a)	9,344	3,989	—	—	9,344	3,989	13,333	(2,327)	2001	12/23/03	15 to 40 years
Saint Augustine, FL		(a)	9,556	2,543	—	—	9,556	2,543	12,099	(1,619)	2001	12/23/03	15 to 40 years
Spiceland, IN		(a)	9,649	3,063	—	—	9,649	3,063	12,712	(2,029)	2001	12/23/03	15 to 40 years
Call Centers
Worcester, MA	7,755		2,048	8,705	(717)	(3,155)	1,331	5,550	6,881	(1,542)	1968	12/22/05	7 to 40 years

	181,908		1,338,588	2,020,686	(10,151)	16,301	1,328,437	2,036,987	3,365,424	(490,938)

(a)	Represents properties collateralized with Master Trust Debt of $937,395
(b)	Represents properties collateralized with CMBS Debt of $831,215
(c)	Represents properties collaterialized with our Credit Facility
(d)	Represents unencumbered properties
(e)	The aggregate cost of properties for federal income tax purposes is approximately $3.14 billion at December 31, 2012

Reconciliation

	2012	2011	2010
Land, buildings, and improvements:

Balance at the beginning of the year	$3,272,728	$3,299,442	$3,342,461

Additions:
Acquisitions	159,112	36,227	—
Held for sale reclassed as held for investment	—	—	2,736

Deductions:
Dispositions of land, buildings, and improvements	(49,201)	(34,453)	(5,139)
Held for sale	(6,433)	(10,034)	(3,161)
Impairment	(10,782)	(18,454)	(37,455)

Gross Real Estate Balance at close of the year	$3,365,424	$3,272,728	$3,299,442

Accumulated depreciation and amortization:

Balance at the beginning of the year	$(405,426)	$(319,946)	$(226,391)

Additions
Depreciation expense	(94,020)	(93,673)	(94,606)
Held for sale reclassed as held for investment	—	—	—

Deductions:
Dispositions of land, buildings, and improvements	7,414	6,712	697
Held for sale	1,094	1,481	354

Balance at close of the year	(490,938)	(405,426)	(319,946)

Net Real Estate Investment	$2,874,486	$2,867,302	$2,979,496

SPIRIT REALTY CAPITAL, INC.

SCHEDULE IV

MORTGAGE LOANS ON REAL ESTATE

AS OF DECEMBER 31, 2012

(Amounts in thousands)

	Stated Interest Rate	Final Maturity Date(1)	Periodic payment terms	Face Amount	Carrying Amount of Mortgages
Mortgage
Restaurant	9.35%	12/1/2026	Principal & Interest(2)	3,000	2,703
Automotive parts and service < 3%	9.23%	03/01/2021	Principal & Interest(3)	20,000	17,100
Restaurants < 3%	9.0%-9.85%	Jul-2016 to Jul-2028	Principal & Interest(4)	28,914	25,113

				$51,914	$44,916

(1)	Reflects current maturity of the investment and does not consider any options to extend beyond the current maturity
(2)	Balloon payment of $2.6 million at maturity
(3)	Balloon payment of $6.8 million at maturity
(4)	Balloon payment of $12.2 million at maturity

	2012	2011	2010
Reconciliation of Mortgage Loans on Real Estate Balance January 1,	54,644	$56,382	$57,785
Additions during period
New mortgage loans	—	—	—
Other capitalized loan origination costs	—	—	—
Deductions during period
Collections of principal	(9,529)	(1,549)	(1,207)
Sales	—	—	—
Amortization of premium	(176)	(184)	(191)
Amortization of capitalized loan origination costs	(23)	(5)	(5)

Mortage loans receivable December 31,	44,916	54,644	56,382
Mortgage loan loss provision	(4,840)	(4,120)	(1,020)

	40,076	50,524	55,362
Equipment and other loans receivable	12,043	16,110	20,821
Provision for other loan loss	(257)	(1,157)	(2,557)

	11,786	14,953	18,264

Total loans receivable	51,862	$65,477	$73,626

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

FOR THE THIRTY NINE WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29, 2011

(In thousands)
	October 27, 2012 (39 weeks)	October 29, 2011 (39 weeks)
REVENUES:
Net sales	$1,954,647	$1,943,039
Licensed department rentals and other income	10,859	11,018

Total revenues	1,965,506	1,954,057

COSTS AND EXPENSES:
Cost of sales (before depreciation and amortization)	1,408,502	1,379,359
Selling, general and administrative expenses	569,586	535,988
Depreciation and amortization expenses	34,419	25,448

Total costs and expenses	2,012,507	1,940,795

EARNINGS (LOSS) FROM OPERATIONS	(47,001)	13,262
INTEREST EXPENSE, NET	23,961	26,012

LOSS BEFORE INCOME TAXES	(70,962)	(12,750)
INCOME TAX BENEFIT	(27,762)	(3,758)

NET LOSS	$(43,200)	$(8,992)

COMPREHENSIVE LOSS	$(43,200)	$(8,992)

See accompanying notes to condensed consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 27, 2012, JANUARY 28, 2012, AND OCTOBER 29, 2011

(In thousands)
	October 27, 2012 (unaudited)	January 28, 2012	October 29, 2011 (unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,546	$20,806	$21,573
Receivables (net allowance for losses of $952, $965, and $972, respectively)	64,491	65,501	59,889
Merchandise inventories	612,227	515,950	615,187
Other current assets	11,004	8,875	10,570

Total current assets	710,268	611,132	707,219
PROPERTY AND EQUIPMENT, Net	158,869	142,574	137,519
INTANGIBLE ASSETS, Net	27,183	26,061	24,882
GOODWILL	926	926	926
DEFERRED INCOME TAXES	103,009	77,994	87,095
DEBT ISSUANCE COSTS	13,189	9,256	11,477
OTHER ASSETS	3,619	2,949	2,864

TOTAL ASSETS	$1,017,063	$870,892	$971,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$8,943	$8,293	$8,452
Accounts payable	325,186	236,038	302,266
Accrued compensation and related taxes	26,076	15,767	23,118
Deferred income taxes	49,087	43,724	40,480
Other accrued liabilities	63,859	50,818	50,924
Accrued income and other taxes	19,015	23,552	29,016

Total current liabilities	492,166	378,192	454,256
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS—Less current portion	439,150	366,480	403,117
OTHER LONG-TERM OBLIGATIONS	42,580	41,900	46,682
LONG-TERM RELATED PARTY OBLIGATIONS (Note 3)	28,846	26,301	25,236
SHAREHOLDERS’ EQUITY:
Common stock (par value $0.001: 11,500,000 shares authorized, 10,001,000 shares issued and outstanding at October 27, 2012; 10,000,000 shares authorized, issued and outstanding at January 28, 2012 and October 29, 2011)	10	10	10
Additional paid-in capital	56,919	57,417	57,359
Retained earnings (deficit)	(42,367)	833	(15,148)
Accumulated other comprehensive income (loss)	(241)	(241)	470

Total shareholders’ equity	14,321	58,019	42,691

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,017,063	$870,892	$971,982

See accompanying notes to condensed consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THIRTY NINE WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29, 2011

(In thousands)
	October 27, 2012 (39 weeks)	October 29, 2011 (39 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(43,200)	$(8,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34,419	25,448
Amortization of deferred financing costs	5,379	4,127
Non-cash inventory adjustments	(2,677)	(2,343)
Non-cash related party interest expense	2,670	2,302
Gain on the sale of property and equipment	(361)	(3,239)
Gain on sale of intangible assets	(918)	—
Non-cash change in closed store reserves	3,448	1,429
Deferred income tax benefit	(19,652)	(7,083)
Property and equipment impairment charges	215	26
Stock compensation expense (income)	(498)	377
Change in assets and liabilities:
Receivables	1,064	4,389
Merchandise inventories	(93,598)	(115,218)
Other current assets	(4,578)	(1,221)
Other long-term assets	(1,088)	40
Accounts payable and accrued liabilities	85,583	57,453
Other long-term obligations	(1,018)	(5,903)

Net cash used in operating activities	(34,810)	(48,408)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(31,633)	(28,546)
Proceeds from the sale of property and equipment	436	2,784
Payments for pharmacy customer lists	(6,089)	(2,304)
Proceeds from the sale of pharmacy customer lists	2,007	471

Net cash used in investing activities	(35,279)	(27,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	442,347	498,786
Repayments under revolving credit facilities	(380,402)	(418,125)
Change in book cash overdraft	14,718	5,598
Payment of financing costs	(9,295)	(653)
Repayment of other debt and capital lease obligations	(5,845)	(8,512)
Borrowings under note payable	3,000	—
Borrowings under financing agreement	7,306	—

Net cash provided by financing activities	71,829	77,094

CASH AND CASH EQUIVALENTS—Beginning of period	20,806	20,482
Net increase in cash and cash equivalents	1,740	1,091

CASH AND CASH EQUIVALENTS—End of period	$22,546	$21,573

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing activities—assets acquired under capital lease	$7,371	$2,838
Cash paid during the period for:
Interest	15,805	19,590
Income taxes (net of refunds)	356	6,592

See accompanying notes to condensed consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

FOR THE THIRTY NINE WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29, 2011

(In thousands)
	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE—January 28, 2012	10,000	$10	$57,417	$833	$(241)	$58,019
Issuance of non-voting stock	1	—				—
Stock compensation income			(498)			(498)
Net loss				(43,200)		(43,200)

BALANCE—October 27, 2012	10,001	$10	$56,919	$(42,367)	$(241)	$14,321

(In thousands)
	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total
	Shares	Amount
BALANCE—January 29, 2011	10,000	$10	$56,982	$(6,156)	$470	$51,306
Stock compensation expense			377			377
Net loss				(8,992)		(8,992)

BALANCE—October 29, 2011	10,000	$10	$57,359	$(15,148)	$470	$42,691

See accompanying notes to condensed consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF OCTOBER 27, 2012, JANUARY 28, 2012, AND OCTOBER 29, 2011,

AND FOR THE 39 WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29, 2011

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for fiscal year end financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

These interim results are not necessarily indicative of the results of the fiscal years as a whole because the operations of Specialty Retail Shops Holding Corp. (the “Company”) are highly seasonal. The fourth fiscal quarter has historically contributed a significant part of the Company’s earnings due to the Christmas selling season.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the fiscal year ended January 28, 2012.

Organization—The Company was incorporated by an investment fund affiliated with Sun Capital Partners, Inc. (“Sun Capital”) in December 2005 for the purpose of acquiring all of the outstanding shares of common stock of Shopko Stores, Inc. On December 28, 2005 (“the Acquisition Date”), the Company acquired all the issued and outstanding shares of Shopko Stores, Inc. (“the Acquisition”). The Company is a wholly-owned subsidiary of SKO Group Holding, LLC (the “Parent”) which is owned by an affiliate of Sun Capital and other co-investors.

On February 7, 2012, a merger became effective between the Company and Pamida Holding Company, Inc. (“Pamida”) (the “Merger”). See Note 2 for additional merger-related information. Following the Merger, the Company has a wholly-owned operating subsidiary, ShopKo Holding Company, LLC (“Shopko”), which is the surviving entity to ShopKo Holding Company, Inc. (“Shopko Inc.”). Shopko has a wholly-owned real estate subsidiary that owns certain real properties which are primarily leased to a Shopko wholly-owned subsidiary, ShopKo Stores Operating Co., LLC (“Shopko Operating”). Shopko Operating has a wholly-owned subsidiary, Pamida Stores Operating Co., LLC, (“Pamida Operating”). Shopko Operating and Pamida Operating are retailers engaged in selling general merchandise and providing retail health services with stores operated in Midwest, North Central, Western and Pacific Northwest states. Shopko Operating also has a wholly-owned commercial pharmacy subsidiary that operates two closed shop pharmacies serving institutions and homes with more than 4,000 beds.

Shareholders’ Equity and Stock Split—On February 7, 2012, the Company amended its certificate of incorporation to authorize 11,000,000 shares of $0.001 par value per share common stock, of which 10,000,000 shares are voting shares and 1,000,000 shares are non-voting. The Company subsequently executed a 1-for-10,000 common stock split. The stock split resulted in each outstanding share of common stock being reclassified and changed into 10,000 shares of common stock. All share data has been adjusted to give effect to the stock split.

The stock option plan previously maintained by Shopko Inc. has been assigned to and assumed by the Company. All other terms of the stock option plan and all stock options issued thereunder remain unchanged. The 1,000 shares of non-voting common stock, par value $0.01 of Shopko Inc., issued and outstanding pursuant to the Shopko Inc. stock option plan were exchanged for 1,000 shares of non-voting common stock of the Company.

On May 8, 2012, the Company amended its certificate of incorporation to authorize an additional 500,000 shares of $0.001 par value per share common stock. The new shares are non-voting. None of the newly authorized common shares have been issued as of the date of issuance of these condensed consolidated financial statements.

At October 27, 2012, the Company had 10,000,000 shares of voting common stock and 1,000 shares of non-voting common stock issued and outstanding, respectively. At January 28, 2012 and October 29, 2011, all 10,000,000 issued and outstanding shares of common stock were voting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements—In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02, Intangibles-Goodwill and Other (Topic 350)-Testing Indefinite-Lived Intangible Assets for Impairment. ASU No. 2012-02 simplifies how an entity is required to test indefinite-lived intangible assets for impairment. This guidance provides an entity the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, which the Company did effective July 28, 2012. The Company’s adoption of this guidance during Fiscal 2012 did not have a significant impact on its condensed consolidated financial statements.

There are no other recently issued accounting pronouncements that apply to the Company that are expected to have a material impact on its consolidated financial statements.

2.	MERGER

On February 7, 2012, the Merger became effective between the Company and Pamida. The combined entity has approximately 340 locations in 22 states. Prior to the Merger, the Company and Pamida were both owned by the Parent. Thus, the Merger has been accounted for as a related party asset transfer between entities under common control in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ™ (“ASC”) Topic 805, Business Combinations. The Company’s financial statements have been retroactively restated to reflect the Merger.

Subsequent to the Merger, the Company initiated a process to convert Pamida stores to a Shopko format. This included a change to the main store inventories to reflect a Shopko inventory assortment. The Company recorded costs to convert the stores and liquidate the existing Pamida inventory assortment of $36.0 million during the 39 weeks ended October 27, 2012. The Company incurred capital costs of $27.6 million and acquired assets under capital lease of $4.8 million in conjunction with the conversions. The conversion of the Pamida stores is expected to be completed prior to the end of Fiscal 2012. The Company has also closed several existing Pamida stores as discussed in Note 8.

As part of the Merger, the Company has also initiated a plan to consolidate the headquarters of the Company and Pamida. The plan will result in approximately $5.5 million of costs to relocate and terminate employees, of which $4.0 million was recorded during the 39 weeks ended October 27, 2012. The Company also intends to cease use of the Pamida headquarters facility in Omaha, NE during the fourth quarter of Fiscal 2012.

As a result of the Merger, the Company incurred $40.0 million of total merger-related costs, which were included in selling, general and administrative expenses during the 39 weeks ended October 27, 2012.

3.	INCOME TAXES

The Company utilizes an estimated annual effective tax rate in recording the provision (benefit) for income taxes during interim periods; however, the tax consequences of items discrete to a specific period are recorded in that period. For the 39 week period ended October 27, 2012, the Company recorded a tax benefit of $27.8 million for an effective tax rate of 39.1%. For the 39 week period ended October 29, 2011, the Company recorded a tax benefit of $3.8 million for an effective rate of 29.5%. The Company’s effective tax rate differs from the statutory rate primarily due to adjustments for federal and state credits and state taxes.

Under FASB ASC Topic 740, Income Taxes, management is obligated to evaluate the likelihood of realizing deferred tax assets. A valuation allowance is required if, based upon available evidence, it is more likely than not that all or some portion of the deferred tax assets will not be realized. Management’s analysis considers many factors, including the Company’s history of operating profitability, reversing taxable temporary differences and expectations of future earnings. There was no change in the valuation allowance during the 39 weeks ended October 27, 2012 and management believes it is more likely than not the recorded amount of net deferred tax assets as of October 27, 2012 will be realized.

As of October 27, 2012, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. There were no amounts related to interest and penalties recognized as of and for the 39 weeks ended October 27, 2012.

The Company’s U.S. federal income tax returns have been examined by the Internal Revenue Service (“IRS”) through 2008. Years subsequent to 2008 remain open to examination. Tax returns in certain state jurisdictions for 2007 and subsequent tax years remain subject to examination by taxing authorities. The Company’s 2010 and 2011 federal income tax returns are currently being examined. Tax returns of Pamida for years from 2007 through 2011 remain open to examination by major taxing jurisdictions as carryforward attributes from these years may still be adjusted upon examination by the IRS and state taxing authorities if the attributes are utilized in a future period.

4.	RELATED PARTY TRANSACTIONS

Consulting and Management Agreements—Prior to February 7, 2012, the Company and an affiliate of Sun Capital (“the Manager”) were parties to a long-term management services agreement (the “Shopko Management Agreement”), whereby the Manager provided the Company with financial and management consulting services. For the services rendered by the Manager, the Company paid the Manager an annual fee of $3.0 million, plus reimbursement of out-of-pocket expenses not to exceed $1.0 million during any 12 month period. Payment of the annual fee was limited by certain covenants in the Company’s Revolving Credit Facility (see Note 4). The covenant restrictions provided for the quarterly payment of $0.4 million (not to exceed $1.5 million annually) as long as certain availability thresholds were met, plus out-of-pocket expenses. The remaining $1.5 million was accrued and payable only if certain cash flow thresholds were attained.

Prior to February 7, 2012, Pamida and the Manager were also parties to a long-term management services agreement (the “Pamida Management Agreement”). For financial and management consulting services rendered by the Manager, Pamida paid the Manager an annual fee of $1.0 million, plus reimbursement of out-of-pocket expenses. Payment of the annual fee was limited by certain covenants in Pamida’s Revolving Credit Facility (see Note 4). The covenant restrictions provided for the quarterly payment of $0.1 million plus out-of-pocket expenses as long as certain availability thresholds were met. The remaining $0.5 million management fee was accrued and payable if certain cash flow thresholds were attained.

On February 7, 2012, in conjunction with the Merger, the Shopko and Pamida Management Agreements were superseded and replaced with a new agreement with the Manager (the “Consulting Agreement”). The Consulting Agreement has a 10 year term, provides for an annual fee to the Manager of $4.0 million payable quarterly in advance, an additional fee upon the occurrence of certain events and reimbursement of out-of-pocket expenses. In connection with the Merger, a transaction fee of $1.0 million was paid to the Manager pursuant to the Consulting Agreement.

Consulting fee expenses incurred in connection with the Consulting Agreement and included in selling, general and administrative expenses were $4.0 million for the 39 weeks ended October 27, 2012, which is inclusive of a transaction fee of $1.0 million incurred in connection with the Merger. Management fee expenses incurred in connection with the Shopko and Pamida Management Agreements and included in selling, general and administrative expenses were $3.0 million for the 39 weeks ended October 29, 2011. On April 5, 2012, the Company paid $1.6 million in accrued management fees related to Fiscal 2011 and on April 19, 2011, the Company paid $1.5 million in accrued management fees related to Fiscal 2010, as it met the cash flow thresholds related to the Shopko Management Agreement. As of October 27, 2012, January 28, 2012, and October 29, 2011, the Company had accrued fees of $3.0 million, $3.1 million, and $2.8 million, respectively, included in Long-Term Related Party Obligations pursuant to the Pamida Management Agreement.

Sun Capital Note Payable—The Company has a note payable agreement with Sun Retail Finance Holdings, LLC. The note bears interest at 15.0% and interest is added to the principal of the note semi-annually. Principal is payable at the time the note matures. On February 7, 2012, in conjunction with the Merger, the maturity date of the note was extended from January 28, 2015 to May 8, 2017. The note is secured by substantially all of the properties and assets of the Company but is subordinated in right of payment to the Revolving Credit Facility. As of October 27, 2012, January 28, 2012, and October 29, 2011, this note had outstanding principal and interest of $25.9 million, $23.2 million, and $22.4 million, respectively, included in Long-Term Related Party Obligations.

5.	DEBT

The components of the Company’s debt, excluding the Sun Capital Note Payable (see Note 3), as of October 27, 2012, January 28, 2012 and October 29, 2011 are as follows:

(In thousands)	October 27, 2012	January 28, 2012	October 29, 2011
Revolving Credit Facility	$364,867	$302,923	$339,412
Senior unsecured notes, 9.25% due March 15, 2022	5,680	5,679	5,678
Other obligations	24,618	15,179	15,838
Capital lease obligations	52,928	50,992	50,641

	448,093	374,773	411,569
Less—current portion of long-term debt and capital lease obligations	(8,943)	(8,293)	(8,452)

Long-term debt and capital lease obligations	$439,150	$366,480	$403,117

Revolving Credit Facility—The Company has a senior secured asset-based revolving credit facility (the “Revolving Credit Facility”). On February 7, 2012, in conjunction with the Merger, the borrowing limits under the Company’s and Pamida’s revolving credit facilities were combined and the terms were amended. The amendments increased the credit facility size to $760.0 million and extended the term through February 7, 2017. The amended Revolving Credit Facility consists of three components, Revolver A, Revolver A-1, and Revolver B, which are subject to borrowing base calculations based primarily on a percentage of inventory, accounts receivable, and customer relationship files. Revolver B loans are deemed to be the first loans made and the last loans repaid. Interest for Revolver A, Revolver A-1, and Revolver B is payable monthly. The Revolving Credit Facility is secured by essentially all the assets of the Company, excluding real property and equipment. The Revolving Credit Facility limits the number of store closings, payment of dividends, new indebtedness, repurchase of common stock, capital expenditures and transactions with affiliates, including payment of consulting fees, and also requires the Company to meet certain financial performance covenants. The Company was in compliance with all covenants as of October 27, 2012.

A summary of the interest rates in effect for borrowings under the merged and amended Revolving Credit Facility is as follows:

Loan	LIBOR	Prime
A	LIBOR + 1.75%	Prime + 0.75%
A-1	LIBOR + 3.50%	Prime + 2.50%
B	LIBOR + 8.75%	Prime + 7.75%

As a result of the amendment to the Company’s Revolving Credit Facility in conjunction with the Merger, the Company incurred financing fees of approximately $9.2 million.

Revolver A has maximum available borrowings and letters of credit up to $700.0 million. The total outstanding letters of credit is limited to $200.0 million. Borrowings bear interest at a variable rate based on a certain formula (2.3% at October 27, 2012). At October 27, 2012, there were borrowings of $304.9 million under Revolver A with $271.3 million of additional borrowings available.

Borrowings under Revolver A-1 are capped at $30.0 million. Maximum borrowings available are determined by a certain formula. At October 27, 2012, there were borrowings of $30.0 million under Revolver A-1, with no additional borrowings available. Borrowings bear interest at a variable rate based on a certain formula (3.9% at October 27, 2012).

Borrowings under Revolver B are capped at $30.0 million. Maximum borrowings available are determined by a certain formula. At October 27, 2012, there were borrowings of $30.0 million under Revolver B. Borrowings bear interest at a variable rate based on a certain formula (9.0% at October 27, 2012).

The Company issues documentary letters of credit during the ordinary course of business as required by certain foreign vendors as well as stand-by letters of credit as required by certain insurers and other parties. As of October 27, 2012, the Company had outstanding stand-by letters of credit of $21.0 million and outstanding documentary letters of credit of $0.8 million.

Prior to the significant Revolving Credit Facility modifications on February 7, 2012, the Company and Pamida each maintained secured asset-based revolving credit facilities (“Prior Revolving Credit Facilities”). Under the Prior Revolving Credit Facilities, Revolver A had maximum available borrowings and letters of credit up to $571.5 million. Total outstanding letters of credit was limited to $200.5 million. Borrowings bore interest at a variable rate based on a certain formula (3.5% at October 29, 2011). At January 28, 2012 and October 29, 2011, there were borrowings of $251.9 million and $288.2 million under Revolver A, respectively, with $242.1 million and $243.0 million of additional borrowings available, respectively.

Under the Prior Revolving Credit Facilities, borrowings under Revolver A-1 were capped at $7.0 million. An amendment eliminated Revolver A-1 on November 1, 2011. Maximum borrowings available were determined by a certain formula. At October 29, 2011, there were borrowings of $7.0 million under Revolver A-1. Borrowings bore interest at a variable rate based on a certain formula (7.8% at October 29, 2011).

Under the Prior Revolving Credit Facilities, borrowings under Revolver B were capped at $60.8 million and $58.0 million at January 28, 2012 and October 29, 2011, respectively. Maximum borrowings available were determined by a certain formula. There were borrowings of $51.1 million and $44.2 million under Revolver B at January 28, 2012 and October 29, 2011, respectively, with no additional borrowings available. Borrowings bore interest at a variable rate based on a certain formula (12.0% at October 29, 2011).

Under the Prior Revolving Credit Facilities, the Company and Pamida issued documentary letters of credit during the ordinary course of business, as well as stand-by letters of credit. As of January 28, 2012 and October 29, 2011, the Company had outstanding stand-by letters of credit of $23.1 million and $24.1 million, respectively, and outstanding documentary letters of credit of $1.3 million and $1.5 million, respectively.

Notes Payable—A significant number of the Company’s properties are leased pursuant to master leases with a third party real estate investment trust (the “REIT”). On March 1, 2012, the Company and the REIT entered into an agreement in which the Company provided an unconditional guarantee of payment and performance related to the master leases between the REIT and Pamida. The agreement amended the subordinated promissory note between the REIT and Pamida such that the Company assumed all obligations of Pamida under the note including the current outstanding principal balance of $2.0 million at 5.0% interest. Payments of the principal due on this note commence on March 1, 2014 and continue over the following three years. On April 12, 2012, the Company and the REIT established a five year subordinated promissory note between the Company and the REIT in the amount of $3.0 million at 8.5% interest, with principal payments due commencing on June 1, 2014.

6.	INTEREST EXPENSE

Net interest expense on the Condensed Consolidated Statements of Operations is composed of the following:

	October 27, 2012 39 weeks	October 29, 2011 39 weeks
Interest expense	$23,961	$26,033
Interest income	—	(21)

Interest expense, net	$23,961	$26,012

7.	BENEFIT PLANS

Stock-based Compensation Plans—The Company maintains a stock option plan which provides for the granting of non-qualified stock options to various officers, directors and affiliates of the Company. The options granted under the plan have a term of ten years and generally vest over five years. A summary of information related to the subsidiary stock options granted as of October 27, 2012 is as follows:

Shares Outstanding	Reserved for Option Grant	Stock Options Outstanding	Exercise Price Range	Weighted Average Exercise Price	Weighted Average Fair Value At Grant
10,001,000	800,000	441,694	$5.15-$29.33	$15.74	$4.68

Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. During the 39 weeks ended October 27, 2012, the forfeiture rate estimate was adjusted from 25% to 50% to reflect increased forfeitures experienced by the Company. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed. This change in estimate reduced stock compensation expense by $0.9 million resulting in income from stock-based compensation of $0.5 million for the 39 weeks ended October 27, 2012. Stock-based compensation expense of $0.4 million was recognized for the 39 weeks ended October 29, 2011. As of October 27, 2012, there was $0.4 million of total unrecognized compensation cost related to non-vested, share-based compensation plans, which is expected to be recognized over a weighted average period of approximately 5 years.

8.	LEASE TERMINATION AND CLOSED STORE RESERVE

The following table reflects changes in the liability related to closed stores due to new closures, changes in assumptions, accretion expense and cash payments for the 39 weeks ended October 27, 2012 and October 29, 2011.

(In thousands)	October 27, 2012	October 29, 2011
Balance—beginning of period	$19,476	$24,156
Changes in assumptions about future sublease income, terminations, and changes in interest rates	1,450	(977)
Accretion expense	1,998	2,406
Cash payments	(3,787)	(5,259)

Balance—end of period	$19,137	$20,326

During the 39 weeks ended October 27, 2012, the Company closed seven former Pamida stores under long-term lease and recorded $1.5 million to the closed store reserve for those locations.

During the 39 weeks ended October 29, 2011, the Company entered into a lease termination agreement related to a previously closed location that was under long-term lease. Pursuant to the agreement, the Company made a cash payment of $1.3 million to settle the outstanding obligation related to the lease. As a result of the agreement, the Company released $1.1 million of the previously established reserve to selling, general and administrative expenses in the condensed consolidated statements of operations.

9.	SUBSEQUENT EVENTS

The Company evaluated all events subsequent to the balance sheet date of October 27, 2012 through the date of issuance of these condensed consolidated financial statements, December 10, 2012. The Company has determined there were no subsequent events that required disclosure under FASB ASC Topic 855, Subsequent Events.

* * * * * *

Independent Auditors’ Report

The Board of Directors

Specialty Retail Shops Holding Corp. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Specialty Retail Shops Holding Corp. and subsidiaries (the “Company”) as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations and comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended January 28, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialty Retail Shops Holding Corp. and subsidiaries as of January 28, 2012 and January 29, 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended January 28, 2012 in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company merged with Pamida Holding Company, Inc. (Pamida) in 2012. The Company and Pamida have common ownership and control. Accordingly, the accompanying financial statements as of all dates and for all periods presented have been retroactively restated to give effect to the merger as if it had occurred at the beginning of fiscal 2009.

/s/ KPMG LLP

Chicago, IL

August 28, 2012

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE FISCAL YEARS ENDED JANUARY 28, 2012, JANUARY 29, 2011, AND JANUARY 30, 2010

(In thousands)
	January 28, 2012	January 29, 2011	January 30, 2010
REVENUES:
Net sales	$2,714,099	$2,725,231	$2,762,669
Licensed department rentals and other income	15,337	15,284	15,674

Total revenues	2,729,436	2,740,515	2,778,343

COSTS AND EXPENSES:
Cost of sales (before depreciation and amortization)	1,933,031	1,932,135	1,981,353
Selling, general and administrative expenses	720,318	718,069	732,908
Depreciation and amortization expenses	34,194	29,793	28,567

Total costs and expenses	2,687,543	2,679,997	2,742,828

EARNINGS FROM OPERATIONS	41,893	60,518	35,515
INTEREST EXPENSE, NET	35,867	36,979	35,180

INCOME BEFORE INCOME TAXES	6,026	23,539	335
INCOME TAX BENEFIT	(963)	(15,162)	(503)

NET INCOME	$6,989	$38,701	$838
Other comprehensive loss-pension and postretirement benefit adjustment, net of tax benefit (expense) of $468, $561, and ($85), respectively	(711)	(852)	(102)

COMPREHENSIVE INCOME	$6,278	$37,849	$736

See accompanying notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 28, 2012 AND JANUARY 29, 2011

(In thousands)
	January 28, 2012	January 29, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,806	$20,482
Receivables (net of allowance for losses of $965 and $783, respectively)	65,501	64,279
Merchandise inventories	515,950	497,626
Other current assets	8,875	9,197

Total current assets	611,132	591,584
PROPERTY AND EQUIPMENT, Net	142,574	130,019
INTANGIBLE ASSETS, Net	26,061	25,510
GOODWILL	926	926
DEFERRED INCOME TAXES	77,994	80,440
DEBT ISSUANCE COSTS	9,256	14,961
OTHER ASSETS	2,949	2,904

TOTAL ASSETS	$870,892	$846,344

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$8,293	$10,645
Accounts payable	236,038	239,251
Accrued compensation and related taxes	15,767	19,775
Deferred income taxes	43,724	40,908
Other accrued liabilities	50,818	53,419
Accrued income and other taxes	23,552	30,408

Total current liabilities	378,192	394,406
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS—Less current portion	366,480	325,950
OTHER LONG-TERM OBLIGATIONS	41,900	52,123
LONG-TERM RELATED PARTY OBLIGATIONS	26,301	22,559
SHAREHOLDER’S EQUITY:
Common stock (par value $0.001: 10,000,000 shares authorized, issued and outstanding)	10	10
Additional paid-in capital	57,417	56,982
Retained earnings (deficit)	833	(6,156)
Accumulated other comprehensive income (loss)	(241)	470

Shareholder’s equity	58,019	51,306

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$870,892	$846,344

See accompanying notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED JANUARY 28, 2012, JANUARY 29, 2011, AND JANUARY 30, 2010

(In thousands)
	January 28, 2012	January 29, 2011	January 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,989	$38,701	$838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,194	29,793	28,567
Amortization of deferred financing costs	6,580	4,776	5,724
Non-cash inventory adjustments	3,063	1,127	5,268
Non-cash related party interest expense	3,117	2,700	2,369
Gain on the sale of property and equipment	(3,820)	(3,801)	(1,452)
Impairment charges	791	672	802
Non-cash change in closed store reserves	(1,178)	(1,269)	11,130
Deferred income tax provision (benefit)	5,731	8,978	(14,780)
Stock compensation expense	495	551	435
Change in assets and liabilities:
Receivables	(1,222)	(3,790)	18,669
Merchandise inventories	(21,388)	(26,561)	(1,097)
Other current assets	473	683	(1,303)
Other long-term assets	(46)	(489)	(282)
Accounts payable and accrued liabilities	(16,682)	34,297	7,566
Long-term related party payable	125	—	28
Unrecognized tax benefits (Note 2)	(2,809)	(23,849)	(1,677)
Other long-term obligations	(6,330)	(8,278)	3,779

Net cash provided by operating activities	8,083	54,241	64,584

COSTS FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(39,886)	(25,981)	(17,271)
Proceeds from the sale of property and equipment	3,791	3,626	1,639
Payments for pharmacy customer lists	(4,548)	(1,979)	(4,915)
Payments for commercial pharmacy acquisition	—	(5,500)	—

Net cash used in investing activities	(40,643)	(29,834)	(20,547)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid (Note 4)	—	(30,000)	—
Change in book cash overdraft	149	(1,688)	(4,262)
Borrowings under revolving credit facilities	659,863	827,866	982,611
Repayments under revolving credit facilities	(615,691)	(800,787)	(1,013,021)
Proceeds from issuance of debt	—	2,107	2,438
Repayment of other debt and capital lease obligations	(10,502)	(8,690)	(10,123)
Pamida stock repurchase	(60)	—	—
Payment of financing costs (Note 8)	(875)	(14,592)	(1,926)

Net cash provided by (used in) financing activities	32,884	(25,784)	(44,283)

CASH AND CASH EQUIVALENTS—Beginning of period	20,482	21,859	22,105
Net increase (decrease) in cash and cash equivalents	324	(1,377)	(246)

CASH AND CASH EQUIVALENTS—End of period	$20,806	$20,482	$21,859

SUPPLEMENTAL CASH FLOW INFORMATION:
Noncash investing activities—assets acquired under capital lease	3,476	8,353	5,913
Cash paid during the period for:
Interest	$24,469	$29,966	$27,010

Income taxes (net of refunds)	$6,107	$6,056	$(6,311)

See accompanying notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE FISCAL YEARS ENDED JANUARY 28, 2012, JANUARY 29, 2011, AND JANUARY 30, 2010

(In thousands)
			Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Common Stock
	Shares	Amount
BALANCE—January 31, 2009	10,000	$10	$55,996	$(15,695)	$1,424	$41,735
Stock compensation expense			435			435
Net income				838		838
Other comprehensive loss					(102)	(102)

BALANCE—January 30, 2010	10,000	$10	$56,431	$(14,857)	$1,322	$42,906
Stock compensation expense			551			551
Net income				38,701		38,701
Dividends paid (Note 4)				(30,000)		(30,000)
Other comprehensive loss					(852)	(852)

BALANCE—January 29,2011	10,000	$10	$56,982	$(6,156)	$470	$51,306
Stock compensation expense			495			495
Net income				6,989		6,989
Pamida stock repurchase			(60)			(60)
Other comprehensive loss					(711)	(711)

BALANCE—January 28, 2012	10,000	$10	$57,417	$833	$(241)	$58,019

See accompanying notes to consolidated financial statements.

SPECIALTY RETAIL SHOPS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF JANUARY 28, 2012 AND JANUARY 29, 2011, AND FOR THE FISCAL YEARS ENDED JANUARY 28, 2012, JANUARY 29, 2011, AND JANUARY 30, 2010

1.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Specialty Retail Shops Holding Corp. (the “Company”) was incorporated by an investment fund affiliated with Sun Capital Partners, Inc. (“Sun Capital”) in December 2005 for the purpose of acquiring all of the outstanding shares of common stock of Shopko Stores, Inc. On December 28, 2005 (“the Acquisition Date”), the Company acquired all the issued and outstanding shares of Shopko Stores, Inc. (“the Acquisition”). The Company is a wholly-owned subsidiary of SKO Group Holding, LLC (the “Parent”) which is owned by an affiliate of Sun Capital and other co-investors.

On February 7, 2012, a merger became effective between the Company and Pamida Holding Company, Inc. (“Pamida”) (the “Merger”). See Note 15 for additional merger-related information. The combined entity has approximately 340 locations in 22 states. Prior to the Merger, the Company and Pamida were both owned by the Parent. Thus, the Merger has been accounted for as a related party asset transfer between entities under common control in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ™ (“ASC”) Topic 805, Business Combinations. The Company’s financial statements have been retroactively restated to reflect the Merger.

Following the Merger, the Company has a wholly-owned operating subsidiary, ShopKo Holding Company, LLC (“Shopko”), surviving entity to ShopKo Holding Company, Inc. Shopko has a wholly-owned real estate subsidiary that owns certain real properties which are primarily leased to a Shopko wholly-owned subsidiary, ShopKo Stores Operating Co., LLC (“Shopko Operating”). Shopko Operating has a wholly-owned subsidiary, Pamida Stores Operating Co., LLC, (“Pamida Operating”). Shopko Operating and Pamida Operating are retailers engaged in selling general merchandise and providing retail health services with stores operated in Midwest, North Central, Western and Pacific Northwest states. Shopko Operating also has a wholly-owned commercial pharmacy subsidiary that operates two closed shop pharmacies serving institutions and homes with more than 4,000 beds.

Basis of Presentation—The Company operates on a 52/53-week fiscal year basis. The 2011 fiscal year was a 52 week period and ended on January 28, 2012 (“Fiscal 2011”). The 2010 fiscal year was a 52 week period and ended on January 29, 2011 (“Fiscal 2010”). The 2009 fiscal year was a 52 week period and ended on January 30, 2010 (“Fiscal 2009”).

Stock Split—On February 7, 2012, the Company amended its certificate of incorporation to authorize 11,000,000 shares of $0.001 par value per share common stock, of which 10,000,000 shares are voting shares and 1,000,000 shares are non-voting. The Company subsequently executed a 1-for-10,000 common stock split. The stock split resulted in each outstanding share of common stock being reclassified and changed into 10,000 shares of common stock. All share data has been adjusted to give effect to the stock split.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and in banks as well as all highly liquid investments with an original maturity at date of purchase of three months or less. Included in cash and cash equivalents are credit card and debit card receivables from banks, which generally settle between two to five business days, of $7.7 million at January 28, 2012 and $8.7 million at January 29, 2011. The Company’s cash management policy provides for controlled disbursement. As a result, the Company had outstanding checks in excess of funds on deposit at certain banks. These amounts, which were $13.7 million as of January 28, 2012 and $13.6 million as of January 29, 2011, are included in accounts payable in the accompanying Consolidated Balance Sheets.

Receivables—Receivables consist primarily of amounts collectible from third party insurance carriers, retail store customers for optical and pharmacy purchases, commercial pharmacy customers, governmental agencies such as Medicare and Medicaid, and merchandise vendors for promotional and advertising allowances (“Vendor Allowances”). Substantially all amounts are expected to be collected within one year. The Company assesses past due accounts based on contractual terms. The Company provides an allowance for losses based on historical experience and on a specific identification basis.

Vendor Allowances—The Company accounts for vendor consideration in accordance with FASB ASC Topic 605, Revenue Recognition. The Company records vendor allowances and discounts in the Consolidated Statements of Operations when the purpose for which those monies were designated is fulfilled. Rebates and allowances received as a result of attaining defined purchase levels are billed or accrued over the incentive period based on the terms of the vendor arrangement and estimates of qualifying purchases during the rebate program period. These estimates are reviewed on a regular basis and adjusted to reflect changes in anticipated product sales and expected purchase levels. Allowances provided by vendors generally relate to inventory recently purchased and, accordingly, are reflected as reductions of cost of sales as merchandise is sold. Vendor allowances received for advertising or fixturing programs reduce the Company’s expense or cost for the related advertising or fixturing program. The Company establishes a receivable for vendor allowances that are earned but not yet received. The majority of all year-end receivables associated with these activities are collected within the following fiscal quarter. The Company also maintains a valuation reserve in other accrued liabilities based on historical levels of vendor allowances that are paid back or not collected.

Merchandise Inventories—Merchandise inventories are stated at the lower of cost or market. Cost, which includes certain distribution and transportation costs, is determined through use of the last-in, first-out (“LIFO”) method for substantially all inventories. At January 28, 2012 and January 29, 2011, inventories would have been greater by $11.8 million and $7.5 million, respectively, if they had been valued on a lower of first-in, first-out (“FIFO”) cost or market basis. LIFO inventory charges were $4.2 million, $1.9 million, and $3.8 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. The Company reduces inventory for estimated losses related to shrink and markdowns. The shrink estimate is based on historical losses determined by ongoing physical inventory counts.

Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which are 15 to 40 years for buildings, 20 years for land improvements, and 5 to 10 years for fixtures and equipment. Leasehold improvements are amortized over the period of the lease or the estimated useful life of the asset, whichever is shorter. Property under capital leases is amortized over the related lease term.

Goodwill and Intangible Assets—Goodwill represents the excess of cost over fair value of net assets acquired. Intangible assets include customer relationships in the pharmacy business which were either acquired from third parties or were recognized in connection with a business combination. These customer relationships are recorded at fair value and amortized on a straight-line basis over an estimated useful life of 10 years. Goodwill is not amortized and is reviewed for impairment at least annually during the fourth quarter or more frequently when events occur that require additional review in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other. During Fiscal 2011, the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was not more likely than not that the carrying value of the reporting unit exceeded its fair value. Therefore, the Company did not complete a quantitative impairment test. As of January 28, 2012 and January 29, 2011, there was $0.9 million of goodwill recorded on the Consolidated Balance Sheet.

Impairment of Long-Lived Assets—In accordance with FASB ASC Topic 360, Property, Plant and Equipment, the Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining carrying value of an asset may not be recoverable. The determination of possible impairment is based on assessment of the Company’s ability to recover the carrying value of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be measured by comparing the carrying amount of the asset to its fair value. During Fiscal 2011 and Fiscal 2010, the Company determined that there were indicators of impairment at certain stores. The Company completed tests for impairment at the identified stores and recorded impairment of store assets.

Closed Store Reserves—Pursuant to the provisions of FASB ASC Topic 420, Exit or Disposal Cost Obligations, the Company expenses when incurred all amounts related to the discontinuance of operations of stores identified for closure. For closed locations that are under long-term leases, the Company records a liability for the difference between the future lease payments and related costs from the date of closure through the end of the remaining lease term, net of expected sublease rental income. During Fiscal 2011 and Fiscal 2010, the Company recognized liabilities for closed locations under long-term leases and recorded adjustments of estimates associated with previously closed stores.

Debt Issuance Costs—Costs related to the issuance of debt are capitalized and amortized to interest expense using the straight line method over the lives of the related debt, which approximates the effective interest method. Upon amendment of lines of credit, unamortized deferred financing fees are evaluated in accordance with FASB ASC Topic 470, Debt. The Company adjusts the amount of unamortized debt issuance costs as necessary based on the results of this evaluation.

Revenue Recognition—Revenue from the sale of products is recognized at the time both title and the risk of ownership are transferred to the customer, which generally occurs upon delivery to the customer for internet sales and at the point of sale for retail transactions. Revenue is recognized net of expected returns, which are estimated based on historical experience. The Company classifies the reserve for expected returns in other current liabilities. Revenues from services are recognized when the services are rendered. Revenues from licensed departments are recorded at the net amounts to be received from licensees at the time customers take possession of the merchandise. For third party prescription sales, revenue is recognized at the time the prescription is filled, which is at or approximates the time at which the customer picks up the prescription. For commercial pharmacy sales, revenue is recognized at the time the prescription is filled, which is at or approximates the time the prescription is delivered to the customer. Revenue from gift card sales is recognized when the gift card is redeemed.

Fees for shipping and handling charged to customers in connection with internet sale transactions are included in net sales. Costs related to shipping and handling are included in cost of sales. Taxes collected from customers are accounted for on a net basis and are excluded from sales.

Vendor Concentration—The Company purchases merchandise inventories from several hundred vendors worldwide. The Company had a major vendor that accounted for approximately 35%, 35%, and 34% of cost of sales in Fiscal 2011, Fiscal 2010, and Fiscal 2009 respectively. At January 28, 2012, the amount payable to this vendor was approximately $77.6 million.

Advertising—The Company expenses advertising costs, net of vendor allowances, in the period incurred. Advertising expense was $36.2 million, $38.8 million, and $39.4 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively.

Insurance / Self-Insurance—The Company retains a portion of the risk related to certain general liability, workers’ compensation, property loss and employee medical and dental claims. Liabilities associated with these losses include estimates of losses for both claims filed and claims incurred but not yet reported. The Company estimates an ultimate cost based on an analysis of historical data. Workers’ compensation and general liabilities are recorded at an estimate of their net present value; other liabilities are not discounted. The Company maintains stop-loss coverage to limit the exposure related to certain risks.

Pre-opening Costs—The Company expenses pre-opening costs of retail stores as incurred.

Income Taxes—The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes, which requires that deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, using enacted tax rates. FASB ASC Topic 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities, based solely on the technical merits of the position. When facts and circumstances change, the Company reassesses its uncertain tax positions and records any necessary adjustments in the consolidated financial statements as appropriate.

The Company recognizes interest and penalty expense related to uncertain tax positions in the provision for income taxes. Accruals for income tax exposures, including penalties and interest, expected to be settled within the next year are included in accrued income and other taxes with the remainder included in other long-term obligations in the Consolidated Balance Sheets.

Stock-based Employee Compensation Plans—The Company follows the guidance contained in FASB ASC Topic 718, Compensation—Stock Compensation, which requires that the cost resulting from all share-based payment transactions be recognized as compensation cost over the vesting period based on the fair value of the instrument on the date of grant.

Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term debt approximate their fair value as they are generally short-term in nature. The fair value of the Company’s long-term debt is estimated using quoted market values or discounted cash flow analysis based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. As of January 28, 2012 and January 29, 2011, the carrying amount of the Company’s long-term debt approximated fair value as the interest rate is variable and similar to market rates.

Recent Accounting Pronouncements—In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amended ASC Topic 820, Fair

Value Measurement. ASU No. 2011-04 is intended to result in convergence between accounting principles generally accepted in the Unites States (“GAAP”) and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value. This amendment clarifies the application of existing fair value measurements and disclosures, and changes certain principles or requirements for fair value measurements and disclosures. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company will adopt this guidance during Fiscal 2012, and it is not expected to have a significant impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, an update to ASC Topic 350, Intangibles—Goodwill and Other. ASU No. 2011-08 simplifies how an entity is required to test goodwill for impairment. This guidance provides an entity the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company’s adoption of this guidance during Fiscal 2011 did not have a significant impact on its consolidated financial statements.

2.	INCOME TAXES

Prior to the merger, the Company and Pamida filed separate company income tax returns in their respective jurisdictions. Separate filings preclude offsetting complementary tax positions of the merged entities in certain jurisdictions during the pre-merger periods, resulting in disproportionate tax effects when presented on a combined basis.

The benefit for income taxes includes the following for the years ended:

(In thousands)	January 28, 2012	January 29, 2011	January 30, 2010
Current:
Federal	$(2,820)	$(20,535)	$11,488
State	(3,874)	(3,455)	(176)
Deferred	5,731	8,828	(11,815)

Total benefit	$(963)	$(15,162)	$(503)

The effective income tax rate varies from the statutory U.S. federal income tax rate for the following reasons:

(In thousands)	January 28, 2012	January 29, 2011	January 30, 2010
Statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal tax benefits	(37.9)%	(4.3)%	(94.3)%
Adjustment to uncertain tax positions	0.0%	(92.9)%	82.6%
Tax credits	(11.8)%	(0.5)%	(60.6)%
Other	(1.3)%	(1.7)%	(112.8)%

Effective income tax rate	(16.0)%	(64.4)%	(150.1)%

Components of the Company’s net deferred tax asset (liability) are as follows:

(In thousands)	January 28, 2012	January 29, 2011
Deferred tax assets:
Reserves and allowances	$15,854	$15,014
Restructuring and impairment reserves	7,426	9,288
Capital leases	22,255	24,080
Compensation and benefits	3,920	4,391
Intangibles and other	3,374	3,298
Federal loss and credit carryforwards	41,183	29,905
State loss and credit carryforwards	8,588	7,568
Valuation allowance	(838)	(892)

Total deferred tax assets	101,762	92,652

(In thousands)	January 28, 2012	January 29, 2011
Deferred tax liabilities:
Inventory valuation	(53,428)	(49,765)
Property and equipment	(12,165)	(1,658)
Other	(1,899)	(1,697)

Total deferred tax liabilities	(67,492)	(53,120)

Net deferred tax asset	$34,270	$39,532

Long-term deferred tax asset	$77,994	$80,440

At January 28, 2012, the Company and its subsidiaries have federal net operating loss and tax credit carryforwards of $115.5 million and $0.8 million, respectively. The loss and credit carryforwards will expire in varying amounts through 2031 if not utilized. At January 28, 2012, the Company and its subsidiaries have state net operating loss and tax credit carryforwards of $131.2 million and $1.6 million, respectively. The loss and credit carryforwards will expire in varying amounts through 2031 if not utilized.

Under FASB ASC Topic 740, Income Taxes, management is obligated to evaluate the likelihood of realizing deferred tax assets. A valuation allowance is required if, based upon available evidence, it is more likely than not that all or some portion of the assets will not be realized. Based upon its analysis, a $0.8 million valuation allowance, excluding federal benefit, was recorded for deferred tax assets related to certain state tax credit carryforwards as of January 28, 2012. Management believes the remaining recorded amount of deferred tax assets as of January 28, 2012 will more likely than not be realized, and that a valuation allowance is not required based upon its evaluation of available evidence that includes a history of operating profitability, reversing taxable temporary differences and expectations of future earnings.

The Company has no unrecognized tax benefits as of January 28, 2012, $3.0 million as of January 29, 2011, and $29.2 million as of January 30, 2010 included in other long-term obligations. The Company does not expect a significant change in unrecognized tax benefits within the next 12 months.

The following table provides a reconciliation of the Company’s unrecognized tax benefits:

(In thousands)	January 28, 2012	January 29, 2011	January 30, 2010
Balance at beginning of year	$3,011	$29,225	$27,452
Additions based on tax positions taken during the current year	—	—	4,483
Additions based on tax positions taken during prior years	—	149	327
Reduction for tax positions taken in prior years	(149)	(4,483)	—
Settlements	—	—	(327)
Statute expiration	(2,862)	(21,880)	(2,710)

Balance at end of year	$—	$3,011	$29,225

Related to the unrecognized tax benefits noted above, the Company recognized interest expense (benefit) of ($1.6) million, ($5.1) million, and $1.0 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. The Company has accrued interest related to unrecognized tax benefits of $0.0 million, $1.6 million and $6.7 million as of January 28, 2012, January 29, 2011 and January 30, 2010, respectively. The amounts are included in other long-term obligations. The Company has not recorded any accruals for penalties on the uncertain tax positions.

The Company’s U.S. federal income tax returns have been examined by the Internal Revenue Service (“IRS”) through 2008. Years subsequent to 2008 remain open to examination. Tax returns in certain state jurisdictions for 2007 and subsequent years remain subject to examination by taxing authorities. Subsequent to year-end, the Company was notified the IRS intends to examine its U.S. federal income tax return for 2010. Tax returns of Pamida for years 2007 through 2011 remain open to examination by major tax jurisdictions as carryforward attributes from these years may still be adjusted upon examination by the IRS and state taxing authorities if the attributes are or will be utilized in a later period.

3.	RELATED PARTY TRANSACTIONS

Management Agreements—The Company and an affiliate of Sun Capital (“the Manager”) are parties to a long-term management services agreement (the “Shopko Management Agreement”), whereby the Manager provides the Company with financial and management consulting services. For the services to be rendered by the Manager, the Company pays the Manager an annual fee of $3.0 million, plus reimbursement of out-of-pocket expenses not to exceed $1.0 million during any 12 month period. Payment of the annual fee may be limited by certain covenants in the Company’s Revolving Credit Facilities (see Note 8). The covenant restrictions provide for the quarterly payment of $0.4 million (not to exceed $1.5 million annually) as long as certain availability thresholds are met, plus out-of-pocket expenses. The remaining $1.5 million is accrued and payable only if certain cash flows are attained.

Pamida and the Manager were also parties to a long-term management services agreement (the “Pamida Management Agreement”). For financial and management consulting services rendered by the Manager, Pamida paid the Manager an annual fee of $1.0 million, plus reimbursement of out-of-pocket expenses. Payment of the annual fee may be limited by certain covenants in the Revolving Credit Facilities (see Note 8). The covenant restrictions provide for the quarterly payment of $0.1 million plus out-of-pocket expenses as long as certain availability thresholds are met. The remaining $0.5 million accrued management fee is payable only if certain cash flows are attained.

Management fee expenses incurred in connection with the Shopko and Pamida Management Agreements and included in selling, general and administrative expenses were $4.1 million, $4.1 million and $4.2 million for each of the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. Amounts payable under the Shopko Management Agreement of $1.5 million were included in other accrued liabilities as of January 28, 2012 and January 29, 2011, respectively. Additionally, $3.1 million and $2.5 million payable under the Pamida Management Agreement were included in long-term related party obligations as of January 28, 2012 and January 29, 2011, respectively.

In addition, the Shopko and Pamida Management Agreements also provide that, upon the occurrence of certain events (including and without limitation refinancings, restructurings, equity or debt offerings, acquisitions, mergers and divestitures), the Company shall pay to the Manager a fee for its consulting services equal to 1% of the aggregate consideration paid to or by the Company in connection with such event unless prohibited by the Company’s Revolving Credit Facilities. During Fiscal 2010, the Company expensed and paid to the Manager aggregate fees of $0.4 million. No such accruals or payments were made in Fiscal 2011 or Fiscal 2009.

On February 7, 2012, in conjunction with the Merger, the Shopko and Pamida Management Agreements were superseded and replaced with a new agreement with the Manager (see Note 15).

Sun Capital Note Payable—The Company has a note payable agreement with Sun Retail Finance Holdings, LLC. The note bears interest at 15.0% and interest is added to the principal of the note semi-annually. Principal is payable at the time the note matures on January 28, 2015. On February 7, 2012, in conjunction with the Merger, the maturity date of this note was changed (see Note 15). The note is secured by substantially all of the properties and assets of the Company but is subordinated in right of payment to the Revolving Credit Facilities. As of January 28, 2012 and January 29, 2011 the Company had outstanding principal and interest of $23.2 million and $20.1 million, respectively, included in Long-Term Related Party Obligations related to this note.

4.	DIVIDENDS PAID

During Fiscal 2010, the Company paid dividends in the amount of $30.0 million to the shareholder of record. The dividends were financed with additional borrowings under the Company’s Revolving Credit Facilities (see Note 8). There were no dividends paid in Fiscal 2011 or Fiscal 2009.

5.	PROPERTY AND EQUIPMENT

Property and equipment as of January 28, 2012 and January 29, 2011 includes:

(In thousands)	January 28, 2012	January 29, 2011
Property and equipment—at cost:
Land	$3,260	$2,798
Buildings	9,351	6,672
Equipment	155,859	125,502
Leasehold improvements	63,625	51,453
Property under construction	1,831	2,399
Property under capital leases	15,897	18,622

Total property and equipment	249,823	207,446
Less accumulated depreciation and amortization	(107,249)	(77,427)

Property and equipment—net	$142,574	$130,019

Depreciation and amortization expense related to property and equipment was $30.1 million, $26.2 million, and $25.0 million for the 52 weeks ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively.

6.	INTANGIBLE ASSETS

Intangible assets as of January 28, 2012 and January 29, 2011 are as follows:

(In thousands)	January 28, 2012	January 29, 2011
Customer relationships	$37,784	$33,219
Non-compete agreements	2,640	2,582

	40,424	35,801
Less accumulated amortization	(14,363)	(10,291)

Intangible assets—net	$26,061	$25,510

Customer relationship intangible assets increased during Fiscal 2011 due to acquisitions of pharmacy customer lists.

Amortization expense related to intangible assets was $4.1 million, $3.6 million, and $3.6 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. Approximate annual amortization of intangible assets for the five fiscal years subsequent to January 28, 2012 are as follows:

(In thousands)
Fiscal Year	Amount
2012	$4,193
2013	3,970
2014	3,812
2015	3,699
2016	3,500

7.	GOODWILL AND ACQUISITIONS

Goodwill is not amortized and is reviewed for impairment at least annually during the fourth quarter or more frequently when events occur that require additional review in accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other. Impairment testing performed during Fiscal 2011 determined that goodwill was not impaired.

On December 1, 2010, the Company acquired two closed shop pharmacies providing commercial pharmacy services to institutions from Health One, Inc. The purchase price of $5.5 million was based on estimated fair value and included the acquisition of customer contracts, prescription files, prescription drug inventory, equipment, and other tangible assets, less liabilities assumed. The acquisition was financed utilizing a combination of available cash on hand and through borrowings under the Company’s Revolving Credit Facilities. The Company recorded $0.9 million of goodwill as a result of the transaction.

8.	DEBT

The components of the Company’s debt, excluding the Sun Capital Note Payable (see Note 3), as of January 28, 2012 and January 29, 2011 are as follows:

(In thousands)	January 28, 2012	January 29, 2011
Revolving Credit Facilities	$302,923	$258,751
Senior unsecured notes, 9.25% due March 15, 2022	5,679	5,677
Other obligations	15,179	19,009
Capital lease obligations	50,992	53,158

	374,773	336,595
Less—current portion of long-term debt and capital lease obligations	(8,293)	(10,645)

Long-term debt and capital lease obligations	$366,480	$325,950

Revolving Credit Facilities—The Company has two senior secured asset-based revolving credit facilities (the “Revolving Credit Facilities”). The Revolving Credit Facilities consists of three components, Revolver A, Revolver A-1 and Revolver B, which are subject to borrowing base calculations based primarily on a percentage of inventory, accounts receivable, and customer relationship files. Revolver B loans are deemed to be the first loans made and the last loans repaid. Interest for Revolver A, Revolver A-1, and Revolver B is payable monthly. The Revolving Credit Facilities are secured by essentially all the assets of the Company, excluding certain real property and equipment. The Revolving Credit Facilities limit the number of store closings, payment of dividends, incurring new indebtedness, repurchase of common stock, capital expenditures and transactions with affiliates, including payment of management fees, and also requires the Company to meet certain financial performance covenants. The Company was in compliance with all covenants as of January 28, 2012.

Under the Revolving Credit Facilities, Revolver A has maximum available borrowings and letters of credit up to $571.5 million. Total outstanding letters of credit is limited to $200.5 million. Borrowings bear interest at a variable rate based on a certain formula (5.1% and 4.7% at January 28, 2012 and January 29, 2011, respectively). At January 28, 2012 and January 29, 2011 there were borrowings of $251.9 million and $208.0 million under Revolver A, respectively, with $242.1 million and $195.8 million of additional borrowings available, respectively.

Under the Revolving Credit Facilities, Revolver A-1 has borrowings of $5.3 million with no additional borrowings available at January 29, 2011. These borrowings bear interest at a variable rate based on a certain formula (7.6% at January 29, 2011). There were no borrowings or availability under Revolver A-1 at January 28, 2012.

Under the Revolving Credit Facilities, Revolver B has maximum available borrowings up to $60.8 million. Borrowings bear interest at a variable rate based on a certain formula (11.8% and 13.2% at January 28, 2012 and January 29, 2011, respectively). At January 28, 2012 and January 29, 2011 there were borrowings of $51.1 million and $45.4 million under Revolver B, respectively, with no additional borrowings available.

Under the Revolving Credit Facilities, the Company and Pamida issued documentary letters of credit during the ordinary course of business, as well as stand-by letters of credit. As of January 28, 2012 and January 29, 2011, the Company had outstanding stand-by letters of credit of $23.1 million and $28.6 million, respectively, and outstanding documentary letters of credit of $1.2 million and $1.3 million, respectively.

As of January 28, 2012, the Company has unamortized capitalized fees of $9.3 million that are being amortized over the remaining terms of the facilities in accordance with FASB ASC Topic 470, Debt.

On February 7, 2012, in conjunction with the Merger, the Revolving Credit Facilities were amended (see Note 15).

Other Obligations—In connection with a sale-leaseback transaction in Fiscal 2006, the Company recognized $21.9 million of the proceeds received as financing obligations pursuant to the requirements of FASB ASC Topic 840, Leases, due to the Company’s continuing involvement with four properties. The Company’s continuing involvement with one of these properties ended in Fiscal 2007, at which time the Company recognized the sale of the property and the related reduction in debt. A total of $4.3 million of the gain on this transaction was deferred and is being recognized over the remaining life of the lease. Included in other accrued liabilities and other long-term obligations as of January 28, 2012 and January 29, 2011 are $3.3 million and $3.5 million, respectively, of deferred gain. The nature of the Company’s continuing involvement with the remaining properties could change in the future at which time the transfer will be accounted for as a sale with the related reduction in long-term debt.

On August 7, 2009, the Company entered into a note payable agreement with an affiliate of a third party real estate investment trust from whom it leases a number of its properties pursuant to a master lease (“the REIT”). Advances were made monthly in the amount of $0.2 million until December 1, 2010. The note bears an interest rate of 5.0% which will be added to the principal of the note monthly. Principal and interest payments are due monthly in the amount of $0.2 million beginning January 1, 2011. The note matures on December 1, 2012. On March 1, 2012, the Company and the REIT amended the note payable agreement (see Note 15).

Approximate annual maturities of the Company’s long-term debt (excluding capital lease obligations) for the five fiscal years subsequent to January 28, 2012, are as follows:

(In thousands)
Fiscal Year	Amount
2012	$2,529
2013	303,249
2014	415
2015	488
2016	532
2017 and thereafter	16,568

Total maturities	$323,781

9.	LEASE OBLIGATIONS

The Company leases certain stores, office facilities, warehouses, computers and equipment. Operating and capital lease obligations are based upon contractual minimum rents and, for certain stores, amounts in excess of these minimum rents are payable based upon specified percentages of sales. Contingent rent is accrued over the lease term, provided that the achievement of the specified sales levels is probable. Certain leases include renewal or purchase options.

Minimum future obligations under capital and operating leases in effect at January 28, 2012 are as follows:

(In thousands)
Fiscal Year	Capital Lease Obligations	Operating Lease Obligations
2012	$9,859	$111,823
2013	8,635	110,477
2014	8,260	110,407
2015	7,379	107,579
2016	7,413	105,287
2017 and thereafter	30,738	1,003,069

Total minimum future obligations	$72,284	$1,548,642

Less amount representing interest	(21,292)

Present value of minimum future obligations	50,992
Obligations due within one year	(5,764)

Long-term obligations	$45,228

Total minimum future rental payments have not been reduced by $2.4 million of sublease rentals to be received in the future under noncancelable subleases.

Total rent expense, net of sublease income, related to all operating leases, except the leases related to closed store locations as discussed in Notes 1 and 14, was $105.4 million, $104.1 million, and $103.1 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. Rent expense has been reduced by $0.6 million, $0.4 million, and $0.4 million of sublease rental income for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively.

A significant number of the Company’s properties are leased pursuant to master leases with the REIT. On March 19, 2009, Shopko Operating executed an amendment to its master lease agreement with the REIT. The amendment modified the initial adjustment date schedule for the base rent. Shopko Operating also executed a lease supplement on the same date with the REIT. The supplement allowed for the deferral of certain lease payments. The total deferred obligation of $2.6 million was paid by the Company in Fiscal 2010. Both the amendment and supplement were accounted for in accordance with the provisions of FASB ASC Topic 840, Leases.

On March 1, 2012, the Company and the REIT entered into an agreement in which the Company provides an unconditional guarantee related to the master lease between the REIT and Pamida Operating. The agreement additionally states the REIT shall pay the Company $0.5 million and establishes a five year note between the Company and the REIT (see Note 15).

Certain operating leases require payments to be made on an escalating basis. The Consolidated Statements of Operations reflect rent expense on a straight-line basis over the term of those leases. However, the lease arrangements with the REIT and certain other lease agreements provide for rent escalation every three years at the lesser of 6% or 1.25 times the percentage change in the consumer price index for the preceding three years. Because of the contingent nature of the escalation provision contained in these lease agreements, the associated rent expense is not reflected in the Consolidated Statements of Operations on a straight-line basis over the term of the lease. A 6% escalation has been included in the schedule of minimum future obligations above. Certain leases require the Company to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises.

10.	INTEREST EXPENSE

Net Interest Expense on the Consolidated Statements of Operations is composed of the following:

(In thousands)	January 28, 2012	January 29, 2011	January 30 2010
Interest expense	$35,888	$37,550	$35,291
Interest income	(21)	(571)	(111)

Interest expense, net	$35,867	$36,979	$35,180

11.	BENEFIT PLANS

Stock-based Compensation Plans—The Company’s subsidiary, Shopko, maintains a stock option plan which provides for the granting of non-qualified stock options to various officers, directors and affiliates of Shopko. The options granted under the plan have a term of ten years and generally vest over five years. A summary of information related to the subsidiary stock options granted as of January 28, 2012 is as follows:

Reserved for Option Grant	Stock Options Outstanding	Exercise Price Range	Weighted Average Exercise Price	Weighted Average Fair Value At Grant
800,000	631,694	$5.15-$26.49	$15.50	$5.00

Stock-based compensation expense of $0.5 million, $0.5 million, and $0.4 million was recognized under FASB ASC Topic 718, Compensation—Stock Compensation for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. As of January 28, 2012, there was $0.4 million of total unrecognized compensation cost related to non-vested, share-based compensation plans, which is expected to be recognized over a weighted average period of approximately five years. Shopko uses an estimated forfeiture rate of 25%. The fair value of the options granted was estimated using the Black-Scholes option pricing model based on the estimated market value of the Company at the grant date and the weighted average assumptions specific to the underlying options, as follows:

	Options granted May 2009	Options granted December 2009	Options granted November 2010	Options granted March 2011
Risk-free interest rate	2.81%	3.07%	2.02%	2.80%
Expected volatility	24.46%	24.46%	24.44%	24.96%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected option life (years)	6.5	6.5	6.5	6.5
Weighted average fair value	$6.65	$3.66	$7.13	$8.45

The following table summarizes Shopko’s stock option activity for Fiscal 2011, Fiscal 2010 and Fiscal 2009:

	2011		2010		2009
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Balance at beginning of year	690,927	$16.17	697,621	$15.78	711,894	$15.72
Granted	5,000	26.36	40,000	24.12	232,500	11.95
Forfeited/expired	64,233	23.62	46,694	17.05	246,773	12.01
Exercised	—	—	—	—	—	—

Balance at end of year	631,694	$15.50	690,927	$16.17	697,621	$15.78

On February 7, 2012, the stock option plan previously maintained by Shopko has been assigned to and assumed by the Company (see Note 15). Prior to the Merger, Pamida also maintained a stock option plan which was cancelled in January 2012. Stock compensation expense related to this plan is not material to the consolidated financial statements.

Defined Contribution Plan—Substantially all employees of the Company are covered by a defined contribution plan. The plan provides for an employer matching contribution equal to 100% of the first three percent and 50% of the next two percent of compensation contributed by participating employees. Employer matching contributions were $5.8 million, $5.8 million, and $5.5 million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively.

Other Benefits—The Company also provides a Supplemental Retirement plan and a Postretirement Benefits plan to certain qualified employees. Both plans are unfunded and costs associated with these benefits are accrued during the employee’s service period. The benefit obligation related to the Supplemental Retirement plan was $6.2 million and $5.2 million as of January 28, 2012 and January 29, 2011, respectively. The benefit obligation related to the Postretirement Benefits plan was immaterial as of January 28, 2012 and $0.1 million as of January 29, 2011. The Postretirement Benefits plan was terminated as of January 1, 2011, and no new participants may enroll. Existing retirees covered in accordance with eligibility rules as of December 31, 2010 may continue coverage to age 65.

The Consolidated Balance Sheets include current liabilities related to these two plans of $0.3 million as of January 28, 2012 and January 29, 2011. Long-term liabilities related to these two plans were $6.0 million and $5.0 million as of January 28, 2012 and January 29, 2011, respectively. Net periodic benefit costs (income) included in selling, general and administrative expense were $0.1 million, ($0.1) million, and ($0.1) million for the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively.

The expected amount of the unrecognized net gains included in accumulated other comprehensive income to be amortized as a component of net periodic benefits cost during the 53 weeks ending February 2, 2013 is $0.1 million.

12.	RESTRUCTURING COSTS

During the 52 weeks ended January 29, 2011, the Company entered into a partnership with a leading global information technology services provider for information technology services beginning September 4, 2010. The decision to outsource these functions was based primarily on management’s objective to commence long-term business and system transformation to support the Company’s growth strategy. The transition resulted in the elimination of approximately 70 employee positions. The Company recorded a $1.6 million restructuring charge for employee termination benefits and other transition costs related to the information technology services outsourcing during Fiscal 2010. During the 52 weeks ended January 28, 2012 and January 29, 2011, $0.2 million and $1.4 million, respectively, of this liability was paid.

During the 52 weeks ended January 30, 2010, the Company implemented various management realignment actions. The Company recorded a $1.9 million charge for these actions, comprised of severance and benefit costs. During the 52 weeks ended January 29, 2011 and January 30, 2010, $0.2 million and $1.6 million, respectively, of this liability was paid.

13.	LITIGATION

During the 52 weeks ended January 29, 2011, the Company received a subpoena from the Office of Inspector General, United States Department of Health and Human Services in connection with an investigation of possible false or otherwise improper claims for payment under the Medicare and Medicaid programs. The subpoena requested retail pharmacy claims data for “dual eligible” customers (i.e., customers with both Medicaid and private insurance coverage), information concerning the Company’s retail pharmacy claims processing systems, copies of pharmacy payor contracts and other documents and records. The Company cooperated with these requests for information and was later informed that the federal government and various named plaintiff states would not intervene in a previously-filed qui tam action initially filed by a relator. Following the government’s investigation and determination not to intervene, the complaint, filed in April 2010 in the United States District Court for the Western District of Wisconsin, was unsealed and served on the Company during March 2011. The complaint alleges that the Company improperly billed Medicaid claims for “dual eligible” customers.

The Company believes the above described action to be without merit and intends to contest it vigorously. In May 2011, the Company filed a Motion to Dismiss the complaint, which Motion remains pending with the Court. As a loss is not considered probable, no amounts have been accrued for this matter. The Company, however, cannot predict with certainty the timing or outcome of this litigation.

In the normal course of business, the Company or its subsidiaries have been named as a defendant in various lawsuits. Some of these lawsuits involve claims for substantial amounts. Although the ultimate outcome of these lawsuits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such suits will not have a material adverse effect on the consolidated financial statements of the Company.

14.	LEASE TERMINATION, CLOSED STORE RESERVES AND IMPAIRMENT CHARGES

The Company closed six stores during the 52 weeks ended January 28, 2012. One of the locations closed was owned by the Company. The Company sold the land, building, prescription files, prescription drug inventory, and other tangible assets for $3.3 million. A gain of $3.1 million was recorded as a result of the sale and is included in selling, general and administrative expenses in the Consolidated Statements of Operations.

The Company maintains a liability related to remaining obligations associated with closed stores. Fluctuation in the liability is attributable to new closures, changes in assumptions and cash payments. Each quarter, the Company evaluates assumptions regarding estimates of future lease payments and related costs to be incurred through the end of the remaining lease terms, net of expected sublease rental income, and adjusts the liability accordingly. Associated charges or credits due to changes in estimates are recorded pursuant to FASB ASC Topic 420, Exit or Disposal Cost Obligations, and were included in selling, general and administrative expenses in the Consolidated Statements of Operations.

The following table reflects changes in the liability related to closed stores due to new closures, changes in assumptions and cash payments.

(In thousands)	January 28, 2012	January 29, 2011
Balance—beginning of period	$24,156	$29,126
Changes in assumptions about future sublease income, terminations, and changes in interest rates	(1,178)	(1,269)
Accretion expense	3,146	3,689
Cash payments	(6,648)	(7,390)

Balance—end of period	$19,476	$24,156

During the 52 weeks ended January 28, 2012, the Company entered into a lease termination agreement related to a previously closed location that was under long-term lease. Pursuant to the agreement, the

Company made a cash payment of $1.3 million to settle the outstanding obligation related to the lease. As a result of the agreement, the Company released $1.1 million of the previously established reserve to selling, general and administrative expenses in the Consolidated Statements of Operations.

During the 52 weeks ended January 29, 2011, the Company entered into lease termination agreements for three previously closed locations that were under long-term leases. Pursuant to the agreements, the Company made cash payments of $0.4 million to settle the outstanding obligations related to the leases. As a result of the agreements, the Company released $0.4 million of the previously established reserves to selling, general and administrative expenses in the Consolidated Statements of Operations. Also during the 52 weeks ended January 29, 2011, the Company entered into subleases of the buildings at three previously closed locations which decreased the estimated liability for those locations by $0.9 million.

During the 52 weeks ended January 30, 2010, the Company recorded charges totaling $11.1 million to increase the estimated liability for 17 previously closed locations that are under long-term leases. These charges were primarily driven by the deterioration of the commercial real estate market, which led to changes in assumptions about future sublease income.

During the 52 weeks ended January 28, 2012, January 29, 2011, and January 30, 2010, the Company recorded impairment charges of long-lived assets at six stores totaling $0.8 million, five stores totaling $0.7 million, and four stores totaling $0.8 million, respectively, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations. These charges reflect the write-down of long-lived assets at stores as a result of the Company’s impairment test comparing the carrying amount of the asset to its fair value based on estimated future cash flows, which indicated the carrying value of the asset would not be recoverable.

15.	SUBSEQUENT EVENTS

On February 7, 2012, a merger became effective between the Company and Pamida.

On February 7, 2012, in conjunction with the Merger, the borrowing limits under the Company’s and Pamida’s Revolving Credit Facilities were combined under the Company’s Revolving Credit Facility and the previous terms were amended to increase the size of the credit facilities to $760 million and extend the term, through February 7, 2017. Certain other terms and conditions of the Revolving Credit Facilities were amended including the interest rate spreads on Revolver A LIBOR borrowings, Revolver A base rate loans, and the minimum Revolver B interest rate. In addition, Revolver A-1 LIBOR, Revolver B LIBOR and Revolver A-1 base rate loans were established. A summary of interest rates in effect is as follows:

Loan	LIBOR	Prime
A	LIBOR + 1.75%	Prime + 0.75%
A-1	LIBOR + 3.50%	Prime + 2.50%
B	LIBOR + 8.75%	Prime + 7.75%

As a result of this amendment, the Company expects to incur financing fees of approximately $9.2 million. As a result of changes in syndication, approximately $2.0 million of existing unamortized capitalized fees recorded in the Consolidated Balance Sheet as of January 28, 2012 will be expensed in Fiscal 2012, in accordance with FASB ASC Topic 470, Debt. These merger-related transactions were financed utilizing a combination of available cash on hand and through borrowings under the Company’s Revolving Credit Facilities.

On February 7, 2012, in conjunction with the Merger, the maturity date of the Company’s note payable to Sun Retail Finance Holdings, LLC was extended from January 28, 2015 to May 8, 2017.

On February 7, 2012, in conjunction with the Merger, the Shopko and Pamida Management Agreements were superseded and replaced with a new agreement with the Manager (the “Consulting Agreement”). The Consulting Agreement has a 10 year term, provides for an annual fee due to the Manager of $4.0 million payable quarterly in advance, an additional fee upon the occurrence of certain events and reimbursement of out-of-pocket expenses. In connection with the Merger, a transaction fee of $1.0 million was paid to the Manager pursuant to the Consulting Agreement.

On February 7, 2012, the Company executed a 1-for-10,000 common stock split. The stock split resulted in each share of authorized, issued and outstanding common stock being reclassified and changed into 10,000 shares of common stock. All share data has been adjusted to give effect to the stock split. Furthermore, the stock option plan previously maintained by Shopko has been assigned to and assumed by the Company. All other terms of the stock option plan and all stock options issued thereunder remain unchanged.

On March 1, 2012, the Company and the REIT entered into an agreement in which the Company provided an unconditional guaranty of payment and performance related to the master lease between the REIT and Pamida Operating. The agreement amends the subordinated promissory note between the REIT and Pamida Operating such that the Company assumes all obligations of Pamida Operating under the note including the current outstanding principal balance of $2.0 million at 5% interest. Payments of the principal due on this note commence on March 1, 2014 and continue over the following three years. In exchange for this agreement, on April 12, 2012, the REIT paid the Company a one-time guaranty fee of $0.5 million, which will be deferred and recognized over the remaining term of Pamida Operating’s master lease. The agreement also established a five year subordinated promissory note between the Company and the REIT in the amount of $3.0 million at 8.5% interest, with principal payments due commencing on June 1, 2014.

The Company evaluated all events subsequent to the balance sheet date of January 28, 2012 through the date of issuance of these consolidated financial statements, August 28, 2012, and has determined there are no additional subsequent events that required disclosure in the consolidated financial statements under FASB ASC Topic 855, Subsequent Events.

* * * * * *

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

SPIRIT REALTY CAPITAL, INC.

SPIRIT REALTY, L.P.

COLE CREDIT PROPERTY TRUST II, INC.

AND

COLE OPERATING PARTNERSHIP II, LP

DATED AS OF JANUARY 22, 2013

i

ii

EXHIBITS AND SCHEDULES

Exhibit A – Form of Waiver
Exhibit B – Form of Spirit Voting Agreement
Exhibit C – Form of Cole REIT Opinion
Exhibit D – Form of Spirit REIT Opinion
Exhibit E – Form of Spirit 368 Opinion
Exhibit F – Form of Cole 368 Opinion
Exhibit G-1 – Cole Tax Representation Letter for Cole and Spirit REIT Opinions
Exhibit G-2 – Cole Tax Representation Letter for Cole and Spirit 368 Opinions
Exhibit G-3 – Spirit Tax Representation Letter for Spirit REIT Opinion
Exhibit G-4 – Spirit Tax Representation Letter for Cole and Spirit 368 Opinions
Exhibit H – Advisory and Property Management Matters Agreement

Schedule A – Knowledge of Cole
Schedule B – Knowledge of Spirit
Cole Disclosure Letter
Spirit Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of January 22, 2013 (this “Agreement”), by and among Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), Spirit Realty, L.P., a Delaware limited partnership (“Spirit Operating Partnership” and together with Spirit, the “Spirit Parties”), Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole”) and Cole Operating Partnership II, LP, a Delaware limited partnership (the “Cole Operating Partnership” and, together with Cole, the “Cole Parties”). Spirit, Spirit Operating Partnership, Cole and the Cole Operating Partnership are each sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in Article 1.

WHEREAS, the Parties hereto wish to effect a business combination through a merger of Spirit with and into Cole, with Cole being the Surviving Corporation (the “Company Merger”), and pursuant to which each outstanding share of common stock, $0.01 par value per share, of Spirit (the “Spirit Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL);

WHEREAS, the Parties also wish to effect a merger of the Cole Operating Partnership with and into Spirit Operating Partnership, with Spirit Operating Partnership being the Surviving Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”);

WHEREAS, a special committee of independent directors of the board of directors of Cole (the “Cole Special Committee”) has unanimously (a) determined and declared that this Agreement, the Company Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Cole and its stockholders and (b) recommended the approval of this Agreement, the Company Merger and the other transactions contemplated by this Agreement by the board of directors of Cole (the “Cole Board”);

WHEREAS, the Cole Board has (i) determined and declared that this Agreement, the Company Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Cole and its stockholders, (ii) approved this Agreement, the Company Merger and the transactions contemplated by this Agreement, (iii) directed that the Company Merger and the transactions contemplated by this Agreement be submitted for consideration at a meeting of Cole’s stockholders and (iv) recommended the approval of the Company Merger and the transactions contemplated by this Agreement by Cole’s stockholders;

WHEREAS, Cole, as the sole general partner of the Cole Operating Partnership, and Spirit, as the sole member of the sole general partner of Spirit Operating Partnership and Spirit General OP Holdings, LLC, as the sole general partner of the Spirit Operating Partnership, have each separately approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the board of directors of Spirit (the “Spirit Board”) has (i) determined and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Spirit and its stockholders, (ii) approved this Agreement, the Company Merger and the transactions contemplated by this Agreement, (iii) directed that the Company Merger and the transactions contemplated by this Agreement be submitted for consideration at a meeting of Spirit’s stockholders and (iv) recommended the approval of the Company Merger and the transactions contemplated by this Agreement by Spirit’s stockholders;

WHEREAS, prior to the consummation of the Company Merger, Cole will cause the Cole Common Stock to be listed on the NYSE effective as of immediately following the Company Merger Effective Time or such other time as agreed to by the Parties;

WHEREAS, as an inducement to the Cole Parties and the Spirit Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of Spirit’s executive officers have entered into an agreement, in the form attached hereto as Exhibit A, dated as of the date hereof, pursuant to which such executive officers have agreed, among other things, that the Mergers and the other transactions contemplated by this Agreement shall not constitute a change in control as defined in the executive officer’s applicable restricted stock and employment agreements (collectively, the “Waivers”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Company Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Company Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to the Cole Parties to enter into this Agreement, certain of Spirit’s stockholders have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Spirit Voting Agreement”) pursuant to which such stockholders have agreed, among other matters, to vote the Spirit Common Stock held by such stockholder for approval of the Company Merger and the other transactions contemplated by this Agreement; and

WHEREAS, as a condition to, and as an inducement to the Spirit Parties to enter into this Agreement, Cole, Cole Operating Partnership, the Advisor and Cole Realty Advisors, Inc. (f/k/a Fund Realty Advisors, Inc.) have entered into the Advisory and Property Management Matters Agreement dated as of the date hereof (to which Spirit is an expressed third party beneficiary).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to Cole or Spirit, as applicable, than those contained in the Cole Confidentiality Agreement or the Spirit Confidentially Agreement, as applicable (except for such changes necessary for Cole or Spirit, as applicable, to comply with its obligations under this Agreement), and which shall contain a customary “standstill” provision.

“Acquisition Proposal” means either a Cole Acquisition Proposal or a Spirit Acquisition Proposal, as applicable.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Advisory and Property Management Matters Agreement” means that certain agreement dated as of the date hereof and attached hereto as Exhibit H, by and between Cole, Cole Operating Partnership, the Advisor and Cole Realty Advisors, Inc. (f/k/a Fund Realty Advisors, Inc.).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, stock option, stock appreciation right, restricted stock unit, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Cole Acquisition Proposal” means any proposal or offer from or by any Person (other than the Spirit Parties) for (or any expression by a Person (other than the Spirit Parties) that it is considering or my engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving Cole or any of the Cole Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of Cole or any Cole Subsidiary representing twenty percent (20%) or more of the consolidated assets of Cole and the Cole Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of Cole, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of Cole, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Cole in which a Person (other than the Spirit Parties) shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of Cole; provided, however, that the term “Cole Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

“Cole Bylaws” means the Amended and Restated Bylaws of Cole as amended and supplemented and in effect on the date hereof.

“Cole Charter” means the Fifth Articles of Amendment and Restatement of Cole as amended and supplemented and in effect on the date hereof.

“Cole Confidentiality Agreement” means the letter agreement, dated October 9, 2012 from Cole to Spirit and confirmed and agreed to by Spirit.

“Cole Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Cole and the Cole Subsidiaries taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Cole Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Cole Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Cole and the Cole Subsidiaries to meet any projections or forecasts (provided that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Cole Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions in the geographic regions in which Cole and the Cole Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the execution or announcement of this Agreement, or the anticipation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of an executive officer of Spirit, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Cole Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Cole and the Cole Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Cole and the Cole Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Cole and the Cole Subsidiaries operate or own or lease properties.

“Cole Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Cole Operating Partnership, dated as of September 16, 2005, as amended, modified or supplemented from time to time.

“Cole Option” means any option to purchase shares of Cole Common Stock under the Cole Stock Option Plan or otherwise.

“Cole OP Unit” shall mean a Cole OP Unit designated by the Cole Operating Partnership as a Partnership Unit under the Cole Operating Partnership Agreement.

“Cole Stockholder Meeting” means the meeting of the holders of shares of Cole Common Stock for the purpose of seeking the Cole Stockholder Approval, including any postponement or adjournment thereof.

“Cole Stock Option Plan” means the Cole Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

“Cole Subsidiary” means the Cole Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Cole and/or the Cole Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Cole and/or any Person that is a Cole Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Cole Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Cole and/or the Cole Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreements” means the Cole Confidentiality Agreement and the Spirit Confidentiality Agreement.

“DRIP” means Cole’s Third Amended and Restated Distribution Reinvestment Plan, as amended on November 9, 2011.

“Environmental Laws” mean any Laws, court decisions or rule of common law, permits and licenses, which (i) regulate or relate to the protection or remediation of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expense Fee” means, with respect to Cole or Spirit, as applicable, the reasonable documented out-of-pocket Expenses actually incurred by the Cole Parties or the Spirit Parties, as applicable, up to $10,000,000.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a material event, change or development (a) with respect to Cole and the Cole Subsidiaries taken as a whole arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Cole Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Cole Board prior to the receipt of the Cole Stockholder Approval or (b) with respect to Spirit and the Spirit Subsidiaries taken as a whole arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Spirit Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Spirit Board prior to the receipt of the Spirit Stockholder Approval; provided, however, in no event shall the receipt of an Acquisition Proposal or Superior Proposal constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” (A) where used herein with respect to the Cole Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule A and (B) where used herein with respect to the Spirit Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule B.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, Lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, discharge, dumping, or leaching of any Hazardous Substance into the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), managers, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Spirit Acquisition Proposal” means any proposal or offer from or by any Person (other than the Cole Parties) for (or any expression by a Person (other than the Company Parties) that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving Spirit or any of the Spirit Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of Spirit or any Spirit Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Spirit and the Spirit Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of Spirit, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of Spirit, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Spirit in which a Person (other than the Cole Parties) shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of Spirit; provided, however, that the term “Spirit Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

“Spirit Bylaws” means the Fourth Amended and Restated Bylaws of Spirit as amended and supplemented and in effect on the date hereof.

“Spirit Charter” means the Sixth Articles of Amendment and Restatement as amended and supplemented and in effect on the date hereof.

“Spirit Confidentiality Agreement” means the letter agreement, dated December 11, 2012 from Spirit to Cole and confirmed and agreed to by Cole.

“Spirit Incentive Award Plan” means the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan.

“Spirit Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of Spirit and the Spirit Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Spirit to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Spirit Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Spirit and the Spirit Subsidiaries to meet projections or forecasts or any decrease in the market price of the Spirit Common Stock (provided that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Spirit Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions in the geographic regions in which Spirit and the Spirit

Subsidiaries operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the execution or announcement of this Agreement, or the anticipation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Cole, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Spirit Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Spirit and the Spirit Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Spirit and the Spirit Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Spirit and the Spirit Subsidiaries operate or own or lease properties.

“Spirit Operating Partnership Agreement” means the Agreement of Spirit Operating Partnership dated as of September 25, 2012, as amended, modified or supplemented from time to time.

“Spirit OP Unit” shall mean a Spirit OP Unit designated by Spirit Operating Partnership as a Partnership Unit under the Spirit Operating Partnership Agreement.

“Spirit Restricted Stock Award” shall mean an award of Spirit Common Stock granted under the Spirit Incentive Award Plan that is unvested or subject to a substantial risk of forfeiture.

“Spirit Stockholder Meeting” means the meeting of the holders of Spirit Common Stock for the purpose of seeking the Spirit Stockholder Approval, including any postponement or adjournment thereof.

“Spirit Subsidiary” means the Spirit Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Spirit and/or Spirit Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Spirit and/or any Person that is a Spirit Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Spirit Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Spirit and/or Spirit Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Cole Acquisition Proposal” or “Spirit Acquisition Proposal”, as applicable, to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Cole Board or Spirit Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other factors as the Cole Board or Spirit Board, as applicable, deems relevant (including, without limitation, the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes or proposed changes to the financial terms of this Agreement proposed by Spirit or Cole, as applicable), would, if consummated, be (a) if related to a Cole Acquisition Proposal, more favorable to Cole and Cole’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and or (b) if related to a Spirit Acquisition Proposal, more favorable to Spirit and Spirit’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement.

“Syndication Period” means the 20 day period as described in the third paragraph of Section 3 of the Commitment Letter.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental, value added taxes and other taxes or similar charges, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, together with penalties, interest or additions thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $55,000,000.

“Third Party” means (i) with respect to Cole, any Person or group of Persons other than Spirit and any Spirit Subsidiary and (ii) with respect to Spirit, any Person or group of Persons other than Cole and any Cole Subsidiary.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Treasury.

“VWAP of Spirit Common Stock” shall mean the volume weighted average price of Spirit Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Proposal	Section 1.1(a)
Action	Section 1.1(a)
Advisor	Section 4.3(g)
Advisory and Property Management Matters Agreement	Section 1.1(a)
Affiliate	Section 1.1(a)
Agreement	Preamble
Articles of Merger	Section 2.3(a)
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(b)
Business Day	Section 1.1(a)
Certificate	Section 3.1(b)
Change in Cole Recommendation	Section 7.3(c)
Change in Spirit Recommendation	Section 7.4(c)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Cole	Preamble
Cole Acquisition Agreement	Section 7.3(a)
Cole Acquisition Proposal	Section 1.1(a)
Cole Board	Preamble
Cole Bylaws	Section 1.1(a)
Cole Charter	Section 1.1(a)
Cole Common Stock	Section 4.3(a)
Cole Confidentiality Agreement	Section 1.1(a)
Cole Counterproposal	Section 7.4(c)

Cole D&O Insurance	Section 7.6(b)
Cole Designees	Section 2.6
Cole Disclosure Letter	Article 4
Cole Financial Advisors	Section 4.22
Cole Insurance Policies	Section 4.19
Cole Leases	Section 4.17(f)
Cole Lender Consents	Section 7.7(c)
Cole Loans Receivable	Section 4.18(d)
Cole Material Adverse Effect	Section 1.1(a)
Cole Material Contract	Section 4.18(b)
Cole Maximum Premium	Section 7.6(b)
Cole Operating Partnership	Preamble
Cole Operating Partnership Agreement	Section 1.1(a)
Cole Option	Section 1.1(a)
Cole OP Unit	Section 1.1(a)
Cole Parties	Preamble
Cole Permits	Section 4.6(a)
Cole Permitted Acquisitions	Section 6.1(b)(vii)
Cole Permitted Liens	Section 4.17(b)
Cole Preferred Stock	Section 4.3(a)
Cole Property	Section 4.17(a)
Cole Board Recommendation	Section 4.4(b)
Cole SEC Documents	Section 4.7(a)
Cole Special Committee	Preamble
Cole Stockholder Approval	Section 4.21
Cole Stockholder Meeting	Section 1.1(a)
Cole Stock Option Plan	Section 1.1(a)
Cole Subsidiary	Section 1.1(a)
Cole Subsidiary Partnership	Section 4.12(h)
Cole Tax Protection Agreements	Section 4.12(h)
Cole Third Party	Section 4.17(j)
Cole Title Insurance Policies	Section 4.17(l)
Commitment Letter	Section 7.18(c)
Company Merger	Preamble
Company Merger Effective Time	Section 2.3(a)
Confidentiality Agreements	Section 1.1(a)
Debt Financing	Section 7.18
DRIP	Section 1.1(a)
DRULPA	Preamble
DSOS	Section 2.3(b)
Environmental Laws	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1(b)
Expense Fee	Section 1.1(a)
Expenses	Section 1.1(a)
Fee Payee	Section 9.3(d)(i)
Fee Payor	Section 9.3(d)(i)

Financing Sources	Section 1.1(a)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(b)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnified Liabilities	Section 7.6(a)
Indemnified Parties	Section 7.6(a)
Initial Outside Date	Section 9.1(b)(i)
Intellectual Property	Section 1.1(a)
Intervening Event	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 3.3(a)
Knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lender Consents	Section 7.7(c)
Letter of Transmittal	Section 3.3(c)(i)
Lien	Section 1.1(a)
Listing	Section 7.9
Material Cole Leases	Section 4.17(g)
Material Spirit Leases	Section 5.18(g)
Merger Consideration	Section 3.1(b)
Mergers	Preamble
MGCL	Preamble
NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 9.1(b)(i)
Parties	Preamble
Partnership Merger	Preamble
Partnership Merger Certificate	Section 2.3(b)
Partnership Merger Effective Time	Section 2.3(b)
Person(s)	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
REIT	Section 4.12(b)
REIT Dividends	Section 7.12(b)
Release	Section 1.1(a)
Representative	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Series A Preferred Stock	Section 5.3(a)
Spirit	Preamble
Spirit Acquisition Agreement	Section 7.4(a)
Spirit Acquisition Proposal	Section 1.1(a)
Spirit Benefit Plan	Section 5.14(a)
Spirit Board	Preamble
Spirit Bylaws	Section 1.1(a)
Spirit Charter	Section 1.1(a)
Spirit Common Stock	Preamble

Spirit Confidentiality Agreement	Section 1.1(a)
Spirit Counterproposal	Section 7.3(c)
Spirit Disclosure Letter	Article 5
Spirit D&O Insurance	Section 7.6(b)
Spirit Incentive Award Plan	Section 1.1(a)
Spirit Insurance Policies	Section 5.19
Spirit Leases	Section 5.18(f)
Spirit Loans Receivable	Section 5.23(d)
Spirit Material Adverse Effect	Section 1.1(a)
Spirit Material Contract	Section 5.23(b)
Spirit Maximum Premium	Section 7.6(b)
Spirit Operating Partnership	Preamble
Spirit Operating Partnership Agreement	Section 1.1(a)
Spirit OP Unit	Section 1.1(a)
Spirit Parties	Preamble
Spirit Permits	Section 5.6(a)
Spirit Permitted Liens	Section 5.18(b)
Spirit Preferred Stock	Section 5.3(a)
Spirit Property	Section 5.18(a)
Spirit Board Recommendation	Section 5.4(b)
Spirit Restricted Stock Award	Section 1.1(a)
Spirit SEC Documents	Sections 5.7(a)
Spirit Stockholder Approval	Section 5.20
Spirit Stockholder Meeting	Section 1.1(a)
Spirit Subsidiary	Section 1.1(a)
Spirit Subsidiary Partnership	Section 5.13(h)
Spirit Tax Protection Agreements	Section 5.13(h)
Spirit Third Party	Section 5.18(j)
Spirit Title Insurance Policies	Section 5.18(l)
Spirit Voting Agreement	Preamble
Sox Act	Section 4.7(b)
Superior Proposal	Section 1.1(a)
Surviving Corporation	Section 2.1(a)
Surviving Corporation Bylaws	Section 2.4(a)
Surviving Corporation Charter	Section 2.4(a)
Surviving Partnership	Section 2.1(b)
Tax(es)	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Tax Return	Section 1.1(a)
Takeover Statutes	Section 4.24
Termination Fee	Section 1.1(a)
Third Party	Section 1.1(a)
Transfer Taxes	Section 9.7
Treasury Regulations	Section 1.1(a)
VWAP of Spirit Common Stock	Section 1.1(a)
Waivers	Preamble

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, at the Company Merger Effective Time, Spirit shall be merged with and into Cole, with Cole surviving the Company Merger (Cole, as the surviving corporation in the Company Merger, sometimes being referred to herein as the “Surviving Corporation”). The Company Merger shall have the effects provided in this Agreement and as specified in the MGCL.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Cole Operating Partnership shall be merged with and into Spirit Operating Partnership, with Spirit Operating Partnership surviving the Partnership Merger (Spirit Operating Partnership, as the surviving partnership in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”). If Cole and Spirit mutually determine, on or before the mailing of the Joint Proxy Statement, that the merger of Cole Operating Partnership with and into Spirit Operating Partnership (with Spirit Operating Partnership surviving the Partnership Merger as is contemplated by this Agreement), would cause any of the Parties to incur a materially greater amount of Transfer Taxes or other costs than would be incurred if Spirit Operating Partnership merged with and into Cole Operating Partnership (with Cole Operating Partnership surviving), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Cole and Spirit (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership Merger shall be restructured such that Spirit Operating Partnership shall merge with and into Cole Operating Partnership, with Cole Operating Partnership surviving the Partnership Merger and references to “Surviving Partnership” in this Agreement thereafter shall refer to Cole Operating Partnership, as the surviving partnership in the Partnership Merger. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

Section 2.2 Closing. The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the fifth (5th) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “Closing Date”); provided, however, the Closing shall not occur prior to the earlier of the (a) expiration of the Syndication Period or (b) the Outside Date. The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building 620 Eighth Avenue, New York, NY 10018-1405 or at such other place as mutually agreed to by Spirit and Cole.

Section 2.3 Effective Times.

(a) Prior to the Closing, Cole and Spirit shall prepare and, on the Closing Date, Cole and Spirit shall (i) cause articles of merger with respect to the Company Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and (ii) make any other filings, recordings or publications required to be made by Cole or Spirit under the MGCL in connection with the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT as shall be agreed to by Cole and Spirit and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger to occur on the Closing Date immediately prior to the Partnership Merger Effective Time.

(b) At the Closing, and immediately after the filing of the Articles of Merger, the Cole Operating Partnership shall cause to be executed and filed a certificate of merger in a form that complies with the DRULPA (the “Partnership Merger Certificate”) with the Delaware Secretary of State (“DSOS”), executed in accordance with the applicable provisions of the DRULPA. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed with the DSOS, or such later time as shall be agreed to by Cole and Spirit and specified in the Partnership Merger Certificate as the effective time of the Partnership Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date immediately after the Company Merger Effective Time.

Section 2.4 Governing Documents.

(a) At the Company Merger Effective Time, and as part of the Company Merger, the Cole Charter will be amended and restated such that it will be identical to the Spirit Charter, as in effect immediately prior to the Company Merger Effective Time except that the terms and provisions of the Series A Preferred shall not be included and the authorized capital shall be increased to 490,000,000 shares of Cole Common Stock, and as so amended and restated, shall be the charter of the Surviving Corporation (the “Surviving Corporation Charter”), until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Corporation Charter. At the Company Merger Effective Time, the Cole Bylaws shall be amended and restated such that they will be identical to the Spirit Bylaws as in effect immediately prior to the Company Merger Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended in accordance with applicable Law and the provisions of the Surviving Corporation Bylaws. Prior to the Company Merger Effective Time, the Parties shall take all actions necessary to amend and restate the Cole Bylaws, as aforesaid, as of the Company Merger Effective Time. The name of the Surviving Corporation shall be Spirit Realty Capital, Inc. and the amendment and restatement of the Cole Charter as part of the Company Merger shall include such name change.

(b) The certificate of limited partnership of Spirit Operating Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership until further amended in accordance with applicable Law. The Spirit Operating Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

Section 2.5 Officers of the Surviving Corporation; General Partner.

(a) The officers of Spirit immediately prior to the Company Merger Effective Time shall be and become the officers of the Surviving Corporation as of the Company Merger Effective Time and their names and titles will be included in the Articles of Merger.

(b) The general partner of the Surviving Partnership as of the Partnership Merger Effective Time shall be Spirit General OP Holdings, LLC.

Section 2.6 Spirit Board Representation. The Parties shall take all actions necessary so that as of the Company Merger Effective Time, the number of directors that will comprise all of the members of the initial board of directors of the Surviving Corporation will be up to nine (9) and, as of the Company Merger Effective Time, all of the directors of Spirit immediately prior to the Company Merger Effective Time and up to two (2) individuals designated by Cole and reasonably satisfactory to Spirit (the “Cole Designees”) will comprise the board of directors of the Surviving Corporation, who shall serve until the next annual meeting of the stockholders of the Surviving Corporation and until their respective successors are duly elected and shall qualify, all in accordance with the organizational documents of the Surviving Corporation. The Cole Designees shall also be nominated by the board of directors of the Surviving Corporation to stand for election at the next subsequent annual meeting of Surviving Corporation’s stockholders. The number and names of the directors of the Surviving Corporation as of the Company Merger Effective Time will be included in the Articles of Merger.

Section 2.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and Section 361 of the Code.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1 Effects on Shares. At the Company Merger Effective Time and by virtue of the Company Merger and without any further action on the part of Cole, Spirit or the holders of any securities of Cole or Spirit:

(a) Cancellation of Spirit Common Stock. Each share of Spirit Common Stock issued and outstanding immediately prior to the Company Merger Effective Time that is held by any wholly owned Spirit Subsidiary, by Cole or by any Cole Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right enure or be made with respect thereto in connection with or as a consequence of the Company Merger.

(b) Conversion of Spirit Common Stock. Subject to Section 3.2(a), each share of Spirit Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive (i) 1.9048 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Cole Common Stock (the “Merger Consideration”), without interest. All shares of Spirit Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of Spirit (a “Book-Entry Share”) that immediately prior to the Company Merger Effective Time represented shares of Spirit Common Stock shall cease to have any rights with respect to such Spirit Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.3, including the right, if any, to receive, pursuant to Section 3.7, cash in lieu of fractional shares of Cole Common Stock into which such shares of Spirit Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.3(d).

(c) Effect of Partnership Merger on Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of the holders of Spirit OP Units or Cole OP Units, each Cole OP Unit issued and outstanding immediately prior to the Partnership Merger Effective time (i) held by the Advisor (as the sole limited partner) shall automatically be converted into one (1) validly issued share of Cole Common Stock and (ii) held by Cole shall automatically be retired and shall cease to exist as a consequence of the Partnership Merger. The general partner interest of Spirit Operating Partnership shall remain outstanding and constitute the only general partner interests in the Surviving Partnership, and Spirit OP Units issued and outstanding immediately prior to the Partnership Merger Effective time shall remain outstanding.

(d) Cole Common Stock. At and after the Company Merger Effective Time, each share of Cole Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding and shall not be affected by the Company Merger.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Company Merger Effective Time, Cole should split, combine or otherwise reclassify the Cole Common Stock, or make a dividend or other distribution in shares of Cole Common Stock (including any dividend or other distribution of securities convertible into Cole Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Spirit Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Company Merger Effective Time, Spirit should split, combine or otherwise reclassify the Spirit Common Stock, or make a distribution in shares of Spirit Common Stock (including any dividend or other distribution of securities convertible into Spirit Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the Cole Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

(f) Share Transfer Books. At the Company Merger Effective Time, the share transfer books of Spirit shall be closed and thereafter there shall be no further registration of transfers of the Spirit Common Stock. From and after the Company Merger Effective Time, persons who held Spirit Common Stock immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Company Merger Effective Time, any Certificates or Book-Entry Shares of Spirit presented to the Exchange Agent, the Surviving Corporation or the transfer agent for any reason shall be exchanged for the Merger Consideration with respect to Spirit Common Stock formerly represented thereby.

Section 3.2 Spirit Equity Awards.

(a) Any and all shares of Spirit Common Stock subject to Spirit Restricted Stock Awards that are converted into the right to receive Cole Common Stock pursuant to Section 3.1(b) shall be converted into the right to receive shares of Cole Common Stock that are subject to the same vesting conditions and other terms and conditions as are applicable to the Spirit Restricted Stock Award immediately prior to the Company Merger Effective Time.

(b) As of the Company Merger Effective Time, Cole shall assume the Spirit Incentive Award Plan and all obligations of Spirit thereunder and the number and kind of shares available for issuance under the Spirit Incentive Award Plan shall be converted into shares of Cole Common Stock in accordance with the provisions of the Spirit Incentive Award Plan.

(c) Notwithstanding anything to the contrary contained herein, prior to the Company Merger Effective Time, Spirit shall take all actions necessary to effectuate the provisions of this Section 3.2 and following the Company Merger Effective Time the Surviving Corporation shall take all actions necessary to effectuate the provisions of this Section 3.2, including filing a registration statement on Form S-8 for the shares of Cole Common Stock issuable with respect to the assumption of the Spirit Incentive Award Plan.

Section 3.3 Exchange Fund; Exchange Agent.

(a) Exchange Fund. No later than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Cole Stockholder Meeting and the Spirit Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), Cole shall appoint a bank or trust company reasonably satisfactory to Spirit to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.7. Upon the Company Merger Effective Time, the Surviving Corporation shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Cole Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.3(d) (such evidence of book-entry shares of the Cole Common Stock, and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Spirit Common Stock. Cole shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Cole Common Stock in accordance with Section 3.3(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve the Surviving Corporation or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, the Surviving Corporation shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the Surviving Corporation’s obligations hereunder for the benefit of the holders of shares of Spirit Common Stock at the Company Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) Exchange Procedures.

(i) As soon as reasonably practicable following the Company Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or transfer of any Book-Entry Shares shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent, which Letter of Transmittal shall be prepared by Cole and be in such form and have such other customary provisions as Cole and Spirit may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Spirit Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.7 and dividends or other distributions on shares of the Cole Common Stock or in accordance with Section 3.3(d).
(ii) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence if any, of transfer as the Exchange Agent may reasonably request) and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Spirit Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.7 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Cole Common Stock in accordance with Section 3.3(d), to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Company Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or transfer of Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate and Book-Entry Share shall be deemed, at any time after the Company Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.3(d) hereof.

(iii) In the event of a transfer of ownership of shares of Spirit Common Stock that is not registered in the transfer records of Spirit, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to Cole Common Stock. No dividends or other distributions with respect to Cole Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the shares of Cole Common Stock issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by the Surviving Corporation to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or any transfer of Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Cole Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Cole Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to Cole Common Stock which remains undistributed to the holders of Spirit Common Stock for twelve (12) months after the Company Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holders of Spirit Common Stock prior to the Company Merger who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(f) No Liability. None of the Spirit Parties, the Cole Parties, the Surviving Corporation, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.4 Withholding Rights. The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration and any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3 Subtitle 2 of the MGCL, shall be available with respect to the Company Merger or the other transactions contemplated by this Agreement.

Section 3.7 Fractional Shares. No certificate or scrip representing fractional shares of Cole Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, each holder of shares of Spirit Common Stock converted pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Cole Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Cole Common Stock multiplied by the product of (a) the VWAP of Spirit Common Stock multiplied by (b) the Exchange Ratio.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE COLE PARTIES

Except (a) as set forth in the disclosure letter that has been prepared by the Cole Parties and delivered by the Cole Parties to the Spirit Parties in connection with the execution and delivery of this Agreement (the “Cole Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Cole Disclosure Letter with respect to any Section or subsection of Article 4 of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article 4 of this Agreement to the extent such relationship is reasonably apparent; provided that nothing in the Cole Disclosure Letter is intended to broaden the scope of any representation or warranty of the Cole Parties made herein), or (b) as disclosed in the Cole SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Cole Parties hereby jointly and severally represent and warrant to the Spirit Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Cole is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Cole is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

(b) Each Cole Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect. Each Cole Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cole Material Adverse Effect.

(c) Section 4.1(c) of the Cole Disclosure Letter sets forth, as of the date hereof, a true and complete list of the Cole Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Cole in each Cole Subsidiary, including a list of each Cole Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).

(d) Except as set forth in Section 4.1(d) of the Cole Disclosure Letter, neither Cole nor any Cole Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Cole Subsidiaries and investments in money markets and bank time deposits) or otherwise made a loan as an investment to any Person.

Section 4.2 Organizational Documents.

(a) Cole has made available to Spirit complete and correct copies of (i) the Cole Charter and Cole Bylaws and (ii) the Cole Operating Partnership Agreement and the certificate of limited partnership of the Cole Operating Partnership as in effect on the date hereof.

(b) Cole has made available to Spirit correct and complete copies of the organizational documents or governing documents of each other Cole Subsidiary as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Cole consists of 240,000,000 shares of common stock, par value $0.01 per share (“Cole Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Cole Preferred Stock”). At the close of business on January 16, 2013, (i) 208,597,574.876 shares of Cole Common Stock were issued and outstanding, (ii) no shares of Cole Preferred Stock were issued and outstanding, (iii) 50,000 shares of Cole Common Stock were reserved for issuance pursuant to the terms of outstanding options granted pursuant to the Cole Stock Option Plan and (iv) 950,000 shares of Cole Common Stock were available for grant under the Cole Stock Option Plan. Cole suspended sales pursuant to the DRIP as of December 16, 2012 and such suspension remains in effect. All issued and outstanding shares of the capital stock of Cole are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Cole having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Cole Common Stock may vote. Section 4.3(a) of the Cole Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding Cole Options under the Cole Stock Option Plan and, with respect to each Cole Option outstanding as of the date of this Agreement, (A) the number of shares of Cole Common Stock subject to such Cole Option, (B) the name of the holder of such Cole Option, (C) the per share exercise price, and (D) the grant date. There are no restricted stock, stock appreciation rights, restricted stock units, dividend equivalent rights, other equity compensation awards or other rights to purchase or receive Cole Common Stock granted under the Cole Stock Option Plan, or compensatory awards of units in the Cole Operating Partnership, or otherwise other than the Cole Options. The per share exercise price of each Cole Option was not less than the fair market value of a share of

Cole Common Stock on the applicable grant date. One (1) Business Days prior to the Closing, Cole will provide to Spirit a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Cole Disclosure Letter that is correct and complete as of the Closing Date.

(b) All of the outstanding shares of capital stock of each of the Cole Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Cole Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Cole Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Cole Disclosure Letter, Cole owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Cole Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate accruals and reserves on the financial statements of Cole (if such reserves are required pursuant to GAAP).

(c) Except as set forth in Section 4.3(c) of the Cole Disclosure Letter or as set forth in the Cole Operating Partnership Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Cole or any Cole Subsidiary is a party or by which any of them is bound, obligating Cole or any Cole Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Cole Common Stock, shares of Cole Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Cole or any of the Cole Subsidiaries or obligating Cole or any Cole Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Cole Disclosure Letter, there are no outstanding contractual obligations of Cole or any Cole Subsidiary to repurchase, redeem or otherwise acquire any shares of Cole Common Stock, shares of Cole Preferred Stock, or other equity securities of Cole or any Cole Subsidiary. Neither Cole nor any Cole Subsidiary is a party to or, to the Knowledge of Cole, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Cole or any of the Cole Subsidiaries.

(d) Cole does not have a “poison pill” or similar shareholder rights plan.

(e) Neither Cole nor any Cole Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the shares of Cole Common Stock and any material dividends or distributions on any securities of any Cole Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) Cole is the sole general partner of the Cole Operating Partnership and, as the date hereof, owns a 99.99% interest in the Cole Operating Partnership. Cole REIT Advisors II, LLC (the “Advisor”) is the sole limited partner and owns, as of the date hereof, less than 0.01% of the interest in the Cole Operating Partnership.

(h) The shares of Cole Common Stock to be issued by Cole in exchange for shares of the Spirit Common Stock pursuant to this Agreement will be duly authorized for issuance prior to the Company Merger Effective Time and will, when issued in the Company Merger pursuant to the terms of this Merger Agreement, be validly issued, fully paid and nonassessable.

Section 4.4 Authority.

(a) Cole has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Cole Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Cole is a party, including the Company Merger. The execution and delivery of this Agreement by Cole and the consummation by Cole of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Cole are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to receipt of the Cole Stockholder Approval and to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. This Agreement has been duly executed and delivered by Cole and assuming due authorization, execution and delivery by each of the Cole Operating Partnership, Spirit and Spirit Operating Partnership constitutes a legally valid and binding obligation of Cole enforceable against Cole in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Cole Board upon the unanimous recommendation of the Cole Special Committee, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Cole Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Cole vote in favor of the approval of the Company Merger and the other transactions contemplated by this Agreement (the “Cole Board Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.3.

(c) The Cole Operating Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Cole Operating Partnership is a party, including the Partnership Merger. The execution and delivery of this Agreement by the Cole Operating Partnership and the consummation by the Cole Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Cole Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Cole Operating Partnership and assuming due authorization, execution and delivery by each of Cole, Spirit, and Spirit Operating Partnership constitutes a legally valid and binding obligation of the Cole Operating Partnership enforceable against the Cole Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Cole Disclosure Letter, the execution and delivery of this Agreement by Cole and the Cole Operating Partnership does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Cole Stockholder Approval, conflict with or violate any provision of (A) the Cole Charter or the Cole Bylaws (B) the Cole Operating Partnership Agreement or certificate of limited partnership of the Cole Operating Partnership or (C) any equivalent organizational or governing documents of any other Cole Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Cole or any Cole Subsidiary or by which any property or asset of Cole or any Cole Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Cole or any Cole Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Cole or any Cole Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Cole or any Cole Subsidiary is a party (excluding the potential impact on Cole Leases as a result of the location of Spirit Properties, it being understood that no representation is being given with respect to whether the location of Spirit Properties after the merger will have any impact on the Cole Leases), except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

(b) The execution and delivery of this Agreement by Cole and the Cole Operating Partnership does not, and the performance of this Agreement by Cole and the Cole Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Cole Common Stock in the Company Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the approval of the listing on the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (iv) the filing of the Partnership Merger Certificate with the DSOS (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws in connection with the issuance of Cole Common Stock, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17, which are addressed solely in those Sections, Cole and each Cole Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Cole and each Cole Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Cole Permits”), and all such Cole Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Cole Permits, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect. All applications required to have been filed for the renewal of the Cole Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Cole Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect. Neither Cole nor any Cole Subsidiary has received any claim or notice nor has any Knowledge indicating that Cole or any Cole Subsidiary is currently not in compliance with the terms of any such Cole Permits, except where the failure to be in compliance with the terms of any such Cole Permits, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

(b) Neither Cole nor any Cole Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Cole or any Cole Subsidiary or by which any property or asset of Cole or any Cole Subsidiary is bound (except for Laws addressed in Section 4.15, Section 4.16, or Section 4.17), or (ii) any Cole Permits (except for the Cole Permits addressed in Section 4.16 or Section 4.17), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Cole has made available to Spirit (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Cole with the SEC since January 1, 2010 (the “Cole SEC Documents”). As of their respective dates, the Cole SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Cole SEC Documents and none of the Cole SEC Documents, at the time of filing or being furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cole SEC Documents filed and publicly available prior to the date of this Agreement. Cole does not have any outstanding and unresolved comments from the SEC with respect to the Cole SEC Documents. No Cole Subsidiary is required to file any form or report with the SEC.

(b) Cole has made available to Spirit complete and correct copies of all written correspondence between the SEC on one hand, and Cole, on the other hand, since January 1, 2010. At all applicable times, Cole has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sox Act”) and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Cole and the Cole Subsidiaries included or incorporated by reference in the Cole SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Cole and the Cole Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and the consolidated cash flows of Cole and the Cole Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Cole SEC Documents filed and publicly available prior to the date of this Agreement.

(d) Neither Cole nor any Cole Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Cole and any Cole Subsidiary, on the one hand, and any unconsolidated Affiliate of Cole or any Cole Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cole or any Cole Subsidiary in Cole’s or such Cole Subsidiary’s audited financial statements or other Cole SEC Documents.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Cole Disclosure Letter, since September 30, 2012 through the date hereof, Cole and each Cole Subsidiary has conducted its business in all material respects in the ordinary course. Since September 30, 2012 through the date hereof, there has not been any Cole Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Cole Material Adverse Effect.

Section 4.9 No Undisclosed Material Liabilities. Except as disclosed in the Cole SEC Documents filed and publicly available prior to the date of this Agreement, as set forth in Section 4.9 of the Cole Disclosure Letter or as otherwise would not reasonably be expected to have a Cole Material Adverse Effect, there are no liabilities of Cole or any of the Cole Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Cole or the notes thereto (whether accrued, absolute, contingent or otherwise), other than: (i) liabilities adequately provided for on the balance sheet of Cole dated as of December 31, 2011 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2011. As of December 31, 2012, Cole has accrued Expenses in connection with Cole’s exploration of potential exit strategies in the amount set forth in Section  4.9 of the Cole Disclosure Letter.

Section 4.10 No Default. Except as set forth on Section 4.10 of the Cole Disclosure Letter, none of Cole or any of the Cole Subsidiaries is in default or violation (and to the Knowledge of Cole, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Cole Charter or the Cole Bylaws (B), the Cole Operating Partnership Agreement or the certificate of limited partnership or the Cole Operating Partnership or (C) the comparable charter or organizational documents of any of the other Cole Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Cole or any of the Cole Subsidiaries is a party or by which Cole, any of the Cole Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Cole or any of the Cole Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a the Cole Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, or as set forth in Section 4.11 of the Cole Disclosure Letter, (a) there is no Action pending or, to the Knowledge of Cole, threatened in writing against Cole or any Cole Subsidiary or any director or officer of Cole or any Cole Subsidiary, and (b) neither Cole nor any Cole Subsidiary, nor any of Cole’s or any Cole Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.12 Taxes.

(a) Cole and each Cole Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Cole and each Cole Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Cole (i) for all taxable years commencing with Cole’s taxable year ended December 31, 2005 and through December 31, 2012 has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2013 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Company Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Cole, threatened. No Cole Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Cole’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections

857(b)(8) or 858 of the Code, has not been less than the sum of (i) Cole’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Cole’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Cole, threatened with regard to any material Taxes or material Tax Returns of Cole or any Cole Subsidiary; (ii) no deficiency for Taxes of Cole or any Cole Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Cole, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect; (iii) neither Cole nor any Cole Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither Cole nor any Cole Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Cole nor any of the Cole Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Cole Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) Neither Cole nor any Cole Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) Cole and the Cole Subsidiaries have not incurred any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither Cole nor any Cole Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in the preceding sentence will be imposed upon Cole or any Cole Subsidiary.

(g) Cole and the Cole Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Cole Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Cole threatened to raise, a material claim against Cole or any Cole Subsidiary for any breach of any Cole Tax Protection Agreements. As used herein, “Cole Tax Protection Agreements” means any written agreement to which Cole or any Cole Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership or limited liability company interests in a Cole Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership or limited liability company interests in a Cole Subsidiary Partnership, Cole or the Cole Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Cole Subsidiary Partnership” means a Cole Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Cole or any Cole Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither Cole nor any Cole Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Cole or any Cole Subsidiary, and after the Closing Date neither Cole nor any Cole Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither Cole nor any Cole Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Cole or any Cole Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Cole nor any Cole Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) As of the date of this Agreement, Cole is not aware of any fact or circumstances that could reasonably be expected to prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Cole nor any Cole Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) No written power of attorney that has been granted by Cole or any Cole Subsidiary (other than to Cole or a Cole Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.13 Benefit Plans; Employees.

(a) Except as set forth in Section 4.13(a) of the Cole Disclosure Letter, Cole and the Cole Subsidiaries do not maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to or had any liability (whether actual or contingent) with respect to, any Benefit Plan. Neither Cole nor any Cole Subsidiary has any contract, plan or commitment, whether or not legally binding, to adopt or sponsor any Benefit Plan.

(b) Neither Cole nor any Cole Subsidiary has, or has ever had, any employees or consultants.

(c) None of Cole, any Cole Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(d) Each ERISA Affiliate of Cole or any Cole Subsidiary which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(e) With respect to the Benefit Plans of Cole’s Affiliates and ERISA Affiliates, no event has occurred and there exists no condition or set of circumstances in connection with which Cole, any Cole Subsidiary, Spirit or any Spirit Subsidiary could be subject to any liability or obligation under the terms of, or with respect to, such Benefit Plans, or under ERISA, the Code or any other applicable Law.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, result in the payment by Cole, any Cole Subsidiary or any Affiliate or ERISA Affiliate thereof of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 4.14 Information Supplied. None of the information supplied or to be supplied by Cole and the Cole Operating Partnership in writing for inclusion or incorporation by reference, in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Cole Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Cole, its officers and directors and the Cole Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by the Spirit Parties.

Section 4.15 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, (i) Cole and the Cole Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Cole and the Cole Subsidiaries as it is currently conducted, (ii) the conduct of the business of Cole and the Cole Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Cole, threatened claims with respect to any of the Intellectual Property rights owned by Cole or any Cole Subsidiary, and (iv) to the Knowledge of Cole, no third party is currently infringing or misappropriating Intellectual Property owned by Cole or any Cole Subsidiary. Cole and the Cole Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 4.15 contains the exclusive representations and warranties of the Cole Parties with respect to Intellectual Property matters.

Section 4.16 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, or as set forth in Section 4.16 of the Cole Disclosure Letter or in any Phase I or Phase II report or any Company Title Insurance Policy provided to Spirit prior to the date hereof:

(i) Cole and each Cole Subsidiary are in compliance with all Environmental Laws.

(ii) Cole and each Cole Subsidiary have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such Environmental Permits are in good standing.

(iii) Neither Cole nor any Cole Subsidiary has received any written notice, demand, letter or claim alleging that Cole or any such Cole Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Cole or any Cole Subsidiary which remains unresolved.

(iv) There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of Cole, threatened against Cole and any Cole Subsidiary under any Environmental Law.

(v) Except with respect to conditions included in “no further action” letters, neither Cole nor any Cole Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Cole, threatened against Cole or any Cole Subsidiary under any Environmental Law.

(vi) Neither Cole nor any Cole Subsidiary has assumed, by contract or, to the Knowledge of Cole, by operation of Law, any known liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vii) Neither Cole nor any Cole Subsidiary has caused, and to the Knowledge of Cole, no Third Party has caused any Release of a Hazardous Substance that would be required to be investigated or remediated by Cole or any Cole Subsidiary under any Environmental Law.

(viii) There is no site to which Cole or any Cole Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Cole, is or may become the subject of any Action under Environmental Law.

(b) This Section 4.16 contains the exclusive representations and warranties of the Cole Parties with respect to environmental matters.

Section 4.17 Properties.

(a) Section 4.17(a) of the Cole Disclosure Letter sets forth a list of the address of each real property owned or leased (as lessee or sublessee), including ground leased, by Cole or any Cole Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Cole Property” and collectively referred to herein as the “Cole Properties”). Section 4.17(a) of the Cole Disclosure Letter identifies all real property which, as of the date of this Agreement, is under contract by Cole or a Cole Subsidiary for purchase or which is required under a binding contract to be leased or subleased (as lessee or sublessee) by Cole or a Cole Subsidiary after the date of this Agreement.

(b) Cole or a Cole Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Cole Properties, in each case, free and clear of Liens, except for Cole Permitted Liens. For the purposes of this Agreement, “Cole Permitted Liens” shall mean any (i) Liens securing Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Cole (if such reserves are required pursuant to GAAP), (iii) Liens arising under Cole Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.17(j) of the Cole Disclosure Letter, or Cole Leases, ground leases or air rights affecting any Cole Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Cole Title Insurance Policies made available by or on behalf of Cole or any Cole Subsidiary to Spirit prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Cole (if such reserves are required pursuant to GAAP), and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value or marketability of the applicable Cole Property or the continued use and operation of the applicable Cole Property as currently used and operated.

(c) Neither Cole nor any Cole Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Cole Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Cole Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Cole Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, or of any pending written threat of modification, suspension or cancellation of any of same, that, individually or in the aggregate, would reasonably be expected to have a Cole Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Cole Properties which, individually or in the aggregate, would reasonably be expected to have a Cole Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Cole Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Cole Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Cole Properties has failed to be obtained or is not in full force and effect, and neither Cole nor any Cole Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect.

(e) Except as set forth in Section 4.17(e) of the Cole Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Cole Property or, to the Knowledge of Cole, any Cole Property leased by Cole or any Cole Subsidiary, and neither Cole nor any Cole Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Cole Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Cole Property.

(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, the rent rolls for each of the Cole Properties, as of January 1, 2013, which rent rolls have previously been made available by or on behalf of Cole or any Cole Subsidiary to Spirit, and the schedules with respect to the Cole Properties, which schedules have previously been made available to Spirit, correctly reference each lease or sublease with respect to each of the applicable Cole Properties that was in effect as of December 31, 2012 and to which Cole or any Cole Subsidiary is a party as lessor or sublessor (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Cole Leases”) and are true and correct in all other respects. Section 4.17(f) of the Cole Disclosure Letter sets forth the current monthly rent (as of January 1, 2013) and security deposit amounts currently held for each Cole Lease (which security deposits are in the amounts required by the applicable Cole Lease).

(g) True and complete in all material respects copies of (i) all ground leases affecting the interest of Cole or any Cole Subsidiary in the Cole Properties and (ii) all Cole Leases with annual rents in excess of $2,000,000 per year (the “Material Cole Leases”), in each case in effect as of the date hereof, have been made available to Spirit. Except as set forth on Section 4.17(g) of the Cole Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, (1) neither Cole nor any Cole Subsidiary is and, to the Knowledge of Cole, no other party is in breach or violation of, or default under, any Material Cole Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Cole Lease by Cole or any Cole Subsidiary, or, to the Knowledge of Cole, any other party thereto (in each case, with or without notice or lapse of time or and no tenant under a Material Cole Lease is in monetary default under such Material Cole Lease, (3) no tenant under a Material Cole Lease has the right to become a beneficiary of a forbearance from Cole or any Cole Subsidiary, (4) neither Cole nor any Cole Subsidiary is in receipt of any rent under any Cole Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Cole Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Cole or a Cole Subsidiary and, to the Knowledge of Cole, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Cole nor any Cole Subsidiary is party to any oral Cole Lease.

(h) Except as set forth on Section 4.17(h) of the Cole Disclosure Letter or in Cole Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any of the Cole Properties, and Cole and the Cole Subsidiaries have not received any written notice of (and Cole and the Cole Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Cole Property or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next Tax period increasing by an amount material to Cole and the Cole Subsidiaries, considered as a whole, in each case, only with respect to (i) a Cole Property which is not subject to a Cole Lease, (ii) a Cole Property for which Cole is not required by the terms of Cole Leases to be reimbursed for such Tax and (iii) a Cole Property which is leased to multiple tenants.

(i) Except as set forth in Section 4.17(i) of the Cole Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Cole Lease for which the purchase has not closed prior to the date of this Agreement.

(j) Except for Cole Permitted Liens or as set forth in Section 4.17(j) of the Cole Disclosure Letter and as set forth in Cole Leases and title documents provided to Spirit prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Cole Property or any portion thereof that would materially adversely affect Cole’s, or any Cole Subsidiary’s, ownership, ground lease or other interest in any Cole Property subject to a Material Cole Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Cole Property or any portion thereof that is owned by any Cole Subsidiary, which, in each case, is in favor of any party other than Cole or a Cole Subsidiary (a “Cole Third Party”).

(k) Except as set forth in Section 4.17(k) of the Cole Disclosure Letter or pursuant to a Cole Lease or any ground lease affecting any Cole Property, neither Cole nor any Cole Subsidiary is a party to any agreement pursuant to which Cole or any Cole Subsidiary manages or manages the development of any real property for any Cole Third Party.

(l) Cole and each Cole Subsidiary, as applicable, is in possession of title insurance policies with respect to each Cole Property (each, a “Cole Title Insurance Policy” and, collectively, the “Cole Title Insurance Policies”). A copy of each Cole Title Insurance Policy in the possession of Cole has been made available to Spirit. No written claim has been made against any Cole Title Insurance Policy, which, individually or in the aggregate, would be material to any Cole Property.

(m) To the Knowledge of Cole, Section 4.17(m) of the Cole Disclosure Letter lists each Cole Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Cole or a Cole Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(n) Cole and the Cole Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect. None of Cole’s or any of the Cole Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Cole Permitted Liens. Section 4.17(n) of the Cole Disclosure Letter sets forth all leased personal property of Cole or any Cole Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(o) Section 4.17(o) of the Cole Disclosure Letter lists the parties currently providing third-party property management services to Cole or a Cole Subsidiary and the Cole Properties currently managed by each such party.

(p) The Cole Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Cole, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Spirit, and (z) are, to the Knowledge of Cole, adequate and suitable for the purposes for which they are presently being used.

(q) To the Knowledge of Cole, except as set forth in the Cole Title Insurance Policies, each of the Cole Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

Section 4.18 Material Contracts.

(a) Except for contracts listed in Section 4.18 of the Cole Disclosure Letter or filed as exhibits to the Cole SEC Documents, as of the date of this Agreement, neither Cole nor any Cole Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Cole’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Cole or any Cole Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Cole or any Cole Subsidiary, except for any Cole Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Cole Property;

(iii) except as set forth in the Cole Leases, contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Cole or any Cole Subsidiary, or that otherwise restricts the lines of business conducted by Cole or any Cole Subsidiary or the geographic area in which Cole or any Cole Subsidiary may conduct business;

(iv) is an agreement which obligates Cole or any Cole Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Cole or any Cole Subsidiary pursuant to which Cole or a Cole Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Cole or any Cole Subsidiary with a principal amount as of the date hereof greater than $500,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Cole or any Cole Subsidiary to dispose of or acquire assets or properties (other than pursuant to the terms of a Cole Lease or a ground lease pursuant to which any third party is a lessee or sublessee on any Cole Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Cole Lease or any ground lease affecting any Cole Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Cole or any Cole Subsidiary; or

(x) constitutes a loan to any Person (other than a wholly owned Cole Subsidiary) held by Cole or any Cole Subsidiary (other than advances made pursuant to and expressly disclosed in the Cole Leases).

(b) Each contract listed on Section 4.18 of the Cole Disclosure Letter to which Cole or any Cole Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Cole Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, each Cole Material Contract is legal, valid, binding and enforceable on Cole and each Cole Subsidiary that is a party thereto and, to the Knowledge of Cole, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, Cole and each Cole Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Cole Material Contract and, to the Knowledge of Cole, each other party thereto has performed all obligations required to be performed by it under such Cole Material Contract prior to the date hereof. None of Cole or any Cole Subsidiary, nor, to the Knowledge of Cole, any other party thereto, is in material breach or violation of, or default under, any Cole Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Cole Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Cole Material Adverse Effect. Neither Cole nor any Cole Subsidiary has received notice of any violation or default under any Cole Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Cole Material Adverse Effect.

(d) With respect to any Cole Material Contract described in Section 4.18(a)(x) above with an outstanding principal balance as of the date hereof in excess of $5,000,000 (the “Cole Loans Receivable”):

(i) Section 4.18 of the Cole Disclosure Letter contains a true and complete list of the Cole Loans Receivable. All documents governing the Cole Loans Receivable have been made available to Spirit on or prior to the date hereof (the “Cole Loan Receivable Documents”).

(ii) Except as set forth in the Cole Loan Receivable Documents, (i) the Cole Loans Receivable have not been subordinated in any respect, or satisfied or canceled in whole or in part, (ii) none of the borrower, guarantor, or any other party having obligations thereunder have been released from liability thereunder, and (iii) no portion of the collateral described therein has been released.

(iii) Except as disclosed on Section 4.18 of the Cole Disclosure Letter, neither Cole nor any Cole Subsidiary, nor, to the Knowledge of Cole, any other person has issued the borrower of any Cole Loan Receivable any written notice of a default or event of default under the Cole Loan Receivable Documents which remains uncured.

(iv) Neither Cole nor any Cole Subsidiary has received any notice from the borrower under any Cole Loan Receivable of any written counterclaims, defenses or offsets with respect to any payment due or to become due under such Cole Loan Receivable.

Section 4.19 Insurance. Cole will make available to Spirit upon request copies of all material insurance policies and all material fidelity bonds or other material insurance contracts in Cole’s possession providing coverage for all Cole Properties as of the date hereof (the “Cole Insurance Policies”). The Cole Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Cole Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Cole Material Adverse Effect, all premiums payable under all Cole Insurance Policies have been paid, and Cole and the Cole Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Cole Insurance Policies. To the Knowledge of Cole, such Cole Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Cole or any Cole Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation

Section 4.20 Opinion of Financial Advisors. The Cole Board has received the oral opinion of each of Morgan Stanley & Co. LLC and UBS Securities LLC and the Cole Special Committee has received the oral opinion of Gleacher & Company Securities, Inc. (each to be confirmed in writing) to the effect that, as of the date of such opinions and subject to the assumptions and limitations set forth in the opinions, the Exchange Ratio provided for in the Company Merger is fair, from a financial point of view, to Cole. Cole will make available to Spirit, solely for informational purposes, a complete and correct copy of such written opinions promptly after receipt thereof by the Cole Board.

Section 4.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Cole Common Stock entitled to vote (the “Cole Stockholder Approval”) is the only vote of holders of securities of Cole required to approve the Company Merger and the other transactions contemplated by this Agreement.

Section 4.22 Brokers. Except for the fees and expenses payable to Morgan Stanley & Co. LLC, UBS Securities LLC and Gleacher & Company Securities, Inc. (collectively, the “Cole Financial Advisors”), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cole or any Cole Subsidiary.

Section 4.23 Investment Company Act. Neither Cole nor any Cole Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24 Takeover Statutes. The Cole Board has taken all action necessary to render inapplicable to the Company Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Company Merger or the other transactions contemplated by this Agreement. Neither Cole nor any Cole Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Spirit as defined in Section  3-601 of the MGCL.

Section 4.25 Related Party Transactions. Except as set forth in Section 4.25 of the Cole Disclosure Letter or in the Cole SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Cole or any Cole Subsidiary, on the one hand, and any Affiliates (other than Cole Subsidiaries) of Cole or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.25 of the Cole Disclosure Letter sets forth each agreement between Cole or any Cole Subsidiary, on the one hand, and any Affiliates (other than Cole Subsidiaries) of Cole or other Persons, on the other hand.

Section 4.26 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, no Cole Party nor any of their Affiliates has made any representation or warranty, expressed or implied, with respect to Cole or the Cole Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Cole or the Cole Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE SPIRIT PARTIES

Except (a) as set forth in the disclosure letter that has been prepared by the Spirit Parties and delivered by the Spirit Parties to the Cole Parties in connection with the execution and delivery of this Agreement (the “Spirit Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Spirit Disclosure Letter with respect to any Section or subsection of Article 5 of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article 5 of this Agreement to the extent such relationship is reasonably apparent; provided that nothing in the Spirit Disclosure Letter is intended to broaden the scope of any representation or warranty of the Spirit Parties made herein), or (b) as disclosed in the Spirit SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after November 10, 2011 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Spirit Parties hereby jointly and severally represent and warrant to the Cole Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Spirit is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Spirit is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

(b) Each Spirit Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect. Each Spirit Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Spirit Material Adverse Effect

(c) Section 5.1(c) of the Spirit Disclosure Letter sets forth, as of the date hereof, a true and complete list of the Spirit Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type and percentage of interest held, directly or indirectly, by Spirit in each Spirit Subsidiary, including a list of each Spirit Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

(d) Except as set forth in Section 5.1(d) of the Spirit Disclosure Letter, neither Spirit nor any Spirit Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Spirit Subsidiaries and investments in money markets and bank time deposits) or otherwise made a loan as an investment to any Person.

Section 5.2 Organizational Documents.

(a) Spirit has made available to Cole complete and correct copies of (i) the Spirit Charter and Spirit Bylaws and (ii) the Spirit Operating Partnership Agreement and the certificate of limited partnership of Spirit Operating Partnership, each as in effect on the date hereof.

(b) Spirit has made available to Cole complete and correct copies of the organizational documents or governing documents of each other Spirit Subsidiary as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Spirit consists of 100,000,000 shares of Spirit Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Spirit Preferred Stock”) of which, 125 are classified as 12.5% Series A Cumulative Non-Voting Preferred Stock (“Series A Preferred Stock”). At the close of business on January 16, 2013, (i) 84,851,515 shares of Spirit Common Stock were issued and outstanding (including 1,143,632 shares of unvested restricted common stock of Spirit), (ii) no shares of Spirit Preferred Stock were issued and outstanding and (iii) 1,738,722 shares of Spirit Common Stock were available for grant under the Spirit Incentive Award Plan. Except for the unvested restricted common stock set forth above, there are no restricted stock, stock appreciation rights, restricted stock units, dividend equivalent rights, options, other equity compensation awards or other rights to purchase or receive Spirit Common Stock granted under the Spirit Incentive Award Plan, or compensatory awards of units in the Spirit Operating Partnership. All issued and outstanding shares of the capital stock of Spirit are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Spirit having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Spirit Common Stock may vote.

(b) All of the outstanding shares of capital stock of each Spirit Subsidiary that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Spirit Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Spirit Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(b) of the Spirit Disclosure Letter, Spirit owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Spirit Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate accruals and reserves on the financial statements of Spirit (if such reserves are required pursuant to GAAP).

(c) Except as set forth in Section 5.3(c) of the Spirit Disclosure Letter or as set forth in the Spirit Operating Partnership, and except with respect to any outstanding equity award granted under the Spirit Incentive Award Plan, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Spirit or any Spirit Subsidiary is a party or by which any of them is bound, obligating Spirit or any Spirit Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Spirit Common Stock, shares of Spirit Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Spirit or any of the Spirit Subsidiaries or obligating Spirit or any Spirit Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the Spirit Disclosure Letter, there are no outstanding contractual obligations of Spirit or any Spirit Subsidiary to repurchase, redeem or otherwise acquire any shares of Spirit Common Stock, shares of Spirit Preferred Stock, or other equity securities of Spirit or any Spirit Subsidiary. Neither Spirit nor any Spirit Subsidiary is a party to or, to the Knowledge of Spirit, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Spirit or any of the Spirit Subsidiaries.

(d) Spirit does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 5.3(e) of the Spirit Disclosure Letter, neither Spirit nor any Spirit Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) Prior to the date hereof, Spirit has redeemed all issued and outstanding shares of its Series A Preferred Stock in accordance with its terms.

(g) All dividends or distributions on the shares of Spirit Common Stock and Series A Preferred Stock and any material dividends or distributions on any securities of any Spirit Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(h) Spirit is the sole owner of the sole general partner of Spirit Operating Partnership. Spirit, as of the date hereof, owns directly or indirectly all of the general partner interests and limited partner interests in Spirit Operating Partnership.

Section 5.4 Authority.

(a) Spirit has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Spirit Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Spirit is a party, including the Company Merger. The execution and delivery of this Agreement by Spirit and the consummation by Spirit of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Spirit are necessary to authorize this Agreement or the Company Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Company Merger, to receipt of the Spirit Stockholder Approval and to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. This Agreement has been duly executed and delivered by Spirit and assuming due authorization, execution and delivery by Cole, the Cole Operating Partnership and Spirit Operating Partnership constitutes a legally valid and binding obligation of Spirit, enforceable against Spirit in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Spirit Board, at a duly held meeting, has by unanimous vote (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Spirit Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Spirit vote in favor of the approval of the Company Merger and the other transactions contemplated by this Agreement (the “Spirit Board Recommendation”) and to include such recommendation in the Joint Proxy Statement.

(c) The Spirit Operating Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Spirit Operating Partnership is a party, including the Partnership Merger. The execution and delivery of this Agreement by Spirit Operating Partnership and the consummation by Spirit Operating Partnership of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Spirit

Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Spirit Operating Partnership and assuming due authorization, execution and delivery by each of Cole, the Cole Operating Partnership and Spirit, constitutes a legally valid and binding obligation of Spirit Operating Partnership enforceable against Spirit Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the Spirit Disclosure Letter, the execution and delivery of this Agreement by each of Spirit and Spirit Operating Partnership does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Spirit Stockholder Approval, conflict with or violate any provision of (A) the Spirit Charter or Spirit Bylaws, (B) the Spirit Operating Partnership Agreement or certificate of limited partnership of Spirit Operating Partnership, or (C) any equivalent organizational or governing documents of any other Spirit Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Spirit, or any Spirit Subsidiary or by which any property or asset of Spirit, or any Spirit Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Spirit or any Spirit Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Spirit, or any Spirit Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Spirit or any Spirit Subsidiary is a party (excluding the potential impact on Spirit Leases as a result of the location of Cole Properties, it being understood that no representation is being given with respect to whether the location of Cole Properties after the merger will have any impact on the Spirit Leases), except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Spirit and Spirit Operating Partnership does not, and the performance of this Agreement by each of Spirit and Spirit Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by SDAT of the Articles of Merger pursuant to the MGCL (iv) the filing of the Partnership Merger Certificate with the DSOS and (v) such filings as may be required in connection with state and local Transfer Taxes, (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.17 and Section 5.18, which are addressed solely in those Sections, Spirit and each Spirit Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Spirit and each Spirit Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Spirit Permits”), and all such Spirit Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of Spirit Permits, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect. All applications required to have been filed for the renewal of Spirit Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Spirit Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect. Neither Spirit nor any Spirit Subsidiary has received any claim or notice nor has any Knowledge indicating that Spirit or any Spirit Subsidiary is currently not in compliance with the terms of any such Spirit Permits, except where the failure to be in compliance with the terms of any such Spirit Permits, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

(b) Neither Spirit, nor any Spirit Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Spirit, or any Spirit Subsidiary or by which any property or asset of Spirit or any Spirit Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.14, Section 5.16 or Section 5.17), or (ii) any Spirit Permits (except for Spirit Permits addressed in Section 5.17 or Section 5.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) Spirit has made available to Cole (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Spirit with the SEC since November 10, 2011 (the “Spirit SEC Documents”). As of their respective dates, the Spirit SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Spirit SEC Documents and none of the Spirit SEC Documents, at the time of filing or being furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Spirit SEC Documents filed and publicly available prior to the date of this Agreement. Spirit does not have any outstanding and unresolved comments from the SEC with respect to the Spirit SEC Documents. No Spirit Subsidiary is required to file any form or report with the SEC.

(b) Spirit has made available to Cole complete and correct copies of all written correspondence between the SEC on one hand, and Spirit, on the other hand, since November 10, 2011. At all applicable times, Spirit has complied in all material respects with the applicable provisions of the Sox Act and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Spirit and the Spirit Subsidiaries included or incorporated by reference in the Spirit SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Spirit and the Spirit Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and the consolidated cash flows of Spirit and the Spirit

Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Spirit SEC Documents filed and publicly available prior to the date of this Agreement.

(d) Neither Spirit nor any Spirit Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Spirit and any Spirit Subsidiary, on the one hand, and any unconsolidated Affiliate of Spirit or any Spirit Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Spirit or any Spirit Subsidiary in Spirit’s or such Spirit Subsidiary’s audited financial statements or other Spirit SEC Documents.

(e) To the Knowledge of Spirit, as of the date hereof, the consolidated financial statements of the Specialty Retail Shops Holding Corp. and its subsidiaries included or incorporated by reference in the Spirit SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Specialty Retail Shops Holding Corp. and its subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and the consolidated cash flows of Specialty Retail Shops Holding Corp. and its subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Spirit SEC Documents filed and publicly available prior to the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Spirit Disclosure Letter, since September 30, 2012 through the date hereof, Spirit and each Spirit Subsidiary have each conducted its business in all material respects in the ordinary course. Since September 30, 2012 through the date hereof, there has not been any Spirit Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Spirit Material Adverse Effect

Section 5.9 No Undisclosed Material Liabilities. Except as disclosed in Spirit SEC Documents filed and publicly available prior to the date of this Agreement, as set forth in Section 5.9 of the Spirit Disclosure Letter or as otherwise would not reasonably be expected to have a Spirit Material Adverse Effect, there are no liabilities of Spirit or any of the Spirit Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Spirit or the note thereto (whether accrued, absolute, contingent or otherwise), other than: (i) liabilities adequately provided for on the balance sheet of Spirit dated as of December 31, 2011 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2011.

Section 5.10 No Default. Except as set forth on Section 5.10 of the Spirit Disclosure Letter, none of Spirit, or any of the Spirit Subsidiaries is in default or violation (and to the Knowledge of Spirit, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Spirit Charter or the Spirit Bylaws, (B) Spirit Operating Partnership or the certificate of limited partnership of Spirit Operating Partnership, or (C) the comparable charter or organizational documents of any of the other Spirit Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Spirit or any of the Spirit Subsidiaries is a party or by which Spirit, any of the Spirit Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Spirit or any of the Spirit Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, or as set forth in Section 5.11 of the Spirit Disclosure Letter, (a) there is no Action pending or, to the Knowledge of Spirit, threatened in writing against Spirit, any Spirit Subsidiary or any director or officer of Spirit or any Spirit Subsidiary, and (b) neither Spirit nor any Spirit Subsidiary, nor any of Spirit’s or any Spirit Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.12 Labor and Other Employment Matters.

(a) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Spirit Material Adverse Effect, Spirit, and each Spirit Subsidiary is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b) None of Spirit, or any Spirit Subsidiary is a party or subject to any labor union or collective bargaining agreement, and, to Spirit’s Knowledge, none of Spirit’s or any Spirit Subsidiary’s personnel are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the employees of Spirit or any Spirit Subsidiary. Except as individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, there are no pending or, to the Knowledge of Spirit, threatened against Spirit or any Spirit Subsidiary, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years.

(c) There are no pending or, to the Knowledge of Spirit, threatened material investigations, audits, complaints or proceedings against Spirit or any Spirit Subsidiary by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Spirit Material Adverse Effect.

Section 5.13 Taxes.

(a) Spirit and each Spirit Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Spirit and each Spirit Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Spirit (i) for all taxable years commencing with Spirit’s taxable year ended December 31, 2003 and through December 31, 2012 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2013 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Spirit, threatened. No Spirit Subsidiary is a corporation for United States federal income tax purposes other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Spirit’s dividends paid deduction, within the meaning of Section 561 of the Code for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) Spirit’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Spirit’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Spirit, threatened with regard to any material Taxes or material Tax Returns of Spirit or any Spirit Subsidiary; (ii) no deficiency for Taxes of Spirit or any Spirit Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Spirit, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect; (iii) neither Spirit nor any Spirit Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither Spirit nor any Spirit Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Spirit nor any of the Spirit Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Spirit Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation.

(e) Except as set forth on Section 5.13(e) of the Spirit Disclosure Letter, neither Spirit nor any Spirit Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Since its inception, (i) Spirit and the Spirit Subsidiaries have not incurred any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither Spirit nor any Spirit Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstances exist, which present a material risk that any material liability for Taxes described in the preceding sentence will be imposed upon Spirit or any Spirit Subsidiary.

(g) Spirit and the Spirit Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Spirit Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Spirit threatened to raise, a material claim against Spirit or any Spirit Subsidiary for any breach of any Spirit Tax Protection Agreements. As used herein, “Spirit Tax Protection Agreements” means any written agreement to which Spirit or any Spirit Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership or limited liability company interests in a Spirit Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership or limited liability company interests in a Spirit Subsidiary Partnership, Spirit or the Spirit Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections and/or (D) only dispose of assets in a particular manner. As used herein, “Spirit Subsidiary Partnership” means a Spirit Subsidiary that is a partnership for United States federal income tax purposes.

(i) Except as set forth on Section 5.13(i) of the Spirit Disclosure Letter, there are no Tax Liens upon any property or assets of Spirit or any Spirit Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Except as set forth on Section 5.13(j) of the Spirit Disclosure Letter, neither Spirit nor any Spirit Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Spirit or any Spirit Subsidiary, and after the Closing Date neither Spirit nor any Spirit Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither Spirit nor any Spirit Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Spirit or any Spirit Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Spirit nor any Spirit Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) As of the date of this Agreement, Spirit is not aware of any fact or circumstance that could reasonably be expected to prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) Neither Spirit nor any Spirit Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) No written power of attorney that has been granted by Spirit or any Spirit Subsidiary (other than to Spirit or a Spirit Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 5.14 Pension and Benefit Plans; Employees.

(a) Section 5.14(a) of the Spirit Disclosure Letter sets forth a true and complete list of each material Benefit Plan of Spirit and the Spirit Subsidiaries (the “Spirit Benefit Plans”). Spirit will make available to Cole upon request a true, correct and complete copy of each material Spirit Benefit Plan and, with respect thereto, if applicable, (i) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (ii) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS, (iii) the most recent actuarial report or other financial statement, (iv) the most recent determination letter or opinion letter, if any, issued by the IRS, and any pending request for such a letter, with respect to any Spirit Benefit Plan intended to be qualified under Section 401(a) of the Code, and (v) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(b) Each Spirit Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, each Spirit Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Spirit’s Knowledge, nothing has occurred that could adversely affect the qualified status of any such Spirit Benefit Plan.

(d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Spirit Benefit Plan, except for any such transactions that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

(e) There is no pending or, to the Knowledge of Spirit, threatened Action against the Spirit Benefit Plans, the assets of any of the trusts under such Spirit Benefit Plans, or against any fiduciary of the Spirit Benefit Plans with respect to the Spirit Benefit Plans (other than routine claims for benefits and appeals of such claims) that, individually or in the aggregate, would reasonably be expected to have a Spirit Material Adverse Effect.

(f) No Spirit Benefit Plan is, and none of Spirit or any Spirit Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(g) Except as otherwise provided in Section 5.14(g) of the Spirit Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, (after giving effect to the Waivers) individually or together with the occurrence of any other event, (i) result in the payment by Spirit or any Spirit Subsidiary of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, (ii) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other similar service provider of Spirit or any Spirit Subsidiary or (iii) result in a requirement to pay any tax “gross up” or similar “make whole” payments to any employee, director or consultant of Spirit or any Spirit Subsidiary.

(h) Section 5.14(h) of the Spirit Disclosure Letter lists each person that has executed a Waiver as of the date hereof. Spirit has provided to Cole a complete and correct copy of each executed Waiver prior to the date hereof.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, none of Spirit, or any Spirit Subsidiary has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any Benefit Plan, program or other arrangement providing compensation or benefits to any services provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

Section 5.15 Information Supplied. None of the information supplied or to be supplied by the Spirit Parties in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Spirit Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Spirit, its officers and directors and Spirit Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by the Cole Parties.

Section 5.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, (i) Spirit and the Spirit Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Spirit and the Spirit Subsidiaries as it is currently conducted, (ii) the conduct of the business of Spirit and the Spirit Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Spirit, threatened claims with respect to any of the Intellectual Property rights owned by Spirit or any Spirit Subsidiary, and (iv) to the Knowledge of Spirit, no third party is currently infringing or misappropriating Intellectual Property owned by Spirit or any Spirit Subsidiary. Spirit, and the Spirit Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.16 contains the exclusive representations and warranties of the Spirit Parties with respect to Intellectual Property matters.

Section 5.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, or as set forth in Section 5.17 of the Spirit Disclosure Letter or in any Phase I or Phase II report or any Spirit Title Insurance Policy provided to Cole prior to the date hereof:

(i) Spirit and each Spirit Subsidiary are in compliance with all Environmental Laws.

(ii) Spirit and each Spirit Subsidiary have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such Environmental Permits are in good standing.

(iii) Neither Spirit nor any Spirit Subsidiary has received any written notice, demand, letter or claim alleging that Spirit or any such Spirit Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Spirit or any Spirit Subsidiary which remains unresolved.

(iv) There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of Spirit, threatened against Spirit and any Spirit Subsidiary under any Environmental Law.

(v) Except with respect to conditions included in “no further action” letters, neither Spirit nor any Spirit Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Spirit, threatened against Spirit or any Spirit Subsidiary under any Environmental Law.

(vi) Neither Spirit nor any Spirit Subsidiary has assumed, by contract or, to the Knowledge of Spirit, by operation of Law, any known liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vii) Neither Spirit nor any Spirit Subsidiary has caused, and to the Knowledge of Spirit, no Third Party has caused any Release of a Hazardous Substance that would be required to be investigated or remediated by Spirit or any Spirit Subsidiary under any Environmental Law.

(viii) There is no site to which Spirit or any Spirit Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Spirit, is or may become the subject of any Action under Environmental Law.

(b) This Section 5.17 contains the exclusive representations and warranties of the Spirit Parties with respect to environmental matters.

Section 5.18 Properties.

(a) Section 5.18(a) of the Spirit Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by Spirit or any Spirit Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Spirit Property” and collectively referred to herein as the “Spirit Properties”). Section 5.18(a) of the Spirit Disclosure Letter identifies all real property which, as of the date of this Agreement, is under contract by Spirit or a Spirit Subsidiary for purchase or which is required under a binding contract to be leased or subleased (as lessee or sublessee) by Spirit or a Spirit Subsidiary after the date of this Agreement.

(b) Spirit or a Spirit Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of Spirit Properties, in each case, free and clear of Liens, except for Spirit Permitted Liens. For the purposes of this Agreement, “Spirit Permitted Liens” shall mean any (i) Liens securing any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Spirit (if such reserves are required pursuant to GAAP), (iii) Liens arising under Spirit Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.18(b) of the Spirit Disclosure Letter, or Spirit Leases or ground leases or air rights affecting any Spirit Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Spirit Title Insurance Policies made available by or on behalf of Spirit or any Spirit Subsidiary to Spirit prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Spirit (if such reserves are required pursuant to GAAP), and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value or marketability of the applicable Spirit Property or the continued use and operation of the applicable Spirit Property as currently used and operated.

(c) Neither Spirit nor any of the Spirit Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Spirit Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Spirit Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Spirit Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, or of any pending written threat of modification, suspension or cancellation of any of same, that, individually or in the aggregate, would reasonably be expected to have a Spirit Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Spirit Properties which, individually or in the aggregate, would reasonably be expected to have a Spirit Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Spirit Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Spirit Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Spirit Properties has failed to be obtained or is not in full force and effect, and neither Spirit nor any Spirit Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect.

(e) Except as set forth in Section 5.18(e) of the Spirit Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Spirit Property or, to the Knowledge of Spirit, any Spirit Property leased by Spirit or any Spirit Subsidiary, and neither Spirit nor any Spirit Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Spirit Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Spirit Property.

(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, the rent rolls for each of Spirit Properties, as of December 31, 2012, which rent rolls have previously been made available by or on behalf of Spirit or any Spirit Subsidiary to Spirit, and the schedules with respect to Spirit Properties, which schedules have previously been made available to Spirit, correctly reference each lease or sublease with respect to each of the applicable Spirit Properties that was in effect as of December 31, 2012 and to which Spirit or any Spirit Subsidiary is a party as lessor or sublessor (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Spirit Leases”) and are true and correct in all other respects. Section 5.18(f) of the Spirit Disclosure Letter sets forth the current monthly rent (as of December 31, 2012) and security deposit amounts currently held for each Spirit Lease (which security deposits are in the amounts required by the applicable Spirit Lease).

(g) True and complete in all material respects copies of (i) all ground leases affecting the interest of Spirit or any Spirit Subsidiary in Spirit Properties and (ii) all Spirit Leases with annual rents in excess of $2,000,000 per year (the “Material Spirit Leases”), in each case in effect as of the date hereof, have been made available to Spirit. Except as set forth on Section 5.18(g) of the Spirit Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, (1) neither Spirit nor any Spirit Subsidiary is and, to the Knowledge of Spirit, no other party is in breach or violation of, or default under, any Material Spirit Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Spirit Lease by Spirit or any Spirit Subsidiary, or, to the Knowledge of Spirit, any other party thereto (in each case, with or without notice or lapse of time or and no tenant under a Material Spirit Lease is in monetary default under such Material Spirit Lease, (3) no tenant under a Spirit Lease has the right to become a beneficiary of a forbearance from Spirit or any Spirit Subsidiary, (4) neither Spirit nor any Spirit Subsidiary is in receipt of any rent under any Spirit Lease paid more than thirty (30) days before such rent is due and payable, and (5) each Material Spirit Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Spirit or a Spirit Subsidiary and, to the Knowledge of Spirit, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Spirit nor any Spirit Subsidiary is party to any oral Spirit Lease.

(h) Except as set forth on Section 5.18(h) of the Spirit Disclosure Letter or in Spirit Title Insurance Policies, there are no pending Tax abatements or exemptions specifically affecting any Spirit Property, and Spirit and Spirit Subsidiaries have not received any written notice of (and Spirit and Spirit Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Spirit Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Spirit and Spirit Subsidiaries, considered as a whole in each case, only with respect to (i) a Spirit Property which is not subject to a Spirit Lease, (ii) a Spirit Property for which Spirit is not required by the terms of Spirit Leases to be reimbursed for such Tax and (iii) a Spirit Property which is leased to multiple tenants.

(i) Except as set forth in Section 5.18(i) of the Spirit Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Spirit Lease for which the purchase has not closed prior to the date of this Agreement.

(j) Except for Spirit Permitted Liens or as set forth in Section 5.18(j) of the Spirit Disclosure Letter and as set forth on the Spirit Leases and title documents provided to Cole prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Spirit Property or any portion thereof that would materially adversely affect Spirit’s, or any Spirit Subsidiary’s, ownership, ground lease other interest in any Spirit Property subject to a Material Spirit Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Spirit Property or any portion thereof that is owned by any Spirit Subsidiary, which, in each case, is in favor of any party other than Spirit or a Spirit Subsidiary (a “Spirit Third Party”).

(k) Except as set forth in Section 5.18(k) of the Spirit Disclosure Letter or pursuant to a Spirit Lease or any ground lease affecting any Spirit Property, neither Spirit nor any Spirit Subsidiary is a party to any agreement pursuant to which Spirit or any Spirit Subsidiary manages or manages the development of any real property for any Spirit Third Party.

(l) Spirit and each Spirit Subsidiary, as applicable, is in possession of title insurance policies with respect to each Spirit Property (each, a “Spirit Title Insurance Policy” and, collectively, the “Spirit Title Insurance Policies”). A copy of each Spirit Title Insurance Policy in the possession of Spirit has been made available to Spirit. No written claim has been made against any Spirit Title Insurance Policy, which, individually or in the aggregate, would be material to any Spirit Property.

(m) To the Knowledge of Spirit, Section 5.18(m) of the Spirit Disclosure Letter lists each Spirit Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Spirit or a Spirit Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(n) Spirit and Spirit Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect. None of Spirit’s or any of the Spirit Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Spirit Permitted Liens. Section 5.18(n) of the Spirit Disclosure Letter sets forth all leased personal property of Spirit or any Spirit Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(o) Section 5.18(o) of the Spirit Disclosure Letter lists the parties currently providing third-party property management services to Spirit or a Spirit Subsidiary and the number of Spirit Properties currently managed by each such party.

(p) The Spirit Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Spirit, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Cole, and (z) are, to the Knowledge of Spirit, adequate and suitable for the purposes for which they are presently being used.

(q) To the Knowledge of Spirit, except as set forth in the Spirit Title Insurance Policies, each of the Spirit Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

Section 5.19 Insurance. The Spirit will make available to Cole upon request copies of all material insurance policies and all material fidelity bonds or other material insurance contracts in Spirit’s possession providing coverage for all Spirit Properties as of the date hereof (the “Spirit Insurance Policies”). The Spirit Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Spirit Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, all premiums payable under all Spirit Insurance Policies have been paid, and Spirit and the Spirit Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Spirit Insurance Policies. To the Knowledge of Spirit, such Spirit Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Spirit or any Spirit Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.20 Vote Required. The affirmative vote of the Holders of a majority of the outstanding shares of Spirit Common Stock entitled to vote (the “Spirit Stockholder Approval”) is the only vote of holders of securities of Spirit required to approve the Company Merger and the other transactions contemplated by this Agreement.

Section 5.21 Brokers. Except for the fees and expenses payable to Barclays Capital Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Spirit or any Spirit Subsidiary.

Section 5.22 Investment Company Act. None of Spirit or any Spirit Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.23 Material Contracts.

(a) Except for contracts listed in Section 5.23 of the Spirit Disclosure Letter or filed as exhibits to the Spirit SEC Documents, as of the date of this Agreement, neither Spirit nor any Spirit Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Spirit’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Spirit or any Spirit Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Spirit or any Spirit Subsidiary, except for any Spirit Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Spirit Property;

(iii) except as set forth in the Spirit Leases, contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Spirit or any Spirit Subsidiary, or that otherwise restricts the lines of business conducted by Spirit or any Spirit Subsidiary or the geographic area in which Spirit or any Spirit Subsidiary may conduct business;

(iv) is an agreement which obligates Spirit or any Spirit Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Spirit or any Spirit Subsidiary pursuant to which Spirit or Spirit Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Spirit or any Spirit Subsidiary with a principal amount as of the date hereof greater than $500,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Spirit or any Spirit Subsidiary to dispose of or acquire assets or properties (other than pursuant to the terms of a Spirit Lease or a ground lease pursuant to which any Third Party is a lessee or sublessee on any Spirit Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Spirit Lease or any ground lease affecting any Spirit Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Spirit or any Spirit Subsidiary; or

(x) constitutes a loan to any Person (other than a wholly owned Spirit Subsidiary) held by Spirit or any Spirit Subsidiary (other than advances made pursuant to and expressly disclosed in Spirit Leases).

(b) Each contract listed on Section 5.23 of the Spirit Disclosure Letter to which Spirit or any Spirit Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Spirit Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, each Spirit Material Contract is legal, valid, binding and enforceable on Spirit and each Spirit Subsidiary that is a party thereto and, to the Knowledge of Spirit, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Spirit Material Adverse Effect, Spirit and each Spirit Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Spirit Material Contract and, to the Knowledge of Spirit, each other party thereto has performed all obligations required to be performed by it under such Spirit Material Contract prior to the date hereof. None of Spirit or any Spirit Subsidiary, nor, to the Knowledge of Spirit, any other party thereto, is in material breach or violation of, or default under, any Spirit Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Spirit Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Spirit Material Adverse Effect. Neither Spirit nor any Spirit Subsidiary has received notice of any violation or default under any Spirit Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Spirit Material Adverse Effect.

(d) With respect to any Spirit Material Contract described in Section 5.23(a)(x) above with an outstanding principal balance December 31, 2012 in excess of $5,000,000 (the “Spirit Loans Receivable”):

(i) Section 5.23 of the Spirit Disclosure Letter contains a true and complete list of the Spirit Loans Receivable. All documents governing the Spirit Loans Receivable have been made available to Cole on or prior to the date hereof (the “Spirit Loan Receivable Documents”).

(ii) Except as set forth in the Spirit Loan Receivable Documents, (i) the Spirit Loans Receivable have not been subordinated in any respect, or satisfied or canceled in whole or in part, (ii) none of the borrower, guarantor, or any other party having obligations thereunder have been released from liability thereunder, and (iii) no portion of the collateral described therein has been released.

(iii) Except as disclosed on Section 5.23 of the Spirit Disclosure Letter, neither Spirit nor any Spirit Subsidiary, nor, to the Knowledge of Spirit, any other person has issued the borrower of any Spirit Loan Receivable any written notice of a default or event of default under the Spirit Loan Receivable Documents which remains uncured.

(iv) Neither Spirit nor any Spirit Subsidiary has received any notice from the borrower under any Spirit Loan Receivable of any written counterclaims, defenses or offsets with respect to any payment due or to become due under such Spirit Loan Receivable.

Section 5.24 Related Party Transactions. Except as set forth in Section 5.24 of the Spirit Disclosure Letter or in the Spirit SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2011 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Spirit or any Spirit Subsidiary, on the one hand, and any Affiliates (other than Spirit Subsidiaries) of Spirit or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 5.24 of the Spirit Disclosure Letter sets forth each agreement between Spirit or any Spirit Subsidiary, on the one hand, and any Affiliates (other than Spirit Subsidiaries) of Spirit or other Persons, on the other hand.

Section 5.25 Opinion of Financial Advisor. The Spirit Board has received the oral opinion of Barclays Capital Inc. (to be confirmed in writing), as of the date of this Agreement, and subject to the assumptions and limitations set forth in the opinion, that, from a financial point of view, the Exchange Ratio to be offered to the holders (other than Spirit and its Affiliates) of shares of Spirit Common Stock in the Company Merger is fair to such holders. Spirit will make available to Cole, solely for informational purposes, a complete and correct copy of such opinion promptly after receipt thereof by the Spirit Board.

Section 5.26 Takeover Statutes. The Spirit Board has taken all action necessary to render inapplicable to the Company Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other Takeover Statutes are applicable to this Agreement, the Company Merger or the other transactions contemplated by this Agreement. Neither Spirit nor any Spirit Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Cole as defined in Section  3-601 of the MGCL.

Section 5.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, no Spirit Party nor any of their Affiliates has made any representation or warranty, expressed or implied, with respect to Spirit or the Spirit Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Spirit or the Spirit Subsidiaries.

ARTICLE 6

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by Cole.

(a) Each Cole Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Spirit (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) of the Cole Disclosure Letter, Cole shall, and shall cause each of the Cole Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Cole’s or any Cole Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Cole Insurance Policies and (E) maintain the status of Cole as a REIT.

(b) Without limiting the foregoing, Cole covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Spirit (which consent shall, in the cases of clauses (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxiii) and (xxv), not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Cole Disclosure Letter, Cole shall not, and shall not cause or permit any Cole Subsidiary or Affiliate of Cole (solely to the extent related to the Cole Parties and the Cole Subsidiaries) to, do any of the following:

(i) Except as set forth in Section 6.1(b) of the Company Disclosure Letter, amend or propose to (A) amend the Cole Charter or Cole Bylaws, (B) the Cole Operating Partnership Agreement or certificate of limited partnership of the Cole Operating Partnership or (C) such equivalent organizational or governing documents of any Cole Subsidiary or (D) waive the stock ownership limit under the Cole Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Cole or any Cole Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Cole or any Cole Subsidiary or other equity securities or ownership interests in Cole or any Cole Subsidiary, except for (A) the declaration and payment by Cole of dividends in accordance with Section 7.12, (B) the declaration and payment of dividends or other distributions to Cole by any directly or indirectly wholly owned Cole Subsidiary and (C) distributions by any Cole Subsidiary that is not wholly owned, directly or indirectly, by Cole, in accordance with the requirements of the organizational documents of such Cole Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Cole or a Cole Subsidiary, other than (A) the acquisition by Cole of shares of Cole Common Stock in connection with the surrender of shares of Cole Common Stock by holders of Cole Options in order to pay the exercise price of the Cole Option in connection with the exercise of Cole Options and (B) the withholding of shares of Cole Common Stock to satisfy withholding Tax obligations with respect to Cole Options granted pursuant to the Cole Stock Option Plan;

(v) except for transactions among Cole and one or more wholly owned Cole Subsidiaries or among one or more wholly owned Cole Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi) issue, sell, pledge, dispose, encumber or grant any shares of Cole’s or any of the Cole Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Cole’s or any of the Cole Subsidiaries’ capital stock or other equity interests, provided, however, that Cole may issue shares of Cole Common Stock upon the exercise of any Cole Option outstanding as of the date of this Agreement;

(vi) except to the extent required under the Cole Stock Option Plan as of the date of this Agreement, grant, confer, award, or modify the terms of any Cole Option;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $250,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Cole or any wholly owned Cole Subsidiary of or from an existing wholly owned Cole Subsidiary or (B) acquisitions of real property at a total cost of less than $50,000,000 in the aggregate from non-Affiliates (the “Cole Permitted Acquisitions”);

(viii) sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) sales, transfers, or other dispositions of any property or assets, including without limitation deeds in lieu of foreclosure, at a total value less than $50,000,000 in the aggregate,(less any indebtedness paid off, assumed or for which Cole or a Cole Subsidiary is no longer a primary obligor thereafter) to non-Affiliates, (B) sales, pledges, leases, assignments, transfers, dispositions of property in the ordinary course of business consistent with past practice or as permitted by Section 6.1(b)(xii) or Section 4.18(a)(vii) and (C) pledges or encumbrances under Cole’s existing revolving credit facility with respect to (1) Cole Permitted Acquisitions, or (2) with respect to Cole Properties that not currently included in Cole’s borrowing base under Cole’s existing revolving credit facility and (D) in connection with the refinancing of existing debt secured by any Cole Property in the ordinary course of business consistent with past practice;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Cole Subsidiary), except (A) Indebtedness incurred under Cole’s existing revolving credit facility for working capital purposes (the aggregate commitments with respect to which shall not be increased during the

Interim Period) in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)) and to pay the Expenses of Cole in connection with the transactions contemplated by this Agreement, (B) Indebtedness incurred in connection with funding any Cole Permitted Acquisitions, (C) in connection with the refinancing of any existing Indebtedness in the ordinary course of business consistent with past practice and (D) amendments to the terms of any existing Indebtedness necessary to obtain Cole Lender Consents subject to compliance with and in accordance with Section 7.7(c) hereof;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Cole or a wholly owned Cole Subsidiary to Cole or a wholly owned Cole Subsidiary, (B) loans, advances or investments (1) required to be made under any of the Cole Leases or ground leases affecting the Cole Properties and (2) made to tenants in the ordinary course of business consistent with past practice in amounts not in excess of $100,000 individually and $1,000,000 in the aggregate and (C) investments permitted pursuant to Section 6.1(b)(xxiii);

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Cole Material Contract (or any contract that, if existing as of the date hereof, would be a Cole Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Cole Material Contract that occur automatically without any action by Cole or any Cole Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Cole or any Cole Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect Cole, any Cole Subsidiary or Spirit or any Spirit Subsidiary and is made subject to compliance with and in accordance with Section 7.7(c) hereof, or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xii) except as set forth on Section 6.1(b)(xii) of the Cole Disclosure Letter enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Cole Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Cole Lease), except for any Cole Lease less than 15,000 square feet, or as reasonably deemed necessary by Cole or any Cole Subsidiary in the ordinary course of business consistent with past practice;

(xiii) make any payment, direct or indirect, of any liability of Cole or any Cole Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice and (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder or (C) amendments to the terms of any Indebtedness in accordance with Section 7.7(c) hereof;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Cole included in the Cole SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Cole or any Cole Subsidiary or the Surviving Corporation, (C) do not provide for any admission of material liability by Cole or any of the Cole Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xix) below) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Cole Disclosure Letter, and (D) with respect to any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Cole Common Stock, in accordance with Section 7.8;

(xv) (A) hire or terminate any officer, director, employee or other similar service provider of Cole or any Cole Subsidiary or promote or appoint any Person to a position of officer or director of Cole or any Cole Subsidiary, (B) increase in any material manner the amount, rate or terms of compensation or benefits of any of Cole’s directors or officers, (C) enter into or adopt any employment, bonus, severance or retirement contract or Benefit Plan or other compensation or employee benefits arrangement, (D) accelerate the vesting or payment of any compensation or benefits, or (E) grant any awards under the Cole Stock Option Plan or any bonus, incentive, performance or other compensation plan or arrangement;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) enter into any Cole Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case (A) if required by Law or (B) if necessary (x) to preserve Cole’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Cole Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Cole to fail to qualify as a REIT or (B) any Cole Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Cole Permitted Acquisitions in a manner that would not reasonably be expected to be materially adverse to Cole or to prevent or impair the ability of Cole to consummate the Mergers;

(xxii) form any new funds or joint ventures;

(xxiii) except (A) pursuant to Cole’s budget set forth on Section 6.1(b)(xxiii) of the Cole Disclosure Letter, (B) for the expansion of a Cole Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Cole Lease and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Cole Properties or as is necessary in the event of an emergency situation after prior notice to Spirit (provided that if the nature of such emergency renders prior notice to Spirit impracticable, Cole shall provide notice to Spirit promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

(xxiv) amend or modify the compensation terms or any other obligations of Cole contained in the engagement letters with the Cole Financial Advisors in a manner materially adverse to Cole, any Cole Subsidiary, or the Surviving Corporation or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxv) except to the extent permitted by Section 7.3, take any action that is intended to prevent or delay the consummation of transactions contemplated by this Agreement on or prior to the Outside Date;

(xxvi) take or fail to take any action if such action or failure to act would be reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xxvii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.12, nothing in this Agreement shall prohibit (i) Cole from taking any action, at any time or from time to time, that in the reasonable judgment of the Cole Board, upon advice of counsel to Cole, is reasonably necessary for Cole to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments to stockholders of Cole in accordance with this Agreement or otherwise as permitted by Section 6.1(b)(iii); and (ii) the Cole Operating Partnership from taking any action, at any time or from time to time, as is necessary to: (A) be in compliance with its obligations under any Cole Tax Protection Agreement set forth on Section 4.12(h) of the Cole Disclosure Letter, and (B)  avoid liability for any indemnification or other payment under any such Cole Tax Protection Agreement.

Section 6.2 Conduct of Business by Spirit.

(a) Each Spirit Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Cole (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) of the Spirit Disclosure Letter, the Spirit Parties shall, and shall cause each of the other Spirit Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Spirit’s or the Spirit Subsidiaries’ control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Spirit Insurance Policies and (E) maintain the status of Spirit as a REIT.

(b) Without limiting the foregoing, each Spirit Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Cole (which consent shall, in the cases of clauses (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxiii) and (xxvi), not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(b) of the Spirit Disclosure Letter, the Spirit Parties shall not, and shall not cause or permit any of the other Spirit Subsidiary to, do any of the following:

(i) amend or propose to (A) amend the Spirit Charter or Spirit Bylaws, (B) the Spirit Operating Partnership Agreement or certificate of limited partnership of Spirit Operating Partnership or (C) such equivalent organizational or governing documents of any Spirit Subsidiary material to Spirit and the Spirit Subsidiaries, considered as a whole, if such amendment would be materially adverse to Spirit or Cole) or (D) waive the stock ownership limit under the Spirit Charter in any manner that would be reasonably expected to be materially adverse to Spirit or prevent or impair the ability of Spirit to consummate the Mergers;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Spirit or any Spirit Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Spirit or any Spirit Subsidiary or other equity securities or ownership interests in Spirit or any Spirit Subsidiary, except for (A) the declaration and payment by Spirit of dividends in accordance with Section 7.12, (B) the declaration and payment of dividends or other distributions to Spirit by any directly or indirectly wholly owned Spirit Subsidiary and (C) distributions by any Spirit Subsidiary that is not wholly owned, directly or indirectly, by Spirit, in accordance with the requirements of the organizational documents of such Spirit Subsidiary;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Spirit or a Spirit Subsidiary, other than (A) the withholding of shares of Spirit Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Spirit Incentive Award Plan and (B) the acquisition by Spirit in the ordinary course of business consistent with past practice in connection with the termination of service of holders of awards granted pursuant to the Spirit Incentive Award Plan;

(v) except for transactions among Spirit and one or more wholly owned Spirit Subsidiaries or among one or more wholly owned Spirit Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi) issue, sell, pledge, dispose, encumber or grant any shares of Spirit’s or any of the Spirit Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Spirit’s or any of Spirit Subsidiaries’ capital stock or other equity interests, provided, however, that (A) Spirit may issue shares of Spirit Common Stock (1) upon the vesting of any Spirit restricted stock outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.2(b)(vi), (2) pursuant to the Spirit Benefit Plans to the extent required under the terms of such Spirit Benefit Plans as in effect as of the date of this Agreement, and (3) pledges or encumbrances required under Spirit’s existing revolving credit facility with respect to the Spirit Subsidiaries’ capital stock, and (B) subject to the limitations set forth in Section 6.2(b)(xv), Spirit may grant any awards under the Spirit Incentive Award Plan so long as such awards are approved by Spirit’s independent directors or compensation committee;

(vi) except to the extent required under any existing Spirit Benefit Plan and other than awards under the Spirit Incentive Award Plan (so long as such awards are approved by Spirit’s independent directors or compensation committee and do not exceed the limitations set forth in Section 6.2(b)(xv)), grant, confer, award, or modify the terms of any Spirit restricted stock, convertible securities, or other rights to acquire, or denominated in, any of Spirit’s or any of the Spirit Subsidiaries’ capital stock;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $250,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Spirit or any wholly owned Spirit Subsidiary of or from an existing wholly owned Spirit Subsidiary, or (B) acquisitions of real property at a total cost of less than $200,000,000 in the aggregate and which are consistent with Spirit’s announced investment strategy in the Spirit SEC Documents filed prior to the date hereof (the “Spirit Permitted Acquisitions”);

(viii) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) sales, transfers or other dispositions of any property or assets, including without limitation deeds in lieu of foreclosure, at a total value less than $100,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Spirit or a Spirit Subsidiary is no longer a primary obligor thereafter), (B) sales, pledges, leases, assignments, transfers, dispositions and encumbrances on property and assets in the ordinary course of business consistent with past practice or as permitted by Section 6.2(b)(xii) or Section 5.23(a)(vii), (C) pledges or encumbrances under Spirit’s existing revolving credit facility with respect to (1) any Spirit Permitted Acquisitions, or (2) with respect to Spirit Properties and Spirit Subsidiaries that are not currently securing Spirit’s existing revolving credit facility, (D) in connection with the refinancing of existing debt secured by any Spirit Property in the ordinary course of business consistent with past practice, and (E) in connection with the Debt Financing;

(ix) incur, create, assume or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Spirit

Subsidiary), except (A) Indebtedness incurred under Spirit’s existing revolving credit facility for working capital purposes (the aggregate commitments with respect to which shall not be increased during the Interim Period) in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)) and to pay the Expenses of Spirit in connection with the transactions contemplated by this Agreement, (B) Indebtedness incurred in connection with funding any Spirit Permitted Acquisitions, (C) in connection with the refinancing of any existing Indebtedness in the ordinary course of business consistent with past practice and (D) amendments to the terms of any existing Indebtedness necessary to obtain Spirit Lender Consents subject to compliance with and in accordance with Section 7.7(c) hereof.;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Spirit or a wholly owned Spirit Subsidiary to Spirit or a wholly owned Spirit Subsidiary, (B) loans, advances or investments (1) required to be made under any of the Spirit Leases or ground leases affecting the Spirit Properties and (2) made to tenants in the ordinary course of business consistent with past practice in amounts not in excess of $100,000 individually and $1,000,000 in the aggregate and (C) investments permitted pursuant to Section 6.2(b)(xxiii);

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Spirit Material Contract (or any contract that, if existing as of the date hereof, would be a Spirit Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Spirit Material Contract that occur automatically without any action by Spirit or any Spirit Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Spirit or any Spirit Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Spirit, any Spirit Subsidiary or Cole or any Cole Subsidiary and is made subject to compliance with and in accordance with Section 7.7(c), or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Spirit Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Spirit Lease), except for any Spirit Lease (or lease that would be a Spirit Lease if entered into as of the date hereof) less than 15,000 square feet, or as reasonably deemed necessary by Spirit or any Spirit Subsidiary in the ordinary course of business consistent with past practice;

(xiii) make any payment, direct or indirect, of any liability of Spirit or any Spirit Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice and (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder or (C) amendments to the terms of any Indebtedness in accordance with Section 7.7(c) hereof;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Spirit included in the Spirit SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Spirit or any Spirit Subsidiary, (C) do not provide for any admission of material liability by the Spirit or any of the Spirit Subsidiaries, excluding in each case any such matter relating to Taxes and any matter relating to the condemnation proceedings set forth on Section 5.18(e) of the Spirit Disclosure Letter, and (D) with respect to any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Spirit Common Stock, in accordance with Section 7.8;

(xv) (A) hire any officer (with a title of senior vice president or higher) of Spirit or any Spirit Subsidiary or promote or appoint any Person to a position of officer with a title of senior vice president or higher of Spirit or any Spirit Subsidiary (other than to replace any departed officer), in each case without consultation with the Cole Board, (B) increase in any material manner the amount, rate or terms of compensation or benefits of any of the Company’s directors or officers (with a title of senior vice president or higher), (C) enter into or adopt any employment, bonus, severance or retirement contract or Benefit Plan or other compensation or employee benefits arrangement other than in the ordinary course of business and subject to the limitations set forth in clause (E) below, (D) accelerate the vesting or payment of any compensation or benefits except pursuant to the existing terms of any Spirit Benefit Plan or other agreement in effect as of the date hereof (after taking effect of the Waivers), or (E) except with respect to cash bonuses not to exceed $5,000,000 in the aggregate and the granting of up to 1,000,000 shares in the aggregate so long as such awards are approved by the independent directors or the compensation committee under the Spirit Incentive Award Plan, grant any awards under the Spirit Incentive Award Plan or any bonus, incentive, performance or other compensation plan or arrangement;

(xvi) fail to maintain all of Spirit’s consolidated financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with the NYSE or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) enter into any Spirit Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case (A) if required by Law or (B) if necessary (x) to preserve Spirit’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Spirit Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Spirit to fail to qualify as a REIT or (B) any Spirit Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Spirit Subsidiary in connection with any Spirit Permitted Acquisitions in a manner that would not reasonably be expected to be materially adverse to Spirit or to prevent or impair the ability of Spirit to consummate the Mergers;

(xxii) form any new funds or joint ventures;

(xxiii) except (A) pursuant to Spirit’s budget set forth on Section 6.2(b)(xxiv) of the Spirit Disclosure Letter, (B) for the expansion of a Spirit Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Spirit Lease and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Spirit Properties or as is necessary in the event of an emergency situation after prior notice to Cole (provided that if the nature of such emergency renders prior notice to Cole impracticable, Spirit shall provide notice to Cole promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

(xxiv) amend or modify the compensation terms or any other obligations of Spirit contained in the engagement letter with Barclays Capital Inc. in a manner materially adverse to Spirit or any Spirit Subsidiary, or the Surviving Corporation or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxv) except to the extent permitted by Section 7.4, take any action that is intended to, prevent or delay the consummation of transactions contemplated by this Agreement on or prior to the Outside Date;

(xxvi) take or fail to take any action if such action or failure to act would be reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xxvii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.12, nothing in this Agreement shall prohibit: (i) Spirit from taking any action, at any time or from time to time, that in the reasonable judgment of the Spirit Board, upon advice of counsel to Spirit, is reasonably necessary for Spirit to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments to stockholders of Spirit in accordance with this Agreement or otherwise permitted by Section 6.2(b)(iii); and (ii) Spirit Operating Partnership from taking any action, at any time or from time to time, as is necessary to: (A) be in compliance with its obligations under any Spirit Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Spirit Tax Protection Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Cole, directly or indirectly, the right to control or direct Spirit’s or any Spirit Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give Spirit, directly or indirectly, the right to control or direct Cole’s or any Cole Subsidiary’s operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, each of Cole and Spirit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Joint Proxy Statement; Special Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Cole and Spirit shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Cole shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Cole Common Stock issuable in the Company Merger, which will include the Joint Proxy Statement with respect to the Cole Stockholder Meeting and the Spirit Stockholder Meeting. Each of Cole and Spirit shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the

Mergers. Each of Cole and Spirit shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of Cole and Spirit shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of Cole and Spirit shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Cole shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Cole and Spirit shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Cole shall advise Spirit, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Cole Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Cole shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Cole shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Cole Common Stock in the Company Merger, and Spirit shall furnish all information concerning Spirit and the holders of the Spirit Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Cole Stockholder Approval or the Spirit Stockholder Approval, any information relating to Cole or Spirit, or any of their respective Affiliates, should be discovered by Cole or Spirit which, in the reasonable judgment of Cole or Spirit, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Cole and Spirit shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Cole and the stockholders of Spirit. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.15 and this Section 7.1, any information concerning or related to Cole, its Affiliates or the Cole Stockholder Meeting will be deemed to have been provided by Cole, and any information concerning or related to Spirit, its Affiliates or the Spirit Stockholder Meeting will be deemed to have been provided by Spirit.

(c) As promptly as practicable following the date of this Agreement, Cole shall, in accordance with applicable Law and the Cole Charter and Cole Bylaws, establish a record date for, duly call, give notice of, convene and hold the Cole Stockholder Meeting. Cole shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Cole entitled to vote at the Cole Stockholder Meeting and to hold the Cole Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Cole shall, through the Cole Board, recommend to its stockholders that they give the Cole Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Cole Stockholder Approval, except to the extent that the Cole Board shall have made a Change in Recommendation as permitted by Section 7.3(c). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Cole Stockholder Meeting is scheduled, Cole has not received proxies representing a sufficient number of shares of Cole Common Stock to obtain the Cole Stockholder Approval, whether or not a quorum is present, Cole shall have the right to make one or more successive postponements or adjournments of the Cole Stockholder Meeting; provided that the Cole Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Cole Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(d) As promptly as practicable following the date of this Agreement, Spirit shall, in accordance with applicable Law and the Spirit Charter and Spirit Bylaws, establish a record date for, duly call, give notice of, convene and hold the Spirit Stockholder Meeting. Spirit shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Spirit entitled to vote at the Spirit Stockholder Meeting and to hold the Spirit Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Spirit shall, through the Spirit Board, recommend to its stockholders that they give the Spirit Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Spirit Stockholder Approval. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Spirit Stockholder Meeting is scheduled, Spirit has not received proxies representing a sufficient number of shares of Spirit Common Stock to obtain the Spirit Stockholder Approval, whether or not a quorum is present, Spirit shall have the right to make one or more successive postponements or adjournments of the Spirit Stockholder Meeting; provided that the Spirit Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Spirit Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(e) Cole and Spirit will use their respective reasonable best efforts to hold the Cole Stockholder Meeting and the Spirit Stockholder Meeting on the same date and as soon as reasonably practicable following the date of this Agreement.

(f) Neither Cole nor Spirit will take or fail to take any action that could cause or result in its stockholders being entitled to exercise, in connection with the Mergers, the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL.

(g) Cole shall take all actions necessary to either (i) cause the 2013 annual meeting of Cole to be held for purposes of electing the members of the Cole Board prior to the Company Merger Effective Time or (ii) include the election of the members of the Cole Board in the proposals for the Cole Special Meeting, such that the members of the Cole Board as of immediately prior to the Company Merger Effective Time shall have been duly and validly elected by the Cole stockholders at a meeting of the Cole Stockholders held during 2013.

Section 7.2 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of Cole and Spirit shall, and shall cause each of the Cole Subsidiaries and Cole’s Affiliates, and the Spirit Subsidiaries, respectively, as the case may be, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records (to the extent related to the Cole Parties and the Spirit Parties, respectively, as the case may be) and, during such period, each of Cole and Spirit shall, and shall cause each of the Cole Subsidiaries and the Spirit Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Cole nor Spirit shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Cole or Spirit, as applicable, has used reasonable best efforts to obtain permission or consent of such Third Party to such disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Cole and Spirit will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Company Merger Effective Time, each of the Cole Parties and each of the Spirit Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which Cole or any Cole Subsidiary or Spirit or any Spirit Subsidiary, as the case may be has a business relationship (including tenants/subtenants) regarding the business of Cole and the Cole Subsidiaries or the business of Spirit or any Spirit Subsidiary, as the case may be, or this Agreement and the transactions contemplated hereby without the prior written consent of Cole or Spirit, as the case may be.

(b) Each of Cole and Spirit will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements, which shall remain in full force and effect pursuant to the terms thereof the notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of Cole and Spirit agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Cole Subsidiaries or the Spirit Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Cole Material Adverse Effect or a Spirit Material Adverse Effect, as the case may be.

Section 7.3 Cole Acquisition Proposals.

(a) Except as permitted by this Section 7.3, from the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to Section 9.1, each Cole Party agrees that it shall not, and shall cause each of the other Cole Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their respective officers, directors, managers or equivalent or other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, offer or request that constitutes, or reasonably could be expected to result, in any Cole Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or that reasonably could be expected to result in, any Cole Acquisition Proposal, (iii) furnish to any Person (other than the Spirit Parties) any non-public information in connection with, or knowingly facilitate in any way any effort by any Person in furtherance of, any Cole Acquisition Proposal, (iv) waive, terminate, modify, fail to enforce or release any Person other than the Spirit Parties and their respective Affiliates from any provision of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligation, or (v) approve or recommend a Cole Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement related to a Cole Acquisition Proposal (a “Cole Acquisition Agreement”) except as permitted by Section 7.3(c) or (v) propose or agree to do any of the foregoing. Notwithstanding anything to the contrary in this Section 7.3, nothing contained in this Agreement shall prohibit Cole from, directly or indirectly, at any time prior to receipt of the Cole Stockholder Vote, (i) furnishing any information to, or entering into or participating in discussions or negotiations with, any Third Party that after the date hereof makes an unsolicited bona fide written Cole Acquisition Proposal (that did not result from a breach of this Section 7.3) if (x) the Cole Board determines in good faith after consulting with outside legal counsel and financial advisors that such Cole Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y) prior to furnishing such non-public information to such Third Party, Cole (A) provides Spirit with the non-public information to be provided to such Third Party which Spirit has not previously been provided, and (B) Cole enters into an Acceptable Confidentiality Agreement with such Third Party or (ii) granting a limited waiver, amendment or release under any standstill, confidentiality or other similar agreement or obligation for the sole purpose of allowing a Third Party to make a private and confidential unsolicited bona fide written Cole Acquisition Proposal to the Cole Board if (A) the Cole Board determines in good faith after consulting with outside legal counsel that failure to take such action would be inconsistent with the directors’ legal duties under applicable Laws, and (B) promptly (but in no event later than 24 hours) after making such determination, substantially contemporaneously with granting such limited waiver, amendment or release, Cole shall notify Spirit of the Cole Board’s determination (such notice to be made orally and confirmed in writing) and shall indicate the identity of the Person party to or bound by the applicable standstill, confidentiality or other similar agreement or obligation.

(b) Cole shall notify Spirit promptly (but in no event later than 24 hours) after receipt of any Cole Acquisition Proposal or any request for nonpublic information relating to Cole or any Cole Subsidiary by any Person, or any inquiry from any Person seeking to have discussions or negotiations with Cole relating to a possible Cole Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Cole Acquisition Proposal, request or inquiry and the material terms and conditions of any Cole Acquisition Proposals, inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Cole shall also promptly, and in any event within 24 hours, notify Spirit orally and in writing, if it enters into discussions or negotiations concerning any Cole Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 7.3(b) and keep Spirit informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(c) Except as permitted by this Section 7.3(c), neither the Cole Board nor any committee of the Cole Board shall (i) withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in any manner, adverse to Spirit, the Company Merger or the other transactions contemplated by this Agreement, the Cole Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Cole Acquisition Proposal, (iii) fail to include the Cole Board Recommendation in the Joint Proxy Statement, (iv) fail to publicly recommend against any Cole Acquisition Proposal within ten (10) Business Days of the request of Spirit and/or reaffirm the Cole Board Recommendation within ten (10) Business Days of the request of Spirit (any of the foregoing actions in clauses (i) through (iv), a “Change in Cole Recommendation”), or (v) cause or authorize Cole or any Cole Subsidiary to enter into any Acquisition Agreement with respect to any Cole Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 7.3(a)). Notwithstanding the foregoing, at any time prior to receipt of the Cole Stockholder Approval, (x) upon the occurrence of an Intervening Event (applicable to Cole), if the Cole Board or a committee of the Cole Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to Cole’s stockholders under applicable Law, then the Cole Board may effect a Change in Cole Recommendation or (y) in response to an unsolicited written bona fide Cole Acquisition Proposal from a Third Party (that did not otherwise result from a breach of this Section 7.3) that the Cole Board or a committee of the Cole Board has determined in good faith, after consultation with outside legal counsel and financial advisors, is a Superior Proposal, the Cole Board may effect a Change in Cole Recommendation, and in such case the Cole Board may approve and recommend such Superior Proposal, exempt such Third Party submitting such Superior Proposal from the restrictions contained in any state takeover or similar laws, and enter into a Cole Acquisition Agreement with respect to such Superior Proposal; provided, however, that any such actions pursuant to clause (x) or (y) may only be taken concurrently with terminating this Agreement pursuant to Section 9.1(c)(ii); provided, further, however, that any such actions pursuant to clause (y) may only be taken at a time that is after (I) the third (3rd) Business Day following Spirit’s receipt of written notice from Cole that the Cole Board is prepared to take such action and (II) if at the end of such period, the Cole Board or a committee of the Cole Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Spirit and after consultation with outside legal counsel and financial advisors, that such Cole Acquisition Proposal from the Third Party remains a Superior Proposal. Any such written notice shall specify the material terms and conditions of such Cole Acquisition Proposal, include the most current version of any Cole Acquisition Agreement relating to such Cole Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the Third Party making such Cole Acquisition Proposal and state that the Cole Board otherwise intends to make a Change in Cole Recommendation and enter into a Cole Acquisition Agreement (subject to compliance with this Section 7.3(c)). During any such three (3) Business Day period, Spirit shall be entitled to deliver to Cole a counterproposal to such Cole Acquisition Proposal (a “Spirit Counterproposal”) and Spirit and Cole shall and shall cause its legal and financial advisors to, negotiate in good faith in respect of any such Spirit Counterproposal. The Parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of a Cole Acquisition Proposal which amendment affects the determination of whether the Cole Acquisition Proposal is a Superior Proposal to any Spirit Counterproposal shall, upon the determination by the Cole Board in its sole discretion, be treated as a new Cole Acquisition Proposal for the purposes of this Section 7.3(c) (requiring a new written notice by Cole and a new three (3) Business Day period).

(d) Nothing contained in this Agreement shall prevent Cole or the Cole Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to its stockholders if the Cole Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Cole Acquisition Proposal or an express reaffirmation of the Cole Board Recommendation to Cole’s stockholders in favor of the Mergers shall be deemed to be a Change in Cole Recommendation.

(e) Upon execution of this Agreement, Cole shall, and shall cause each of the Cole Subsidiaries, and its and their officers and directors, managers or equivalent and other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to a Cole Acquisition Proposal, use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such Persons in connection therewith and shall inform each of the Representatives of its obligations under this Section 7.3 and instruct each of them to act in a manner consistent with such obligations.

Section 7.4 Spirit Acquisition Proposals.

(a) Except as permitted by this Section 7.4, from the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to Section 9.1, each Spirit Party agrees that it shall not, and shall cause each of the other Spirit Subsidiaries not to, and shall not authorize and shall use reasonable best efforts to cause its and their respective officers, directors, managers or equivalent or other Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiry, offer or request that constitutes, or reasonably could be expected to result, in any Spirit Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or that reasonably could be expected to result in, any Spirit Acquisition Proposal, (iii) furnish to any Person (other than the Cole Parties) any non-public information in connection with, or knowingly facilitate in any way any effort by any Person in furtherance of, any Spirit Acquisition Proposal, (iv) waive, terminate, modify, fail to enforce or release any Person other than the Cole Parties from any provision of or grant any permission, waiver or request under any “standstill,” confidentiality or similar agreement or obligation, or (v) approve or recommend a Spirit Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement related to a Spirit Acquisition Proposal (an “Spirit Acquisition Agreement”) except as permitted by Section 7.4(c) or (v) propose or agree to do any of the foregoing. Notwithstanding anything to the contrary in this Section 7.4, nothing contained in this Agreement shall prohibit Spirit from, directly or indirectly, at any time prior to receipt of the Spirit Stockholder Vote, (i) furnishing any information to, or entering into or participating in discussions or negotiations with, any Third Party that after the date hereof makes an unsolicited bona fide written Spirit Acquisition Proposal (that did not result from a breach of this Section 7.4) if (x) the Spirit Board determines in good faith after consulting with its outside legal counsel and financial advisors that such Spirit Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y) prior to furnishing such non-public information to such Third Party, Spirit (A) provides Cole with the non-public information to be provided to such Third Party which Cole has not previously been provided, and (B) Spirit enters into an Acceptable Confidentiality Agreement with such Third Party or (ii) granting a limited waiver, amendment or release under any standstill, confidentiality or other similar agreement or obligation for the sole purpose of allowing a Third Party to make a private and confidential unsolicited bona fide written Spirit Acquisition Proposal to the Spirit Board if (A) the Spirit Board determines in good faith after consulting with its outside legal counsel that failure to take such action would be inconsistent with the directors’ legal duties under applicable Laws, and (B) promptly (but in no event later than 24 hours) after making such determination, substantially contemporaneously with granting such limited waiver, amendment or release, Spirit shall notify Cole of the Spirit Board’s determination (such notice to be made orally and confirmed in writing) and shall indicate the identity of the Person party to or bound by the applicable standstill, confidentiality or other similar agreement or obligation.

(b) Spirit shall notify Cole promptly (but in no event later than 24 hours) after receipt of any Spirit Acquisition Proposal or any request for nonpublic information relating to Spirit or any Spirit Subsidiary by any Person, or any inquiry from any Person seeking to have discussions or negotiations with Spirit relating to a possible Spirit Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Spirit Acquisition Proposal, request or inquiry and the material terms and conditions of any Spirit Acquisition Proposals, inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Spirit shall also promptly, and in any event within 24 hours, notify Cole orally and in writing, if it enters into discussions or negotiations concerning any Spirit Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 7.4(b) and keep Cole informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(c) Except as permitted by this Section 7.4(c), neither the Spirit Board nor any committee of the Spirit Board shall (i) withhold, withdraw, modify or qualify (or propose to withhold, withdraw, modify or qualify), in a manner adverse to Cole, the Company Merger or the other transactions contemplated by this Agreement, the Spirit Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Spirit Acquisition Proposal, (iii) fail to include the Spirit Board Recommendation in the Joint Proxy Statement, (iv) fail to publicly recommend against any Spirit Acquisition Proposal within ten (10) Business Days of the request of Cole and/or reaffirm the Spirit Board Recommendation within ten (10) Business Days of the request of Cole (any of the foregoing actions in clauses (i) through (iii), a “Change in Spirit Recommendation”), or (v) cause or authorize Spirit or any Spirit Subsidiary to enter into any Spirit Acquisition Agreement with respect to any Spirit Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.4(a)). Notwithstanding the foregoing, at any time prior to receipt of the Spirit Stockholder Approval, (x) upon the occurrence of an Intervening Event (applicable to Spirit), if the Spirit Board or a committee of the Spirit Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to the Spirit’s stockholders under applicable Law, then the Spirit Board may effect a Change in Spirit Recommendation or (y) in response to an unsolicited written bona fide Spirit Acquisition Proposal from a Third Party (that did not otherwise result from a breach of this Section 7.4) that the Spirit Board or a committee of the Spirit Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal, the Spirit Board may effect a Change in Spirit Recommendation, and in such case the Spirit Board may approve and recommend such Superior Proposal, exempt the Third Party submitting such Superior Proposal from the restrictions contained in any state takeover or similar laws, and enter into a Spirit Acquisition Agreement with respect to such Superior Proposal; provided, however, that any such actions pursuant to clause (x) or (y) may only be taken concurrently with terminating this Agreement pursuant to Section 9.1(d)(ii); provided, further, however, that any such actions pursuant to clause (y) may only be taken at a time that is after (I) the third (3rd) Business Day following Cole’s receipt of written notice from Spirit that the Spirit Board is prepared to take such action and (II) if at the end of such period, the Spirit Board or a committee of the Spirit Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Cole and after consultation with its financial advisors and outside legal counsel, that such Spirit Acquisition Proposal remains a Superior Proposal. Any such written notice shall specify the material terms and conditions of such Spirit Acquisition Proposal, include the most current version of any Spirit Acquisition Agreement relating to such Spirit Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the Third Party making such Spirit Acquisition Proposal and state that the Spirit Board otherwise intends to make a Change in Spirit Recommendation and enter into a Spirit Acquisition Agreement (subject to compliance with this Section 7.4(c)). During any such three (3) Business Day period, Cole shall be entitled to deliver to Spirit a counterproposal to such Spirit Acquisition Proposal (a “Cole Counterproposal”) and Spirit and Cole shall and shall cause its financial and legal advisors to, negotiate in good faith in respect of any such Cole Counterproposal. The Parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of a Spirit Acquisition Proposal which amendment affects the determination of whether the Spirit Acquisition Proposal is a Superior Proposal to any Cole Counterproposal shall, upon the determination by the Spirit Board in its sole discretion, be treated as a new Spirit Acquisition Proposal for the purposes of this Section 7.4(c) (requiring a new written notice by Spirit and a new three (3) Business Day period).

(d) Nothing contained in this Agreement shall prevent Spirit or the Spirit Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to its stockholders if the Spirit Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Spirit Acquisition Proposal or an express reaffirmation of the Spirit Board Recommendation to Spirit’s stockholders in favor of the Mergers shall be deemed to be a Change in Spirit Recommendation.

(e) Upon execution of this Agreement, Spirit shall, and shall cause each of the Spirit Subsidiaries, and its and their officers and directors, managers or equivalent and other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to a Spirit Acquisition Proposal, use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such Persons in connection therewith and shall inform each of the Representatives of its obligations under this Section 7.4 and instruct each of them to act in a manner consistent with such obligations.

Section 7.5 Public Announcements. Except with respect to any Change in Cole Recommendation or Change in Spirit Recommendation permitted by Section 7.3 or Section 7.4, respectively, the Parties hereto shall use reasonable best efforts to (a) develop a joint communications plan and (b) to ensure that all press releases and communications are consistent with such joint communication plan. None of the Parties shall issue any such press release or make any such public statement or filing inconsistent with such joint communication plan prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any Party hereto if for any reason it is not practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Company Merger Effective Time, the Surviving Corporation shall, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses, to each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Company Merger Effective Time, a manager, director, officer, trustee or fiduciary of Cole, any Cole Subsidiary, Spirit or any Spirit Subsidiary (collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from any claim, action, suit proceeding or investigation based in whole or in part on the fact such Indemnified Party is or was a manager, director, officer, trustee or fiduciary of Cole, any Cole Subsidiary, Spirit or any Spirit Subsidiary, or was prior to the Company Merger Effective Time serving at the request of any such party as a manager, director, officer, partner, member, trustee, fiduciary or agent of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, or at or after, the Company Merger Effective Time (including matters, acts or commission occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Liabilities”) to the fullest extent permitted under applicable law.

(b) Prior to the Company Merger Effective Time, each of Cole and Spirit shall use reasonable best efforts to obtain and fully pay for a “tail” prepaid insurance policy or policies with a claim period of six (6) years from and after the Company Merger Effective Time from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance for the current and former managers, directors, officers, trustees and fiduciaries of Cole and the Cole Subsidiaries (“Cole D&O Insurance”) and of Spirit and the Spirit Subsidiaries (“Spirit D&O Insurance”) as to such Indemnified Party’ status as a manager, director, officer, trustee or fiduciary of Cole, the Cole Subsidiaries, Spirit and the Spirit Subsidiaries and for facts or events that occurred at or prior to the Company Merger Effective Time, which Cole D&O Insurance and Spirit D&O Insurance (i) shall not have an annual premium in excess of 250% of the last annual premium paid by Cole (in the case of the Cole D&O Insurance) or Spirit (in the case of the Spirit D&O Insurance) (250% of such last annual premium paid by Cole, the “Cole Maximum Premium” and 250% of such last annual premium paid by Sklyark, the “Spirit Maximum Premium”) prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for Cole (in the case of the Cole D&O Insurance) and Sklyark (in the case of the Spirit D&O Insurance) with respect to matters existing or occurring prior to the Company Merger Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for Cole or Spirit cannot be obtained or can be obtained only by paying an annual premium in excess of the Cole Maximum Premium (in the case of the Cole D&O Insurance) or the Spirit Maximum Premium (in the case of the Spirit D&O Insurance), Cole, Spirit and the Surviving Corporation, as the case may be, shall only be permitted to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Cole Maximum Premium (in the case of the Cole D&O Insurance) or the Spirit Maximum Premium (in the case of the Spirit D&O Insurance), and (iii) the Surviving Corporation after the Company Merger Effective Time shall maintain such policies in full force and effect for their full six (6) year term and to continue to honor its respective obligations thereunder. If Cole or Spirit for any reason fails to obtain such “tail” prepaid insurance as of the Company Merger Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Company Merger Effective Time for the Indemnified Parties as to such Indemnified Party’s status as a manager, director, officer, trustee or fiduciary of Cole, the Cole Subsidiaries, Spirit and the Spirit Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Company Merger Effective Time, the existing directors’ and officers’ liability insurance and fiduciary liability insurance for Cole and Spirit, which insurance (i) shall not have an annual premium in excess of the Cole Maximum Premium (in the case of the Cole D&O Insurance) or the Spirit Maximum Premium (in the case of the Spirit D&O Insurance), (ii) shall have terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for Cole and Spirit, as applicable, with respect to matters existing or occurring prior to the Company Merger Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, further, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Cole Maximum Premium or the Spirit Maximum Premium, as applicable, the Surviving Corporation shall only obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Cole Maximum Premium or the Spirit Maximum Premium, as applicable, and (iii) the Surviving

Corporation shall maintain such policies in full force and effect for its full six (6) year term and continue to honor its obligations thereunder.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.6. The provisions of this Section 7.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives as third party beneficiaries under this Agreement, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(d) Concurrently with the Company Merger Effective Time, the Surviving Corporation shall enter into indemnification agreements, in form and substance reasonably acceptable to Spirit, with each member of the Surviving Corporation board of directors and its executive officers, to the extent such member of the board of directors or executive officer does not have an indemnification agreement with the Surviving Corporation as of immediately prior to the Company Merger Effective Time.

Section 7.7 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Cole and Spirit shall and shall cause the Cole Subsidiaries and the Spirit Subsidiaries, respectively, and their respective Affiliates, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of Spirit and Cole shall give (or shall cause the Spirit Subsidiaries or the Cole Subsidiaries, respectively, to give) any notices to third parties, and each of Spirit and Cole shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers. Each of the Parties hereto will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Cole nor Spirit shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Without limiting the generality of the foregoing, each of the Parties hereto acknowledges that consents and waivers with respect to the Mergers and other transactions contemplated by this Agreement may be required from certain lenders under Indebtedness of Cole and the Cole Subsidiaries, as set forth in Section 4.5(a) of the Cole Disclosure Letter (the “Cole Lender Consents”), and under Indebtedness of Spirit and the Spirit Subsidiaries, as set forth in Section 5.5(a) of the Spirit Disclosure Letter (the “Spirit Lender Consents” and, together with the Cole Lender Consents, collectively, the “Lender Consents”), and that such Lender Consents have not been obtained as of the date of this Agreement. Cole and Spirit shall, and shall cause their respective Representatives to, use reasonable best efforts to obtain each Lender Consent promptly after the date of this Agreement in accordance with Schedule 7.7(c) attached hereto. Spirit and Cole shall reasonably cooperate in connection with soliciting and obtaining the Lender Consents, including the preparation and delivery of any information relating to Cole, Spirit, the Cole Subsidiaries and the Spirit Subsidiaries as may be reasonably requested by any such lender or any loan servicer on behalf of any lender and shall generally act in a coordinated manner when a particular servicer is processing requests for both Cole Lender Consents and Spirit Lender Consents. Without limiting the foregoing, (i) each of Cole and Spirit shall give the other no less than two (2) calendar days to review and comment on all materials or documents with respect to the Lender Consents and any such materials or documents shall be revised by Cole or Spirit, as applicable, to reflect the reasonable comments of the other, (ii) neither Cole nor Spirit, nor any of their respective Representatives, shall engage or participate in any material meeting or discussion or proposed material discussion or communication with, and communications from, any lender or any loan servicer with respect to the Lender Consents and the Mergers without providing representatives of the other reasonable opportunity to participate, (iii) except as set forth in Schedule 7.7(c) attached hereto, neither Cole nor Spirit shall, nor shall permit their respective Representatives to, and neither Cole nor Spirit shall agree to, amend, modify, supplement or waive the terms and conditions of the outstanding Indebtedness or guarantees thereof, including, without limitation, changing any of the parties subject to the obligations of such Indebtedness or guarantees, of Cole or Spirit, or their respective Subsidiaries, without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) except as set forth in Schedule 7.7(c) attached hereto, neither Cole nor Spirit nor any of their respective Subsidiaries shall make any principal payments (other than those which are regularly scheduled or required at maturity) or financial covenant modifications or establish any reserves, cash sweep requirements or cash traps in connection with obtaining the Lender Consents without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of Cole, Spirit, any of the Cole Subsidiaries, any of the Spirit Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person; provided, however, Cole, Spirit, the Cole Subsidiaries and the Spirit Subsidiaries shall pay customary processing fees and expense reimbursements and consent fees specifically required pursuant to existing loan documents to lenders, loan services and their representatives in connection with seeking the Lender Consents. Cole, Spirit and each of their respective Subsidiaries shall be bound by Schedule 7.7(c) attached hereto.

Section 7.8 Notification of Certain Matters; Transaction Litigation.

(a) The Cole Parties and their Representatives shall give prompt notice to the Spirit Parties, and the Spirit Parties and their Representatives shall give prompt notice to the Cole Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Cole Parties and their Representatives shall give prompt notice to the Spirit Parties, and the Spirit Parties and their Representatives shall give prompt notice to the Cole Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Cole Parties and their Representatives shall give prompt notice to the Spirit Parties, and the Spirit Parties and their Representatives shall give prompt notice to the Cole Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Cole Parties, the Spirit Parties or their respective Representatives to provide such prompt notice under this Section 7.8(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(c) Each of the Parties hereto agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Cole Subsidiaries or the other Spirit Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Cole Material Adverse Effect or a Spirit Material Adverse Effect, as the case may be.

(d) The Cole Parties and their Representatives shall give prompt notice to the Spirit Parties, and the Spirit Parties and their Representatives shall give prompt notice to the Cole Parties, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of the other Cole Subsidiaries or the other Spirit Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Cole Parties and their Representatives shall give the Spirit Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Cole Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Spirit’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Spirit Parties and their Representatives shall give the Cole Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Spirit Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Cole’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9 Listing. As promptly as reasonably practicable following the date of this Agreement, Cole and its Representatives shall prepare and cause to be filed with the NYSE a listing application pursuant to which the Cole Common Stock, including the Cole Common Stock to be issued in the Company Merger, will be listed on the NYSE (the “Listing”). Each of Cole and Spirit shall use its reasonable best efforts to have the Listing approved by the NYSE as promptly as practicable after such filing such that the Cole Common Stock will be listed immediately following the Company Merger Effective Time and will trade on the NYSE under the trading symbol “SRC.” Spirit shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Cole in connection with the preparation and filing of the listing application. Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, each of Cole and Spirit shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).

Section 7.10 Section 16 Matters. Prior to the Company Merger Effective Time, Cole and Spirit shall, as applicable, take all such steps as to cause any dispositions of Spirit Common Stock (including derivative securities with respect to Spirit Common Stock) or acquisitions of Cole Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spirit to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Spirit agrees to promptly furnish Cole with all requisite information for Spirit to take the actions contemplated by this Section 7.10.

Section 7.11 Certain Tax Matters. Each of Spirit and Cole shall use their reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to in Section 7.16 herein. None of Spirit or Cole shall take any action, or fail to take any action, that could reasonably be expected to cause the Company Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. All Parties shall treat the Company Merger as a tax free reorganization under Section 368(a) of the Code and no Party shall take any positions for tax purposes inconsistent therewith.

Section 7.12 Dividends.

(a) From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 9.1, neither Cole nor Spirit shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of Cole (in the case of Spirit) or Spirit (in the case of Cole); provided, however, that the written consent of the other party shall not be required (but written notice shall be given) for (i) in the case of Spirit, the authorization and payment of quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement (which is $0.3125 and (ii) in the case of Cole, for the authorization and payment of daily distributions, payable monthly, at a rate not in excess of the regularly monthly cash dividend most recently declared prior to the date of this Agreement (which is a daily distribution of $0.001712523); provided that it is agreed that the Parties shall take such actions as are necessary to ensure that if either the holders of Cole Common Stock or the holders of Spirit Common Stock receive a distribution for a particular month or quarter, as the case may be, prior to the Closing Date, then the holders of Cole Common Stock and the holders of Spirit Common Stock, respectively, shall also receive a distribution for such month or quarter, as the case may be, whether in full or pro-rated for the applicable month or quarter, as necessary to result in the holders of Cole Common Stock and the holders of Spirit Common Stock receiving dividends covering the same periods prior to the Closing Date.

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of Cole and Spirit, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).

(c) If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least 20 days prior to the date for the Cole Stockholder Meeting, in the case of a declaration by Cole, or the Spirit Stockholder Meeting, in the case of a declaration by Spirit, and such other party shall be entitled to declare a dividend per share payable (i) in the case of Cole, to holders of Cole Common Stock, in an amount per share of Cole Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by Spirit with respect to each share of Spirit Common Stock by (B) the Exchange Ratio and (ii) in the

case of Spirit, to holders of Spirit Common Stock, in an amount per share of Spirit Common Share equal to the product of (x) the REIT Dividend declared by Cole with respect to each share of Cole Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.13(c) shall be the close of business on the last Business Day prior to the Closing Date.

Section 7.13 Voting of Shares. Spirit shall vote all shares of Cole Common Stock beneficially owned by it or any of the Spirit Subsidiaries as of the record date for the Cole Stockholder Meeting, if any, in favor of approval of the Company Merger. Cole shall vote all shares of Spirit Common Stock beneficially owned by it or any of the Cole Subsidiaries as of the record date for the Spirit Stockholder Meeting, if any, in favor of approval of the Company Merger.

Section 7.14 Assumption of Spirit Benefit Plans and Employee Matters. Cole shall take or cause to be taken any and all actions reasonably necessary or appropriate to, as of the Company Merger Effective Time, (a) assume and adopt, or to cause the Surviving Company to assume or adopt, each Benefit Plan and agreement set forth on Section 5.14(a) of the Spirit Disclosure Letter and to maintain and to perform under such plans and agreements to the same extent as Spirit would be required to perform under such plans and agreements if the Mergers did not take place, and (b) to the extent applicable, become, or cause the Surviving Company to become, a “participating employer” (as applicable) under such Benefit Plans and agreements. Spirit shall cooperate with Cole and shall take or cause to be taken any and all actions reasonably necessary or appropriate in order to effect the provisions of this Section 7.14. Cole shall take any and all actions necessary such that neither Cole nor any Cole Subsidiary has any employees as of immediately prior to the Company Merger Effective Time.

Section 7.15 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 7.16 Tax Opinions and Representation Letters.

(a) The Cole Parties shall (i) use their commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Goodwin Procter LLP, counsel to Cole, and Latham Watkins LLP, counsel to Spirit, a tax representation letter, dated as of the Closing Date and signed by an officer of Cole and the Cole Operating Partnership, in form and substance as set forth in Exhibit G-1, with such changes as are reasonably determined by Goodwin Procter LLP to be necessary or appropriate to account for the operation of Cole after the execution of this Agreement and that are approved by Spirit, such approval not to be unreasonably withheld, and such other changes as are mutually agreeable to Spirit and Cole, containing representations of the Cole Parties for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Latham & Watkins LLP, counsel to Spirit, and Goodwin Procter LLP, counsel to Cole, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Cole and the Cole Operating Partnership, in form and substance as set forth in Exhibit G-2, with such changes as are mutually agreeable to Spirit and Cole, containing representations of the Cole Parties as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

(b) The Spirit Parties shall (i) use their commercially reasonable best efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Latham & Watkins LLP, counsel to Spirit, a tax representation letter, dated as of the Closing Date and signed by an officer of Spirit and Spirit Operating Partnership, in form and substance as set forth in Exhibit G-3, with such changes as are reasonably determined by Latham & Watkins LLP to be necessary or appropriate to account for the operation of Spirit after the execution of this Agreement and that are approved by Cole, such approval not to be unreasonably withheld, and such other changes as are mutually agreeable to Spirit and Cole, containing representations of the Spirit Parties for purposes of rendering the opinion described in Section 8.3(e), and (iii) deliver to Goodwin Procter LLP, counsel to Cole, and Latham & Watkins LLP, counsel to Spirit, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Spirit and Spirit Operating Partnership, in form and substance as set forth in Exhibit G-4, with such changes as are mutually agreeable to Cole and Spirit, containing representations of the Spirit Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section  8.2(f), respectively.

Section 7.17 Name Changes. At or as soon as reasonably practicable after the Closing, the Surviving Corporation shall use commercially reasonable efforts to change the name of each Cole Subsidiary to remove the word “Cole” from such Company Subsidiary’s name.

Section 7.18 Financing Cooperation.

(a) Cole agrees to provide such assistance (and to cause the Cole Subsidiaries and its and their respective Representatives to provide such assistance) with any debt financing (the “Debt Financing”) as is reasonably requested by Spirit. Such assistance shall include, but not be limited to, the following: (i) participation in, and reasonable assistance with, the marketing efforts related to any such Debt Financing; (ii) participation by Cole’s senior management and Representatives in, and reasonable assistance with, the preparation of rating agency presentations and meetings with rating agencies as may be requested by Spirit; (iii) delivery to Spirit and its Financing Sources of any financial information pertaining to Cole and the Cole Subsidiaries reasonably necessary to obtain such Debt Financing; (iv) participation by Cole’s senior management and Representatives in the negotiation, execution and delivery of any Debt Financing documents as may be reasonably requested by Spirit; (v) taking such actions as are reasonably requested by Spirit or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining such Debt Financing; (vi) taking all actions as may be reasonably requested by Spirit or its Financing Sources in connection with the repayment of the existing Indebtedness of Cole; (vii) causing its independent auditors and other Representatives to cooperate with the Debt Financing; and (viii) taking such actions as may be required permit any cash and marketable securities of Cole and the Cole Subsidiaries to be made available to finance, in part, the Closing on the Closing Date. Cole will use its reasonable best efforts to provide, and cause its Representatives to provide, to Spirit and its financing sources such information as may be necessary so that the financing information pertaining to Cole and the Cole Subsidiaries is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. Notwithstanding the foregoing, none of Cole or any Cole Subsidiary shall, prior to the Closing, be required to pay any commitment or similar fee or make any other payment in connection with the existing Indebtedness of Cole. None of the representations, warranties or covenants of the Cole Parties shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this Section 7.18 or by any action taken by any Cole Party at the request of Spirit or its Financing Sources.

(b) Notwithstanding the foregoing, Spirit agrees that (i) the effectiveness of any definitive documentation executed by Cole or any Cole Subsidiaries shall be subject to the consummation of the Closing; (ii) this Section 7.18(b) shall not require Cole, any Cole Subsidiary or any of its Affiliates to agree to any contractual obligation relating to any proposed Debt Financing that is not conditioned upon the consummation of the Closing and that does not terminate without any liability to Cole, any Cole Subsidiary or any of their Affiliates upon the termination of this Agreement in accordance with its terms; and (iii) the Spirit Parties, on a joint and several basis, shall indemnify and hold harmless Cole, the Cole Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any such

Debt Financing or any assistance or activities provided in connection therewith (other than historical information relating to Cole or any Cole Subsidiary) and except as may be finally judicially determined to have arisen from Cole’s or any Cole Subsidiaries’ or other Representatives’ fraud, willful misconduct, intentional misrepresentation or gross negligence.

(c) Spirit has provided to Cole a true, complete and correct copy of an executed commitment letter with respect to the Debt Financing (the “Commitment Letter”). Spirit shall not amend, replace, supplement or modify the Commitment Letter, including without limitation, as a result of obtaining alternative financing, without the prior consent of Cole (not to be unreasonably conditioned, withheld or delayed). Spirit shall keep Cole informed on a current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. For the avoidance of doubt, the Parties agree that obtaining any Debt Financing or the expiration of the Syndication Period is not a condition to consummating the Mergers.

(d) All non-public or otherwise confidential information regarding Cole and the Cole Subsidiaries obtained by Spirit or its Representatives pursuant to this Section 7.18, shall be kept confidential in accordance with the Spirit Confidentiality Agreement.

Section 7.19 Non-Member Manager Removal. Prior to the Company Merger Effective Time, the Parties agree to cooperate in good faith to replace the Advisor as the non-member manager and springing member of any Cole Subsidiary effective as of the Company Merger Effective Time.

Section 7.21 Delisting and Deregistering of Securities. Spirit and Cole shall use their reasonable best efforts to cause the Spirit Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

Section 7.22 CEO Departure. From the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to Section 9.1, Spirit agrees to provide prompt notice (but in no event later than 24 hours) to Cole if the current chief executive officer of Spirit, as of the date hereof, is no longer serving as the chief executive officer of Spirit or is no longer anticipated to be serving as the chief executive officer of Spirit (including, without limitation, as a result of termination of such executive’s employment by Spirit or termination by the executive or the death or disability of such executive). Promptly following such notice, the Spirit Board and the Cole Board shall cooperate and work in good faith to develop a succession plan for the purpose of appointing a successor chief executive officer. Spirit shall not appoint an individual to serve as the chief executive officer of Spirit (whether on an interim basis or otherwise) without prior consultation with the Cole Board.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law mutual waiver by each of the Parties at or prior to the Company Merger Effective Time) of the following conditions:

(a) Stockholder Approvals. Each of the Cole Stockholder Approval and the Spirit Stockholder Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Mergers or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Cole Common Stock by Cole.

(d) Listing. The Cole Common Stock, including the Cole Common Stock to be issued in the Company Merger, shall have been approved for listing on the NYSE as of, subject to official notice of issuance or prior to, immediately following the Company Merger Effective Time.

(e) Advisory and Property Management Matters Agreement. The Advisory and Property Management Matters Agreement shall be in full force and effect.

(f) Consents. The consents set forth in Schedule 7.7(c) shall been obtained as required under, and in accordance with, the terms and conditions set forth in Schedule 7.7(c).

Section 8.2 Conditions to Obligations of the Spirit Parties. The obligations of the Spirit Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Spirit, at or prior to the Company Merger Effective Time, of the following additional conditions.

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except the first two sentences), Section 4.4 (Authority), Section 4.20 (Opinions of Financial Advisors), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act), shall be true and correct in all material respects as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Company Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Company Merger Effective Time, and (iii) each of the other representations and warranties of the Cole Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Company Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Cole Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Cole Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Cole Parties. Each Cole Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Company Merger Effective Time.

(c) Delivery of Certificates. Cole shall have delivered to Spirit a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the Cole Parties, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Cole Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Spirit shall have received the written opinion of Goodwin Procter LLP, or other counsel reasonably satisfactory to Spirit, dated as of the Closing Date and in form and substance as set forth in Exhibit C, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2005 through its taxable year ended December 31, 2012, Cole has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and for the period beginning January 1, 2013 and ending with the Company Merger Effective Time, its organization and method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code, assuming the REIT distribution requirements for the Company’s hypothetical short tax year beginning on January 1, 2013 and ending with the Company Merger Effective Time have been satisfied (which opinion shall be based upon the representation letter described in Section 7.16, and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f) Section 368 Opinion. Spirit shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date, in form and substance as set forth in Exhibit E, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.16. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Spirit Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 8.3 Conditions to Obligations of the Cole Parties. The obligations of Cole to effect the Mergers and to consummate the Contemplated Transactions are subject to the satisfaction (to the extent permitted by Law) waiver by Cole at or prior to the Company Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries); Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.20 (Vote Required), Section 5.21 (Brokers) and Section 5.22 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Company Merger Effective Time, and (iii) each of the other representations and warranties of the Spirit Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Company Merger Effective Time, as though made as of the Company Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Spirit Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Spirit Material Adverse Effect.

(b) Performance of Covenants or Obligations of the Spirit Parties. Each Spirit Party shall have performed in all material respects all obligations and/or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Company Merger Effective Time.

(c) Delivery of Certificates. Spirit shall have delivered to Cole a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of Spirit and Spirit Operating Partnership certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Spirit Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Cole shall have received the written opinion of Latham & Watkins LLP, or other counsel reasonably satisfactory to Cole, dated as of the Closing Date and in form and substance as set forth in Exhibit D, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2003 through the Company Merger Effective Time, Spirit has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and from and after the Company Merger Effective Time, the organization and proposed method of operation of the Surviving Corporation will enable the Surviving Corporation to meet the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters, described in Section 7.16, and shall be subject to customary assumptions, limitations and qualifications).

(f) Section 368 Opinion. Cole shall have received the written opinion of its counsel, Goodwin Procter LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date, in form and substance as set forth in Exhibit F, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.16. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g) Waivers. The Waivers shall be in full force and effect.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time whether before or after the receipt of the Cole Stockholder Approval and/or the Spirit Stockholder Approval are obtained:

(a) by mutual written consent of each of Spirit and Cole duly authorized by the Cole Board and Spirit Board;

(b) by either Spirit or Cole, by written notice to the other, if:

(i) the Company Merger Effective Time shall not have occurred on or before 6:00 pm Eastern Time on July 22, 2013 (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date; provided, further (i) if on the Initial Outside Date the conditions to effect the Mergers set forth in Section 8.1(a) and/or Section 8.1(f) shall not have been satisfied or waived but all other conditions to effect the Mergers set forth in Article 8 (other than those conditions in Section 8.1(a) and/or Section 8.1(f)) shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied or waived at the Closing) and the outside date of the Commitment Letter (or replacement financing acceptable to the Parties) shall have been extended to September 22, 2013 (or the financing contemplated by the Commitment Letter (or replacement financing acceptable to the Parties) shall have been funded into escrow), then the Initial Outside Date shall be extended to 6:00 pm Eastern Time on September 22, 2013 (the ‘Outside Date”). As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date shall have been extended pursuant to the foregoing provision, in which case the term “Outside Date” shall mean the date to which the Initial Outside Date has been so extended; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of Spirit, including the failure of the other Spirit Parties and (B) in the case of Cole, including the failure of the other Cole Parties) to perform any of its obligations under this Agreement; or

(iii) the Cole Stockholder Approval shall not have been obtained at a duly held Cole Stockholder Meeting (including any adjournment or postponement thereof) at which the Company Merger and the other transactions contemplated by this Agreement have been voted upon; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to Cole where the failure to obtain such Cole Stockholder Approval was primarily caused by any action or failure to act of Cole that constitutes a material breach of this Agreement; or

(iv) the Spirit Stockholder Approval shall not have been obtained at a duly held Spirit Stockholder Meeting (including any adjournment or postponement thereof) at which the Company Merger and the other transactions contemplated by this Agreement have been voted upon; provided that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Spirit where the failure to obtain such Spirit Stockholder Approval was primarily caused by any action or failure to act of Spirit that constitutes a material breach of this Agreement; or

(c) by Cole, by written notice to Spirit:

(i) if any Spirit Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Spirit Parties within twenty (20) days of receipt by Spirit of written notice of such breach or failure; provided that Cole shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if any Cole Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.2(a) or Section 8.2(b) would not be satisfied; or

(ii) at any time prior to the receipt of the Cole Stockholder Approval (x) in order to enter into a Cole Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(c) or (y) if the Cole Board shall have made a Change in Cole Recommendation as a result of an Intervening Event in accordance with Section 7.3(c); provided that, in each case, such termination shall be null and void unless Cole shall concurrently pay the Termination Fee and the Expense Fee in accordance with Section 9.3;

(iii) (x) the Spirit Board shall have made a Change in Spirit Recommendation, (y) the Spirit Parties shall have materially breached any of their obligations under Section 7.4 or (z) any Spirit Party enters into a Spirit Acquisition Agreement (other than an Acceptable Confidentiality Agreement), provided that the right to terminate under Section 9.1(c)(iii)(x) and (y) shall not be available after the receipt of the Spirit Stockholder Approval; or

(d) by Spirit, by written notice to Cole:

(i) any Cole Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Cole Parties within twenty (20) days of receipt by Cole of written notice of such breach or failure; provided that Spirit shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if any Spirit Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied;

(ii) at any time prior to the receipt of the Spirit Stockholder Approval (x) in order to enter into a Spirit Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4(c) or (y) if the Spirit Board shall have made a Change in Spirit Recommendation as a result of an Intervening Event in accordance with Section 7.4(c); provided that, in each case, such termination shall be null and void unless Spirit shall concurrently pay the Termination Fee and the Expense Fee in accordance with Section 9.3; or

(iii) (x) the Cole Board shall have made a Change in Cole Recommendation, (y) the Cole Parties shall have materially breached any of their obligations under Section 7.3 or (z) any Cole Party enters into a Cole Acquisition Agreement (other than an Acceptable Confidentiality Agreement), provided that the right to terminate under Section 9.1(d)(iii)(x) and (y) shall not be available after the receipt of the Cole Stockholder Approval.

Section 9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto (or any of the Cole Subsidiaries, Spirit Subsidiaries or any of Cole’s or Spirit’s respective Representatives), and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any material breach of this Agreement; and (b) the Confidentiality Agreements, this Section 9.2, Section 9.3, Section 9.6, Article 10 and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3 Termination and Expense Fees.

(a) If, but only if, this Agreement is terminated:

(i) by either Cole or Spirit pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by Spirit pursuant to Section 9.1(d)(i) and (A) in the case of a termination pursuant to Section 9.1(b)(i), the Spirit Stockholder Approval shall have been obtained and the Cole Stockholder Approval shall not have been obtained prior to such termination, and (B) Cole (x) receives or has received a bona fide Cole Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced prior to the date of the Cole Stockholder Meeting, and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Cole Acquisition Proposal, then Cole shall pay, or cause to be paid, to Spirit a fee equal to the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iv) below, the Expense Fee, by wire transfer of same day funds to an account designated by Spirit, not later than the consummation of such transaction arising from such Cole Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to “twenty percent (20%)” in the definition of Cole Acquisition Proposal shall be deemed to be references to “fifty percent (50%);

(ii) [Intentionally Omitted]; or

(iii) by either Cole or Spirit pursuant to Section 9.1(b)(i) or Section 9.1(b)(iv) or by Cole pursuant to Section 9.1(c)(i) and (A) in the case of a termination pursuant to Section 9.1(b)(i), the Cole Stockholder Approval shall have been obtained and the Spirit Stockholder Approval shall not have been obtained prior to such termination, and (B) Spirit (x) receives or has received a bona fide Spirit Acquisition Proposal, which proposal has been publicly announced prior to the date of the Spirit Stockholder Meeting and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Spirit Acquisition Proposal, then Spirit shall pay, or cause to be paid, to Cole the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(v) below, the Expense Fee, by wire transfer of same day funds to an account designated by Cole, not later than the consummation of such transaction arising from such Spirit Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(iii), the references to “twenty percent (20%)” in the definition of Spirit Acquisition Proposal shall be deemed to be references to “fifty percent (50%); or

(iv) by either Cole or Spirit pursuant to Section 9.1(b)(iii), Cole shall pay, or cause to be paid, to Spirit the Expense Fee (by wire transfer to an account designated by Spirit) within two (2) Business Days of such termination; or

(v) by either Cole or Spirit pursuant to Section 9.1(b)(iv), then Spirit shall pay, or cause to be paid, to Cole the Expense Fee (by wire transfer to an account designated by Cole) within two (2) Business Days of such termination; or

(vi) by Cole pursuant to Section 9.1(c)(ii) then Cole shall pay, or cause to be paid, to Spirit the Termination Fee together with the Expense Fee, by wire transfer of same day funds to an account designated by Spirit as a condition to the effectiveness of such termination; or

(vii) by Cole pursuant to Section 9.1(c)(iii) then Spirit shall pay, or cause to be paid, to Cole the Termination Fee together with the Expense Fee, by wire transfer of same day funds to an account designated by Cole, within two (2) Business Days of such termination;

(viii) by Spirit pursuant to Section 9.1(d)(ii) then Spirit shall pay, or cause to be paid, to Cole the Termination Fee together with the Expense Fee, by wire transfer of same day funds to an account designated by Cole as a condition to the effectiveness of such termination; or

(ix) by Spirit pursuant to Section 9.1(d)(iii), then Cole shall pay, or cause to be paid, to Spirit the Termination Fee together with Expense Fee, by wire transfer of same day funds to an account designated by Spirit, within two (2) Business Days of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall Cole or Spirit be required to pay the applicable Termination Fee or the Expense Fee earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the Party entitled to payment;

(ii) under no circumstances shall Cole or Spirit be required to pay the applicable Termination Fee and the Expense Fee on more than one occasion; and

(iii) neither Cole nor Spirit shall be required to pay any amount in excess of the sum of the applicable Termination Fee and the Expense Fee, except as set forth in Section 9.3(c) or in the case of such party’s fraud or material breach of this Agreement.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the applicable Termination Fee nor the Expense Fee is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if Cole or Spirit, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either Cole or Spirit, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) (i) If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) an Expense Fee, such Expense Fee shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee Payee the Expense Fee, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Fee of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Fee less the amount payable under clause (A) above.

(ii) To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Fee with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Fee pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Fee in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Fee to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Fee that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d), provided that the obligation of the Fee Payor to pay the unpaid portion of the Expense Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Cole Stockholder Approval or the Spirit Stockholder Approval and prior to the Company Merger Effective Time; provided, however, that after the Cole Stockholder Approval or the Spirit Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Spirit Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of Cole or Spirit without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. Notwithstanding anything to the contrary contained herein, Sections 10.3, 10.5, 10.6, 10.9 and 10.11 and this sentence (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented or otherwise modified in any manner that negatively impacts or is otherwise adverse in any respect to the Financing Sources with the prior written consent of the Financing Sources.

Section 9.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 9.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Cole Parties or the Spirit Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.6 Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that Cole and Spirit shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 9.7 Transfer Taxes. Spirit and Cole shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Corporation and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Spirit Common Stock, all Transfer Taxes.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to the Cole Parties to:

c/o Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attn: Kimberly J. Smith

Fax: (480) 449-7019

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: Gilbert G. Menna, Esq.

        Suzanne D. Lecaroz, Esq.

Fax: (617) 523-1231

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attn: John M. Loder, Esq.

        Amanda McGrady Morrison, Esq.

Fax: (617) 235-9223

(b)	if to the Spirit Parties to:

Spirit Realty Capital, Inc.

16767 North Perimeter Drive

Suite 210

Scottsdale, AZ 85260-1042

Attn: Thomas H. Nolan Jr.

Fax: (480) 606-0826

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Julian Kleindorfer, Esq.

        Bradley A. Helms, Esq.

Fax: (213) 891-8763

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the Company Disclosure Letter and the Spirit Disclosure Letter) and the Confidentiality Agreements (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of (A) Article 3 (which from and after the Company Merger Effective Time shall be for the benefit of holders of shares of Spirit Common Stock immediately prior to the Company Merger Effective Time), (B) Section 7.6 (which, from and after the Company Merger Effective Time shall be for the benefit of the Indemnified Parties), and (C) Sections 10.3, 10.5, 10.6, 10.9 and 10.11 (of which any Financing Sources shall be third party beneficiaries and may enforce such provisions), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Governing Law.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against, the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of knowing, voluntary and bargained agreement between the Parties irrevocably waiving any objections to venue or convenience of forum.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.8 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 10.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.11 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement, the Cole Parties agree on their behalf and on behalf of the Cole Subsidiaries and their Affiliates that none of the Financing Sources shall have any liability or obligation to Cole or the Cole Subsidiaries and their Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing). This Section 10.11 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of Cole.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ Christopher H. Cole
Name:	Christopher H. Cole
Title:	Chief Executive Officer

COLE OPERATING PARTNERSHIP II, LP

By:	Cole Credit Property Trust II, Inc.
Its:	General Partner

	By:	/s/ Christopher H. Cole
	Name:	Christopher H. Cole
	Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Peter M. Mavoides
Name:	Peter M. Mavoides
Title:	President and COO

SPIRIT REALTY, L.P.

By:	Spirit General OP Holdings, LLC
Its:	General Partner

	By:	/s/ Michael Bender
	Name:	Michael Bender
	Title:	Chief Financial Officer

[Signature Page 2 of 2 to the Agreement and Plan of Merger]

ANNEX B

SPIRIT REALTY CAPITAL, INC.

SECOND AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of Spirit Realty Capital, Inc. (formerly, Cole Credit Property Trust II, Inc.) (the “Corporation”), in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid acts of the Corporation.

Section 3. SPECIAL MEETINGS.

(a)	General. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)	Stockholder-Requested Special Meetings.

(1)

Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

(2)	In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)	The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)

In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5)	If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)	The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)	For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give notice of such meeting to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Such notice may be delivered by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a Public Announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, the secretary or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. QUORUM; ADJOURNMENTS. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If, however, such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted, without any right to cumulative voting. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, managing member or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors or the chairman of the meeting, in advance of or at any meeting, may, but need not, appoint one or more inspectors for the meeting and any successor to an inspector. The inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)	Annual Meetings of Stockholders.

(1)	At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who (A) was a stockholder of record (and, if such nomination or other business is proposed at the request of any beneficial owner, at the request of a beneficial owner who was the beneficial owner of shares of stock of the Corporation) both at the time of giving of notice by the stockholder as provided for in this Section 11(a) of this Article II and at the time of the annual meeting, (B) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and (C) has complied with this Section 11(a) of this Article II. Except for proposals properly made pursuant to, and in accordance with, Rule 14a-8 of the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

(2)

For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 11(a)(1)(iii) of this Article II, (i) the stockholder must have (A) given timely notice (as defined below) thereof in writing and in proper form to the secretary, (B) provided any updates or supplements to such notice at the times and in the forms required by this Section 11 of this Article II and (ii) such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 of this Article II and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Arizona local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which Public Announcement of the date of such meeting is first made. The Public Announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)	To be in proper form, such stockholder’s notice to the secretary shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the Proposed Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii) as to any business that the stockholder proposes to bring before the meeting, (A) a reasonably detailed description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (C) a reasonably detailed description of all agreements, arrangements and understandings (I) between or among the stockholder and/or any of the Stockholder Associated Persons or (II) between or among the stockholder and/or any of the Stockholder Associated Persons, on the one hand, and any other person or entity (including their names), on the other hand, in connection with the proposal of such business by such stockholder;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of Company Securities, if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) (I) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder, Proposed Nominee or Stockholder Associated Person, the purpose or effect of which is to give such stockholder, Proposed Nominee or Stockholder Associated Person economic risk similar to ownership of shares or units of any Company Securities, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares or units of any Company Securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares or units of any Company Securities (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares or units to such stockholder, Proposed Nominee or Stockholder Associated Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or units or (z) such stockholder, Proposed Nominee or Stockholder Associated Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (II) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Regulation 14A under the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such stockholder, Proposed Nominee or Stockholder Associated Person has or shares a right to vote any shares or units of any Company Securities, (III) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, Proposed Nominee or Stockholder Associated Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares or units of any Company Securities by, manage the risk of price changes for, or increase or decrease the voting power of, such stockholder, Proposed Nominee or Stockholder Associated Person with respect to the shares or units of any Company Securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares or units of any Company Securities (“Short Interests”), (IV) any rights to dividends on the shares or units of any Company Securities owned beneficially by such stockholder, Proposed Nominee or Stockholder Associated Person that are separated or separable from the underlying Company Securities, (V) any performance-related fees (other than an asset based fee) that such stockholder, Proposed Nominee or Stockholder Associated Person is entitled to based on any increase or decrease in the price or value of shares or units of any Company Securities, or any Synthetic Equity Interests or Short Interests, if any, (VI) (x) if such stockholder is not a natural person, the identity of the natural person or persons associated with such stockholder responsible for the formulation of and decision to propose the business to be brought before the meeting or nominate any such Proposed Nominee (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such stockholder and any Stockholder Associated Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such stockholder to propose such business to be brought before the meeting or nominate any such Proposed Nominee, and (y) if such stockholder or any Stockholder Associated Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares or units of any Company Securities and that reasonably could have influenced the decision of such stockholder to propose such business to be brought before the meeting or nominate any such Proposed Nominee, (VII) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation held by such stockholder, Proposed Nominee or Stockholder Associated Person, (VIII) any direct or indirect interest of such stockholder, Proposed Nominee or Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the

Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (IX) any pending or threatened litigation in which such stockholder, Proposed Nominee or Stockholder Associated Person is a party or material participant involving the Corporation or any of its directors or officers, or any affiliate of the Corporation, (X) any material transaction occurring during the prior twelve months between such stockholder, Proposed Nominee or Stockholder Associated Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (XI) a summary of any material discussions regarding the business proposed to be brought before the meeting or the nomination or identify of the Proposed Nominee (x) between or among any stockholder, any Proposed Nominee and any Stockholder Associated Person or (y) between or among any stockholder, any Proposed Nominee or any Stockholder Associated Person and any other record or beneficial holder of the shares or units of any Company Securities (including their names) and (XII) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such stockholder and any Stockholder Associated Person in support of the business proposed to be brought before the meeting or the election of any Proposed Nominee pursuant to, and in accordance with, Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (I) and (XII) are referred to as “Disclosable Interests”); provided, however, that the Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner,

(D) Without limiting the foregoing, any other substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series, provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner, and

(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and/or any Stockholder Associated Person, on the one hand, and each Proposed Nominee, his or her respective affiliates and associates and any other persons with whom such Proposed Nominee (or any of his or her respective affiliates and associates) is Acting in Concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to this paragraph are referred to as “Nominee Information”);

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in Sections 11(a)(3)(ii) or (iii) of this Article II and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)	Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by (i) a certificate executed by the Proposed Nominee certifying that such Proposed Nominee (A) will serve as a director of the Corporation if elected, (B) is not and will not become a party to (I) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s duties under applicable law, (C) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (D) would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Corporation; and (ii) an attached completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to, and in accordance with, Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5)

Notwithstanding anything in this Section 11(a) of this Article II to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no Public Announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) of this Article II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such Public Announcement is first made by the Corporation.

(b)	Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors, or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record (and, if such nomination is proposed at the request of any beneficial owner, at the request of a beneficial owner who was the beneficial owner of shares of stock of the Corporation) both at the time of giving of notice provided for in this Section 11 of this Article II and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11 of this Article II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Section 11(a)(3) of this Article II, shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The Public Announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)	General.

(1)	If information submitted pursuant to this Section 11 of this Article II by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11 of this Article II. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11 of this Article II, and (B) a written update of any information submitted by the stockholder pursuant to this Section 11 of this Article II as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11 of this Article II.

(2)

Only such individuals who are nominated in accordance with this Section 11 of this Article II shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11 of this Article II. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 of this Article II.

(3)	For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public Announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)	Notwithstanding the foregoing provisions of this Section 11 of this Article II, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11 of this Article II. Nothing in this Section 11 of this Article II shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to, and in accordance with, Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 of this Article II shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person pursuant to, and in accordance with, Regulation 14A under the Exchange Act.

Section 12. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 13. TELEPHONIC MEETINGS. The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting of stockholders by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. NUMBER, TENURE AND RESIGNATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Until such time as the Corporation becomes subject to Section 3-804(c) of the MGCL, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as the Corporation becomes subject to Section 3-804(c) of the MGCL and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15. CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. The exact composition of each committee, including the total number of directors and the number of Independent Directors on each such committee, shall at all times comply with the listing requirements and rules and regulations of the New York Stock Exchange, as modified or amended from time to time, and the rules and regulations of the Securities and Exchange Commission, as modified or amended from time to time. For purposes of this section, “Independent Director” shall have the definition set forth in Section 303A.01 of the New York Stock Exchange Listed Company Manual, as amended from time to time, or such superseding definition as is hereafter promulgated by the New York Stock Exchange.

Section 2. POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 6. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7. CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The

Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Directors.

Section 8. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the

Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word (“SEAL”) adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph of this Article XII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

ARTICLE XV

MISCELLANEOUS

Section 1. SEVERABILITY. If any provision of the Bylaws shall be held invalid or unenforceable in any respect, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable any other provision of the Bylaws in any jurisdiction.

Section 2. VOTING STOCK IN OTHER COMPANIES. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the chief executive officer, the president, a vice-president, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 3. EXECUTION OF DOCUMENTS. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

ANNEX C

COLE CREDIT PROPERTY TRUST II, INC.

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Spirit Realty Capital, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is nine (9), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until their successors are duly elected and qualify are:

Thomas H. Nolan, Jr.

Kevin M. Charlton

Todd A. Dunn

David J. Gilbert

Richard I. Gilchrist

Diane M. Morefield

Nicholas P. Shepherd

[                    ]

[                    ]

The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.8 (relating to removal of directors) and in Article VII (relating to certain amendments of the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Directors of Stock Issuance. The Board of Directors, without approval of the stockholders of the Corporation, may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.6 Determinations by Board of Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 REIT Qualification. The Board of Directors shall take such actions as it determines are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with one or more of the restrictions or limitations on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 490,000,000 shares of stock, consisting of 470,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $4,900,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2 or Section 5.3 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Bylaws may provide that the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock, subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8, excluding any such outstanding Capital Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed outstanding. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8) of the aggregate of the outstanding shares of Common Stock of the Corporation, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 6.2.7, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Capital Stock, and may apply with respect to one or more classes of Capital Stock or to all classes of Capital Stock in the aggregate, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.8.

Individual. The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of Common Stock pursuant to the initial public offering of the Corporation.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which such Capital Stock is quoted, or if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 6.2 Capital Stock.

6.2.1	Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.4:

(a)	Basic Restrictions.

(i)	(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)	No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of shares of Capital Stock could result in,

(A) the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (B) otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).

(iii)	Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Without limitation of the application of any other provision of this Article VI, it is expressly intended that the restrictions on ownership and Transfer described in this Section 6.2.1 of Article VI shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Capital Stock of the Corporation.

(b)	Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i) or (ii):

(i)	then that number of shares of the Capital Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)	if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)	In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 6.2.1(b) and Section 6.3 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 6.2.6) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board of Directors in its sole and absolute discretion). To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.2.1(b), a violation of any provision of Section 6.2.1(a) would nonetheless be continuing (as, for example, where the ownership of shares of Capital Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 Persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 6.2.1(a) hereof.

6.2.2	Remedies for Breach. If the Board of Directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

6.2.3	Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

6.2.4	Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and the other restrictions set forth herein, and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

6.2.5	Remedies Not Limited. Subject to Section 4.7 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

6.2.6	Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including Section 6.2, Section 6.3, or any definition contained in Section 6.1 or any defined term used in this Article VI but defined elsewhere in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it. In the event Section 6.2 or Section 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 6.1, Section 6.2 or Section 6.3.

6.2.7	Exceptions.

(a)

Subject to Section 6.2.1(a)(ii), the Board of Directors, subject to the directors’ duties under applicable law, may retroactively exempt and shall prospectively exempt a Person from the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and, if necessary, shall establish or increase an Excepted Holder Limit for such Person, if the Board of Directors determines, based on such representations, covenants and undertakings from such Person to the extent required by the Board of Directors, and as are necessary or prudent to ascertain, as determined by the Board of Directors in its sole discretion, that such exemption could not cause or permit:

(i)	five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); or

(ii)	the Corporation to Constructively Own an interest in any tenant of the Corporation or any tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation (for this purpose, the Board of Directors may determine in its sole and absolute discretion that a tenant shall not be treated as a tenant of the Corporation if (a) the Corporation could not Constructively Own more than a 9.9% interest (that is described in Section 856(d)(2)(B) of the Code) in any such tenant; or (b) the Corporation (directly, or through an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT).

(b)	Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)	Subject to Section 6.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit, the Aggregate Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)	The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

6.2.8

Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 6.2.1(a)(ii) and the rest of this Section 6.2.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit and/or the Aggregate Stock Ownership Limit for one or more Persons; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Capital Stock in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Capital Stock, as applicable, equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but

any further acquisition of shares of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock, during the period that such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit is not effective with respect to such Person, will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any then existing Excepted Holder Limits to the extent appropriate as determined by the Corporation) would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.

6.2.9	Legend. Each certificate representing shares of Capital Stock, if any, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 6.3 Transfer of Capital Stock in Trust.

6.3.1

Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

6.3.2	Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

6.3.3	Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

6.3.4

Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

6.3.5	Purchase Right in Capital Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a gift, devise or other transaction, the Market Price at the time of such gift, devise or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

6.3.6	Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to continue to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason, provided, however, that if a Charitable Beneficiary was designated at the time the shares of Capital Stock were placed in the Trust, such Charitable Beneficiary shall be entitled to the rights set forth in herein with respect to such shares of Capital Stock, unless and until the Corporation opts to purchase such shares.

Section 6.4 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.7 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Section 4.8 or the next sentence of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.8 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ANNEX D

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 22, 2013, by and among Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole”), Cole Operating Partnership II, LP, a Delaware limited partnership (“Cole Operating Partnership”, and together with Cole, the “Cole Parties”), and the undersigned stockholder (the “Stockholder”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”).

RECITALS

A. Concurrently with the execution of this Agreement, Spirit, Spirit Realty, L.P., a Delaware limited partnership (“Spirit Operating Partnership”), and the Cole Parties have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of Spirit with and into Cole with Cole being the surviving corporation (the “Company Merger”) and (ii) the merger of the Cole Operating Partnership with and into the Spirit Operating Partnership with the Spirit Operating Partnership being the surviving partnership.

B. As a condition and inducement to Cole’s willingness to enter into the Merger Agreement, Cole has required that Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of Spirit (“Spirit Common Shares”) that Stockholder owns beneficially or of record.

C. The Stockholder is the owner, beneficially or of record, and has either sole or shared voting power of such number of Spirit Common Shares as is indicated on the signature page to this Agreement (the “Spirit Shares”).

D. Cole desires the Stockholder to agree, and the Stockholder is willing to agree, not to Transfer (as defined below) any of the Spirit Shares or New Spirit Shares (as defined below), and to vote the Spirit Shares and New Spirit Shares in a manner so as to facilitate consummation of the Company Merger as provided and subject to the limitations herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) Stockholder is and at all times has been in compliance with this Agreement: any Transfer to an Affiliate, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement.

“Spirit Expiration Date” shall mean the earliest to occur of (i) the Company Merger Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article 9 thereof, (iii) such date and time as there shall have occurred either a Change in Spirit Recommendation or a Change in Cole Recommendation, (iv) such date and time as either of the Cole Parties shall acquire ownership, beneficially or of record, of any Spirit Common Shares and (v) September 25, 2013.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that after June 16, 2013, any transactions described in this clause (ii) shall not constitute a Transfer so long as (a) such transactions do not require a filing under the Exchange Act or any other public disclosure of such transactions and (b) such transactions do not in any way limit the ability of a Stockholder to vote its Spirit Shares.

2. Agreement to Retain Shares.

2.1 Transfer and Encumbrance of Spirit Shares. Other than a Permitted Transfer, until the Spirit Expiration Date, Stockholder shall not (i) Transfer any of the Spirit Shares or New Spirit Shares, or (ii) deposit any Spirit Shares or New Spirit Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Spirit Shares or New Spirit Shares or grant any proxy or power of attorney with respect thereto.

2.2 Additional Purchases. Stockholder agrees that any Spirit Common Shares or other capital shares of Spirit that Stockholder purchases or otherwise acquires or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Spirit Expiration Date (the “New Spirit Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Spirit Shares.

2.4 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Spirit Shares or New Spirit Shares in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and Spirit shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of Spirit.

3. Agreement to Vote Spirit Shares. Hereafter until the Spirit Expiration Date, at every meeting of the stockholders of Spirit called with respect to any of the following matters (but only the following matters), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Spirit with respect to any of the following matters (but only the following matters), Stockholder shall vote the Spirit Shares and any New Spirit Shares: (i) in favor of the Company Merger; and (ii) against (a) any Spirit Acquisition Proposal, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Company Merger set forth in Article 8 of the Merger Agreement not being fulfilled on or before the Outside Date, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, Stockholder does hereby appoint and constitute Cole, Marc E. Bromley, George N. Fugelsang and any one or more other individuals designated by Cole, and each of them individually, until the Spirit Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of Stockholder’s rights with respect to the Spirit Shares and any New Spirit Shares, to vote each of the Spirit Shares and New Spirit Shares solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if Stockholder fails to be counted as present, consent or vote Stockholder’s Spirit Shares and New Spirit Shares in accordance with Section 3 above. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Spirit Expiration Date for all purposes, including without limitation, the provisions of Section 2-507(d) of the Maryland General Corporation Law, and hereby revokes any proxy previously granted by Stockholder with respect to the Spirit Shares or New Spirit Shares. Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Cole Parties as follows:

5.1 Due Authority. Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of Spirit Shares. Stockholder is the beneficial and record owner of the Spirit Common Shares indicated on the signature page of this Agreement, free and clear of any and all claims, liens, encumbrances and security interests whatsoever and has either sole or shared voting power over all of the Spirit Shares. Stockholder does not own, beneficially or of record, any securities of Spirit other than the Spirit Common Shares set forth on the signature page of this Agreement. Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Spirit.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not: (i) conflict with or violate Stockholder’s organizational or formation documents, (ii) conflict with or violate in any material respect any Laws applicable to Stockholder or the Spirit Shares, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Spirit Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Spirit Shares are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder or any of its Affiliates or any of their respective properties or assets (including the Spirit Shares) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Cole and without further consideration, Stockholder shall take such further action as may reasonably be requested by Cole to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Spirit Expiration Date.

8. Notice of Certain Events. Stockholder shall notify Cole immediately of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Stockholder under this Agreement and (b) the receipt by Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Maryland, in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Cole Parties to:

c/o Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona, 85016 Attn: Secretary

Fax: (480) 449-7001

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA

Attn: Gilbert G. Menna, Esq.

Suzanne D. Lecaroz, Esq.

Fax: (617) 523-1231

(b) if to Stockholder:

To the address for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in such state (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Maryland Courts and agree not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

9.7 WAIVER OF JURY TRIAL. EACH OF THE COLE PARTIES AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF COLE OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

9.13 Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In connection therewith, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its Affiliates, counsel and advisors, if any) without the prior written consent of Cole, except for disclosures Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to Cole as promptly as practicable so as to enable Cole to seek a protective order from a court of competent jurisdiction with respect thereto.

9.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Company Merger is consummated.

9.15 Action in Stockholder Capacity Only. The parties acknowledge and agree that this Agreement is entered into by Stockholder solely in its capacity as the record and/or beneficial owner of Stockholder’s Spirit Shares and nothing in this Agreement shall restrict or limit in any respect any action taken by any Affiliate or representative of Stockholder in his capacity as a director of the Company. The taking of any action (or failure to act) by any Affiliate or representative of Stockholder in his capacity as an officer or director of the Company will in no way constitute a breach of this Agreement. For the avoidance of doubt, nothing in this Section 9.15 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

9.16 Documentation and Information. Stockholder (i) consents to and authorizes the publication and disclosure by Spirit and Cole of Stockholder’s identity and holdings of the Spirit Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Company Merger or any other transaction contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to give to Spirit and Cole any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, Stockholder shall notify Cole of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

9.17 Cole Ownership and Acquisition of Spirit Shares. The Cole Parties represent and warrant to the Stockholder that as of the date hereof they do not beneficially own any Spirit Common Shares.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE:
COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ Christopher H. Cole
Name: Christopher H. Cole
Title: Chief Executive Officer

COLE OPERATING PARTNERSHIP:
COLE OPERATING PARTNERSHIP II, LP

By:	/s/ Christopher H. Cole
Name: Christopher H. Cole
Title: Chief Executive Officer

MACQUARIE GROUP (US) HOLDINGS NO. 1 PTY LTD.

By:	/s/ Michael Silverton
Name: Michael Silverton
Title: Authorized Signatory

By:	/s/ Charlie Baynes-Reid
Name: Charlie Baynes-Reid
Title: Authorized Signatory

Stockholder’s Address for Notice:

c/o Macquarie Capital (USA) Inc.
125 W. 55th St., New York, NY 10021

Shares:

6,568,255	Spirit Common Shares with sole voting power

N/A	Spirit Common Shares with shared voting power

[Signature Page to Macquarie Group (US) Holdings No. 1 Pty Ltd. Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.4 HEREOF:

SPIRIT:
SPIRIT REALTY CAPITAL, INC.

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and COO

[Signature Page to Macquarie Group (US) Holdings No. 1 Pty Ltd.Voting Agreement]

ANNEX E

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 22, 2013, by and among Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole”), Cole Operating Partnership II, LP, a Delaware limited partnership (“Cole Operating Partnership”, and together with Cole, the “Cole Parties”), and the undersigned stockholder (the “Stockholder”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”).

RECITALS

A. Concurrently with the execution of this Agreement, Spirit, Spirit Realty, L.P., a Delaware limited partnership (“Spirit Operating Partnership”), and the Cole Parties have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of Spirit with and into Cole with Cole being the surviving corporation (the “Company Merger”) and (ii) the merger of the Cole Operating Partnership with and into the Spirit Operating Partnership with the Spirit Operating Partnership being the surviving partnership.

B. As a condition and inducement to Cole’s willingness to enter into the Merger Agreement, Cole has required that Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of Spirit (“Spirit Common Shares”) that Stockholder owns beneficially or of record.

C. The Stockholder is the owner, beneficially or of record, and has either sole or shared voting power of such number of Spirit Common Shares as is indicated on the signature page to this Agreement (the “Spirit Shares”).

D. Cole desires the Stockholder to agree, and the Stockholder is willing to agree, not to Transfer (as defined below) any of the Spirit Shares or New Spirit Shares (as defined below), and to vote the Spirit Shares and New Spirit Shares in a manner so as to facilitate consummation of the Company Merger as provided and subject to the limitations herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) Stockholder is and at all times has been in compliance with this Agreement: any Transfer to an Affiliate, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement.

“Spirit Expiration Date” shall mean the earliest to occur of (i) the Company Merger Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article 9 thereof, (iii) such date and time as there shall have occurred either a Change in Spirit Recommendation or a Change in Cole Recommendation, (iv) such date and time as either of the Cole Parties shall acquire ownership, beneficially or of record, of any Spirit Common Shares and (v) September 25, 2013.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that after June 16, 2013, any transactions described in this clause (ii) shall not constitute a Transfer so long as (a) such transactions do not require a filing under the Exchange Act or any other public disclosure of such transactions and (b) such transactions do not in any way limit the ability of a Stockholder to vote its Spirit Shares.

2. Agreement to Retain Shares.

2.1 Transfer and Encumbrance of Spirit Shares. Other than a Permitted Transfer, until the Spirit Expiration Date, Stockholder shall not (i) Transfer any of the Spirit Shares or New Spirit Shares, or (ii) deposit any Spirit Shares or New Spirit Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Spirit Shares or New Spirit Shares or grant any proxy or power of attorney with respect thereto.

2.2 Additional Purchases. Stockholder agrees that any Spirit Common Shares or other capital shares of Spirit that Stockholder purchases or otherwise acquires or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Spirit Expiration Date (the “New Spirit Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Spirit Shares.

2.4 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Spirit Shares or New Spirit Shares in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and Spirit shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of Spirit.

3. Agreement to Vote Spirit Shares. Hereafter until the Spirit Expiration Date, at every meeting of the stockholders of Spirit called with respect to any of the following matters (but only the following matters), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Spirit with respect to any of the following matters (but only the following matters), Stockholder shall vote the Spirit Shares and any New Spirit Shares: (i) in favor of the Company Merger; and (ii) against (a) any Spirit Acquisition Proposal, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Company Merger set forth in Article 8 of the Merger Agreement not being fulfilled on or before the Outside Date, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, Stockholder does hereby appoint and constitute Cole, Marc E. Bromley, George N. Fugelsang and any one or more other individuals designated by Cole, and each of them individually, until the Spirit Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of Stockholder’s rights with respect to the Spirit Shares and any New Spirit Shares, to vote each of the Spirit Shares and New Spirit Shares solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if Stockholder fails to be counted as present, consent or vote Stockholder’s Spirit Shares and New Spirit Shares in accordance with Section 3 above. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Spirit Expiration Date for all purposes, including without limitation, the provisions of Section 2-507(d) of the Maryland General Corporation Law, and hereby revokes any proxy previously granted by Stockholder with respect to the Spirit Shares or New Spirit Shares. Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Cole Parties as follows:

5.1 Due Authority. Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of Spirit Shares. Stockholder is the beneficial and record owner of the Spirit Common Shares indicated on the signature page of this Agreement, free and clear of any and all claims, liens, encumbrances and security interests whatsoever and has either sole or shared voting power over all of the Spirit Shares. Stockholder does not own, beneficially or of record, any securities of Spirit other than the Spirit Common Shares set forth on the signature page of this Agreement. Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Spirit.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not: (i) conflict with or violate Stockholder’s organizational or formation documents, (ii) conflict with or violate in any material respect any Laws applicable to Stockholder or the Spirit Shares, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Spirit Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Spirit Shares are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder or any of its Affiliates or any of their respective properties or assets (including the Spirit Shares) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Cole and without further consideration, Stockholder shall take such further action as may reasonably be requested by Cole to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Spirit Expiration Date.

8. Notice of Certain Events. Stockholder shall notify Cole immediately of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Stockholder under this Agreement and (b) the receipt by Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Maryland, in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Cole Parties to:

c/o Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona, 85016

Attn: Secretary

Fax: (480) 449-7001

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA

Attn: Gilbert G. Menna, Esq.

          Suzanne D. Lecaroz, Esq.

Fax: (617) 523-1231

(b) if to Stockholder:

To the address for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in such state (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Maryland Courts and agree not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

9.7 WAIVER OF JURY TRIAL. EACH OF THE COLE PARTIES AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF COLE OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

9.13 Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In connection therewith, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its Affiliates, counsel and advisors, if any) without the prior written consent of Cole, except for disclosures Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to Cole as promptly as practicable so as to enable Cole to seek a protective order from a court of competent jurisdiction with respect thereto.

9.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Company Merger is consummated.

9.15 Action in Stockholder Capacity Only. The parties acknowledge and agree that this Agreement is entered into by Stockholder solely in its capacity as the record and/or beneficial owner of Stockholder’s Spirit Shares and nothing in this Agreement shall restrict or limit in any respect any action taken by any Affiliate or representative of Stockholder in his capacity as a director of the Company. The taking of any action (or failure to act) by any Affiliate or representative of Stockholder in his capacity as an officer or director of the Company will in no way constitute a breach of this Agreement. For the avoidance of doubt, nothing in this Section 9.15 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

9.16 Documentation and Information. Stockholder (i) consents to and authorizes the publication and disclosure by Spirit and Cole of Stockholder’s identity and holdings of the Spirit Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Company Merger or any other transaction contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to give to Spirit and Cole any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, Stockholder shall notify Cole of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

9.17 Cole Ownership and Acquisition of Spirit Shares. The Cole Parties represent and warrant to the Stockholder that as of the date hereof they do not beneficially own any Spirit Common Shares.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE:
COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ Christopher H. Cole
Name:	Christopher H. Cole
Title:	Chief Executive Officer

COLE OPERATING PARTNERSHIP:
COLE OPERATING PARTNERSHIP II, LP

By:	/s/ Christopher H. Cole
Name:	Christopher H. Cole
Title:	Chief Executive Officer

TPG-AXON PARTNERS, LP

By:	/s/ David Weil
Name:	David Weil
Title:	President and COO

Stockholder’s Address for Notice:

888 Seventh Ave., 38th floor
New York, NY 10019

Shares:

2,299,025	Spirit Common Shares with sole voting power

N/A	Spirit Common Shares with shared voting power

[Signature Page to TPG-Axon Partners, LP Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.4 HEREOF:

SPIRIT:
SPIRIT REALTY CAPITAL, INC.

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and COO

[Signature Page to TPG-Axon Partners, LP Voting Agreement]

ANNEX F

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 22, 2013, by and among Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole”), Cole Operating Partnership II, LP, a Delaware limited partnership (“Cole Operating Partnership”, and together with Cole, the “Cole Parties”), and the undersigned stockholder (the “Stockholder”) of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”).

RECITALS

A. Concurrently with the execution of this Agreement, Spirit, Spirit Realty, L.P., a Delaware limited partnership (“Spirit Operating Partnership”), and the Cole Parties have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of Spirit with and into Cole with Cole being the surviving corporation (the “Company Merger”) and (ii) the merger of the Cole Operating Partnership with and into the Spirit Operating Partnership with the Spirit Operating Partnership being the surviving partnership.

B. As a condition and inducement to Cole’s willingness to enter into the Merger Agreement, Cole has required that Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of Spirit (“Spirit Common Shares”) that Stockholder owns beneficially or of record.

C. The Stockholder is the owner, beneficially or of record, and has either sole or shared voting power of such number of Spirit Common Shares as is indicated on the signature page to this Agreement (the “Spirit Shares”).

D. Cole desires the Stockholder to agree, and the Stockholder is willing to agree, not to Transfer (as defined below) any of the Spirit Shares or New Spirit Shares (as defined below), and to vote the Spirit Shares and New Spirit Shares in a manner so as to facilitate consummation of the Company Merger as provided and subject to the limitations herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) Stockholder is and at all times has been in compliance with this Agreement: any Transfer to an Affiliate, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement.

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“Spirit Expiration Date” shall mean the earliest to occur of (i) the Company Merger Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article 9 thereof, (iii) such date and time as there shall have occurred either a Change in Spirit Recommendation or a Change in Cole Recommendation, (iv) such date and time as either of the Cole Parties shall acquire ownership, beneficially or of record, of any Spirit Common Shares and (v) September 25, 2013.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that after June 16, 2013, any transactions described in this clause (ii) shall not constitute a Transfer so long as (a) such transactions do not require a filing under the Exchange Act or any other public disclosure of such transactions and (b) such transactions do not in any way limit the ability of a Stockholder to vote its Spirit Shares.

2. Agreement to Retain Shares.

2.1 Transfer and Encumbrance of Spirit Shares. Other than a Permitted Transfer, until the Spirit Expiration Date, Stockholder shall not (i) Transfer any of the Spirit Shares or New Spirit Shares, or (ii) deposit any Spirit Shares or New Spirit Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Spirit Shares or New Spirit Shares or grant any proxy or power of attorney with respect thereto.

2.2 Additional Purchases. Stockholder agrees that any Spirit Common Shares or other capital shares of Spirit that Stockholder purchases or otherwise acquires or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Spirit Expiration Date (the “New Spirit Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Spirit Shares.

2.4 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Spirit Shares or New Spirit Shares in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and Spirit shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of Spirit.

3. Agreement to Vote Spirit Shares. Hereafter until the Spirit Expiration Date, at every meeting of the stockholders of Spirit called with respect to any of the following matters (but only the following matters), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Spirit with respect to any of the following matters (but only the following matters), Stockholder shall vote the Spirit Shares and any New Spirit Shares: (i) in favor of the Company Merger; and (ii) against (a) any Spirit Acquisition Proposal, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Company Merger set forth in Article 8 of the Merger Agreement not being fulfilled on or before the Outside Date, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, Stockholder does hereby appoint and constitute Cole, Marc E. Bromley, George N. Fugelsang and any one or more other individuals designated by Cole, and each of them individually, until the Spirit Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of Stockholder’s rights with respect to the Spirit Shares and any New Spirit Shares,

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to vote each of the Spirit Shares and New Spirit Shares solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if Stockholder fails to be counted as present, consent or vote Stockholder’s Spirit Shares and New Spirit Shares in accordance with Section 3 above. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Spirit Expiration Date for all purposes, including without limitation, the provisions of Section 2-507(d) of the Maryland General Corporation Law, and hereby revokes any proxy previously granted by Stockholder with respect to the Spirit Shares or New Spirit Shares. Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Cole Parties as follows:

5.1 Due Authority. Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of Spirit Shares. Stockholder is the beneficial and record owner of the Spirit Common Shares indicated on the signature page of this Agreement, free and clear of any and all claims, liens, encumbrances and security interests whatsoever and has either sole or shared voting power over all of the Spirit Shares. Stockholder does not own, beneficially or of record, any securities of Spirit other than the Spirit Common Shares set forth on the signature page of this Agreement. Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Spirit.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of the obligations under this Agreement and the compliance by Stockholder with any provisions hereof do not and will not: (i) conflict with or violate Stockholder’s organizational or formation documents, (ii) conflict with or violate in any material respect any Laws applicable to Stockholder or the Spirit Shares, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Spirit Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Spirit Shares are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder or any of its Affiliates or any of their respective properties or assets (including the Spirit Shares) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Cole and without further consideration, Stockholder shall take such further action as may reasonably be requested by Cole to carry out the intent of this Agreement.

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7. Termination. This Agreement shall terminate and shall have no further force or effect on the Spirit Expiration Date.

8. Notice of Certain Events. Stockholder shall notify Cole immediately of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Stockholder under this Agreement and (b) the receipt by Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of Maryland, in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Cole Parties to:

c/o Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona, 85016

Attn: Secretary

Fax: (480) 449-7001

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA

Attn: Gilbert G. Menna, Esq.

          Suzanne D. Lecaroz, Esq.

Fax: (617) 523-1231

(b) if to Stockholder:

To the address for notice set forth on the last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in such state (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Maryland Courts and agree not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

9.7 WAIVER OF JURY TRIAL. EACH OF THE COLE PARTIES AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF COLE OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

9.13 Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters

F-5

referred to herein. In connection therewith, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its Affiliates, counsel and advisors, if any) without the prior written consent of Cole, except for disclosures Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to Cole as promptly as practicable so as to enable Cole to seek a protective order from a court of competent jurisdiction with respect thereto.

9.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Company Merger is consummated.

9.15 Action in Stockholder Capacity Only. The parties acknowledge and agree that this Agreement is entered into by Stockholder solely in its capacity as the record and/or beneficial owner of Stockholder’s Spirit Shares and nothing in this Agreement shall restrict or limit in any respect any action taken by any Affiliate or representative of Stockholder in his capacity as a director of the Company. The taking of any action (or failure to act) by any Affiliate or representative of Stockholder in his capacity as an officer or director of the Company will in no way constitute a breach of this Agreement. For the avoidance of doubt, nothing in this Section 9.15 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

9.16 Documentation and Information. Stockholder (i) consents to and authorizes the publication and disclosure by Spirit and Cole of Stockholder’s identity and holdings of the Spirit Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Company Merger or any other transaction contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to give to Spirit and Cole any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, Stockholder shall notify Cole of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

9.17 Cole Ownership and Acquisition of Spirit Shares. The Cole Parties represent and warrant to the Stockholder that as of the date hereof they do not beneficially own any Spirit Common Shares.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLE:
COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ Christopher H. Cole
	Name:	Christopher H. Cole
	Title:	Chief Executive Officer

COLE OPERATING PARTNERSHIP:
COLE OPERATING PARTNERSHIP II, LP

By:	/s/ Christopher H. Cole
	Name:	Christopher H. Cole
	Title:	Chief Executive Officer

TPG-AXON SPIRIT HOLDINGS LTD.

By:	/s/ David Weil
	Name:	David Weil
	Title:	Director

Stockholder’s Address for Notice:

888 Seventh Ave., 38th floor

New York, NY 10019

Shares:

4,269,383		Spirit Common Shares with sole voting power

N/A		Spirit Common Shares with shared voting power

[Signature Page to TPG-Axon Spirit Holdings Ltd. Voting Agreement]

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SOLELY FOR PURPOSES OF
SECTION 2.4 HEREOF:

SPIRIT:
SPIRIT REALTY CAPITAL, INC.

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and COO

[Signature Page to TPG-Axon Spirit Holdings Ltd. Voting Agreement]

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ANNEX G

ADVISORY AND PROPERTY MANAGEMENT MATTERS AGREEMENT

This Advisory and Property Management Matters Agreement (this “Agreement”) is made and entered into as of January 22, 2013 (the “Execution Date”), by and between Cole REIT Advisors II, LLC, a Delaware limited liability company (the “Advisor”), Cole Realty Advisors, Inc. (f/k/a Fund Realty Advisors, Inc.), an Arizona corporation (the “Property Manager” and together with the Advisor, the “Advisor Parties”), Cole Credit Property Trust II, Inc., a Maryland corporation (the “Company”), and Cole Operating Partnership II, LP, a Delaware limited partnership (the “Company OP,” and together with the Company, the “Company Parties”). The Advisor, the Property Manager, the Company and the Company OP are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. The Advisor and the Company are parties to that certain Amended and Restated Advisory Agreement dated September 16, 2005, as amended (the “Advisory Agreement”), pursuant to which the Advisor renders certain services to the Company in connection with the operation of the Company’s business pursuant to the terms of the Advisory Agreement. Any capitalized term not otherwise defined herein shall have the meaning given such term in the Advisory Agreement.

B. The Property Manager, the Company and Company OP are parties to that certain Amended and Restated Property Management and Leasing Agreement dated as of September 16, 2005, as amended (the “Property Management Agreement” and together with the Advisory Agreement, the “Advisory and Property Management Agreements”).

C. Contemporaneously with the entry into of this Agreement, the Company has entered into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), with, inter alia, Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), pursuant to which Spirit will merge with and into the Company (the “Merger”), with the Company surviving the merger (the “Surviving Corporation”), but with the management of Spirit continuing as the management of the Surviving Corporation following the Closing (the “Spirit Management”).

D. The Parties desire to, among other things, (i) provide for the relinquishment and waiver by the Advisor Parties of the right to receive certain fees under the Advisory Agreement on the terms set forth in this Agreement, (ii) provide for certain obligations and agreements of the Advisor from the date hereof until the effective time of the Merger (the “Closing”) and (iii) provide for certain additional obligations and agreements among the Parties following the Closing.

E. In addition, the Parties desire to terminate the Advisory and Property Management Agreements effective as of the Closing, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Representations and Warranties. Each Party represents and warrants that:

(a) Such Party has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, in each case to the extent applicable to such Party;

(b) The execution and delivery of this Agreement by such Party has been duly and validly authorized by all necessary action and no other consents or other actions are necessary to authorize this Agreement or consummate the transactions contemplated hereby;

(c) This Agreement has been duly executed and delivered and assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(d) The execution and delivery of this Agreement by such Party, does not, and the performance of such Party’s obligations hereunder (subject to obtaining of the Cole Lender Consents (as such term is defined in the Merger Agreement), will not, (i) conflict with or violate the organization documents of such Party, (ii) require any consent or approval of any third party, or (iii) result in any breach or default (with or without notice or the lapse of time or both) of any note, bond, debt instrument, indenture, contract, agreement, license, permit or other legally binding obligation to which such Party is a party, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Party and its subsidiaries (taken as a whole); and

(e) Except for the Advisory and Property Management Agreements and the Amended and Restated Agreement of Limited Partnership of Company OP, dated as of September 16, 2005, as amended, there are no other contracts or agreements (whether written or oral) between any of the Company Parties or their subsidiaries, on the one hand, and either of the Advisor Parties, on the other hand.

2. Advisory and Property Management Agreements. The Parties acknowledge and agree that (i) from the Execution Date through the Closing (the “Interim Period”), the Advisory and Property Management Agreements shall continue in full force and effect in accordance with their respective terms, except to the extent specifically agreed to by the Advisor Parties and the Company Parties in this Agreement, and (ii) the Advisory and Property Management Agreements shall terminate effective as of the Closing without any further notice or action by any Party.

3. Interim Period. The Advisor Parties hereby agree, during the Interim Period, to use their reasonable best efforts to perform their duties under the Advisory and Property Management Agreements, as applicable, in a manner so as to cause the Company and the subsidiaries of the Company to perform the Company Parties’ covenants, agreements and other obligations under the Merger Agreement, including (i) obtaining the Cole Lender Consents and Spirit Lender Consents (as each such term is defined in the Merger Agreement), (ii) assisting with any Debt Financing (as defined in the Merger Agreement), (iii) complying, subject to Section 7.3 of the Merger Agreement, with the restrictions related to Cole Acquisition Proposals (as defined in the Merger Agreement), and (iv) satisfying the conditions to the Closing contained in Article 8 of the Merger Agreement. The Advisor Parties also hereby acknowledge the provisions of Section 6.1 of the Merger Agreement and agree that, during the Interim Period, they will use their reasonable best efforts to perform their duties under the Advisory and Property Management Agreements, as applicable, in a manner such that the Company Parties shall not be in violation of Section 6.1 of the Merger Agreement. For purposes hereof, “Representative” means, with respect to any person, such person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), managers, sponsors, agents and other representatives.

4. Turnover of Books and Records. The Advisor Parties agree to turn over to the Spirit Management the Books and Records as promptly as is reasonably practicable following the Closing at a place designated by Spirit Management. For purposes of this Agreement, “Books and Records” means all of the books, records, files, data and information, whether in hard copy or digital format, including, without limitation, organizational documents, leases, debt related documents, title policies, environmental reports, financial and accounting records, Tax records, credit and collection records, budgets, budget forecasts, correspondence and miscellaneous records with respect to tenants and all other general correspondence, in each case relating to the Company, a subsidiary of the Company or their respective businesses; provided, that Books and Records shall not include, and the Advisor Parties shall not provide, (i) any pre-acquisition investment recommendations with respect to any properties that contain proprietary modeling by the Advisor Parties and (ii) any property-level working files of any officer, employee or contractor of the Advisor Parties that are duplicative, or contain preliminary drafts, of items otherwise turned over to Spirit Management pursuant to this Section 4. The Advisor Parties agree to provide to the Spirit Management and the Surviving Corporation such other information related the Company, a subsidiary of the Company or their respective businesses as reasonably requested by the Spirit Management or the Surviving Corporation, subject to Section 7 hereof.

5. Expenses and Fees.

(a) The Parties hereby agree that the Asset Management Fee payable pursuant to Section 3.01(a) of the Advisory Agreement, calculated in a manner consistent with the past practice of the Parties, shall continue to be paid during the Interim Period, provided that the Asset Management Fee for the month in which the Closing occurs shall be pro-rated based on the number of days in such month that have elapsed prior to, but excluding, the date on which the Closing occurs compared to the total number of days in such month.

(b) The Advisor Parties hereby waive the right to receive, and the Company Parties hereby agree not to make, payment of any Acquisition and Advisory Fees, Real Estate Commissions, Subordinated Share of Net Sale Proceeds, Subordinated Incentive Listing Fees, or Finance Coordination Fees pursuant to Sections 3.01(b), 3.01(c), 3.01(d), 3.01(e), or 3.01(g) of the Advisory Agreement with respect to the Merger and the other transactions contemplated by the Merger Agreement (including the Listing contemplated by the Merger Agreement) and with respect to any equity or debt financing transaction that occurs in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, subject to Section 3 hereof and Section 6.1 of the Merger Agreement, nothing contained in this Section 5(b) shall serve as a waiver of the payment of any Acquisition and Advisory Fees, Real Estate Commissions or Finance Coordination Fees pursuant to Sections 3.01(b), 3.01(c) or 3.01(g) of the Advisory Agreement, calculated in a manner consistent with the past practice of the Parties, with respect to any acquisition, sale, financing or refinancing conducted during the Interim Period in compliance with the terms and conditions of Section 6.1 of the Merger Agreement and not (i) occurring in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement and (ii) with respect to any equity or debt financing transaction that occurs in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

(c) The Parties hereby agree that Section 3.01(f) of the Advisory Agreement shall not apply with respect to the Surviving Corporation following consummation of the Merger.

(d) The Advisor Parties hereby waive the right to receive, and the Company Parties hereby agree not to make, payment of any fees or Performance Fees (including through the conversion into Shares) pursuant to Sections 4.03(b), 4.03(c) and 4.03(d) of the Advisory Agreement in connection with the termination of the Advisory Agreement pursuant to Section 2(ii) of this Agreement or otherwise with respect to the Merger and the other transactions contemplated by the Merger Agreement (including the Listing contemplated by the Merger Agreement).

(e) The Parties agree that (i) the expenses paid or incurred by the Advisor covered by Section 3.02 of the Advisory Agreement, calculated in a manner consistent with the past practice of the Parties, shall continue to be directly paid or reimbursed by the Company in accordance with the terms thereof, and (ii) the costs and expenses covered by Article IV and Section 5.4 of the Property Management Agreement, calculated in a manner consistent with the past practice of the Parties, shall continue to be paid or reimbursed by Owner (as defined in the Property Management Agreement) in accordance with the terms thereof.

(f) The Parties hereby agree that the following fees payable pursuant to the Property Management Agreement shall continue to be paid during the Interim Period: (i) Management Fees (as defined in the Property Management Agreement) payable pursuant to Section 5.1 of the Property Management Agreement, calculated in a manner consistent with the past practice of the Parties; provided, that Management Fees for the month in which the Closing occurs shall be pro-rated based on the number of days in such month that have elapsed prior to, but excluding, the date on which the Closing occurs compared to the total number of days in such month, (ii) fees payable with respect to assisting with planning and coordinating the construction of any tenant-paid finish-out or improvements pursuant to the last sentence of Section 5.1 of the Property Management Agreement, calculated in a manner consistent with the past practice of the Parties, and (iii) Leasing Fees (as defined in the Property Management Agreement) payable pursuant to Section 5.2 of the Property Management Agreement, calculated in a manner consistent with the past practice of the Parties.

(g) Promptly following termination of the Property Management Agreement (and in any event within five (5) business days of such termination), the Surviving Corporation shall pay to the Property Manager, or cause Owner to pay, all amounts then due and owing to the Property Manager under the Property Management Agreement (after taking into account the provisions of Section 5 hereof). Promptly following termination of the Advisory Agreement (and in any event within five (5) business days of such termination), the Surviving Corporation shall pay to the Advisor all amounts then due and owing to the Advisor under the Advisory Agreement (after taking into account the provisions of Section 5 hereof).

6. Obligation to Assist in Litigation.

(a) During the Interim Period, the Advisor Parties agree to assist and cooperate with the Company and its Representatives in accordance with the terms of the Advisory and Property Management Agreements with respect to (i) any litigation related to the Company or its subsidiaries or otherwise arising out of or in connection with the Merger Agreement, and (ii) any other complaints, investigations, audits or other similar activities pertaining to the Company, at no additional cost or expense.

(b) From and after the Closing Date, the Advisor Parties agree to use commercially reasonable efforts to assist and cooperate with the Surviving Corporation and its Representatives with respect to (i) any pending or future litigation related to the Company or its subsidiaries or otherwise arising out of or in connection with the Merger Agreement, and (ii) any other complaints, investigations, audits or other similar activities pertaining to the Company and/or the subsidiaries of the Company relating to the period prior to the Closing. The fees payable to the Advisor Parties for such services will be negotiated by the Advisor Parties and the Surviving Corporation in good faith. For any such fees and expenses, the Advisor Parties will submit to the Company billing statements on a monthly basis showing fees separate from expenses and other reimbursable charges.

7. Transition Services.

(a) Following the Closing for a period of one year, the Advisor and the Property Manager will make available, at reasonable times and upon reasonable request, to the Surviving Corporation and its Representatives, at the Surviving Corporation’s expense with respect to third-party fees and expenses actually incurred by the Advisor Parties, its Representatives with knowledge of the business of the Company and the subsidiaries of the Company to assist the Surviving Corporation in the transition of the business and introductions to third parties doing business with the Surviving Corporation.

(b) The Advisor Parties agree to negotiate in good faith with the Surviving Corporation to provide additional services to the Surviving Corporation after the Closing with such scope, time periods and costs as may be mutually agreed to by the Advisor Parties and the Surviving Corporation. Without limiting the generality of the foregoing, the Property Manager will provide to the Surviving Corporation the services provided for under the Property Management Agreement upon request with respect to properties to be specified by the Surviving Corporation, for the fees and expenses, and otherwise on the terms, provided for in the Property Management Agreement.

(c) Each of Spirit, the Company Parties and the Advisor Parties shall appoint a point of contact for communications relating to this Agreement. The Spirit appointee (who shall also serve as the appointee of the Surviving Corporation) shall initially be Peter Mavoides. The Company Parties appointee (who shall cease to serve as the appointee of the Company Parties upon the consummation of the Merger) shall initially be Mark Selman. The Advisor Parties appointee shall initially be Mitchell Sabshon.

8. Consent. The Advisor is the sole limited partner of Company OP. The Advisor consents to the Partnership Merger (as defined in the Merger Agreement) and agrees to the exchange of each of the Advisor’s limited partnership interests in Company OP for an equal number of shares of Cole Common Stock (as defined in the Merger Agreement).

9. Termination of this Agreement. In the event that the Merger Agreement shall be terminated in accordance with the terms of Article 9 thereof prior to the Closing, this Agreement shall terminate, be rendered null and have no further force and effect and the Advisory and Property Management Agreements in place between the Parties shall continue in accordance with the terms thereof without the effect of any of the terms of this Agreement.

10. Indemnification.

(a) The Parties hereby agree that during the Interim Period, the Advisor Parties shall be indemnified and held harmless by the Company Parties for any services provided or actions taken by the Advisor Parties hereunder in accordance with the terms of Article V of the Advisory Agreement and Section 6.5 of the Property Management Agreement.

(b) From and after the Closing, the Surviving Corporation shall, to the fullest extent permitted by applicable law, exculpate, indemnify, defend and hold harmless each of the Advisor Parties and their respective Affiliates, directors, officers, employees, managers, shareholders, partners, members, agents and representatives (each, an “Indemnitee”) against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any thereof and reasonable attorneys’ fees) (collectively, “Claims”) resulting from, arising under, or related to the performance of any services by the Advisor Parties pursuant to this Agreement, provided, that an Indemnitee’s right to indemnification from the Surviving Corporation shall not apply to acts or omissions determined by a court of competent jurisdiction to have been attributable to an Indemnitee’s gross negligence, fraud or willful misconduct. At any time from and after the Closing, prior to the final disposition of any Claim with respect to which any Indemnitee may be entitled to indemnification hereunder, the Surviving Corporation shall pay to the Indemnitee an amount equal to all expenses of said Indemnitee incurred in the defense of said Claim, in advance of such final disposition and as such expenses are incurred, so long as the Surviving Corporation has received a written undertaking to repay to the Surviving Corporation the amount so advanced if it shall be determined by a court of competent jurisdiction that said Indemnitee was not entitled to indemnification hereunder.

11. Governing Law. This Agreement shall be construed and enforced according to, and the legal relations between the Parties shall be governed by, the laws of the State of Arizona.

12. Preparation of Agreement. All Parties participated in negotiating and drafting this Agreement and this Agreement shall not be construed more favorable toward any Party as a result of any other party’s participating and drafting or production of this Agreement.

13. Attorneys’ Fees. In any action or proceeding by, between or among any of the Parties regarding this Agreement or its enforcement, the prevailing Party or Parties in such action or proceeding shall be entitled to collect and recover from the non-prevailing Party or Parties all costs of such action or proceeding incurred by such prevailing party or parties, including, but not limited to, reasonable attorneys’ fees and costs through all levels of proceedings, including appeals.

14. Entire Agreement. This Agreement, together with the Advisory and Property Management Agreements, represents the entire agreement between the Parties and Spirit relating to the subject matter hereof, and there are no oral or parole agreements, representations or inducements between the Parties and Spirit relating thereto that are not expressly set forth herein and covered hereby. It is expressly agreed that all prior agreements, discussions and negotiations among any other Parties and Spirit hereto are hereby merged into this Agreement, taken together with the Advisory and Property Management Agreements. In the event of a conflict between the terms of the Advisory and Property Management Agreements and this Agreement, the terms of this Agreement shall control. Furthermore, this Agreement may not be modified except by a written agreement signed by all Parties and by Spirit.

15. Binding Agreement. This Agreement shall be binding upon the Parties hereto and their respective heirs, legal and personal representatives, successors and assigns.

16. Counterparts and Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile of this Agreement and any signatures thereon shall be considered as originals for all purposes.

17. Third Party Beneficiaries. Spirit (and following the Merger, the Surviving Corporation) is expressly a third party beneficiary of this Agreement and is entitled to enforce any rights and obligations of the Parties with respect hereto. From and after the Closing, each of the Indemnitees is an express third party beneficiary of the indemnification provisions contained in Section 10(b) of this Agreement. Except as set forth in this Section 17, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, sealed and delivered all as of the day, month and year first above written.

COLE REALTY ADVISORS INC.,
an Arizona corporation

By:	/s/ John M. Pons
Name:	John M. Pons
Title:	Executive Vice President

COLE REIT ADVISORS II, LLC, a
Delaware limited liability company

By:	/s/ John M. Pons
Name:	John M. Pons
Title:	Executive Vice President

COLE CREDIT PROPERTY TRUST II,
INC., a Maryland corporation

By:	/s/ Kimberly J. Smith
Name:	Kimberly J. Smith
Title:	Assistant Secretary

COLE OPERATING PARTNESHIP II, LP,
a Delaware limited partnership

By: Cardinal Credit Property Trust II, Inc.,its general partner

By:	/s/ Kimberly J. Smith
Name:	Kimberly J. Smith
Title:	Assistant Secretary

AS EXPRESS THIRD PARTY BENEFICIARY:

SPIRIT REALTY CAPITAL, INC., a Maryland corporation

By:	/s/ Peter M. Mavoides
Name:	Peter M. Mavoides
Title:	President and COO

ANNEX H

[LETTERHEAD OF BARCLAYS CAPITAL INC.]

January 21, 2013

Board of Directors

Spirit Realty Capital, Inc.

16767 N. Perimeter Drive

Suite 210

Scottsdale, AZ 85260

Members of the Board of Directors:

We understand that Spirit Realty Capital, Inc., a Maryland Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Cole Credit Property Trust II, Inc., a Maryland Corporation (“CCPT II”), pursuant to which the Company will merge with and into CCPT II, with CCPT II being the surviving corporation (the “Merger”), and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock to be retired in accordance with the terms of the Agreement (as defined below)) will be converted into the right to receive 1.9048 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of CCPT II common stock, $0.01 par value per share, without interest. In connection with the Proposed Transaction, at the effective time of the Merger, the organizational documents of the Company will become the organizational documents of the surviving corporation, existing management of the Company shall remain with the surviving corporation, and Company representatives will hold seven (7) of nine (9) seats on the board of directors of the surviving corporation. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of January 22, 2013, among the Company, Spirit Realty, L.P., a Delaware limited partnership (the “Company Operating Partnership”), CCPT II and Cole Operating Partnership II, LP, a Delaware limited partnership (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to the Company’s stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and CCPT II that we believe to be relevant to our analysis, including the Company’s most recent Annual Report on Form 10-K, CCPT II’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q of the Company and CCPT II for the fiscal quarters ended September 30, 2012 and the Registration Statement on Form S-11 of the Company; (3) financial and operating information with respect to the business, operations and prospects of the Company, including financial projections of the Company prepared by management of the Company, as approved for our use by the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of CCPT II, including financial projections of CCPT II prepared by management of CCPT II, as approved for our use by the Company (the “CCPT II Projections”); (5) a trading history of the Company Common Stock from September 20, 2012 to January 18, 2013 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and CCPT II with each other and with those of other companies that we deemed relevant; and (7) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the expected cost savings and operating synergies, net of any costs-to-achieve, expected by the management of the Company to result from the Proposed Transaction (the “Expected Impacts”). In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and the potential strategic benefits of the Proposed Transaction, including but not limited to the potential impacts to the Company’s growth, portfolio and leverage and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial projections, including the Company Projections and the CCPT II Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and of CCPT II as to the future financial performance of the Company and of CCPT II and that the Company and CCPT II will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Impacts are reasonable and that certain Expected Impacts will be realized in accordance with such estimates. We express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of CCPT II and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or of CCPT II. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of common stock of the surviving corporation would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of CCPT II or the surviving corporation to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and CCPT II in the past, and we may perform such services in the future, and have received, and expect to receive, customary fees for such services. We have not received any fees from the Company or CCPT II for such services in the past two (2) years. Furthermore, we may act as the arranger for a $575 million term loan and a $50 million revolving credit facility to the Company Operating Partnership in connection with the Proposed Transaction, the proceeds of which may be used to refinance certain debt of the combined company that may be outstanding following the effective time of the Merger. Pursuant to such financing commitments, we expect to receive certain customary indemnification and fees from the Company Operating Partnership, including certain fees payable depending on various circumstances and contingencies.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and CCPT II for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to, or whether to accept the consideration to be offered to the stockholders in connection with, the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

ANNEX I

[LETTERHEAD OF GLEACHER & COMPANY SECURITIES, INC.]

January 21, 2013

The Special Committee of the Board of Directors

Messrs. Marcus E. Bromley and George N. Fugelsang

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, AZ 85016

Members of the Special Committee of the Board of Directors:

We understand that Cole Credit Property Trust II, Inc., a Maryland corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 21, 2013 (the “Merger Agreement”), among Spirit Realty Capital, Inc., a Delaware corporation (“Spirit”), Spirit Realty, L.P., a Delaware limited partnership, the Company and Cole Operating Partnership II, LP, a Delaware limited partnership, Spirit will be merged with and into the Company, with the Company being the surviving corporation (the “Transaction”), and each share of Spirit Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Spirit, by any wholly owned Spirit subsidiary, by the Company or by any of the Company’s subsidiaries, which will be cancelled) will be converted into the right to receive 1.9048 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Company Common Stock, without interest thereon. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

You have asked for our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders of Company Common Stock of the Exchange Ratio provided for in the Transaction.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Spirit, including research analyst reports;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Spirit prepared by management of Spirit;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by designated members of management at the external manager to the Company, Cole Holdings Corporation (“Cole”);

(iv)	analyzed, with assistance from Cole management and consultants at an international auditing and professional service firm, certain financial forecasts prepared by management of Spirit;

(v)	analyzed certain financial forecasts prepared by designated members of management at Cole;

(vi)	discussed the past and current operations and financial condition and the prospects of the Company and of Spirit with designated members of management at Cole;

(vii)	reviewed the reported prices and trading activity for Spirit Common Stock;

(viii)	compared the financial performance of the Company and Spirit, and the prices and trading activity of Spirit Common Stock, with that of certain other publicly traded companies and their securities that we considered to be generally relevant;

(ix)	reviewed the Merger Agreement and certain related documents;

The Special Committee of the Board of Directors

Cole Credit Property Trust II, Inc.

January 21, 2013

(x)	performed such other analyses, studies and investigations, including a review of the strategic alternatives review process conducted by the CCPT Special Committee, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from public sources) for the purposes of this opinion. With respect to the financial forecasts prepared and provided to us by management at Cole and of Spirit, with your consent, we have assumed that they have been reasonably prepared based on the best estimates and judgments of the senior management at Cole and of Spirit as to the future financial performance of the Company and of Spirit and the other matters covered thereby and are the best currently available forecasts with respect to the future financial performance of the Company and of Spirit, respectively. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the estimates, judgments or assumptions on which they are based, and we have relied upon the assurances of the senior management at Cole and of Spirit that they are unaware of any facts or circumstances that would make the information provided to or reviewed by us incomplete or misleading. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or its subsidiaries, or of Spirit or its subsidiaries, nor have we been furnished with any such valuations or appraisals. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, or of Spirit or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or of Spirit. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its affiliates or representatives, or against Spirit or any of its affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries, or of Spirit or any of its subsidiaries, since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, or of Spirit or any of its subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Transaction set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses or this opinion. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company, or on Spirit, or the contemplated benefits of the Transaction. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to the price at

The Special Committee of the Board of Directors

Cole Credit Property Trust II, Inc.

January 21, 2013

which any share of Company Common Stock or any other security may trade at any time, including subsequent to the date of our opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio provided for in the Transaction, and we do not express any view or opinion as to any other term, provision, aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness of the Merger or the Exchange Ratio provided for in the Transaction to any other class of securities of the Company, creditors or other constituencies of the Company or its subsidiaries. We have not been asked to, nor do we, offer any opinion as to the form or structure of the Merger Agreement or the likely timeframe in which the Transaction will be consummated. Furthermore, we express no opinion with respect to the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio provided for in the Transaction or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of the Transaction or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. In arriving at our opinion, we have not been authorized to contact, and have not contacted, any third parties to solicit indications of interest in a possible transaction involving all or a part of the Company, nor have we negotiated or held discussions with any party (other than Spirit and Barclays, financial advisor to Spirit, and financial advisors to another potential bidder) concerning a possible transaction with the Company.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction. We have not acted as financial advisor to any party with regard to the Transaction other than the Special Committee of the Board of Directors of the Company. We will receive a fee for our services as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction, a substantial portion of which was payable at the time of our engagement on December 27, 2012 and a portion of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us and certain related parties for liabilities relating to or arising out of our engagement. Other than as related to the Transaction, we have had no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company, Spirit or any of their affiliated entities. However, we and certain of our affiliates, and certain of our and their respective employees may have invested in companies affiliated or associated with the Company and Spirit and investment funds managed by entities affiliated or associated with the Company and Spirit. We and our affiliates may in the future provide financial advice and other services to Cole, the Company, Spirit and their respective affiliates or any company that may be involved in the Transaction for which we and our affiliates would expect to receive compensation. In the ordinary course of business Gleacher & Company Securities, Inc. (“Gleacher & Company”) and certain of its affiliates may trade the securities and other financial instruments of the Company, Spirit, one of their affiliates or any of their respective portfolio companies for their own account and for accounts of customers, and may at any time hold a long and short position in any such securities and financial instruments.

Our opinion expressed herein is provided for the information of the Special Committee of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Transaction

The Special Committee of the Board of Directors

Cole Credit Property Trust II, Inc.

January 21, 2013

and does not constitute a recommendation as to whether the Special Committee of the Board of Directors of the Company should approve the Merger Agreement or recommend or proceed with the Transaction, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Transaction or any matter related thereto.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock. The issuance of this opinion has been approved by the Fairness Committee of Gleacher & Company.

Very truly yours,

/s/ Gleacher & Company Securities, Inc.
GLEACHER & COMPANY SECURITIES, INC.

ANNEX J

[LETTERHEAD OF MORGAN STANLEY & CO. LLC]

January 21, 2013

Board of Directors

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Board of Directors:

We understand that Cole Credit Property Trust II, Inc. (“Cole II”), Cole Operating Partnership II, LP (“Cole II LP”), Spirit Realty Capital, Inc. (“Spirit”) and Spirit Realty, L.P. (“Spirit LP”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 21, 2013 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Spirit with and into Cole II, with Cole II as the surviving corporation (the “Company Merger”), and (ii) the merger of Spirit LP and Cole II LP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). Pursuant to the Company Merger, each outstanding share of the common stock, par value $0.01 per share (“Spirit Common Stock”), of Spirit, other than shares held by Cole II, any wholly owned subsidiary of Spirit or any subsidiary of Cole II, will be converted into the right to receive 1.9048 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share (“Cole II Common Stock”), of Cole II, subject to adjustment in certain circumstances. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cole II.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Spirit and Cole II, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Spirit and Cole II, respectively;

3)	Reviewed certain financial projections prepared by the management of Spirit and the external manager of Cole II, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers prepared by the management of Spirit;

5)	Discussed the past and current operations and financial condition and the prospects of Spirit, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Spirit;

6)	Discussed the past and current operations and financial condition and the prospects of Cole II, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with the external manager of Cole II;

7)	Reviewed the potential pro forma impact of the Company Merger on certain financial metrics of Cole II;

8)	Reviewed the reported prices and trading activity for Spirit Common Stock;

9)	Compared the financial performance of Spirit and Cole II and the prices and trading activity of Spirit Common Stock with that of certain other publicly-traded companies comparable with Spirit and Cole II, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

11)	Participated in discussions and negotiations among representatives of Spirit and Cole II and their legal and financial advisors;

12)	Reviewed the Merger Agreement; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Spirit and Cole II, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Spirit and the external manager of Cole II of the future financial performance of Spirit and Cole II, respectively. We have relied upon, without independent verification, the assessments of the external manager of Cole II as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and we have assumed that there will be no developments with respect to any such matters that would impact Spirit, Cole II or the Mergers (including the contemplated benefits anticipated from the Mergers) in any respect meaningful to our analyses or opinion. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Company Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on Cole II, Spirit or the Mergers (including the contemplated benefits anticipated from the Mergers). We have been advised by Spirit and Cole II that each of Spirit and Cole II has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Mergers will not adversely affect such status or operations of Spirit or Cole II. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments of Cole II and Spirit and their respective legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Spirit, Cole II or any other entity, nor (except for certain information relating to valuations or appraisals provided to us by the management of Spirit and the external manager of Cole II, respectively) have we been furnished with any such valuations or appraisals. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised and therefore have assumed that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Cole II in connection with the Mergers and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Mergers. In addition, Morgan Stanley will receive a fee from Cole II upon the delivery of this opinion. During the two years prior to the date hereof, we provided financial advisory and financing services to Spirit and received fees in connection with such services. Morgan Stanley also may seek to provide such services to Cole II and Spirit in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Cole II, Spirit, or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Cole II (in its capacity as such) and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Cole II is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which shares of Cole II Common Stock or Spirit Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how any stockholders of Cole II or Spirit should vote at the stockholders’ meetings to be held in connection with the Mergers or otherwise. This opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Cole II, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Cole II to enter into the Merger Agreement or proceed with the Mergers.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Cole II.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Bluhm
Michael Bluhm
Managing Director

ANNEX K

[LETTERHEAD OF UBS SECURITIES LLC]

January 21, 2013

The Board of Directors

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Dear Board of Directors:

We understand that Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole II”), is considering a transaction whereby Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), will merge with and into Cole II, with Cole II as the surviving corporation (the “Company Merger”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated January 21, 2013 (the “Agreement”), among Spirit, Spirit Realty, L.P., a Delaware limited partnership and wholly owned subsidiary of Spirit (“Spirit OP”), Cole II and Cole Operating Partnership II, LP, a Delaware limited partnership and wholly owned subsidiary of Cole II (“Cole II OP”), each outstanding share of the common stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) will be converted into the right to receive 1.9048 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of Cole II (“Cole II Common Stock”). The Agreement also provides, in connection with the Company Merger, for the merger of Cole II OP and Spirit OP (the “Partnership Merger” and, together with the Company Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Cole II of the Exchange Ratio provided for in the Company Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to Cole II in connection with the Transaction and has received and will receive a fee for its services, a portion of which was paid in connection with UBS’s engagement, a portion of which is payable in connection with this opinion and the principal portion of which is contingent upon consummation of the Transaction. In the past, UBS has provided investment banking services to Spirit unrelated to the proposed Transaction, for which UBS received compensation, including having acted as joint book-running manager for the initial public offering of Spirit Common Stock in 2012. In addition, an affiliate of UBS is a participant in certain credit facilities of Spirit OP, for which such affiliate has received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Cole II, Spirit and/or certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Cole II or Cole II’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. We express no opinion as to what the value of Cole II Common Stock will be when issued pursuant to the Transaction or the prices at which Spirit Common Stock or Cole II Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that

K-1

The Board of Directors

Cole Credit Property Trust II, Inc.

January 21, 2013

all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Cole II, Spirit or the Transaction (including the contemplated benefits thereof).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Spirit and Cole II; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Spirit that were not publicly available, including financial forecasts and estimates prepared by the management of Spirit that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Cole II that were not publicly available, including financial forecasts and estimates prepared by the external manager of Cole II that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of cost savings prepared by the management of Spirit that were not publicly available that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with the external manager of Cole II and members of the senior management of Spirit concerning the businesses and financial prospects of Cole II and Spirit; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Company Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Spirit Common Stock; (ix) considered certain potential pro forma effects of the Company Merger on Cole II’s financial statements; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cole II, Spirit or any other entity, nor (except for certain information relating to valuations or appraisals provided to us by the management of Spirit and the external manager of Cole II) have we been furnished with any such evaluation or appraisal. We also have not, with your consent, made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised and therefore have assumed, with your consent, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. With respect to the financial forecasts and estimates, cost savings and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Spirit and the external manager of Cole II as to the future financial performance of Spirit and Cole II and such cost savings and pro forma effects. In addition, we have assumed, with your approval, that the financial forecasts and estimates, including cost savings, referred to above will be achieved at the times and in the amounts projected. We have relied, at your direction, upon the assessments of the external manager of Cole II as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and we have assumed, with your consent, that there will be no developments with respect to any such matters that would impact Spirit, Cole II or the Transaction (including the contemplated benefits thereof) in any respect meaningful to our analyses or opinion. We also have assumed, with your consent, that the Company Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised by Spirit and Cole II that each of Spirit and Cole II has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at your direction, that the Transaction will not adversely affect such status or operations of Spirit

K-2

The Board of Directors

Cole Credit Property Trust II, Inc.

January 21, 2013

or Cole II. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Company Merger is fair, from a financial point of view, to Cole II.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio provided for in the Company Merger.

Very truly yours,

/s/ UBS Securities LLC
UBS SECURITIES LLC

K-3